   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 1998


                                                      REGISTRATION NO. 333-66207
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             (Exact name of registrant as specified in its charter)

                MARYLAND                              6798                             84-1259577
    (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
     incorporation or organization)       Classification Code Number)            Identification Number)

 1873 SOUTH BELLAIRE STREET, 17TH FLOOR                                            PETER K. KOMPANIEZ
         DENVER, COLORADO 80222                                         VICE CHAIRMAN OF THE BOARD OF DIRECTORS
             (303) 757-8101                                              1873 SOUTH BELLAIRE STREET, 17TH FLOOR
   (Address, including zip code, and                                             DENVER, COLORADO 80222
 telephone number, including area code,                                              (303) 757-8101
       of registrant's principal                                        (Name, address, including zip code, and
           executive offices)                                            telephone number, including area code,
                                                                                 of agent for service)

                            ------------------------

                                   Copies to:

           MICHAEL V. GISSER                                                       ALLAN R. WILLIAMS
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                                           PROSKAUER ROSE LLP
         300 SOUTH GRAND AVENUE                                                      1585 BROADWAY
     LOS ANGELES, CALIFORNIA 90071                                              NEW YORK, NEW YORK 10036
             (213) 687-5000                                                          (212) 969-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following consummation of the merger described herein.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and if there is compliance with General Instruction G, check the following box. [ ]
     If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           INSIGNIA PROPERTIES TRUST
                                55 BEATTIE PLACE
                        GREENVILLE, SOUTH CAROLINA 29602

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 29, 1999

      --------------------------------------------------------------------
                     WE ARE NOT ASKING FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY
      --------------------------------------------------------------------

To the Shareholders of Insignia Properties Trust:


You are hereby notified that a special meeting of shareholders of Insignia Properties Trust will be held on January 29, 1999, beginning at 11:00 a.m., local time, at 55 Beattie Place, 15th Floor, Greenville, South Carolina 29602, for the purpose of considering and voting upon the following:


- To consider and vote upon a proposal to approve the merger of a subsidiary of Apartment Investment and Management Company with Insignia Properties Trust, the Amended and Restated Agreement and Plan of Merger, dated as of December 7, 1998, by and among Apartment Investment and Management Company, Insignia Properties Trust and TPI Acquisition Trust and the transactions contemplated by that agreement.


- Such other matters as may be properly brought before the special meeting, or any adjournments or postponements thereof.



Only holders of common shares of beneficial interest of Insignia Properties Trust reflected in its records at the close of business on December 23, 1998, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.


The attached Information Statement/Prospectus discusses the merger agreement and other related matters. A copy of the merger agreement is included as Annex A to the Information Statement/Prospectus. You are encouraged to read the Information Statement/Prospectus and the documents incorporated therein by reference carefully and completely.

Our principal executive offices are located at 55 Beattie Place, Greenville, South Carolina 29602. Our telephone number is (864) 239-1300.

                                       By Order of the Board of Trustees

                                       Jeffrey P. Cohen Sig
                                       Jeffrey P. Cohen
                                       Secretary

Greenville, South Carolina

December 28, 1998

                INSIGNIA PROPERTIES TRUST INFORMATION STATEMENT
                             ---------------------

             APARTMENT INVESTMENT AND MANAGEMENT COMPANY PROSPECTUS
                             ---------------------

            PROPOSED MERGER BETWEEN INSIGNIA PROPERTIES TRUST AND A SUBSIDIARY OF APARTMENT INVESTMENT AND MANAGEMENT COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     Insignia Properties Trust or "IPT" will hold a special meeting of shareholders on January 29, 1999, beginning at 11:00 a.m., local time, at 55 Beattie Place, 15th Floor, Greenville, South Carolina 29602.



     At the special meeting, shareholders of IPT will be asked to consider and vote upon a proposal for the acquisition by Apartment Investment and Management Company or "AIMCO" of all of the shares of IPT not already owned by AIMCO, through a merger of a subsidiary of AIMCO with and into IPT. If the merger is completed prior to March 1, 1999, each outstanding share of IPT not owned by IPT, AIMCO or any of their subsidiaries will be converted into the right to receive shares of Class A common stock of AIMCO or, at AIMCO's election, cash. If the merger is completed on or after March 1, 1999, each outstanding share of IPT will be converted into the right to receive only shares of Class A common stock of AIMCO. You will no longer receive regular quarterly distributions on your shares of IPT, but instead, record holders of shares of IPT on the day before the special meeting will be entitled to a special distribution for the period beginning October 1, 1998 and ending on the day before the special meeting, which distribution will be paid fifteen days after the record date. However, if the merger is not completed before June 1, 1999, the Board of Trustees of IPT may resume the payment of quarterly distributions, including for the period during which distributions were not paid.


     On October 1, 1998, AIMCO acquired Insignia Financial Group, Inc. or "IFG", the former majority shareholder of IPT, through the merger of IFG into AIMCO. As a result, AIMCO, directly or through its subsidiaries, became the owner of approximately 51% of the then outstanding shares of IPT. Following that merger, a former subsidiary of IFG which had been spun-off by IFG in September 1998 as a publicly held company, changed its name to Insignia Financial Group, Inc., and is referred to in this Information Statement/Prospectus as "New Insignia."

     The merger, the amended and restated merger agreement and the transactions contemplated thereby need to be approved and adopted by the holders of a majority of the outstanding shares of IPT. AIMCO holds a majority of the outstanding shares of IPT, which will be voted in favor of the merger. Therefore, approval and adoption of the merger, the amended and restated merger agreement and the transactions contemplated thereby are assured.


     SEE "RISK FACTORS" BEGINNING ON PAGE 31 FOR A DISCUSSION OF MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF IPT.



     This information statement informs IPT shareholders about the matters to be approved at the special meeting, is a prospectus of AIMCO and is part of the Registration Statement on Form S-4 filed by AIMCO with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in order to register up to 9.62 million shares of Class A common stock of AIMCO, approximately 4.9 million of which may be issued in the merger. The Class A common stock of AIMCO is traded on the New York Stock Exchange under the symbol "AIV."


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MERGER, THE SECURITIES THAT MAY BE ISSUED IN THE MERGER OR THE FAIRNESS OR MERITS OF THE MERGER. IN ADDITION, NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED IF THIS INFORMATION STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This Information Statement/Prospectus is dated December 28, 1998 and is first being mailed to IPT shareholders on or about December 30, 1998.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER............................    1
SUMMARY.............................    6
  The Companies.....................    6
     Apartment Investment and
       Management Company...........    6
     Insignia Properties Trust......    7
  Background of the Merger..........    7
  The Special Meeting...............    8
  Board of Trustees of IPT..........    9
  Possible Conflicts of Interest of
     IPT Executive Officers and
     Trustees in the Merger.........    9
  Fairness Opinion of Financial
     Advisor........................   11
  Summary of the Merger Agreement...   11
     Effective Time of the Merger...   11
     What Holders of Shares of IPT
       Will Receive in the Merger...   12
     Ownership of AIMCO Following
       the Merger...................   12
     Conditions to the Merger.......   12
     Termination of the Merger
       Agreement....................   13
     Accounting Treatment...........   13
     Regulatory Matters.............   13
     Federal Income Tax
       Consequences.................   14
     No Appraisal Rights............   14
     Stock Exchange Listing.........   14
  Summary Risk Factors..............   14
  Fluctuations in Market Price......   14
  Comparative Per Share Data........   15
  Distributions.....................   17
  Forward-Looking Statements........   18
  Summary Historical Financial
     Information of AIMCO...........   19
  Summary Consolidated and Combined
     Financial Data of IPT..........   23
  Summary Pro Forma Financial and
     Operating Information of
     AIMCO..........................   25
  Summary Pro Forma Financial Data
     of IPT.........................   29
RISK FACTORS........................   31
  Risks Relating to the Merger
     Regardless of Whether You
     Receive Class A Common Stock of
     AIMCO in the Merger............   31


                                      PAGE
                                      ----
     Possible Conflicts of Interest
       of IPT's Executive Officers
       and Trustees in the Merger...   31
     Consequences to IPT, IPLP and
       You if the Merger is Not
       Completed....................   32
  Risks Relating to the Merger if
     You Receive Class A Common
     Stock of AIMCO in the Merger...   33
     Risks Associated with AIMCO's
       Integration of IPT and IFG...   33
     Market Fluctuations............   33
     Risks of Acquisition and
       Development Activities.......   34
     Litigation Associated with
       Partnership Acquisitions.....   34
     Risks Associated With Debt
       Financing....................   35
     Moody's Revision of AIMCO's
       Outlook of Ratings to
       Negative.....................   35
     Increases in Interest Rates May
       Increase AIMCO's Interest
       Expense......................   35
     Risks of Interest Rate Hedging
       Arrangements.................   36
     Covenant Restrictions May Limit
       AIMCO's Ability to Make
       Payments to Its Investors....   36
     AIMCO Depends on Distributions
       and Other Payments from Its
       Subsidiaries.................   36
     Real Estate Investment Risks...   36
     Possible Environmental
       Liabilities..................   37
     Laws Benefitting Disabled
       Persons May Result in
       Unanticipated Expenses.......   37
     Risks Relating to Regulation of
       Affordable Housing...........   38
     The Loss of Property Management
       Contracts Would Reduce
       AIMCO's Revenues.............   39
     Dependence on Certain Executive
       Officers.....................   39
     Possible Conflicts of Interest;
       Transactions with
       Affiliates...................   39
  Tax Risks.........................   40
  Possible Adverse Consequences of
     Limits on Ownership of
     Shares.........................   41

                                      PAGE
                                      ----
  AIMCO's Charter and Maryland Law
     May Limit the Ability of a
     Third Party to Acquire Control
     of AIMCO.......................   42
  Year 2000 Readiness...............   43
INFORMATION CONCERNING THE SPECIAL
  MEETING...........................   44
  Purpose, Time and Place...........   44
  Record Date; Quorum; Vote
     Required.......................   44
  Voting............................   45
  No Appraisal Rights...............   45
SPECIAL FACTORS TO CONSIDER.........   46
  Introduction to the Merger........   46
  Background of the IFG Merger......   46
  Background of the Merger..........   48
  IPT's Reasons for the Merger;
     Recommendation of the IPT
     Board..........................   51
  AIMCO's Reasons for the Merger....   57
  Opinion of Financial Advisor to
     the IPT Board..................   58
  Valuation of IPT..................   59
  Valuation of AIMCO................   61
  Certain Projected Financial
     Information and Forward-Looking
     Statements.....................   63
  Interests of Trustees and
     Management of IPT in the
     Merger.........................   66
  AIMCO's Relationship with IPLP....   66
  Certain Effects of the Merger;
     Plans for IPT After the
     Merger.........................   67
  Federal Income Tax Consequences of
     the Merger.....................   68
  Accounting Treatment..............   69
  No Appraisal Rights...............   70
  Regulatory Matters................   70
  Maryland Prohibition of Business
     Combination Transactions.......   70
  Stock Exchange Listing............   70
  Transaction Costs.................   71
  Restrictions on Resales by
     Affiliates.....................   71
THE MERGER AGREEMENT AND TERMS OF
  THE MERGER........................   72
  The Merger........................   72
  Closing Date; Effective Time......   72
  Charter, Bylaws and Directors and
     Officers.......................   72
  The Closing.......................   72
  Manner and Basis of Converting IPT
     Common Shares..................   73



                                      PAGE
                                      ----
  Representations and Warranties....   74
  Certain Covenants.................   75
  Conditions to Consummation of
     Merger.........................   80
  Termination of the Merger
     Agreement......................   81
  "Unwind" in the Event of a
     Termination of the Merger
     Agreement......................   81
  Amendment and Waiver..............   83
SELECTED HISTORICAL FINANCIAL
  INFORMATION OF AIMCO..............   84
SELECTED CONSOLIDATED AND COMBINED
  FINANCIAL DATA OF IPT.............   88
PRO FORMA FINANCIAL INFORMATION OF
  AIMCO.............................   90
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION OF INSIGNIA PROPERTIES
  TRUST.............................  134
BUSINESS OF AIMCO...................  140
  Recent Developments...............  140
  Accounting Policies and
     Definitions....................  143
  Recent Contracts..................  144
  Year 2000 Compliance..............  145
  Conflict of Interest Policies.....  147
  Policies with Respect to Other
     Activities.....................  148
CAPITALIZATION OF AIMCO.............  150
BOARD OF DIRECTORS AND OFFICERS OF
  AIMCO.............................  152
PRINCIPAL STOCKHOLDERS OF AIMCO.....  157
BUSINESS OF IPT.....................  159
  General...........................  159
  The IPT Partnerships..............  160
  Business Objectives...............  162
  Acquisition Strategies............  163
  Operating Activities..............  164
  Investment Policies...............  165
  Financing Policies................  165
  Conflict of Interest Policies.....  165
  Policies with Respect to Other
     Activities.....................  166
  Properties........................  167
  Taxes/Depreciation................  169
  Mortgages.........................  171
  Legal Proceedings.................  172

                                      PAGE
                                      ----
IPT FORMATION TRANSACTIONS AND
  CERTAIN RECENT DEVELOPMENTS.......  175
  IPT Formation Transactions........  175
  Certain Recent Developments.......  178
THE IPLP PARTNERSHIP AGREEMENT......  185
  Management........................  185
  Transferability of Interests......  185
  Capital Contributions.............  186
  Redemption Rights.................  186
  Operations........................  187
  Distributions and Allocations.....  187
  Property Management and Contract
     Loss Fee.......................  188
  Put Rights........................  189
  Partnership Administration
     Services.......................  190
  Transfers of Controlling Interests
     in IPT Entities................  190
  Term..............................  191
  Tax Matters Partner...............  191
ACQUISITION AND DISPOSITION SERVICES
  AGREEMENT.........................  191
  Acquisition and Disposition
     Services.......................  191
  Agreements Regarding Certain Real
     Estate Opportunities...........  192
IPLP CREDIT AGREEMENT...............  193
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF IPT AND THE IPT
  PARTNERSHIPS......................  196
  IPT...............................  196
  IPT Partnerships..................  201
BOARD OF TRUSTEES AND EXECUTIVE
  OFFICERS OF IPT...................  206
PRINCIPAL SHAREHOLDERS OF IPT.......  212
DESCRIPTION OF COMMON STOCK OF
  AIMCO.............................  214
  General...........................  214
  Restrictions on Transfer..........  214
  Business Combinations.............  216
  Control Share Acquisitions........  216
  AIMCO Common Stock................  217
  Class B Common Stock..............  217
DESCRIPTION OF PREFERRED STOCK OF
  AIMCO.............................  219
  General...........................  219
  Class B Preferred Stock...........  220
  Class C Preferred Stock...........  222



                                      PAGE
                                      ----
  Class D Preferred Stock...........  223
  Class E Preferred Stock...........  225
  Class G Preferred Stock...........  227
  Class H Preferred Stock...........  228
  Class J Preferred Stock...........  229
FEDERAL INCOME TAXATION OF AIMCO AND
  AIMCO STOCKHOLDERS................  231
  General...........................  231
  Requirements for Qualification....  233
     Ownership of Partnership
       Interests....................  233
     Income Tests...................  234
     Asset Tests....................  235
     Annual Distribution
       Requirements.................  236
     Distribution of Acquired
       Earnings and Profits.........  236
  Failure to Qualify................  237
  Tax Aspects of AIMCO's Investments
     in Partnerships................  237
     General........................  237
     Entity Classification..........  238
     Tax Allocations with Respect to
       the Properties...............  238
     Sale of the Properties.........  239
  Taxation of Management
     Subsidiaries...................  239
  Taxation of Taxable Domestic
     Stockholders...................  239
     Distributions..................  239
     Dispositions of AIMCO Common
       Stock........................  240
  Taxation of Foreign
     Stockholders...................  240
     Ordinary Dividends.............  240
     Non-Dividend Distributions.....  241
     Capital Gain Dividends.........  241
     Dispositions of AIMCO Common
       Stock........................  241
     Estate Tax.....................  242
  Taxation of Tax-Exempt
     Stockholders...................  242
  Information Reporting Requirements
     and Backup Withholding.........  243
COMPARISON RIGHTS OF SHAREHOLDERS OF
  AIMCO AND IPT.....................  244
  Authorized Shares.................  244
  Board of Trustees/Directors.......  244
  Committees of the Board...........  245
  Cumulative Voting.................  246
  Newly Created Positions or
     Vacancies......................  246

                                      PAGE
                                      ----
  Removal of Trustees or
     Directors......................  247
  Special Meeting...................  247
  Shareholder Action by Written
     Consent........................  247
  Restrictions on Share Transfers...  247
  Preemptive Rights.................  248
  Business Combinations.............  248
  Control Share Acquisitions........  249
  Appraisal Rights..................  250
  Indemnification...................  250



                                      PAGE
                                      ----
LEGAL MATTERS.......................  252
EXPERTS.............................  252
WHERE YOU CAN FIND MORE
  INFORMATION.......................  254
INDEX TO FINANCIAL STATEMENTS.......  F-1
Amended and Restated Agreement and
  Plan of Merger....................  A-1
Opinion of Lehman Brothers..........  B-1

                             QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:   WHAT IS THE MERGER?

A: The merger will combine the operations of IPT's multifamily housing business with AIMCO's multifamily housing business to create a more significant presence in that industry. Following the merger, IPT will no longer be a publicly held company.

Q:   WHY ARE WE PROPOSING THE MERGER?


A: AIMCO became the owner of IFG's majority interest in IPT when IFG merged into AIMCO on October 1, 1998. The IFG/AIMCO merger agreement required AIMCO to offer to acquire the shares of IPT (not owned by IFG), by merger, at a price not less than $13.25 per share in cash. AIMCO expects that the merger will enhance operational synergies, eliminate duplication of certain expenses and avoid possible future conflicts of interest between AIMCO and IPT.


Q:   DID THE BOARD OF TRUSTEES OF IPT APPROVE THE MERGER?


A: Yes. On October 1, 1998, after considering various factors, including the opinion of Lehman Brothers referred to below, the Board of Trustees of IPT (which did not include any trustees appointed by AIMCO) (with one trustee not in attendance) unanimously deemed the merger, as originally contemplated, advisable and in the best interest of IPT and directed the merger, as originally contemplated, be submitted to the IPT shareholders for consideration with their recommendation. On December 7, 1998, the Board of Trustees of IPT (with the AIMCO nominated trustees abstaining) unanimously ratified and reaffirmed its previous findings regarding the fairness of the merger, as contemplated by the original merger agreement. At such meeting, the Board of Trustees of IPT (with the AIMCO nominated trustees abstaining), unanimously deemed the merger advisable and in the best interest of IPT and directed that the merger, the amended and restated merger agreement and the transactions contemplated by that agreement be submitted to the IPT shareholders with their recommendation. The trustees, however, may be deemed to have a number of conflicts of interest.


Q: DID A FINANCIAL ADVISOR DELIVER A FAIRNESS OPINION TO THE BOARD OF TRUSTEES OF IPT?

A: Yes. Lehman Brothers, IPT's financial advisor, delivered an opinion to the Board of Trustees of IPT that, from a financial point of view, the consideration to be paid in the merger, as originally contemplated, is fair to IPT's shareholders (other than AIMCO, IFG and their subsidiaries).

Q:   WHAT IS AIMCO?


A: AIMCO is a self-administered and self-managed REIT that owns, develops, expands and manages multifamily apartment properties. As of November 30, 1998, AIMCO owned or managed 382,932 apartment units in 2,176 properties located in 49 states, the District of Columbia and Puerto Rico (including approximately 339 properties controlled by IPT). Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, AIMCO believes that, upon the merger of IFG into AIMCO, AIMCO became the largest owner and manager of multifamily apartment properties in the United States.

Q:   HOW WILL THE MERGER AFFECT ME?

A: If the merger is consummated, you will no longer be a shareholder of IPT, and your shares of IPT will be converted into shares of Class A common stock of AIMCO or, at AIMCO's election, cash, as described below.

Q:   HOW ARE MY SHARES OF IPT VALUED IN THE MERGER?


A: Shares of IPT are valued at $13.28 per share if paid for in shares of Class A common stock of AIMCO and $13.25 per share if paid for in cash. These amounts will be adjusted downwards if IPT makes distributions in order to maintain its qualification as a real estate investment trust or "REIT" for income tax purposes and will be paid in the manner described below. The cash amount per share ($13.25) may be increased slightly to include interest, depending on when the merger is completed.


Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: The form and per-share amount of consideration to be received by IPT shareholders in the merger will depend upon two factors:


     -The first factor is when the merger is completed. If the merger is completed prior to March 1, 1999, AIMCO can elect whether it wants to pay the merger consideration in Class A common stock or cash. AIMCO's determination as to whether the merger consideration will be paid in cash will be based upon market conditions at the time of election. Among the factors to be considered are AIMCO's best estimate of what the market valuation of shares of Class A common stock of AIMCO might be at the closing, the alternative uses for AIMCO's cash (including, but not limited to, investments in new multifamily residential properties and purchasing limited partnership interests in limited partnerships that AIMCO manages or controls) and the availability and cost of financing. After February 28, 1999, AIMCO must use stock to complete the merger. IPT will issue a press release at least 12-NYSE trading days before the special meeting to announce whether AIMCO has elected to pay the merger consideration in cash in lieu of stock.



     -If Class A common stock of AIMCO is used as merger consideration, the price at which Class A common stock of AIMCO trades during a period before the time of the merger will also affect the number of shares you will receive in the merger. This trading price affects the "AIMCO Exchange Value," which depends on the date the merger is completed. The AIMCO Exchange Value will be the lower of the average sales price of Class A common stock of AIMCO on the NYSE during the last 10-trading days of 1998 or the average sales price of Class A common stock of AIMCO on the NYSE for the 10-trading days before the special meeting.


     Illustrative Example:


     If the merger had been completed on December 23, 1998, the AIMCO Exchange Value would have been $36.62. If no special distributions were paid on shares of IPT and you owned one share of IPT, you would have received
     0.3626 shares of

     Class A common stock of AIMCO, or, if AIMCO had elected to pay the merger consideration in cash, you would have received $13.25 in cash.

     Precise Method of Calculation:


     The precise calculation of the form and amount of the merger consideration is complex. In general though, if the merger is completed before March 1, 1999, the consideration you will receive for each share of IPT will be:



     (1) shares of Class A common stock of AIMCO equal to (a) $13.28 minus any per share distributions made on shares of IPT to maintain its qualification as a REIT for income tax purposes divided by (b) the AIMCO Exchange Value; or



     (2) if AIMCO elects to pay the merger consideration in cash in lieu of stock, cash in the amount of $13.25 minus any per share distributions made on shares of IPT to maintain its qualification as a REIT for income tax purposes, plus:


          - if the merger is completed in January 1999: cash equal to $0.0018 multiplied by the number of days from January 1, 1999 through the day before completion of the merger, or

          - if the merger is completed in February 1999: cash equal to $0.0036 multiplied by the number of days from January 1, 1999 through the day before completion of the merger.


     The closing prices for Class A common stock of AIMCO on the NYSE and shares of IPT on the American Stock Exchange on December 23, 1998 were $36 5/8 per share and $12 3/4 per share, respectively.


Q:   DO I STILL RECEIVE REGULAR QUARTERLY DISTRIBUTIONS ON MY SHARES OF IPT?

A: No. You will no longer receive regular quarterly distributions on your shares of IPT, but instead, record holders of shares of IPT on the day before the special meeting will be entitled to a special distribution for the period beginning October 1, 1998 and ending on the day before the special meeting, which distribution will be paid fifteen days after the record date. However, if the merger is not completed before June 1, 1999, the Board of Trustees of IPT may resume the payment of quarterly distributions, including for the period during which distributions were not paid.

Q:   HOW CAN YOU FIND OUT THE CURRENT AIMCO EXCHANGE VALUE?


A: You may call toll free 1-877-249-6580 to obtain the then current AIMCO Exchange Value, which will be based on the most recent 10-trading day period (remember this may not be the actual 10-trading day period which will be used to determine the AIMCO Exchange Value).


Q:   ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?


A: If you receive Class A common stock of AIMCO in the merger, you should consider carefully certain risks relating to the merger. For instance:


          - AIMCO has significant amounts of debt outstanding, certain of which bears interest at variable rates and imposes significant restrictions on AIMCO;

          - AIMCO may not be able to combine the businesses of AIMCO and IPT successfully and may not realize the benefits anticipated from the merger;

          - AIMCO and IPT are subject to various risks associated with investments in and management of real estate.



Q:   WHEN WILL THE MERGER BE COMPLETED?


A: We plan to complete the merger on the day of the special meeting, assuming all conditions to the merger are met or waived. We currently anticipate completing the merger in January 1999.

Q:   WHAT DO I NEED TO DO NOW?


A: Nothing. We are not asking for a proxy, and you are requested not to send us a proxy. The shares of IPT held by AIMCO (approximately 51% of those outstanding as of the record date) will be voted in favor of the merger, the amended and restated merger agreement and the transactions contemplated thereby. Accordingly, approval is assured. However, you may attend the special meeting and vote your shares of IPT or grant a proxy with respect to your shares of IPT, if you wish. Although AIMCO Properties, L.P., a subsidiary of AIMCO, owns limited partnership units in Insignia Properties, L.P., a subsidiary of IPT, which could be converted into shares of IPT, AIMCO currently has no plans to cause AIMCO Properties, L.P. to request such a conversion.


Q: IF MY SHARES OF IPT ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE THEM FOR ME?

A: No. If you hold your shares of IPT in the name of a broker or other nominee, and you wish either to attend the special meeting and vote your shares of IPT or grant a proxy with respect to your shares of IPT, you will need to obtain a letter from the broker or nominee confirming your ownership of shares of IPT and bring it with you to the special meeting or provide it with the proxy.

Q:   SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the merger is completed, AIMCO will send you written instructions for sending in your share certificates and receiving payment for your shares of IPT.

Q: WHAT REMEDY DO I HAVE IF I DO NOT VOTE FOR THE MERGER AND THE MERGER PROCEEDS ANYWAY?

A: Under Maryland law, you will not be entitled to any objecting shareholders' rights to fair value in connection with the merger.

Q:   WILL I RECOGNIZE TAXABLE GAIN OR LOSS ON THE MERGER?


A: If AIMCO pays the merger consideration in shares of Class A common stock of AIMCO, you will not recognize taxable gain or loss on the receipt of Class A common stock of AIMCO in exchange for your shares of IPT. If AIMCO elects to pay the merger consideration in cash in lieu of stock, you will recognize taxable gain or loss in an amount by which the cash you receive in the merger exceeds or is less than your adjusted tax basis in your shares of IPT.


     TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU DEPENDS ON THE FACTS OF YOUR INDIVIDUAL CIRCUMSTANCES. YOU ARE URGED TO REVIEW THE DISCUSSION IN THIS DOCUMENT UNDER "SPECIAL FACTORS TO
     CONSIDER -- FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" AND TO CONSULT YOUR TAX ADVISOR WITH REGARD TO SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:   WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: None. IPT's bylaws prohibit any other matters from being voted on at the special meeting, other than adjournment or postponement of the special meeting.

Q:   WHAT WILL HAPPEN IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed, AIMCO would continue to control the majority of the outstanding shares of IPT but will lose control of the Board of Trustees of IPT for up to a two-year period. Transactions involving AIMCO and IPT (or entities controlled by IPT) that occurred before the termination of the merger agreement would be unwound.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A:   If you have more questions about the merger, you should contact:

                           Insignia Properties Trust
                                55 Beattie Place
                        Greenville, South Carolina 29602
                            Attention: Leeann Morein

                            Telephone: 877-249-6580

                                    SUMMARY


     Because this is a summary, it does not contain all of the information that may be important to you. To better understand the merger, and for a more complete description of the legal terms of the merger, you should carefully read this entire Information Statement/ Prospectus and the documents to which we have referred you. See "Where You Can Find More Information" on page 254. You should not place undue reliance on forward looking statements in this document or the documents to which we have referred you. See "Forward Looking Statements" at page 18.


THE COMPANIES

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
1873 South Bellaire Street, 17th Floor
Denver, Colorado 80222-4348
(303) 757-8101


     AIMCO is a Maryland corporation formed on January 10, 1994. AIMCO is a self-administered and self-managed REIT, which owns, buys, develops, expands and manages multifamily apartment properties. As of November 30, 1998, AIMCO owned or managed 382,930 apartment units in 2,176 properties located in 49 states, the District of Columbia and Puerto Rico (including approximately 339 properties controlled by IPT). Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, AIMCO believes that, as of October 1, 1998, it became the largest owner and manager of multifamily apartment properties in the United States. As of November 30, 1998, AIMCO:



        - owned or controlled 63,287 units in 243 apartment properties;



        - held an equity interest in 168,422 units in 895 apartment properties; and



        - managed 151,223 units in 1,038 apartment properties for third party owners and affiliates.



     AIMCO conducts substantially all of its operations through AIMCO Properties, L.P., AIMCO's operating partnership. AIMCO's wholly owned subsidiary, AIMCO-GP, Inc., is the sole general partner of AIMCO Properties, L.P. Through AIMCO-GP and another of AIMCO's wholly owned subsidiaries, as of November 30, 1998, AIMCO owned approximately an 83% interest in AIMCO Properties, L.P. AIMCO manages apartment properties for third parties and affiliates through unconsolidated subsidiaries that AIMCO refers to as the "management companies."


     Generally, when we refer to AIMCO in this Information Statement/Prospectus, we are referring to AIMCO, AIMCO Properties, L.P., the management companies and their respective subsidiaries.

INSIGNIA PROPERTIES TRUST

55 Beattie Place

Greenville, South Carolina 29602
(864) 239-1300


     IPT is a Maryland real estate investment trust which primarily acquires and owns interests in multifamily residential properties. IPT was formed in May 1996 and has been organized and operates in a manner that qualifies it to be taxed as a REIT.


     As of October 1, 1998, IPT controlled 121 real estate limited partnerships and owned ten real estate properties. IPT or one of its subsidiaries owned a controlling interest in each entity that comprised or controlled the managing general partner of each such controlled limited partnership. Insignia Properties, L.P., the operating partnership of IPT, and its subsidiaries owned the limited partner interests in such controlled limited partnerships. As of October 1, 1998, such controlled limited partnerships owned a total of approximately 339 properties containing approximately 70,000 residential apartment units and approximately 5.9 million square feet of commercial space. Partnerships in which IPT held a material interest (the "IPT Partnerships") owned a total of approximately 197 properties containing approximately 48,000 residential apartment units and approximately 3.0 million square feet of commercial space.

     On September 17, 1998, IPT acquired by merger Angeles Mortgage Investment Trust, which made secured and unsecured intermediate-term real estate loans. On September 17, 1998, Angeles Mortgage Investment Trust had 19 loans outstanding with an aggregate principal balance of approximately $21.1 million. As a result of that merger, shares of IPT were listed on the American Stock Exchange.

     Generally, when we refer to IPT in this Information Statement/Prospectus, we are referring to IPT, Insignia Properties, L.P. and subsidiaries of these entities.

BACKGROUND OF THE MERGER


     On March 17, 1998, IFG and AIMCO announced that they had entered into a merger agreement pursuant to which IFG would merge with and into AIMCO. In connection with the merger with IFG, AIMCO agreed to propose to acquire by merger the shares of IPT not owned by IFG at a price not less than $13.25 in cash per share of IPT.


     In order to facilitate IFG's merger with AIMCO, on September 21, 1998, IFG distributed all of the outstanding common stock of New Insignia to stockholders of record of shares of Class A common stock of IFG on September 15, 1998. New Insignia specializes in international commercial real estate services, single-family home brokerage and mortgage origination, condominium and cooperative apartment management, equity co-investment and other services, which are businesses that AIMCO did not want to acquire, and IFG did not want to sell.


     During August 1998, IPT and AIMCO began negotiating a merger agreement and other documents, including amendments to IPT's bylaws. On October 1, 1998, a special meeting of the Board of Trustees of IPT (which did not include any trustees nominated by AIMCO) was attended by all but one trustee. At such meeting, Lehman Brothers delivered a presentation on the fairness of the merger, as originally contemplated, and rendered its written opinion regarding the fairness, from a financial point of view, of the consideration to be received by the IPT shareholders (other than AIMCO, IFG and their subsidiaries) in the merger, as originally contemplated, as described in a draft merger agreement. In addition, at such meeting, the trustees approved, among other things: (1) the original merger agreement, (2) the increase in the number of IPT trustees to eleven, (3) the resignation of two trustees of IPT,
(4) amendments to IPT's bylaws that allocated certain powers to the five remaining trustees of IPT (or successors chosen by them) and (5) the election of six new trustees nominated by AIMCO (all of whom are directors and/or executive officers of AIMCO).

     On October 1, 1998, IFG and AIMCO consummated their merger. On October 2, 1998, IPT and AIMCO executed the original merger agreement.


     Following the execution of the original merger agreement, Insignia Properties, L.P. and AIMCO Properties, L.P. entered into an agreement pursuant to which Insignia Properties, L.P. transferred the economic rights to a substantial portion of its assets to AIMCO Properties, L.P., and AIMCO Properties, L.P. assumed all of the obligations of Insignia Properties, L.P. related to such assets in exchange for approximately 10.2 million units of limited partnership interest in AIMCO Properties, L.P. This exchange was required by the IFG/AIMCO merger agreement and completed to avoid potential adverse tax consequences to AIMCO.



     In addition, on October 16, 1998, Insignia Properties, L.P. provided approximately $17.1 million to AIMCO Properties, L.P. to fund subsidiary limited partnerships formed to acquire seven multifamily residential properties from an unaffiliated third party. In consideration for such amount, AIMCO Properties, L.P. assigned all of the economic rights to its limited partnership interests in such subsidiaries to Insignia Properties, L.P. for an amount equal to the cost of such residential properties. See "Special Factors to Consider -- Background of the Merger."



     In the interest of clarifying certain ambiguities and inconsistencies in the original merger agreement and to change the structure of the merger to the merger of a subsidiary of AIMCO into IPT instead of a merger of IPT into AIMCO, on December 7, 1998, the parties amended and restated the original merger agreement. The amended and restated merger agreement, which we refer to as the "Merger Agreement", did not materially alter the rights or interests of the IPT shareholders and was unanimously approved by the IPT Board of Trustees (with the AIMCO nominated trustees abstaining).


THE SPECIAL MEETING


     The special meeting of IPT shareholders will be held on January 29, 1999, beginning at 11:00 a.m., local time, at the offices of IPT, 55 Beattie Place, 15th Floor, Greenville, South Carolina.


     At the special meeting, as it may be adjourned or postponed, we will ask you to approve the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. We will not transact any other business at the special meeting.

  Record Date


     If you owned shares of IPT as of the close of business on December 23, 1998, you are entitled to vote on the merger. On December 23, 1998, there were 23,484,538 shares of IPT outstanding, of which approximately 56.5% were beneficially owned by AIMCO and trustees and executive officers of IPT. You will be entitled to one vote at the special meeting for each share of IPT you owned on December 23, 1998.


  Required Vote

     In order for the merger to occur, the holders of a majority of the outstanding shares of IPT must vote in favor of the merger. All of the shares of IPT owned by AIMCO will be voted in favor of the merger, the Merger Agreement and the transactions contemplated by that agreement. THEREFORE, APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT ARE ASSURED.

BOARD OF TRUSTEES OF IPT


     On October 1, 1998, a special meeting of the Board of Trustees of IPT (which did not include any trustees nominated by AIMCO) was attended by all but one trustee. At that meeting, the Board of Trustees of IPT unanimously deemed the merger, as originally contemplated, advisable and in the best interest of IPT and directed the merger, as originally contemplated, be submitted to the IPT shareholders for consideration with their recommendation. On December 7, 1998, at a special meeting of the Board of Trustees of IPT, the Board of Trustees of IPT (with the trustees nominated by AIMCO abstaining), unanimously ratified and reaffirmed its previous findings regarding the fairness of the merger, as contemplated by the original merger agreement, as modified by the Merger Agreement. At such meeting, the Board of Trustees of IPT (with the trustees nominated by AIMCO abstaining), unanimously deemed the merger advisable and in the best interest of IPT and directed that the merger, the Merger Agreement and the transactions contemplated thereby be submitted to the IPT shareholders with their recommendation.


POSSIBLE CONFLICTS OF INTEREST OF IPT EXECUTIVE OFFICERS AND TRUSTEES IN THE MERGER


     In considering the recommendation of the Board of Trustees of IPT, you should be aware that executive officers and trustees of IPT who negotiated and approved the original merger agreement, the Merger Agreement and the IFG/AIMCO merger agreement dated as of May 26, 1998 may have interests that differ from the interests of IPT shareholders generally. James A. Aston, Andrew L. Farkas, Frank M. Garrison and Ronald Uretta were senior executives of IFG at the time the IFG/AIMCO merger agreement was executed. They were also members of the Board of Trustees of IPT at the time the original merger agreement was executed and all but Mr. Uretta were members of the Board of Trustees of IPT at the time the Merger Agreement was executed. Messrs. Aston, Farkas and Garrison will continue to be trustees of IPT until the earlier of the completion of the merger or two years after termination of the Merger Agreement.


     In connection with the merger between IFG and AIMCO and the spinoff of shares of New Insignia, the following transactions occurred:

- IFG retired vested and unvested stock options and warrants held by each of Messrs. Aston, Farkas, Garrison and Uretta at a price equal to the difference between the exercise price of such option or warrant and $25 per share. IFG paid an aggregate of approximately $20.8 million to these individuals to retire all options and warrants held by them; and


- Each of Messrs. Aston, Farkas, Garrison and Uretta executed employment agreements with New Insignia. Under these employment agreements, as a result of the merger between IFG and AIMCO, they received an aggregate payment of approximately $11.5 million, which included lump sum payments and bonus payments equal to the pro-rata portion, calculated from January 1, 1998 through October 1, 1998, of the bonuses paid to such individuals in 1997; and

- Upon completion of the merger between IFG and AIMCO, the existing employment agreements between IFG and each of Messrs. Aston, Farkas, Garrison and Uretta were converted into consulting and non-competition agreements, and were assumed by AIMCO, with terms similar to the terms of the prior employment agreements. The aggregate present value of the payments under such consulting agreements was approximately $4.9 million as of August 10, 1998. In connection with Mr. Farkas' consulting agreement with AIMCO, AIMCO agreed to make all payments under the lease for Mr. Farkas' office in New York, New York through October 31, 1999. Mr. Farkas has exclusive use of the office during such time; and

- Loans made by IFG to each of Messrs. Aston, Farkas, Garrison and Uretta in the aggregate principal amount of $3 million with an interest rate of 6.5% per annum will be forgiven, over a five-year period beginning January 1, 1998, in consideration for covenants made by these individuals in their consulting and non-competition agreements assumed by AIMCO in the merger between IFG and AIMCO; and

- Mr. Farkas, IFG, a trust for Mr. Farkas' children and its trustees entered into an indemnification agreement. AIMCO (as successor to IFG) has agreed to indemnify Mr. Farkas, the trust and the trustees thereof for all losses that they may incur from third party claims or derivative actions that may arise out of the execution, performance or failure to perform certain agreements entered into by them in connection with the merger between IFG and AIMCO; and


- Messrs. Aston, Farkas, Garrison and Uretta, as stockholders of IFG, received an aggregate of approximately 725,500 shares (including approximately 68,800 shares which are subject to vesting restrictions) of Class E Cumulative Convertible Preferred Stock of AIMCO upon completion of the merger between IFG and AIMCO.



     Following the execution of the original merger agreement between IPT and AIMCO, the following transactions occurred:


- An aggregate of 20,000 restricted shares of IPT granted to two former executive officers of IPT became vested pursuant to retention agreements entered into between such officers and IPT, and IPT paid an aggregate of $81,250 to retire options to purchase an aggregate of 25,000 shares of IPT held by the same two former senior executive officers; and

- IPT entered into consulting agreements with each of Messrs. Aston, Farkas, Garrison and Uretta, pursuant to which these individuals have become consultants to IPT for a fee of $1,000 per month until February 2003.

     As of December 1, 1998, Messrs. Aston, Farkas, Garrison, Herrmann, Eckstein (each current trustees of IPT) and Uretta (a former trustee of IPT) owned an aggregate of 1,312,260 shares of IPT, of which 378,990 were unvested restricted shares of IPT. Upon completion of the merger, all of the 378,990 shares which remain unvested will convert into the number of restricted shares of Class A common stock of AIMCO equal to $13.28 divided by the AIMCO Exchange Value, regardless of AIMCO's election of the form of consideration paid in the merger. The terms and vesting of the restricted shares will not be affected by the merger.


FAIRNESS OPINION OF FINANCIAL ADVISOR


     Prior to approving the original merger agreement and the merger contemplated thereby, the Board of Trustees of IPT received an opinion from its financial advisor, Lehman Brothers on October 1, 1998, that, from a financial point of view, the consideration to be paid in the merger, as originally contemplated, is fair to the IPT shareholders (other than AIMCO, IFG and their subsidiaries). This opinion is included at the back of this Information Statement/Prospectus as Annex B. We encourage you to read this opinion.


     As compensation for its services in connection with the merger and the rendering of its fairness opinion, IPT paid Lehman Brothers a fee of $750,000 plus expenses.

     Lehman Brothers also rendered opinions to IFG and IPT on March 17, 1998 in connection with the merger between IFG and AIMCO. As compensation for its services in connection with the merger between IFG and AIMCO, IFG paid Lehman Brothers fees of approximately $4.6 million. IFG and IPT have agreed to indemnify Lehman Brothers and related persons against certain liabilities in connection with its engagement, including certain liabilities under Federal securities laws.

     Lehman Brothers currently is a lender to IPT under a $50 million credit facility and to New Insignia under a $185 million credit facility. On October 1, 1998, AIMCO and an affiliate of Lehman Brothers signed a $300 million unsecured one-year term loan established in connection with the merger between IFG and AIMCO. Lehman Brothers also was a lender under a $300 million credit facility with IFG, which was repaid at the time of the merger between IFG and AIMCO with the proceeds of the loan to AIMCO.

     At the times Lehman Brothers rendered its opinions to IFG and IPT, Lehman Brothers and an officer of Lehman Brothers owned an aggregate of 510,000 shares of IPT.

SUMMARY OF THE MERGER AGREEMENT

     The Merger Agreement is included at the back of this Information Statement/ Prospectus as Annex A. We encourage you to read the Merger Agreement as it is the legal document that governs the merger.

  Effective Time of the Merger


     The merger will be effective when the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland. We expect that the merger will be completed on the day of the special meeting, assuming all conditions to the merger have been satisfied or waived.

  What Holders of Shares of IPT Will Receive in the Merger


     The precise calculation of the form and amount of merger consideration is complex. As of the effective time of the merger, each share of IPT outstanding immediately prior to the effective time and is not held by AIMCO, IPT or any of their subsidiaries or which are not restricted shares of IPT, will be converted into the right to receive shares of Class A common stock of AIMCO or, at AIMCO's election, cash. AIMCO's determination of whether the merger consideration will be paid in cash will be based upon market conditions at the time of election. Among the factors to be considered are AIMCO's best estimate of what the market valuation of shares of Class A common stock of AIMCO might be at the closing, the alternative uses for AIMCO's cash (including, but not limited to, investments in new multifamily residential properties and purchasing limited partnership interests in limited partnerships that AIMCO manages or controls) and the availability and cost of financing.



     At least 12-NYSE trading days before the special meeting, AIMCO will notify IPT whether the merger consideration will be paid in cash. If the merger occurs after February 28, 1999, AIMCO cannot make such an election and must use only stock to complete the merger. IPT will issue a press release to announce whether AIMCO has elected to pay the merger consideration in cash at least 12-NYSE trading days before the date the special meeting is held.


     If the merger consideration consists of shares of Class A common stock of AIMCO, the number of shares of Class A common stock of AIMCO issuable per IPT share will be determined by dividing (a) (i) $13.28 minus (ii) any distributions made on shares of IPT to maintain its qualification as a REIT for income tax purposes, by (b) the AIMCO Exchange Value (a ten day average of trading prices). If AIMCO elects to pay the merger consideration in cash in lieu of stock, the merger consideration will be determined by the sum of (1) $13.25 plus (2) interest dependent upon when the transaction closes, minus (3) any distributions made on shares of IPT to maintain its qualification as a REIT for income tax purposes.

  Ownership of AIMCO Following the Merger


     If the merger consideration is paid in shares of Class A common stock of AIMCO, the number of shares of Class A common stock of AIMCO to be issued in the merger will depend on the market price of Class A common stock of AIMCO over a 10-trading day period. The formula is described in the Merger Agreement and beginning on page 73 of this Information Statement/Prospectus. Assuming that AIMCO did not elect to pay cash, and assuming the merger had been completed on November 30, 1998, IPT shareholders (other than AIMCO and its subsidiaries) would own approximately 7.3% of the outstanding shares of Class A common stock of AIMCO after the merger.


  Conditions to the Merger

     The merger will be completed only if a number of conditions are met or waived, including the following:

     - the required approval of IPT shareholders has been obtained;

     - no law, regulation, injunction or order restrains or prohibits completion of the merger;

     - if shares of Class A common stock of AIMCO are to be issued in the merger, the registration statement filed in connection with the issuance of shares of Class A common stock of AIMCO in the merger will be effective at the time the merger is completed;

     - breaches of representations or warranties by IPT do not result in aggregate losses, damages and expenses to AIMCO of more than $50 million;

     - breaches of representations or warranties by AIMCO or material adverse changes of AIMCO and its subsidiary which is expected to be merged into IPT do not result in aggregate losses, damages and expenses to IPT of more than $50 million; and

     - delivery of certain legal opinions.

  Termination of the Merger Agreement

     The Board of Directors of AIMCO and the trustees of IPT who were not nominated by AIMCO, on behalf of IPT, may agree in writing to terminate the Merger Agreement without completing the merger. The Merger Agreement may also be terminated in certain other circumstances, including:

     - by either AIMCO or a majority of the trustees of IPT who were not nominated by AIMCO, on behalf of IPT, if the merger has not been completed by December 31, 2001; or

     - by a majority of the trustees of IPT who were not nominated by AIMCO, on behalf of IPT, if:

        (1) they have determined in good faith, after negotiating with AIMCO for at least five days, that another proposal to acquire a substantial amount of assets of IPT or Insignia Properties, L.P. or outstanding shares of IPT or partnership interests of Insignia Properties, L.P. by purchase, merger or consolidation or other business combination would be more favorable from a financial point of view to the IPT shareholders and is likely to be consummated; or

        (2) AIMCO or the subsidiary of AIMCO which is expected to be merged into IPT, has failed to cure an action that constitutes an anticipatory repudiation of the Merger Agreement within ten days from receipt of notice.

     If the Merger Agreement is terminated, AIMCO and IPT will unwind certain transactions entered into between AIMCO and IPT (or entities controlled by IPT) that occurred before the termination of the Merger Agreement.

  Accounting Treatment

     AIMCO will account for the merger under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values.

  Regulatory Matters

     Although clearance by the U.S. Department of Housing and Urban Development or "HUD" is not a condition to completion of the merger and may not be required under HUD regulations, AIMCO has applied for approval from HUD to acquire a 10% or greater stock interest in IPT, whose subsidiaries hold an ownership interest in certain apartment properties assisted or insured by HUD. HUD has not taken any action on the application relating to IPT.


  Federal Income Tax Consequences


     If AIMCO pays the merger consideration in shares of Class A common stock of AIMCO, you will not recognize taxable gain or loss on the receipt of such shares when exchanged for your shares of IPT. If AIMCO elects to pay the merger consideration in cash in lieu of stock, you will recognize taxable gain or loss in an amount by which the cash you receive in the merger exceeds or is less than your adjusted tax basis in your shares of IPT.


  No Appraisal Rights

     Under Maryland law, holders of shares of IPT will not be entitled to any objecting shareholders' rights to fair value in connection with the merger.

  Stock Exchange Listing

     AIMCO will apply to list any shares of Class A common stock of AIMCO which may be issued in the merger on the New York Stock Exchange.

SUMMARY RISK FACTORS

     You should consider carefully certain risks relating to the merger.


     If you receive Class A common stock of AIMCO as merger consideration you should consider the following:


     - AIMCO has significant amounts of debt outstanding, certain of which bears interest at variable rates and imposes significant restrictions on AIMCO;

     - AIMCO may not be able to combine the businesses of AIMCO and IPT successfully and may not realize the benefits anticipated from the merger;

     - AIMCO and IPT are subject to various risks associated with investments in and management of real estate; and


     If the Merger Agreement is terminated, AIMCO and IPT will unwind certain transactions entered into between AIMCO and IPT (or entities controlled by IPT) before such termination.


     YOU SHOULD EVALUATE CAREFULLY THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 31.

FLUCTUATIONS IN MARKET PRICE


     If AIMCO elects to pay the merger consideration in shares of its Class A common stock, the number of shares of Class A common stock of AIMCO you will receive will depend upon the AIMCO Exchange Value, which is subject to fluctuation because it is based on the daily average sales price of the Class A common stock of AIMCO for a 10-trading day period. You are urged to obtain current market quotations for the Class A common stock of AIMCO. You may call toll-free 1-877-249-6580 to obtain the then current AIMCO Exchange Value, which will be based upon the 10-trading days ended on the preceding trading day (remember this may not be the actual 10-trading day period which will be used to determine the AIMCO Exchange Value). In addition, after December 31, 1998, you may call this number to obtain the average sales price of Class A common stock of AIMCO for the last 10-trading days in 1998.


COMPARATIVE PER SHARE DATA


     The shares of IPT are traded on the American Stock Exchange under the symbol "FFO" and the shares of Class A common stock of AIMCO are traded on the NYSE under the symbol "AIV." On October 1, 1998, the last full trading day prior to the public announcement of the execution of the original merger agreement, the last reported sales price of a share of IPT was $12.1875 and the last reported sales price of a share of Class A common stock of AIMCO was $36.5625. On December 23, 1998, the last reported sales price of a share of IPT was $12 3/4 and the last reported sales price of a share of Class A common stock of AIMCO was $36 5/8. You are urged to obtain current quotations for shares of IPT and shares of Class A common stock of AIMCO.


     Set forth below are historical and pro forma earnings per share of Class A common stock of AIMCO, cash dividends per share of Class A common stock of AIMCO and book value per share of Class A common stock of AIMCO and historical and equivalent pro forma earnings per share of IPT, cash dividends per share of IPT and book value per share of IPT. The data set forth below should be read in conjunction with the AIMCO and IPT audited financial statements, unaudited interim financial statements, and unaudited pro forma financial statements including the notes thereto, which are either incorporated by reference or included in this Information Statement/Prospectus. The pro forma data are not necessarily indicative of the actual financial position that would have occurred, or future operating results that would occur, upon completion of the merger.

                                              AIMCO                                          IPT
                           -------------------------------------------   -------------------------------------------
                            NINE MONTHS                                   NINE MONTHS
                               ENDED        YEAR ENDED     YEAR ENDED        ENDED        YEAR ENDED     YEAR ENDED
                           SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                               1998            1997           1996           1998            1997           1996
                           -------------   ------------   ------------   -------------   ------------   ------------
HISTORICAL:
Basic earnings per
  weighted average common
  share outstanding.......    $ 0.80          $ 1.09         $ 1.05         $ 0.59          $ 0.40         $   --(a)
Diluted earnings per
  weighted average common
  share outstanding.......    $ 0.79          $ 1.08         $ 1.04         $ 0.59          $ 0.40         $   --(a)
Cash dividends per common
  share outstanding.......    $ 1.6875        $ 1.85         $ 1.70         $ 0.46          $ 0.30         $ 0.20
Book value per common
  share outstanding (at
  period end).............    $31.71          $22.51         $14.88         $ 8.33          $ 7.87         $ 6.33

-------------------------

(a) Earnings per share is not presented for IPT prior to 1997 because shares of IPT were not issued until December 30, 1996.

                                                          NINE MONTHS
                                                             ENDED        YEAR ENDED
                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             1998            1997
                                                         -------------   ------------
AIMCO PRO FORMA PER SHARE(1):
Basic earnings (loss) per common share outstanding.....     $ 0.07          $(0.58)
Diluted earnings (loss) per common share outstanding...     $ 0.07          $(0.58)
Cash dividends per common share outstanding............     $ 1.69          $ 1.85
Book value per common share outstanding (end of
  period)..............................................     $25.85          $26.91
IPT PRO FORMA PER SHARE EQUIVALENTS(2):
Basic earnings (loss) per common share outstanding.....     $ 0.03          $(0.25)
Diluted earnings (loss) per common share outstanding...     $ 0.03          $(0.25)
Cash dividends per common share outstanding............     $ 0.71          $ 0.78
Book value per common share outstanding (end of
  period)..............................................     $10.88          $11.33


-------------------------


(1) The pro forma combined per share data for AIMCO for the year ended December 31, 1997 have been prepared as if the merger and other transactions had occurred as of January 1, 1997, resulting in weighted average shares outstanding of 61,149,942 for the nine months ended September 30, 1998 and 59,935,706 for the year ended December 31, 1997.



(2) The equivalent pro forma per share amounts of IPT are calculated by multiplying the AIMCO pro forma earnings per share, cash dividends per share and book value per share by $13.28 and dividing by an assumed AIMCO Exchange Value of $31.50. Assumes AIMCO elects to pay all of the merger consideration in stock.

     The following table sets forth historical high and low sales prices reported on (1) the American Stock Exchange for the shares of IPT and (2) the New York Stock Exchange for the Class A common stock of AIMCO. Prior to September 17, 1998, there was no established trading market for the shares of IPT.


                                                                                  CLASS A
                                                                                  COMMON
                                                        SHARES                   STOCK OF
                                                        OF IPT                     AIMCO
                                                 ---------------------     ---------------------
                                                   HIGH         LOW          HIGH         LOW
                                                   ----         ---          ----         ---
First Quarter 1996.............................    $--          $--          $21 1/8      $19 3/8
Second Quarter 1996............................     --           --           21           18 3/8
Third Quarter 1996.............................     --           --           21 7/8       18 3/8
Fourth Quarter 1996............................     --           --           28 3/8       21 1/8

First Quarter 1997.............................     --           --           30 1/2       25 1/2
Second Quarter 1997............................     --           --           29 3/4       26
Third Quarter 1997.............................     --           --           36 3/16      28 1/8
Fourth Quarter 1997............................     --           --           37 7/8       32

First Quarter 1998.............................     --           --           38 5/8       34 1/4
Second Quarter 1998............................     --           --           39 3/8       36 1/2
Third Quarter 1998.............................     12 3/4       11 1/2       40 11/16     30 15/16
Fourth Quarter 1998 (through December 23,
  1998)........................................     12 9/16      12           37 3/8       30


DISTRIBUTIONS


     For 1998, annual distribution rates have been $2.25 per share of Class A common stock of AIMCO and $0.64 per share of IPT. IPT will not declare or pay any quarterly distributions on shares of IPT. However, if the merger is not completed prior to June 1, 1999, the members of the Board of Trustees of IPT not appointed by AIMCO may resume the payment of distributions, including for the period during which distributions were not paid. IPT will declare a special distribution, with a record date on the day before the special meeting, at IPT's current distribution rate (or a higher rate in certain circumstances) for the period beginning October 1, 1998 and ending on the day before the special meeting, which distribution will be paid fifteen days after the record date. Furthermore, if the effective time of the merger has not occurred on or before February 28, 1999 and if at any time thereafter AIMCO declares any distribution on the Class A common stock of AIMCO, other than a regular quarterly distribution, which has a record date prior to the date on which the effective time occurs, then IPT will promptly declare and pay a corresponding distribution in an amount equal to the amount of such special AIMCO distribution, multiplied by $13.28, divided by the average price of a share of Class A common stock of AIMCO during the last ten consecutive trading days of 1998.


     Because each of AIMCO and IPT has elected to be taxed for Federal income tax purposes as a REIT, each is required to distribute annually to its stockholders at least 95% of its taxable income. Despite this, the future payment of distributions by AIMCO and IPT will be at the discretion of the Board of Directors of AIMCO and the Board of

Trustees of IPT and will depend on numerous factors, including financial condition, capital requirements, the annual distribution requirements under the provisions of the Federal tax code applicable to REITs and such other factors as either the Board of Directors of AIMCO and the Board of Trustees of IPT deems relevant. Credit facilities of AIMCO and IPT restrict them from making certain distributions to their respective equityholders.

FORWARD-LOOKING STATEMENTS


     Certain statements in "Questions and Answers about the Merger" and under the captions "Summary," "Risk Factors," "Special Factors to Consider," "Business of AIMCO" and "Business of IPT," in the Pro Forma Financial Statements and elsewhere in this Information Statement/Prospectus and the documents incorporated by reference herein contain or may contain information that is forward looking, including without limitation: statements regarding the effect of the merger; other acquisitions; AIMCO's and IPT's future financial performance; and the effect of government regulations. Actual results may differ materially from those described in the forward looking statements and will be affected by a variety of risks and factors, including without limitation: national and local economic conditions; the general level of interest rates; terms of governmental regulations that affect AIMCO and IPT and interpretations of those regulations; the competitive environment in which AIMCO and IPT operate; financing risks, including the risk that AIMCO's cash flow from operations may be insufficient to meet required payments of principal and interest; real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets; acquisition and development risks, including the failure of acquisitions to perform in accordance with projections; and possible environmental liabilities, including costs which may be incurred due to necessary remediation of contamination of properties owned, acquired or previously owned by AIMCO or IPT. In addition, each of AIMCO's and IPT's continued qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code. Accordingly, readers should not place undo reliance on such forward looking statements. Readers should carefully review AIMCO's and IPT's financial statements and the notes thereto, as well as the risk factors described herein and in the documents incorporated herein.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF AIMCO

     The following table sets forth summary historical financial and operating information for AIMCO. The summary historical financial information for the years ended December 31, 1997, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference herein. The summary historical financial information for the period from January 10, 1994 (the date of AIMCO's inception) through December 31, 1994 for AIMCO and for the period from January 1, 1994 through July 28, 1994 and for the year ended December 31, 1993 for the predecessors to AIMCO is based on the audited financial statements of AIMCO and the predecessors to AIMCO, respectively. Such predecessors include Property Asset Management, L.L.C. and its affiliated companies and PDI Realty Enterprises, Inc. The summary historical financial information for AIMCO for the nine months ended September 30, 1998 and 1997 is based on the unaudited financial statements of AIMCO incorporated by reference herein. In the opinion of the management of AIMCO, the operating data for the nine months ended September 30, 1998 and 1997 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be obtained for the year ending December 31, 1998. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes thereto incorporated by reference in this Information Statement/Prospectus.

                                                                          AIMCO
                                     --------------------------------------------------------------------------------
                                          FOR THE NINE                                                 FOR THE PERIOD
                                          MONTHS ENDED                  FOR THE YEAR ENDED              JANUARY 10,
                                          SEPTEMBER 30,                    DECEMBER 31,                 1994 THROUGH
                                     -----------------------   -------------------------------------    DECEMBER 31,
                                        1998         1997         1997        1996         1995             1994
                                     ----------   ----------   ----------   --------   -------------   --------------
                                                                                       (RESTATED)(C)   (Restated)(c)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
 Income from rental property
   operations......................  $   96,562   $   48,154   $   72,477   $ 39,814     $ 27,483        $   9,126
 Income from service company
   business........................       5,668        3,515        2,028      1,717        1,973            1,006
 Income (loss) from operations.....      53,486       19,865       30,246     15,629       14,988            7,702
 Net income (loss).................      51,844       16,815       28,633     12,984       13,375            7,143
PER SHARE DATA:
 Basic earnings per common share...  $     0.80   $     0.77   $     1.09   $   1.05     $   0.86        $    0.42
 Diluted earnings per common
   share...........................  $     0.79   $     0.77   $     1.08   $   1.04     $   0.86        $    0.42
 Weighted average number of common
   shares outstanding..............      44,562       20,576       24,055     12,411        9,571            9,589
 Weighted average number of common
   shares and common share
   equivalents outstanding.........      44,765       20,629       24,436     12,427        9,579            9,589
 Dividends paid per common share...  $   1.6875   $   1.3875   $     1.85   $   1.70     $   1.66        $    0.29
BALANCE SHEET DATA (END OF PERIOD):
 Real estate, before accumulated
   depreciation....................  $2,685,487   $1,250,239   $1,657,207   $865,222     $477,162        $ 406,067
 Real estate, net of accumulated
   depreciation....................   2,355,122    1,107,545    1,503,922    745,145      448,425          392,368
 Cash and cash equivalents.........      43,681       45,775       37,088     13,170        2,379            7,144
 Total assets......................   3,121,949    1,608,195    2,100,510    827,673      480,361          416,739
 Total mortgages and notes
   payable.........................   1,275,401      661,715      808,530    522,146      268,692          141,315
 Mandatorily redeemable convertible
   preferred stock.................          --           --           --         --           --           96,600
 Minority interest in AIMCO
   Properties, L.P.................     137,965      111,632      111,962     58,777       30,376           29,082
 Stockholders' equity..............   1,521,527      627,426    1,045,301    215,749      169,032          140,319

                                         AIMCO Predecessors(a)
                                     -----------------------------
                                     FOR THE PERIOD
                                       JANUARY 1,       FOR THE
                                      1994 THROUGH     YEAR ENDED
                                        JULY 28,      DECEMBER 31,
                                        1994(B)           1993
                                     --------------   ------------


OPERATING DATA:
 Income from rental property
   operations......................     $ 2,391         $  3,154
 Income from service company
   business........................         360              983
 Income (loss) from operations.....      (1,463)             627
 Net income (loss).................      (1,499)             291
PER SHARE DATA:
 Basic earnings per common share...          --               --
 Diluted earnings per common
   share...........................          --               --
 Weighted average number of common
   shares outstanding..............          --               --
 Weighted average number of common
   shares and common share
   equivalents outstanding.........          --               --
 Dividends paid per common share...          --               --
BALANCE SHEET DATA (END OF PERIOD):
 Real estate, before accumulated
   depreciation....................     $47,500         $ 46,819
 Real estate, net of accumulated
   depreciation....................      33,270           33,701
 Cash and cash equivalents.........       1,531              809
 Total assets......................      39,042           38,914
 Total mortgages and notes
   payable.........................      40,873           41,893
 Mandatorily redeemable convertible
   preferred stock.................          --               --
 Minority interest in AIMCO
   Properties, L.P.................          --               --
 Stockholders' equity..............      (9,345)          (7,556)

                                                                          AIMCO
                                     --------------------------------------------------------------------------------
                                          FOR THE NINE                                                 FOR THE PERIOD
                                          MONTHS ENDED                  FOR THE YEAR ENDED              JANUARY 10,
                                          SEPTEMBER 30,                    DECEMBER 31,                 1994 THROUGH
                                     -----------------------   -------------------------------------    DECEMBER 31,
                                        1998         1997         1997        1996         1995             1994
                                     ----------   ----------   ----------   --------   -------------   --------------
                                                                                       (RESTATED)(C)   (Restated)(c)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CASH FLOW DATA:
 Cash provided by operating
   activities......................  $   50,825   $   53,435   $   73,032   $ 38,806     $ 25,911        $  16,825
 Cash used in investing
   activities......................    (185,453)    (314,814)    (717,663)   (88,144)     (60,821)        (186,481)
 Cash provided by (used in)
   financing activities............     141,221      293,984      668,549     60,129       30,145          176,800
OTHER DATA:
 Funds from operations(d)..........  $  132,881   $   49,692   $   81,155   $ 35,185     $ 25,285        $   9,391
 Weighted average number of common
   shares, common share equivalents
   and partnership common units
   outstanding(e)..................      53,007       24,347       29,119     14,994       11,461           10,920
 Ratio of earnings to fixed
   charges(f)......................       1.8:1        1.6:1        1.5:1      1.6:1        2.1:1            5.8:1
 Ratio of earnings to combined
   fixed charges and preferred
   stock dividends(g)(h)...........       1.4:1        1.5:1        1.5:1      1.6:1        1.5:1            2.0:1

                                         AIMCO Predecessors(a)
                                     -----------------------------
                                     FOR THE PERIOD
                                       JANUARY 1,       FOR THE
                                      1994 THROUGH     YEAR ENDED
                                        JULY 28,      DECEMBER 31,
                                        1994(B)           1993
                                     --------------   ------------

CASH FLOW DATA:
 Cash provided by operating
   activities......................     $ 2,678         $  2,203
 Cash used in investing
   activities......................        (924)         (16,352)
 Cash provided by (used in)
   financing activities............      (1,032)          14,114
OTHER DATA:
 Funds from operations(d)..........          --               --
 Weighted average number of common
   shares, common share equivalents
   and partnership common units
   outstanding(e)..................         N/A              N/A
 Ratio of earnings to fixed
   charges(f)......................          --(i)         1.2:1
 Ratio of earnings to combined
   fixed charges and preferred
   stock dividends(g)(h)...........          --(i)         1.2:1

---------------


(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of its Class A common stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of its Class A common stock. On such date, AIMCO and the predecessors to AIMCO engaged in a business combination and consummated a series of related transactions which enabled AIMCO to continue and expand the property management and related businesses of the predecessors to AIMCO. The 966,000 shares of convertible preferred stock and 513,514 shares of Class A common stock of AIMCO were repurchased by AIMCO in 1995.


(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO.

(c) In the second quarter of 1996, AIMCO effected an internal reorganization. As a result AIMCO Properties, L.P. owns (i) all of the non-voting preferred stock (95% of the economic interest) of the service company, Property Asset Management Services, Inc. and (ii) the 1% general partnership interest in Property Asset Management Services, L.P. Property Asset Management Services, Inc. owns the 99% limited partnership interest in Property Asset Management Services, L.P. Because AIMCO Properties, L.P. controls the activity of the partnership, the results of operations for the service company are consolidated. Prior to the reorganization, AIMCO reported the service company business on the equity method. The restatement had no impact on net income, but increased third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. AIMCO restated its balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change.

(d) AIMCO's management believes that the presentation of funds from operations, when considered with the financial data determined in accordance with GAAP, provides a useful measure of AIMCO's performance. However, funds from operations does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National

    Association of Real Estate Investment Trusts defines funds from operations as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates funds from operations in a manner consistent with this definition, which includes adjustments for minority interest in AIMCO Properties, L.P. plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred stock. AIMCO's management believes that presentation of funds from operations provides investors with industry-accepted measurements which help facilitate an understanding of AIMCO's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing funds from operations is comparable with that of other REITs.

          The following is a reconciliation of income before minority interest in AIMCO Properties, L.P. to funds from operations:


                                              FOR THE NINE                                    FOR THE PERIOD
                                              MONTHS ENDED          FOR THE YEAR ENDED         JANUARY 10,
                                             SEPTEMBER 30,             DECEMBER 31,            1994 THROUGH
                                           ------------------   ---------------------------    DECEMBER 31,
                                             1998      1997      1997      1996      1995          1994
                                           --------   -------   -------   -------   -------   --------------
                                                                    (IN THOUSANDS)
        Income before minority interest
          in AIMCO Properties, L.P.......  $ 56,269   $19,427   $32,697   $15,673   $14,988      $ 7,702
        Gain on disposition of
          property.......................    (2,783)      169    (2,720)      (44)       --           --
        Extraordinary item...............        --       269       269        --        --           --
        Real estate depreciation, net of
          minority interests.............    56,900    21,052    33,751    19,056    15,038        4,727
        Amortization of goodwill.........     7,077       711       948       500       428           76
        Equity in earnings of
          unconsolidated subsidiaries:
          Real estate depreciation.......        --     2,689     3,584        --        --           --
          Amortization of management
            contracts....................     4,201       430     1,587        --        --           --
          Deferred taxes.................     6,134     2,164     4,894        --        --           --
        Equity in earnings of other
          partnerships:
          Real estate depreciation.......    17,379     2,781     6,280        --        --           --
        Preferred stock dividends........   (12,296)       --      (135)       --    (5,169)      (3,114)
                                           --------   -------   -------   -------   -------      -------
        Funds from operations............  $132,881   $49,692   $81,155   $35,185   $25,285      $ 9,391
                                           ========   =======   =======   =======   =======      =======


(e) Generally, after a one-year holding period, units in AIMCO Properties, L.P. may be tendered for redemption at the option of the holder and, upon tender, must be acquired by AIMCO, at its election, for (x) shares of Class A common stock of AIMCO at an exchange ratio of one share of Class A common stock of AIMCO for each unit (subject to adjustment) or (y) cash.

(f) The ratio of earnings to fixed charges for AIMCO was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interest in AIMCO Properties, L.P., minority interest in other partnerships and earnings in unconsolidated subsidiaries and partnerships, plus distributions received from unconsolidated subsidiaries and partnerships, plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized. The ratio of earnings to fixed charges for the predecessors to AIMCO was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) before extraordinary items and income taxes plus fixed charges and "fixed charges" consists of interest expense (including amortization of loan costs).

(g) The ratio of earnings to combined fixed charges and preferred stock dividends for AIMCO was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consists of income before minority interest in AIMCO Properties, L.P., minority interest in other partnerships and earnings in unconsolidated subsidiaries and partnerships, plus distributions received from unconsolidated subsidiaries and partnerships plus fixed charges (other than any interest which has been capitalized); "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized; and "preferred stock dividends" consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

(h) The predecessors to AIMCO did not have any shares of preferred stock outstanding during the period from January 1, 1993 through July 28, 1994.

(i) The earnings of the predecessors to AIMCO for the period from January 1, 1994 to July 28, 1994 were inadequate to cover fixed charges by $1,463,000.

SUMMARY CONSOLIDATED AND COMBINED FINANCIAL DATA OF IPT

     The following is a summary of historical financial data of IPT and its subsidiaries and predecessors. The summary financial data have been derived from IPT's consolidated financial statements and the combined financial statements of its predecessor and, in the opinion of management of IPT, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with IPT's financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of IPT and the IPT Partnerships" included elsewhere in this Information Statement/ Prospectus.

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                     ---------------------     -------------------------------------------
                                        1998        1997          1997        1996       1995       1994
                                     ----------   --------     ----------   --------   --------   --------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA AND PROPERTY INFORMATION)
STATEMENT OF OPERATIONS DATA
  Revenues.........................  $   19,592   $ 11,144     $   16,826   $  9,705   $  2,459   $    113
  Income before extraordinary
    item...........................  $   11,520   $  2,930     $    6,074   $  3,557   $  2,215   $    113
  Net income.......................  $   11,227   $  2,930     $    6,004   $  2,425   $  2,215   $    113
  Income before extraordinary item
    per share (diluted)............  $     0.60   $   0.21     $     0.41        n/a        n/a        n/a
  Net income per share (diluted)...  $     0.59   $   0.21     $     0.40        n/a        n/a        n/a
  Cash distributions to IPT
    shareholders per share.........  $     0.46         --     $     0.30   $   0.20        n/a        n/a
  Weighted average shares of IPT
    outstanding (diluted)..........      19,158     13,450         14,694        n/a        n/a        n/a
BALANCE SHEET DATA (END OF PERIOD)
  Cash.............................  $   56,085   $ 53,897     $   37,432   $  4,928   $    528         --
  Investments in real estate
    limited partnerships...........  $  183,072   $126,505     $  159,469   $118,741   $ 54,037   $ 38,346
  Total assets.....................  $  322,111   $206,748     $  226,068   $147,757   $ 54,565   $ 38,346
  Long-term debt...................  $   59,002   $ 19,300     $   19,300   $ 19,730         --         --
  Minority interest in Insignia
    Properties, L.P................  $   58,849   $ 47,988     $   54,447   $ 50,429         --         --
  Minority interest in other
    consolidated subsidiaries......          --         --             --         --   $  2,682         --
  Shareholders' equity.............  $  195,366   $138,710     $  146,212   $ 70,639   $ 51,874   $ 38,346
OTHER DATA
  Cash provided by (used in)
    operating activities...........  $    2,534   $  1,227     $    2,338   $  1,420   $   (100)  $     --
  Cash provided by (used in)
    provided by investing
    activities.....................  $   (3,094)  $  7,129     $  (16,481)  $(70,834)  $(13,237)  $(38,233)
  Cash provided by financing
    activities.....................  $   19,213   $ 40,613     $   46,647   $ 73,814   $ 13,865   $ 38,233
  Funds from operations(a).........  $   24,633   $ 14,176     $   20,939   $ 12,563   $  4,611   $    113
  Number of IPT Partnerships(b)....          42         26             29         26         13          4
  Number of properties(b)..........         197        136            150        136         86         32
  Apartment units(b)...............      48,323     36,077         38,369     36,077     19,337      7,433
  Commercial square feet(b)........   3,026,904     819,00      1,667,874    819,000    767,172    453,977

-------------------------


(a) In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, funds from operations represents net income (loss)(computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. IPT believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of IPT to incur and service debt and make capital distributions. Funds from operations computed by IPT may not be comparable to other similarly titled measures of other REITs. Funds from operations is calculated as follows:

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                     --------------------   ---------------------------------
                                      1998         1997      1997      1996      1995    1994
                                     -------      -------   -------   -------   ------   ----
                                                          (IN THOUSANDS)
   Operating income................  $12,254      $ 5,853   $ 9,470   $ 3,913   $2,346   $113
   Depreciation and amortization...   12,971        8,988    12,288     9,388    2,265     --
   Minority interest in National
     Property Investors 4's funds
     from operations...............     (592)        (665)     (819)     (738)      --     --
                                     -------      -------   -------   -------   ------   ----
   Funds from operations...........  $24,633      $14,176   $20,939   $12,563   $4,611   $113
                                     =======      =======   =======   =======   ======   ====

(b)  Includes only the IPT Partnerships.

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO


     The following table sets forth summary pro forma financial and operating information of AIMCO for the nine months ended September 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to the merger, the merger of IFG into AIMCO (after giving effect to the spin-off of New Insignia), the anticipated payment of a one-time approximately $50 million dividend on the shares of AIMCO's Class E Cumulative Convertible Preferred Stock issued in the merger of IFG into AIMCO and the issuance of shares of Class A common stock of AIMCO upon the conversion of such shares of Class E Preferred Stock, the transfer of certain assets and liabilities of IFG to certain unconsolidated subsidiaries of AIMCO, the acquisition of Ambassador Apartments, Inc., and a number of other transactions completed by AIMCO prior to the merger. The pro forma financial and operating information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical and pro forma financial statements and notes thereto of AIMCO, NHP Incorporated, the NHP Real Estate Companies (as defined in
Note 1 to such financial statements), NHP Southwest Partners, L.P., the NHP New LP Entities (as defined in Note 1 of such financial statements included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997 (the "June 3, 1997 Form 8-K, Amendment No. 1")), the NHP Borrower Entities (as defined in Note 1 of such financial statements included in the June 3, 1997 Form 8-K, Amendment No. 1), The Bay Club at Aventura, the Morton Towers Apartments, the Thirty-five Acquisition Properties (as defined in AIMCO's Current Report on Form 8-K dated October 15, 1997), First Alexandria Associates, The Oak Park Partnership, Country Lakes Associates Two, Point West Limited Partners, Ambassador Apartments, Inc., IFG, the Cirque Apartment Communities, the Realty Investment Apartment Communities I, the Realty Investment Apartment Communities II, the Sun Lakes Apartments and the Calhoun Beach Club Apartments, which are incorporated by reference in this Information Statement/Prospectus or included in prior filings of AIMCO. See "Pro Forma Financial Information of AIMCO (Merger)."



                                                   PRO FORMA FOR      PRO FORMA FOR
                                                  THE NINE MONTHS     THE YEAR ENDED
                                                ENDED SEPTEMBER 30,    DECEMBER 31,
                                                       1998                1997
                                                -------------------   --------------
                                                           (IN THOUSANDS)
OPERATING DATA:
  Income from rental property operations......       $ 118,353          $ 140,744
  Income (loss) from service company
     business.................................       $  (4,378)         $ (14,949)
  Income before minority interest in AIMCO
     Properties, L.P. ........................       $  35,708          $   1,741
  Net income attributable to preferred
     stockholders.............................       $  30,914          $  41,174
  Net income (loss) attributable to common
     stockholders.............................       $   4,255          $ (35,003)

                                                   PRO FORMA FOR      PRO FORMA FOR
                                                  THE NINE MONTHS     THE YEAR ENDED
                                                ENDED SEPTEMBER 30,    DECEMBER 31,
                                                       1998                1997
                                                -------------------   --------------
                                                           (IN THOUSANDS)
PER SHARE DATA:
  Basic earnings (loss) per common share......       $    0.07          $   (0.58)
  Diluted earnings (loss) per common share....       $    0.07          $   (0.58)
  Weighted average number of common shares
     outstanding..............................          61,150             59,936
  Weighted average number of common shares and
     common share equivalents outstanding.....          61,814             60,780
  Dividends paid per common share.............       $    1.69          $    1.85
CASH FLOW DATA:
  Cash provided by operating activities(a)....       $ 153,669          $ 160,496
  Cash used by investing activities(b)........       $ (13,883)         $ (18,510)
  Cash used by financing activities(c)........       $(154,351)         $(176,589)
OTHER DATA:
  Funds from operations(d)....................       $ 172,803          $ 173,612
  Weighted average number of common shares,
     common share equivalents and units of
     AIMCO Properties, L.P. outstanding(e)....          74,235             73,329



                                                                 PRO FORMA AS OF
                                                                  SEPTEMBER 30,
                                                                      1998
                                                              ---------------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Real estate, before accumulated depreciation..............       $2,947,670
  Real estate, after accumulated depreciation...............        2,617,305
  Cash and cash equivalents.................................           98,848
  Total assets..............................................        4,470,458
  Total mortgages and notes payable.........................        1,687,755
  Minority interest in AIMCO Properties, L.P. ..............          183,141
  Company-obligated mandatorily redeemable convertible
     securities of a subsidiary trust.......................          149,500
  Stockholders' equity......................................        2,074,309


-------------------------

(a) Pro forma cash provided by operating activities represents income before income allocable to minority interests, plus depreciation and amortization, less the non-cash portion of AIMCO's equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated dividends to be paid based on AIMCO's historical dividend rate of $1.6875 per share for the nine months ended September 30, 1998 and $1.85 per share for the year ended December 31, 1997, on outstanding Class A common stock,
     (ii) estimated dividends to be paid based on the rate of $5.34375 per share for the nine months ended September 30, 1998 and $7.125 per share for the year ended December 31, 1997 on AIMCO's outstanding Class B Preferred Stock, (iii) estimated dividends to be paid based on the rate of $1.6875 per share for the nine months ended September 30, 1998 and $2.25 per share for the year ended December 31, 1997 on AIMCO's outstanding Class C Preferred Stock, (iv) estimated dividends to be paid based on the rate of $1.6425 per share for the nine months ended September 30, 1998 and $2.19 per share for the year ended December 31, 1997 on AIMCO's outstanding Class D Preferred Stock, (v) estimated dividends to be paid based on the rate of $1.7578 per share for the nine months ended September 30, 1998 and $2.34375 per share for the year ended December 31, 1997 on AIMCO's outstanding Class G Preferred Stock, (vi) estimated dividends to be paid based on the rate of $1.78125 per share for the nine months ended September 30, 1998 and $2.375 per share for the year ended December 31, 1997 on AIMCO's outstanding Class H Preferred Stock and (vii) estimated dividends to be paid based on the rate of $5.25 per share for the nine months ended September 30, 1998 and $7.00 per share for the year ended December 31, 1997 on AIMCO's outstanding Class J Preferred Stock.

(d) AIMCO's management believes that the presentation of funds from operations, when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO's performance. However, funds from operations does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts defines funds from operations as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates funds from operations in a manner consistent with this definition, which includes adjustments for minority interest in AIMCO Properties, L.P., plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred stock. AIMCO's management believes that presentation of funds from operations provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurances that AIMCO's basis of computing funds from operations is comparable with that of other REITs.

          The following is a reconciliation of pro forma income before minority interest in AIMCO Properties, L.P. to pro forma funds from operations:

                                           PRO FORMA FOR      PRO FORMA FOR
                                          THE NINE MONTHS     THE YEAR ENDED
                                        ENDED SEPTEMBER 30,    DECEMBER 31,
                                               1998                1997
                                        -------------------   --------------
                                                   (IN THOUSANDS)
Income before minority interest in
  AIMCO Properties, L.P...............       $ 35,708            $  1,741
HUD release fee and legal reserve.....             --              10,202
Amortization of management
  contracts...........................          8,660              11,546
Real estate depreciation, net of
  minority interests..................         74,270              90,048
Amortization of management company
  goodwill............................         16,100              19,356
Equity in earnings of unconsolidated
  subsidiaries:
  Real estate depreciation............             --               1,715
  Amortization of management company
     goodwill.........................            959               1,918
  Amortization of management
     contracts........................         21,704              28,775
  Deferred taxes......................            162                (231)
Equity in earnings of other
  partnerships:
  Real estate depreciation............         44,399              47,375
Interest on convertible debentures....         (7,537)            (10,003)
Preferred stock dividends.............        (21,622)            (28,830)
                                             --------            --------
Funds from operations.................       $172,803            $173,612
                                             ========            ========


(e) Generally, after a one year holding period, units of AIMCO Properties, L.P. may be tendered for redemption at the option of the holder and, upon tender, must be acquired by AIMCO, at AIMCO's election, for (x) shares of Class A common stock of AIMCO at an exchange ratio of one share of Class A common stock of AIMCO for each unit (subject to adjustment) or (y) cash.

                    SUMMARY PRO FORMA FINANCIAL DATA OF IPT

     The following is a summary of certain pro forma financial data of IPT giving effect to the merger with Angeles Mortgage Investment Trust and the exchange of the economic rights to assets owned by Insignia Properties, L.P. to AIMCO Properties, L.P. for limited partnership units in AIMCO Properties, L.P. as if effected at January 1, 1997, in the case of the pro forma statement of operations data. The following summary pro forma financial data have been derived from, and should be read in conjunction with, the historical financial statements and notes thereto of IPT and Angeles Mortgage Investment Trust included elsewhere in this Information Statement/Prospectus, and are not necessarily indicative of the financial position or operating results that would have occurred had the foregoing transactions actually taken place on September 30, 1998 or January 1, 1997.

                                                        PRO FORMA               PRO FORMA
                                                    NINE MONTHS ENDED          YEAR ENDED
                                                    SEPTEMBER 30, 1998      DECEMBER 31, 1997
                                                    ------------------      -----------------
                                                         (IN THOUSANDS, EXCEPT SHARE AND
                                                                 PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenues........................................     $    25,033             $    26,584
  Net income before extraordinary item............     $    16,238             $    13,640
  Net income before extraordinary item per share
    of IPT........................................     $      0.70             $      0.59
  Weighted average shares of IPT outstanding......      23,073,958              23,046,558

                                                                    PRO FORMA
                                                                NINE MONTHS ENDED
                                                                SEPTEMBER 30, 1998
                                                                ------------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA
  Cash......................................................         $ 56,085
  Investments in real estate limited partnerships...........         $183,072
  Total assets..............................................         $708,272
  Long-term debt............................................         $ 59,002
  Minority interest in Insignia Properties, L.P. ...........         $ 58,849
  Shareholders' equity......................................         $195,366


                                                             PRO FORMA            PRO FORMA
                                                         NINE MONTHS ENDED       YEAR ENDED
                                                         SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                                         ------------------   -----------------
                                                         (IN THOUSANDS, EXCEPT PARTNERSHIP AND
                                                                 PROPERTY INFORMATION)
OTHER DATA
  Cash provided by operating activities.................     $    4,067          $    5,262
  Cash used in investing activities.....................     $     (651)         $  (22,552)
  Cash provided by (used in) financing activities.......     $   17,538          $   43,952
  Funds from operations(b)..............................     $   29,351          $   31,321
  Number of IPT Partnerships............................             42                  29
  Number of properties(a)...............................            197                 150
  Apartment units(a)....................................         48,323              38,369
  Commercial square feet(a).............................      3,026,904           1,667,874

-------------------------

(a) Includes only the IPT Partnerships.

(b) In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, funds from operations represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations should not be considered as an alternative to net income or other measurements under GAAP as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. IPT believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, investing activities and financing activities, it provides investors with an understanding of the ability of IPT to incur and service debt and make capital distributions. Funds from operations computed by IPT may not be comparable to other similarly titled measures of other REITs. Funds from operations is calculated as follows:

                                            PRO FORMA
                                           NINE MONTHS           PRO FORMA
                                              ENDED             YEAR ENDED
                                        SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                        ------------------   -----------------
                                                    (IN THOUSANDS)
Income before minority interest and
  extraordinary items.................       $22,860              $17,338
Depreciation and amortization.........         7,083               14,802
Minority interest in National Property
  Investors 4's funds from
  operations..........................          (592)                (819)
                                             -------              -------
Funds from operations.................       $29,351              $31,321
                                             =======              =======

                                  RISK FACTORS

     In considering the merger, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this Information Statement/Prospectus and the documents to which we have referred you (see "Where You Can Find More Information").

     The risk factors noted in this section and other factors noted throughout this Information Statement/Prospectus could cause the actual results of AIMCO or IPT to differ materially from those contained in any forward-looking statement.

RISKS RELATING TO THE MERGER REGARDLESS OF WHETHER YOU RECEIVE CLASS A COMMON STOCK OF AIMCO IN THE MERGER:

  Possible Conflicts of Interest of IPT's Executive Officers and Trustees in the Merger


     In considering the recommendation of the Board of Trustees of IPT, you should be aware that executive officers and trustees of IPT who negotiated and approved the original merger agreement, the Merger Agreement and the IFG/AIMCO merger agreement may have interests that differ from the interests of IPT shareholders generally. James A. Aston, Andrew L. Farkas, Frank M. Garrison and Ronald Uretta were senior executives of IFG at the time the IFG/AIMCO merger agreement was executed. They also were members of the Board of Trustees of IPT at the time the original merger agreement was executed and all but Mr. Uretta were members of the Board of Trustees of IPT at the time the Merger Agreement was executed. Messrs. Aston, Farkas and Garrison will continue to be trustees of IPT until the earlier of the completion of the merger or two years after termination of the Merger Agreement.


     In connection with the merger between IFG and AIMCO and the spinoff of shares of New Insignia, the following transactions occurred:


- IFG retired vested and unvested stock options and warrants held by each of Messrs. Aston, Farkas, Garrison and Uretta at a price equal to the difference between the exercise price of such option or warrant and $25 per share. IFG paid an aggregate of $20.8 million to these individuals to retire all options and warrants held by them; and


- Each of Messrs. Aston, Farkas, Garrison and Uretta executed employment agreements with New Insignia. Under these employment agreements as a result of the merger between IFG and AIMCO, they received an aggregate payment of approximately $11.5 million, which included lump sum payments and bonus payments equal to the pro-rata portion, calculated from January 1, 1998 through October 1, 1998, of the bonuses paid to such individuals in 1997; and

- Upon completion of the merger between IFG and AIMCO, the existing employment agreements between IFG and each of Messrs. Aston, Farkas, Garrison and Uretta were converted into consulting and non-competition agreements, and were assumed by AIMCO, with terms similar to the terms of the prior employment agreements. The aggregate present value of the payments under such consulting agreements was approximately $4.9 million as of August 10, 1998. In connection with Mr. Farkas' consulting agreement with AIMCO, AIMCO agreed to make all payments under the lease for Mr. Farkas' office in New York, New York through October 31, 1999. Mr. Farkas has exclusive use of the office through such time; and

- Loans made by IFG to each of Messrs. Aston, Farkas, Garrison and Uretta in the aggregate principal amount of $3 million with an interest rate of 6.5% per annum will be forgiven, over a five-year period beginning January 1, 1998, in consideration for covenants made by these individuals in their consulting and non-competition agreements assumed by AIMCO in the merger between IFG and AIMCO; and

- Mr. Farkas, IFG, a trust for Mr. Farkas' children and its trustees entered into an indemnification agreement. AIMCO (as successor to IFG) has agreed to indemnify Mr. Farkas, the trust and the trustees thereof for all losses that they may incur from third party claims or derivative actions that may arise out of the execution, performance or failure to perform certain agreements entered into by them in connection with the merger between IFG and AIMCO; and


- Messrs. Aston, Farkas, Garrison and Uretta, as stockholders of IFG, received an aggregate of approximately 775,500 shares (including approximately 68,800 shares which are subject to vesting restrictions) of Class E Cumulative Convertible Preferred Stock of AIMCO upon completion of the merger between IFG and AIMCO.


     Following the execution of the original merger agreement, the following transactions occurred:

- An aggregate of 20,000 restricted shares of IPT granted to two former executive officers of IPT became vested pursuant to retention agreements entered into between such officers and IPT, and IPT paid an aggregate of $81,250 to retire options to purchase an aggregate of 25,000 shares of IPT held by the same two former senior executive officers; and

- IPT entered into consulting agreements with each of Messrs. Aston, Farkas, Garrison and Uretta, pursuant to which these individuals have become consultants to IPT for a fee of $1,000 per month until February 2003.


     As of December 1, 1998 Messrs. Aston, Farkas, Garrison, Herrmann, Eckstein (each current trustees of IPT) and Uretta (a former trustee of IPT) owned an aggregate of 1,312,260 shares of IPT, of which 378,990 were unvested restricted shares of IPT. Upon completion of the merger, the 378,990 shares which remain unvested will convert into the number of restricted shares of Class A common stock of AIMCO equal to $13.28 divided by the AIMCO Exchange Value regardless of AIMCO's election of the form of consideration to be paid in the merger. The terms and vesting of the restricted shares will not be affected by the merger.



  Consequences to IPT, IPLP and You if the Merger is Not Completed



     AIMCO Properties, L.P. holds approximately 30% of the outstanding limited partnership interests in Insignia Properties L.P., IPT's operating partnership. Following the execution of the original merger agreement, Insignia Properties, L.P. and AIMCO Properties, L.P. entered into an agreement, pursuant to which Insignia Properties, L.P. assigned the economic rights to a substantial portion of its assets to AIMCO Properties, L.P., and AIMCO Properties, L.P. assumed all of the obligations of Insignia Properties, L.P. related to such assets in exchange for approximately 10.2 million units of limited partnership interest in AIMCO Properties, L.P. This assignment was required by the IFG/AIMCO merger agreement and completed to avoid potential adverse tax consequences to AIMCO. In addition, on October 16, 1998, Insignia Properties, L.P. provided approximately $17.1 million to AIMCO Properties, L.P. to fund subsidiary limited partnerships formed to acquire seven multifamily residential properties in exchange for economic rights to the limited partnership units in such subsidiaries. If the Merger Agreement is terminated, such transactions will be unwound in an effort to put the parties in the same position they were in immediately before the execution of the original merger agreement. See "Special Factors to Consider -- AIMCO's Relationship with IPLP." In addition, any assets, equity interests or indebtedness of an entity that (i) is controlled by IPT and
(ii) that is acquired by AIMCO, or any subsidiary that AIMCO controls, prior to the termination of the Merger Agreement also will be transferred to IPT or Insignia Properties, L.P. under such unwind provisions. For example, if AIMCO successfully makes tender offers for limited partnership interests in entities controlled by IPT or Insignia Properties, L.P. and the Merger Agreement is subsequently terminated, the limited partnership interests acquired by AIMCO would be transferred to Insignia Properties, L.P. You should consider, among other things, that if these provisions are triggered (1) AIMCO will have managed IPT's business during the pendency of the Merger Agreement, and (2) we cannot assure you that AIMCO will have maintained or grown the value of the IPT or Insignia Properties, L.P. assets or that IPT will be able to reconstitute its former business. Additionally, although AIMCO will lose control of the Board of Trustees of IPT for up to two years after the Merger Agreement is terminated, AIMCO would continue to hold a majority of the outstanding shares of IPT. Therefore AIMCO would be able to prevent or restrict fundamental corporate transactions involving IPT and its business, which could deprive you of the opportunity to participate in potentially value-enhancing transactions.


RISKS RELATING TO THE MERGER IF YOU RECEIVE CLASS A COMMON STOCK OF AIMCO IN THE
MERGER:

  Risks Associated with AIMCO's Integration of IPT and IFG

     AIMCO's acquisition of IPT following its recent acquisition of IFG involves certain specific risks and uncertainties. The integration of IFG's and IPT's businesses with AIMCO may place a significant burden on AIMCO's management. Such risks include:

     - loss of key personnel and clients;

     - difficulty associated with assimilating IPT's and IFG's personnel, operations and systems;

     - disruption of AIMCO's ongoing business and acquisition strategy;

     - difficulty in maintaining AIMCO's uniform standards, controls, procedures and policies; and

     - possible impairment of AIMCO's reputation.

     We cannot assure you that the anticipated benefits from this merger or the merger between IFG and AIMCO will be realized or that AIMCO will be able to integrate the businesses successfully. Failure of AIMCO to integrate the businesses successfully could have a material adverse effect on AIMCO.

  Market Fluctuations

     The number of shares of Class A common stock of AIMCO which you may receive in the merger will depend upon the market price of Class A common stock of AIMCO, which is subject to fluctuation. You are urged to obtain current market quotations for the Class A common stock of AIMCO.


  Risks of Acquisition and Development Activities


     Generally. The selective acquisition, development and expansion of apartment properties is one component of AIMCO's growth strategy. However, AIMCO can provide no assurance as to its ability to identify or complete transactions in the future. Although AIMCO seeks to acquire, develop and expand properties only when such activities are accretive on a per share basis, such transactions may fail to perform in accordance with AIMCO's expectations. When AIMCO develops or expands properties, it is subject to the risks that:

     - costs may exceed original estimates;

     - projected occupancy and rental rates at a property may not be realized;

     - financing may not be available on favorable terms;

     - construction and lease-up may not be completed on schedule; and

     - it may experience difficulty or delays in obtaining necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations.


     AIMCO May Have Difficulty Managing its Rapid Growth. AIMCO has grown rapidly. Since its initial public offering in July 1994, AIMCO has completed numerous acquisition transactions, expanding its portfolio of owned or managed properties from 132 apartment properties with 29,343 units to 2,176 apartment properties with 382,932 units as of November 30, 1998. These acquisitions have included purchases of properties and interests in entities that own or manage properties, as well as corporate mergers. AIMCO's recent merger with IFG is its largest acquisition so far. AIMCO's ability to integrate acquired businesses and properties successfully depends on its ability to:


     - attract and retain qualified personnel;

     - integrate the personnel and operations of the acquired businesses;

     - maintain uniform standards, controls, procedures and policies; and

     - maintain adequate accounting and information systems.

     AIMCO can provide no assurance that it will be able to accomplish these goals and successfully integrate any acquired businesses or properties. If AIMCO fails to successfully integrate such businesses, its results of operations could be adversely affected in a material way.

     Litigation Associated with Partnership Acquisitions

     In connection with AIMCO's offers to purchase interests in limited partnerships that own properties, AIMCO and its affiliates, including limited partnerships controlled by AIMCO, are sometimes subject to legal actions, including allegations that such activities may involve breaches of fiduciary duties to the limited partners of such partnerships or violations of the relevant partnership agreements. AIMCO believes it complies with its fiduciary obligations and relevant partnership agreements, and does not expect such legal actions to have a material adverse effect on the consolidated financial condition or results of operations of AIMCO and its subsidiaries, taken as a whole. AIMCO, or limited partnerships controlled by AIMCO, may incur costs in connection with the defense or settlement of such litigation, which could adversely affect AIMCO's desire or ability to complete certain transactions and thereby have a material adverse effect on AIMCO and its subsidiaries.

  Risks Associated With Debt Financing


     AIMCO's strategy is generally to incur debt to increase the return on its equity while maintaining interest coverage ratios that AIMCO believes are acceptable. AIMCO seeks to maintain a ratio of free cash flow to combined interest expense and preferred stock dividends of between 2:1 and 3:1. However, the Board of Directors of AIMCO could change this strategy at any time and increase AIMCO's leverage. AIMCO's organizational documents do not limit the amount of debt that it may incur, and it has significant amounts of debt outstanding. Payments of principal and interest may leave AIMCO with insufficient cash resources to operate its properties or pay distributions required to be paid in order to maintain its qualification as a REIT. AIMCO is also subject to the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If AIMCO fails to make required payments of principal and interest on any debt, its lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to AIMCO. As of September 30, 1998, 95% of the properties that AIMCO owned or controlled and 41% of its assets were encumbered by debt. On a pro forma basis, giving effect to the merger with IFG, as of September 30, 1998, AIMCO had $1,687.8 million of indebtedness outstanding on a consolidated basis, of which $1,365.3 million was secured.


  Moody's Revision of AIMCO's Outlook of Ratings to Negative

     On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's Investors Service noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to a class of preferred stock proposed to be issued by AIMCO. Moody's Investors Service indicated that its rating reflects AIMCO's increasingly leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with IFG. Moody's Investors Service also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, each of Moody's Investors Service, Standard & Poors Ratings Group, Inc., and Duff & Phelps Corporation confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

  Increases in Interest Rates May Increase AIMCO's Interest Expense


     On a pro forma basis, after giving effect to the merger with IFG, as of September 30, 1998, approximately $372.4 million of AIMCO's debt was subject to variable interest rates. An increase in interest rates could increase AIMCO's interest expense and adversely affect AIMCO's cash flow and ability to service its indebtedness and make distributions.

  Risks of Interest Rate Hedging Arrangements

     From time to time, in anticipation of refinancing debt, AIMCO enters into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements provide AIMCO with some protection against rising interest rates, these agreements also reduce the benefits to AIMCO when interest rates decline. These agreements involve the following risks:

     - interest rate movements during the term of the agreement may result in a gain or a loss to AIMCO;

     - AIMCO may be exposed to losses if the hedge is not indexed to the same rate as the debt anticipated to be incurred; and

     - if the counterparty to the agreement fails to pay, AIMCO may incur a loss.

  Covenant Restrictions May Limit AIMCO's Ability to Make Payments to Its Investors

     Some of AIMCO's debt and other securities contain covenants that restrict AIMCO's ability to make distributions or other payments to its investors unless certain financial tests or other criteria are satisfied. In some cases, AIMCO's subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to AIMCO. AIMCO's primary credit facility provides that it may make distributions to its investors during any 12-month period in an aggregate amount that does not exceed the greater of 80% of its funds from operations for such period or such amount as may be necessary to maintain its REIT status. This credit facility prohibits all distributions if certain financial ratios and tests are not satisfied. The preferred stock that AIMCO issued in the merger of IFG into AIMCO prohibits the payment of dividends on Class A common stock of AIMCO if AIMCO fails to make the payments required by the preferred stock.

  AIMCO Depends on Distributions and Other Payments from Its Subsidiaries

     All of AIMCO's properties are owned, and all of its operations are conducted, by AIMCO Properties, L.P. and AIMCO's other subsidiaries. As a result, AIMCO depends on distributions and other payments from subsidiaries in order to satisfy its financial obligations and make payments to its investors. The ability of AIMCO's subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations. As an equity investor in AIMCO's subsidiaries, AIMCO's right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that AIMCO is recognized as a creditor of such subsidiaries, its claims would still be subordinated to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to it.

  Real Estate Investment Risks

     AIMCO's ability to make payments to its investors depends on its ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of AIMCO's properties may be adversely affected by events or conditions which are beyond its control. Such events or conditions could include:

     - the general economic climate;

     - competition from other apartment communities and alternative housing;

     - local conditions, such as an increase in unemployment or an oversupply of apartments, that might adversely affect apartment occupancy or rental rates;

     - increases in operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents;

     - changes in governmental regulations and the related costs of compliance;

     - changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

     - changes in interest rate levels and the availability of financing; and

     - the relative illiquidity of real estate investments.

  Possible Environmental Liabilities

     Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and AIMCO's ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

  Laws Benefitting Disabled Persons May Result in Unanticipated Expenses

     Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to AIMCO's properties, or restrict certain further renovations of the properties, with respect to access to the properties by disabled persons. For example, the Fair Housing Amendments Act of 1988 requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with these regulations could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although AIMCO believes that its properties are substantially in compliance with present requirements, it may incur unanticipated expenses to comply with such regulations.

  Risks Relating to Regulation of Affordable Housing


     A significant number of affordable units included as assets of AIMCO Properties, L.P. are subject to regulation by HUD. Under its regulations, HUD reserves the right to approve the owner and the manager of HUD-insured and HUD-assisted properties, as well as their "principals" (e.g., general partners, shareholders with a 10% or greater interest, officers and directors) in connection with the acquisition of a property or the award of a management contract. This approval process is commonly referred to as "2530 Clearance." HUD monitors the performance of properties with HUD-insured mortgage loans. HUD also monitors compliance with applicable regulations, and takes performance and compliance into account in approving the acquisition of management of HUD-assisted properties. In the event of instances of unsatisfactory performance or regulatory violations, the HUD office with jurisdiction over the applicable property has the authority to enter a "flag" into the computerized 2530 Clearance system. If one or more flags have been entered, a decision whether to grant 2530 Clearance is then subject to review by HUD's Multifamily Participation Review Committee in Washington, D.C. (the "2530 Committee"). As a result of certain mortgage defaults and unsatisfactory ratings received by NHP Incorporated (a company acquired by AIMCO in December 1997) in years prior to its acquisition by AIMCO, HUD believes that the 2530 Committee must review any application for 2530 Clearance filed by AIMCO. As of September 30, 1998, one flag was in the 2530 system with respect to AIMCO in connection with a subpoena received by NHP Incorporated in October 1997 from the Inspector General of HUD.



     The Inspector General's subpoena requested documents relating to any arrangement whereby NHP Incorporated or any of its affiliates provides or has provided compensation to owners of HUD multifamily projects in exchange for or in connection with property management of a HUD project. AIMCO believes that other owners and managers of HUD projects have received similar subpoenas. Documents provided by AIMCO to HUD relating to certain of AIMCO's acquisitions of property management rights for HUD projects may be responsive to the subpoena. AIMCO is in the process of complying with the subpoena and has provided certain documents to the Inspector General, without conceding that they are responsive to the subpoena. AIMCO believes that its operations are in compliance, in all material respects, with all laws, rules and regulations relating to HUD-assisted or HUD-insured properties. Effective February 13, 1998, counsel for AIMCO and the U.S. Attorney for the Northern District of California entered into a Tolling Agreement related to certain civil claims the government may have against AIMCO. Although no action has been initiated against AIMCO or, to AIMCO's knowledge, any owner of a HUD property managed by AIMCO, if any such action is taken in the future, it could ultimately affect existing arrangements with respect to HUD projects or otherwise have a material adverse effect on AIMCO's results of operations.



     HUD also has the authority to suspend or deny property owners and managers from participation in HUD programs with respect to additional assistance within a geographic region through imposition of a Limited Denial of Participation by any HUD office or nationwide for violations of HUD regulatory requirements. In June 1997, the St. Louis HUD field office issued an Limited Denial of Participation to NHP Incorporated as a result of a physical inspection and mortgage default at one property owned and managed by NHP Incorporated-related companies. Although the Limited Denial of Participation expired by its terms in June 1998, AIMCO entered into a settlement agreement with HUD which includes aggregate payments to HUD of approximately $533,000 and resolution of all issues involving four properties in the St. Louis metropolitan area. Because a Limited Denial of Participation is prospective, existing HUD agreements were not, and are not affected.



     AIMCO believes that the national office will continue to apply the clearance process to large management portfolios such as AIMCO's with discretion and flexibility. While there can be no assurance, AIMCO believes that the unsatisfactory reviews and the mortgage defaults will not have a material impact on its results of operations or financial condition. Accordingly, on December 18, 1998, the 2530 Committee approved twelve of AIMCO's 2530 applications. If HUD were to disapprove AIMCO as property manager for one or more affordable properties, AIMCO's ability to obtain property management revenues from new affordable properties may be impaired.


  The Loss of Property Management Contracts Would Reduce AIMCO's Revenues

     AIMCO manages some properties owned by third parties. For the year ended December 31, 1997, AIMCO derived approximately 2% of its gross revenue from management of properties owned by third parties. During the same period, IFG derived approximately 15% of its gross revenue from management of properties owned by third parties. AIMCO may suffer a loss of revenue if it loses its right to manage these properties or if the rental revenues upon which its management fees are based decline. In general, management contracts may be terminated or otherwise lost as a result of:

     - a disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner;

     - the property owner's determination that AIMCO's management of the property is unsatisfactory;

     - willful misconduct, gross negligence or other conduct that constitutes grounds for termination; or

     - with respect to certain affordable properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.

  Dependence on Certain Executive Officers

     Although AIMCO has entered into employment agreements with its Chairman and Chief Executive Officer, Terry Considine, its President, Peter K. Kompaniez, and its Executive Vice President, Steven D. Ira, the loss of any of their services could have a material adverse effect on AIMCO.

  Possible Conflicts of Interest; Transactions with Affiliates

     AIMCO has been, and continues to be, involved in various transactions with a number of its affiliates, including executive officers, directors and entities in which they own interests. For example, in order to satisfy certain REIT requirements, Messrs. Considine and Kompaniez directly or indirectly control the management companies which manage properties for third parties and affiliates. Although AIMCO owns a 95% non-voting interest in these management companies, AIMCO has no control over them or their operations. As a result, the management companies could implement business decisions or policies that are not in AIMCO's best interests. AIMCO has adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority of AIMCO's disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of AIMCO's stockholders.

  Tax Risks

     Adverse Consequences of Failure to Qualify as a REIT. Although AIMCO believes that it operates in a manner that enables it to meet the requirements for qualification as a REIT for Federal income tax purposes, it does not plan to request a ruling from the Internal Revenue Service that it qualifies as a REIT. AIMCO has, however, received an opinion from the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, beginning with its initial taxable year ended December 31, 1994, it was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code.

     You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. AIMCO's opinion of counsel is based upon certain representations and covenants made by AIMCO regarding the past, present and future conduct of its business operations. In addition, AIMCO's opinion of counsel assumes the qualification of IPT as a REIT and relies upon the opinion of Akin, Gump, Strauss, Hauer & Feld L.L.P., tax counsel to IPT, in this regard. IPT's failure to qualify as a REIT would adversely affect AIMCO's qualification as a REIT. Finally, AIMCO's opinion of counsel is conditioned on, and AIMCO's continued qualification as a REIT will depend on, its ability to meet, through actual annual operating results, the various REIT qualification tests. Such requirements are discussed in more detail under the heading "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Requirements for Qualification."


     If AIMCO fails to qualify as a REIT, it would not be allowed a deduction for dividends to stockholders in computing its taxable income and it would be subject to Federal income tax at regular corporate rates. AIMCO also could be subject to the Federal alternative minimum tax. Unless AIMCO is entitled to relief under the tax law, it could not elect to be taxed as a REIT for four years following the year during which it was disqualified. Therefore, if AIMCO loses its REIT status, the funds available for payment to its investors and net income would be reduced substantially for each of the years involved. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Taxation of AIMCO." As a result of the additional tax liability, AIMCO might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to AIMCO in order to pay the applicable tax, and AIMCO would not be compelled to make distributions under the Internal Revenue Code. Also, if AIMCO fails to qualify as a REIT, (i) it would be obligated to repurchase 750,000 shares of its preferred stock at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase, and (ii) it would be in default under its primary credit facilities and certain other loan documents. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Taxation of AIMCO." Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or the Board of Directors of AIMCO may determine to revoke its REIT election.

     If AIMCO acquires a corporation that is not a REIT (such as IFG or IPT, if it fails to qualify as a REIT), AIMCO will qualify as a REIT only if it distributes all of the acquired corporation's "earnings and profits" by the end of the year. In connection with the merger between IFG and AIMCO, AIMCO retained independent certified public accountants to review the determination of IFG's earnings and profits for purposes of this requirement. The determination of earnings and profits is difficult and requires the resolution of technical tax issues. In addition, the Internal Revenue Service can consider all taxable years as open for review for purposes of determining the amount of earnings and profits. AIMCO's failure to distribute an amount equal to IFG's (or IPT's, if IPT fails to qualify as a REIT) earnings and profits on or before December 31, 1998, would result in AIMCO's failure to qualify as a REIT.

     Effect of Distribution Requirements. As a REIT, AIMCO is subject to annual distribution requirements that limit the amount of cash it has available for other business purposes, including amounts to fund its growth. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Annual Distribution Requirements."

     Possible Legislative or Other Actions Affecting REITs. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the tax law could adversely affect AIMCO and its investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to AIMCO or its investors will be changed.

     Other Tax Liabilities. Even if AIMCO qualifies as a REIT, AIMCO and its subsidiaries may be subject to certain Federal, state and local taxes on their income and property that could reduce operating cash flow.

  Possible Adverse Consequences of Limits on Ownership of Shares

     AIMCO's charter limits ownership of Class A common stock and Class B common stock of AIMCO by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). The charter also prohibits anyone from buying shares if the purchase would result in AIMCO losing its REIT status. This could happen if a transaction results in fewer than 100 persons owning all of AIMCO's shares or in five or fewer persons, applying certain attribution rules of the Internal Revenue Code, owning 50% or more of AIMCO's Class A common stock and/or Class B common stock. If any person acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for
REITs:

     - the transfer will be considered null and void;

     - AIMCO will not reflect the transaction on its books;

     - AIMCO may institute legal action to enjoin the transaction;

     - AIMCO may demand repayment of any dividends received by the affected person on those shares;

     - AIMCO may redeem the shares at their then current market price;

     - the affected person will not have any voting rights for those shares; and

     - the shares (and all voting and dividend rights of the shares) will be held in trust for the benefit of one or more charitable organizations designated by AIMCO.

     AIMCO may purchase the shares held in trust at a price equal to the lesser of the price paid by the transferee of the shares or the then current market price. If the trust transfers any of the shares, the affected person will receive the lesser of the price he or she paid for the shares or the then current market price. An individual who acquires shares that violate the ownership rules discussed above bears the risk that:

     - he or she may lose control over the power to dispose of the shares;

     - he or she may not recognize profit from the sale of such shares if the market price of the shares increases; and

     - he or she may be required to recognize a loss from the sale of such shares if the market price decreases.

  AIMCO's Charter and Maryland Law May Limit the Ability of a Third Party to Acquire Control of AIMCO

     Ownership Limit. The 8.7% ownership limit discussed above may have the effect of precluding the acquisition of control of AIMCO by a third party without the consent of the Board of Directors of AIMCO.


     Preferred Stock. AIMCO's charter authorizes its Board of Directors to issue up to 510,750,000 shares of stock. As of November 30, 1998, 484,027,500 shares were classified as Class A common stock, 262,500 shares were classified as Class B common stock and 26,460,000 were classified as preferred stock. Under AIMCO's charter, the Board of Directors of AIMCO has the authority to classify and reclassify any of AIMCO's unissued shares of stock into shares of preferred stock with such preferences, rights, powers and restrictions as the Board of Directors of AIMCO may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of AIMCO, even if a change in control were in AIMCO's stockholders' best interests.



     Maryland Business Combination and Control Share Acquisition Statutes. As a Maryland corporation, AIMCO is subject to various Maryland laws which may have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offers, even if the acquisition of AIMCO would be in its stockholders' best interests. Subtitle 6 of Title 3 of the Maryland General Corporation Law restricts mergers and other business combination transactions between a Maryland corporation, such as AIMCO, and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate (as defined in the Maryland General Corporation Law) of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the then-outstanding voting stock of the corporation, or an affiliate thereof, without the approval or exemption of the Board of Directors of AIMCO prior to the acquisition of such beneficial ownership. Any such business combination transaction could not be completed until five years after the person or an affiliate thereof acquired such voting power, and then only with the approval of stockholders representing 80% of all votes entitled to be cast and 66 2/3% of the votes entitled to be cast excluding the interested stockholder, unless, among other conditions, the stockholders receive a minimum price (as defined in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of stock. Subtitle 7 of Title 3 of the Maryland General Corporation Law also provides that a person who acquires shares of stock that entitles such person to exercise or direct the voting power in electing directors within certain ranges at or above 20% of all voting power will have no voting rights for their shares over the 20% threshold unless approved by a vote of 66 2/3% of the shares entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation, or unless approved or exempted prior to the acquisition pursuant to the terms of the statute.


  Year 2000 Readiness

     Over the past twenty months, AIMCO has determined that it will be required to modify or replace significant portions of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. AIMCO presently believes that with modifications or replacements of existing software and certain hardware, the Year 2000 issue can be mitigated. However, if such modifications and replacements are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of AIMCO.

     The total cost of the Year 2000 project is estimated at $3.4 million and is being funded through operating cash flows. To date, AIMCO has incurred approximately $2.8 million ($0.4 million expensed and $2.4 million capitalized for new systems and equipment), related to all phases of the Year 2000 project. Of the total remaining project costs, approximately $0.4 million is attributable to the purchase of new software and operating equipment, which will be capitalized. The remaining $0.2 million relates to repair of hardware and software and will be expensed as incurred.

     AIMCO believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. AIMCO has not yet completed all necessary phases of the Year 2000 program. In the event that AIMCO does not complete any additional phases, certain adverse consequences could occur. The adverse consequences include elevators, security and HVAC systems that read incorrect dates and operate with incorrect schedules (e.g., elevators will operate on Monday as if it were Sunday). Although such a change would be disruptive to residents, it is not business critical. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect AIMCO. AIMCO could be subject to litigation for computer systems failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

     AIMCO has contingency plans for certain critical applications and is working on such plans for others. These contingency plans involve, among other actions, manual workarounds and selecting new relationships for such activities as banking relationships and elevator operating systems.

                   INFORMATION CONCERNING THE SPECIAL MEETING

PURPOSE, TIME AND PLACE


     IPT is furnishing this Information Statement/Prospectus to its shareholders in connection with a special meeting of shareholders of IPT (including any adjournment or postponement thereof, the "Special Meeting") to be held on January 29, 1999, beginning at 11:00 a.m., local time, at 55 Beattie Place, 15th Floor, Greenville, South Carolina 29602. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the acquisition by AIMCO of all of the common shares of beneficial interest, par value $.01 per share, of IPT (the "IPT Common Shares"), not already owned by AIMCO through a merger of a subsidiary of AIMCO with and into IPT (the "Merger"), the Amended and Restated Agreement and Plan of Merger, dated as of December 7, 1998 (the "Merger Agreement"), by and among AIMCO, TPI Acquisition Trust, a Maryland real estate investment trust ("Merger Sub"), and IPT and the transactions contemplated thereby.


RECORD DATE; QUORUM; VOTE REQUIRED


     The Board of Trustees of IPT (the "IPT Board") has selected December 23, 1998 (the "Record Date") as the record date for the Special Meeting. Only holders of record of IPT Common Shares at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.



     On the Record Date, 23,484,538 IPT Common Shares were issued and outstanding, held by approximately 705 holders of record. Each IPT Common Share entitles the holder thereof to one vote on each matter submitted for shareholder approval.



     The presence, in person or by proxy, of at least a majority of the issued and outstanding IPT Common Shares entitled to vote is necessary to constitute a quorum at the Special Meeting. If you cast your vote to abstain on the proposal to be acted upon at the Special Meeting, your shares will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Special Meeting and have the effect of a vote against the Merger, the Merger Agreement and the transactions contemplated thereby. If you hold your IPT Common Shares in "street name," then a broker or nominee is the registered owner. If you do not instruct your broker or nominee how to vote at the Special Meeting, then your shares will not be counted as present for purposes of determining a quorum at the Special Meeting and will have the effect of a vote against the Merger, the Merger Agreement and the transactions contemplated thereby.


     The approval of the Merger, the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding IPT Common Shares. As a result of the merger of IFG with and into AIMCO (the "IFG Merger"), AIMCO owns the IPT Common Shares formerly owned by IFG and, as of October 1, 1998, AIMCO controlled IPT. On the Record Date, AIMCO owned 12,033,556 IPT Common Shares, or approximately 51% of the outstanding IPT Common Shares. AIMCO Properties L.P., a Delaware limited partnership (the "AIMCO Operating Partnership"), owns limited partnership units in Insignia Properties, L.P. ("IPLP OP Units"), which could be converted into IPT Common Shares, however, AIMCO currently has no plans to cause the AIMCO Operating Partnership to request conversion of such IPLP OP Units into IPT Common Shares. AIMCO provided an irrevocable proxy to Messrs. Aston, Farkas and Garrison, acting individually, to vote the IPT Common Shares owned by AIMCO and its subsidiaries FOR the Merger, the Merger Agreement and the transactions contemplated thereby at the Special Meeting. Messrs. Farkas, Aston and Garrison agreed to vote such shares for the Merger. ACCORDINGLY, APPROVAL AND ADOPTION OF THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING ARE ASSURED. As of the Record Date, the executive officers of IPT as well as the trustees of IPT who were not appointed by AIMCO have informed IPT that they intend to cause their shares to be voted for the Merger, the Merger Agreement and the transactions contemplated thereby at the Special Meeting.


VOTING

     Although approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby is assured, if you want to vote your IPT Common Shares at the Special Meeting, your shares must be represented at the Special Meeting in person or by proxy. WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. If your IPT Common Shares are held in street name, and you wish to attend the Special Meeting and vote your IPT Common Shares or if you wish to grant a proxy with respect to your shares, you will need to get a letter from the broker or nominee holding your shares that confirms your ownership of such IPT Common Shares and bring it with you to the Special Meeting or provide it with your proxy.

NO APPRAISAL RIGHTS

     Under Maryland law, IPT shareholders will not be entitled to any objecting shareholders' rights to fair value in connection with the Merger.

                          SPECIAL FACTORS TO CONSIDER

INTRODUCTION TO THE MERGER

     Before the IFG Merger, IPT was controlled by IFG. Because of this, the negotiations regarding the IFG Merger necessarily included discussion regarding the acquisition of IPT by AIMCO. Therefore, the discussion below that describes the background of the IFG Merger is relevant to understanding the background of the Merger.

BACKGROUND OF THE IFG MERGER


     Issues relating to the long-term strategy of IFG were discussed regularly by IFG's senior management and the Board of Directors (the "IFG Board"). Senior management of IFG believed that, in recent years, the business of managing and owning multifamily apartment properties in the United States had been characterized by consolidation, driven mainly by the economies of scale available to larger entities in the industry. Senior management of IFG also believed that greater size permitted efficiencies and lower costs in capital raising, lower costs for goods and services because of larger centralized buying power, amortization of ongoing general and administrative costs over a broader portfolio base and other potential advantages that increase value for stockholders. In addition, IFG's senior management and the IFG Board believed that the emergence of large apartment REITs, with their appetites for acquisitions, generally increased the prices at which these properties were offered and sold. In order to take advantage of these trends, IFG's senior management and the IFG Board remained receptive to opportunities to acquire other businesses or to be acquired by another entity. During the two years preceding October 1, 1998, neither IFG nor IPT received any third party indications of interest in acquiring IPT.


     On September 11, 1997, Mr. Terry Considine, AIMCO's Chairman and Chief Executive Officer, met Mr. Andrew L. Farkas, IFG's Chairman, President and Chief Executive Officer, at IFG's New York City office to discuss the general philosophy of each company, the consolidation occurring in the multifamily apartment industry and its future and the competitive advantages that each of IFG and AIMCO offered.

     On September 18, 1997, Messrs. Farkas and Considine flew from Denver to Los Angeles, without any specific discussions regarding a transaction between IFG and AIMCO.

     On September 23, 1997, Messrs. Farkas and Considine met for dinner in New York City to discuss the feasibility of a transaction between the two companies, excluding IFG's commercial real estate business, and the synergies which could result from the combined companies.

     On September 24, 1997, Mr. Farkas asked Lehman Brothers, Inc. ("Lehman Brothers"), IFG's financial advisor for previous transactions, to prepare a confidentiality agreement for execution by IFG and AIMCO.

     Throughout late September and early October 1997, Lehman Brothers, with the assistance of Mr. James A. Aston, IFG's Chief Financial Officer, prepared confidential informational material setting forth certain historical financial information of IFG and a description of, and historical and projected financial information with respect to, IFG's multifamily housing business.

     During the first two weeks of October 1997, Lehman Brothers negotiated a confidentiality agreement with AIMCO. On October 14, 1997, IFG and AIMCO executed a confidentiality agreement so that the parties could discuss in more detail the possibility of a transaction involving IFG, excluding the commercial real estate business, and AIMCO. After the execution of the confidentiality agreement, Lehman Brothers delivered the confidential informational material to AIMCO. During the next eight weeks, the parties continued telephone discussions about a possible transaction, and during such time AIMCO requested additional due diligence information regarding IFG, which IFG provided. Although none of these discussions was conclusive, they did allow each party to become better informed about the other and to permit each party to discuss in detail the advantages of a transaction.


     In the first quarter of 1998, the IFG Board held its regularly scheduled board meeting. The IFG Board was advised that IFG's senior management had held discussions with representatives of AIMCO and Lehman Brothers concerning a possible transaction between IFG and AIMCO. Senior management of IFG further discussed the potential for combinations with other owners and managers of multifamily apartment properties and whether IFG intended to pursue the commercial property business or the multifamily apartment property business, or both. The IFG Board determined that IFG should either search for a company with a similar philosophy with which to merge or continue to pursue acquisitions of interests in multifamily properties and companies that provide multifamily property management through IPT. IFG's senior management then discussed the potential synergies which could result from the combination with AIMCO. The IFG Board authorized senior management to continue to investigate a possible merger with AIMCO.


     On February 5, 1998, Mr. Aston flew to Denver to meet with Mr. Thomas Toomey, AIMCO's Executive Vice President - Finance and Administration, and Mr. Harry Alcock, AIMCO's Senior Vice President - Acquisitions, to discuss IFG's confidential informational material provided to AIMCO.


     On February 11, 1998, representatives of IFG and AIMCO met at IFG's offices in New York City to begin discussions regarding the terms of a transaction, including price, structure and protection of the shareholders of IPT, other than IFG.


     On February 12, 1998, representatives of IFG and AIMCO met at IFG's offices in New York City to discuss the proposed acquisition of IFG's multifamily business. The proposed price, general terms, timing and accounting treatment of the proposed merger were discussed. On February 12 and 13, 1998, IFG met with its legal and financial advisors to discuss a possible structure of the transaction and instructed its legal advisors to work expeditiously to negotiate a definitive agreement. On February 18, 1998, IFG's legal and financial advisors met with AIMCO's legal advisors to discuss drafts of the documentation for the proposed transaction. From February 19 through March 17, 1998, senior management of IFG and AIMCO, their respective legal and tax advisors and Lehman Brothers met to discuss and negotiate (1) revised drafts of the documentation for the proposed transaction, (2) revised structures for the transaction, (3) various forms of merger consideration and (4) various other issues that arose during such negotiations. Also during that time, senior management of IFG, assisted by their legal and financial advisors, conducted a due diligence review of AIMCO. During the course of discussions from the end of February through the beginning of March, it was decided that the proposed transaction could best be structured as a merger, with IFG first spinning off its commercial real estate and other businesses to its stockholders. During the course of these negotiations, both parties were unsure whether an agreement could be reached, as many material terms of the transaction were not and could not be agreed upon, including tax structure and the valuation of IFG's multifamily housing business.


     On March 13, 1998, the IFG Board executed an engagement letter with Lehman Brothers, pursuant to which Lehman Brothers was formally retained as IFG's financial advisor to evaluate the proposed merger with AIMCO and the allocation of the consideration to be offered by AIMCO between holders of IFG's common stock and IPT Common Shares.



     Also, on March 13, 1998, the IFG Board held a special meeting to consider the proposed merger with AIMCO. At the meeting, IFG's counsel discussed the draft Agreement and Plan of Merger, by and between AIMCO, the AIMCO Operating Partnership, New Insignia, and IFG (the "IFG Merger Agreement") in detail. In addition, representatives of Lehman Brothers made a presentation which included delivery of Lehman Brothers' oral opinion (subsequently confirmed in writing on March 17, 1998) that the aggregate consideration to be received by the holders of IFG common stock in the spin-off of New Insignia, which included IFG's commercial real estate and certain other businesses, and in the IFG Merger was fair, from a financial point of view, to the holders of Class A common stock of IFG, and that the allocations of the consideration to be received by holders of Class A common stock of IFG in the IFG Merger and the consideration required to be offered to holders of IPT Common Shares (other than IFG) was reasonable. Following discussion, the IFG Board unanimously approved the IFG Merger and the draft IFG Merger Agreement and the transactions contemplated thereby, giving senior management the authority to make changes in the transaction and documentation that they believed appropriate. The IFG Merger Agreement was amended and restated as of May 26, 1998, but not in any way that would affect AIMCO's obligations relating to IPT. Prior to the IFG Merger, AIMCO did not own any equity investment in IFG or IPT.



     On October 1, 1998, IFG was merged with and into AIMCO, with AIMCO continuing as the surviving corporation in the IFG Merger. As a result of the IFG Merger, AIMCO became the owner of a controlling interest in IPT.


BACKGROUND OF THE MERGER

     After the IFG Merger Agreement was announced, the Board of Trustees of Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), determined that it could not recommend approval of the merger of AMIT with and into IPT (the "AMIT Merger") to AMIT shareholders unless it received a covenant from New Insignia that New Insignia would enforce AIMCO's obligation to propose to acquire IPT pursuant to the terms of the IFG Merger Agreement. Subsequent negotiations among IPT, AMIT and New Insignia resulted in New Insignia covenanting to AMIT and IPT that it would use its reasonable best efforts to compel AIMCO to propose to acquire IPT by merger in the event that AIMCO were to breach its obligation under the IFG Merger Agreement. The AMIT Board of Trustees recommended approval of the AMIT Merger. On September 4, 1998, the AMIT shareholders approved the AMIT Merger and on September 17, 1998, the AMIT Merger was consummated.

     On August 26, 1998, AIMCO's counsel circulated a draft of the merger agreement to IPT's management. Such draft proposed that IPT Common Shares would be converted, at the option of the holder, into $13.25 in cash (subject to adjustment for distributions) or shares of Class A Common Stock, par value $.01 per share, of AIMCO ("AIMCO Common Stock"). The IFG Merger Agreement required AIMCO to offer to pay the merger consideration in cash but the draft merger agreement circulated on August 26, 1998 offered IPT shareholders an option to elect to receive shares of AIMCO Common Stock. To the extent that IPT shareholders exercised their option to take shares of AIMCO Common Stock under such draft of the merger agreement, AIMCO would have preserved its liquid assets for alternative uses.



     Negotiations continued subsequent to the distribution of the August 26, 1998 draft of the merger agreement. These negotiations did not lead to agreement on the material terms of a merger.



     On September 18, 1998, representatives of AIMCO and IPT met at IPT's counsel's offices in New York. At such meeting, AIMCO indicated that, while it remained committed to acquiring the publicly held IPT Common Shares, in light of uncertainties in the market for debt and equity securities and in light of a reduction in the amount of commercial mortgage financing available it would like to have the option to consummate the transaction using shares of AIMCO Common Stock as some or all of the merger consideration rather than granting such option to the IPT shareholders.



     IPT's officers were unwilling to agree to accept shares of AIMCO Common Stock at a $13.25 per IPT share valuation. As a result of negotiations between the representatives of AIMCO and IPT at such meeting, it was agreed that, to the extent AIMCO paid the merger consideration in cash, each IPT Common Share would be valued at $13.25 per share and, to the extent AIMCO paid the merger consideration in shares of AIMCO Common Stock, each IPT Common Share would be valued at $13.28 per share. The IPT Board believed that the three cent premium would offset most (if not all) of the cost incurred by an IPT shareholder in selling the shares of AIMCO Common Stock received in the merger for cash on the NYSE. On September 20, 1998, AIMCO's counsel circulated a draft of a merger agreement reflecting AIMCO's ability (rather than the IPT shareholders' ability) to elect the extent to which the merger consideration would consist of cash or shares of AIMCO Common Stock. In the course of negotiations, AIMCO offered benefits to holders of IPT Common Shares beyond its obligations pursuant to the IFG Merger Agreement, including (1) the increased certainty of closing a merger with fewer conditions to closing than the typical acquisition transaction, (2) a price of $13.28 per IPT Common Share (rather than $13.25) for the portion of the merger consideration that AIMCO would pay in AIMCO Common Stock, (3) the opportunity to benefit from any appreciation in the market value of AIMCO Common Stock from December 31, 1998 (the date on which the AIMCO Exchange Value may be determined) to the date the merger is completed and (4) the expectation that any receipt of shares of AIMCO Common Stock would be substantially tax free to holders of IPT Common Shares. See "Federal Income Tax Consequences of the Merger." The draft merger agreement, as negotiated by IPT and AIMCO also provided that upon a termination of such agreement certain transactions entered into between AIMCO, IPLP, and IPT would be unwound, and that AIMCO would cede the right to elect a majority of the IPT Board for up to two years after such termination (even though AIMCO would own a majority of the outstanding IPT Common Shares). Both of these provisions were intended to benefit the holders of IPT Common Shares in the unlikely event that the merger was not completed. The draft merger agreement also provided (and the Merger Agreement provides), that an amendment thereto could be effected only with the approval of a majority of Messrs. Aston, Eckstein, Farkas, Garrison and Herrmann (and their successors) (the "Continuing Trustees"). See "The Merger Agreement and Terms of the Merger -- Amendment and Waiver."



     Because the contemplated original merger consideration had changed from all cash to potentially include shares of AIMCO Common Stock, the IPT Board determined that a further opinion of Lehman Brothers as to the fairness, from a financial point of view, of the consideration to be paid pursuant to the draft merger agreement was desirable. On September 30, 1998, the IPT Board formally engaged Lehman Brothers to render such an opinion to the IPT Board. By the morning of October 1, 1998, executive officers of IPT and AIMCO informally concurred that they had reached agreement on all material terms of the draft merger agreement. The IPT Board (prior to the election of AIMCO-nominated trustees) held a special meeting on October 1, 1998, attended by all trustees but Warren M. Eckstein, to consider the terms of the draft merger agreement, including the merger consideration to be paid, in detail. At the request of the IPT Board, representatives of Lehman Brothers made a presentation concerning the analysis underlying their conclusions and delivered their oral opinion (confirmed in writing in an opinion dated the same day) (the "IPT Fairness Opinion") that the consideration to be paid in the merger of IPT with and into AIMCO as contemplated by the draft merger agreement (the "Original Merger") was fair from a financial point of view to the holders of IPT Common Shares, other than AIMCO, IFG and their respective subsidiaries. See "-- Opinion of Financial Advisor to the IPT Board." The IPT Board also discussed the effect on IPT shareholders of agreeing to permit AIMCO to pay some or all of the merger consideration with AIMCO Common Stock. The IPT Board concluded that the receipt of AIMCO Common Stock would be advantageous to IPT shareholders because the portion of the consideration received as AIMCO Common Stock was expected to be substantially tax free to IPT shareholders. In addition, the IPT Board determined that if an IPT shareholder wanted cash instead of AIMCO Common Stock, the increase in consideration would offset most (if not all) of the cost incurred in selling the AIMCO Common Stock. Following such discussions and based in part on the advice of Lehman Brothers, the IPT Board (prior to the election of trustees nominated by AIMCO and with Mr. Eckstein not in attendance) (the "Approving IPT Board") unanimously (1) deemed the Original Merger advisable and in the best interests of IPT, (2) directed the Original Merger to be submitted to the IPT shareholders, (3) recommended the Original Merger to the IPT shareholders, and (4) approved the Original Merger, the draft merger agreement and the transactions contemplated thereby, giving senior management of IPT the authority to make changes in the transaction and documentation that they believed appropriate. The Board of Directors of AIMCO also approved the draft merger agreement and the merger contemplated thereby. The IFG Merger was closed later on October 1, 1998. The Agreement and Plan of Merger, dated as of October 1, 1998 (the "Original Merger Agreement") by and between AIMCO and IPT was finalized and executed on October 2, 1998.


     As contemplated by the Original Merger Agreement, effective simultaneously with the execution and delivery of the Original Merger Agreement, (1) Messrs. Ronald Uretta and Ronald J. Consiglio resigned as trustees of IPT; (2) the size of the IPT Board was increased by four from seven to eleven members; and (3) Messrs. Terry Considine, Peter K. Kompaniez, Patrick J. Foye, Steven D. Ira, Thomas W. Toomey and Harry
G. Alcock (collectively the "AIMCO-nominated Trustees"), each of whom is an officer of AIMCO, were appointed as trustees of IPT to fill the vacancies on the IPT Board.


     In connection with and prior to the execution of the Original Merger Agreement, the bylaws of IPT (the "IPT Bylaws") were amended by the Approving IPT Board, as permitted by Maryland law and the IPT Bylaws. One of the bylaw amendments had the effect of exempting AIMCO's acquisition (through the IFG Merger) of IPT Common Shares from Maryland's control share acquisition statute. Maryland's control share acquisition statute generally provides that persons acquiring more than 20% of the outstanding shares of a Maryland real estate investment trust will have no voting rights with respect to shares over the 20% threshold unless the acquisition is approved by (1) the affirmative vote of 66 2/3% of all the votes entitled to be cast on the matter, excluding all interested shares, or (2) exempted by a bylaw provision adopted prior to the acquisition of the shares, as was the case in AIMCO's acquisition, through the IFG Merger, of the IPT Common Shares formerly held by IFG. The Approving IPT Board concluded that the bylaw amendment exempting AIMCO's acquisition of IPT Common Shares from Maryland's control share acquisition statute was fair to IPT shareholders because it had concluded that the terms of the Original Merger Agreement were fair to IPT shareholders and the bylaw amendment was necessary to permit the Original Merger to occur.



     In the interest of clarifying certain ambiguities and inconsistencies in the Original Merger Agreement and in the IPT Bylaws and to change the structure of the Original Merger from a merger of IPT with and into AIMCO to the merger of Merger Sub with and into IPT. On December 7, 1998, the parties, including Merger Sub, entered into the Merger Agreement. The Merger Agreement, which was approved by the IPT Board (with the AIMCO-nominated Trustees abstaining), the Board of Directors of AIMCO and the Board of Trustees of Merger Sub, did not materially alter the rights or interests of the IPT shareholders. A copy of the Merger Agreement is included at the back of this Information Statement/Prospectus as Annex A. As the Information Statement/Prospectus includes only a summary of the Merger Agreement, IPT shareholders should read the Merger Agreement carefully in its entirety.


IPT'S REASONS FOR THE MERGER; RECOMMENDATION OF THE IPT BOARD

     At its meeting on October 1, 1998, the Approving IPT Board received and considered the presentations of the management of IPT, its legal advisors and its financial advisors regarding the Original Merger, deemed the Original Merger advisable and in the best interests of IPT and unanimously directed the Original Merger be submitted to the IPT shareholders and recommended that the IPT shareholders approve and adopt the Original Merger, the Original Merger Agreement and the transactions contemplated thereby. The Approving IPT Board agreed to the proposed Original Merger at that time because (i) IFG had negotiated an expedited 90 day post-IFG Merger timetable as part of the negotiation of the IFG Merger Agreement, (ii) the Approving IPT Board was unable to predict whether AIMCO, as the holder of a majority of the outstanding IPT Common Shares, would exercise such powers as well, better or worse than IFG had exercised such powers and (iii) it provided IPT shareholders not affiliated with AIMCO with the ability to dispose of their shares at a valuation determined by arm's-length negotiation between IFG and AIMCO and IPT and AIMCO. Although the closing of the IFG Merger was to occur following the meeting of the IPT Board on October 1, 1998, after which AIMCO would own a majority of the outstanding IPT Common Shares, the Approving IPT Board did not find it necessary to establish a special committee. Each member of the Approving IPT Board and each executive officer of IPT was unaffiliated with AIMCO and such trustees believed there was no significant risk of conflicts of interest with AIMCO which would impair the Approving IPT Board's or IPT's officers' ability to negotiate an arm's-length merger agreement with AIMCO. The amendments which the Approving IPT Board made to IPT's Bylaws prior to entering into the Original Merger Agreement included provisions which reserved significant rights to the Continuing Trustees even though the AIMCO-nominated Trustees would represent a majority of the IPT Board following the IFG Merger. These amendments include, among other things, that the Continuing Trustees must approve the following actions on behalf of IPT: (1) amendments to, or waivers of provisions in, the Original Merger Agreement (now the Merger Agreement), (2) termination of the Original Merger Agreement (now the Merger Agreement) by IPT, (3) enforcing employment contracts in existence on October 1, 1998, (4) amendments to, or waivers of provisions in, the limited partnership agreement of IPLP, (5) amendments to the IPT Declaration of Trust, as amended (the "IPT Declaration") or IPT Bylaws, (6) loans or cash advances from IPT to AIMCO and (7) declaring distributions on IPT Common Shares. The Approving IPT Board believed that it was able to act in the interests of the IPT shareholders not affiliated with AIMCO in approving the Original Merger Agreement, and as a result believed that it was not necessary to seek the separate approval of the non-affiliated IPT shareholders. The IPT Fairness Opinion addressed the fairness, from a financial point of view, of the consideration to be paid pursuant to the draft of the Original Merger Agreement to IPT shareholders (other than AIMCO, IFG and their respective subsidiaries). The IPT Fairness Opinion was addressed to the entire IPT Board and not just the two members who were not employees of IPT. Although Mr. Eckstein, one of two members of the IPT Board who were not employees of IPT, was not present at the October 1, 1998 meeting of the IPT Board, following the meeting he advised the Approving IPT Board of his agreement with the actions approved at that meeting.



     In the interest of clarifying certain ambiguities and inconsistencies in the Original Merger Agreement and to change the structure of the Original Merger to the Merger, AIMCO and IPT proposed to execute an amendment and restatement of the Original Merger Agreement.



     All of the Continuing Trustees were present at the December 7, 1998 meeting of the IPT Board at which the Merger Agreement was approved, and voted for such approval. The IPT Board also concluded that since the differences between the Original Merger Agreement and the Merger Agreement did not affect materially the value of the consideration to be received by the IPT shareholders, a new opinion of Lehman Brothers was not required. At its December 7, 1998 meeting, the IPT Board (with the AIMCO-nominated Trustees abstaining), unanimously ratified and reaffirmed its previous findings regarding fairness of the Original Merger, as modified by the Merger Agreement, deemed the Merger advisable and in the best interest of IPT and directed that the Merger, the Merger Agreement and the transactions contemplated thereby be submitted to the IPT shareholders with their recommendation.

     In reaching its determination, the Approving IPT Board considered a number of factors, including the following:


     - Control of IPT by AIMCO. The Approving IPT Board noted that AIMCO controlled a majority of the outstanding IPT Common Shares. Such ownership position would have allowed AIMCO to elect a majority of the members of the IPT Board, exercise substantial influence with respect to the business of IPLP and otherwise control IPT's and its subsidiaries' affairs. The Approving IPT Board was unable to predict whether AIMCO would exercise such powers as well, worse or better than IFG had exercised such powers. Rather than subject the IPT shareholders not affiliated with AIMCO (the "Minority Holders") to the risk of being minority shareholders of an entity with a new controlling shareholder, the Approving IPT Board decided to enter into the Original Merger Agreement so that the Minority Holders would receive, at a minimum, $13.25 per share while also providing the possibility that the Minority Holders might defer recognition of taxable income to the extent that AIMCO elected to issue AIMCO Common Stock in the Original Merger. In the IFG Merger, IFG valued its investment in IPT at $13.25 per IPT Common Share.


     - Consideration. The Approving IPT Board noted that the Original Merger Agreement provided AIMCO with the option of paying the merger consideration in cash, shares of AIMCO Common Stock or a combination of both. The Approving IPT Board believed that the ability of Minority Holders to dispose of their IPT Common Shares at a valuation determined by arm's-length negotiation between IFG and AIMCO and upon the terms established by arm's-length negotiation between IPT and AIMCO was a superior alternative for the Minority Holders than remaining minority shareholders whose exit value and distribution rate would be controlled by AIMCO.


     - Value of Stock Consideration. Although the IFG Board noted that AIMCO had originally agreed to offer $13.25 in cash per IPT Common Share, the increase in the offered consideration to $13.28, to the extent AIMCO chooses to pay with AIMCO Common Stock, was a positive factor inasmuch as any stock component will provide IPT's shareholders with the opportunity to participate in a company which, subsequent to the IFG Merger, is one of the largest owners and managers of multifamily apartment properties in the United States. Moreover, even if AIMCO pays the merger consideration in AIMCO Common Stock, those IPT shareholders who would prefer cash can sell the AIMCO Common Stock received by them in the Original Merger, using the increased consideration (3 cents) per IPT Common Share to offset most (if not all) of the transaction costs. In approving the Merger Agreement at its December 7, 1998 meeting, the IPT Board was aware of the October 1, 1998 revision of Moody's Investors Service's outlook for the ratings of AIMCO from stable to negative and the reasons cited for such revision. The IPT Board believed the market price of AIMCO Common Stock would reflect AIMCO's credit rating prior to the time the AIMCO Exchange Value would be determined. Because IPT shareholders would receive $13.28 in AIMCO Common Stock, any decline in the market price of AIMCO Common Stock (and therefore the AIMCO Exchange Value) would result in a greater number of shares being issued to IPT shareholders, not a reduction in the aggregate market value of the consideration paid for the IPT Common Shares.

     - Interest of Former AMIT Shareholders. The Approving IPT Board was aware that AMIT's Board of Trustees was concerned about the effect of the proposed Original Merger on the value of the IPT Common Shares issued in the AMIT Merger. Former AMIT shareholders had, at the time the AMIT Merger was approved, the expectation that they would, within six months, receive $13.25 per IPT Common Share in cash. On September 4, 1998, when AMIT's shareholders approved the AMIT Merger, and on September 17, 1998, when the AMIT Merger was consummated, AIMCO had not yet negotiated the concession from IPT which allowed AIMCO to elect to pay the merger consideration in shares of AIMCO Common Stock. At such dates, the draft of the Original Merger Agreement then being negotiated reflected an option in favor of IPT's shareholders to elect whether to receive cash or shares of AIMCO Common Stock as merger consideration. The approving IPT Board determined that (i) the increase of the consideration per IPT Common Share to $13.28 if the merger consideration is comprised of shares of AIMCO Common Stock would offset most (if not all) of the cost incurred in selling the AIMCO Common Stock, if cash is more desirable, (ii) former AMIT shareholders (together with all other IPT shareholders) will have an opportunity to benefit from any increase in the market value of shares of AIMCO Common Stock between December 31, 1998 (the date on which the AIMCO Exchange Value may be determined) and the date the Merger is completed and (iii) there would be a benefit to the former AMIT shareholders if the transaction received tax-free treatment.



     - Other Terms of the Original Merger Agreement. The Approving IPT Board viewed favorably the terms and conditions of the Original Merger Agreement. The Approving IPT Board noted that the conditions to AIMCO's obligation to close the Original Merger and IPT's representations and warranties in the Original Merger Agreement are more favorable to IPT than those typically negotiated by public companies acquired by merger. The Original Merger Agreement did not contain conditions to AIMCO's obligation to consummate the Merger such as the receipt of opinions of IPT counsel on the closing date, the absence of material changes between the date of the Original Merger Agreement and the closing date and the receipt of an officers' certificate from IPT on the closing date. The Original Merger Agreement did not contain representations and warranties by IPT as to, among other things, third party or governmental consents and approvals, undisclosed IPT liabilities, litigation involving IPT or its properties, and employee benefit plans. The Approving IPT Board also viewed favorably the likelihood of the consummation of the Original Merger and, therefore, the likely avoidance of a failed transaction and the related potential deterioration of IPT's business and loss of personnel. The Merger Agreement also contains all of these favorable terms and conditions.



     - IPT Fairness Opinion. The Approving IPT Board considered the IPT Fairness Opinion to the effect that, as of the date of such opinion, the consideration to be paid in the Original Merger is fair, from a financial point of view, to IPT's shareholders (other than AIMCO, IFG and their subsidiaries). The Approving IPT Board relied on the work and presentation of Lehman Brothers in the overall financial analysis of IPT and adopted the Lehman Brothers opinion analysis which is described under "-- Opinion of Financial Advisor to the IPT Board." The IPT

       Fairness Opinion analysis calculated ranges of equity market values for IPT Common Shares. The merger consideration falls within those ranges.


     - Structure of the Transaction. The Approving IPT Board considered the transaction structure and concluded that it was fair because it offers all IPT shareholders (other than AIMCO and its subsidiaries and holders of restricted IPT Common Shares) the same consideration, provides a substantial likelihood of completion without disruption by Minority Holders who might hold out in a voluntary transaction, is expected to be tax free to IPT shareholders to the extent the merger consideration is paid in shares of AIMCO Common Stock, and offers IPT shareholders the possibility of owning an interest in one of the largest owners and managers of multifamily housing in the United States while preserving the REIT status of their investment.

     - Current and Historical Market Price. The Approving IPT Board considered that the merger consideration per IPT Common Share exceeded the market price per IPT Common Share on the last trading day before its October 1, 1998 meeting by approximately 3.4% and that it also was greater than any trading price since September 17, 1998, the date on which IPT Common Shares were first publicly traded.

     - Net Book Value. The Approving IPT Board was aware that the merger consideration per IPT Common Share exceeded the net book value per IPT Common Share on June 30, 1998 by approximately 67.7%.


     IPT shareholders also should be aware of the following factors which the Approving IPT Board considered in approving the Original Merger:


     - IPLP Restructuring and Unwind. The Approving IPT Board was aware that the IFG Merger Agreement provided that AIMCO would transfer substantially all of IPLP's assets to the AIMCO Operating Partnership following the IFG Merger. Therefore, in order to address the Approving IPT Board's concern about the effects of a failure to consummate the Original Merger, the Original Merger Agreement provided (and the Merger Agreement provides) that, in the event the Merger does not occur, such transfers will be unwound. In addition, all other acquisitions of equity interests in or debt securities of entities controlled by IPT as well as certain asset acquisitions will also be unwound if the Merger does not occur. IPT shareholders should note that, prior to the date of this Information Statement/ Prospectus, the economic rights to substantially all of IPLP's assets were transferred to the AIMCO Operating Partnership.


     - Control of IPT by AIMCO Prior to Consummation of the Merger. The Approving IPT Board recognized that after the IFG Merger, AIMCO would be the controlling shareholder of IPT, which would enable it to eventually gain control of the IPT Board. As part of the Original Merger Agreement and in recognition of this fact, to seek a compromise, IPT agreed to cede control of the IPT Board to AIMCO so long as (i) the Continuing Trustees would be granted rights to protect IPT's interest until the Original Merger was completed and (ii) the Original Merger Agreement included an unwind provision. The Continuing Trustees currently consist of: James A. Aston, Andrew L. Farkas, Warren M. Eckstein, Frank M. Garrison and Bryan
       L. Herrmann. Therefore, as part of the negotiation of the Original Merger Agreement, the IPT Bylaws were amended to provide, among other things, that a majority of the Continuing Trustees, on behalf of IPT, must approve the following actions: (1) amendments to, or waivers of provisions in, the Original Merger Agreement, (2) termination of the Original Merger Agreement by IPT, (3) enforcing employment contracts in existence on October 1, 1998, (4) amendments to, or waivers of provisions in, the limited partnership agreement of IPLP, (5) amendments to the IPT Declaration or IPT Bylaws, (6) loans or cash advances from IPT to AIMCO and (7) declaring distributions on IPT Common Shares. The IPT Bylaws also state that a vacancy created by a Continuing Trustee must be filled only with an individual nominated by a majority of the Continuing Trustees. In connection with the execution of the Original Merger Agreement, AIMCO agreed to vote its IPT Common Shares for a Continuing Trustee (or his successor) at any election of trustees prior to the consummation of the Original Merger and for two years after the termination of the Original Merger Agreement. To ensure that IPT could regain control of the IPT Board upon a termination of the Original Merger Agreement, each AIMCO-nominated Trustee executed and delivered to IPT an undated resignation so that he can be removed without requiring action on the part of the IPT Board. Based upon the safeguards described above, the Approving IPT Board believed that the Original Merger Agreement, the amended IPT Bylaws and other ancillary agreements provided adequate protection for IPT and its shareholders until the Original Merger were to be consummated or if the Original Merger Agreement were to be terminated. The Merger Agreement did not alter the protections contained in the Original Merger Agreement.


     - Integration of Businesses. There can be no assurance that AIMCO can successfully integrate the IPT or IFG businesses with its own business. Failure to do so may have a material adverse effect on AIMCO's results of operations and the market value of its securities. However, AIMCO has integrated other acquired businesses in a manner which appears to have benefitted AIMCO and its stockholders. See "Risk Factors."


     - Interests of Trustees and Officers. Four former executive officers of IPT have received or will receive cash payments and certain other benefits from IPT in connection with execution of the Original Merger Agreement, and certain trustees became parties to consulting agreements with AIMCO and will receive special treatment of restricted IPT Common Shares held by them in the Merger. See "-- Interests of Trustees and Management of IPT in the Merger." Notwithstanding these interests, the Approving IPT Board determined that the Original Merger was in the best interests of IPT and its shareholders.


     The foregoing discussion of the factors considered by the Approving IPT Board is not intended to be exhaustive, but includes all material factors considered by the Approving IPT Board. In light of the variety of factors considered in connection with its evaluation of the Original Merger, the Approving IPT Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not try to reach a consensus as to the appropriate analysis of each factor. In addition, different members of the Approving IPT Board may have given different weights to different factors and have analyzed each factor differently.


     On December 7, 1998, at a special meeting, the IPT Board (with the AIMCO-nominated Trustees abstaining) unanimously ratified and reaffirmed the Approving IPT

Board's previous findings regarding the fairness of the Original Merger, as contemplated by the Original Merger Agreement, as modified by the Merger Agreement. At such meeting, the IPT Board (with the AIMCO-nominated Trustees abstaining), unanimously deemed the Merger advisable and in the best interest of IPT and directed that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement be submitted to the IPT shareholders along with their recommendation.


AIMCO'S REASONS FOR THE MERGER


     AIMCO believes the terms of the Merger are fair to the Minority Holders for the reasons stated by the Approving IPT Board which AIMCO adopts. AIMCO notes that as part of the analysis performed by the Approving IPT Board there were factors which the Approving IPT Board considered that reflected risks associated with AIMCO, its business and AIMCO's control of IPT. See "Risk Factors." Although AIMCO can provide no assurance in the following regard, AIMCO believes it will be able to mitigate the issues that concerned the Approving IPT Board. AIMCO believes that the merger negotiations were procedurally fair because they were negotiated on an arm's length basis with (1) IFG's officers and the IFG Board, as to the initial $13.25 per IPT Common Share price and (2) IPT's officers and the IPT Board (before any trustees were appointed by AIMCO), as to the final terms of the Original Merger Agreement. AIMCO also believes that the terms of the Merger are substantively fair because of the reasons set forth in the description of the IPT Fairness Opinion which AIMCO adopts. AIMCO proposed a merger at this time because (x) IFG negotiated an expedited ninety day post-IFG Merger timetable as part of the negotiation of the IFG Merger Agreement, (y) maintaining IPT as a publicly reporting subsidiary would involve significant on-going administrative costs and (z) the existence of the Minority Holders represents the ongoing potential for conflicts of interest between AIMCO and IPT. AIMCO structured its acquisition of IPT as a merger under Maryland law because (x) a merger was the structure provided for in the IFG Merger Agreement and (y) a merger provides certainty in eliminating Minority Holders who could attempt to hold-out in a tender offer or other voluntary exchange. AIMCO believes that the IPT Board's decision not to establish a special committee to negotiate the Original Merger Agreement is consistent with AIMCO's view of the procedural fairness of the Merger because the IPT officers and trustees who negotiated the Original Merger Agreement were not affiliated with AIMCO.



     AIMCO has not yet determined whether it will pay the merger consideration in cash in lieu of stock. AIMCO's determination as to whether to pay the merger consideration in cash will be based upon market conditions at the time of election. Among the factors to be considered are AIMCO's best estimate of what the market valuation of AIMCO Common Stock might be at the closing and the alternative uses for AIMCO's cash (including, but not limited to, investments in new multifamily residential properties and purchasing limited partnership interests in limited partnerships that AIMCO manages or controls) and the availability and cost of financing. AIMCO anticipates that any cash paid as consideration in the Merger will be provided from cash on hand, cash generated from operations and sales of equity securities or borrowings under existing credit facilities with financial institution lenders. IPT will issue a press release at least 12-NYSE trading days prior to the date of the Special Meeting, announcing whether AIMCO will pay the merger consideration in cash in lieu of stock.

OPINION OF FINANCIAL ADVISOR TO THE IPT BOARD

     Lehman Brothers has acted as financial adviser to the IPT Board in connection with the Original Merger.


     As part of its role as financial adviser to IPT, on October 1, 1998, Lehman Brothers delivered the IPT Fairness Opinion to the IPT Board to the effect that, as of such date, from a financial point of view, the consideration to be received in the Original Merger by the holders of IPT Common Shares (other than AIMCO, IFG and their subsidiaries) is fair to such holders.


     A copy of the IPT Fairness Opinion is included at the back of this Information Statement/Prospectus as Annex B. IPT shareholders should read the IPT Fairness Opinion in its entirety for a discussion of the assumptions made, matters considered, potential conflicts of interest and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the IPT Fairness Opinion set forth in this Information Statement/Prospectus is qualified in its entirety by reference to the full text of the IPT Fairness Opinion.

     No limitations were imposed by IPT on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering the IPT Fairness Opinion, except that IPT did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, proposals from third parties with respect to the purchase of all or a part of IPT's business. Lehman Brothers was not requested to and did not make any recommendation to the IPT Board as to the form or amount of the consideration to be offered to the Minority Holders in the Original Merger, which was determined through arm's-length negotiations. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to IPT, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the Minority Holders by AIMCO (the "IPT Consideration") on the basis of the financial and comparative analysis described below. The IPT Fairness Opinion is for the use and benefit of the IPT Board and was rendered to the IPT Board in connection with its consideration of the Original Merger. The IPT Fairness Opinion is not intended to be and does not constitute a recommendation of the IPT Consideration to any shareholder of IPT. Lehman Brothers was not requested to opine as to, and its opinion does not address, (1) IPT's underlying business decision to proceed with or effect the Merger or (2) the fairness of the allocation of the consideration between the consideration paid in the IFG Merger and the shares of New Insignia common stock and the IPT Consideration.


     In arriving at its October 1, 1998 opinion, Lehman Brothers reviewed and analyzed: (1) a draft dated September 29, 1998 of the Original Merger Agreement and the proposed terms of the Original Merger, (2) publicly available information concerning IPT and AIMCO that Lehman Brothers believed to be relevant to its analysis, including, without limitation, the Joint Proxy Statement/Prospectus relating to the IFG Merger, (3) financial and operating information with respect to the business, operations and prospects of IPT and AIMCO furnished to it by IPT and AIMCO, respectively, (4) a trading history of the shares of AIMCO Common Stock from January 1, 1996 to the date of the IPT Fairness Opinion and a comparison of that trading history with those of other companies that it deemed relevant, (5) a comparison of the historical financial results and the financial condition of IPT at such time with those of other companies that Lehman Brothers deemed relevant, (6) a comparison of the historical financial results and the financial condition of AIMCO at such time with those of other companies that Lehman Brothers deemed relevant, (7) a comparison of the financial terms of the Original Merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant and (8) liquidation values of IPT's properties furnished to Lehman Brothers by IPT. In addition, Lehman Brothers had discussions with the management of each of IPT and AIMCO concerning their respective business, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at the IPT Fairness Opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of each of IPT and AIMCO that they were not aware of any facts or circumstances that would make such information inaccurate or misleading, in any material respect. With respect to the financial projections of IPT and AIMCO, upon advice of IPT and AIMCO, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of IPT and AIMCO, as the case may be, as to the future financial performance of IPT and AIMCO, and that IPT and AIMCO will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of IPT or AIMCO and did not make or obtain any evaluations or appraisals of the assets or liabilities of IPT or AIMCO. The IPT Fairness Opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the IPT Fairness Opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the IPT Fairness Opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the IPT Fairness Opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IPT. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

VALUATION OF IPT

  Comparable Public Company Analysis

     Lehman Brothers compared certain publicly available financial and operating data and projected financial performance (based upon published research analysts' estimates) of selected publicly traded REITs with similar financial and operating data and projected financial performance to those of IPT (as estimated by the management of IPT). The selected REITs reviewed in this analysis (collectively, the "IPT Comparable Group") were AIMCO, Archstone Communities, Avalon Bay Communities, Camden Property Trust, Equity Residential Properties Trust ("Equity Residential"), Merry Land & Investment and United Dominion Realty Trust. Lehman Brothers analyzed, among other things, the ratios of equity market value per share to funds from operations ("FFO") per share. Lehman Brothers then compared the results of its analyses for the IPT Comparable Group to the corresponding results for IPT. Lehman Brothers calculations resulted in a range of equity market values per share to projected 1999 FFO per share for the IPT Comparable Group of 8.1x to 10.4x, with a mean of 9.5x, as compared to IPT at 11.6x (based upon an assumed IPT value of $13.25 per IPT Common Share).

     Because of the inherent differences between the businesses, operations and prospects of IPT and the businesses, operations and prospects of the companies included in the IPT Comparable Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of IPT and the companies in the IPT Comparable Group that would affect the public trading values of IPT and such comparable companies.

  Comparable Transaction Analysis

     Lehman Brothers reviewed certain information regarding nine selected pending or completed business combinations involving REITs owning primarily apartment properties since 1994. Lehman Brothers reviewed the prices paid in these transactions in terms of the equity value per share as a multiple of projected 1999 FFO per share (based upon published research analysts' estimates) and compared the multiples to the multiples of the financial results for IPT implied by the IPT Consideration (assumed to be $13.25 per IPT Common Share) payable pursuant to the Original Merger Agreement. The nine completed business combinations reviewed in this analysis (collectively, the "IPT Transaction Comparables") were the acquisition of Security Capital Atlantic by Security Capital Pacific; the acquisition of Evans Withycombe by Equity Residential; the acquisition of Wellsford Residential by Equity Residential; the acquisition of Columbus Realty Trust by Post Properties; the acquisition of Paragon Group by Camden Property Trust; the acquisition of South West Property Trust by United Dominion Realty Trust; the acquisition of REIT of California by BRE Properties; the acquisition of Holly Residential by Wellsford Residential; and the pending acquisition of Merry Land & Investment by Equity Residential. Lehman Brothers analyzed multiples of projected 1999 FFO, derived from Lehman Brothers' analysis of multiples of equity value per share to FFO per share for the IPT Transaction Comparables, and applied such multiples to the projected 1999 FFO of IPT (as projected by management of IPT). Lehman Brothers calculations resulted in a range of equity market values per share to projected 1999 FFO per share of 9.6x to 14.0x, with a mean of 11.9x, which implies a range of equity values of IPT of $10.94 to $15.96 per IPT Common Share.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of IPT and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Original Merger that would affect the acquisition values of IPT and such acquired companies.

  Net Asset Value Analysis

     Lehman Brothers calculated the net asset value of IPT's proportionate interest in the real estate assets owned by IPT, adjusted for total debt outstanding, to arrive at a range of equity values per IPT Common Share. The analysis of IPT utilized projections provided by management of IPT. Lehman Brothers calculated values of IPT's assets based on a range of capitalization rates of 9.45% to 10.45% applied to projected 1998 net operating income for IPT's real estate assets, plus an adjustment for the estimated value of non-income producing property. This analysis indicated a range of imputed equity values (defined as aggregate value minus debt) of IPT of $12.09 to $13.74 per IPT Common Share.

VALUATION OF AIMCO

  Comparable Public Company Analysis

     Lehman Brothers compared certain publicly available financial and operating data and projected financial performance (reflecting research analysts' estimates) of selected publicly traded REITs with similar financial and operating data and projected financial performance to those of AIMCO (as estimated by the management of AIMCO). The selected REITs reviewed in this analysis (collectively, the "AIMCO Comparable Group") were Archstone Communities, Avalon Bay Communities, Camden Property Trust, Equity Residential, Merry Land & Investment, and United Dominion Realty Trust. Lehman Brothers analyzed, among other things, the ratios of equity market value per share to FFO per share, as well as operating and financial performance data and the capital structures of the AIMCO Comparable Group. Lehman Brothers then compared the results of its analyses for the AIMCO Comparable Group to the corresponding results for AIMCO. Lehman Brothers calculations resulted in the following relevant ranges for the AIMCO Comparable Group and for AIMCO as of September 29, 1998: a range of equity market value per share to projected 1999 FFO per share of 8.1x to 10.4x, with a mean of 9.1x (as compared to AIMCO at 9.4x); a range of dividend yield of 5.4% to 8.7%, with a mean of 7.1% (as compared to AIMCO at 6.3%); a range of annualized dividends per share as a percentage of 1998 projected FFO per share of 60.0% to 69.6%, with a mean of 65.3% (as compared to AIMCO at 56.8%); and a range of total debt as a percentage of total market capitalization of 36.1% to 53.4%, with a mean of 42.7% (as compared to AIMCO at 40.8%).

     Because of the inherent differences between the businesses, operations and prospects of AIMCO and the businesses, operations and prospects of the companies included in the AIMCO Comparable Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of AIMCO and the companies in the AIMCO Comparable Group that would affect the public trading values of AIMCO and such comparable companies.

  Discounted Cash Flow Analysis

     Lehman Brothers performed a discounted cash flow analysis of AIMCO to arrive at a discounted cash flow valuation of AIMCO. Lehman Brothers used estimates of projected financial performance prepared by AIMCO's management for the year 1998 through the year 2002 based on assumptions provided by AIMCO's management. Utilizing these projections, Lehman Brothers calculated a range of values based upon (a) the sum of the discounted net present value of the projected stream of cash flow for AIMCO to the year 2002 and (b) the projected terminal value of AIMCO at that year based upon a range of multiples of projected FFO. Lehman Brothers selected, in its subjective judgment, discount rates ranging from 15% to 17% and terminal multiples of FFO ranging from 9.0x to 11.0x. Using this methodology, the range of equity values of AIMCO was calculated to be $33.09 to $39.97 per share of AIMCO Common Stock on a fully diluted basis.

  Net Asset Value Analysis

     Lehman Brothers calculated the net asset value of the real estate assets owned by AIMCO, as well as the value of the non-real estate franchise and management businesses owned by AIMCO, and adjusted for total debt outstanding and other liabilities to arrive at a range of equity values per share of AIMCO Common Stock. The analysis of AIMCO performed by Lehman Brothers utilized projections of AIMCO Common Stock provided by management. Lehman Brothers calculated values of AIMCO's assets based on a range of capitalization rates of 8.75% to 9.25% applied to projected one-year-forward operating income for AIMCO's real estate assets, a range of multiples of EBITDA of 8.0x to 12.0x applied to 1998 projected EBITDA for AIMCO's management businesses, plus an adjustment for the estimated value of non-income producing property. This analysis indicated a range of imputed equity values (defined as aggregate value minus debt) of AIMCO of $30.67 to $34.92 per share of AIMCO Common Stock on a fully-diluted basis.

  Stock Trading Analysis

     Lehman Brothers considered various historical data concerning the trading prices for AIMCO Common Stock for the period from September 25, 1997 to September 25, 1998. At September 25, 1998, the closing price of a share of AIMCO Common Stock was $37.25. Lehman Brothers calculated the average closing share price of shares of AIMCO Common Stock for following time periods leading up to and ending with September 25, 1998: one week ($36.50), one month ($35.19), three months ($37.51), six months ($37.79), and one year ($36.96).

  Fees and Potential Conflicts

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The IPT Board selected Lehman Brothers because of its expertise, reputation and familiarity with IPT in particular and the real estate industry in general, and because its investment banking professionals have substantial experience in transactions similar to the Original Merger.

     As compensation for its services in connection with the Original Merger, IPT has paid Lehman Brothers a fee of $750,000. IPT has also agreed to reimburse Lehman Brothers

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

for up to $25,000 of its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under Federal securities laws.

     Lehman Brothers is currently a lender under IPT's credit facility, New Insignia's credit facility and AIMCO's unsecured term loan. Lehman Brothers also was a lender under a $300 million credit facility with IFG, which was repaid at the time of the IFG Merger with the proceeds of AIMCO's unsecured term loan facility. At March 17, 1998 and October 1, 1998, the dates of opinions rendered by Lehman Brothers to IFG and IPT, Lehman Brothers and an officer thereof owned an aggregate of 510,000 IPT Common Shares. Lehman Brothers has also performed various investment banking services for IPT, IFG, New Insignia and AIMCO in the past, for which it has received customary fees. In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of IPT, New Insignia, and AIMCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

     Copies of the IPT Fairness Opinion are available for inspection and copying at the principal executive office of IPT during its regular business hours by any interested IPT shareholder or such holder's representative who has been designated in writing.

CERTAIN PROJECTED FINANCIAL INFORMATION AND FORWARD-LOOKING STATEMENTS


     IPT and AIMCO do not, as a matter of course, make public forecasts or projections as to future revenues, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in connection with IFG's and AIMCO's review of a possible transaction between them, IPT and AIMCO furnished one another with certain projections (the "Projections") prepared by their respective managements and, therefore, a summary of the Projections are included herein.


     The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission (the "SEC") or the American Institute of Certified Public Accountants regarding forward-looking information or GAAP. None of IPT's independent auditors, AIMCO's independent auditors or any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or given any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the Projections necessarily make numerous assumptions, some (but not all) of which are set forth below and many of which are beyond the control of IPT or AIMCO, as the case may be, and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for the businesses of IPT and AIMCO, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

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

     IPT shareholders should understand that the following important factors, in addition to those discussed elsewhere herein and in the documents which are incorporated by reference into this Information Statement/Prospectus, could affect the future results of IPT and AIMCO and could cause results to differ materially from those expressed in such forward-looking statements and the
Projections: (i) the effect of economic conditions; (ii) outstanding indebtedness and leverage of IPT and AIMCO; (iii) restrictions imposed by the terms of indebtedness of IPT and AIMCO; (iv) changes in rental revenue which are caused by changes in national and local economic conditions, the demographic characteristics of IPT's and AIMCO's markets and other factors outside IPT's and AIMCO's control; (v) the terms and results of tender offers made by IPT and AIMCO; (vi) future capital requirements; (vii) the impact of competition in each of IPT's and AIMCO's markets; (viii) the loss of key employees; (ix) the impact of litigation; and (x) other factors that may be described from time to time in filings of IPT and AIMCO with the SEC.


     The Projections that have been prepared by IPT (the "IPT Projections") were based upon estimates of the market for multifamily housing units and IPT's own performance through 2002, which IPT believed to be reasonable at the time they were made. The IPT Projections do not, and were not intended to, include the benefits of any strategic transaction. The estimates which follow for 1998 were based upon actual results through August 31, 1998 and management forecasts for the remainder of the year. In the IPT Projections, IPT assumed that (1) rental revenues would increase at an estimated average rate of 3% per year; (2) operating expenses would increase at an estimated average rate of 3% per year;
(3) estimated monthly capital expenditures ("CapEx") would be equal to the average between budgeted CapEx and actual CapEx incurred through August 31, 1998; (4) estimated cash balances would earn interest at an estimated rate of 4%; (5) estimated bank borrowings would bear interest at an estimated rate of 8.2%; (6) the results of tender offers for limited partner interests in the IPT Partnerships would add an estimated $5.3 million to FFO; (7) AMIT would add an estimated $2.3 million to FFO; (8) general and administrative expenses would be consistent with 1998 levels; and (9) the estimated aggregate cost of tender offers made through 1999 would aggregate approximately $27.4 million. Based upon the material assumptions set forth above and other matters, IPT projected 1999 FFO to be $1.14 per IPT Common Share.



     The Projections that have been prepared by AIMCO (the "AIMCO Projections") are based upon certain estimates and assumptions and provide support for the statements made by representatives of AIMCO, following the announcement of the IFG Merger, that the IFG Merger will result in an increase in AIMCO's profitability by more than 14 cents per share and that the IFG Merger creates a number of potential opportunities for AIMCO, including the opportunity for AIMCO to offer to acquire limited partnership interests in IFG affiliated partnerships that might increase AIMCO's profitability by up to 90 cents per share. The statement concerning the 14 cents per share increase was based on a number of estimates and assumptions, including that (a) AIMCO's operation of IFG's multifamily apartment business will result in revenues and expenses consistent with the historical operation of such business and (b) the IFG Merger will result in cost savings of $7.2 million due to elimination of duplicative corporate overhead. The statement concerning the 90 cents per share increase was also based on a number of estimates and assumptions, including that (i) properties owned by the affiliated partnerships are encumbered by mortgage debt equal to 50% to 55% of such property's value (on average),

(ii) AIMCO will make a tender offer for up to all of the units in each of the limited partnerships which own the properties, (iii) such tender offers will result in tenders of all such limited partnership units and all such units will be accepted for purchase by AIMCO, (iv) AIMCO will pay one half of the purchase price for such units in AIMCO Common Stock (or OP Units redeemable for such stock) valued at $40.00 per share (on average) and one half obtained from borrowing at an annual interest rate of 7.5% and (v) AIMCO will achieve a 9.75% capitalization rate on free cash flow generated by the partnerships.

     AIMCO has not made any final determination as to which of the partnerships, if any, it intends to make tender offers to purchase partnership units or the prices at which it will make any such tender offers. AIMCO currently anticipates that it will evaluate the possibility of tendering on any partnership which represents a profitable investment for AIMCO. AIMCO does not anticipate that all tenders will result in a 100% acceptance rate.

     In connection with the IFG Merger, AIMCO estimated the value of each property owned by IFG affiliated partnerships and thus determined an estimate of AIMCO's cost for general partnership units and any limited partnership units held by AIMCO in each partnership owning such properties. AIMCO's statement concerning its estimate of its increased profitability was based on an assumed tender offer price per limited partnership unit generally comparable to AIMCO's estimate of AIMCO's cost per general partnership unit and any cost per limited partnership unit.

     At this time AIMCO is unable to predict how it will fund the purchase of the partnership units, and funding such purchases will be made on a case-by-case basis at the time of the tenders, although it is likely that funds will be obtained from operations, equity issuances and short term borrowings. AIMCO's experience in past tender offers was considered in its estimate of the source of funding for the tender offers for the partnerships affiliated with AIMCO.

     Although AIMCO believes the estimates, and the assumptions upon which such estimates are based on, are reasonable, there can be no assurance that AIMCO will be successful in tendering for or otherwise acquiring the interests in these partnerships or that, even if such interests are acquired, they will be accretive at the levels set forth above. As of the date of this Information Statement/Prospectus, AIMCO has not updated such estimates and the assumptions upon which such estimates are based. The estimate set forth above is necessarily based on a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are completely beyond the control of AIMCO. The inclusion of the estimate should not be construed as any representation that the estimated results will in fact be realized.

     Shareholders of IPT are cautioned not to place undue reliance or weight on such estimate. The statement concerning AIMCO's potential profitability contains information which is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995.

     THE FOREGOING PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND SHAREHOLDER VALUE OF IPT AND AIMCO MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE ABILITY OF IPT OR AIMCO TO CONTROL OR PREDICT. SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT

THE FUTURE FINANCIAL RESULTS OF IPT OR AIMCO WILL NOT MATERIALLY ADVERSELY VARY FROM THE PROJECTIONS. NEITHER IPT NOR AIMCO INTENDS TO UPDATE OR REVISE THE PROJECTIONS.

INTERESTS OF TRUSTEES AND MANAGEMENT OF IPT IN THE MERGER


     Certain current and former members of the IPT Board and executive officers of IPT have interests in the transactions contemplated under the Merger Agreement that may present them with potential conflicts of interest. The Approving IPT Board was aware of these potential conflicts at the time of its consideration of the Original Merger. See "Risk Factors -- Possible Conflicts of Interest of IPT's Executive Officers and Trustees in the Merger."


     Since the execution of the Original Merger Agreement on October 2, 1998, IPT has accepted the resignations of Ronald Uretta and Ronald J. Consiglio from the IPT Board and increased the size of the IPT Board to eleven persons. The AIMCO-nominated Trustees were elected as a trustees of IPT. In addition, IPT caused the officer candidates designated by AIMCO to be appointed to their respective positions. IPT also established a committee of the IPT Board, consisting solely of certain AIMCO-nominated Trustees (the "AIMCO Committee"), authorized and empowered to act to the extent set forth in the IPT Bylaws, and recognized that the Continuing Trustees are authorized and empowered to act to the extent set forth in the IPT Bylaws. Furthermore, IPT established an executive committee of the IPT Board (the "Executive Committee") consisting solely of four AIMCO-nominated Trustees (Terry Considine, Peter K. Kompaniez, Patrick J. Foye and Thomas W. Toomey) to act to the extent set forth in the IPT Bylaws. All of these appointments were contemplated by the Original Merger Agreement.

     Six of AIMCO's executive officers have become members of the IPT Board and executive officers of IPT. While such individuals owe duties to IPT and its shareholders, they also owe the same duties to AIMCO and its stockholders. Thus, conflicts of interests could develop.


     In connection with the IFG Merger and the Original Merger, certain trustees and officers of IPT entered into arrangements with AIMCO, received shares of stock of AIMCO and received certain employee benefits. See "Risk
Factors -- Possible Conflicts of Interest of IPT's Executive Officers and Trustees in the Merger."


AIMCO'S RELATIONSHIP WITH IPLP


     Substantially all of IPT's assets are held through IPLP, IPT's operating subsidiary. IPLP has two partners: IPT, which is the sole general partner and owns approximately 70% of the IPLP OP Units and the AIMCO Operating Partnership, which is designated as the special limited partner and owns approximately 30% of the outstanding IPLP OP Units. See "Description of IPT -- The IPLP Partnership Agreement."



     On December 7, 1998, the AIMCO Operating Partnership and IPLP entered into an assignment and assumption agreement that amended and restated a similar agreement dated as of October 1, 1998 (the "IPLP Assignment Agreement"). Pursuant to the IPLP Assignment Agreement, IPLP transferred the economic rights to a substantial portion of its assets (the "Assets") to the AIMCO Operating Partnership, and the AIMCO Operating Partnership assumed all of the obligations of IPLP related to the Assets in exchange for approximately 10.2 million OP Units (the "IPLP Exchange"). As required by the IPT Bylaws, the AIMCO-nominated Trustees approved the transfer as in the best interests of the partners of IPLP because such transfer was required by the IFG Merger Agreement and completed to avoid potential adverse tax consequences to AIMCO. Immediately following the IPLP Exchange, the sole assets owned by IPLP consisted of (i) a 100% ownership interest in Cooper River Properties, LLC ("Cooper River") (which in turn owns limited partner units in a number of publicly-traded limited partnerships), (ii) cash, (iii) IPLP's rights under that certain Credit Agreement among IPLP, Lehman Syndicated Loan Funding Trust, as syndication agent, First Union National Bank, as administrative agent, and the lenders from time to time parties thereto (the "IPLP Credit Agreement"), (iv) approximately 10.2 million OP Units and (v) all residual rights under the Assets (which have insignificant economic value).



     IPT is required by the partnership agreement of IPLP to cause AIMCO (as successor to IFG) to be retained to provide (1) property management services with respect to virtually all properties controlled (directly or indirectly) by IPT and (2) partnership administration services to certain of the partnerships controlled by IPT. IPT also has engaged AIMCO to provide certain real estate and securities acquisition and disposition services to IPT and IPLP.



     On October 16, 1998, IPLP provided approximately $17.1 million to the AIMCO Operating Partnership to fund its subsidiary limited partnerships formed to acquire seven multifamily residential properties from an unaffiliated third party. In consideration for such amount, the AIMCO Operating Partnership assigned all of the economic rights to its limited partnership interests in such subsidiaries to IPLP for an amount equal to the cost of such residential properties.


CERTAIN EFFECTS OF THE MERGER; PLANS FOR IPT AFTER THE MERGER


     At the Effective Time, (i) the IPT Declaration, as in effect immediately prior to the Effective Time, will be the declaration of trust of the surviving entity until thereafter amended as provided by law and the IPT Declaration, (ii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time, will be the by-laws of the surviving entity until thereafter amended as provided by law, the IPT Declaration and such by-laws and (iii) the directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers, respectively, of the surviving entity.


     Following the completion of the Merger, AIMCO will be the sole beneficiary of any future earnings and growth of IPT's businesses and will have the ability to benefit from any divestiture of IPT's businesses or assets in the future. At the time of the Merger, the Minority Holders will cease to have any ownership interests in, or rights as shareholders of, IPT. Following the Merger, assuming AIMCO consummates the Merger using shares of AIMCO Common Stock as the merger consideration, former IPT shareholders will, through their holding of shares of AIMCO Common Stock, benefit from any increase in the value of AIMCO or any payment of dividends on the AIMCO Common Stock and will bear the risk of any decrease in the value of AIMCO.

     As a result of the Merger, there will be no public market for the IPT Common Shares. On the closing date, IPT Common Shares will cease to be quoted on the American Stock Exchange, and price quotations with respect to sales of IPT Common Shares in the public market will no longer be available. In addition, registration of the IPT Common Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. This termination will make certain provisions of the Exchange

Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement under the proxy rules of Regulation 14A of furnishing a proxy or information statement in connection with shareholders meetings, no longer applicable to IPT. After termination of its registration, IPT will no longer be required to file periodic reports with the SEC.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material Federal income tax consequences of the Merger to holders of IPT Common Shares. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated by the U.S. Treasury Department (the "Treasury Regulations"), administrative rulings and pronouncements, and judicial decisions all as of the date hereof and all of which are subject to change (possibly with retroactive effect). This summary assumes that IPT shareholders hold their IPT Common Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of Federal taxation that may be relevant to particular holders of IPT Common Shares in light of their personal investment circumstances or to holders of IPT Common Shares subject to special treatment under the Code (including financial institutions, tax-exempt organizations, insurance companies, broker-dealers, regulated investment companies, holders who received IPT Common Shares through the exercise of employee stock options or otherwise as compensation, foreign corporations, persons who are not citizens or residents of the United States and persons holding IPT Common Shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment) who may be subject to tax rules that differ significantly from those described below. This summary also does not discuss any foreign, state or local tax consequences of the Merger. HOLDERS OF IPT COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

     IPT has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO, to the effect that, for Federal income tax purposes, unless AIMCO elects to pay the merger consideration in cash, the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code and that each of AIMCO and IPT will be a "party to the reorganization" within the meaning of section 368(b) of the Code. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based upon certain assumptions and conditioned upon representations and covenants made by AIMCO and IPT (which representations and covenants will be reconfirmed prior to the closing of the Merger). An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the tax treatment of the Merger.

     Provided the Merger qualifies as a reorganization within the meaning of section 368(a) of the Code: (i) no gain or loss will be recognized by IPT shareholders on the receipt of shares of AIMCO Common Stock in the Merger; (ii) the holding period of the AIMCO Common Stock received by IPT shareholders in the Merger will include the holding period of the IPT Common Shares surrendered in exchange therefor, provided such IPT Common Shares were held as a capital asset at the consummation of the Merger; and (iii) the tax basis of the shares of AIMCO Common Stock received by IPT shareholders in the Merger will be the same as the tax basis of the IPT Common Shares

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

exchanged therefor, increased by any gain recognized and reduced by any cash received in the Merger.

     Cash received with respect to a fractional share of AIMCO Common Stock will be treated as if such fractional share was actually received and then sold for cash and in general, gain or loss will be recognized, measured by the difference between the amount of cash received for such fractional share and the basis of the IPT Common Shares allocable to such fractional share. In general, such gain or loss will constitute capital gain or loss if the IPT Common Shares were held as capital assets at the closing.

  AIMCO Cash Election

     If AIMCO elects to pay the merger consideration in cash, the Merger will not qualify as a reorganization and each IPT shareholder will recognize taxable gain or loss in an amount by which the cash received exceeds or is less than such shareholder's adjusted tax basis in its IPT Common Shares.

  IPT Distributions


     IPT distributions declared prior to the consummation of the Merger will be subject to tax as ordinary income to the extent of IPT's earnings and profits (unless and to the extent designated by IPT as capital gain income) and will not be eligible for the dividends received deduction ordinarily available to corporations. To the extent such distributions are in excess of IPT's earnings and profits, they will not be taxable to a holder of IPT Common Shares, but rather will reduce such holder's adjusted tax basis in his or her shares. To the extent such distributions exceed the adjusted tax basis in a holder's shares, they will be included in such holder's taxable income as long-term capital gain (or short term capital gain if the shares have been held for one year or less). The Merger Agreement provides that IPT may pay extraordinary distributions prior to the consummation of the Merger to the extent necessary for IPT to qualify as a REIT.


  Maximum Tax Rates

     The maximum individual Federal income tax rate (which applies to ordinary income and gains from the sale or exchange of capital assets held for one year or less) is 39.6%. The maximum individual Federal income tax rate on gains from the sale of capital assets held for more than one year is 20%. The maximum corporate Federal income tax rate (which applies to ordinary income and capital gains) is 35%.

ACCOUNTING TREATMENT


     The Merger will be accounted for by AIMCO under the "purchase" method of accounting, in accordance with GAAP. After the Merger, the results of operations of IPT will be included in the consolidated financial statements of AIMCO. The purchase price will be allocated based on the fair values of the assets acquired and liabilities assumed, at the time and date that the Merger becomes effective pursuant to the Corporations and Associations Article of the Annotated Code of Maryland (the "Effective Time"). Such allocations will be made based upon valuations and other studies that have not yet been finalized.

NO APPRAISAL RIGHTS


     Under Maryland law, objecting shareholders of a Maryland real estate investment trust that is party to a merger cannot demand fair value if the shares are listed on a national securities exchange on the record date for determining shareholders entitled to vote on the merger. Because the IPT Common Shares are listed on the American Stock Exchange, the holders of IPT Common Shares will not have objecting shareholders' rights to fair value in connection with the Merger. Maryland law does not provide IPT shareholders with additional rights in lieu of appraisal rights other than remedies for breaches of duties.


REGULATORY MATTERS


     Although clearance by HUD is not a condition to completion of the Merger and may not be required under HUD regulations, AIMCO has applied for approval from HUD to acquire a 10% or greater stock interest in IPT, whose subsidiaries hold an ownership interest in certain apartment properties assisted or insured by HUD. HUD has not taken any action on the application relating to IPT. See "Risk Factors -- Risks Relating to the Merger if You Receive Class A Common Stock of AIMCO in the Merger -- Risks Relating to Regulation of Affordable Housing."


MARYLAND PROHIBITION OF BUSINESS COMBINATION TRANSACTIONS


     Section 3-602 of the Maryland General Corporation law ("MGCL") prohibits business combination transactions involving a Maryland corporation (which is defined to include a Maryland real estate investment trust such as IPT) and an "interested stockholder" (defined generally as any person, or affiliate or associate (as defined in the MGCL) thereof, that beneficially owns 10% or more of the outstanding voting stock of the subject corporation), for five years following the date such person became an interested stockholder, unless special requirements are met or certain exceptions apply. An exception applies if the business combination is exempted from the requirements of Section 3-602 of the MGCL by a resolution adopted by such corporation's board of directors prior to the date on which the interested stockholder became such. The IPT Board, as constituted at such time, passed such a resolution on March 13, 1998, to exempt any business combination between IPT and AIMCO from Section 3-602 of the MGCL and the Declaration of Trust of IPT exempts IFG and any successor (which would include AIMCO) from the requirements of Section 3-602 of the MGCL. Thus, the Merger is not prohibited by Section 3-602 of the MGCL.


STOCK EXCHANGE LISTING

     Application will be made to have the shares of AIMCO Common Stock, which may be issued to IPT shareholders in connection with the Merger, approved for listing on the NYSE.

TRANSACTION COSTS

     The following table sets forth an estimate of the expected out of pocket costs of incurred in connection with the Merger. Each of IPT and AIMCO will pay their respective costs out of available cash on hand.


                                                    IPT         AIMCO
                                                 ----------   ----------
Investment banking fees and expenses...........  $  775,000   $       --
Legal fees and expenses........................     400,000      800,000
Accounting fees and expenses...................     100,000      150,000
Printing.......................................     500,000      500,000
SEC and NYSE filing fees.......................          --      100,000
Miscellaneous..................................      50,000       50,000
                                                 ----------   ----------
                                                 $1,825,000   $1,600,000
                                                 ==========   ==========


RESTRICTIONS ON RESALES BY AFFILIATES


     The shares of AIMCO Common Stock that may be issued in the Merger will be freely transferable, except that shares issued to any person who was a shareholder of IPT who may be deemed to be an "affiliate" (as defined under the Securities Act, of 1933, as amended (the "Securities Act"), and which generally includes, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of IPT for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act.

                  THE MERGER AGREEMENT AND TERMS OF THE MERGER

     The following is a brief summary of certain provisions of the Merger Agreement. A copy of the Merger Agreement is included at the back of this Information Statement/ Prospectus as Annex A. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. We urge all shareholders to read the Merger Agreement in its entirety for a complete description of the terms of the Merger.

THE MERGER


     The Merger Agreement provides for the merger of Merger Sub into IPT, with IPT surviving or (ii) at AIMCO's option, IPT into AIMCO with AIMCO surviving in accordance with the laws of the State of Maryland following the approval of the Merger by the shareholders of IPT and the satisfaction or waiver of the other conditions to the Merger. For purposes of disclosure in this Information Statement/Prospectus, we will assume that the Merger will occur as described in clause (i) above, with IPT being the surviving entity. If AIMCO, within the limits described in the Merger Agreement, chooses to merge as described in clause (ii) above, the Merger Agreement will be restructured in accordance with the terms of Merger Agreement.


CLOSING DATE; EFFECTIVE TIME

     On the date on which the Merger is completed (the "Closing Date"), Merger Sub and IPT will execute articles of merger and file them with the State Department of Assessments and Taxation of Maryland pursuant to the Corporations and Associations Article of the Annotated Code of Maryland ("MCAA"). The Merger will become effective upon the acceptance of the articles of merger by the State Department of Assessments and Taxation of Maryland (the "Effective Time").

CHARTER, BYLAWS AND DIRECTORS AND OFFICERS


     At the Effective Time: (i) the IPT Declaration, as in effect immediately prior to the Effective Time, will be the declaration of trust of the surviving entity until thereafter amended as provided by law and the IPT Declaration; (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the surviving entity until thereafter amended as provided by law, the IPT Declaration and such bylaws; and (iii) the directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the surviving entity. The additional effects of the Merger will be as provided in the applicable provisions of the MCAA.


THE CLOSING

     The completion of the Merger (the "Closing") will take place on the business day on which all of the conditions set forth in the Merger Agreement are either fulfilled or waived (expected to be the date of the Special Meeting), provided that all such conditions continue to be so satisfied or waived on such day. If the conditions are not satisfied or waived on such day, the Closing will be automatically extended until the first day on which all such conditions are again so satisfied or waived, subject, however, to the provisions relating to termination of the Merger Agreement described below. The Closing may take place at such other time, date and place as AIMCO and IPT mutually agree.

MANNER AND BASIS OF CONVERTING IPT COMMON SHARES


     As of the Effective Time, by virtue of the Merger and without any action on the part of any IPT shareholder, all issued and outstanding IPT Common Shares, other than IPT Common Shares owned directly or indirectly by AIMCO or IPT (the "Outstanding IPT Common Shares") and unvested restricted IPT Common Shares, will be converted into and become the right to receive AIMCO Common Stock or, at AIMCO's election, cash (the "Merger Consideration"). The amount of such consideration will depend upon when the Effective Time occurs, whether AIMCO elects to pay the Merger Consideration in cash, and if the Merger Consideration consists of AIMCO Common Stock, the AIMCO Exchange Value. If the Effective Time is on or after March 1, 1999, the Merger Consideration will consist only of shares of AIMCO Common Stock.



     Regardless of when the Effective Time occurs, unless AIMCO elects to pay the Merger Consideration in cash, each Outstanding IPT Common Share will be converted into and become the right to receive that number of shares of AIMCO Common Stock equal to the Conversion Ratio. The "Conversion Ratio" is equal to $13.28 minus the Excess Distribution Amount (as defined below) divided by the AIMCO Exchange Value (a NYSE trading price driven average). If AIMCO elects to pay the Merger Consideration in cash, the amount of cash paid per IPT Common Share will equal the Cash Amount.


     "Cash Amount" means an amount equal to: (a) $13.25; plus (b)(i) if the Effective Time occurs on or after January 1 and on or before January 31, 1999, $.0018 multiplied by the number of days that have elapsed from and including January 1, 1999 through and including the day immediately preceding the Special Meeting or (ii) if the Special Meeting occurs on or after February 1 and on or before February 28, 1999, $.0036 multiplied by the number of days that have elapsed from and including January 1, 1999 through and including the day immediately preceding the Special Meeting; and minus (c) the Excess Distribution Amount.

     "Excess Distribution Amount" means the aggregate per IPT Common Share amount of any distributions that IPT makes on the IPT Common Shares necessary to meet the distribution requirements applicable to REIT under the Code.


    No fractional shares of AIMCO Common Stock will be issued in connection with the Merger. Holders of IPT Common Share who otherwise would receive fractional shares instead will receive cash. Promptly following the Effective Time a paying agent selected by AIMCO (the "Paying Agent"), will determine the excess of the number of full IPT Common Shares into which the aggregate outstanding IPT Common Shares would be converted if all such shares were held by one holder, over the number of full IPT Common Shares to be distributed to all holders of IPT Common Shares (the "Excess Shares"). Promptly following the Effective Time, the Paying Agent, as agent for the holders of IPT Common Shares, will sell the Excess Shares at the then prevailing prices on the NYSE and will hold the proceeds in trust for the holders of IPT Common Shares. AIMCO will pay all commissions, transfer taxes and other out-of-pocket costs associated with this sale, including the expenses and compensation of the Paying Agent.


     The Paying Agent will distribute to each holder of IPT Common Shares his proportionate share of the proceeds of the sale of Excess Shares, calculated as the proportion which the fractional share interest of such holder bears to the aggregate fractional share interests of all such holders.

    All Outstanding IPT Common Shares, when converted, will automatically be canceled. Each holder of a certificate that, immediately prior to the Effective Time represented an Outstanding IPT Common Share, when such Outstanding IPT Common Share is converted, will cease to have any rights with respect thereto, except (i) the right to receive any dividends or other distributions on IPT Common Shares with a record date prior to the Effective Time, and (ii) upon the surrender of such certificate, (x) the right to receive the Merger Consideration and (y) if the Merger Consideration consists of AIMCO Common Stock, any dividend or other distribution on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time such certificate is surrendered.


    At the Effective Time, each unvested restricted IPT Common Share will be assumed by AIMCO and converted into that number of restricted shares of AIMCO Common Stock equal to $13.28 divided by the AIMCO Exchange Value and will continue to be subject to substantially the same terms and conditions in effect immediately prior to the Effective Time. AIMCO will cause such restricted shares of AIMCO Common Stock to be covered by an effective registration statement, and will use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained in the registration statement) for so long as the restricted shares remain outstanding.

REPRESENTATIONS AND WARRANTIES


    The Merger Agreement contains certain representations and warranties by the parties. Each of AIMCO, Merger Sub and IPT has made certain representations and warranties to the other regarding, among other things, (a) organization and qualifications; (b) capitalization; (c) authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement; (d) compliance of the transactions contemplated by the Merger Agreement with its charter or declaration of trust and bylaws; (e) tax matters;
(f) brokers fees; and (g) absence of inducement in entering into the Merger Agreement by any representations, warranties or statements not set forth or referred to in the Merger Agreement.


     The Merger Agreement also contains representations by each party, individually. AIMCO and Merger Sub have made certain representations and warranties as to: (a) required filings and approvals; (b) the accuracy and completeness of its filings with the SEC, as required under the Exchange Act;
(c) absence of conflicts with agreements, laws and constituent documents caused by the Merger Agreement or the transactions contemplated by the Merger Agreement; (d) the absence of certain material adverse changes or events; and
(e) the information provided for inclusion in this Information Statement/Prospectus and the registration statement of which it is a part. IPT has made certain representations and warranties regarding: (a) IPLP; (b) its earnings and profits; (c) the shareholder vote required; (d) the AMIT Merger; and (e) its receipt of the IPT Fairness Opinion.

CERTAIN COVENANTS

  IPT and IPLP Distributions


     IPT agreed that it will not declare or pay distributions on the IPT Common Shares except as set forth below.



     On a date prior to the Special Meeting, IPT shall declare a special cash distribution with a record date on the date immediately preceding the date of the Special Meeting in an amount in cash equal to the IPT Special Distribution Amount. Before the Closing Date, IPT shall set aside the monies necessary to pay the distribution and such distributions shall be paid fifteen calendar days after such record date.



     However, if the Effective Time has not occurred by June 1, 1999, the IPT Board may, at the election of a majority of the Continuing Trustees, declare and the Continuing Trustees may cause IPT to pay a distribution in an amount in cash per IPT Common Share equal to the IPT Special Distribution Amount (assuming that for purposes of determining the IPT Special Distribution Amount, the day on which Effective Time was to occur would be the date prior to the record date for such distribution).



     In addition, the IPT Board also may, at the election of a majority of the Continuing Trustees, declare and the Continuing Trustees may cause IPT to pay regular quarterly distributions thereafter, each in an amount in cash per IPT Common Share equal to the greater of (x) $0.16 or (y) the product of (i) the quotient obtained by dividing $13.28 by the AIMCO Collar Price (as defined below) multiplied by (ii) the per share amount of the most recent distribution declared, as of the date of such determination, by the Board of Directors of AIMCO in respect of the AIMCO Common Stock (other than a Special AIMCO Distribution).



     "IPT Special Distribution Amount" means an amount (rounded up to the next whole cent) equal to (a) $0.16; plus (b) either (i) if the Special Meeting occurs on or before February 28, 1999, $0.001758 multiplied by the number of days between December 24, 1998 (inclusive) and the day immediately proceeding the Special Meeting (inclusive), or (ii) if the Special Meeting occurs on or after March 1, 1998, $0.117786, plus the product of (A) the number of days between March 1, 1998 (inclusive) and the day immediately preceding the Special Meeting (inclusive), multiplied by (B) the greater of (x) $0.001758 or (y) the quotient of (i) the product of (I) the quotient obtained by dividing $13.28 by the AIMCO Collar Price multiplied by (II) the per share amount of the most recent distribution declared, as of the date of such determination, by the Board of Directors of AIMCO, in respect of the AIMCO Common Stock (other than a Special AIMCO Distribution), divided by (ii) 91.



     The "AIMCO Collar Price" means the average price of a share of AIMCO Common Stock during the 10-NYSE trading day period ending on (and including) December 31, 1998.



     IPT also agreed that if the Effective Time has not occurred on or before February 28, 1999 and if at any time thereafter the Board of Directors of AIMCO declares any distribution on a share of AIMCO Common Stock other than a regular quarterly distribution, with a record date for such distribution prior to the Effective Time (a "Special AIMCO Distribution"), the IPT Board will promptly declare and IPT will pay a corresponding distribution on each IPT Common Share with the same record date in an amount equal to the amount of such Special AIMCO Distribution, multiplied by $13.28, divided by the AIMCO Collar Price.

     IPT also agreed that to the extent that IPT reasonably determines that the distributions paid by IPT pursuant to the Merger Agreement are not sufficient for IPT to meet the distribution requirements applicable to REITs for its taxable year ended on the date on which the Effective Time occurs, IPT will, prior to the date on which the Effective Time occurs, pay one or more special distributions in respect of the IPT Common Shares in an aggregate amount equal to the Excess Distribution Amount.

     Finally, AIMCO agreed that it will cause IPT to timely declare and pay the distributions IPT is required to make pursuant to the Merger Agreement.

  Registration Statement, Information Statement/Prospectus and Schedule 13E-3


     AIMCO and IPT agreed to prepare and file with the SEC a combined information statement/prospectus to be distributed in connection with the Merger and the transactions contemplated by the Merger Agreement and a transaction statement on Schedule 13E-3. AIMCO also agreed to prepare and file with the SEC a registration statement in connection with the possible issuance of AIMCO Common Stock pursuant to the Merger, in which the information statement/prospectus will be included as a prospectus. Each party will also take action to cause the shares of AIMCO Common Stock covered by the registration statement to be approved for listing on the NYSE as of the Effective Time. Each party will also take action to cause the shares of AIMCO Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws.


  Shareholder Approval


    The Merger Agreement requires IPT to take all steps necessary to duly call and hold a meeting of the IPT shareholders for the purpose of voting on the Merger, the Merger Agreement and the transactions contemplated thereby as soon as practicable after October 1, 1998. IPT further agreed that the IPT Board, acting upon the recommendation of a majority of the Continuing Trustees, unless otherwise required by its duties to IPT shareholders, will recommend to such shareholders the approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, and will cooperate and consult with AIMCO with respect to each of the foregoing matters. IPT and the Continuing Trustees may nonetheless take and disclose to IPT shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act if required to do so by the Exchange Act, comply with Rule 14d-9, also promulgated under the Exchange Act, and make all other disclosures required by applicable law. The parties agreed that none of them will take any action or omit to take any action which could reasonably be expected to result in a postponement or adjournment of the Special Meeting, unless such party is advised by counsel that such action or omission is required and in no event shall the postponement or adjournment be in excess of ten NYSE trading days.


  Vote of IPT Common Shares Owned by AIMCO


    AIMCO agreed to vote all IPT Common Shares owned of record by it and cause its subsidiaries to vote all IPT Common Shares owned by them, for approval of the Merger, the Merger Agreement and the transactions contemplated thereby. AIMCO has executed a proxy in favor of Messrs. Aston, Farkas and Garrison (the "Proxyholders") to vote all such IPT Common Shares in favor of the Merger, the Merger Agreement and the transaction contemplated thereby. AIMCO further agreed that, with some exceptions, through the Effective Time it will not (i) sell, transfer or otherwise dispose of any IPT Common Shares owned by it or permit any of its subsidiaries to sell, transfer or dispose of any IPT Common Shares owned by it,
(ii) cause or permit IPT to issue additional IPT equity securities to any other person or take any other action which could have the effect of reducing the proportion of IPT Common Shares owned by AIMCO and its subsidiaries that are entitled to vote on the Merger Agreement and the transactions contemplated thereby, or (iii) grant any proxies with respect to such shares.

  Public Announcements

    AIMCO and IPT agreed in the Merger Agreement that, subject to their respective disclosure obligations, each will cooperate with the other in the development and distribution of all public announcements with respect to the Merger Agreement or any of the transactions contemplated thereby and will not issue any such public announcement or statement without the consent of the other party. AIMCO and IPT each agreed not to unreasonably withhold such consent.

  Expenses

    Each party to the Merger agreed that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

  Transfer Taxes

     The parties to the Merger Agreement agreed to cooperate in the preparation, execution and filing of all documents regarding the real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar taxes which become payable in connection with the transactions contemplated by the Merger Agreement that are required to be filed on or before the Closing Date.

  IPT Trustees and Officers


     IPT agreed to recognize that the Continuing Trustees of the IPT Board are authorized and empowered to act to the extent set forth in the IPT Bylaws. The AIMCO Committee and the Executive Committee will not be dissolved prior to the earlier of the Effective Time or the termination of the Merger Agreement. The powers of the Continuing Trustees may not be modified prior to the earlier of the Effective Time or the termination of the Merger Agreement without the consent of a majority of the Continuing Trustees.



     If, after October 1, 1998 and prior to the Effective Time, any IPT shareholder vote is taken for the election of a trustee to any position on the IPT Board currently occupied by any of the Continuing Trustees or by any successor duly elected under the IPT Bylaws, AIMCO is required to vote its IPT Common Shares for the reelection of each such Continuing Trustee or for the election of such Continuing Trustee's successor designated by a majority of the Continuing Trustees. If, after the date of the Merger Agreement and prior to the Effective Time, any vacancy on the IPT Board arises with respect to a trustee position occupied by a Continuing Trustee, AIMCO is required to cause the AIMCO-nominated Trustees to vote to fill such vacancy by electing a person nominated by a majority of the Continuing Trustees. Without the approval of a majority of the Continuing Trustees, AIMCO will not, and will not permit any AIMCO-nominated Trustee to, remove a Continuing Trustee as a trustee of the IPT Board or amend IPT's Declaration unless such amendment shall have been approved by a majority of the Continuing Trustees.


     Prior to the earlier of the Effective Time or the termination of the Merger Agreement, without the prior written consent of a majority of the Continuing Trustees, IPT may not terminate (x) Ernst & Young LLP from serving as its independent auditor, (y) Lehman Brothers from serving as its financial advisor with respect to the Merger, or (z) Proskauer Rose LLP, Miles & Stockbridge P.C., Rogers & Wells or Akin, Gump, Strauss, Hauer & Feld, L.L.P. from serving as its legal counsel with respect to the Merger.


     The parties agreed that Jeffrey P. Cohen will remain as Secretary of IPT, and in such capacity will be invited and entitled to attend all meetings of the IPT Board and each committee of the IPT Board. If Mr. Cohen ceases to serve as Secretary of IPT for any reason, another individual nominated by a majority of the Continuing Trustees will be appointed to such position and be invited and entitled to attend such meetings.

  Modification of Form of Transaction


     The Merger Agreement provides that, upon the earlier to occur of (i) December 31, 2000 or (ii) such time (if ever) as any law is adopted or issued after October 1, 1998 which has the effect of prohibiting the Merger, or any court of competent jurisdiction in the United States shall have prohibited the Merger, IPT, acting through the Continuing Trustees, Merger Sub and AIMCO will use their best efforts to restructure the form of the transaction to one which has an improved chance of completion and can be accomplished without materially changing either the consideration to be received by IPT shareholders or the tax or other economic consequences of the transaction to AIMCO, Merger Sub and AIMCO's other subsidiaries.


  Indemnification

     AIMCO and Merger Sub, jointly and severally, agreed to indemnify each person who was, is or may become a trustee, officer or employee of IPT, and their respective successors, heirs and personal representatives (each, an "Indemnitee") against all losses and expenses that result from the fact that he is, was or is to be a trustee, officer or employee of IPT. However, no Indemnitee will be entitled to be indemnified with respect to any loss found to have been incurred by reason of such Indemnitee's wilful misconduct or with respect to attorney's fees and expenses which are not reasonable. In the event of such a finding, any funds for attorneys' fees billed at standard hourly rates and expenses of such counsel advanced to such Indemnitee pursuant to the Merger Agreement and which are not found to be within the provision of the previous sentence shall be promptly returned by such Indemnitee to AIMCO or Merger Sub, as applicable. The indemnification provisions will survive the consummation of the Merger and termination of the Merger Agreement.

  Insurance


     AIMCO, Merger Sub and IPT agreed that after October 1, 1998, and until the Effective Time, IPT will maintain, and AIMCO will use its best efforts to cause IPT to maintain, directors', trustees' and officers' liability insurance covering the existing and Continuing Trustees, directors and officers of IPT and its subsidiaries which is no less favorable than the insurance coverage which is in effect and covering such trustees, directors and officers on October 1, 1998. AIMCO and Merger Sub further agreed that following the Effective Time, the surviving entity will maintain such insurance covering such persons.


  Conduct of IPT's Business Pending the Effective Time


     IPT and AIMCO agreed that from October 1, 1998 until the Effective Time:
(i) IPT will use its best efforts to maintain its listing on the American Stock Exchange; (ii) none of any entity controlled by IPT, other than IPLP or any wholly-owned subsidiary of IPT or IPLP (a "Controlled IPT Entity"), IPT or IPLP will loan money to AIMCO or any entity controlled by AIMCO (a "Controlled AIMCO Entity"); (iii) neither IPT nor IPLP will reclassify any of their respective equity securities or other interests or issue or authorize or propose the issuance of any other securities or interests in respect of, in lieu or, or in substitution for, their respective equity securities or other interests; (iv) neither IPT nor AIMCO will cause the IPLP Partnership Agreement to be amended, except with the prior consent of a majority of the Continuing Trustees, provided that IPLP may admit Additional Limited Partners (as defined in the IPLP Partnership Agreement) other than AIMCO or its affiliates to IPLP without such consent; (v) during such time as AIMCO controls (as such term is defined in the rules and regulations promulgated under Rule 12b-2 of the Exchange Act) IPT, IPT will not, and AIMCO will cause IPT not to, make payments to AIMCO or any of its subsidiaries under certain sections of the IPLP Partnership Agreement arising from the termination of certain duties of AIMCO; (vi) IPT will duly and timely file all reports and other documents required to be filed pursuant to the Securities Act, the Exchange Act and the rules and regulations set forth under those laws; (vii) IPT will follow the same general policy as AIMCO in releasing and drafting its future press releases and, after December 31, 1998, such releases will include the AIMCO Collar Price (if determinable), the IPT Exchange Value (as defined in the Merger Agreement), and, if applicable, the future date through which AIMCO may elect to pay cash; (viii) AIMCO will not, nor will AIMCO permit any of AIMCO's subsidiaries to, willfully take any action that would make the Merger impossible to be consummated or would result in a material breach of any provision of the Merger Agreement or in any of its material representations and warranties set forth in the Merger Agreement being untrue on and as of the Effective Time, provided, however, that AIMCO and its subsidiaries (other than IPT) may issue securities, acquire securities or assets and otherwise act in the ordinary course of their business; (ix) all transactions between IPT, IPLP or any Controlled IPT Entity, on the one hand, and AIMCO or any Controlled AIMCO Entity, on the other hand, will be on arms' length terms; (x) IPT will not increase its annual general and administrative expenses in excess of an annual increase based on the Consumer Price Index; and (xi) neither AIMCO nor any of its affiliates (as defined in Rule 12b-2 of the Exchange Act), directly or indirectly, will bid for, purchase or attempt to induce any person to bid for or purchase AIMCO Common Stock except in compliance with Regulation M and, treating the purchasing entity as the "issuer," Rule 10b-18 under the Exchange Act (a) from the fifth business day prior to the first day of the period in which the AIMCO Collar Price is determined until the last day of the period in which the AIMCO Collar Price is determined or (b) from the fifth business day prior to the first day of the AIMCO Reference Period (as defined below) until the last day of the AIMCO Reference Period. AIMCO will report the volume, dates and prices of such purchases to the Secretary of IPT weekly.

     The "AIMCO Reference Period" means the ten consecutive NYSE-trading day period ending on and including the NYSE trading day immediately preceding the Special Meeting.

     Messrs. Aston, Farkas, Garrison and Uretta have also agreed not to sell AIMCO Common Stock from the fifth business day before the period in which the AIMCO Collar Price is determined through the last day of the period, or from the fifth business day before the AIMCO Reference Period through the last day of that period.

CONDITIONS TO CONSUMMATION OF MERGER


     The obligations of AIMCO, Merger Sub and IPT to consummate the Merger are subject to the satisfaction on or prior to the Closing Date, of the following conditions (the "Bi-Lateral Conditions"): (i) the requisite approval of the Merger by the IPT shareholders shall be obtained; (ii) no temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court preventing consummation of the Merger shall be in effect, (iii) the Merger and the other transactions contemplated by the Merger shall not be prohibited under any applicable Federal or state law or regulation; (iv) if any AIMCO Common Stock is to be issued in the Merger, (a) the registration statement shall be effective under the Securities Act at the Effective Time, and no stop order suspending such effectiveness shall be in effect; and (b) all applicable time periods required under the Exchange Act following the mailing of the information statement/ prospectus to IPT shareholders shall have elapsed.



     In addition to the Bi-Lateral Conditions, the obligation of IPT to consummate the Merger is subject to the satisfaction on or prior to the Closing Date, of the following additional conditions, unless waived by a majority of the Continuing Trustees: (i) the IPT Fairness Opinion shall not have been withdrawn;
(ii) if AIMCO is to issue AIMCO Common Stock in the Merger, the representations and warranties of AIMCO and Merger Sub contained in the Merger Agreement shall be true and correct (a) on and as of October 1, 1998 and/or the date of the Merger Agreement as applicable and (b) at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time (other than October 1, 1998 and/or the date of the Merger Agreement, as applicable) which need only be true and correct as of such date or time), provided that this condition shall be satisfied if the aggregate losses, costs, damages and expenses to IPT due to breaches of such representations and warranties when aggregated with failures to comply with covenants by AIMCO or Merger Sub and any material adverse affects on the business assets, condition, results of operations, or prospects suffered by AIMCO, does not exceed $50 million; (iii) if AIMCO is to issue AIMCO Common Stock in the Merger, each of AIMCO, Merger Sub and AIMCO's other subsidiaries will have performed certain obligations; (iv) if AIMCO is to issue AIMCO Common Stock in the Merger, IPT shall have received a certificate signed by the President of each of AIMCO and Merger Sub, dated as of the Closing Date, evidencing compliance with certain matters; (v) the receipt of certain legal opinions from AIMCO's counsel and (vi) IPT will have declared and paid all distributions required by the Merger Agreement to be declared and paid prior to the Effective Time and IPT will have declared all distributions required by the Merger Agreement to be declared prior to the Effective Time. In the event that AIMCO's counsel is unable to deliver certain tax opinions with respect to the tax free nature of the Merger and AIMCO's qualification as REIT for income tax purposes at the closing, the Merger Consideration will consist only of cash.



     In addition to the Bi-Lateral Conditions, the obligation of AIMCO to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, to the following additional conditions, unless waived by AIMCO: (i) the representations and warranties of IPT contained in the Merger Agreement shall be true and correct on and as of October 1, 1998 and/or the date of the Merger Agreement, as applicable, provided that this condition will be satisfied if the aggregate loss, cost, damage or expense to AIMCO due to breaches of such representations and warranties does not exceed $50 million; and (ii) non-withdrawal of certain legal opinions of counsel to IPT.


TERMINATION OF THE MERGER AGREEMENT


     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the IPT shareholders' approval: (i) by mutual written consent of a majority of the Continuing Trustees, on behalf of IPT, and the Board of Directors of AIMCO; or (ii) by AIMCO, by written notice to each of the Continuing Trustees, if the Effective Time has not occurred by December 31, 2001; or (iii) by IPT, by written notice to AIMCO, if (a) the Effective Time has not occurred by December 31, 2001; (b) a majority of the Continuing Trustees determines in good faith that any proposal by or offer from any person relating to any (1) acquisition of a substantial amount of assets of IPT or IPLP or any of the outstanding IPT Common Shares or IPLP OP Units, (2) offer to purchase outstanding IPT Common Shares or IPLP OP Units or (3) merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation or similar transaction involving IPT or IPLP (an "Alternative Proposal"), constitutes a proposal that is reasonably likely to be consummated and would, if consummated, result in a transaction which is more favorable to IPT shareholders, subject to certain limitations and conditions in the Merger Agreement; or (iv) AIMCO (or Merger Sub) takes any action that constitutes an anticipatory repudiation of the Merger Agreement and fails to cure such breach within ten days from receipt of notice from a majority of the Continuing Trustees.



     In the event of termination of the Merger Agreement, except under certain circumstances as provided under the Merger Agreement and the IPT Bylaws, there shall be no liability on the part of IPT, AIMCO or Merger Sub or their respective officers, trustees or directors after a termination, except that this limitation on liability does not apply with respect to any party whose breach of any representation, warranty, covenant or agreement is reason for such termination. In addition, in all events, certain provisions shall survive the termination of the Merger Agreement for specified periods.


"UNWIND" IN THE EVENT OF A TERMINATION OF THE MERGER AGREEMENT


     AIMCO, Merger Sub and IPT agreed that if the Merger Agreement is terminated they will attempt to undo the effect of acquisitions by AIMCO and Controlled AIMCO Entities of assets and securities of IPT, IPLP or any wholly-owned subsidiary of IPT or IPLP. They also agreed to transfer to IPLP the benefit of any AIMCO purchases (from anyone other than IPT or IPLP or their wholly-owned subsidiaries) of securities of Controlled IPT Entities.


     To accomplish this "unwind," AIMCO and IPT have agreed that as soon as practicable after a termination of the Merger Agreement, AIMCO will transfer to IPT all of the Covered IPT Assets and Covered Third-Party Assets (as such terms are defined below).


     The "Covered IPT Assets" that AIMCO and Controlled AIMCO Entities are required to deliver to IPT are all securities and assets acquired by AIMCO or any Controlled AIMCO Entity from any of IPT, IPLP or any wholly-owned subsidiary of IPT or IPLP at any time prior to the date of the termination.


     The "Covered Third-Party Assets" that AIMCO and Controlled AIMCO Entities are required to deliver to IPT are all securities of or ownership interests in any Controlled IPT Entity or assets of any Controlled IPT Entity acquired by any Controlled AIMCO Entity from any person other than IPT, IPLP or a wholly-owned subsidiary of IPT or IPLP at any time prior to the date of the termination.


     "Covered IPT Assets" and "Covered Third-Party Assets" also include cash and non-cash distributions received by any Controlled AIMCO Entity in respect of the Covered IPT Asset or Covered Third-Party Asset. If a Controlled AIMCO Entity has disposed of any of the Covered IPT Assets or Covered Third Party Assets, then any consideration received by such Controlled AIMCO Entity will be substituted for that Covered IPT Asset or Covered Third-Party Asset. In addition, "Covered IPT Assets" and "Covered Third-Party Assets" includes a return on cash distributions and cash consideration at an annual rate of 10%.


     In exchange for the Covered IPT Assets, IPT or IPLP will deliver to AIMCO the IPT Unwind Consideration. "IPT Unwind Consideration" means any consideration delivered to IPT, IPLP and any wholly-owned subsidiaries of IPT and IPLP, in exchange for the Covered IPT Assets, together with cash and non-cash distributions received in respect of the foregoing. If any item which would have otherwise constituted IPT Unwind Consideration has been disposed of, the consideration received will be substituted for that item as IPT Unwind Consideration. In addition, the IPT Unwind Consideration includes a return on cash distributions and cash consideration at a compounded rate of 10%.



     In exchange for the Covered Third-Party Assets, IPT or IPLP is required to deliver to AIMCO the Third Party Unwind Price, payable either in IPT Common Shares or IPLP OP Units, at AIMCO's option. The number of such securities are calculated by dividing the Third-Party Unwind Price by the IPT Termination Share Value (each as defined). "Third-Party Unwind Price" means the aggregate fair value of the consideration originally paid by the applicable Controlled AIMCO Entity in exchange for the Covered Third-Party Assets, plus interest at a compounded annual rate of 10%, minus the aggregate fair value of all cash and non-cash distributions received in respect of the Covered Third-Party Assets, and minus interest on the amount of cash distributions at a compounded annual rate of 10%. If any such consideration has been disposed of, the consideration received in exchange, together with 10% annual interest on any cash portion thereof on the same basis, will be substituted for the consideration that was sold.



     The "IPT Termination Share Value" will be equal to (i) the IPT Exchange Value divided by (ii) the lesser of (a) the AIMCO Collar Price or (b) the average price of AIMCO Common Stock during the 10-trading days ending on and including the date of termination (the "AIMCO Termination Reference Price") multiplied by (iii) the AIMCO Termination Reference Price.


AMENDMENT AND WAIVER


     The Merger Agreement may be amended, at any time before or after the IPT shareholders' approval of the Merger, the Merger Agreement and the transactions contemplated thereby at the Special Meeting has been obtained and prior to the Effective Time, only by a written agreement signed by AIMCO and a majority of the Continuing Trustees, on behalf of IPT. However, after the IPT shareholders' approval of the Merger, the Merger Agreement and the transactions contemplated thereby at a Special Meeting has been obtained, no amendment may, without approval of the IPT shareholders, (a) alter or change the amount or type of the merger consideration or any proceedings relating to the treatment of IPT Common Shares under the Merger Agreement or (b) alter or change any of the other terms and conditions of the Merger Agreement if such alterations or changes, individually or in the aggregate, would adversely affect the rights of IPT shareholders.


     Under the terms of the Merger Agreement, at any time prior to the Closing Date, AIMCO or IPT may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement, to the extent permitted by applicable law.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF AIMCO

     The following table sets forth selected historical financial and operating information for AIMCO. The selected historical financial information for the nine months ended September 30, 1998 and 1997 is based on unaudited financial statements of AIMCO as included in AIMCO's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998, incorporated by reference in this Information Statement/Prospectus. Results for the quarter ended September 30, 1998 are not necessarily indicative of the results to be expected for a full year. The selected historical financial information for the years ended December 31, 1997, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference in this Information Statement/Prospectus. The selected historical financial information for the period January 10, 1994 (the date of AIMCO's inception) through December 31, 1994 for AIMCO and for the period from January 1, 1994 through July 28, 1994 and for the year ended December 31, 1993 for the predecessors to AIMCO (the "AIMCO Predecessors") is based on the audited financial statements of AIMCO and the AIMCO Predecessors, respectively. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes thereto incorporated by reference in this Information Statement/Prospectus.

                                                                                                AIMCO
                                                                         ---------------------------------------------------
                                                    FOR THE NINE                                             FOR THE PERIOD
                                                    MONTHS ENDED                                            JANUARY 10, 1994
                                                    SEPTEMBER 30,        FOR THE YEAR ENDED DECEMBER 31,        THROUGH
                                               -----------------------   --------------------------------     DECEMBER 31,
                                                  1998         1997         1997        1996       1995           1994
                                               ----------   ----------   ----------   --------   --------   ----------------
                                                                                                             (RESTATED)(C)
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
Rental and other income......................  $  265,700   $  127,083   $  193,006   $100,516   $ 74,947       $ 24,894
Property operating expenses..................    (101,600)     (50,737)     (76,168)   (38,400)   (30,150)       (10,330)
Owned property management expenses...........      (7,746)      (4,344)      (6,620)    (2,746)    (2,276)          (711)
Depreciation and amortization................     (59,792)     (23,848)     (37,741)   (19,556)   (15,038)        (4,727)
                                               ----------   ----------   ----------   --------   --------       --------
                                                   96,562       48,154       72,477     39,814     27,483          9,126
                                               ----------   ----------   ----------   --------   --------       --------
SERVICE COMPANY BUSINESS:
Management fees and other income.............      13,968        9,173       13,937      8,367      8,132          3,217
Management and other expenses................      (8,101)      (5,029)      (9,910)    (5,352)    (4,953)        (2,047)
Corporate overhead allocation................        (196)        (441)        (588)      (590)      (581)            --
Owner and seller bonuses.....................          --           --           --         --         --             --
Depreciation and amortization................          (3)        (236)      (1,401)      (718)      (596)          (150)
                                               ----------   ----------   ----------   --------   --------       --------
Income from service company business.........       5,668        3,467        2,038      1,707      2,002          1,020
Minority interests in service company
 business....................................          --           48          (10)        10        (29)           (14)
                                               ----------   ----------   ----------   --------   --------       --------
Company's shares of income from service
 company business............................       5,668        3,515        2,028      1,717      1,973          1,006
                                               ----------   ----------   ----------   --------   --------       --------
General and administrative expenses..........      (7,444)      (1,408)      (5,396)    (1,512)    (1,804)          (977)
Interest income..............................      18,244        4,458        8,676        523        658            123
Interest expense.............................     (56,756)     (33,359)     (51,385)   (24,802)   (13,322)        (1,576)
Minority interest in other partnerships......      (1,052)        (777)       1,008       (111)        --             --
Equity in losses of other partnerships(d)....      (5,078)        (463)      (1,798)        --         --             --
Equity in earnings (losses) of Unconsolidated
 Subsidiaries(e).............................       8,413          456        4,636         --         --             --
Amortization of goodwill.....................      (5,071)        (711)          --         --         --             --
                                               ----------   ----------   ----------   --------   --------       --------

                                                   AIMCO PREDECESSOR(A)
                                               -----------------------------
                                               FOR THE PERIOD
                                                 JANUARY 1,
                                                    1994          FOR THE
                                                  THROUGH        YEAR ENDED
                                                  JULY 28,      DECEMBER 31,
                                                  1994(B)           1993
                                               --------------   ------------
                                               (RESTATED)(C)

OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
Rental and other income......................     $ 5,805         $ 8,056
Property operating expenses..................      (2,263)         (3,200)
Owned property management expenses...........          --              --
Depreciation and amortization................      (1,151)         (1,702)
                                                  -------         -------
                                                    2,391           3,154
                                                  -------         -------
SERVICE COMPANY BUSINESS:
Management fees and other income.............       6,533           8,069
Management and other expenses................      (5,823)         (6,414)
Corporate overhead allocation................          --              --
Owner and seller bonuses.....................        (204)           (468)
Depreciation and amortization................        (146)           (204)
                                                  -------         -------
Income from service company business.........         360             983
Minority interests in service company
 business....................................          --              --
                                                  -------         -------
Company's shares of income from service
 company business............................         360             983
                                                  -------         -------
General and administrative expenses..........          --              --
Interest income..............................          --              --
Interest expense.............................      (4,214)         (3,510)
Minority interest in other partnerships......          --              --
Equity in losses of other partnerships(d)....          --              --
Equity in earnings (losses) of Unconsolidated
 Subsidiaries(e).............................          --              --
Amortization of goodwill.....................          --              --
                                                  -------         -------


                                                                                                AIMCO
                                                                         ---------------------------------------------------
                                                    FOR THE NINE                                             FOR THE PERIOD
                                                    MONTHS ENDED                                            JANUARY 10, 1994
                                                    SEPTEMBER 30,        FOR THE YEAR ENDED DECEMBER 31,        THROUGH
                                               -----------------------   --------------------------------     DECEMBER 31,
                                                  1998         1997         1997        1996       1995           1994
                                               ----------   ----------   ----------   --------   --------   ----------------
                                                                                                             (RESTATED)(C)
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
Income (loss) before gain on disposition of
 property, extraordinary item, income taxes
 and minority interest in AIMCO Operating
 Partnership.................................      53,486       19,865       30,246     15,629     14,988          7,702
Gain on disposition of property..............       2,783         (169)       2,720         44         --             --
Extraordinary (loss) gain - early
 extinguishment of debt......................          --         (269)        (269)        --         --             --
Provisions for income taxes..................          --           --           --         --         --             --
                                               ----------   ----------   ----------   --------   --------       --------
Income (loss) before minority interest in
 AIMCO Operating Partnership.................      56,269       19,427       32,697     15,673     14,988          7,702
Minority interest in AIMCO Operating
 Partnership.................................      (4,425)      (2,612)      (4,064)    (2,689)    (1,613)          (559)
                                               ----------   ----------   ----------   --------   --------       --------
Net income (loss)............................  $   51,844   $   16,815   $   28,633   $ 12,984   $ 13,375       $  7,143
                                               ==========   ==========   ==========   ========   ========       ========
BALANCE SHEET DATA (END OF PERIOD):
Real estate, before accumulated
 depreciation................................  $2,685,487   $1,250,239   $1,657,207   $865,222   $477,162       $406,067
Real estate, net of accumulated
 depreciation................................   2,355,122    1,107,545    1,503,922    745,145    448,425        392,368
Total assets.................................   3,121,949    1,608,195    2,100,510    827,673    480,361        416,739
Total mortgages and notes payable............   1,275,401      661,715      808,530    522,146    268,692        141,315
Mandatorily redeemable 1994 Cumulative
 Convertible Senior Preferred Stock..........          --           --           --         --         --         96,600
Stockholders' equity.........................   1,521,527      627,426    1,045,301    215,749    169,032        140,319
OTHER DATA:
Total owned properties (end of period).......         241          109          147         94         56             48
Total owned apartment units (end of
 period).....................................      62,955       28,773       40,039     23,764     14,453         12,513
Equity Owned Units...........................     168,746       87,182       83,431         --         --             --
Units under management (end of period).......     154,729       71,038       69,587     19,045     19,594         20,758
Basic earnings per common share..............  $     0.80   $     0.77   $     1.09   $   1.05   $   0.86       $   0.42
Diluted earnings per common share............  $     0.79   $     0.77   $     1.08   $   1.04   $   0.86       $   0.42
Distributions paid per common share..........  $   1.6875   $   1.3875   $     1.85   $   1.70   $   1.66       $   0.29
Cash flows provided by operating
 activities..................................      50,825       53,435       73,032     38,806     25,911         16,825
Cash flows used in investing activities......    (185,453)    (314,814)    (717,663)   (88,144)   (60,821)      (186,481)
Cash flows provided by (used in) financing
 activities..................................     141,221      293,984      668,549     60,129     30,145        176,800
Funds from operations(f).....................  $  132,881   $   49,692   $   81,155   $ 35,185   $ 25,285       $  9,391
Weighted average number of common shares and
 OP Units outstanding(g).....................      53,007       24,347       29,119     14,994     11,461         10,920

                                                   AIMCO PREDECESSOR(A)
                                               -----------------------------
                                               FOR THE PERIOD
                                                 JANUARY 1,
                                                    1994          FOR THE
                                                  THROUGH        YEAR ENDED
                                                  JULY 28,      DECEMBER 31,
                                                  1994(B)           1993
                                               --------------   ------------
                                               (RESTATED)(C)
Income (loss) before gain on disposition of
 property, extraordinary item, income taxes
 and minority interest in AIMCO Operating
 Partnership.................................      (1,463)            627
Gain on disposition of property..............          --              --
Extraordinary (loss) gain - early
 extinguishment of debt......................          --              --
Provisions for income taxes..................         (36)           (336)
                                                  -------         -------
Income (loss) before minority interest in
 AIMCO Operating Partnership.................      (1,499)            291
Minority interest in AIMCO Operating
 Partnership.................................          --              --
                                                  -------         -------
Net income (loss)............................     $(1,499)        $   291
                                                  =======         =======
BALANCE SHEET DATA (END OF PERIOD):
Real estate, before accumulated
 depreciation................................     $47,500         $46,819
Real estate, net of accumulated
 depreciation................................      33,270          33,701
Total assets.................................      39,042          38,914
Total mortgages and notes payable............      40,873          41,893
Mandatorily redeemable 1994 Cumulative
 Convertible Senior Preferred Stock..........          --              --
Stockholders' equity.........................      (9,345)         (7,556)
OTHER DATA:
Total owned properties (end of period).......           4               4
Total owned apartment units (end of
 period).....................................       1,711           1,711
Equity Owned Units...........................          --              --
Units under management (end of period).......      29,343          28,422
Basic earnings per common share..............         N/A             N/A
Diluted earnings per common share............         N/A             N/A
Distributions paid per common share..........         N/A             N/A
Cash flows provided by operating
 activities..................................       2,678           2,203
Cash flows used in investing activities......        (924)        (16,352)
Cash flows provided by (used in) financing
 activities..................................      (1,032)         14,114
Funds from operations(f).....................         N/A             N/A
Weighted average number of common shares and
 OP Units outstanding(g).....................         N/A             N/A

-------------------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. On such date, AIMCO and the AIMCO Predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO to continue and expand the property management and related businesses of the AIMCO Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Common Stock were repurchased by AIMCO in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO.

(c) In the second quarter of 1996, AIMCO effected an internal reorganization. As a result, the AIMCO Operating Partnership (i) owns all of the non-voting preferred stock of the service company, Property Asset Management Services, Inc. ("PAMS Inc."), representing a 95% economic interest, and (ii) owns the 1% general partnership interest in Property Asset Management Services, L.P. ("PAMS LP"). PAMS Inc. owns the 99% limited partnership interest in PAMS LP. Because the AIMCO Operating Partnership controls the activity of the partnership, the results of operations for the service company are consolidated. Prior to the reorganization, AIMCO reported the service company business on the equity method. The restatement had no impact on net income, but increased third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. AIMCO restated the balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change.

(d) Represents AIMCO's share of earnings from 83,431 units in which AIMCO purchased an equity interest from the NHP Real Estate Companies (as defined).

(e)  Represents AIMCO's equity earnings in the Unconsolidated Subsidiaries.

(f) AIMCO's management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides a useful measure of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO consistent with the NAREIT definition, adjusted for minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries, and less the payments of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of AIMCO's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of income before minority interest in the AIMCO Operating Partnership to FFO:


                                                                                                  FOR THE
                                                                                                   PERIOD
                                                                                                JANUARY 10,
                                     FOR THE NINE MONTHS                                           1994,
                                     ENDED SEPTEMBER 30,     FOR THE YEAR ENDED DECEMBER 31,      THROUGH
                                     --------------------   ---------------------------------   DECEMBER 31,
                                       1998        1997       1997        1996        1995          1994
                                     ---------   --------   ---------   ---------   ---------   ------------
                                                          (IN THOUSANDS)
   Income before minority interest
     in the AIMCO Operating
     Partnership...................  $ 56,269    $19,427     $32,697     $15,673     $14,988      $ 7,702
   Gain on disposition of
     property......................    (2,783)       169      (2,720)        (44)         --           --
   Extraordinary item..............        --        269         269          --          --           --
   Real estate depreciation, net of
     minority interests............    56,900     21,052      33,751      19,056      15,038        4,727
   Amortization of goodwill........     7,077        711         948         500         428           76
   Equity in earnings of
     Unconsolidated Subsidiaries:
     Real estate depreciation......        --      2,689       3,584          --          --           --
     Amortization of management
       contracts...................     4,201        430       1,587          --          --           --
     Deferred taxes................     6,134      2,164       4,894          --          --           --
   Equity in earnings of other
     partnerships:
     Real estate depreciation......    17,379      2,781       6,280          --          --           --
     Preferred stock dividends.....   (12,296)        --        (135)         --      (5,169)      (3,114)
                                     --------    -------     -------     -------     -------      -------
   Funds from operations...........  $132,881    $49,692     $81,155     $35,185     $25,285      $ 9,391
                                     ========    =======     =======     =======     =======      =======

(g) Generally, after a one-year holding period, OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO, at its election, for (x) shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each OP Unit (subject to adjustment) or (y) cash.

            SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA OF IPT

     The following is a summary of certain selected historical financial data of IPT and its subsidiaries and predecessors. The selected financial data have been derived from IPT's consolidated financial statements and the combined financial statements of its predecessor and, in the opinion of management of IPT, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with IPT's financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of IPT and the IPT Partnerships" included elsewhere in this Information Statement/Prospectus.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                   --------------------      --------------------------------------------
                                     1998        1997          1997        1996        1995        1994
                                   --------    --------      --------    --------    --------    --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenues.......................  $ 19,592    $ 11,144      $ 16,826    $  9,705    $  2,459    $    113
  Income before extraordinary
    item.........................  $ 11,520    $  2,930      $  6,074    $  3,557    $  2,215    $    113
  Net income.....................  $ 11,227    $  2,930      $  6,004    $  2,425    $  2,215    $    113
  Income before extraordinary
    item per share (diluted).....  $   0.60    $   0.21      $    .41         n/a         n/a         n/a
  Net income per share
    (diluted)....................  $   0.59    $   0.21      $    .40         n/a         n/a         n/a
  Cash distributions to IPT
    shareholders per share.......  $   0.46    $     --      $   0.30    $   0.20         n/a         n/a
  Weighted average IPT Common
    Shares outstanding
    (diluted)....................    19,158      13,450        14,694         n/a         n/a         n/a

BALANCE SHEET DATA (END OF
  PERIOD)
  Cash...........................  $ 56,085    $ 53,897      $ 37,432    $  4,928    $    528    $     --
  Investments in real estate
    limited partnerships.........  $183,072    $126,505      $159,469    $118,741    $ 54,037    $ 38,346
  Total assets...................  $322,111    $286,748      $226,068    $147,757    $ 54,565    $ 38,346
  Long-term debt.................  $ 59,002    $ 19,300      $ 19,300    $ 19,730    $     --    $     --
  Minority interest in IPLP......  $ 58,849    $ 47,988      $ 54,447    $ 50,429    $     --    $     --
  Minority interest in other
    consolidated subsidiaries....  $     --    $     --      $     --    $     --    $  2,682    $     --
  Shareholders' equity...........  $195,366    $138,710      $146,212    $ 70,639    $ 51,874    $ 38,346

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                ----------------------      ----------------------------------------------
                                   1998         1997           1997         1996        1995        1994
                                ----------    --------      ----------    --------    --------    --------
OTHER DATA
  Cash provided by (used in)
    operating activities......  $    2,534    $  1,227      $    2,338    $  1,420    $   (100)   $     --
  Cash provided by (used in)
    provided by investing
    activities................  $   (3,094)   $  7,129      $  (16,481)   $(70,834)   $(13,237)   $(38,233)
  Cash provided by financing
    activities................  $   19,213    $ 40,613      $   46,647    $ 73,814    $ 13,865    $ 38,233
  Funds from operations(a)....  $   24,633    $ 14,176      $   20,939    $ 12,563    $  4,611    $    113

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                ----------------------      ----------------------------------------------
                                   1998         1997           1997         1996        1995        1994
                                ----------    --------      ----------    --------    --------    --------
  Number of IPT
    Partnerships..............          42          26              29          26          13           4
  Number of properties(b).....         197         136             150         136          86          32
  Apartment units(b)..........      48,323      36,077          38,369      36,077      19,337       7,433
  Commercial square feet(b)...   3,026,904     819,000       1,667,874     819,000     767,172     453,977

-------------------------

(a) In accordance with the resolution adopted by the Board of Governors of NAREIT, FFO represents net income (loss)(computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. IPT believes that FFO is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of IPT to incur and service debt and make capital distributions. FFO computed by IPT may not be comparable to other similarly titled measures of other REITs. FFO is calculated as follows:


                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                     --------------------   ---------------------------------
                                      1998         1997      1997      1996      1995    1994
                                     -------      -------   -------   -------   ------   ----
                                                          (IN THOUSANDS)
   Operating income................  $12,254      $ 5,853   $ 9,470   $ 3,913   $2,346   $113
   Depreciation and amortization...   12,971        8,988    12,288     9,388    2,265     --
   Minority interest in National
     Property Investors 4's funds
     from operations...............     (592)        (665)     (819)     (738)      --     --
                                     -------      -------   -------   -------   ------   ----
   Funds from operations...........  $24,633      $14,176   $20,939   $12,563   $4,611   $113
                                     =======      =======   =======   =======   ======   ====


(b)  Includes only the IPT Partnerships.

                    PRO FORMA FINANCIAL INFORMATION OF AIMCO
                   AS OF SEPTEMBER 30, 1998 AND FOR THE YEAR
                        ENDED DECEMBER 31, 1997 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

INTRODUCTION

     On October 1, 1998, AIMCO completed the IFG Merger. In the IFG Merger, IFG's common stock was converted into 8,423,751 shares of Class E Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO ("Class E Preferred Stock"), whose issue date market value approximately equaled $310 million. In addition to receiving the same dividends as holders of AIMCO Common Stock, holders of Class E Preferred Stock will be entitled, following declaration by the AIMCO Board of Directors, to a special dividend of approximately $50 million in the aggregate. When that special dividend is paid in full, the Class E Preferred Stock will automatically convert into AIMCO Common Stock on a one-for-one basis, subject to antidilution adjustments, if any. In addition, AIMCO assumed approximately $417 million in indebtedness and other liabilities of IFG and its subsidiaries, and subsidiaries of AIMCO assumed approximately $149.5 million of convertible securities for a total transaction value of approximately $927 million. In connection with the IFG Merger, AIMCO assumed property management of approximately 192,000 multifamily units which consist of general and limited partnership investments in 115,000 units and third party management of 77,000 units. IPT, which prior to the IFG Merger was a subsidiary of IFG, owns a 32% weighted average general and limited partnership interest in approximately 51,000 units.


     Also effective on October 1, 1998, IPLP transferred the economic rights to substantially all of the assets of IPLP, valued at approximately $386.2 million, and the AIMCO Operating Partnership assumed all of IPLP's obligations relating to the Assets to the AIMCO Operating Partnership in exchange for approximately
10.2 million OP Units.


     In May and September of 1997, AIMCO directly or indirectly through a subsidiary, acquired (the "NHP Stock Purchase") an aggregate of 6,930,122 shares of common stock ("NHP Common Stock") of NHP Incorporated ("NHP"). On December 8, 1997, AIMCO acquired the remaining shares of NHP Common Stock in a merger transaction accounted for as a purchase (the "NHP Merger"). As a result of the NHP Merger, AIMCO issued 6,759,148 shares of AIMCO Common Stock, valued at $180.8 million, and paid $86.5 million in cash. The total cost of the purchase of NHP was $349.5 million.

     Immediately following the NHP Merger, in order to satisfy certain requirements of the Code applicable to AIMCO's status as a REIT, AIMCO engaged in a reorganization (the "NHP Reorganization") of the assets and operations of NHP that resulted in NHP's property management agreement being terminated and NHP's operations being conducted through corporations (the "Unconsolidated Subsidiaries") in which the AIMCO Operating Partnership holds non-voting preferred stock that represents a 95% economic interest and certain officers and/or directors of AIMCO hold, directly or indirectly, all of the voting common stock, representing a 5% economic interest. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by others, AIMCO accounts for its interest in the Unconsolidated Subsidiaries on the equity method.

     In June 1997, AIMCO purchased (the "NHP Real Estate Acquisition") a group of companies (the "NHP Real Estate Companies") affiliated with NHP that hold general and limited partnership interests in partnerships (the "NHP Partnerships") that own 534 conventional and affordable multifamily apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets. AIMCO paid aggregate consideration of $54.8 million in cash and warrants that entitle the holders to purchase 399,999 shares of AIMCO Common Stock at an exercise price of $36.00 per share. AIMCO engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in the NHP Real Estate Companies, which resulted in certain of the assets of the NHP Real Estate Companies being owned by a limited partnership (the "Unconsolidated Partnership") in which the AIMCO Operating Partnership holds 99% limited partner interest and certain directors and officers of AIMCO, directly or indirectly, hold a 1% general partner interest.


     On May 8, 1998, AIMCO completed a merger with Ambassador Apartments, Inc. ("Ambassador"), pursuant to which Ambassador was merged into AIMCO (the "Ambassador Merger"). Each outstanding share of stock ("Ambassador Common Stock") of Ambassador, other than those shares held by AIMCO or Ambassador, were converted into 0.553 (the "Conversion Ratio") shares of AIMCO Common Stock. Any outstanding options to purchase Ambassador Common Stock were converted, at the election of the option holder, into cash or options to purchase AIMCO Common Stock at such options' then current exercise price divided by the Conversion Ratio. In accordance with the Agreement and Plan of Merger, dated December 23, 1997, by and between AIMCO and Ambassador, and supplemented by letter dated as of March 11, 1998 (the "Ambassador Merger Agreement"), the outstanding shares of Class A Senior Cumulative Convertible Preferred Stock of Ambassador (the "Ambassador Preferred Stock") were redeemed and converted into Ambassador Common Stock prior to the Ambassador Merger. Following the consummation of the Ambassador Merger, a subsidiary of the AIMCO Operating Partnership was merged with and into the Ambassador Operating Partnership (the "Ambassador OP Merger"). Each outstanding unit of limited partnership interest in the Ambassador Operating Partnership was converted into the right to receive 0.553 OP Units, and as a result, the Ambassador Operating Partnership became a 99.9% owned subsidiary partnership of the AIMCO Operating Partnership.



     Also during 1997, AIMCO (i) (a) acquired 44 properties for aggregate purchase consideration of $467.4 million, of which $56 million was paid in the form of 1.9 million OP Units (b) paid $34.2 million in cash and issued OP Units valued at $7.3 million in connection with the acquisition of partnership interests through tender offers in certain partnerships ((a) and (b) together are the "1997 Property Acquisitions") and (c) paid $19.9 million to acquire 886,600 shares of Ambassador Common Stock (together with the 1997 Property Acquisitions, the "1997 Acquisitions"); (ii) sold (A) approximately 16,367,000 shares of AIMCO Common Stock for aggregate net proceeds of $513.4 million; (B) 750,000 shares of Class B Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO ("Class B Preferred Stock"), for net proceeds of $75 million; and (C) 2,400,000 shares of Class C 9% Cumulative Preferred Stock, par value $.01 per share, of AIMCO ("Class C Preferred Stock"), for net proceeds of $58.1 million (collectively, the "1997 Stock Offerings"); and (iii) sold five real estate properties (the "1997 Dispositions").


     Also during 1998, AIMCO (i) (a) sold 4,200,000 shares of its Class D Cumulative Preferred Stock, par value of $.01 per share, of AIMCO ("Class D Preferred Stock"), for net proceeds of $101.5 million (the "Class D Preferred Stock Offering"); (b) sold

4,050,000 shares of Class G Cumulative Preferred Stock, par value $.01 per share, of AIMCO ("Class G Preferred Stock"), for net proceeds of $98.0 million (the "Class G Preferred Stock Offering"); and (c) sold 2,000,000 shares of Class H Cumulative Preferred Stock, par value $.01 per share, of AIMCO ("Class H Preferred Stock"), for net proceeds of $48.1 million (the "Class H Preferred Stock Offering"); and (d) sold 1,000,000 shares of its Class J Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO ("Class J Preferred Stock"), in a private placement for $100.0 million (the "Class J Preferred Stock Offering," and, together with the Class D Preferred Stock Offering and the Class G Preferred Stock Offering, the "1998 Stock Offerings");
(ii) purchased 28 properties for aggregate purchase consideration of $235 million, of which $34.5 million was paid in the form of OP Units (the "1998 Acquisitions"); (iii) sold two real estate properties; (the "1998 Dispositions"); and (iv) contracted to purchase four properties for aggregate purchase consideration of $139.8 million, of which $44.1 million will be paid in the form of OP units (the "Probable Purchases").

             PRO FORMA FINANCIAL INFORMATION OF AIMCO (PRE-MERGER)


     The following Pro Forma Consolidated Balance Sheet of AIMCO (Pre-Merger) as of September 30, 1998 has been prepared as if each of the following transactions had occurred as of September 30, 1998: (i) the purchase of nine properties for an aggregate purchase price of $62.5 million; (ii) the Class J Preferred Stock Offering; (iii) the Probable Purchases; (iv) the IFG Merger (including the assumed issuance of shares of AIMCO Common Stock upon conversion of the Series E Preferred Stock); (v) the IPLP Exchange; and (vi) the transfer of certain assets and liabilities of IFG to the unconsolidated subsidiaries following the IFG Merger (the "IFG Reorganization").


     The following Pro Forma Consolidated Statement of Operations of AIMCO (Pre-Merger) for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions; (iv) the NHP Real Estate Acquisition; (v) the NHP Real Estate Reorganization; (vi) the NHP Stock Purchase; (vii) the NHP Merger; (viii) the NHP Reorganization;
(ix) the 1998 Stock Offerings; (x) the 1998 Acquisitions; (xi) the Probable Purchases; (xii) the 1998 Dispositions; (xiii) the Ambassador Merger; (xiv) the IFG Merger; (xv) the AMIT Merger; (xvi) the IPLP Exchange; and (xvii) the IFG Reorganization.

     The following Pro Forma Consolidated Statement of Operations of AIMCO (Pre-Merger) for the nine months ended September 30, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the Probable Purchases;
(iv) the 1998 Dispositions; (v) the Ambassador Merger; (vi) the IFG Merger;
(vii) the AMIT Merger; (viii) the IPLP Exchange; and (ix) the IFG
Reorganization.

     The following Pro Forma Financial Information (Pre-Merger) is based, in part, on the following historical financial statements: (i) the audited Consolidated Financial Statements of AIMCO for the year ended December 31, 1997;
(ii) the unaudited Consolidated Financial Statements of AIMCO for the nine months ended September 30, 1998; (iii) the audited Consolidated Financial Statements of Ambassador for the year ended December 31, 1997; (iv) the unaudited Consolidated Financial Statements of Ambassador for the four months ended April 30, 1998; (v) the audited Consolidated Financial Statements of IFG for the year ended December 31, 1997; (vi) the audited Consolidated Financial Statements of AMIT for the year ended December 31, 1997; (vii) the unaudited Consolidated Financial Statements of IFG for the nine months ended September 30, 1998; (viii) the unaudited Financial Statements of AMIT for the period from January 1, 1998 to September 17, 1998; (ix) the unaudited Consolidated Financial Statements of NHP for the nine months ended September 30, 1997; (x) the unaudited Combined Financial Statements of the NHP Real Estate Companies for the three months ended March 31, 1997; (xi) the unaudited Financial Statements of NHP Southwest Partners, L.P. for the three months ended March 31, 1997; (xii) the unaudited Combined Financial Statements of the NHP New LP Entities for the three months ended March 31, 1997; (xiii) the unaudited Combined Financial Statements of the NHP Borrower Entities for the three months ended March 31, 1997; (xiv) the unaudited Historical Summaries of Gross Income and Certain Expenses of The Bay Club at Aventura for the three months ended March 31, 1997;
(xv) the unaudited Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the six months ended June 30, 1997; (xvi) the unaudited Combined Statement of Revenues and Certain Expenses of the Thirty-Five Acquisition Properties for the six months ended June 30, 1997; (xvii) the unaudited Statement of Revenues and Certain Expenses of First Alexandria Associates, a Limited Partnership for the nine months ended September 30, 1997; (xviii) the unaudited Statement of Revenues and Certain Expenses of Country Lakes Associates Two, a Limited Partnership for the nine months ended September 30, 1997; (xix) the unaudited Statement of Revenues and Certain Expenses of Point West Limited Partnership, A Limited Partnership for the nine months ended September 30, 1997; (xx) the unaudited Statement of Revenues and Certain Expenses for The Oak Park Partnership for the nine months ended September 30, 1997; (xxi) the audited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Realty Investment Apartment Communities I for the year ended December 31, 1997, (xxii) the audited Combined Historical Summary or Gross Income and Direct Operating Expenses of the Cirque Apartment Communities for the year ended December 31, 1997; (xxiii) the audited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Realty Investment Apartment Communities II for the year ended December 31, 1997; (xxiv) the audited Historical Summary of Gross Income and Direct Operating Expenses of Calhoun Beach Club Apartments for the year ended December 31, 1997; (xxv) the unaudited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Realty Investment Apartment Communities I for the nine months ended September 30, 1998; (xxvi) the unaudited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Cirque Apartment Communities for the three months ended March 31, 1998; (xxvii) the unaudited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Realty Investment Apartment Communities II for the nine months ended September 30, 1998; and (xxviii) the unaudited Historical Summary of Gross Income and Direct Operating Expenses of Calhoun Beach Club Apartments for the nine months ended September 30, 1998. The following Pro Forma Financial Information should be read in conjunction with such financial statements and the notes thereto incorporated by reference herein.


     The unaudited Pro Forma Financial Information (Pre-Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of NHP, the NHP Real Estate Companies, Ambassador, IFG, the 1997 Acquisitions, the 1998 Acquisitions, and the Probable Purchases are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information may differ from the amounts ultimately determined.

     The following unaudited Pro Forma Financial Information (Pre-Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AIMCO that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                                     AIMCO

               PRO FORMA CONSOLIDATED BALANCE SHEET (PRE-MERGER)
                            AS OF SEPTEMBER 30, 1998
                        IN THOUSANDS, EXCEPT SHARE DATA

                                                         COMPLETED
                                                        TRANSACTIONS                        IFG           AIMCO BEFORE
                                                        AND PROBABLE        IFG            MERGER              IFG
                                        HISTORICAL(A)   PURCHASES(B)   HISTORICAL(C)   ADJUSTMENTS(D)   REORGANIZATION(E)
                                        -------------   ------------   -------------   --------------   -----------------
Real estate...........................   $2,355,122       $202,332       $ 44,488        $  15,363(G)      $2,617,305
Property held for sale................       42,212             --             --               --             42,212
Investments in securities.............           --             --             --          291,949(G)
                                                                                          (291,949)(H)             --
Investments in and notes receivable
  from unconsolidated subsidiaries....      127,082             --             --               --            127,082
Investments in and notes receivable
  from unconsolidated real estate
  partnerships........................      246,847             --        232,892          394,321(G)         874,060
Mortgage notes receivable.............           --             --         20,916               --             20,916
Cash and cash equivalents.............       43,681             --         73,064               --            116,745
Restricted cash.......................       83,187             --          2,691               --             85,878
Accounts receivable...................       11,545             --         54,060          (43,082)(G)         22,523
Deferred financing costs..............       21,835             --          7,020           (7,020)(G)         21,835
Goodwill..............................      120,503             --         19,503          200,687(G)         340,693
Property management contracts.........           --             --         86,419           21,916(G)         108,335
Other assets..........................       69,935             --         20,128           (3,572)(G)         86,491
                                         ----------       --------       --------        ---------         ----------
        Total Assets..................   $3,121,949       $202,332       $561,181        $ 578,613         $4,464,075
                                         ==========       ========       ========        =========         ==========
Secured notes payable.................   $  774,676       $122,568       $ 29,002        $      --         $  926,246
Secured tax-exempt bond financing.....      399,925             --             --                             399,925
Secured short-term financing..........       50,000        (43,527)       332,691               --            339,164
Unsecured short-term financing........       50,800        (28,380)            --               --             22,420
Accounts payable, accrued and other
  liabilities.........................      131,799             --         33,241           50,000(G)
                                                                                            55,279(G)
                                                                                             4,935(G)
                                                                                            38,791(G)         314,045
Deferred tax liability................           --             --         18,802           17,850(G)          36,652
Security deposits and prepaid rents...       13,171             --          3,533           (3,533)            13,171
                                         ----------       --------       --------        ---------         ----------
                                          1,420,371         50,661        417,269          163,322          2,051,623
Minority interest in other
  partnerships........................       42,086          6,495        108,485               --            157,066
Minority interest in AIMCO Operating
  Partnership.........................      137,965         45,176             --               --            183,141
Company-obligated mandatorily
  redeemable convertible securities of
  a subsidiary trust..................           --             --        144,282            5,218            149,500
AIMCO Common Stock....................          481             --            320             (320)(G)
                                                                                                84(H)             565
Class B common stock..................            2             --             --               --                  2
Class B Preferred Stock...............       75,000             --             --               --             75,000
Class C Preferred Stock...............       60,000             --             --               --             60,000
Class D Preferred Stock...............      105,000             --             --               --            105,000
Class G Preferred Stock...............      101,250             --             --               --            101,250
Class H Preferred Stock...............       50,000             --             --               --             50,000
Class J Preferred Stock...............           --        100,000             --               --            100,000
Additional paid in capital............    1,236,962             --        (86,959)          86,959(G)
                                                                                           291,865(H)
                                                                                             9,269(G)       1,538,096
Notes receivable on common stock
  purchases...........................      (43,647)            --             --               --            (43,647)
Distributions in excess of earnings...      (63,521)            --        (22,216)          22,216(G)         (63,521)
                                         ----------       --------       --------        ---------         ----------
                                          1,521,527        100,000       (108,855)         410,073          1,922,745
                                         ----------       --------       --------        ---------         ----------
        Total Liabilities and
          Equity......................   $3,121,949       $202,332       $561,181        $ 578,613         $4,464,075
                                         ==========       ========       ========        =========         ==========


                                             IFG
                                        REORGANIZATION      PRO
                                        ADJUSTMENTS(F)     FORMA
                                        --------------   ----------
Real estate...........................     $     --      $2,617,305
Property held for sale................           --          42,212
Investments in securities.............
                                                 --              --
Investments in and notes receivable
  from unconsolidated subsidiaries....       73,697(I)      200,779(K)
Investments in and notes receivable
  from unconsolidated real estate
  partnerships........................           --         874,060
Mortgage notes receivable.............                       20,916
Cash and cash equivalents.............      (17,897)(J)      98,848
Restricted cash.......................       (1,352)(J)      84,526
Accounts receivable...................       (6,631)(J)      15,892
Deferred financing costs..............           --          21,835
Goodwill..............................           --         340,693
Property management contracts.........      (73,696)(I)      34,639
Other assets..........................      (14,167)(J)      72,324
                                           --------      ----------
        Total Assets..................     $(40,046)     $4,424,029
                                           ========      ==========
Secured notes payable.................     $     --      $  926,246
Secured tax-exempt bond financing.....           --         399,925
Secured short-term financing..........                      339,164
Unsecured short-term financing........           --          22,420
Accounts payable, accrued and other
  liabilities.........................
                                                                 --
                                             (3,394)(J)     310,651
Deferred tax liability................      (36,652)(I)          --
Security deposits and prepaid rents...           --          13,171
                                           --------      ----------
                                            (40,046)      2,011,577
Minority interest in other
  partnerships........................           --         157,066
Minority interest in AIMCO Operating
  Partnership.........................           --         183,141
Company-obligated mandatorily
  redeemable convertible securities of
  a subsidiary trust..................           --         149,500
AIMCO Common Stock....................
                                                 --             565
Class B common stock..................           --               2
Class B Preferred Stock...............           --          75,000
Class C Preferred Stock...............           --          60,000
Class D Preferred Stock...............           --         105,000
Class G Preferred Stock...............           --         101,250
Class H Preferred Stock...............           --          50,000
Class J Preferred Stock...............           --         100,000
Additional paid in capital............           --
                                                 --       1,538,096
Notes receivable on common stock
  purchases...........................           --         (43,647)
Distributions in excess of earnings...           --         (63,521)
                                           --------      ----------
                                                 --       1,922,745
                                           --------      ----------
        Total Liabilities and
          Equity......................     $(40,046)     $4,424,029
                                           ========      ==========

-------------------------

(A) Represents the unaudited historical consolidated financial position of AIMCO as of September 30, 1998, as reported in AIMCO's Quarterly Report on Form 10-Q.


(B) Represents adjustments to reflect the purchase of nine properties for an aggregate purchase price of $62.5 million; the Class J Preferred Stock Offering and the Probable Purchases.


(C) Represents the unaudited historical consolidated financial position of IFG (subsequent to the spin-off of New Insignia) as of September 30, 1998.


(D)  Represents the following adjustments occurring as a result of the IFG
     Merger: (i) the issuance of 8,423,751 shares of AIMCO Common Stock, based on consideration to holders of IFG common stock outstanding as of the date of the IFG Merger; (ii) the payment of a special dividend of $50,000; (iii) the assumption of $149,500 of the convertible debentures of IFG; (iv) the IPLP Exchange; and (v) the allocation of the purchase price of IFG (subsequent to the spin-off of New Insignia) based on the preliminary estimates of relative fair market value of the assets and liabilities of IFG.


(E) Represents the effects of AIMCO's acquisition of IFG immediately after the IFG Merger. These amounts do not give effect to the IFG Reorganization, which includes the transfers of certain assets and liabilities of IFG to the combined Unconsolidated Subsidiaries. The IFG Reorganization occurred immediately after the IFG Merger so that AIMCO could maintain its qualification as a REIT. This column is included as an intermediate step to assist the reader in understanding the entire nature of the IFG Merger and related transactions.

(F) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, AIMCO contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily management contracts and related working capital assets and liabilities related to IFG's third party property management operations. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the purchase price of IFG. AIMCO received non-voting preferred stock as consideration in exchange for the net assets contributed. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.


(G) In connection with the IFG Merger, AIMCO became obligated to issue a total of 8,423,751 shares of AIMCO Common Stock upon the assumed conversion of the Series E Preferred Stock.



     The total purchase price of IFG is $1,139,794, as follows:


       Issuance of 8,423,751 shares of AIMCO Common Stock in
         connection with the IFG Merger, at $34.658 per share......  $  291,949
       Assumption of Convertible Debentures........................     149,500
       Assumption of liabilities as indicated in the IFG Merger
         Agreement.................................................     452,527
       Assumption of minority interest in IPT......................     108,485
       Transaction costs...........................................      55,279
       Generation of deferred tax liability........................      17,850
       Special dividend............................................      50,000
       Purchase of IFG Common Stock prior to merger................       4,935
       Consideration for options...................................       9,269
                                                                     ----------
                 Total.............................................  $1,139,794
                                                                     ==========

     The purchase price was allocated to the various assets of IFG acquired in the IFG Merger, as follows:

       Purchase price..............................................  $1,139,794
       Historical basis of IFG's assets acquired...................    (561,181)
                                                                     ----------
       Step-up to record the fair value of IFG's assets acquired...  $  578,613
                                                                     ==========

     This step-up was applied to IFG's assets as follows:

       Real estate.................................................   $ 15,363
       Investment in real estate partnerships......................    394,321
       Decrease in accounts receivable.............................    (43,082)
       Decrease in deferred loan costs.............................     (7,020)
       Management contracts........................................     21,916
       Increase in goodwill........................................    200,687
       Reduction in value of other assets..........................     (3,572)
                                                                      --------
                 Total.............................................   $578,613
                                                                      ========

     The fair value of IFG's assets, primarily the real estate and management contracts, was calculated based on estimated future cash flows of the underlying assets.

     As of September 30, 1998, IFG's stockholders' equity (deficit) was $(108,855), which is detailed as follows:

       Common stock................................................  $     320
       Additional paid-in capital..................................    (86,959)
       Distributions in excess of earnings.........................    (22,216)
                                                                     ---------
                 Total.............................................  $(108,855)
                                                                     =========

     Upon completion of the IFG Merger, the entire amount of the stockholders' equity (deficit) was eliminated.

(H) Represents the issuance of a total of 8,423,751 shares of AIMCO Common Stock to IFG stockholders, in exchange for all the shares of IFG common stock.


     In accordance with the IFG Merger Agreement, AIMCO issued 8,423,751 shares of Class E Preferred Stock, approximately equal to $292 million. Each share of Class E Preferred Stock will automatically convert to one share of AIMCO Common Stock upon the payment of the special dividend thereon. As such, for the purpose of preparing the pro forma financial statements, AIMCO's management believes that the Class E Preferred Stock is substantially the same as AIMCO Common Stock, and that the fair value of the Class E Preferred Stock approximates the fair value of the AIMCO Common Stock. Upon the payment of the special dividend on the Class E Preferred Stock and the conversion of the Class E Preferred Stock to AIMCO Common Stock, the former IFG stockholders will own approximately 15.0% of the AIMCO Common Stock. The special dividend on the Class E Preferred Stock is intended to represent a distribution in an amount at least equal to the earnings and profits of IFG at the time of the IFG Merger, to which AIMCO succeeded.


(I) Represents the increase in AIMCO's investment in Unconsolidated Subsidiaries to reflect the contribution or sale of property management contracts, including the related deferred tax liability, in exchange for preferred stock and a note payable from the Unconsolidated Subsidiaries. These assets and liabilities are valued at AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(J) Represents certain assets and liabilities of IFG, primarily related to the management operations of IFG, contributed or sold by AIMCO to the Unconsolidated Subsidiaries.

(K) Represents notes receivable from the Unconsolidated Subsidiaries of $95,000, advances to the Unconsolidated Subsidiaries of $42,792, and equity in the Unconsolidated Subsidiaries of $62,987. The combined pro forma balance sheet of the Unconsolidated Subsidiaries as of September 30, 1998 is presented below, which reflects the effects of the IFG Merger, and the IFG Reorganization as if such transactions had occurred as of September 30, 1998.

                          UNCONSOLIDATED SUBSIDIARIES

               PRO FORMA CONSOLIDATED BALANCE SHEET (PRE-MERGER)
                            AS OF SEPTEMBER 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 IFG
                                             HISTORICAL   REORGANIZATION(I)    PRO FORMA
                                             ----------   -----------------    ---------
ASSETS
Real estate................................   $ 22,376        $     --         $ 22,376
Cash and cash equivalents..................     16,919          17,897(ii)       34,816
Restricted cash............................      5,507           1,352(ii)        6,859
Management contracts.......................     47,846          73,696(iii)     121,542
Accounts receivable........................     13,109           6,631(ii)       19,740
Deferred financing costs...................      3,117              --            3,117
Goodwill...................................     43,544              --           43,544
Other assets...............................     51,498          14,167(ii)       65,665
                                              --------        --------         --------
                                              $203,916        $113,743         $317,659
                                              ========        ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Secured notes payable......................   $114,302        $ 45,000(iii)    $159,302
Accounts payable, accrued and other
  liabilities..............................     56,773           3,394(ii)       60,167
Security deposits and deferred income......        334              --(ii)          334
Deferred tax liability.....................         --          36,652(iii)      36,652
                                              --------        --------         --------
                                               171,409          85,046          256,455
Common stock...............................      2,061           1,510(iv)        3,571
Preferred stock............................     34,290          28,697(iii)      62,987
Retained earnings..........................     (3,844)             --           (3,844)
Notes receivable on common stock
  purchases................................         --          (1,510)(iv)      (1,510)
                                              --------        --------         --------
                                                32,507          28,697           61,204
                                              --------        --------         --------
                                              $203,916        $113,743         $317,659
                                              ========        ========         ========

-------------------------

(i) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, AIMCO contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily related to the management operations owned by IFG. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the purchase price of IFG. AIMCO received non-voting preferred stock as consideration in exchange for the net assets contributed. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

(ii) Represents certain assets and liabilities of IFG, primarily related to the management operations of IFG, contributed or sold by AIMCO to the Unconsolidated Subsidiaries, valued at AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(iii) Represents the transfer or sale of management contracts, the establishment of an intercompany note, and the establishment of the related estimated net deferred Federal and state tax liabilities at a combined rate of 40% for the estimated difference between the book and tax basis of the net assets of the Unconsolidated Subsidiaries. The primary component of the deferred tax liability is the difference between the new basis of the property management contracts, as a result of the allocation of the purchase price of IFG, and the historical tax basis.

(iv) Represents the issuance of common stock to the common stockholders of the Unconsolidated Subsidiaries in exchange for notes receivable, in order for the common stockholders to maintain their respective ownership interest in the Unconsolidated Subsidiaries.

                                     AIMCO

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       COMPLETED
                                                    TRANSACTIONS AND                                       AMBASSADOR
                                                        PROBABLE             NHP          AMBASSADOR     PURCHASE PRICE
                                    HISTORICAL(A)     PURCHASES(B)     TRANSACTIONS(C)   HISTORICAL(D)   ADJUSTMENTS(E)
                                    -------------   ----------------   ---------------   -------------   --------------
Rental and other property
 revenues..........................   $193,006          $118,471(I)
                                                          12,878(J)        $ 6,660         $ 93,329         $    --
Property operating expenses........    (76,168)          (58,595)(I)
                                                          (5,731)(J)        (2,941)         (36,088)             --
Owned property management
 expense...........................     (6,620)           (4,256)(I)
                                                            (673)(J)          (282)              --              --
Depreciation.......................    (37,741)          (23,925)(I)
                                                          (4,892)(J)        (1,414)         (18,979)         (5,997)(O)
                                      --------          --------           -------         --------         -------
Income from property operations....     72,477            33,277             2,023           38,262          (5,997)
                                      --------          --------           -------         --------         -------
Management fees and other income...     13,937                --             7,813               --              --
Management and other expenses......     (9,910)               --            (5,394)              --              --
Corporate overhead allocation......       (588)               --                --               --              --
Amortization.......................     (1,401)               --            (5,800)              --              --
                                      --------          --------           -------         --------         -------
Income from service company
 business..........................      2,038                --            (3,381)              --              --
Minority interest in service
 company business..................        (10)               --                --               --              --
                                      --------          --------           -------         --------         -------
AIMCO's share of income from
 service company business..........      2,028                --            (3,381)              --              --
                                      --------          --------           -------         --------         -------
General and administrative
 expenses..........................     (5,396)               --            (1,025)          (7,392)          7,392(P)
Interest expense...................    (51,385)           (2,842)(K)
                                                          (3,569)(L)        (5,462)         (26,987)           (221)(Q)
Interest income....................      8,676                --             1,900               --              --
Minority interest in other
 partnerships......................      1,008               960(M)             16             (851)            705(R)
Equity in losses of unconsolidated
 partnerships......................     (1,798)             (122)(N)        (8,542)             405              --
Equity in earnings of
 unconsolidated subsidiaries.......      4,636                --             5,790               --              --
                                      --------          --------           -------         --------         -------
Income (loss) from operations......     30,246            27,704            (8,681)           3,437           1,879
Income tax provision...............         --                --                --               --              --
Gain on dispositions of property...      2,720            (2,720)               --               --              --
                                      --------          --------           -------         --------         -------
Income (loss) before extraordinary
 item and minority interest in
 AIMCO Operating Partnership.......     32,966            24,984            (8,681)           3,437           1,879
Extraordinary item -- early
 extinguishment of debt............       (269)              269                --               --              --
                                      --------          --------           -------         --------         -------
Income before minority interest in
 AIMCO Operating Partnership.......     32,697            25,253            (8,681)           3,437           1,879
Minority interest in AIMCO
 Operating Partnership.............     (4,064)              955(BB)         1,821(BB)         (386)(BB)       (201)(BB)
                                      --------          --------           -------         --------         -------
Net income.........................     28,633            26,208            (6,860)           3,051           1,678
Income attributable to preferred
 stockholders......................      2,315            38,859                --               --              --
                                      --------          --------           -------         --------         -------
Income attributable to common
 stockholders......................   $ 26,318          $(12,651)          $(6,860)        $  3,051         $ 1,678
                                      ========          ========           =======         ========         =======
Basic earnings per share...........   $   1.09
                                      ========
Diluted earnings per share.........   $   1.08
                                      ========
Weighted average shares
 outstanding.......................     24,055
                                      ========
Weighted average shares and
 equivalents outstanding...........     24,436
                                      ========


                                                        IFG              IFG
                                       IFG AS          MERGER       REORGANIZATION
                                     ADJUSTED(F)   ADJUSTMENTS(G)   ADJUSTMENTS(H)   PRO FORMA
                                     -----------   --------------   --------------   ---------
Rental and other property
 revenues..........................
                                      $  6,912        $     --         $     --      $ 431,256
Property operating expenses........
                                        (3,307)             --               --       (182,830)
Owned property management
 expense...........................
                                            --              --               --        (11,831)
Depreciation.......................
                                          (966)         (1,937)(S)           --        (95,851)
                                      --------        --------         --------      ---------
Income from property operations....      2,639          (1,937)              --        140,744
                                      --------        --------         --------      ---------
Management fees and other income...     94,330              --          (74,404)(X)     41,676
Management and other expenses......    (57,615)             --           49,236(X)     (23,683)
Corporate overhead allocation......         --              --               --           (588)
Amortization.......................    (16,768)        (34,409)(T)       28,355(Y)     (30,023)
                                      --------        --------         --------      ---------
Income from service company
 business..........................     19,947         (34,409)           3,187        (12,618)
Minority interest in service
 company business..................         --              --               --            (10)
                                      --------        --------         --------      ---------
AIMCO's share of income from
 service company business..........     19,947         (34,409)           3,187        (12,628)
                                      --------        --------         --------      ---------
General and administrative
 expenses..........................    (21,199)             --            6,392(X)     (21,228)
Interest expense...................
                                        (9,035)             --               --        (99,501)
Interest income....................     10,967              --              191(Z)      21,734(CC)
Minority interest in other
 partnerships......................    (12,871)         (5,456) (U)          --        (16,489)
Equity in losses of unconsolidated
 partnerships......................     12,515         (24,281)(V)           --        (21,823)
Equity in earnings of
 unconsolidated subsidiaries.......         --              --           (4,181)(AA)     6,245(EE)
                                      --------        --------         --------      ---------
Income (loss) from operations......      2,963         (66,083)           5,589         (2,946)
Income tax provision...............      1,701          (1,701)(W)           --             --
Gain on dispositions of property...         80             (80)              --             --
                                      --------        --------         --------      ---------
Income (loss) before extraordinary
 item and minority interest in
 AIMCO Operating Partnership.......      4,744         (67,864)           5,589         (2,946)
Extraordinary item -- early
 extinguishment of debt............         --              --               --             --
                                      --------        --------         --------      ---------
Income before minority interest in
 AIMCO Operating Partnership.......      4,744         (67,864)           5,589         (2,946)
Minority interest in AIMCO
 Operating Partnership.............         --           7,214(BB)           --          5,339(BB)
                                      --------        --------         --------      ---------
Net income.........................      4,744         (60,650)           5,589          2,393
Income attributable to preferred
 stockholders......................         --              --               --         41,174(DD)
                                      --------        --------         --------      ---------
Income attributable to common
 stockholders......................   $  4,744        $(60,650)        $  5,589      $ (38,781)(CC)
                                      ========        ========         ========      =========
Basic earnings per share...........                                                  $   (0.70)(CC)
                                                                                     =========
Diluted earnings per share.........                                                  $   (0.70)(CC)
                                                                                     =========
Weighted average shares
 outstanding.......................                                                     55,109
                                                                                     =========
Weighted average shares and
 equivalents outstanding...........                                                     55,953
                                                                                     =========

-------------------------

(A) Represents AIMCO's audited consolidated results of operations for the year ended December 31, 1997.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1997: (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions; (iv) the 1998 Stock Offerings;
       (v) the 1998 Acquisitions; (vi) the Probable Purchases; and (vii) the 1998 Dispositions.

(C) Represents adjustments to reflect the purchase of the NHP Real Estate Companies, the NHP Merger, and the NHP Reorganization, as if the transactions had taken place on January 1, 1997. These adjustments are detailed, as follows:


                               NHP
                           REAL ESTATE        NHP               NHP                 NHP               NHP
                           PURCHASE(I)   HISTORICAL(II)   ADJUSTMENTS(III)   REORGANIZATION(IV)   TRANSACTIONS
                           -----------   --------------   ----------------   ------------------   ------------
Rental and other property
  revenues...............    $ 6,660(v)     $ 16,842          $    --             $(16,842)(xvii)    $6,660
Property operating
  expenses...............     (2,941)(v)      (8,411)              --                8,411 (xvii     (2,941)
Owned property management
  expense................       (282)(v)        (862)              --                  862 (xvii       (282)
Depreciation.............     (1,414)(vi)      (2,527)           (693)(xi)           3,220 (xvii     (1,414)
                             -------        --------          -------             --------           ------
Income from property
  operations.............      2,023           5,042             (693)              (4,349)           2,023
                             -------        --------          -------             --------           ------
Management fees and other
  income.................      1,405 (vii      72,176              --              (65,768)(xviii)     7,813
Management and other
  expenses...............     (2,263)(viii)     (35,267)           --               32,136 (xviii    (5,394)
Amortization.............         --          (9,111)          (4,432)(xii)          7,743 (xix      (5,800)
                             -------        --------          -------             --------           ------
Income from service
  company business.......       (858)         27,798           (4,432)             (25,889)          (3,381)
                             -------        --------          -------             --------           ------
General and
  administrative
  expenses...............         --         (16,266)           8,668 (xiii          6,573 (xviii    (1,025)
Interest expense.........     (5,082)(ix)     (10,685)             --               10,305(xx)       (5,462)
Interest income..........        540(v)        1,963               --                 (603)(xxi)      1,900
Minority interest in
  other partnerships.....         16(v)           --               --                   --               16
Equity in losses of
  unconsolidated
  partnerships...........     (3,905)(x)          --           (4,631)(xiv)             (6)          (8,542)
Equity in earnings of
  unconsolidated
  subsidiaries...........         --              --           (4,636)(xv)          10,426 (xxii      5,790
                             -------        --------          -------             --------           ------
Income (loss) from
  operations.............     (7,266)          7,852           (5,724)              (3,543)          (8,681)
Income tax provision.....         --          (3,502)           3,502 (xvi              --               --
                             -------        --------          -------             --------           ------
Income (loss) before
  minority interest in
  the AIMCO Operating
  Partnership............     (7,266)          4,350           (2,222)              (3,543)          (8,681)
Minority interest in the
  AIMCO Operating
  Partnership............      1,437              --               --                  384            1,821
                             -------        --------          -------             --------           ------
Net income (loss)........     (5,829)          4,350           (2,222)              (3,159)          (6,860)
                             =======        ========          =======             ========           ======

-------------------------

       (i) Represents the adjustment to record activity from January 1, 1997 to the date of acquisition, as if the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997. The historical financial statements of the NHP Real Estate Companies consolidate certain real estate partnerships in which they have an interest that will be presented on the equity method by AIMCO as a result of the NHP Real Estate Reorganization. In addition, represents adjustments to record additional depreciation and amortization related to the increased basis in the assets of the NHP Real Estate Companies as a result of the allocation of the purchase price of the NHP Real Estate Companies and additional interest expense incurred in connection with borrowings incurred by AIMCO to consummate the NHP Real Estate Acquisition.

       (ii) Represents the unaudited consolidated results of operations of NHP for the period from January 1, 1997 through December 8, 1997 (date of the NHP Merger).

       (iii) Represents the following adjustments occurring as a result of the NHP Merger: (i) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (ii) the incremental depreciation of the purchase price adjustment related to real estate; (iii) the incremental amortization of the purchase price adjustment related to the management contracts, furniture, fixtures and equipment, and goodwill; (iv) the reversal of equity in earnings of NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP; and (v) the amortization of the increased basis in investments in real estate partnerships based on the purchase price adjustment related to real estate and an estimated average life of 20 years.

       (iv) Represents adjustments related to the NHP Reorganization, whereby AIMCO contributed or sold to the Unconsolidated Subsidiaries and the Unconsolidated Partnership: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP and (ii) 12 real estate properties containing 2,905 apartment units. The adjustments represent (i) the related revenues and expenses primarily related to the management operations and other businesses owned by NHP and (ii) the historical results of operations of such real estate partnerships contributed, with additional depreciation and amortization recorded related to AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

       (v) Represents adjustments to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997.

       (vi) Represents incremental depreciation related to the consolidated real estate assets purchased from the NHP Real Estate Companies. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

       (vii) Represents the adjustment to record the revenues from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1997.

       (viii) Represents $4,878 related to the adjustment to record the expenses from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1997, less $2,615 related to a reduction in personnel costs pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and the date of completion.

       (ix) Represents adjustments in the amount of $3,391 to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997, as well as the increase in interest expense in the amount of $1,691 related to borrowings on AIMCO's credit facilities of $55,807 to finance the NHP Real Estate Acquisition.

       (x) Represents adjustments in the amount of $2,432 to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997, as well as amortization of $1,473 related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of the NHP Real Estate Companies, based on an estimated average life of 20 years.

       (xi) Represents incremental depreciation related to the real estate assets purchased from NHP. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

       (xii) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management and other business operated by the Unconsolidated Subsidiaries, based on AIMCO's new basis as adjusted by the allocation of the combined purchase price of NHP including amortization of management contracts of $3,782, depreciation of furniture, fixtures and equipment of $2,018 and amortization of goodwill of $7,743, less NHP's historical depreciation and amortization of $9,111. Management contracts are amortized using the straight-line method over the weighted average life of the contracts estimated to be approximately 15 years. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated life of 3 years. Goodwill is amortized using the straight-line method over 20 years.

       (xiii) Represents a reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan, approved by AIMCO senior management, specifically identifying all significant actions to be taken to complete the restructuring plan, assuming that the NHP Merger had occurred on

               January 1, 1997 and that the restructuring plan was completed on January 1, 1997.

       (xiv) Represents adjustment for amortization of the increased basis in investments in real estate partnerships, as a result of the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, based on an estimated average life of 20 years.

       (xv) Represents the reversal of equity in earnings in NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP, as a result of AIMCO's acquisition of 100% of the NHP Common Stock.

       (xvi) Represents the reversal of NHP's income tax provision due to the contribution of the management business to the Unconsolidated Subsidiaries.

       (xvii) Represents the contribution of NHP's 12 real estate properties containing 2,905 apartment units to the Unconsolidated Partnership pursuant to the NHP Reorganization.

       (xviii) Represents the historical income and expenses associated with certain assets and liabilities of NHP that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

       (xix) Represents the amortization and depreciation of certain management contracts and other assets of NHP, based on AIMCO's new basis resulting from the allocation of the purchase price of NHP, that will be contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

       (xx) Represents interest expense of $6,020 related to the contribution of NHP's 12 real estate properties containing 2,905 apartment units to the Unconsolidated Partnership and interest expense of $4,285 related to the certain assets and liabilities that will be contributed or sold to the Unconsolidated Subsidiaries pursuant to the NHP Reorganization.

       (xxi) Represents the interest income of $5,000 earned on notes payable of $50,000 to AIMCO issued as consideration for certain assets and liabilities sold to the Unconsolidated Subsidiaries by AIMCO, net of the elimination of AIMCO's share of the related interest expense of $4,750 reflected in the equity in earnings of the Unconsolidated Subsidiaries operating results, offset by $853 in interest income primarily related to the management operations and other businesses owned by NHP contributed or sold to the Unconsolidated Subsidiaries pursuant to the NHP Reorganization.

       (xxii) Represents AIMCO's equity in earnings of the Unconsolidated Subsidiaries.

(D) Represents the audited historical statement of operations of Ambassador for the year ended December 31, 1997. Certain reclassifications have been made to Ambassador's historical statement of operations to conform to AIMCO's Statement of Operations presentation. The Ambassador historical statement of operations excludes extraordinary loss of $1,384 and a loss on sale of an interest rate cap of $509.

(E) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense resulting from the net reduction of debt; and (iv) the elimination of the minority interest associated with Jupiter-I, L.P.

(F) Represents adjustments to reflect the IFG Merger, the AMIT Merger, and the spin-off of New Insignia as if these transactions had occurred on January 1, 1997. These adjustments are detailed, as follows:

                                           IFG           AMIT      NEW INSIGNIA        IFG
                                      HISTORICAL(I)   MERGER(II)   SPIN-OFF(III)   AS ADJUSTED
                                      -------------   ----------   -------------   -----------
   Rental and other property
     revenues.......................    $   6,646      $   266       $      --      $  6,912
   Property operating expenses......       (3,251)         (56)             --        (3,307)
   Depreciation.....................         (966)          --              --          (966)
                                        ---------      -------       ---------      --------
   Income from property
     operations.....................        2,429          210              --         2,639
                                        ---------      -------       ---------      --------
   Management fees and other
     income.........................      389,626           --        (295,296)       94,330
   Management and other expenses....     (315,653)          --         258,038       (57,615)
   Amortization.....................      (31,709)        (303)         15,244       (16,768)
                                        ---------      -------       ---------      --------
   Income from service company
     business.......................       42,264         (303)        (22,014)       19,947
                                        ---------      -------       ---------      --------
   General and administrative
     expenses.......................      (20,435)      (1,351)            587       (21,199)
   Interest expense.................       (9,353)          --             318        (9,035)
   Interest income/recovery of bad
     debt...........................        4,571        6,853            (457)       10,967
   Minority interest in other
     partnerships...................      (12,448)        (382)            (41)      (12,871)
   Equity in income (losses) of
     unconsolidated partnership.....       10,027        2,639            (151)       12,515
                                        ---------      -------       ---------      --------
   Income (loss) from operations....       17,055        7,666         (21,758)        2,963
   Income tax provision.............       (6,822)        (180)          8,703         1,701
   Gain on sale of property.........           --           80              --            80
                                        ---------      -------       ---------      --------
   Net income (loss)................       10,233        7,566         (13,055)        4,744
                                        =========      =======       =========      ========

-------------------------

        (i) Represents the audited consolidated results of operations of IFG for the year ended December 31, 1997, as reported in IFG's Annual Report on Form 10-K. Certain reclassifications have been made to IFG's historical statement of operations to conform to AIMCO's statement of operations presentation.

        (ii) Represents the historical statement of operations of AMIT, as well as pro forma adjustments related to the AMIT Merger. The AMIT Merger closed prior to the IFG Merger.

        (iii) Represents the distribution of two shares of New Insignia common stock for each three shares of IFG common stock to holders of IFG common stock.

(G) Represents the following adjustments occurring as a result of the IFG Merger and the IPLP Exchange: (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships; (ii) the amortization of goodwill and property management contracts resulting from the IFG Merger;
       (iii) the increase in interest expense resulting from the net increase in debt; and (iv) the elimination of the income tax provision.

(H) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, AIMCO contributed or sold to the Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily management contracts and related working capital assets and liabilities related to IFG's third party management operations. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by IFG, with additional amortization recorded related to AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(I) Represents adjustments to reflect the 1997 Property Acquisitions and the 1998 Acquisitions, less the 1997 Dispositions and the 1998 Dispositions as if they had occurred on January 1, 1997. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

       These adjustments are as follows:


                              1997 PROPERTY       1997           1998           1998
                              ACQUISITIONS    DISPOSITIONS   ACQUISITIONS   DISPOSITIONS    TOTAL
                              -------------   ------------   ------------   ------------   --------
Rental and other property
  revenues..................    $ 88,589        $(4,081)       $ 37,266       $(3,303)     $118,471
Property operating
  expense...................     (44,109)         1,944         (17,784)        1,354       (58,595)
Owned property management
  expense...................      (3,233)           133          (1,278)          122        (4,256)
Depreciation................     (16,839)           452          (8,226)          688       (23,925)


(J) Represents adjustments to reflect the Probable Purchases as if they had occurred on January 1, 1997. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

(K)    Represents adjustments to interest expense for the following:


   Borrowings on AIMCO's credit facilities and other loans and mortgages assumed in connection with the 1997 Property
     Acquisitions..............................................   $(29,490)
   Repayments on AIMCO's credit facilities and other
     indebtedness with proceeds from the 1997 Dispositions and
     the 1997 Stock Offerings..................................     19,568
   Repayments on AIMCO's credit facilities with proceeds from a dividend received from one of the Unconsolidated
     Subsidiaries..............................................      1,889
   Borrowings on AIMCO's credit facilities and other loans and mortgages assumed in connection with the 1998
     Acquisitions..............................................    (14,922)
   Repayments on AIMCO's credit facilities and other
     indebtedness with proceeds from the 1998 Dispositions and
     the 1998 Stock Offerings..................................     20,113
                                                                  --------
                                                                  $ (2,842)
                                                                  ========


(L) Represents adjustments to interest expense related to the assumption of mortgage debt in connection with the Probable Purchases.

(M) Represents income related to limited partners in consolidated partnerships acquired in connection with the 1997 Property Acquisitions and the 1998 Property Acquisitions.

(N) Represents the reduction in AIMCO's earnings in unconsolidated partnerships as a result of the consolidation of additional partnerships resulting from additional ownership acquired through tender offers.

(O) Represents incremental depreciation related to the real estate assets purchased in connection with the Ambassador Merger. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(P) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Ambassador Merger, as follows:

   Duplication of public company expenses......................   $  724
   Reduction in salaries and benefits..........................    4,197
   Merger related costs........................................      524
   Other.......................................................    1,947
                                                                  ------
                                                                  $7,392
                                                                  ======

       The reduction in salaries and benefits is pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the Ambassador Merger had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion.

(Q) Represents the decrease in interest expense of $3,612 related to the repayment of the Ambassador revolving lines of credit upon consummation of the Ambassador Merger, offset by an increase in interest expense of $3,833 related to borrowings under AIMCO's credit facilities.

(R) Represents elimination of minority interest in Jupiter-I, L.P. resulting from the redemption of limited partnership interests not owned by Ambassador in connection with the Ambassador Merger.

(S) Represents incremental depreciation related to the consolidated real estate assets purchased in connection with the IFG Merger, based on AIMCO's new basis resulting from the allocation of the purchase price of IFG. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(T) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management business of IFG, based on AIMCO's new basis resulting from the allocation of the purchase price of IFG, including amortization of property management contracts of $36,112, amortization of goodwill of $11,009, and depreciation of furniture, fixtures, and equipment of $3,753, less IFG's historical depreciation and amortization of $16,465. Property management contracts are amortized using the straight-line method over a period of three years. Furniture, fixtures, and equipment are depreciated using the straight-line method over a period of three years. Goodwill is amortized using the straight-line method over 20 years.

(U) In connection with the IPLP Exchange, IPLP received approximately 10.2 million OP Units in exchange for the transfer of the economic rights to a substantial portion of its assets to the AIMCO Operating Partnership, and the AIMCO Operating Partnership assumed all of IPT's obligations relating to the assets. Distributions of $7,008 for these OP Units related to the minority holders. This adjustment represents these distributions, offset by the elimination of the historical minority interest in IPT of $1,552.

(V) Represents amortization related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of IFG and the IPLP Exchange, based on an estimated average life of 20 years.

(W)    Represents the reversal of IFG's income tax provision.

(X) Represents the historical income and expenses associated with certain assets and liabilities of IFG that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG.

(Y) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG, based on AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(Z) Represents interest income of $3,825 earned on notes payable of $45,000 to AIMCO issued as consideration for certain assets and liabilities sold to the Unconsolidated Subsidiaries by AIMCO, net of the elimination of AIMCO's share of the related interest expense of $3,634 reflected on the equity in earnings of the Unconsolidated Subsidiaries.

(AA)   Represents AIMCO's equity in earnings of the Unconsolidated Subsidiaries.


(BB) Represents adjustments to Minority Interest in the AIMCO Operating Partnership assuming the Completed Transactions, the NHP Transactions, the Ambassador Merger, and the IFG Merger had occurred as of January 1, 1997. On a pro forma basis, without giving effect to the NHP Transactions, the Ambassador Merger, and the IFG Merger as of December 31, 1997, the minority interest percentage is approximately 18.5%. On a pro forma basis, without giving effect to the Ambassador Merger, and the IFG Merger, as of December 31, 1997, the minority interest percentage is approximately 15.9%. On a pro forma basis, without giving effect to the IFG Merger, as of December 31, 1997, the minority interest percentage is approximately 14.0%. On a pro forma basis, giving effect to the Completed Transactions, the NHP Transactions, the Ambassador Merger, the IFG Merger and the IPLP Exchange, as of December 31, 1997, the minority interest percentage is approximately 12.1%.

(CC) The following table presents the net impact to pro forma net loss applicable to holders of shares of AIMCO Common Stock and net loss per share of AIMCO Common Stock assuming the interest rate per annum increases by 0.25%:


          Increase in interest expense......................   $    858
                                                               ========
          Income before minority interest in the AIMCO
             Operating Partnership..........................   $ (3,804)
          Minority interest in the AIMCO Operating
             Partnership....................................      5,442
                                                               --------
          Net income........................................   $  1,638
                                                               ========
          Net loss attributable to common stockholders......   $(39,536)
                                                               ========
          Basic loss per share..............................   $  (0.72)
                                                               ========
          Diluted loss per share............................   $  (0.72)
                                                               ========


(DD) Represents the net income attributable to holders of the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and the Class J Preferred Stock as if these stock offerings had occurred as of January 1, 1997.

(EE) Represents AIMCO's equity in earnings in the Unconsolidated Subsidiaries of $(2,139), plus the elimination of intercompany interest expense of $8,384. The combined Pro Forma Statement of Operations of the Unconsolidated Subsidiaries for the year ended December 31, 1997 is presented below, which represents the effects of the Ambassador Merger, the NHP Merger, the NHP Reorganization, the IFG Merger, and the IFG Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                            REORGANIZATION            IFG
                            HISTORICAL(I)   ADJUSTMENTS(II)   REORGANIZATION(III)   PRO FORMA
                            -------------   ---------------   -------------------   ---------
Rental and other property
  revenues................    $  6,194         $  6,371(iv)        $     --         $ 12,565
Property operating
  expenses................      (3,355)          (3,531)(iv)             --           (6,886)
Owned property management
  expense.................        (147)            (478)(iv)             --             (625)
Depreciation expense......      (1,038)            (767)(iv)             --           (1,805)
                              --------         --------            --------         --------
Income from property
  operations..............       1,654            1,595                  --            3,249
                              --------         --------            --------         --------
Management fees and other
  income..................      23,776           41,992(v)           74,404(x)       140,172
Management and other
  expenses................     (11,733)         (20,403)(v)         (49,236)(x)      (81,372)
Amortization..............      (3,726)          (4,017)(v)         (28,355)(xi)     (36,098)
                              --------         --------            --------         --------
Income from service
  company.................       8,317           17,572              (3,187)          22,702
General and administrative
  expense.................          --           (6,573)(v)          (6,392)(x)      (12,965)
Interest expense..........      (6,058)          (5,849)(vi)         (3,825)(xii)    (15,732)
Interest income...........       1,001             (148)(v)              --              853
Minority interest in other
  partnerships............      (2,819)           2,198 (viii            --             (621)
Equity in losses of
  unconsolidated
  partnerships............      (1,028)           1,028(iv)              --               --
Equity in earnings of
  Unconsolidated
  Subsidiaries............       2,943           (2,943)(vii)            --               --
                              --------         --------            --------         --------
Income (loss) from
  operations..............       4,010            6,880             (13,404)          (2,514)
Income tax provision......      (1,902)          (3,013)(ix)          5,177 (xiii        262
                              --------         --------            --------         --------
Net income (loss).........    $  2,108         $  3,867            $ (8,227)        $ (2,252)
                              ========         ========            ========         ========
Income attributable to
  preferred
  stockholders............    $  2,003         $  3,673            $ (7,815)        $ (2,139)
                              ========         ========            ========         ========
Income (loss) attributable
  to common
  stockholders............    $    105         $    194            $   (412)        $   (113)
                              ========         ========            ========         ========

-------------------------

(i) Represents the historical results of operations of the Unconsolidated Subsidiaries for the year ended December 31, 1997.

(ii) Represents adjustments related to the NHP Reorganization, which includes the sale or contribution of 14 properties containing 2,725 apartment units from the unconsolidated partnerships to the Unconsolidated Subsidiaries, as well as the sale or contribution of 12 properties containing 2,905 apartment units from the Unconsolidated Subsidiaries to the Unconsolidated Partnership.

(iii) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, AIMCO contributed or sold to the Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily related to the management operations owned by IFG. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by IFG, with additional amortization recorded related to AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(iv) Represents adjustments for the historical results of operations of the 14 real estate properties contributed or sold to the Unconsolidated Subsidiaries, offset by the historical results of operations of the 12 real estate properties contributed or sold to the Unconsolidated Partnership, with additional depreciation recorded related to AIMCO's new basis resulting from the allocation of purchase price of NHP and the NHP Real Estate Companies.

(v) Represents adjustments to reflect income and expenses associated with certain assets and liabilities of NHP contributed or sold to the Unconsolidated Subsidiaries.

(vi) Represents adjustments of $6,058 to reverse the historical interest expense of the Unconsolidated Subsidiaries, which resulted from its original purchase of NHP Common Stock, offset by $2,622 related to the contribution or sale of the 14 real estate properties, $4,285 related to assets and liabilities transferred from AIMCO to the Unconsolidated Subsidiaries and $5,000 related to a note payable to AIMCO.

(vii) Represents the reversal of the historical equity in earnings of NHP for the period in which NHP was not consolidated by the Unconsolidated Subsidiaries.

(viii) Represents the minority interest in the operations of the 14 real estate properties.

(ix) Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill which is not deductible for tax purposes.

(x) Represents the historical income and expenses associated with certain assets and liabilities of IFG that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG.

(xi) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG, based on AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(xii) Represents adjustment for interest expense related to a note payable to AIMCO.

(xiii) Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill, which is not deductible for tax purposes.

                                     AIMCO

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   COMPLETED
                                                 TRANSACTIONS                       AMBASSADOR                        IFG
                                                 AND PROBABLE      AMBASSADOR     PURCHASE PRICE     IFG AS          MERGER
                                HISTORICAL(A)    PURCHASES(B)     HISTORICAL(C)   ADJUSTMENTS(D)   ADJUSTED(E)   ADJUSTMENTS(F)
                                -------------   ---------------   -------------   --------------   -----------   --------------
Rental and other property
  revenues.....................   $ 265,700        $ 18,063(H)
                                                      9,938(I)      $ 35,480         $    --        $  8,126        $     --
Property operating expenses....    (101,600)         (8,116)(H)
                                                     (4,638)(I)      (14,912)             --          (2,585)             --
Owned property management
  expense......................      (7,746)           (670)(H)
                                                       (517)(I)           --              --              --              --
Depreciation...................     (59,792)         (3,852)(H)
                                                     (3,659)(I)       (7,270)         (1,420)(M)        (904)         (1,273)(Q)
                                  ---------        --------         --------         -------        --------        --------
Income from property
  operations...................      96,562           6,549           13,298          (1,420)          4,637          (1,273)
                                  ---------        --------         --------         -------        --------        --------
Management fees and other
  income.......................      13,968              --               --              --          71,155              --
Management and other
  expenses.....................      (8,101)             --               --              --         (41,477)             --
Corporate overhead
  allocation...................        (196)             --               --              --              --              --
Amortization...................          (3)             --               --              --         (13,986)        (24,244)(R)
                                  ---------        --------         --------         -------        --------        --------
Income from service company
  business.....................       5,668              --               --              --          15,692         (24,244)
                                  ---------        --------         --------         -------        --------        --------
General and administrative
  expenses.....................      (7,444)             --           (5,278)          5,278(N)      (61,386)         45,823(S)
Interest expense...............     (56,756)          2,432(J)
                                                     (3,273)(K)      (10,079)            145(O)      (24,871)             --
Interest income................      18,244              --                               --          22,501              --
Minority interest in other
  partnerships.................      (1,052)            537(L)          (252)            252(P)      (14,159)            229(T)
Equity in losses of
  unconsolidated
  partnerships.................      (5,078)             --              (71)             --          13,492         (14,304)(U)
Equity in earnings of
  unconsolidated
  subsidiaries.................       8,413              --               --              --              --              --
Amortization of goodwill.......      (5,071)             --               --              --              --              --
                                  ---------        --------         --------         -------        --------        --------
Income (loss) from
  operations...................      53,486           6,245           (2,382)          4,255         (44,094)          6,231
Income tax provision...........          --              --               --              --           1,180          (1,180)(V)
Gain on dispositions of
  property.....................       2,783          (2,783)              --              --           6,576          (6,576)
                                  ---------        --------         --------         -------        --------        --------
Income before minority interest
  in AIMCO Operating
  Partnership..................      56,269           3,462           (2,382)          4,255         (36,338)         (1,525)
Minority interest in AIMCO
  Operating Partnership........      (4,425)             44(AA)           --             270(AA)          --           4,094(AA)
                                  ---------        --------         --------         -------        --------        --------
Net income (loss)..............      51,844           3,506           (2,382)          4,525         (36,338)          2,569
Income attributable to
  preferred stockholders.......      16,320          14,594               --              --              --              --
                                  ---------        --------         --------         -------        --------        --------
Income (loss) attributable to
  common stockholders..........   $  35,524        $(11,088)        $ (2,382)        $ 4,525        $(36,338)       $  2,569
                                  =========        ========         ========         =======        ========        ========
Basic earnings (loss) per
  share........................   $    0.80
                                  =========
Diluted earnings (loss) per
  share........................   $    0.79
                                  =========
Weighted average shares
  outstanding..................      44,562
                                  =========
Weighted average shares and
  equivalents outstanding......      44,765
                                  =========


                                      IFG
                                 REORGANIZATION
                                 ADJUSTMENTS(G)   PRO FORMA
                                 --------------   ---------
Rental and other property
  revenues.....................
                                    $     --      $337,307
Property operating expenses....
                                          --      (131,851)
Owned property management
  expense......................
                                          --        (8,933)
Depreciation...................
                                          --       (78,170)
                                    --------      --------
Income from property
  operations...................           --       118,353
                                    --------      --------
Management fees and other
  income.......................      (56,211)(W)    28,912
Management and other
  expenses.....................       35,192(W)    (14,386)
Corporate overhead
  allocation...................           --          (196)
Amortization...................       21,266(X)    (16,967)
                                    --------      --------
Income from service company
  business.....................          247        (2,637)
                                    --------      --------
General and administrative
  expenses.....................       13,800(W)     (9,207)
Interest expense...............
                                          --       (92,402)(BB)
Interest income................          143(Y)     40,888
Minority interest in other
  partnerships.................           --       (14,445)
Equity in losses of
  unconsolidated
  partnerships.................           --        (5,961)
Equity in earnings of
  unconsolidated
  subsidiaries.................       (6,875)(Z)     1,538(DD)
Amortization of goodwill.......           --        (5,071)
                                    --------      --------
Income (loss) from
  operations...................        7,315        31,056
Income tax provision...........           --            --
Gain on dispositions of
  property.....................           --            --
                                    --------      --------
Income before minority interest
  in AIMCO Operating
  Partnership..................        7,315        31,056
Minority interest in AIMCO
  Operating Partnership........           --           (17)(AA)
                                    --------      --------
Net income (loss)..............        7,315        31,039(BB)
Income attributable to
  preferred stockholders.......           --        30,914(CC)
                                    --------      --------
Income (loss) attributable to
  common stockholders..........     $  7,315      $    125(BB)
                                    ========      ========
Basic earnings (loss) per
  share........................                   $   0.00(BB)
                                                  ========
Diluted earnings (loss) per
  share........................                   $   0.00(BB)
                                                  ========
Weighted average shares
  outstanding..................                     56,323
                                                  ========
Weighted average shares and
  equivalents outstanding......                     56,988
                                                  ========

-------------------------

(A) Represents AIMCO's unaudited consolidated results of operations for the nine months ended September 30, 1998.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1998: (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the Probable Purchases; and (iv) the 1998 Dispositions.

(C) Represents the unaudited historical statement of operations of Ambassador for the four months ended April 30, 1998. Certain reclassifications have been made to Ambassador's historical Statement of Operations to conform to AIMCO's Statement of Operations presentation.

(D) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense resulting from the net reduction of debt; and (iv) the elimination of the minority interest associated with Jupiter-I, L.P.

(E) Represents adjustments to reflect the IFG Merger, the AMIT Merger, and the spin-off of the common stock of New Insignia as if these transactions had occurred on January 1, 1998. These adjustments are detailed, as follows:

                                            IFG           AMIT      NEW INSIGNIA        IFG
                                       HISTORICAL(I)   MERGER(II)   SPIN-OFF(III)   AS ADJUSTED
                                       -------------   ----------   -------------   -----------
   Rental and other property
     revenues........................    $   7,566       $  560       $      --      $  8,126
   Property operating expenses.......       (2,585)          --              --        (2,585)
   Depreciation......................         (904)          --              --          (904)
                                         ---------       ------       ---------      --------
   Income from property operations...        4,077          560              --         4,637
                                         ---------       ------       ---------      --------
   Management fees and other
     income..........................      311,475           --        (240,320)       71,155
   Management and other expenses.....     (252,295)          --         210,818       (41,477)
   Amortization......................      (26,781)         (48)         12,843       (13,986)
                                         ---------       ------       ---------      --------
   Income from service company
     business........................       32,399          (48)        (16,659)       15,692
                                         ---------       ------       ---------      --------
   General and administrative
     expenses........................      (66,272)        (675)          5,561       (61,386)
   Interest expense..................      (24,164)          --            (707)      (24,871)
   Interest income/recovery of bad
     debt............................       18,817        4,193            (509)       22,501
   Minority interest in other
     partnerships....................      (14,159)          --              --       (14,159)
   Equity in losses of unconsolidated
     partnerships....................       12,169           --           1,323        13,492
                                         ---------       ------       ---------      --------
   Income (loss) from operations.....      (37,133)       4,030         (10,991)      (44,094)
   Income tax provision..............       (4,772)          --           5,952         1,180
   Gain on disposition of
     property/loans..................        5,888          688              --         6,576
                                         ---------       ------       ---------      --------
   Item income (loss)................    $ (36,017)      $4,718       $  (5,039)     $(36,338)
                                         =========       ======       =========      ========

-------------------------

       (i) Represents the unaudited consolidated results of operations of IFG for the nine months ended September 30, 1998. Certain reclassifications have been made to IFG's historical statement of operations to conform to AIMCO's statement of operations presentation.

       (ii) Represents the historical statement of operations of AMIT, as well as pro forma adjustments related to the AMIT Merger. The AMIT Merger closed prior to the IFG Merger.

       (iii) Represents the distribution of two shares of New Insignia common stock for each three shares of IFG common stock to holders of IFG common stock.

(F) Represents the following adjustments occurring as a result of the IFG Merger and the IPLP Exchange: (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships; (ii) the amortization of goodwill and property management contracts resulting from the IFG Merger;
       (iii) the increase in interest expense resulting from the net increase in debt; and (iv) the elimination of the income tax provision.

(G) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, AIMCO contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily management contracts and related working capital assets and liabilities related to IFG's third party management operations. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by IFG, with additional amortization recorded related to AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(H) Represents adjustments to reflect the 1998 Acquisitions, less the 1998 Dispositions as if they had occurred on January 1, 1998. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

       These adjustments are as follows:


                                                 1998           1998
                                             ACQUISITIONS   DISPOSITIONS    TOTAL
                                             ------------   ------------   -------
   Rental and other property revenues......    $19,014         $(951)      $18,063
   Property operating expense..............     (8,492)          376        (8,116)
   Owned property management expense.......       (707)           37          (670)
   Depreciation............................     (3,945)           93        (3,852)


(I) Represents adjustments to reflect the Probable Purchases as if they had occurred on January 1, 1998. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

(J)    Represents adjustments to interest expense for the following:


   Borrowings on AIMCO's credit facilities and other loans and mortgages assumed in connection with the 1998
     Acquisitions.............................................   $(7,894)
   Repayments on AIMCO's credit facilities and other
     indebtedness with proceeds from the 1998 Dispositions and
     the 1998 Stock Offerings.................................    10,326
                                                                 -------
                                                                 $ 2,432
                                                                 =======

(K) Represents adjustments to interest expense related to the assumption of mortgage debt in connection with the probable purchases.

(L) Represents income related to limited partners in consolidated partnerships acquired in connection with the 1998 Acquisitions.

(M) Represents incremental depreciation related to the real estate assets purchased in connection with the Ambassador Merger. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(N) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Ambassador Merger, as follows:

   Duplication of public company expenses......................  $  355
   Reduction in salaries and benefits..........................   2,482
   Merger related costs........................................   1,212
   Other.......................................................   1,229
                                                                 ------
                                                                 $5,278
                                                                 ======

       The reduction in salaries and benefits is pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the Ambassador Merger had occurred on January 1, 1998 and that the restructuring plan was completed on January 1, 1998. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion.

(O) Represents the decrease in interest expense of $1,480 related to the repayment of the Ambassador revolving lines of credit upon consummation of the Ambassador Merger, offset by an increase in interest expense of $1,335 related to borrowings under the AIMCO line of credit.

(P) Represents elimination of minority interest in Jupiter-I, L.P. resulting from the redemption of limited partnership interests not owned by Ambassador in connection with the Ambassador Merger.

(Q) Represents incremental depreciation related to the consolidated real estate assets purchased in connection with the IFG Merger, based on AIMCO's new basis resulting from the allocation of the purchase price of IFG. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(R) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management business of IFG, based on AIMCO's new basis resulting from the allocation of the purchase price of IFG, including amortization of property management contracts of $27,084, amortization of goodwill of $8,256, and depreciation of furniture, fixtures, and equipment of $2,842, less IFG's historical depreciation and amortization of $13,938. Property management contracts are amortized using the straight-line method over a period of three years. Furniture, fixtures, and equipment are depreciated using the straight-line method over a period of three years. Goodwill is amortized using the straight-line method over 20 years.

(S) Represents the elimination of merger related expenses recorded by IFG during the nine months ended September 30, 1998. In connection with the IFG Merger, certain IFG executives will receive one-time lump-sum payments in connection with the termination of their employment and option agreements. The total of these lump sum payments is estimated to be approximately $50,000.

(T) In connection with the IPLP Exchange, IPLP received approximately 10.2 million OP Units in exchange for the transfer of the economic rights to a substantial portion of its assets to the AIMCO Operating Partnership, and the AIMCO Operating Partnership assumed all of IPLP's obligations relating to the assets. Distributions of $6,393 for these OP Units related to the minority holders. This adjustment represents these distributions, offset by the elimination of the historical minority interest in IPT of $6,622.

(U) Represents amortization related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of IFG and the IPLP Exchange, based on an estimated average life of 20 years.

(V)    Represents the reversal of IFG's income tax provision.

(W) Represents the historical income and expenses associated with certain assets and liabilities of IFG that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG.

(X) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG, based on AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(Y) Represents interest income of $2,861 earned on notes payable of $45,000 to AIMCO issued as consideration for certain assets and liabilities sold to the Unconsolidated Subsidiaries of AIMCO, net of the elimination of AIMCO's share of the related interest expense of $2,718 reflected in the equity in earnings of the Unconsolidated Subsidiaries.

(Z)    Represents AIMCO's equity in earnings of the Unconsolidated Subsidiaries.


(AA) Represents adjustments to minority interest in the AIMCO Operating Partnership assuming the Completed Transactions, the Ambassador Merger, and the IFG Merger had occurred as of January 1, 1997. On a pro forma basis, without giving effect to the Ambassador Merger, and the IFG Merger, as of September 30, 1998, the minority interest percentage is approximately 15.2%. On a pro forma basis, without giving effect to the IFG Merger, as of September 30, 1998, the minority interest percentage is approximately 13.4%. On a pro forma basis, giving effect to the Completed Transactions, the Ambassador Merger, the IFG Merger and the IPLP Exchange, as of September 30, 1998, the minority interest percentage is approximately 11.7%.

(BB) The following table presents the net impact to pro forma net income applicable to holders of shares of AIMCO Common Stock and net income per share of AIMCO Common Stock assuming the interest rate per annum increases by 0.25%:


   Increase in interest........................................  $   641
                                                                 =======
   Income before minority interest in the AIMCO Operating
     Partnership...............................................  $30,415
   Minority interest in the AIMCO Operating Partnership........       58
                                                                 -------
   Net income..................................................  $30,473
                                                                 =======
   Net loss attributable to common stockholders................  $  (441)
                                                                 =======
   Basic loss per share........................................  $ (0.01)
                                                                 =======
   Diluted loss per share......................................  $ (0.01)
                                                                 =======


(CC) Represents the net income attributable to holders of the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock the Class G Preferred Stock, the Class H Preferred Stock and the Class J Preferred Stock as if these stock offerings had occurred as of January 1, 1997.

(DD) Represents AIMCO's equity in earnings in the Unconsolidated Subsidiaries of $(1,180) plus the elimination of intercompany interest of $2,718. The combined Pro Forma Statement of Operations of the Unconsolidated Subsidiaries for the nine months ended September 30, 1998 is presented below, which represents the effects of the Ambassador Merger, the IFG Merger and the IFG Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                               IFG
                                        HISTORICAL(I)   REORGANIZATION(II)    PRO FORMA
                                        -------------   ------------------    ---------
Rental and other property revenues....    $  9,910           $     --         $  9,910
Property operating expense............      (5,139)                --           (5,139)
Owned property management expense.....        (345)                --             (345)
Depreciation expense..................      (1,026)                --           (1,026)
                                          --------           --------         --------
Income from property operations.......       3,400                 --            3,400
                                          --------           --------         --------
Management fees and other income......      57,665             56,211(iii)     113,876
Management and other expenses.........     (36,221)           (35,192)(iii)    (71,413)
Amortization..........................      (2,111)           (21,266)(iv)     (23,377)
                                          --------           --------         --------
Income from service company...........      19,333               (247)          19,086
General and administrative expense....          --            (13,800)(iii)    (13,800)
Interest expense......................      (6,931)            (2,861)(v)       (9,792)
Interest income.......................         617                 --              617
Minority interest in other
  partnerships........................        (526)                --             (526)
                                          --------           --------         --------
Income (loss) from operations.........      15,893            (16,908)          (1,015)
Income tax provision..................      (7,037)             6,810(vi)         (227)
                                          --------           --------         --------
Net income (loss).....................    $  8,856           $(10,098)        $ (1,242)
                                          ========           ========         ========
Income (loss) attributable to
  preferred stockholders..............    $  8,413           $ (9,593)        $ (1,180)
                                          ========           ========         ========
Income (loss) attributable to common
  stockholders........................    $    443           $   (505)        $    (62)
                                          ========           ========         ========

-------------------------

(i) Represents the Unconsolidated Subsidiaries historical consolidated results of operations.

(ii) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, AIMCO contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily related to the management operations owned by IFG. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by IFG, with additional amortization recorded related to AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(iii) Represents the historical income and expenses associated with certain assets and liabilities of IFG that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG.

(iv) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG, based on AIMCO's new basis resulting from the allocation of the purchase price of IFG.

(v) Represents adjustment for interest expense related to a note payable to AIMCO.

(vi) Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill, which is not deductible for tax purposes.

               PRO FORMA FINANCIAL INFORMATION OF AIMCO (MERGER)

  Introduction


     On December 7, 1998, AIMCO and IPT signed the Merger Agreement whereby AIMCO will acquire IPT for $13.25 in cash per IPT Common Share or $13.28 in AIMCO Common Stock per IPT Common Share, at AIMCO's option, subject to certain adjustments. AIMCO currently owns 51% of the outstanding IPT Common Shares.


     The following Pro Forma Consolidated Balance Sheet (Merger) of AIMCO as of September 30, 1998 has been prepared as if each of the following transactions had occurred as of September 30, 1998: (i) all of the transactions discussed in the Pro Forma Financial Statements (Pre-Merger), appearing elsewhere herein; and
(ii) the Merger.

     The following Pro Forma Consolidated Statement of Operations (Merger) of AIMCO for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) all of the transactions discussed in the Pro Forma Financial Statements (Pre-Merger), appearing elsewhere herein; and (ii) the Merger.

     The following Pro Forma Consolidated Statement of Operations (Merger) of AIMCO for the nine months ended September 30, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) all of the transactions discussed in the Pro Forma Financial Statements (Pre-Merger), appearing elsewhere herein; and (ii) the Merger.


     The following Pro Forma Financial Information of AIMCO (Merger) is based, in part, on: (i) the audited Consolidated Financial Statements of IFG for the year ended December 31, 1997 and (ii) the unaudited Consolidated Financial Statements of IFG for the nine months ended September 30, 1998. The following Pro Forma Financial Information of AIMCO (Merger) is also based, in part, on the Pro Forma Financial Information of AIMCO (Pre-Merger), included elsewhere herein. Such pro forma information is based in part upon: (i) the audited Consolidated Financial Statements of Ambassador for the year ended December 31, 1997; (ii) the audited Consolidated Financial Statements of AIMCO for the year ended December 31, 1997; (iii) the audited Consolidated Financial Statements of IFG for the year ended December 31, 1997; (iv) the audited Consolidated Financial Statements of AMIT for the year ended December 31, 1997; (v) the unaudited Consolidated Financial Statements of Ambassador for the four months ended April 30, 1998; (vi) the unaudited Consolidated Financial Statements of AIMCO for the six months ended June 30, 1998; (vii) the unaudited Consolidated Financial Statements of IFG for the six months ended June 30, 1998; (viii) the unaudited Consolidated Financial Statements of AMIT for the six months ended June 30, 1998; and (ix) the historical financial statements for certain properties and companies acquired by AIMCO filed in AIMCO Current Reports on Form 8-K (and amendments thereto), dated April 16, 1997, May 5, 1997, June 3, 1997, September 19, 1997, October 15, 1997, December 1, 1997, November 2, 1998,
and December 21, 1998. The following Pro Forma Financial Information (Merger) should be read in conjunction with such financial statements and notes thereto.

     The unaudited Pro Forma Financial Information of AIMCO (Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of IPT are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information of AIMCO (Merger) may differ from the amounts ultimately determined.

     The unaudited Pro Forma Financial Information of AIMCO (Merger) has been prepared under the assumption that AIMCO will issue stock as consideration for the shares of IPT stock purchased.

     The following unaudited Pro Forma Financial Information of AIMCO (Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AIMCO that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                                     AIMCO

            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)
                            AS OF SEPTEMBER 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       PRE-MERGER      IPT MERGER       AIMCO
                                                      PRO FORMA(A)   ADJUSTMENTS(B)   PRO FORMA
                                                      ------------   --------------   ----------
Real estate.........................................   $2,617,305      $      --      $2,617,305
Property held for sale..............................       42,212             --          42,212
Investments in securities...........................           --             --              --
Investments in and notes receivable from
  unconsolidated subsidiaries.......................      200,779             --         200,779(D)
Investments in and notes receivable from
  unconsolidated partnerships.......................      874,060             --         874,060
Notes receivable....................................       20,916             --          20,916
Cash and cash equivalents...........................       98,848             --          98,848
Restricted cash.....................................       84,526             --          84,526
Accounts receivable.................................       15,892             --          15,892
Deferred financing costs............................       21,835             --          21,835
Goodwill............................................      340,693         46,429(C)      387,122
Property management contracts.......................       34,639             --          34,639
Other assets........................................       72,324             --          72,324
                                                       ----------      ---------      ----------
         Total Assets...............................   $4,424,029      $  46,429      $4,470,458
                                                       ==========      =========      ==========
Secured notes payable...............................   $  926,246      $      --      $  926,246
Secured tax-exempt bond financing...................      399,925             --         399,925
Secured short-term financing........................      339,164             --         339,164
Unsecured short-term financing......................       22,420             --          22,420
Accounts payable, accrued and other liabilities.....      310,651          3,350(C)      314,001
Security deposits and deferred income...............       13,171             --          13,171
                                                       ----------      ---------      ----------
                                                        2,011,577          3,350       2,014,927
Minority interest in other partnerships.............      157,066       (108,485)(C)      48,581
Minority interest in the AIMCO Operating
  Partnership.......................................      183,141             --         183,141
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..................      149,500             --         149,500
Class A common stock, $.01 par value (the "AIMCO
  Common Stock")....................................          565             48(C)          613
Class B common stock, $.01 par value................            2             --               2
Class B Cumulative Convertible Preferred Stock, $.01
  par value.........................................       75,000             --          75,000
Class C Cumulative Preferred Stock, $.01 par
  value.............................................       60,000             --          60,000
Class D Cumulative Preferred Stock, $.01 par
  value.............................................      105,000             --         105,000
Class G Cumulative Preferred Stock, $.01 par
  value.............................................      101,250             --         101,250
Class H Cumulative Preferred Stock, $.01 par
  value.............................................       50,000             --          50,000
Class J Cumulative Convertible Preferred Stock, $.01
  par value.........................................      100,000             --         100,000
Additional paid in capital..........................    1,538,096        151,516(C)    1,689,612
Notes receivable on common stock purchases..........      (43,647)            --         (43,647)
Distributions in excess of earnings.................      (63,521)                       (63,521)
                                                       ----------      ---------      ----------
                                                        1,922,745        151,564       2,074,309
                                                       ----------      ---------      ----------
         Total Liabilities and Equity...............   $4,424,029      $  46,429      $4,470,458
                                                       ==========      =========      ==========

(A) Represents AIMCO's pro forma consolidated financial position as of September 30, 1998, which gives effect to (i) the purchase of nine properties for an aggregate purchase price of $62.5 million; (ii) the Class G Preferred Stock Offering; (iii) the Class H Preferred Stock Offering;
     (iv) the Class J Preferred Stock Offering; (v) the Probable Purchases; (vi) the IFG Merger; (vii) the AMIT Merger; (viii) the IPLP Exchange; and (ix) the IFG Reorganization. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."



(B)  Represents the following adjustments occurring as a result of the Merger:
     (i) the issuance of 4,826,745 shares of AIMCO Common Stock, based on an AIMCO Exchange Value of $31.50 as consideration for all the IPT Common Shares not owned by AIMCO as of the date of the Merger; and (ii) the allocation of the purchase price of IPT based on the preliminary estimates of relative fair value of the assets and liabilities of IPT.



(C) In connection with the Merger, AIMCO will issue 4,826,745 shares of AIMCO Common Stock based on an AIMCO Exchange Value of $31.50 as consideration for all the IPT Common Shares not owned by AIMCO. The total purchase price of IPT is $151,564.


     The purchase price was allocated to the various assets of IPT acquired in the Merger, as follows:

   Purchase price..............................................  $ 151,564
   Historical basis of IPT assets..............................   (105,135)
                                                                 ---------
   Step-up to record the fair value of IPT's assets acquired...  $  46,429
                                                                 =========

     This step-up was applied to IPT's assets as follows:

   Goodwill....................................................  $  46,429
                                                                 =========

     The fair value of IPT's assets, primarily real estate, was calculated based on estimated future cash flows of the underlying assets.

     Upon completion of the Merger, the minority interest in other partnerships of $108,485 will be eliminated.

(D) Amount represents notes receivable from the Unconsolidated Subsidiaries of $95,000, advances to the Unconsolidated Subsidiaries of $42,792, and equity in the Unconsolidated Subsidiaries of $62,987. There were no pro forma adjustments to the balance sheet of the Unconsolidated Subsidiaries (presented below) as a result of the Merger.

                          UNCONSOLIDATED SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)
                            AS OF SEPTEMBER 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                 AIMCO
                                                               PRO FORMA
                                                               ---------
Real estate.................................................   $ 22,376
Cash and cash equivalents...................................     34,816
Restricted cash.............................................      6,859
Management contracts........................................    121,542
Accounts receivable.........................................     19,740
Deferred financing costs....................................      3,117
Goodwill....................................................     43,544
Other assets................................................     65,665
                                                               --------
                                                               $317,659
                                                               ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Secured notes payable.......................................   $159,302
Accounts payable, accrued and other liabilities.............     60,167
Security deposits and deferred income.......................        334
Deferred tax liability......................................     36,652
                                                               --------
                                                                256,455
Common stock................................................      3,571
Preferred stock.............................................     62,987
Retained earnings...........................................     (3,844)
Notes receivable on common stock purchases..................     (1,510)
                                                               --------
                                                                 61,204
                                                               --------
                                                               $317,659
                                                               ========

                                     AIMCO

            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            IPT          AIMCO
                                                         PRE-MERGER        MERGER         PRO
                                                        PRO FORMA(A)   ADJUSTMENTS(B)    FORMA
                                                        ------------   --------------   --------
Rental and other property revenues....................   $ 431,256        $    --       $431,256
Property operating expenses...........................    (182,830)            --       (182,830)
Owned property management expense.....................     (11,831)            --        (11,831)
Depreciation..........................................     (95,851)            --        (95,851)
                                                         ---------        -------       --------
Income from property operations.......................     140,744             --        140,744
                                                         ---------        -------       --------
Management fees and other income......................      41,676             --         41,676
Management and other expenses.........................     (23,683)            --        (23,683)
Corporate overhead allocation.........................        (588)            --           (588)
Amortization..........................................     (30,023)        (2,321)(C)    (32,344)
                                                         ---------        -------       --------
Income from service company business..................     (12,618)        (2,321)       (14,939)
Minority interest in service company business.........         (10)            --            (10)
                                                         ---------        -------       --------
Company's share of income from service company
  business............................................     (12,628)        (2,321)       (14,949)
                                                         ---------        -------       --------
General and administrative expenses...................     (21,228)            --        (21,228)
Interest expense......................................     (99,501)            --        (99,501)(F)
Interest income.......................................      21,734             --         21,734
Minority interest in other partnerships...............     (16,489)         7,008(D)      (9,481)
Equity in income (losses) of unconsolidated
  partnerships........................................     (21,823)            --        (21,823)
Equity in earnings of unconsolidated subsidiaries.....       6,245             --          6,245(H)
                                                         ---------        -------       --------
Income (loss) before minority interest in the AIMCO
  Operating Partnership...............................      (2,946)         4,687          1,741
Minority interest in the AIMCO Operating
  Partnership.........................................       5,339           (909)(E)      4,430(E)
                                                         ---------        -------       --------
Net Income (Loss).....................................       2,393          3,778          6,171
Income (loss) allocable to preferred stockholders.....      41,174             --         41,174(G)
                                                         ---------        -------       --------
Income (loss) allocable to common stockholders........   $ (38,781)       $ 3,778       $(35,003)(F)
                                                         =========        =======       ========
Basic earnings (loss) per common share................   $   (0.70)                     $  (0.58)(F)
                                                         =========                      ========
Diluted earnings per common share.....................   $   (0.70)                     $  (0.58)(F)
                                                         =========                      ========
Weighted average shares outstanding...................      55,109                        59,936
                                                         =========                      ========
Weighted average shares and equivalents outstanding...      55,953                        60,780
                                                         =========                      ========

(A) Represents AIMCO's pro forma consolidated results of operations for the year ended December 31, 1997, which gives effect to: (i) the 1997 Stock Offerings; (ii) the 1997 Dispositions; (iii) the 1997 Acquisitions; (iv) the 1998 Stock Offerings; (v) the 1998 Acquisitions; (vi) the 1998 Disposition; (vii) the NHP Real Estate Companies Purchase; (viii) the NHP Merger; (ix) the NHP Reorganization; (x) the Ambassador Merger; (xi) the IFG Merger; (xii) the AMIT Merger; (xiii) the IPLP Exchange; (xiv) the Probable Purchases; and (xv) the IFG Reorganization. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."

(B)  Represents the following adjustments occurring as a result of the Merger:
     (i) the amortization of goodwill resulting from the Merger; and (ii) the elimination of the minority interest associated with IPT.

(C) Represents amortization of goodwill using the straight-line method over 20 years. The allocation of the purchase price of IPT is preliminary; therefore the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized.

(D) Represents the elimination of the minority interest in IPT resulting from the Merger.


(E) Represents adjustments to Minority Interest in AIMCO Operating Partnership assuming the Merger had occurred as of January 1, 1997. On a pro forma basis, without giving effect to the Merger, as of December 31, 1997, the minority interest percentage is approximately 12.1%. On a pro forma basis, giving effect to the Merger, as of December 31, 1997, the minority interest percentage is approximately 11.2%.


(F) Pursuant to the Merger Agreement, AIMCO may elect to issue stock, pay cash as consideration in the Merger. Set forth below is a summary of the pro forma net loss applicable to holders of AIMCO Common Stock and net loss per share (i) assuming that AIMCO issues shares of AIMCO Common Stock as consideration for the IPT Common Shares; and (ii) assuming AIMCO elects to pay all cash as consideration in the Merger. The table below assumes an interest rate of LIBOR plus 1.75% on all additional borrowings.


                                                               STOCK           CASH
                                                           CONSIDERATION   CONSIDERATION
                                                           -------------   -------------
   Increase in interest expense..........................    $     --        $ 11,266
                                                             ========        ========
   Income (loss) before minority interest in AIMCO
     Operating Partnership...............................       1,741          (9,525)
   Minority interest in AIMCO Operating Partnership......       4,430           6,135
                                                             --------        --------
   Net income (loss).....................................       6,171          (3,390)
   Net loss attributable to common stockholders..........    $(35,003)       $(44,564)
                                                             ========        ========
   Basic net loss per share..............................    $  (0.58)       $  (0.81)
                                                             ========        ========
   Diluted net loss per share............................    $  (0.58)       $  (0.81)
                                                             ========        ========

     Additionally, the following table presents the net impact to pro forma net loss applicable to holders of AIMCO Common Stock and net loss per common share assuming the interest rate increases by 0.25%


                                                               STOCK           CASH
                                                           CONSIDERATION   CONSIDERATION
                                                           -------------   -------------
   Increase in interest expense..........................    $    858        $ 12,502
                                                             ========        ========
   Income (loss) before minority interest in AIMCO
     Operating Partnership...............................         883         (10,761)
   Minority interest in AIMCO Operating Partnership......       4,527           6,284
                                                             --------        --------
   Net income (loss).....................................       5,410          (4,477)
   Net loss attributable to common stockholders..........    $(35,764)       $(45,651)
                                                             ========        ========
   Basic net loss per share..............................    $  (0.60)       $  (0.83)
                                                             ========        ========
   Diluted net loss per share............................    $  (0.60)       $  (0.83)
                                                             ========        ========


(G) Represents the net income attributable to holders of the AIMCO Class B Preferred Stock, the AIMCO Class C Preferred Stock, the AIMCO Class D Preferred Stock, the AIMCO Class G Preferred Stock, the AIMCO Class H Preferred Stock and the AIMCO Class J Preferred Stock as if these stock offerings had occurred on January 1, 1997.

(H) Represents AIMCO's equity in losses of unconsolidated subsidiaries of $(2,139) offset by the elimination of intercompany interest expense of $8,384. There were no pro forma adjustments to the income statement of the Unconsolidated Subsidiaries (presented below) as a result of the Merger.

                          UNCONSOLIDATED SUBSIDIARIES

            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                AIMCO
                                                              PRO FORMA
                                                              ---------
Rental and other property revenues..........................  $ 12,565
Property operating expenses.................................    (6,886)
Owned property management expense...........................      (625)
Depreciation................................................    (1,805)
                                                              --------
Income from property operations.............................     3,249
                                                              --------
Management fees and other income............................   140,172
Management and other expenses...............................   (81,372)
Amortization................................................   (36,098)
                                                              --------
Income from service company business........................    22,702
General and administrative expenses.........................   (12,965)
Interest expense............................................   (15,732)
Interest income.............................................       853
Minority interest in other partnerships.....................      (621)
                                                              --------
Income from operations......................................    (2,514)
Income tax provision........................................       262
                                                              --------
Net loss....................................................  $ (2,252)
                                                              ========
Loss allocable to preferred stockholders....................  $ (2,139)
                                                              ========
Loss allocable to common stockholders.......................  $   (113)
                                                              ========

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      PRE-MERGER      IPT MERGER       AIMCO
                                                     PRO FORMA(A)   ADJUSTMENTS(B)   PRO FORMA
                                                     ------------   --------------   ---------
Rental and other property revenues.................   $ 337,307        $    --       $ 337,307
Property operating expenses........................    (131,851)            --        (131,851)
Owned property management expense..................      (8,933)            --          (8,933)
Depreciation.......................................     (78,170)            --         (78,170)
                                                      ---------        -------       ---------
Income from property operations....................     118,353             --         118,353
                                                      ---------        -------       ---------
Management fees and other income...................      28,912             --          28,912
Management and other expenses......................     (14,386)            --         (14,386)
Corporate overhead allocation......................        (196)            --            (196)
Amortization.......................................     (16,967)        (1,741)(C)     (18,708)
                                                      ---------        -------       ---------
Income from service company business...............      (2,637)        (1,741)         (4,378)
Minority interest in service company business......          --             --              --
                                                      ---------        -------       ---------
Company's share of income from service company
  business.........................................      (2,637)        (1,741)         (4,378)
                                                      ---------        -------       ---------
General and administrative expenses................      (9,207)            --          (9,207)
Interest expense...................................     (92,402)            --         (92,402)(F)
Interest income....................................      40,888             --          40,888
Minority interest in other partnerships............     (14,445)         6,393(D)       (8,052)
Equity in losses of unconsolidated partnerships....      (5,961)            --          (5,961)
Equity in earnings of unconsolidated
  subsidiaries.....................................       1,538             --           1,538(H)
Amortization of goodwill...........................      (5,071)            --          (5,071)
                                                      ---------        -------       ---------
Income before minority interest in the AIMCO
  Operating Partnership............................      31,056          4,652          35,708
Minority interest in the AIMCO Operating
  Partnership......................................         (17)          (522)(E)        (539)(E)
                                                      ---------        -------       ---------
Net income.........................................      31,039          4,130          35,169
Income attributable to preferred stockholders......      30,914             --          30,914(G)
                                                      ---------        -------       ---------
Income attributable to common stockholders.........   $     125        $ 4,130       $   4,255(F)
                                                      =========        =======       =========
Basic earnings per share...........................   $    0.00                      $    0.07(F)
                                                      =========                      =========
Diluted earnings per share.........................   $    0.00                      $    0.07(F)
                                                      =========                      =========
Weighted average shares outstanding................      56,323                         61,150
                                                      =========                      =========
Weighted average shares and equivalents
  outstanding......................................      56,988                         61,814
                                                      =========                      =========

(A) Represents AIMCO's pro forma consolidated results of operations for the nine months ended September 30, 1998, which gives effect to (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the 1998 Disposition;
     (iv) the Ambassador Merger; (v) the IFG Merger; (vi) the AMIT Merger; (vii) the IPLP Exchange; (viii) the Probable Purchases; and (ix) the IFG Reorganization. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."

(B)  Represents the following adjustments occurring as a result of the Merger:
     (i) the amortization of goodwill resulting from the Merger; and (ii) the elimination of the minority interest associated with IPT.

(C) Represents amortization of goodwill using the straight-line method over 20 years. The allocation of the purchase price of IPT is preliminary; therefore the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized.

(D) Represents the elimination of the minority interest in IPT resulting from the Merger.


(E) Represents adjustments to Minority Interest in the AIMCO Operating Partnership assuming the Merger had occurred as of January 1, 1998. On a pro forma basis, without giving effect to the Merger, as of September 30, 1998, the minority interest percentage is approximately 11.7%. On a pro forma basis, giving effect to the Merger, as of September 30, 1998, the minority interest percentage is approximately 10.9%.


(G) Pursuant to the Merger Agreement, AIMCO may elect to issue stock or pay cash as consideration in the Merger. Set forth below is a summary of the pro forma net income applicable to holders of AIMCO Common Stock and net income per share (i) assuming that AIMCO issues shares of AIMCO Common Stock as consideration for the IPT Common Shares; and (ii) assuming that AIMCO elects to pay all cash as consideration in the Merger. The table below assumes an interest rate of LIBOR plus 1.75% on all additional borrowings.


                                                                STOCK           CASH
                                                            CONSIDERATION   CONSIDERATION
                                                            -------------   -------------
   Increase in interest expense...........................     $    --         $ 8,426
                                                               =======         =======
   Income before minority interest in AIMCO Operating
     Partnership..........................................      35,708          27,282
   Minority interest in AIMCO Operating Partnership.......        (539)            425
                                                               -------         -------
   Net income.............................................      35,169          27,707
   Net income attributable to common stockholders.........     $ 4,255         $(3,207)
                                                               =======         =======
   Basic net income per share.............................     $  0.07         $ (0.06)
                                                               =======         =======
   Diluted net income per share...........................     $  0.07         $ (0.06)
                                                               =======         =======

     Additionally, the following table presents the net impact to pro forma net income applicable to holders of AIMCO Common Stock and net income per common share assuming the interest rate increases by 0.25%.


                                                                STOCK           CASH
                                                            CONSIDERATION   CONSIDERATION
                                                            -------------   -------------
   Increase in interest expense...........................     $   641         $ 9,350
                                                               =======         =======
   Income before minority interest in the AIMCO Operating
     Partnership..........................................      35,067          26,358
   Minority interest in the AIMCO Operating Partnership...        (451)            533
                                                               -------         -------
   Net income.............................................      34,616          26,891
   Net income attributable to common stockholders.........     $ 3,702         $(4,023)
                                                               =======         =======
   Basic net income (loss) per share......................     $  0.06         $ (0.07)
                                                               =======         =======
   Diluted net income (loss) per share....................     $  0.06         $ (0.07)
                                                               =======         =======


(H) Represents the net income attributable to holders of the AIMCO Class B Preferred Stock, the AIMCO Class C Preferred Stock, the AIMCO Class D Preferred Stock, the AIMCO Class G Preferred Stock, the AIMCO Class H Preferred Stock and the AIMCO Class J Preferred Stock as if these stock offerings had occurred on January 1, 1997.

(I) Represents AIMCO's equity in losses of unconsolidated subsidiaries of $(1,180) plus the elimination of intercompany interest of $2,718. There were no pro forma adjustments to the income statement of the Unconsolidated Subsidiaries (presented below) as a result of the Merger.

                          UNCONSOLIDATED SUBSIDIARIES

            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                 (IN THOUSANDS)

                                                                AIMCO
                                                              PRO FORMA
                                                              ---------
Rental and other property revenues..........................  $  9,910
Property operating expenses.................................    (5,139)
Owned property management exp. .............................      (345)
Depreciation expense........................................    (1,026)
                                                              --------
Income from property operations.............................     3,400
                                                              --------
Management fees and other income............................   113,876
Management and other expenses...............................   (71,413)
Amortization................................................   (23,377)
                                                              --------
Income from service company.................................    19,086
                                                              --------
General and administrative expense..........................   (13,800)
Interest expense............................................    (9,792)
Interest income.............................................       617
Minority interest in other partnerships.....................      (526)
                                                              --------
Income from operations......................................    (1,015)
Income tax provision........................................      (227)
                                                              --------
Net income..................................................  $ (1,242)
                                                              ========
Income attributable to preferred stockholders...............  $ (1,180)
                                                              ========
Income attributable to common stockholders..................  $    (62)
                                                              ========

                  UNAUDITED PRO FORMA FINANCIAL INFORMATION OF
                           INSIGNIA PROPERTIES TRUST

     The following unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and related notes thereto of IPT and AMIT included elsewhere herein, and are not necessarily indicative of the financial position or operating results that would have occurred had the transactions described below been in effect on the dates indicated.

     The Unaudited Condensed Consolidated Balance Sheet as of September 30, 1998 gives effect to the AMIT Merger and the IPLP Exchange as if effected at September 30, 1998.


     The Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended September 30, 1998 and the year ended December 31, 1997 gives effect to the AMIT Merger and the IPLP Exchange as if effected at January 1, 1997. If the Merger Agreement is terminated, the IPLP Exchange will be unwound in an effort to put the parties in the same position they were in immediately before the execution of the Original Merger Agreement. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1997 also gives effect to (i) completion of the tender offers, commenced on August 28, 1997, by a wholly-owned subsidiary of IPLP, for limited partner interests in IPT Partnerships, (ii) the completion of the tender offers, commenced on October 30, 1997, by a wholly-owned subsidiary of IPLP, for limited partner interests in IPT Partnerships, (iii) the exercise of the Shelter IV Option (as defined) and
(iv) the acquisitions of additional limited partner in certain IPT Partnerships from High River, as if effected at January 1, 1997.

                           INSIGNIA PROPERTIES TRUST

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)


                                               IPT         PRO FORMA       PRO FORMA
                                          HISTORICAL(A)   ADJUSTMENTS    BALANCE SHEET
                                          -------------   -----------    -------------
ASSETS
  Cash..................................    $ 56,085       $     --        $ 56,085
  Distributions receivable from real
     estate limited partnerships........      11,135                         11,135
  Accounts receivable...................                                          0
  Mortgage notes receivable.............      20,916                         20,916
  Promissory notes receivable...........         508                            508
  Investments in real estate limited
     partnerships.......................     183,072                        183,072
  Investment in the AIMCO Operating
     Partnership........................                    386,161(b)      386,161
  Apartment property and other real
     estate.............................      44,488                         44,488
  Other assets..........................       5,907                          5,907
                                            --------       --------        --------
          Total assets..................    $322,111       $386,161        $708,272
                                            ========       ========        ========
LIABILITIES AND SHAREHOLDER'S EQUITY
  Liabilities:
  Accounts payable -- Due to IFG........    $     94       $     --        $     94
  Distributions payable -- IFG..........       1,590                          1,590
  Distributions payable.................       3,751                          3,751
  Accrued expenses......................       3,459                          3,459
  Non-recourse mortgage notes...........      29,002                         29,002
  Note payable..........................      30,000                         30,000
  IPLP Exchange and assumption
     payable............................                    386,161(b)      386,161
                                            --------       --------        --------
          Total liabilities.............      67,896        386,161         454,057
Minority interest in IPLP...............      58,849                         58,849
Shareholders' equity:
  Preferred shares, issued and
     outstanding, none..................
  Common shares, issued and outstanding
     23,446,538.........................         235                            235
  Additional paid-in capital............     198,025                        198,025
  Unearned compensation.................      (4,974)                        (4,974)
  Accumulated earnings in excess of
     distributions......................       2,080                          2,080
                                            --------       --------        --------
          Total shareholders' equity....     195,366             --         195,366
                                            --------       --------        --------
          Total liabilities and
             shareholders' equity.......    $322,111       $386,161        $708,272
                                            ========       ========        ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                           CONSOLIDATED BALANCE SHEET

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1998 gives effect to the merger with AMIT and the IPLP Exchange.

PRO FORMA ADJUSTMENTS

     (a) The AMIT Merger was consummated on September 17, 1998 and, accordingly, IPT's historical balance sheet, as of September 30, 1998, gives effect to the AMIT Merger (together with purchase accounting adjustments).

     (b) Represents adjustment to reflect IPLP Exchange.

                           INSIGNIA PROPERTIES TRUST

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
             (IN THOUSANDS, EXCEPT PER SHARE AND SHARE INFORMATION)


                                                      IPT                   PRO FORMA
                                                  HISTORICAL     AMIT     BALANCE SHEET
                                                  -----------   ------    -------------
REVENUES
  Rental income.................................  $     5,624   $  560     $     6,184
  Equity earnings -- limited partnership
     interests..................................       12,026                   12,026
  Interest income...............................                 2,775           2,775
  Recovery of bad debts.........................                 1,418           1,418
  Other.........................................        1,942      688           2,630
                                                  -----------   ------     -----------
                                                       19,592    5,441          25,033
EXPENSES
  Property operating expenses...................        2,585                    2,585
  Administrative................................        1,763      675           2,438
  Apartment property interest...................        1,267                    1,267
  Apartment property depreciation...............          904                      904
  Amortization..................................          387       48             435
  Interest......................................          432                      432
                                                  -----------   ------     -----------
                                                        7,338      723           8,061
Operating income................................       12,254    4,718          16,972
Gain on sale of properties (net of minority
  interest).....................................        5,888                    5,888
                                                  -----------   ------     -----------
Income before minority interest and
  extraordinary item............................       18,142    4,718          22,860
Minority interest in IPLP and consolidated
  subsidiaries..................................       (6,622)                  (6,622)
                                                  -----------   ------     -----------
Income before extraordinary item................  $    11,520   $4,718     $    16,238
                                                  ===========   ======     ===========
Income before extraordinary item per common
  share.........................................  $      0.60              $      0.70
                                                  ===========              ===========
Weighted average number of IPT Common Shares and
  assumed conversions...........................   19,157,668               23,073,958
                                                  ===========              ===========

                           INSIGNIA PROPERTIES TRUST

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
             (IN THOUSANDS, EXCEPT PER SHARE AND SHARE INFORMATION)


                                          IPT                 PRO FORMA       PRO FORMA
                                      HISTORICAL     AMIT    ADJUSTMENTS    BALANCE SHEET
                                      -----------   ------   -----------    -------------
REVENUES
  Rental income.....................  $     6,646   $  266                   $     6,912
  Equity earnings -- limited
     partnership interests..........        8,062                2,370(a)         10,701
                                                                   269(b)
  Interest income...................                 5,109                         5,109
  Recovery of bad debts.............                 1,744                         1,744
  Other.............................        2,118                                  2,118
                                      -----------   ------     -------       -----------
                                           16,826    7,119       2,639            26,584
EXPENSES
  Property operating expenses.......        3,258       56                         3,314
  Administrative....................        1,314    1,351                         2,665
  Apartment property interest.......        1,486                                  1,486
  Apartment property depreciation...          966                                    966
  Amortization......................          285       63         240(c)            588
  Income taxes......................                   180                           180
  Interest..........................           47                                     47
                                      -----------   ------     -------       -----------
                                            7,356    1,650         240             9,246
Operating income....................        9,470    5,469       2,399            17,338
Gain on sale of properties (net of
  minority interest)................        1,044       80                         1,124
                                      -----------   ------     -------       -----------
Income before minority interest and
  extraordinary item................       10,514    5,549       2,399            18,462
Minority interest in IPLP and
  consolidated subsidiaries.........       (4,440)                (382)(d)        (4,822)
                                      -----------   ------     -------       -----------
Income before extraordinary item....  $     6,074   $5,549     $ 2,017       $    13,640
                                      ===========   ======     =======       ===========
Income before extraordinary item per
  common share......................  $      0.40                            $      0.59
                                      ===========                            ===========
Weighted average number of IPT
  Common Shares and assumed
  conversions.......................   14,694,327                             23,046,558
                                      ===========                            ===========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENTS OF INCOME

     The Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 1998 gives effect to the AMIT Merger and the IPLP Exchange. If the Merger Agreement is terminated, the IPLP Exchange will be unwound in an effort to put the parties in the same position they were in immediately before the execution of the Original Merger Agreement. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1997 gives effect to (i) the AMIT Merger and the IPLP Exchange, (ii) the completion of the tender offers, commenced on August 28, 1997, by a wholly-owned subsidiary of IPLP, for limited partner interests in IPT Partnerships, (iii) the completion of the tender offers, commenced on October 30, 1997, by a wholly-owned subsidiary of IPLP for limited partner interests in IPT Partnerships, (iv) the exercise of the Shelter IV Option and (v) the acquisitions of additional limited partner in certain IPT Partnerships from High River, as if effected at January 1, 1997.

PRO FORMA ADJUSTMENTS

     (a) Represents additional equity earnings from acquisition of investments in IPT Partnerships in 1997 as if such investments were acquired at the beginning of the period.

     (b) Represents additional equity earnings from Shelter Properties IV Limited Partnership as a result of the exercise of the Shelter IV Option.

     (c) Represents adjustment for amortization of estimated formation costs of $2,200,000 which are being amortized over a five year period.


     (d) Represents adjusted minority interest to reflect the aforementioned events. Minority interest in IPLP is reflected at 29.7% and minority interest in National Property Investors 4 is reflected at 37.4%.

                               BUSINESS OF AIMCO


     AIMCO is engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties. As of November 30, 1998, AIMCO owned or managed 382,932 apartment units in 2,176 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, AIMCO believes that, as of October 1, 1998, it was the largest owner and manager of multifamily apartment properties in the United States. The "AIMCO Properties" include:


- "Owned Properties" -- properties that AIMCO owns or controls;

- "Equity Properties" -- properties in which AIMCO owns a non-controlling (usually less than 30%) interest; and

- "Managed Properties" -- properties that AIMCO manages for third parties and affiliates.


     As of November 30, 1998, AIMCO had 243 Owned Properties with 63,287 units, 895 Equity Properties with 168,422 units and 1,038 Managed Properties with 151,223 units. AIMCO manages all of the Owned Properties, a majority of the Equity Properties and all of the Managed Properties.


     AIMCO's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and AIMCO's telephone number is
(303) 757-8108.

RECENT DEVELOPMENTS

     The following summary of recent developments of AIMCO's business should be read in conjunction with the annual, quarterly and special reports, information statements, and other information that AIMCO files with the SEC and which have been incorporated by reference in this Information Statement/Prospectus. See "Where You Can Find More Information."

  Issuance of Stock

     In November 1998, AIMCO issued 1,000,000 shares of Class J Preferred Stock in a private placement for $100 million. In addition, AIMCO issued 250,000 shares of Class J Preferred Stock to the AIMCO Operating Partnership in exchange for a $25 million note. The holders of Class J Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of AIMCO, dividends equal to (i) 7% per annum of the per share liquidation preference for the period beginning on and including the issue date and lasting until November 15, 1998;
(ii) 8% per annum of the per share liquidation preference for the period beginning November 15, 1999 and lasting until November 15, 2000; (iii) 9% per annum of the per share liquidation preference thereafter. Such dividends shall be cumulative from the issue date, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds of AIMCO legally available for the payment of such dividends. AIMCO may convert any or all of the Class J Preferred Stock into AIMCO Common Stock at a conversion price of $40 (equivalent to a conversion rate of 2.5 shares of AIMCO Common Stock for each share of Class J Preferred Stock) (a) after November 6, 2002, of the market price of the AIMCO Common Stock in the five most recent trading days is equal to or greater than $40 or; (b) at any time on or prior to November 6, 2002, if the internal rate of return exceeds 12.5%.

  Purchase of Properties

     Subsequent to September 30, 1998, AIMCO purchased one multifamily property with a total of 219 units for total consideration of $8.1 million, consisting of $8.1 million in cash. The multifamily property is located in Arizona.

  Moody's Revision of AIMCO's Outlook of Ratings to Negative

     On October 1, 1998, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration of risks resulting from the merger with IFG. Moody's also noted AIMCO's level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, each of Moody's, Standard & Poor's and Duff & Phelps confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

  Increased Interests in Partnerships

     For properties where AIMCO owns a general partnership interest in the property-owning partnership, AIMCO may seek to acquire, subject to its fiduciary duties, the outstanding limited partnership interests for cash or, in some cases, in exchange for common units in its operating partnership. The AIMCO Operating Partnership intends to offer to purchase limited partnership interests in syndicated real estate limited partnerships in which AIMCO holds partnership interests. The AIMCO Operating Partnership, subject to applicable law, plans to offer to purchase certain of such limited partnership interests in exchange for
(i) equity securities of the AIMCO Operating Partnership, (ii) cash or (iii) a combination of such equity securities and cash. Such offers are expected to include terms that allow limited partners to continue to hold their limited partnership interests.

  Redevelopment of AIMCO Properties

     Recently, AIMCO acquired and redeveloped Sun Katcher, a 360-unit property in Jacksonville, Florida, at a cost of $8.9 million, including $4.9 million in redevelopment costs. AIMCO also recently commenced the renovation and upgrading of Bay West, a 376-unit property in Tampa, Florida, for a projected cost of $4.8 million, to reposition the property in the marketplace. In addition, AIMCO is undertaking a major renovation of the Morton Towers apartments, a 1,277 unit property located in Miami Beach, Florida, at an estimated cost of $35 million. AIMCO generally finances redevelopment initially with borrowings under its credit facilities and subsequently arranges permanent financing.

  Expansion of AIMCO Properties

     Recently AIMCO constructed 92 additional units at Fairways, in Phoenix, Arizona, at a cost of $6.5 million. AIMCO is planning the construction of 42 additional units at Township, in Littleton, Colorado, for a projected cost of more than $3 million. AIMCO generally finances expansions initially with borrowings from credit facilities and subsequently arranges permanent financing.

  Class I High Performance Units

     On January 21, 1998, the AIMCO Operating Partnership sold an aggregate of 15,000 OP units designated as Class I High Performance Units (the "High Performance Units") to a joint venture formed by fourteen of AIMCO's officers, and to three of AIMCO's non-employee directors for an aggregate purchase price of $2,070,000, of which $1,980,300 was paid by the joint venture and an aggregate of $89,700 was paid by three non-employee directors. The purchase price of the High Performance Units was determined by the AIMCO Board of Directors, based upon the advice of an independent valuation expert, and represented the fair market value of the High Performance Units. The sale of the High Performance Units was ratified by AIMCO's stockholders on May 8, 1998.

     Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control occurs. If, on the Valuation Date, the cumulative Total Return (as defined below) of the AIMCO Common Stock from January 1, 1998 to the Valuation Date (the "Measurement Period") exceeds 115% of the cumulative Total Return of a peer group index over the same period, and is at least the equivalent of a 30% cumulative Total Return over three years (the "Minimum Return"), then, on and after the Valuation Date, holders of the High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the AIMCO Operating Partnership) as would holders of a number of OP Units equal to the quotient obtained by dividing (i) the product of (A) 15% of the amount by which the cumulative Total Return of the AIMCO Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of AIMCO's equity capitalization (including common stock and OP Units) by (ii) the market value of one share of AIMCO Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the AIMCO Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the AIMCO Operating Partnership) as would holders of 150 OP Units. For purposes of determining the market value of AIMCO Common Stock or OP Units as of any date, the average closing price of the AIMCO Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded real REITs, will be used as the peer group index for purposes of the High Performance Units.

     "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of
(a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

     Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the AIMCO Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of AIMCO Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the AIMCO Operating Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of AIMCO Common Stock (subject to certain adjustments).

ACCOUNTING POLICIES AND DEFINITIONS

     You are urged to consider the following accounting policies and definitions used by AIMCO when reviewing AIMCO's financial data in this Information/Statement Prospectus and the documents incorporated herein by reference:

  Funds from Operations

     The Board of Governors of NAREIT defines "FFO" as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO in a manner consistent with the NAREIT definition, which includes adjustments for minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill and the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries less the payment of dividends on perpetual preferred stock. AIMCO's management believes that presentation of FFO provides investors with industry accepted measurements which help facilitate understanding of AIMCO's ability to meet required dividend payments, capital expenditures, and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

  Capital Replacements

     AIMCO capitalizes spending for items which generally cost more than $250 and have a useful life of more than one year, such as carpet replacement, new appliances, new roofs or parking lot repaving. Capitalized spending which maintains a property is termed a

"Capital Replacement." In the experience of AIMCO's management, this spending is better considered a recurring cost of preserving an asset rather than an additional investment.

  Consolidation

     For financial reporting purposes, AIMCO consolidates the results of those corporations in which it owns a majority of the outstanding voting stock, and those limited partnerships and limited liability companies in which it owns both a general partnership or managing member interest and controls investment decisions with respect to the underlying assets. AIMCO generally has a 30% to 51% economic interest in such entities. Entities in which AIMCO has less than a 30% economic interest or limited control are accounted for on the equity method. AIMCO policy is generally to hold Class C properties and affordable properties (substantially all of which are Class C properties) in unconsolidated partnerships. AIMCO accounts for these properties on the equity method in accordance with GAAP.

RECENT CONTRACTS

     On January 31, 1998 AIMCO entered into a contribution agreement with CK Services, Inc. ("CK") and the stockholders of CK (the "CK Contribution Agreement") to cause certain assets of AIMCO to be contributed to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and by Peter Kompaniez, AIMCO's President and Vice Chairman. As a result, when the stock of CK is transferred to AIMCO, such stockholders will receive payment for the stock. Such stock will be priced at fair market value, which if difficult to ascertain, will favor AIMCO.

     It is AIMCO's intent to use CK as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a REIT. AIMCO is finalizing which assets will be contributed to CK. Any transfer of assets or services to CK will be approved by the independent members of the Board of Directors of AIMCO and at market rates, which if difficult to ascertain, will favor AIMCO.

     Pursuant to the CK Contribution Agreement, AIMCO will contribute certain assets to CK and, in return, the stock of CK will be contributed to AIMCO or a subsidiary of AIMCO. Following the contribution of CK stock, AIMCO will agree to contribute additional assets to CK with the intent of creating a stand-alone entity meeting the requirements for listing on the NYSE or National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market, and if AIMCO is successful in listing the CK stock on the NYSE or NASDAQ National Market, the stock of CK will be distributed to the stockholders of AIMCO. If AIMCO is unable to list the CK stock on the NYSE or NASDAQ National Market, CK will remain a direct or indirect subsidiary of AIMCO, and AIMCO will pay to the former stockholders of CK an amount necessary to compensate the former CK stockholders for the value of such stock on January 31, 1998. We cannot predict whether or when any spinoff to AIMCO stockholders will occur. Consummation of the transaction is subject to the approval of the independent members of the Board of Directors of AIMCO.

YEAR 2000 COMPLIANCE

  General Description of the Year 2000 Issue and the Nature and Effects of the Year 2000 on Information Technology (IT) and Non-IT Systems.

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of AIMCO's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Over the past twenty months, AIMCO determined that it will be required to modify or replace significant portions of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. AIMCO presently believes that with modifications or replacements of existing software and certain hardware, the Year 2000 issue can be mitigated. However, if such modifications and replacements are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of AIMCO.

     AIMCO's plan to resolve the Year 2000 issue involves the following four phases: assessment, remediation, testing, and implementation. To date, AIMCO has fully completed its assessment of all information systems that could be significantly affected by the Year 2000, and has begun the remediation, testing and implementation phase on both hardware and software systems. Assessments are continuing in regards to embedded system. The status of each is detailed below.

  Status of Progress in Becoming Year 2000 Compliant, Including Timetable for Completion of Each Remaining Phase

     Computer Hardware. During 1997, AIMCO identified all of the computer systems at risk and formulated a plan to repair or replace each of the affected systems. AIMCO has replaced its mainframe system, including the creation of new applications, at a total cost of approximately $1.1 million. In August 1998, the Year-2000 compliant system became fully functional. In addition to the mainframe, PC-based network servers and routers and desktop PCs were analyzed for compliance. AIMCO has begun to replace each of the non-compliant network connections and desktop PCs and, as of September 30, 1998, is approximately 85% complete with this effort. The total cost to replace the PC-based network servers and routers and desktop PCs is expected to be approximately $1.2 million, of which $886,000 has been incurred to date. The remaining network connections and desktop PCs are expected to be upgraded to Year-2000 compliant systems by March 31, 1999.

     Computer Software. As for software, AIMCO utilizes a combination of off-the-shelf commercially available software programs as well as custom-written programs that are designed to fit specific needs. Both of these types of programs were studied and implementation plans written and executed with the intent of repairing or replacing any non-compliant software programs.

     In 1997, when AIMCO merged with NHP, the core financial system used by NHP was Year-2000 compliant. During 1998, AIMCO integrated all of its core financial systems to this compliant system for general ledger and financial reporting purposes. In 1997, AIMCO determined that the software used for property management and rent collection was not Year-2000 compliant. During 1998, AIMCO has implemented a Year-2000 compliant system at each of its 926 property sites, including owned and managed, at a cost of $700,000. Since then, AIMCO has acquired 75 properties and has also merged with IFG. IFG owned or managed 140 properties. As properties are acquired, AIMCO converts the existing property management and rent collection systems to AIMCO's Year-2000 compliant systems. The estimated additional costs to convert such systems at all recently acquired properties, including those acquired in the IFG Merger, is $200,000, and the implementation and testing process is expected to be completed by March 31, 1999.

     The final software area is the office software and server operating systems. AIMCO has upgraded all non-compliant office software systems on each PC and has upgraded 93% of the server operating systems. The remaining server operating systems are planned to be upgraded to be Year-2000 compliant by December 1998.

     Operating Equipment. AIMCO has operating equipment, primarily at the property sites, which needed to be evaluated for Year-2000 compliance. AIMCO began taking a census and inventorying embedded systems issues in September 1997. At that time, management chose to focus its attention mainly upon security systems, elevators, heating-ventilation-air-conditioning systems (HVAC), telephone systems and switches, and sprinkler systems. While this area is the most difficult to fully research adequately, management has not yet found any major non-compliance issues that put AIMCO at risk financially or operationally. We intend to have a third-party conduct an audit of these systems and report their findings by December 1998.

     Any of the above operating equipment that has been found to be non-compliant to date has been replaced or repaired. To date, these have consisted only of security systems and phone systems. As of September 30, 1998, we have evaluated approximately 86% of the operating equipment for Year-2000 compliance. The total cost incurred as of September 30, 1998 to replace or repair the operating equipment was approximately $70,000. We estimate the cost to replace or repair any remaining operating equipment is approximately $325,000, and we expect to be completed by April 30, 1999. We continue to have "awareness campaigns" throughout the organization designed to raise awareness and report any possible compliance issues regarding operating equipment within our enterprise.

  Nature and Level of Importance of Third Parties and their Exposure to the Year 2000

     AIMCO is currently actively conducting surveys of its banking and vendor relationships to assess risks regarding their Year-2000 readiness. AIMCO has banking relationships with three major financial institutions, all of which have indicated their compliance efforts will be complete before May 1999. AIMCO has updated data transmission standards with two of the three financial institutions. AIMCO's contingency plan in this regard is to move accounts from any institution that cannot be certified Year 2000 compliant by June 1, 1999.

     AIMCO does not rely heavily on any single vendor for goods and services and does not have significant suppliers and subcontractors who share information systems with AIMCO (external agents). To date, AIMCO is not aware of any external agent with a Year 2000 issue that would materially impact AIMCO's results of operations, liquidity, or capital resources. However, AIMCO has no means of ensuring that external agents will be Year 2000 ready. Management does not believe that the inability of external agents to complete their Year 2000 resolution process in a timely manner will have a material impact on the financial position or results of operations of AIMCO. However, the effect of non-compliance by external agents is not readily determinable.

  Costs to Address Year 2000

     The total cost of the Year 2000 project is estimated at $3.4 million and is being funded through operating cash flows. To date, AIMCO has incurred approximately $2.8 million ($396,000 expensed and $2,380,000 capitalized for new systems and equipment), related to all phases of the Year 2000 project. Of the total remaining project costs, approximately $400,000 is attributable to the purchase of new software and operating equipment, which will be capitalized. The remaining $200,000 relates to repair of hardware and software and will be expensed as incurred.

  Risks Associated with the Year 2000

     AIMCO's management believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, AIMCO has not yet completed all necessary phases of the Year 2000 program. In the event that AIMCO does not complete any additional phases, certain worst case scenarios could occur. The worst case scenarios include elevators, security and HVAC systems that read incorrect dates and operate with incorrect schedules (e.g., elevators will operate on Monday as if it were Sunday). Although such a change is annoying to residents, it is not business critical. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect AIMCO. AIMCO could be subject to litigation for computer systems failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

  Contingency Plans Associated with the Year 2000

     AIMCO has contingency plans for certain critical applications and is working on such plans for others. These contingency plans involve, among other actions, manual workarounds and selecting new relationships for such activities as banking relationships and elevator operating systems.

CONFLICT OF INTEREST POLICIES

     AIMCO has adopted certain policies designed to minimize or eliminate conflicts of interests between AIMCO and its executive officers and directors. Without the approval of a majority of the disinterested directors, AIMCO will not (i) acquire from or sell to any director, officer or employee of AIMCO or any entity in which a director, officer or employee of AIMCO owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any assets or other property of AIMCO, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) engage in any material transaction with the foregoing. In addition, AIMCO has entered into employment agreements with Messrs. Considine, Kompaniez and Ira which include provisions intended to eliminate or minimize potential conflicts of interest, and which provide that those persons will be prohibited from engaging directly or indirectly in the acquisition, development, operation or management of other multifamily apartment properties outside of AIMCO, except with respect to certain investments currently held by such persons, as to which investments those persons have committed to an orderly liquidation. There can be no assurance, however, that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might not reflect the interests of AIMCO's stockholders as a whole.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     AIMCO has authority to, has and may in the future, offer shares of its stock or other securities and to repurchase or otherwise reacquire its shares or any other securities. From its inception, AIMCO has made loans aggregating $7.6 million to certain entities owning properties subsequently acquired by AIMCO. No balances remain outstanding on such loans. In the same period, AIMCO has made loans aggregating $77.5 million to its officers for the purchase of AIMCO Common Stock and $7.6 million to its officers and other entities to acquire interests in subsidiaries of AIMCO. The outstanding balances on such loans as of September 30, 1998 were $43.6 million and $5.6 million, respectively. Messrs. Considine and Kompaniez have repaid in part, using $2 million in proceeds distributed to them from the sale of NHP common stock by AIMCO/NHP Holdings, Inc. ("ANHI") to AIMCO, outstanding promissory notes payable by them to ANHI in an aggregate amount of $3.2 million, which loan was made to them by ANHI to acquire their interest in ANHI. In addition, AIMCO from time to time advances amounts for relocation and other expenses. AIMCO has not engaged in underwriting securities of other issuers. AIMCO intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

     AIMCO may invest in the securities of other issuers engaged in the ownership, acquisition or management of multifamily apartment properties for the purpose of exercising control.

     At all times, AIMCO intends to make investments in such a manner as to be consistent with the requirements of the Code for AIMCO to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Board of Directors of AIMCO determines that it is no longer in the best interest of AIMCO to qualify as a REIT.

     AIMCO, as a REIT, is required to distribute annually to holders of AIMCO Common Stock at least 95% of its "real estate investment trust taxable income," which, as defined by the Code and the Treasury Regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability and intends to pay regular dividends to its stockholders based on earnings during the relevant period. However, the future payment of dividends by AIMCO will be at the discretion of the Board of Directors of AIMCO and will depend on numerous factors, including AIMCO's financial condition, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the Board of Directors of AIMCO deems relevant.

                            CAPITALIZATION OF AIMCO

The following table sets forth the capitalization of AIMCO at September 30, 1998: (i) on a historical basis; and (ii) on a pro forma basis to reflect the Merger, applying the assumptions described above with respect to the Pro Forma Financial Information of AIMCO (Merger). The information set forth in the following table should be read in connection with the financial statements and notes thereto incorporated by reference and the pro forma financial information and notes thereto included herein. See "Pro Forma Financial Information of AIMCO (Merger)."


                                                              HISTORICAL    PRO FORMA(1)
                                                              ----------    ------------
                                                                (DOLLARS IN THOUSANDS)
Unsecured credit facility...................................  $   50,800     $   22,420
Secured short-term financing................................      50,000        339,164
Long-term debt:
  Secured tax-exempt bond financing.........................     399,925        399,925
  Secured notes payable.....................................     774,676        926,246
Minority interests in other partnerships....................      42,086         48,581
Minority interests in AIMCO Operating Partnership...........     137,965        183,141
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................          --        149,500
AIMCO Common Stock, 484,027,500 authorized, 47,987,092
  issued and outstanding on a historical basis, and
  60,873,730 issued and outstanding on a pro forma
  basis(3)..................................................         481            613
Class B Common Stock, $.01 par value per share, 262,500
  authorized, 162,500 issued and outstanding(4).............           2              2
Class B Convertible Preferred Stock, 750,000 authorized,
  issued and outstanding(2).................................      75,000         75,000
Class C Preferred Stock, 2,760,000 authorized, 2,400,000
  issued and outstanding....................................      60,000         60,000
Class D Preferred Stock, 4,600,000 authorized, 4,200,000
  issued and outstanding....................................     105,000        105,000
Class G Preferred Stock, 4,050,000 authorized, none issued
  on a historical basis, 4,050,000 issued and outstanding on
  a pro forma basis.........................................     101,250        101,250
Class H Preferred Stock, 2,300,000 authorized, none issued
  on a historical basis, and 2,000,000 issued and
  outstanding on a pro forma basis..........................      50,000         50,000
Class J Convertible Preferred Stock, 2,000,000 authorized,
  none issued on a historical basis, and 1,250,000 issued
  and outstanding on a pro forma basis......................          --        100,000
Additional paid-in capital..................................   1,236,962      1,689,612
Notes due on common stock purchases.........................     (43,647)       (43,647)
Distributions in excess of earnings.........................     (63,521)       (63,521)
                                                              ----------     ----------
Total stockholders' equity..................................   1,521,527      2,074,309
                                                              ----------     ----------
         Total Capitalization...............................  $2,976,979     $4,143,286
                                                              ==========     ==========

-------------------------

(1) The pro forma capitalization information is presented as if the transactions detailed above occurred on September 30, 1998.


(2) Convertible into 3.28407 shares of AIMCO Common Stock per share, or a total of 2,463,053 shares at the option of the holder, subject to certain antidilution adjustments.


(3) Includes 8,423,751 shares of AIMCO Common Stock issuable upon the assumed conversion of the Class E Preferred Stock, and excludes (i) 5,362,879 shares of AIMCO Common Stock which may be issued in exchange for 5,362,879 OP Units which may be tendered for redemption; (ii) 162,500 shares of AIMCO Common Stock issuable upon conversion of shares of Class B Common Stock, par value $.01 per share, of AIMCO ("Class B Common Stock"); (iii) 1,684,080 shares of AIMCO Common Stock issuable upon exercise of outstanding options and warrants; and (iv) 2,463,053 shares of AIMCO Common Stock which may be issued upon conversion of 750,000 shares of Class B Preferred Stock.

(4) Convertible into 162,500 shares of AIMCO Common Stock if certain performance standards are achieved, including 8.5% annual increases in both AIMCO's FFO per share and the market price of AIMCO Common Stock. See "Description of AIMCO Common Stock -- AIMCO Class B Common Stock."

                    BOARD OF DIRECTORS AND OFFICERS OF AIMCO


            NAME              AGE   FIRST ELECTED             POSITION
            ----              ---   -------------             --------
Terry Considine.............  51    July 1994       Chairman of the Board of
                                                      Directors and Chief
                                                      Executive Officer
Peter K. Kompaniez..........  53    July 1994       Vice Chairman, President and
                                                      Director
Joel F. Bonder..............  50    December 1997   Executive Vice President,
                                                      General Counsel and
                                                      Secretary
Patrick J. Foye.............  41    May 1998        Executive Vice President
Robert Ty Howard............  40    February 1998   Executive Vice President --
                                                      Ancillary Services
Steven D. Ira...............  47    July 1994       Executive Vice President and
                                                      Co-Founder
Thomas W. Toomey............  37    January 1996    Executive Vice President --
                                                      Finance and Administration
David L. Williams...........  52    January 1997    Executive Vice President --
                                                      Property Operations
Harry G. Alcock.............  34    July 1996       Senior Vice President --
                                                      Acquisitions
Troy D. Butts...............  34    November 1997   Senior Vice President and
                                                      Chief Financial Officer
Richard S. Ellwood..........  65    July 1994       Director, Chairman, Audit
                                                      Committee
J. Landis Martin............  52    July 1994       Director, Chairman,
                                                      Compensation Committee
Thomas I. Rhodes............  58    July 1994       Director
John D. Smith...............  69    November 1994   Director


     The following is a biographical summary of the experience of the current directors and executive officers of AIMCO for the past five years or more.

     Terry Considine. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of AIMCO since July 1994, and was President until July 1997. He was elected as a trustee, Chairman of the IPT Board and Chief Executive Officer of IPT on October 1, 1998. Mr. Considine is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of Property Asset Management, L.L.C., a Colorado limited liability company, and its related entities (collectively, "PAM"), one of the AIMCO Predecessors. On October 1, 1996, Mr. Considine was appointed Co-Chairman and director of Asset Investors Corp. and Commercial Asset Investors, Inc., two other public real estate investment trusts, and appointed as a director of Financial Assets Management, LLC, a real estate investment trust manager. Mr. Considine has been involved as a principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and is admitted as a member of the Massachusetts Bar.

     Mr. Considine has had substantial multifamily real estate experience. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties. Six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine.

     Peter K. Kompaniez. Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was appointed President in July 1997. He was elected as a trustee and President of IPT on October 1, 1998. Since September 1993, Mr. Kompaniez has owned 75% of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).

     The downturn in the real estate markets in the late 1980s and early 1990s adversely affected the United States real estate operations of Heron International N.V. and its subsidiaries and affiliates (the "Heron Group"). During this period from 1986 to 1993, Mr. Kompaniez served as President and Chief Executive Officer of HFC and as a director or officer of certain other Heron Group entities. In 1993, HFC, its parent Heron International, and certain other members of the Heron Group voluntarily entered into restructuring agreements with separate groups of their United States and international creditors. The restructuring agreement for the United States members of the Heron Group generally provided for the joint assumption of certain liabilities and the pledge of unencumbered assets in support of such liabilities for the benefit of their United States creditors. As a result of the restructuring, the operations and assets of the United States members of the Heron Group were generally separated from those of Heron International and its non-United States subsidiaries. At the conclusion of the restructuring, Mr. Kompaniez commenced the operations of PDI, which was engaged to act as asset and corporate manager of the continuing United States operations of HFC and the other United States Heron Group members for the benefit of the United States creditors. In connection with certain transactions effected at the time of the initial public offering of AIMCO Common Stock, Mr. Kompaniez was appointed Vice Chairman of AIMCO and substantially all of the property management assets of PDI were transferred or assigned to AIMCO.

     Joel F. Bonder. Mr. Bonder was appointed Executive Vice President and General Counsel of AIMCO effective December 8, 1997. He was appointed as Executive Vice President and General Counsel of IPT on October 1, 1998. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as Vice President and Deputy General Counsel of NHP from June 1991 to March 1994 and as Associate General Counsel of NHP from 1986 to 1991. From 1983 to 1985, Mr. Bonder practiced with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the University of Rochester and a J.D. from Washington University School of Law.


     Patrick J. Foye. Mr. Foye has served as Executive Vice President of AIMCO since May 1998. On October 1, 1998, Mr. Foye was elected as a trustee of IPT. Prior to joining AIMCO, he was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham University Law School.

     Robert Ty Howard. Mr. Howard was appointed Executive Vice
President -- Ancillary Services in February 1998. Prior to joining AIMCO, Mr. Howard served as an officer and/or director of four affiliated companies, Hecco Ventures, Craig Corporation, Reading Company and Decurion Corporation. Mr. Howard was responsible for financing, mergers and acquisitions activities, investments in commercial real estate, both nationally and internationally, cinema development and interest rate risk management. From 1983 to 1988, he was employed by Spieker Properties. Mr. Howard received a B.A. from Amherst College, a J.D. from Harvard Law School and an M.B.A. from Stanford University Graduate School of Business.

     Steven D. Ira. Mr. Ira is a Co-Founder of AIMCO and has served as Executive Vice President of AIMCO since July 1994. Mr. Ira was elected as a trustee and Executive Vice President of IPT on October 1, 1998. From 1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981, he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association and a Certified Property Manager ("CPM") designation from the National Institute of Real Estate Management ("IREM") and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975.

     Thomas W. Toomey. Mr. Toomey has served as Senior Vice President -- Finance and Administration of AIMCO since January 1996 and was promoted to Executive Vice

President -- Finance and Administration in March 1997. On October 1, 1998, Mr. Toomey was elected as a trustee and Executive Vice President -- Finance and Administration of IPT. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. From 1981 to 1983, Mr. Toomey was on the audit staff of Kenneth Leventhal & Company. Mr. Toomey received a B.S. in Business Administration/ Finance from Oregon State University and is a Certified Public Accountant.

     David L. Williams. Mr. Williams has been Executive Vice
President -- Operations of AIMCO since January 1997. On October 1, 1998, Mr. Williams was appointed Executive Vice President -- Property Operations of IPT. Prior to joining AIMCO, he was Senior Vice President of Operations at Evans Withycombe Residential, Inc. from January 1996 to January 1997. Previously, he was Executive Vice President at Equity Residential Properties Trust from October 1989 to December 1995. He has served on National Multi-Housing Council Boards and NAREIT committees. Mr. Williams also served as Senior Vice President of Operations and Acquisitions of US Shelter Corporation from 1983 to 1989. Mr. Williams has been involved in the property management, development and acquisition of real estate properties since 1973. Mr. Williams received his B.A. in education and administration from the University of Washington in 1967.

     Harry G. Alcock. Mr. Alcock has served as a Vice President of AIMCO since July 1996, and was promoted to Senior Vice President -- Acquisitions in October 1997, with responsibility for acquisition and financing activities since July 1994. He was elected as a trustee and Senior Vice President -- Acquisition of IPT on October 1, 1998. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

     Troy D. Butts. Mr. Butts has served as Senior Vice President and Chief Financial Officer of AIMCO since November 1997. On October 1, 1998, Mr. Butts was appointed Senior Vice President and Chief Financial Officer of IPT. Prior to joining AIMCO, Mr. Butts served as a Senior Manager in the audit practice of the Real Estate Services Group for Arthur Andersen LLP in Dallas, Texas. Mr. Butts was employed by Arthur Andersen LLP for ten years, and his clients were primarily publicly-held real estate companies, including office and multi-family real estate investment trusts. Mr. Butts holds a Bachelor of Business Administration degree in Accounting from Angelo State University and is a Certified Public Accountant.

     Richard S. Ellwood. Mr. Ellwood was appointed a director of AIMCO in July 1994 and is currently Chairman of the Audit Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience as an investment banker, serving as:
Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of FelCor Suite Hotels, Inc. and Florida East Coast Industries, Inc.

     J. Landis Martin. Mr. Martin was elected a director of AIMCO in July 1994 and became Chairman of the Compensation Committee in March 1998. Mr. Martin has served as President and Chief Executive Officer and a director of NL Industries, Inc. ("NL"), a manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates Titanium Metals Corporation ("TIMET") and NL, since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by Dresser Industries, Inc. ("Dresser") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Dresser, which is engaged in the petroleum services, hydrocarbon and engineering industries.

     Thomas L. Rhodes. Mr. Rhodes was elected a director of AIMCO in July 1994. Mr. Rhodes has served as the President and a Director of National Review since November 30, 1992 where he has also served as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 27, 1992. He is currently Co-Chairman of the Board, Co-Chief Executive Officer and a Director of Commercial Assets Inc. and Asset Investors Corporation. He also serves as a Director of Delphi Financial Group, Inc. and its subsidiaries, Delphi International Ltd., Oracle Reinsurance Company, and The Lynde and Harry Bradley Foundation. Mr. Rhodes is Chairman of the Empire Foundation for Policy Research, a Founder and Trustee of Change NY, a Trustee of the Heritage Foundation, and a Trustee of The Manhattan Institute.

     John D. Smith. Mr. Smith was elected a director of AIMCO in November 1994. Mr. Smith is Principal and President of John D. Smith Developments. Mr. Smith has been a shopping center developer, owner and consultant for over 8.6 million square feet of shopping center projects including Lenox Square in Atlanta, Georgia. Mr. Smith is a Trustee and former President of the International Council of Shopping Centers and was selected to be a member of the American Society of Real Estate Counselors. Mr. Smith served as a director for Pan-American Properties, Inc. (National Coal Board of Great Britain) formerly known as Continental Illinois Properties. He also serves as a director of American Fidelity Assurance Companies and is retained as an advisor by Shop System Study Society, Tokyo, Japan.

                        PRINCIPAL STOCKHOLDERS OF AIMCO

     The following table sets forth certain information available to AIMCO, as of November 30, 1998, with respect to shares of AIMCO Common Stock and OP Units held by (i) each director and the five most highly compensated executive officers who were serving as of December 31, 1997, (ii) all directors and executive officers of AIMCO as a group and (iii) those persons known to AIMCO to be the beneficial owners (as determined under the rules of the SEC) of five percent or more of such shares. The business address of each of the following is 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, unless otherwise specified.

                                                                                            PRO FORMA
                                 NUMBER OF        PERCENTAGE                  PERCENTAGE   PERCENTAGE
                                 SHARES OF         OF AIMCO                   OWNERSHIP     OWNERSHIP
NAME AND ADDRESS                   AIMCO         COMMON STOCK    NUMBER OF        OF           OF
OF BENEFICIAL OWNER             COMMON STOCK     OUTSTANDING    OP UNITS(1)    AIMCO(2)    AIMCO(2)(3)
-------------------             ------------     ------------   -----------   ----------   -----------
Directors and Executive
  Officers
  Terry Considine.............   1,619,845(4)(5)     2.9%         784,967(6)     3.6%        --
  Peter K. Kompaniez..........     599,990(4)(12)     1.1          23,625        0.9         --
  Steven D. Ira...............     216,697(4)(7)     0.4           96,605        0.5         --
  Thomas W. Toomey............     239,632           0.4               --        0.4         --
  Harry G. Alcock.............      20,126(8)          *               --          *         *
  Richard S. Ellwood..........      16,200(9)          *               --          *         *
  J. Landis Martin............       4,000             *               --          *         *
  Thomas L. Rhodes............      43,600             *               --          *         *
  John D. Smith...............      16,700(10)         *               --          *         *
All Directors and Executive
  Officers as a group (15
  persons)....................   3,001,400(11)       5.3          905,197        5.9         --
Five Percent or Greater
  Holders:
  Cohen & Steers Realty
    Shares, Inc. .............   4,432,000           7.8               --        6.7         --
    757 Third Avenue
    New York, NY 10017
  ABKB/LaSalle Securities
    Limited Partnership.......   3,462,000(13)       6.1               --        5.2         --
    100 East Pratt Street
    Baltimore, Maryland 21202
  Fidelity Management &
    Research..................   2,904,000           5.1               --        4.4         --

-------------------------

  *  Less than 0.1%


 (1) Through wholly owned subsidiaries, AIMCO acts as general partner of, and, as of November 30, 1998, holds 83% of the interests in, the AIMCO Operating Partnership. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each OP Unit (subject to adjustment) or for cash, at AIMCO's option. If all OP Units were acquired by AIMCO for AIMCO Common Stock (without regard to the ownership limit) these shares of AIMCO Common Stock would constitute approximately

     15% of the then outstanding shares of AIMCO Common Stock. OP Units are subject to certain restrictions on transfer.


 (2) On a fully diluted basis, assuming all 9,648,794 OP Units outstanding as of November 30, 1998 are acquired by AIMCO for shares of AIMCO Common Stock at the exchange ratio of one OP Unit for each share of AIMCO Common Stock without regard to the ownership limit.


 (3) AIMCO closed the IFG Merger on October 1, 1998, and the shares of Class E Preferred Stock issued in the IFG Merger are assumed converted into AIMCO Common Stock.

 (4) Excludes 93,428, 41,438 and 13,821 shares of Class B Common Stock held by Messrs. Considine, Kompaniez and Ira, respectively, representing 57.5%, 25.5% and 8.5%, respectively, of the total number of shares of Class B Common Stock outstanding. Class B Common Stock is convertible into an equal number of shares of AIMCO Common Stock over a period ending December 31, 1998 if certain performance standards are achieved.

 (5) Includes 1,481,824 shares held by entities in which Mr. Considine holds sole voting and investment power, 74,743 shares held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership, and 63,278 shares held by a non-profit corporation in which Mr. Considine has shared voting and investment power with his spouse. Mr. Considine disclaims beneficial ownership of 1,220,078 shares held by Considine family partnership's in which Mr. Considine holds a 10% general partnership interest with the remaining 90% held by trusts for members of Mr. Considine's family.

 (6) Includes 162,980 OP Units held by entities in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by the Considine family partnerships, for 99% of which Mr. Considine disclaims beneficial ownership, and 157,698 OP Units held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership.

 (7) Includes 49,600 shares subject to options that are exercisable within 60 days.

 (8) Includes 5,525 shares subject to options that are exercisable within 60 days.

 (9) Includes 4,500 shares subject to options that are exercisable within 60 days.

(10) Includes 12,000 shares subject to options that are exercisable within 60 days.

(11) Includes 99,654 shares subject to options that are exercisable within 60 days.

(12) Includes 800 shares subject to options that are exercisable within 60 days.

(13) Includes 937,508 shares beneficially owned by LaSalle Advisors Capital Management, Inc.

                                BUSINESS OF IPT

GENERAL

     IPT is a Maryland real estate investment trust formed by IFG in May 1996 primarily for the purpose of acquiring and owning interests in multifamily residential properties, principally through ownership of limited and general partner interests in real estate limited partnerships. IPT has been organized and operates in a manner that qualifies it to be taxed as a REIT under the Code. Substantially all of IPT's assets are held through its operating partnership, IPLP. On September 17, 1998, AMIT was merged into IPT. AMIT was in the business of making various types of intermediate term real estate loans.

     As of the date of the AMIT Merger, AMIT had 19 loans outstanding, with an aggregate principal balance of approximately $21.1 million, and AMIT owned, as a result of foreclosures or receipt of deed in lieu of foreclosure on certain assets securing certain AMIT loans, approximately $14.4 million of real property, net of a fair value adjustment of $1.5 million. As of September 17, 1998, 10 of the 19 AMIT loans outstanding were to the Controlled Partnerships (as defined below) with an aggregate principal balance of $12.1 million. IPT acquired these assets as a part of the AMIT Merger, as well as approximately $13.4 million of cash held by AMIT at the time of the AMIT Merger.

     Immediately prior to the execution of the Original Merger Agreement, IPT held equity interests in and effectively controlled 121 real estate limited partnerships (the "Controlled Partnerships") and held ten wholly-owned real estate assets. IPT (or its subsidiary) owned a controlling equity interest in each entity that comprises or controls the managing general partner of each Controlled Partnership, and IPLP (and its subsidiaries) owned the limited partner interests in the Controlled Partnerships and IPT's ten existing wholly-owned real estate assets. The Controlled Partnerships in which IPT owns a material interest are referred to herein as the "IPT Partnerships." The IPT Partnerships are listed beginning on the following page. As of October 1, 1998, the Controlled Partnerships owned a total of approximately 339 properties containing approximately 70,000 residential apartment units and approximately
5.9 million square feet of commercial space, and of those, the IPT Partnerships owned a total of approximately 197 properties containing approximately 48,000 residential apartment units and approximately 3 million square feet of commercial space. See "IPT Formation Transactions and Certain Recent Developments."


     On December 7, 1998, IPLP and the AIMCO Operating Partnership entered into the IPLP Assignment Agreement, which amended and restated a similar agreement, dated as of October 1, 1998. Pursuant to the IPLP Assignment Agreement, effective October 1, 1998, IPLP transferred the economic rights to the Assets to the AIMCO Operating Partnership and the AIMCO Operating Partnership assumed all of IPLP's obligations relating to the Assets in exchange for approximately 10.2 million OP Units. Immediately following the IPLP Exchange, the sole assets owned by IPLP consisted of (i) a 100% ownership interest in Cooper River Properties, LLC (which in turn owns limited partner units in a number of publicly-traded limited partnerships), (ii) cash, (iii) IPLP's rights under that certain Credit Agreement among IPLP, Lehman Syndicated Loan Funding Trust, as syndication agent, First Union National Bank, as administrative agent, and the lenders from time to time parties thereto (the "IPLP Credit Agreement"), (iv) approximately
10.2 million OP Units and (v) all residual rights under the Assets (which have insignificant economic value).

     The number of OP Units issued by the AIMCO Operating Partnership to IPLP in the IPLP Exchange was calculated based upon an OP Unit value of $37.75, the market price of AIMCO Common Stock on September 30, 1998. The economic rights to the Assets were valued by IPLP and the AIMCO Operating Partnership at approximately $386.2 million, which resulted in the AIMCO Operating Partnership issuing approximately 10.2 million OP Units to IPLP in exchange for the economic rights to the Assets.



     As of December 1, 1998, there were 23,482,538 IPT Common Shares issued and outstanding, 12,033,556 (or approximately 51%) of which were owned by AIMCO, as the successor to IFG. Upon consummation of the IFG Merger on October 1, 1998, IPLP had three partners. IPT was the sole general partner and owned 23,446,538 (or approximately 70%) of outstanding IPLP OP Units. AIMCO, as the successor to IFG, was the special limited partner and owned 8,919,480 (or approximately 27%) of the outstanding IPLP OP Units. Insignia Capital Corporation ("ICC"), a wholly-owned subsidiary of AIMCO, was a limited partner and owned 1,014,495 (or approximately 3%) of the outstanding IPLP OP Units. Subsequently, AIMCO and ICC contributed their interests in IPLP to the AIMCO Operating Partnership, making the AIMCO Operating Partnership the owner of approximately 30% of the outstanding IPLP OP Units. The affairs of IPLP and the relations among its partners are governed by a partnership agreement (the "IPLP Partnership Agreement"). Under the IPLP Partnership Agreement, the AIMCO Operating Partnership is designated as the special limited partner of IPLP and, as such, possesses special rights with respect to certain matters concerning IPLP. Limited partners of IPLP have the right, under certain circumstances, to require IPLP to redeem their IPLP OP Units for cash, subject, however, to certain first rights of IPT to acquire such IPLP OP Units for IPT Common Shares. See "The IPLP Partnership Agreement."



     Under the IPLP Partnership Agreement, IPT is required to cause the AIMCO Operating Partnership, as the holder of the interests formerly held by IFG, to be retained to provide (i) property management services with respect to virtually all properties currently or hereafter controlled (directly or indirectly) by IPT and (ii) partnership administration services to certain of the partnerships controlled by IPT. IPT, IPLP and IFG (now AIMCO) also are parties to an agreement (the "Acquisition and Disposition Services Agreement"), pursuant to which IPT has engaged AIMCO to provide certain real estate securities acquisition and disposition services to IPT and IPLP. See "The IPLP Partnership Agreement" and "Acquisition and Disposition Services Agreement."


THE IPT PARTNERSHIPS

     The table below sets forth the following information with respect to each of the IPT Partnerships, in each case as of September 30, 1998: (i) its name;
(ii) IPT's aggregate (direct and indirect) stated ownership interest therein (taking into account both limited and general partner interests); (iii) the number of properties owned; (iv) the number of residential apartment units contained in the properties; and (v) the number of square feet of commercial space contained in the properties.

                                                  IPT'S STATED
                                                   OWNERSHIP     NUMBER OF    RESIDENTIAL   COMMERCIAL
                                                    INTEREST     PROPERTIES      UNITS      SQUARE FEET
                                                  ------------   ----------   -----------   -----------
Consolidated Capital Growth Fund(b)(c)..........     44.48%           4          1,647             --
Consolidated Capital Institutional
  Properties(c).................................     40.54%          14          3,572        224,624

                                                  IPT'S STATED
                                                   OWNERSHIP     NUMBER OF    RESIDENTIAL   COMMERCIAL
                                                    INTEREST     PROPERTIES      UNITS      SQUARE FEET
                                                  ------------   ----------   -----------   -----------
Consolidated Capital Institutional
  Properties/2(c)...............................     21.40%          11            856        955,700
Consolidated Capital Institutional
  Properties/3(c)...............................     24.71%          10          1,661        276,793
Consolidated Capital Properties III(a)(b).......     24.34%           4            468        137,184
Consolidated Capital Properties IV(a)(b)........     27.10%          17          4,258             --
Consolidated Capital Properties V(a)(b).........     25.19%           3            454         85,727
Consolidated Capital Properties VI(a)(b)........     22.35%           1            261             --
Johnstown/Consolidated Income Partners(b).......     20.95%           3            158        143,436
Multi-Benefit Realty Fund 87-1(b)...............     22.69%           3            778             --
Shelter Properties I(a).........................     46.96%           4            806             --
Shelter Properties II(a)........................     40.51%           3            853             --
Shelter Properties III(a).......................     34.03%           4            831             --
Shelter Properties IV(a)........................     39.64%           3          1,620             --
Shelter Properties V(a).........................     43.69%           7          1,944             --
Shelter Properties VI(a)........................     35.59%           6          1,456             --
Shelter Properties VII(a).......................     23.07%           2            566             --
National Property Investors III(b)(c)...........     45.39%           3          1,092             --
National Property Investors 4(b)(c).............     61.94%           1            722             --
National Property Investors 5(b)(c).............     46.66%           3            895             --
National Property Investors 6(b)(c).............     44.40%           6          1,691             --
National Property Investors 7(b)(c).............     42.55%           5          1,122             --
National Property Investors 8(b)(c).............     38.62%           2            672             --
Century Properties Fund XIV(a)(b)...............     45.82%           3            850             --
Century Properties Fund XV(a)(b)................     44.45%           2            962             --
Century Properties Fund XVI(a)(b)...............     36.90%           2            472             --
Century Properties Fund XVII(a)(b)..............     38.35%           5          1,993             --
Century Properties Fund XVIII(a)(b).............     35.69%           2            724             --
Century Properties Fund XIX(a)(b)...............     33.03%           8          2,278             --
Century Properties Growth Fund XXII(a)(b).......     27.02%           9          2,895             --
Fox Strategic Housing Income Partners...........     15.67%           2            344             --
Davidson Growth Plus, L.P.......................     11.57%           3            688             --
Davidson Diversified Real Estate II, L.P........      4.72%           5          1,342        160,000
Davidson Income Real Estate, L.P................      4.77%           4            580             --
HCW Pension Real Estate Fund....................      2.45%           2            269        104,312
Angeles Income Properties, Ltd. II..............     13.26%           5            780        169,168
Angeles Income Properties, Ltd. IV..............      8.01%           2             --        345,287
Angeles Income Properties, Ltd. 6...............      5.09%           6            907        251,200
Angeles Opportunity Properties, Ltd.............      4.23%           2            352             --
Angeles Partners IX.............................     18.22%           5          1,441             --
Angeles Partners XII............................     22.24%          10          2,855        173,473
Woodhaven Associates, L.P.......................     36.36%           1            208             --

-------------------------

(a) Indicates that (i) the stated interest of the general partner with respect to distributions of net sales and refinancings proceeds are subordinated to priority returns of and on limited partner investments, or (ii) the general partner is required to restore distributions received on account of their stated interests in the event the limited partners fail to receive distributions in an aggregate amount equal to their aggregate original investment. IPT believes, based on current real estate values, that these limited partner priorities would not be achieved and thus IPT has valued the stated general partner interest in such partnership at zero.

(b) Indicates that the general partner has an additional interest in the partnership (e.g., "incentive fees") which effectively entitles it to participate in the results of operations in fixed percentages beyond the stated interest of the general partner. With respect to each National Property Investors ("NPI") partnership, there is a maximum annual amount the general partner may receive in respect of such additional fixed-percentage interest.

(c) Indicates that the interest of the general partner in distributions of net proceeds from property sales and refinancings is generally greater than its stated interest in the partnership, assuming the limited partners have recovered their investments and stated returns thereon. In addition, certain partnerships allocate a portion of the sales proceeds to the general partner as a non-subordinated disposition fee. Based on the terms of the applicable partnership agreements and estimated current property values, IPT believes that the general partner would be allocated a greater portion of net sales or refinancing proceeds than their stated interest would indicate.

BUSINESS OBJECTIVES


     IPT's primary business objective has been to acquire interests in multifamily residential properties located in the United States, including through (i) direct ownership of such properties; (ii) indirect ownership of properties through investments in limited partnerships, joint ventures or other entities owning such properties; and (iii) indebtedness secured by such properties. Since the execution of the Original Merger Agreement, IPT, through IPLP, has made acquisitions; however, it is unclear whether IPT will continue to acquire any additional multifamily residential property interests. IPT has sought and may seek to engage in transactions that would enhance the value of such interests and that IPT's management believed ultimately would provide superior returns to the shareholders of IPT and the limited partners of IPLP. Once interests, if any, are acquired, IPT may take such action as it deems appropriate to try to enhance the return on its investment in such interests. IPT intends to utilize the significant experience of AIMCO, as successor to IFG, in managing and, during the term of the Acquisition and Disposition Services Agreement, in possibly acquiring the multifamily residential properties or interests in multifamily residential properties described above.


     IPT believes that there are attractive opportunities to acquire interests in multifamily residential properties. IPT anticipates that it may seek to acquire additional interests in certain IPT Partnerships to the extent such interests become available at prices that IPT considers favorable in light of its assessment of the value of the underlying properties. IPT also may pursue opportunities to acquire multifamily real estate assets or interests in such real estate assets from other sources, either through the acquisition of general and limited partner interests in partnerships that hold such assets, direct or indirect investments in fee interests, or investments in debt secured by such real estate assets.

     IPT will seek to enhance the value of its real estate portfolio in a variety of ways, which could include: (i) arranging for the underlying properties in which it holds an interest to be managed by AIMCO, as successor to IFG, and/or its property management affiliates with a view to achieving material increases in FFO and distributable cash flow and (ii) realizing economies of scale through mergers or consolidations of partnerships (and other entities) in which IPT has invested, or combinations of such partnerships (and other entities) with other issuers.

     In addition to its interests in multifamily residential property, IPT, as a result of the AMIT Merger, acquired AMIT's assets which primarily consist of loans secured by mortgages and other real estate related interests. IPT intends to manage the loan portfolio of AMIT substantially in accordance with the past practices of AMIT. Although IPT has no present intentions to originate any new loans, it may do so in the future depending upon the capital resources of IPT and the relative anticipated returns on such investments.

     Also, although it has no current plans to do so, IPT may seek to develop real estate and engage in transactions with respect to such development that are consistent with IPT's investment policies and that IPT believes will enhance the value of such properties.

ACQUISITION STRATEGIES

     If IPT determines to continue making acquisitions, its primary strategies with respect to an acquisition of interests in multifamily residential properties would be to:

- acquire additional general partner interests in other limited partnerships (and controlling interests in other types of entities) that own multifamily residential properties as a material portion of their holdings;

- purchase other direct and indirect interests, including fee interests, in multifamily residential properties;

- invest in debt secured by mortgages and other real estate-related interests. In this regard IPT intends to manage the portfolio of AMIT mortgages in accordance with the past practices of AMIT; and

- possibly acquire additional limited partner interests in the Controlled Partnerships, including the IPT Partnerships.

     In making decisions whether to acquire interests in particular real properties, IPT would consider the real estate and capital market conditions. In addition, IPT would consider such factors as: (i) the recent sales prices (if any) of such interests in relation to IPT's estimate of the value of the underlying real estate assets; (ii) the geographic area, type of property and demographic profile of the underlying properties; (iii) the location, construction quality, condition and design of such properties; (iv) the current and anticipated cash flow of such properties and its adequacy to meet operational needs; (v) the potential for capital appreciation, if any; (vi) the growth, tax and regulatory environments of the communities in which such properties are located; and (vii) the impact of such investment on IPT's ability to maintain its REIT status. Finally, with respect to potential investments in interests of any limited partnership, in deciding whether to acquire such limited partner interests, IPT would consider whether it would acquire in the transaction, or could reasonably expect in the future to acquire, ownership or control of the general partner of such limited partnership.

     Additionally, under the terms of the Acquisition and Disposition Services Agreement, IPT is required to inform AIMCO, as successor to IFG, of certain opportunities to invest in commercial properties and may not invest in such properties without the prior consent of AIMCO. See "Acquisition and Disposition Services
Agreement -- Agreement Regarding Certain Real Estate Opportunities."

OPERATING ACTIVITIES

     Once interests in multifamily residential properties have been acquired, IPT has broad powers to take such actions as the IPT Board deems necessary to enhance returns on its investments in such interests.


     As required by the IPLP Partnership Agreement, IPT has retained the AIMCO Operating Partnership, as the holder of the interest formerly held by IFG, to manage all of the real properties controlled by IPT. Historically, upon the acquisition of limited partner interests in a real estate limited partnership in which IFG or Metropolitan Asset Enhancement, L.P., a Delaware limited partnership affiliated with IFG ("MAE"), controlled the general partner, IFG continued its strategy of working to increase the value of, and cash flow generated by, such partnership's assets. IPT believes that IFG's property management capabilities (which AIMCO acquired) contributed significantly to the potential benefit of owning interests in real estate limited partnerships. IPT believes that IFG had been able to manage such partnerships at a net cost to the partnerships that is lower than that charged by predecessor managers and has traditionally achieved improvements in property operations compared to the predecessor managers.



     IPT expects that the general partners of each of the Controlled Partnerships, and of any other real estate limited partnerships in which IPT may acquire interests, will seek and review opportunities to engage in transactions which may enhance returns to the partnership's limited partners. In that regard, IPT expects that the general partners will carefully consider any suggestions or proposals that IPT may make. IPT believes that possible future transactions which may be proposed by the general partner of a limited partnership include:
(i) payment of distributions; (ii) refinancing, reducing or increasing existing indebtedness of the limited partnership; (iii) sales of assets, individually or as part of a complete liquidation of the limited partnership; and (iv) mergers or other consolidation transactions involving the limited partnership. Any such merger or consolidation transaction could involve other limited partnerships in which IPT, the AIMCO Operating Partnership, as the holder of the interest formerly held by IFG, or their respective affiliates serve as general partner, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of IPT or AIMCO, as successor to IFG). In any such merger or consolidation, limited partners might receive cash, IPT Common Shares, IPLP OP Units or other securities or consideration. There can be no assurance, however, as to when or whether any of the transactions referred to above might occur. A merger or other consolidation transaction and certain kinds of other extraordinary transactions would require a vote of the limited partners in the subject limited partnership, and by holding a substantial number of units of limited partner interests in the partnership, IPT, as general partner of IPLP, will be able to influence (and in some instances may be able to control) the outcome of such a vote.

INVESTMENT POLICIES

     If IPT were to make any investments, IPT would invest primarily in multifamily residential real estate located in the United States. Such investments could be made through the acquisition of general and limited partner interests in limited partnerships and the acquisitions of direct and indirect fee interests. Although it has no current plans to do so, IPT may also invest in debt secured by mortgages and other real estate-related interests. IPT has no present intention to invest in commercial real estate except to the extent any commercial properties may be acquired incidentally to the acquisition of multifamily residential portfolios. In addition, although it has no current intention to do so, IPT has the authority to invest in real estate interests outside of the United States.

     Subject to the REIT qualification requirements, there is no limitation on the percentage of IPT's total assets that may be invested in any one investment. The IPT Board may establish such limitations as it deems appropriate from time to time without a vote of the shareholders. No limits have been set on the number of limited partnerships in which IPT may seek to invest, or on the concentration of investment in any one limited partnership or in any geographic area.

     IPT may invest its cash in certain short-term investment grade instruments. Such investments may be in interest-bearing bank accounts, certificates of deposit, money-market securities, United States government securities, mortgage-backed securities guaranteed by the Government National Mortgage Association, mortgages insured by the Federal Housing Administration or guaranteed by the Veterans Administration, mortgage loans, mortgage loan participations and certain other similar investments. IPT's ability to make certain of these investments may be limited by tax considerations.

     IPT may, but does not presently intend to, make investments other than as previously described. IPT has the authority to offer IPT Common Shares or other senior securities in exchange for property and to repurchase or otherwise reacquire IPT Common Shares or any other securities, and may engage in such activities in the future. In addition, IPT may cause IPLP to offer IPLP OP Units in exchange for property. IPT has not made any loans to the trustees and officers of IPT, although it may do so in the future. In addition, IPT may make loans secured by real estate, including without limitation loans to the Controlled Partnerships. At all times, if IPT were to make investments, it intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, in light of changed circumstances, the IPT Board determines that it is no longer in the best interests of IPT and its shareholders to qualify as a REIT.

FINANCING POLICIES

     In the second and third quarters of 1997, IPT raised approximately $62 million in private stock offerings. See "-- Certain Recent
Developments -- Private Offerings." Additionally, IPLP has a line of credit in the principal amount of $50 million. See "-- IPT Line of Credit."

CONFLICT OF INTEREST POLICIES

     IPT has adopted certain policies designed to minimize potential conflicts of interest. The IPT Board is subject to certain provisions of Maryland law described below, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders of IPT.

     The IPT Declaration authorizes IPT to enter into transactions, agreements or other arrangements with any person or business entity even though one or more trustees or officers of IPT may be a party to such agreement or an officer, director, shareholder, partner, member, trustee or affiliate of such other party, and no such agreement or transaction is void or voidable solely by reason of the existence of any such relationship, if either (i) the existence of such relationship is disclosed or known by (A) the IPT Board and the agreement or transaction is approved by a majority of the disinterested members of the IPT Board, or (B) the shareholders of IPT, and the agreement or transaction is approved by a majority of the shareholders entitled to vote other than the interested trustee or other party, or (ii) the agreement or transaction is fair to IPT.

     Additionally, under the IPT Declaration, each trustee of IPT is required to discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interest of IPT.

     Under IPT's Bylaws, as amended in connection with the Merger Agreement, a committee of the IPT Board consisting of the AIMCO-nominated Trustees is authorized to act on behalf of the IPT Board with respect to (i) all transactions between IPT and AIMCO (other than loans and matters relating to the Merger Agreement) and (ii) any offer by AIMCO to purchase limited partnership interests in Controlled Partnerships or limited partnerships controlled by Winthrop Financial Associates.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     IPT has authority to offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire securities and may engage in such activities in the future. IPT also may make loans to IPLP. As described under "The IPLP Partnership Agreement -- Redemption Rights," IPT may (but is not obligated to) issue IPT Common Shares to holders of IPLP OP Units upon exercise of their redemption rights, subject to certain restrictions and limitations. IPT has not engaged in underwriting or agency distribution of the securities of other issuers and does not intend to do so. IPT has made and may make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

     If IPT makes any investments, IPT would invest in a manner consistent with the requirements of the Code for IPT to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in the Treasury Regulations), the IPT Board determines that it is no longer in the best interests of IPT to qualify as a REIT.

     IPT's policies with respect to such activities may be reviewed and modified from time to time by the IPT Board without the vote of the shareholders of IPT.

                                   PROPERTIES

     The following table sets forth the number of properties, the primary use and units, the average annual rental rate and average occupancy for each IPT Partnership as of December 31, 1997.

                                 NUMBER                                            AVERAGE
                                   OF                                           RENTAL ANNUAL       AVERAGE
NAME OF PARTNERSHIP            PROPERTIES   PRIMARY USE/UNITS                RATES/PER UNIT 1997   OCCUPANCY
-------------------            ----------   -----------------                -------------------   ---------
Consolidated Capital Growth
  Fund.......................        4      Apartment/1,647 units                 $7,124/unit        92.3%
Consolidated Capital
  Institutional
  Properties(a)..............       15(b)   12.5 Apartment/3,572 units            $7,466/unit        91.7%
                                            2.5 Commercial/320,764 sq. ft.     $13.87/sq. ft.        80.3%
Consolidated Capital
  Institutional
  Properties/2(c)............       11      4 Apartment/856 units                 $7,736/unit        93.2%
                                            7 Commercial/955,700 sq. ft.       $14.58 sq. ft.        92.8%
Consolidated Capital
  Institutional
  Properties/3...............       10      8 Apartment/1,661 units               $7,851/unit        94.9%
                                            2 Commercial/276,793 sq. ft.        $6.26 sq. ft.        92.9%
Consolidated Capital
  Properties III.............        4      3 Apartment/468 units                 $6,160/unit        94.0%
                                            1 Commercial/197,184 sq. ft.       $10.81/sq. ft.        93.6%
Consolidated Capital
  Properties IV..............       17(d)   3 Apartment/4,258 units               $6,816/unit        94.0%
Consolidated Capital
  Properties V...............        3      2 Apartment/454 units                 $7,211/unit        94.6%
                                            1 Commercial/85,727 sq. ft.        $14.74/sq. ft.        95.0%
Consolidated Capital
  Properties VI..............        1      Apartment/261 units                   $6,517/unit        88.0%
Shelter Properties I.........        4      Apartment/806 units                   $6,357/unit        94.3%
Shelter Properties II........        3      Apartment/853 units                   $6,650/unit        94.6%
Shelter Properties III.......        4      Apartment/831 units                   $6,754/unit        92.6%
Shelter Properties IV........        3      Apartment/1,620 units                 $7,014/unit        94.6%
Shelter Properties V.........        7      Apartment/1,944 units                 $7,083/unit        93.1%
Shelter Properties VI........        6      Apartment/1,456 units                 $7,093/unit        93.9%
Shelter Properties VII.......        2      Apartment/566 units                   $6,922/unit        91.7%
National Property Investors
  III........................        3      Apartment/1,092 units(e)              $7,852/unit        96.2%
National Property Investors
  4..........................        1      Apartment/722 units                   $9,136/unit        95.2%
National Property Investors
  5..........................     3.24(f)   Apartment/1,033 units                 $5,485/unit        91.7%
National Property Investors
  6..........................     6.76(g)   Apartment/2,129 units                 $6,316/unit        90.8%
National Property Investors
  7..........................        5      Apartment/1,122 units                 $6,746/unit        93.1%
National Property Investors
  8..........................        2      Apartment/672 units                   $7,123/unit        91.9%
Century Properties Fund
  XIV........................        3      3 Apartment/850 units                 $6,970/unit        93.3%
Century Properties Fund XV...        2      2 Apartment/962 units                 $7,898/unit        94.5%
Century Properties Fund
  XVI........................        2      Apartment/472 units                   $6,232/unit        95.2%
Century Properties Fund
  XVII.......................        5      Apartment/1,993 units                 $6,548/unit        95.2%
Century Properties Fund
  XVIII......................        2      Apartment/724 units                   $6,349/unit        94.7%
Century Properties Fund
  XIX........................        8      Apartment/2,278 units                 $7,297/unit        91.9%

                                 NUMBER                                            AVERAGE
                                   OF                                           RENTAL ANNUAL       AVERAGE
NAME OF PARTNERSHIP            PROPERTIES   PRIMARY USE/UNITS                RATES/PER UNIT 1997   OCCUPANCY
-------------------            ----------   -----------------                -------------------   ---------
Century Properties Growth
  Fund XXII..................        9      Apartment/2,895 units                 $7,438/unit        93.2%
Johnstown/Consolidated Income
  Partners...................        3(h)   1 Apartment/158 units                 $5,858/unit        97.0%
                                            2 Commercial/143,436 sq. ft.        $9.38/sq. ft.        81.0%
Davidson Growth Plus, L.P....        3      Apartment/688 units(i)                $7,794/unit        93.1%
Multi-Benefit Realty Fund
  '87-1......................        3      Apartment/778 units                   $6,571/unit        92.7%
Fox Strategic Housing Income
  Partners...................        2      Apartment/344 units                   $9,154/unit        93.0%
Davidson Diversified Real
  Estate II, L.L.P...........        5      4 Apartments/1,342 units              $6,025/unit        90.2%
                                            1 Commercial/160,000 sq. ft...      $8.93/sq. ft.        71.0%
Angeles Income Properties,
  Ltd. II....................        4(j)   3 Apartments/780 units                $8,162/unit        96.6%
                                            1 Commercial/169,168 sq. ft.        $4.46/sq. ft.        91.0%
Angeles Income Properties
  Ltd. IV                            2      2 Commercial/345,289 sq. ft.        $9.48/sq. ft.        90.5%
Angeles Income Properties
  Ltd. 6.....................        7      5 Residential/1,209 units             $4,872/unit        91.9%
                                            2 Commercial/251,200 sq. ft.        $6.19/sq. ft.        84.4%
Angeles Opportunity
  Properties, Ltd............        2      2 Apartments/352 units                $6,563/unit        97.7%
Angeles Partners IX..........        5      5 Apartments/1,441 units              $5,482/unit        91.7%
Angeles Partners XII.........       10(k)   9 Apartments/2,855 units              $7,383 unit        89.2%
                                            1 Commercial/173,473 sq. ft.       $11.40/sq. ft.        53.0%
Davidson Income Real Estate,
  Ltd........................        4      4 Apartments/900 units(i)             $8,500/unit        92.4%
HCW Pension Real Estate Fund
  L.P........................        2      1 Apartment/269 units                 $7,751/unit        84.0%
                                            1 Commercial/104,312 sq. ft.       $13.80/sq. ft.        74.0%
Woodhaven Associates, L.P....        1      Apartment/208 units                   $6,082/unit        94.4%

-------------------------

(a) Includes properties owned by Consolidated Capital Equity Properties, L.P. ("CCEP") in which Consolidated Capital Institutional Properties has a beneficial ownership interest as a result of its ownership of a significant amount of CCEP's debt securities.

(b) One property includes both commercial and residential space.

(c) Includes properties owned by Consolidated Capital Equity Properties/Two, L.P. ("CCEP2") in which Consolidated Capital Institutional Properties/2 has a beneficial ownership interest as a result of its ownership of a significant amount of CCEP2's debt securities.

(d) The partnership originally acquired 48 properties, of which 11 were sold, ten were conveyed to lenders in lieu of foreclosure, and nine were foreclosed upon by the lenders in the fiscal years prior to 1996. In February of 1996, the partnership lost an additional property through foreclosure. As of December 31, 1997, the partnership owned 17 apartment complexes and held one note receivable on a sold property.

(e) In January 1997, the partnership acquired co-tenant's 10% interest in 304 of the 1,092 units for $50,000.

(f) The partnership is a tenant in common with National Property Investors 6 on a property consisting of 576 units; 138 units represents the partnership's pro rata share.

(g) The partnership is a tenant in common with National Property Investors 5 on a property consisting of 576 units; 438 units represent the partnership's pro-rata share; the partnership owns 75.972% subject to a first mortgage.

(h) The partnership originally acquired four properties and funded five loans. At December 31, 1997, the partnership owned three properties.

(i) One apartment property (320 units) is held through a joint venture 82.5% owned by Davidson Growth Plus, L.P. and 17.5% owned by Davidson Income Real Estate, Ltd.

(j) Does not include a 14.4% interest in a golf course held by the partnership.

(k) Does not include a 44.5% interest in a golf course held by the partnership.

                               TAXES/DEPRECIATION

     The following table sets forth the aggregate gross carrying value, the aggregate accumulated depreciation, the range and method of depreciation, and the aggregate Federal tax basis of the properties owned by the IPT Partnerships as of December 31, 1997 (all in thousands) and the aggregate 1997 taxes and tax rate paid by the IPT Partnerships.

                                AGGREGATE                                          AGGREGATE
                                  GROSS      AGGREGATE                              FEDERAL    AGGREGATE   1997
                                CARRYING    ACCUMULATED      RANGE OF                 TAX        1997       TAX
PARTNERSHIP                       VALUE     DEPRECIATION   DEPRECIATION   METHOD     BASIS       TAXES     RATE
-----------                     ---------   ------------   ------------   ------   ---------   ---------   -----
Consolidated Capital Growth
  Fund........................  $ 42,258      $22,630        5-19 yrs.     S/L      $23,838     $  587     1.20%
                                                             5-22 yrs.
Consolidated Capital
  Institutional Properties....   143,150       80,760        3-18 yrs.     S/L       67,337      1,663     2.67%
                                                             5-25 yrs.
Consolidated Capital
  Institutional
  Properties/2................    99,369       59,501        1-20 yrs.     S/L       51,694      1,196     2.37%
                                                             3-20 yrs.
Consolidated Capital
  Institutional
  Properties/3................    63,326       15,474        3-20 yrs.     S/L       56,544        860     1.37%
                                                             5-25 yrs.
Consolidated Capital
  Properties III..............    14,209        9,624        3-15 yrs.     S/L        8,259        215     1.72%
                                                             5-19 yrs.
Consolidated Capital
  Properties IV...............   130,653       98,490        5-15 yrs.     S/L       36,698      1,900     1.81%
                                                             5-40 yrs.
Consolidated Capital
  Properties V................    20,993       14,057        5-19 yrs.     S/L        9,074        460     5.08%
Consolidated Capital
  Properties IV...............     9,866        3,641        5-30 yrs.     S/L        5,558        113     4.42%
Shelter Properties I..........    19,927       13,590        5-30 yrs.     S/L        7,574        238     2.27%
                                                             5-37 yrs.
Shelter Properties II.........    24,806       15,996        5-35 yrs.     S/L        5,263        400     2.49%
                                                             5-38 yrs.

                                AGGREGATE                                          AGGREGATE
                                  GROSS      AGGREGATE                              FEDERAL    AGGREGATE   1997
                                CARRYING    ACCUMULATED      RANGE OF                 TAX        1997       TAX
PARTNERSHIP                       VALUE     DEPRECIATION   DEPRECIATION   METHOD     BASIS       TAXES     RATE
-----------                     ---------   ------------   ------------   ------   ---------   ---------   -----
Shelter Properties III........    25,880       14,229        5-36 yrs.     S/L        3,842        346     8.56%
                                                             5-32 yrs.
Shelter Properties IV.........    59,996       32,269        5-30 yrs.     S/L        7,981        777     1.86%
                                                             5-36 yrs.
Shelter Properties V..........    75,253       40,464        5-27 yrs.     S/L       13,006        806     2.02%
                                                             5-34 yrs.
Shelter Properties VI.........    52,209       24,751        5-27 yrs.     S/L       16,536        912     2.37%
                                                             5-35 yrs.
Shelter Properties VII........    21,447        9,906        5-29 yrs.     S/L        9,974        181     4.24%
                                                             5-39 yrs.
National Property Investors
  III.........................    35,484       23,509      5-27.5 yrs.     S/L       11,916        684     4.02%
National Property Investors
  4...........................    26,047       17,946      5-27.5 yrs.     S/L        3,809        467     4.32%
National Property Investors
  5...........................    29,093       20,711      5-27.5 yrs.     S/L        4,161        233     2.13%
National Property Investors
  6...........................    64,370       41,579      5-27.5 yrs.     S/L       15,384        454     3.35%
National Property Investors
  7...........................    45,426       24,079      5-27.5 yrs.     S/L       12,938        380     1.64%
National Property Investors
  8...........................    30,036       15,084        5-27 yrs.     S/L       12,921        451     4.07%
                                                             5-29 yrs.
Century Properties Fund XIV...    26,659       14,074        5-30 yrs.     S/L        7,524        306     2.06%
Century Properties Fund XV....    39,884       18,559        5-30 yrs.     S/L       19,480        735     2.70%
Century Properties XVI........    14,947        7,303        5-30 yrs.     S/L        2,452        246     2.76%
Century Properties XVII.......    66,141       30,323        5-30 yrs.     S/L       14,022        761     3.45%
Century Properties XVIII......    26,859        9,777        5-30 yrs.     S/L        8,581        473     2.09%
Century Properties XIX........    95,841       40,016        5-30 yrs.     S/L       26,644      1,136     1.95%
Century Properties Growth Fund
  XXII........................   130,980       52,090        5-30 yrs.     S/L       48,019      1,647     2.20%
Johnstown/Consolidated Income
  Partners....................    13,092        6,193        5-19 yrs.     S/L        7,629        162     2.17%
                                                             5-28 yrs.
Davidson Growth Plus, L.P.....    23,756        9,160        5-25 yrs.     S/L       21,165        448     2.69%
Multi-Benefit Realty Fund
  '87-1.......................    23,943       10,913        5-30 yrs.     S/L       16,121        343     3.51%
Fox Strategic Housing
  Income......................    21,364        6,416        5-30 yrs.     S/L       14,633        271     4.29%
Davidson Diversified Real
  Estate II, L.P. ............    44,544       21,263        5-25 yrs.     S/L       17,260        741     3.36%
Angeles Income Partners, Ltd.
  II..........................    35,800       24,462        5-20 yrs.     S/L        8,026        560     2.40%
Angeles Income Properties,
  Ltd. IV.....................    23,368       12,569        5-20 yrs.     S/L       14,515        190     1.39%
Angeles Income Properties,
  Ltd. 6......................    36,223        8,650        5-40 yrs.     S/L       35,166        821     3.69%
Angeles Opportunity Partners,
  Ltd.........................     8,294        1,914        5-40 yrs.     S/L        7,134        224     2.84%
Angeles Partners IX...........    36,860       22,719        5-19 yrs.     S/L       16,797        409     3.56%
                                                             5-25 yrs.
Angeles Partners XII..........   100,619       60,629        5-40 yrs.     S/L       38,099      2,156     3.10%
Davidson Income Real Estate,
  L.P.........................    24,287       10,149        5-25 yrs.     S/L       17,796        424     2.63%
HCW Pension Real Estate Fund..    15,391        4,892        5-25 yrs.     S/L       11,832        397     9.61%
                                                             5-40 yrs.
Woodhaven Associates, L.P. ...     5,288        3,162        5-30 yrs.     S/L          552         81     1.36%

                                   MORTGAGES

     The following table sets forth the aggregate principal balance outstanding on the mortgages of each IPT Partnership, the range of interest on and maturities of such mortgages and the aggregate balance due at maturity as of December 31, 1997.

                                  AGGREGATE PRINCIPAL                                          AGGREGATE BALANCE
          PARTNERSHIP                 OUTSTANDING       RANGE OF INTEREST      MATURITIES       DUE AT MATURITY
          -----------             -------------------   -----------------   ----------------   -----------------
Consolidated Capital Growth
  Fund..........................        $30,690           6.95-7.33%          11/03; 12/05          $30,690
Consolidated Capital
  Institutional Properties......         27,581             6.95%                12/05               24,200
Consolidated Capital
  Institutional Properties/2....         32,905           7.33-9.88%          06/00; 11/03           31,528
Consolidated Capital
  Institutional Properties/3....         30,525           6.95-7.33%          11/93; 12/05           30,525
Consolidated Capital Properties
  III...........................          4,200             7.33%                11/03                4,200
Consolidated Capital Properties
  IV............................         71,191          6.95-10.50%          12/98; 12/05           69,071
Consolidated Capital Properties
  V.............................         11,145          7.33-9.125%          10/03; 06/04           10,018
Consolidated Capital Properties
  VI............................          4,407             9.50%                05/01                4,512
Shelter Properties I............         11,470           7.33-7.60%          11/02; 11/03           10,888
Shelter Properties II...........          8,549             7.60%                11/02                7,370
Shelter Properties III..........          8,276           7.60-7.83%          11/02; 10/03            7,228
Shelter Properties IV...........         24,067             7.60%                11/02               20,669
Shelter Properties V............         31,513          7.33-10.375%         02/99; 12/16           23,787
Shelter Properties VI...........         26,790             7.60%                11/02               23,008
Shelter Properties VII..........         11,116           7.50-7.83%          03/01; 10/03           10,287
National Property Investors
  III...........................         24,414           7.13-9.87%          07/01; 01/08(a)        23,602
National Property Investors 4...         19,300             7.33%               11/01/03             19,300
National Property Investors 5...         11,704          8.50%-9.00%          02/01; 07/03           10,658
National Property Investors 6...         26,135             7.33%                11/03               26,135
National Property Investors 7...         20,284          7.33%-8.56%          02/01; 11/03           20,157
National Property Investors 8...         10,924          7.33%-9.85%          02/02; 11/03           10,611
Century Properties Fund XIV.....         16,067             9.88%                07/01               15,551
Century Properties Fund XV......         19,023           7.33-9.6%           07/01; 11/03           18,529
Century Properties Fund XVI.....          7,422             7.88%                01/06                6,618
Century Properties Fund XVII....         37,334          7.875-8.630% (b)     07/99; 07/05           39,574
Century Properties Fund XVIII...         18,550          7.36%-8.25%          01/99; 10/04           17,605
Century Properties Fund XIX.....         60,900           7.33-8.33%          01/03; 01/06           56,462
Century Properties Growth Fund
  XXII..........................         72,603           7.33-7.93%  (c)     12/99; 02/06           66,036
Johnstown/Consolidated Income
  Partners......................          2,325             7.33%                11/03                2,325
Davidson Growth Plus, L.P. .....         12,270           7.60-7.83%          11/02; 10/03           10,750
Multi-Benefit Realty Fund
  87-1..........................         12,285           7.33-8.30%          10/00; 11/03           12,075
Fox Strategic Housing Income
  Partners......................          7,836             10.9%                08/98                8,713
Davidson Diversified Real Estate
  II, L.P. .....................         26,807                       (d)     1/00; 12/09            22,185

                                  AGGREGATE PRINCIPAL                                          AGGREGATE BALANCE
          PARTNERSHIP                 OUTSTANDING       RANGE OF INTEREST      MATURITIES       DUE AT MATURITY
          -----------             -------------------   -----------------   ----------------   -----------------
Angeles Income Properties, Ltd.
  II............................         18,197           7.33-7.83%             11/03               16,812
Angeles Income Properties, Ltd.
  IV............................         15.221             9.75%                10/06               12,955
Angeles Income Properties, Ltd.
  6.............................         23,374          7.33-10.07%           9/99; 7/19            17,826
Angeles Opportunity Properties,
  Ltd. .........................          5,432           7.33-7.83%          10/03; 11/03            5,293
Angeles Partners IX.............         19,768          7.33-10.13%          8/02; 11/03            18,258
Angeles Partners XII............         72,105           7.83-10.5%          01/02; 05/05           63,822
Davidson Diversified Real
  Estate, L.P. .................         12,011           7.33-7.83           11/02; 10/03           11,278
HCW Pension Real Estate Fund....             --               --                   --                    --
Woodhaven Associates, L.P. .....          3,787             10.5%                4/1/24                  --

-------------------------

(a) One property (304 units) has a mortgage that matured on September 1, 1996, and an extension was obtained through December 31, 1997. The partnership continues to pay debt service to the lender while alternate financing is arranged.

(b) One property has zero coupon note; discounted at an effective interest rate of 10.247%.

(c) One property with a principal balance of $2,840,000 bears interest at LIBOR plus 3.75%; the other properties range in interest from 7.33% to 7.93%.

(d) Adjusted rate based on 75% of interest rate on new-issue long-term A-rate utility bonds as determined on first day of each calendar year. The rate at December 31, 1997 was 5.385%. Rates on the other properties ranged from 7.50% to 10.125%.

LEGAL PROCEEDINGS


  Bond Purchase LLC Litigation/Arbitrations


     In 1997 and 1998, Bond Purchase LLC, which alleges that it is a unitholder in each partnership it has sued, commenced six separate lawsuits in state court in Missouri against six partnerships that it alleges were managed and/or controlled by IFG (and, its successor, AIMCO) or affiliates of IFG. These six partnerships are Fox Strategic Housing Income Partners, Angeles Opportunity, Angeles Partners IX, Angeles Partners XII, Shelter Realty Properties VII, and United Investors Growth II LP. Bond Purchase LLC also commenced arbitration proceedings before the American Arbitration Association in San Francisco against seven partnerships, the partnership agreements of which have mandatory arbitration clauses. Those partnerships are Consolidated Capital Institutional Properties I, Consolidated Capital Institutional Properties II, Consolidated Capital Institutional Properties III, Consolidated Capital Institutional Properties IV, Johnstown/Concap Income Partners LLP, and Multi-Benefit Realty Fund '87-I, and Concap Equities, Inc., as general partner. Initially, in both the lawsuits and the arbitration, Bond Purchase LLC asserted claims of breach of contract and breach of fiduciary duty relating to the alleged refusal of the general partners to provide lists of limited partners in each partnership to Bond Purchase LLC. Bond Purchase LLC sought equitable relief and attendant unspecified damages. In late November and early December 1998, Bond Purchase LLC filed applications with the state court in Missouri and before the arbitral panel seeking to add parties and causes of action in the proceedings. In each instance, Bond Purchase LLC is seeking to add IFG, IPT, AIMCO, and certain alleged affiliates that made tender offers for units in the subject partnerships to the lawsuits. In addition, Bond Purchase LLC is seeking to add additional claims to the lawsuits and the arbitral proceedings for tortious interference with business expectancy, intentional interference with contract, conspiracy to interfere with business expectancy and violations of the California Cartwright Act (the California state anti-trust law). To date, Bond Purchase LLC has filed formal motions to amend in the Fox Strategic Housing Income Partners litigation in Missouri and, as to all seven partnerships in the arbitration.


  Nuanes Litigation


     On March 24, 1998, an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. was filed in the Superior Court of the State of California for the County of San Mateo, in which the plaintiffs named as defendants, among others, IPT, IPLP and IFG. The complaint purports to assert claims on behalf of the limited partners of 55 of the Controlled Partnerships and derivatively on behalf of the Controlled Partnerships named in the complaint, which are also named as nominal defendants. The complaint challenges
(i) the acquisition of interests in the general partners of the named Controlled Partnerships by IFG and its affiliates, (ii) various past tender offers commenced by affiliates of IFG and IPT to acquire units of limited partner interest in the Controlled Partnerships named in the complaint, (iii) the management of the named Controlled Partnerships by IFG and its affiliates and
(iv) the IFG Merger.

     The complaint seeks monetary damages and equitable relief, including the dissolution of the Controlled Partnerships named in the complaint. IPT and AIMCO believe that the allegations contained in the complaint are without merit and intend to vigorously contest this action.


  Everest Litigation


     On July 30, 1998, an action entitled Everest Properties, LLC, et al. v. Insignia Financial Group, Inc., et al., was filed in the Superior Court of the State of California, County of Los Angeles. Plaintiffs are Everest Properties, LLC, Everest Properties II, LLC, KM Investments, LLC, KH Financial, Inc. and Millennium Investors, LLC. The complaint asserts eleven causes of action, including breach of contract and fiduciary duty, tortious interference with prospective economic advantage, interference with contract, unfair business practices, violations of California's Cartwright Act, and the respective Limited Partnership Acts of California, Delaware, South Carolina, Massachusetts and Missouri, under which the relevant limited partnerships are organized. The complaint names, among others, IFG, IPT, IPLP, three wholly-owned subsidiaries of IPT (Angeles Realty Corporation, Angeles Realty Corporation II and ConCap Equities, Inc.) and 12 other entities alleged to be managing partners of the defendant limited partnerships.

     The action involves 44 of the Controlled Partnerships (each named as a defendant) in which the plaintiffs own interests and which IFG and, its successor AIMCO, or its affiliates allegedly manage or control (the "Subject Partnerships"). The plaintiffs allege that they have requested from, but have been denied by, each of the Subject Partnerships their respective lists of limited partners for the purpose of making tender offers to purchase up to 4.9% of the units of limited partner interest of each of the Subject Partnerships. The complaint also alleges that subsequent to denying plaintiffs' requests, certain of the defendants made tender offers to purchase units of limited partner interest in many of the Subject Partnerships, with the result that plaintiffs have been deprived of the benefits they would have realized from ownership of the additional units. Plaintiffs estimate compensatory damages to exceed $15 million. Additionally, plaintiffs are seeking punitive and treble damages based on their assertion that the defendants have willfully refused to turn over the limited partner lists. IPT and AIMCO intend to vigorously contest this action.


  Kirsch Litigation


     An action was filed against AMIT, Katten Muchin Zavis and David M. Bass in Superior Court of the State of California by Jules P. Kirsch on December 26, 1996 alleging that the named defendants had maliciously prosecuted Mr. Kirsch in certain earlier litigation commenced by AMIT in 1995, which alleged the purchase by Jules P. Kirsch and several other individuals and corporations of AMIT Class A shares through the use of "inside information" and for violations of Sections 13(d) and 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

     In June 1996, AMIT settled the prior claims with all defendants, except for Jules P. Kirsch and voluntarily dismissed the claims against Jules P. Kirsch. The action commenced by Jules P. Kirsch seeks unspecified amounts for compensatory and punitive damages.

     On January 5, 1998, summary judgment was entered in favor of AMIT and against Mr. Kirsch on all claims in the malicious prosecution action. On January 30, 1998 Mr. Kirsch filed an appeal of the summary judgment ruling.

           IPT FORMATION TRANSACTIONS AND CERTAIN RECENT DEVELOPMENTS

IPT FORMATION TRANSACTIONS

  Predecessors of IPT and IPLP

     In January 1996, IFG organized Insignia Properties Corporation, a Delaware corporation ("IPC"), and Insignia NPI, L.L.C., a Delaware limited liability company ("Insignia-NPI"), for the purpose of completing the NPI Transaction (as defined below). IPC was a wholly-owned subsidiary of IFG, and Insignia-NPI was owned 99% by IPC and 1% by another wholly-owned subsidiary of IFG. IPT is the successor by merger to IPC, and IPLP is the successor by merger to Insignia-NPI.

  The NPI Transaction

     In January 1996, IPC and Insignia-NPI (and certain other affiliates of IFG) completed a series of related transactions (collectively, the "NPI Transaction") with National Properties Investors, Inc. ("NPI") and certain of its affiliates, pursuant to which:

     (1) IFGP Corporation, a wholly-owned subsidiary of IFG ("IFGP"), acquired
     (i) all of the outstanding stock of NPI, which in turn owned controlling equity interests in various entities that controlled the sole or managing general partners of the following IPT Partnerships: National Property Investors II, National Property Investors III, National Property Investors 4, National Property Investors 5, National Property Investors 6, National Property Investors 7, National Property Investors 8, Century Properties Fund XIV, Century Properties Fund XV, Century Properties Fund XVI, Century Properties Fund XVII, Century Properties Fund XVIII, Century Properties Fund XIX, Century Properties Fund XX, Century Properties Growth Fund XXII, Century Pension Income Fund XXIII, Century Pension Income Fund XXIV and Fox Strategic Housing Income Partners (collectively, the "NPI Partnerships"); and (ii) general partner interests in 83 private real estate limited partnerships and ten other public real estate partnerships which are in the process of dissolving.

     (2) Insignia-NPI acquired limited partner interests in certain of the NPI Partnerships.

     (3) Other affiliates of IFG acquired all of the outstanding equity interests in NPI-AP Management, L.P., a property management company which provides property management services to most of the NPI Partnerships as well as other public and private real estate partnerships.

     (4) IFG, IPC and Insignia-NPI entered into an agreement (the "NPI Indemnification Agreement") with the sellers of certain of the entities acquired by IFG and its affiliates in the NPI Transaction, pursuant to which (i) such sellers agreed to indemnify IFG, IPC, Insignia-NPI and their affiliates for certain losses they suffer which occurred during or are attributable to the period prior to the NPI Transaction, and (ii) IFG, IPC and Insignia-NPI agreed to reimburse those sellers for certain losses they suffer which occurred or are attributable to the period after the NPI Transaction.

     (5) IFG and Insignia-NPI entered into an agreement (the "Fox Indemnification Agreement") with the limited partners (the "Fox Principals") of an entity which is the non-managing general partner of an entity that controls the managing general partners of certain of the NPI Partnerships. Pursuant to the Fox Indemnification Agreement, IFG and Insignia-NPI agreed to indemnify the Fox Principals for 25% of some (but not all) amounts that the Fox Principals may be required to contribute (directly or indirectly) to the capital of such NPI Partnerships in the future as a result of capital account deficit restoration obligations of the general partners of such NPI Partnerships which arose or relate to a time prior to the NPI Transaction.

     (6) Insignia-NPI entered into an agreement (the "Fox Reimbursement Agreement") with the Fox Principals pursuant to which Insignia-NPI agreed to reimburse the Fox Principals for any amounts received by Insignia-NPI in respect of the limited partner interests in certain of the NPI Partnerships, which amounts result from future capital contributions made by or on behalf of the Fox Principals to those NPI Partnerships.

     (7) IFG assumed certain commitments (the "NPI Loan Commitments") established prior to the NPI Transaction, pursuant to which IFG agreed to lend, under certain conditions, up to $500,000 to certain of the NPI Partnerships (not to exceed $2.6 million in the aggregate) and $150,000 to certain other NPI Partnerships (not to exceed $6 million in the aggregate) at interest rates not to exceed the prime rate plus 2%.

     (8) In June 1996, IPC acquired all of the outstanding capital stock of Fox Capital Management Corporation, which is a co-general partner of the entities that control the general partner of the NPI Partnerships.

          To finance its portion of the NPI Transaction, Insignia-NPI borrowed approximately $72.8 million from IFG (the "NPI Loan"). IFG subsequently assigned all of its rights under the NPI Loan to its wholly-owned financing subsidiary, ICC.

  Formation of IPT and IPLP

     IFG organized IPT and IPLP in May 1996, and in December 1996 the following formation transactions were effected:

     (1) IPC was merged with IPT, with IPT being the surviving entity. As a result of that merger, IPT succeeded by operation of law to all of the assets and liabilities of IPC (including IPC's rights and obligations under the NPI Indemnification Agreement).

     (2) Insignia-NPI was merged with IPLP, with IPLP being the surviving entity. As a result of that merger, IPLP succeeded by operation of law to all of the assets and liabilities of Insignia-NPI (including the limited partner interests in the NPI Partnerships acquired in the NPI Transaction, the NPI Loan and Insignia-NPI's rights and obligations under the NPI Indemnification Agreement, the Fox Indemnification Agreement and the Fox Reimbursement Agreement).

     (3) IPT assumed IPLP's obligations under the NPI Loan, in exchange for which IPLP issued 7,283,780 IPLP OP Units to IPT. IPT in turn issued 7,283,780 IPT Common Shares to ICC in full satisfaction of the NPI Loan.

     (4) IPT assumed IFG's obligations under the NPI Indemnification Agreement and under the NPI Loan Commitments. As of the date of this Information Statement/ Prospectus, (i) there are no amounts outstanding related to the NPI Loan Commitments, and (ii) no indemnification claims have been made under the Indemnification Agreement (and IPT does not believe that any circumstances are likely to arise which would result in such a claim).

     (5) IPT issued 3,271,547 IPT Common Shares to IFG in respect of IFG's 100% ownership interest in IPT at the time.

     (6) IFG caused NPI to assign to IPT all of NPI's equity interests in the entities that controlled the sole or managing general partners of the NPI Partnerships, valued (in the aggregate) at approximately $1 million, in exchange for which IPT issued 100,287 IPT Common Shares to NPI.

     (7) IFG caused IFGP to assign to IPT all of IFGP's equity interests in the entities that comprised the general partners of Shelter Properties I, Shelter Properties II, Shelter Properties III, Shelter Properties IV, Shelter Properties V, Shelter Properties VI and Shelter Properties VII (collectively the "Shelter Properties Partnerships"), valued (in the aggregate) at approximately $455,000, in exchange for which IPT issued 45,510 IPT Common Shares to IFGP.

     (8) MAE assigned to IPT all of the equity interests in the entities that comprised the general partners of the Consolidated Capital Properties III, IV, V and VI, Consolidated Capital Growth Fund, Consolidated Capital Institutional Properties, Consolidated Capital Institutional Properties/2, Consolidated Capital Institutional Properties/3 (collectively the "Consolidated Capital Partnerships") and Davidson Growth Plus, L.P., valued (in the aggregate) at approximately $4.7 million, in exchange for which IPT issued 466,807 IPT Common Shares to MAE.

     (9) IFG and certain of its affiliates contributed to IPLP limited partner interests in certain of the Controlled Partnerships and equity interests in entities that owned limited partner interests in certain of the Controlled Partnerships, valued (in the aggregate) at approximately $84 million, in exchange for which IPLP issued 8,399,499 IPLP OP Units to IFG.

     (10) IFG purchased 6,405 IPT Common Shares for $64,050 in cash. At the direction of IFG, those IPT Common Shares were issued to and in the name of certain employees and affiliates of IFG as bonus compensation. These shares were purchased and issued, in part, in order to satisfy the "100 shareholders" REIT requirement under the Code.

     (11) Six executive officers and directors purchased an aggregate of 4,700 IPT Common Shares for $47,000 in cash. At the direction of those executive officers and directors, certain of those shares were issued to and in the name of members of their respective immediate families. These shares were purchased and issued, in part, in order to satisfy the "100 shareholder" REIT requirement under the Code.

     (12) IPLP entered into an option agreement (the "Shelter IV Option Agreement") with certain affiliates of IFG pursuant to which those affiliates of IFG granted IPLP an option (the "Shelter IV Option") to acquire on or before December 31, 1997,

     11,259 units of limited partner interest in Shelter Properties IV Limited Partnership in exchange for the issuance of 714,815 IPLP OP Units to IFG.

     (13) IPT, IPLP and IFG entered into an advisory agreement (the "Advisory Agreement") pursuant to which IFG agreed to provide a broad range of services to IPT, including executive advisory, investment advisory, acquisition, administrative, financial and accounting services, for, among other things, the payment of an annual advisory fee.

CERTAIN RECENT DEVELOPMENTS

  Termination of Advisory Structure

     From its formation in December 1996 until February 17, 1998, IPT operated as an externally advised REIT, and IFG served as the advisor to IPT pursuant to an Advisory Agreement. The Advisory Agreement was terminated in its entirety on February 17, 1998 (retroactive to January 1, 1998), without penalty to IPT, IPLP or IFG. Certain provisions which had been contained in the Advisory Agreement regarding the property management of the properties then or thereafter controlled by IPT and the provision of partnership administration services to the Controlled Partnerships and certain other business entities controlled by IPT in the future, were incorporated into the IPLP Partnership Agreement effective as of the same date. See "The IPLP Partnership Agreement -- Property Management and Contract Loss Fee" and "The IPLP Partnership Agreement -- Partnership Administration Services." Also effective upon the termination of the Advisory Agreement, IPT, IPLP and IFG entered into the Acquisition and Disposition Services Agreement, which also incorporates some of the provisions regarding real estate securities acquisition and disposition services previously contained in the Advisory Agreement. See "Acquisition and Disposition Services Agreement." Upon the termination of the Advisory Agreement, the twelve employees of IFG who prior to that time had worked almost exclusively on matters concerning IPT became employees of IPT. Also effective on that date, certain key employees of IFG received an aggregate of 510,000 restricted IPT Common Shares, which were to vest ratably over a five-year period.

  MAE GP Merger

     Effective as of February 25, 1998, MAE GP Corporation ("MAE GP"), which until then was a wholly-owned subsidiary of MAE, was merged with and into IPT, with IPT surviving the merger (the "MAE GP Merger"). As consideration for the MAE GP Merger, IPT issued 344,609 IPT Common Shares to MAE valued for purposes of the MAE GP Merger at $10.53 per share. MAE GP owned or controlled equity interests in entities which comprised or controlled the general partners of 29 public and 61 private real estate limited partnerships (collectively, the "MAE Partnerships"), nine of which are included in the IPT Partnerships. In connection with the MAE GP Merger, all of the Class B common shares of beneficial interest of AMIT, which were until then owned by MAE GP, were transferred by dividend to MAE prior to the MAE GP Merger.

  Transfers of Assets to IPLP

     In connection with the MAE GP Merger, on February 17, 1998, IPLP purchased certain assets from MAE for approximately $596,000 in cash. The assets purchased from

MAE consisted of (i) a 99% limited partner interest in Insignia Jacques Miller, L.P. ("IJM"), which in turn owned non-controlling equity interests in entities that comprise or control the general partners of 30 of the MAE Partnerships and various notes receivable (the 1% general partner interest in IJM was acquired by IPT from MAE GP in the MAE GP Merger), and (ii) a 6.557% limited partner interest in Buccaneer Trace Limited Partnership, which owns a 208-unit residential apartment complex located in Savannah, Georgia.

     Also in connection with the MAE GP Merger, on February 17, 1998, IFG contributed all of the limited partner interests it owned in the MAE Partnerships to IPLP in exchange for IPLP OP Units. The value of the interests contributed was approximately $5.4 million, for which IFG received 518,528 IPLP OP Units (based on a value of $10.53 per unit).

  Winthrop Option

     On October 27, 1997, IFG consummated a transaction with Winthrop Financial Associates, A Limited Partnership ("WFA") and certain affiliates of WFA whereby IFG acquired, among other things, units of limited partner interest, or the right to acquire units of limited partner interests, (the "Winthrop Units") in two public and 11 private real estate limited partnerships (the "Winthrop Partnerships"), which own, in the aggregate, 29 properties containing approximately 12,100 residential apartment units, and the right to receive certain asset management, investor services and partnership management fees from ten of the Winthrop Partnerships which totaled approximately $987,000 in 1996 (the base upon which the purchase price paid by IFG was calculated) (the "Winthrop Fees," and together with the Winthrop Units, the "Winthrop Interests").


     The Winthrop Partnerships are controlled by WFA. In connection with the foregoing transaction, MAERIL, Inc. which is owned by IPT, acquired an associate general partner interest in WFA, as a result of which MAERIL, Inc. has the power to effectively control all property management decisions relating to the properties owned by six of the Winthrop Partnerships. IFG also acquired all of the newly-issued shares of Class B common stock of First Winthrop Corporation ("FWC"), which immediately prior thereto was a wholly-owned subsidiary of WFA, as a result of which IFG has the right to appoint the two directors of FWC, who in turn have the power to effectively control all property management decisions relating to the properties owned by the other seven Winthrop Partnerships. In addition, MAERIL, Inc. and IFG caused the respective general partners of the Winthrop Partnerships to subcontract with IFGP, to perform the asset management and other services in respect of which the Winthrop Fees are payable on behalf of such general partners, in exchange for which IFGP was assigned the rights to receive the Winthrop Fees.



     On February 17, 1998, IFG granted IPLP an option (the "Winthrop Option") to acquire all but not less than all of the Winthrop Interests at any time on or before December 31, 1998. The Winthrop Option is exercisable by IPLP for an aggregate cash amount of approximately $46 million, plus varying amounts of interest on approximately $40 million of such amount at a rate equal to IFG's cost of funds (based on the interest rate in effect from time to time under IFG's revolving credit facility) and a ratable portion of the transaction costs incurred by IFG in connection with the acquisition.

  Property Acquisition


     On January 28, 1998, IPT acquired a 168-unit apartment complex located in Pensacola, Florida known as the Raintree Apartments. The aggregate purchase price paid for the Raintree Apartments was approximately $3.7 million, approximately $2.7 million of which was debt financed on a non-recourse basis.

  Tender Offers


     On August 28, 1997, IPLP Acquisition I LLC commenced tender offers to purchase units of limited partner interest in the following IPT Partnerships:
Consolidated Capital Properties IV, Century Properties Fund XVII, Century Properties Fund XIX, Century Properties Growth Fund XXII, Fox Strategic Housing Income Partners and National Property Investors 4. These tender offers expired on October 6, 1997, and IPLP Acquisition accepted for purchase all units validly tendered and not withdrawn. Pursuant to these tender offers, IPLP Acquisition acquired 29,617.5 (or approximately 8.64%) of the limited partner units in Consolidated Capital Properties IV, 3,369.5 (or approximately 4.49%) of the limited partner units in Century Properties Fund XVII, 4,892 (or approximately 5.48%) of the limited partner units in Century Properties Fund XIX, 5,459 (or approximately 6.59%) of the limited partner units in Century Properties Fund XXII, 3,919 (or approximately 15.01%) of the limited partner units in Fox Strategic Housing Income Partners and 4,452 (or approximately 7.42%) of the limited partner units in National Property Investors 4, for a total cost (excluding expenses) of approximately $9 million.


     On October 30, 1997, Reedy River Properties, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of IPLP ("Reedy River"), commenced tender offers to purchase units of limited partner interest in Consolidated Capital Institutional Properties and Consolidated Capital Institutional Properties/2. These tender offers expired on December 15, 1997, and Reedy River accepted for purchase all units validly tendered and not withdrawn. Pursuant to these tender offers, Reedy River acquired 28,900.5 (or approximately 14.52%) of the limited partner units in Consolidated Capital Institutional Properties and 169,105.3 (or approximately 18.60%) of the limited partner units in Consolidated Capital Institutional Properties/2, for a total cost (excluding expenses) of approximately $18 million.

     On various dates in December 1997, Madison River Properties, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of IPLP ("Madison River"), commenced tender offers to purchase units of limited partner interests in Multi-Benefit Realty Fund 87-1, Century Properties Fund XIV, Century Properties Fund XV, Century Properties Fund XVIII, Consolidated Capital Growth Fund, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties V, Johnstown/Consolidated Income Partners and Shelter Properties VII Limited Partnership. These tender offers expired on various dates in January and February of 1998, and Madison River accepted for purchase all units validly tendered and not withdrawn. Pursuant to these tender offers, Madison River acquired 21,457 (or approximately 22.29%) of the Class A limited partner units in Multi-Benefit Realty Fund 87-1, 13,822 (or approximately 18.39%) of the Class B limited partner units in Multi-Benefit Realty Fund 87-1, 2,925.57 (or approximately 4.52%) of the limited partner units in Century Properties Fund XIV, 4,222 (or approximately 4.69%) of the limited partner units in Century Properties Fund XV, 5,259.5 (or approximately 7.01%) of the limited partner units in Century Properties Fund XVIII, 2,690 (or approximately 5.47%) of the limited partner units in Consolidated Capital Growth Fund, 46,775.4 (or approximately 12.21%) of the limited partner units in Consolidated Capital Institutional Properties/3, 43,795.8 (or approximately 24.39%) of the limited partner units in Consolidated Capital Properties V, 14,061.5 (or approximately 10.92%) of the limited partner units in Johnstown/Consolidated Income Partners, and 2,180 (or approximately 12.57%) of the limited partner units in Shelter Properties VII, for a total cost (excluding expenses) of approximately $10 million.

     On various dates in April 1998, Broad River Properties, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of IPLP ("Broad River"), commenced tender offers to purchase units of limited partner interest in Angeles Partners IX, Angeles Partners XII, and Angeles Income Properties, Ltd. II. These tender offers expired on various dates in May and June of 1998, and Broad River accepted for purchase all units validly tendered and not withdrawn. Pursuant to these tender offers, Broad River acquired 2,529 (or approximately 12.66%) of the limited partner units in Angeles Partners IX, 8,002 (or approximately 17.89%) of the limited partner units in Angeles Partners XII, and 8,908 (or approximately 8.93%) of the limited partner units in Angeles Income Properties, Ltd. II, for a total cost (excluding expenses) of approximately $6 million.


     On July 21, 1998, Cooper River, a Delaware limited liability company and a wholly-owned subsidiary of IPLP, commenced tender offers to purchase units of limited partner interest in Shelter Properties I, Shelter Properties II, Shelter Properties IV, Shelter Properties V, Shelter Properties VI and Shelter Properties VII. These tender offers expired on August 17, 1998, and Cooper River accepted for purchase all units validly tendered and not withdrawn. Pursuant to these tender offers, Cooper River acquired 1,145 (or approximately 17.6%) of the limited partner units of Shelter Properties I, 1,958.50 (or approximately 7.1%) of the limited partner units of Shelter Properties II, 3,685 (or approximately 7.4%) of the limited partner units of Shelter Properties IV, 2,725 (or approximately 5.2%) of the limited partner units of Shelter Properties V, 3,364 (or approximately 7.9%) of the limited partner units of Shelter Properties VI and 1,450 (or approximately 8.4%) of the limited partner units of Shelter Properties VII, for a total cost (excluding expenses) of approximately $7.1 million.


     On July 30, 1998, Cooper River commenced tender offers to purchase up to 50,000 units of limited partner interest in Consolidated Capital Institutional Properties for a purchase price of $415 per unit in cash, 300,000 units of limited partner interest in Consolidated Capital Institutional Properties/2 for a purchase price of $50 per unit in cash, 125,000 units of limited partner interest in Consolidated Capital Institutional Properties/3 for a purchase price of $100 per unit in cash, 75,000 units of limited partner interest in Consolidated Capital Properties III for a purchase price of $60 per unit in cash and 40,000 units of limited partner interest in Consolidated Capital Properties V for a purchase price of $33 per unit in cash. Each of these tender offers is scheduled to expire on December 14, 1998.


     On August 12 and 13, 1998, Cooper River commenced tender offers to purchase up to 30,000 units of limited partner interest in Angeles Income Properties, Ltd. II for a purchase price of $175 per unit in cash, 30,000 units of limited partner interest in Angeles Income Properties, Ltd. III for a purchase price of $75 per unit in cash, 50,000 units of limited partner interest in Angeles Income Properties, Ltd. IV for a purchase price of $75 per unit in cash, 20,000 units of limited partner interest in Angeles Income Properties, Ltd. 6 for a purchase price of $225 per unit in cash, 5,000 units of limited partner interest in Angeles Partners IX for a purchase price of $330 per unit in cash, 8,000 units of limited partner interest in Angeles Partners X for a purchase price of $150 per unit in cash, 18,000 units of limited partner interest in Angeles Partners XI for a purchase price of $150 per unit in cash, 12,000 units of limited partner interest in Angeles Partners XII for a purchase price of $600 per unit in cash, and 5,000 units of limited partner interest in Angeles Opportunity Properties, Ltd. for a purchase price of $325 per unit in cash.



     On August 27, 1998, Cooper River commenced tender offers to purchase up to 140 units of limited partner interest in Davidson Diversified Real Estate I, LP for a purchase price of $4,000 per unit in cash, 400 units of limited partner interest in Davidson Diversified Real Estate II, LP for a purchase price of $6,000 per unit in cash, 300 units of limited partner interest in Davidson Diversified Real Estate III, LP for a purchase price of $3,000 per unit in cash, 9,000 units of limited partner interest in Davidson Income Real Estate, LP for a purchase price of $375 per unit in cash, and 10,000 units of limited partner interest in Davidson Growth Plus, LP for a purchase price of $400 per unit in cash.



     On September 23, 1998, Cooper River commenced tender offers to purchase up to 7,500 units of Class A limited partner interest in Multi-Benefit Realty Fund 87-1 for a purchase price of $55 per unit in cash, 11,000 units of Class B limited partner interest in Multi-Benefit Realty Fund 87-1 for a purchase price of $38 per unit in cash, and 4,000 units of limited partner interest in HCW Pension Real Estate Fund Limited Partnership for a purchase price of $475 per unit in cash.



     On September 29, 1998, Cooper River commenced tender offers to purchase up to 33,000 units of limited partner interest in Century Pension Income Fund XXIV for a purchase price of $85 per unit in cash, 11,500 units of limited partner interest in VMS Investors First-Staged Equity LP II for a purchase price of $55 per unit in cash, and 20,000 units of limited partner interest in Drexel Burnham Lambert Real Estate Associates III for a purchase price of $75 per unit in cash.



     In the fourth quarter of 1998, Cooper River consummated substantially all of these outstanding tender offers.


  Shelter IV Option

     In June 1997 the Shelter IV Option Agreement was amended to make the 4,263 units of limited partner interest in Shelter Properties IV acquired by IFG in the High River transaction described below also subject to the Shelter IV Option. In December 1997, the

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

Shelter IV Option Agreement was amended again to make 488 units of limited partner interest acquired by IFG in various transactions between June and December 1997 subject to the Shelter IV Option. IPLP exercised the Shelter IV Option effective as of midnight on December 31, 1997. As a result of that exercise, IPLP acquired a total of 16,010 units of limited partner interest in Shelter Properties IV Limited Partnership in exchange for a total of 1,016,448 IPLP OP Units issued to IFG.

  Private Offerings

     Commencing in May 1997 and ending in August 1997, IPT offered and sold an aggregate of 5,231,000 IPT Common Shares, at a purchase price of $10.00 per share, to 44 investors (12 of whom are executive officers of IPT and/or IFG) pursuant to a private offering, and, in an unrelated transaction in October 1997, IPT sold 1,000,000 IPT Common Shares, also at a purchase price of $10.00 per share, to a single private investor (collectively, the "Private Offerings"). The Private Offerings were each made in reliance upon exemptions from the registration requirements of the Securities Act. IPT contributed the gross proceeds of the Private Offerings to IPLP in exchange for 6,231,000 IPLP OP Units (all of the expenses of the Private Offerings were borne by IPLP). The net proceeds of the Private Offerings of approximately $62 million have been and will be used by IPLP for general purposes, principally acquisitions of direct and indirect interests in multifamily residential real estate.

  High River Transactions

     In June 1997, IFG entered into an agreement with High River Limited Partnership ("High River") pursuant to which IFG acquired an aggregate of 23,581 units of limited partner interest in the Shelter Properties Partnerships for an aggregate purchase price $15,500,000. As a result of those purchases, various buy/sell agreements between IFG and High River relating to the transferred interests and the general partner interests in those partnerships were terminated. IFG then assigned all of those units (other than 4,263 units in Shelter Properties IV) to IPT, in exchange for which IPT issued 1,109,259 IPT Common Shares to IFG. IPT in turn assigned those units to IPLP, in exchange for which IPLP issued 1,109,259 IPLP OP Units to IPT.

     Also in June 1997, IFG entered into a separate agreement with High River pursuant to which IFG (i) directly acquired 25 units of limited partner interest in Davidson Growth Plus, L.P. from an affiliate of High River and (ii) indirectly acquired 1,244 units of limited partner interest in Davidson Growth Plus, L.P. through the acquisition from High River of a 50% equity interest in DGP Acquisition, L.L.C. (a limited liability company formed by IFG and High River in 1995 for the purpose of acquiring units of limited partner interests in Davidson Growth Plus, L.P. pursuant to a tender offer), for an aggregate purchase price of approximately $525,000. As a result of those purchases, various buy/sell agreements between IFG and High River relating to the transferred interests and the managing general partner interest in Davidson Growth Plus, L.P. were terminated. IFG then assigned all of those units and the 50% interest in DGP Acquisition, L.L.C. to IPT, in exchange for which IPT issued 53,192 IPT Common Shares to IFG. IPT in turn assigned those units and the 50% interest to IPLP, in exchange for which IPLP issued 53,192 IPLP OP Units to IPT.

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

  Realty Transaction

     In June 1998, the AIMCO Operating Partnership entered into seven separate Purchase and Sale Agreements with affiliates of Realty Investment Co. to acquire seven multifamily residential properties from an unaffiliated third party. On October 16, 1998, these properties were acquired by newly formed subsidiaries of the AIMCO Operating Partnership (the "Subsidiary Partnerships") for a purchase price of approximately $41.8 million (exclusive of certain transaction costs), consisting of approximately $16.8 million in cash and the assumption of approximately $25.0 million in mortgage indebtedness. IPLP provided approximately $17.1 million to the AIMCO Operating Partnership for the acquisition of certain multifamily residential properties. In consideration for such amount, the AIMCO Operating Partnership assigned all of its right, title and interest in and to the profits, distributions, losses, and all other economic rights and obligations arising out of its limited partnership interest in the Subsidiary Partnerships to IPLP. The seven garden-style apartment communities are located in three states, have an average age of 14 years and contain 1,353 apartment units. Five of the apartment communities are located in Florida, with 448 units in Jacksonville, 208 units in Daytona Beach, 120 units in Melbourne and 216 units in Palm Bay. One apartment community with 137 units is located in Hemet, California and one apartment community with 224 units is located in Stone Mountain, Georgia.

  IPLP Exchange


     On December 7, 1998, IPLP and the AIMCO Operating Partnership entered into the IPLP Assignment Agreement, which amended and restated a similar agreement dated as of October 1, 1998. Pursuant to the IPLP Assignment Agreement, effective October 1, 1998, IPLP transferred the economic rights to the Assets to the AIMCO Operating Partnership, and the AIMCO Operating Partnership assumed all of the obligations of IPLP related to the Assets in exchange for approximately
10.2 million OP Units. Immediately following the IPLP Exchange, the sole assets owned by IPLP consisted of (i) a 100% ownership interest in Cooper River (which in turn owns limited partner units in a number of publicly-traded limited partnerships), (ii) cash, (iii) IPLP's rights under the IPLP Credit Agreement,
(iv) approximately 10.2 million OP Units and (v) all residual rights under the Assets (which have insignificant economic value).


     The number of OP Units issued by AIMCO Operating Partnership to IPLP in the IPLP Exchange was calculated based upon an OP Unit value of $37.75, the price of AIMCO Common Stock on September 30, 1998. The economic rights to the Assets were valued by IPLP and the AIMCO Operating Partnership at approximately $386.2 million, which resulted in the AIMCO Operating Partnership issuing approximately
10.2 million OP Units to IPLP in exchange for the economic rights to the Assets.

  AMIT Notes Repurchase


     On November 30, 1998, IPLP repurchased from the AIMCO Operating Partnership participations in certain AMIT notes for approximately $11 million.


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

                         THE IPLP PARTNERSHIP AGREEMENT

     The following summary of the IPLP Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere herein, are qualified in their entirety by reference to the IPLP Partnership Agreement, a copy of which has been filed as an exhibit to IPT's reports under the Exchange Act.

MANAGEMENT

     IPLP was formed as a Delaware limited partnership in May 1996. IPT is the sole general partner of IPLP, and the AIMCO Operating Partnership (as holder of the interest formerly held by IFG) is currently the only limited partner of IPLP. In addition, the AIMCO Operating Partnership is designated in the IPLP Partnership Agreement as the special limited partner and, as such, possesses certain rights described below not shared by others who may become limited partners of IPLP.

     IPT, as the sole general partner of IPLP (in such capacity, together with any substitute general partner that may be appointed in accordance with the terms of the IPLP Partnership Agreement, the "General Partner"), has full and exclusive responsibility and discretion in the management and control of IPLP. The limited partners in their capacity as such generally will have no authority to transact business for, or participate in the management activities or decisions of, IPLP. The General Partner may, with the consent of the special limited partner but without the consent of any other limited partner, amend or modify the IPLP Partnership Agreement in any respect, provided, however, that any amendment which would (i) impose on any limited partner any obligation to make additional capital contributions or (ii) materially adversely affect the economic rights of such limited partner requires the consent of such limited partner.

     The General Partner is not permitted to take certain actions without the prior written consent of the special limited partner. Specifically, without the prior written consent of the special limited partner, the General Partner may not (i) enter into or amend, modify or terminate any conflict avoidance arrangement contemplated by the IPLP Partnership Agreement, (ii) sell all or substantially all of IPLP's assets or cause IPLP to merge or consolidate with or into any other entity, or (iii) issue any additional IPLP OP Units or other interests in IPLP if, as a result of such issuance, the relative economic interest of the special limited partner in IPLP would be materially diluted.

TRANSFERABILITY OF INTERESTS

     The General Partner generally may not voluntarily withdraw from IPLP or transfer or assign its interest in IPLP. Limited partners may transfer their IPLP OP Units, in whole or in part, except in the following circumstances: (i) in the opinion of legal counsel for IPLP, such proposed transfer would require registration of IPLP OP Units under the Securities Act or would otherwise violate any Federal or state securities law; (ii) in the opinion of legal counsel for IPLP, such proposed transfer would (a) adversely affect IPLP's status as a qualified REIT subsidiary within the meaning of the Code or (b) adversely affect IPT's ability to qualify as a REIT or subject IPT to additional taxes; (iii) such proposed transfer would be effected through an "established securities market" or "secondary market" within the meaning of the Code; or (iv) such proposed transfer

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

would be made to a lender whose loan would constitute a nonrecourse liability, unless the General Partner has consented.

CAPITAL CONTRIBUTIONS

     The IPLP Partnership Agreement provides that if IPLP requires additional funds at any time, or from time to time, in excess of funds available to IPLP from borrowing from IPT or additional capital contributions, IPT may borrow such funds from a financial institution or other lender and lend such funds to IPLP on the same terms and conditions as are applicable to IPT's borrowing of such funds. Under the IPLP Partnership Agreement, IPT generally is obligated to contribute the net proceeds received in connection with any offering of IPT Common Shares or IPT preferred shares as additional capital to IPLP. Moreover, IPT is authorized, as the General Partner, to cause IPLP to issue IPLP OP units for less than fair market value if IPT has concluded in good faith that such issuance is in the best interests of IPT and IPLP.

     If IPT contributes additional capital to IPLP (which can only happen upon the issuance of IPT securities and the subsequent contribution or deemed contribution by IPT to IPLP of the net proceeds of such issuance), then IPT will receive additional IPLP OP units, and its percentage interests in IPLP will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of IPLP at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by IPT.

REDEMPTION RIGHTS

     Under the IPLP Partnership Agreement, the limited partners of IPLP have redemption rights ("Redemption Rights") which enable them to cause IPLP to redeem each IPLP OP Unit for cash equal to the value of an IPT Common Share (subject, however, to a first right of IPT to purchase each IPLP OP Unit offered for redemption for one IPT Common Share, subject to adjustment upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions which would have the effect of diluting the ownership interests of the limited partners or the shareholders of IPT). If the limited partner electing to redeem its IPLP OP Units is the AIMCO Operating Partnership, the election as to whether IPT will exercise its first right to acquire such IPLP OP Units for IPT Common Shares will be made by a committee of the IPT Board consisting solely of members who are not officers, directors or employees of AIMCO. The Redemption Rights may not be exercised, however, if and to the extent that (i) the acquisition of IPLP OP Units by IPT in exchange for IPT Common Shares (regardless of whether IPT would in fact exercise its rights to acquire such IPLP OP Units for IPT Common Shares) would (a) result in any person owning, directly or indirectly, IPT Common Shares in excess of the limitations set forth in the "excess share" provisions contained in IPT's Declaration, (b) result in IPT Common Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (c) result in IPT being "closely held" within the meaning of section 856(h) of the Code (for this purpose taking into account the applicable attribution rules imposed by the Code), (d) cause IPT to own, directly or constructively, 10% or more of the ownership interests in a tenant in a real property directly or indirectly owned by IPT within the meaning of

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

section 856(d)(2)(b) of the Code, or (e) cause the issuance of IPT Common Shares to such redeeming limited partner to be "integrated" with any other distribution of IPT Common Shares for purposes of complying with the Securities Act; or (ii) on the date of redemption, IPT does not have a class of securities registered under the Exchange Act or does not qualify for an exemption from registration with respect to the IPT Common Shares to be issued.


     Only IPLP OP Units outstanding for at least one year may be redeemed. Not more than two redemptions by any limited partner may occur during each calendar quarter, and no limited partner may exercise Redemption Rights for less than 1,000 IPLP OP Units or, if such limited partner holds less than 1,000 IPLP OP Units, for less than all of the IPLP OP Units held by such limited partner. Prior to the expiration of the one year holding period, the General Partner, may permit a lender to whom IPLP OP Units have been pledged with IPT's consent to exercise the Redemption Right (but only for cash) in the event of a foreclosure. In the future, it may become necessary to place additional restrictions on the exercise of Redemption Rights in order to assure that IPLP does not become a "publicly traded partnership" under the Code and thereby taxable as a corporation for Federal income tax purposes. As of December 1, 1998, the aggregate number of IPLP OP Units outstanding held by the AIMCO Operating Partnership (the special limited partner of IPLP) is 9,934,475, of which 9,415,947 were eligible for redemption upon exercise of the Redemption Rights.


OPERATIONS


     The IPLP Partnership Agreement requires that IPLP be operated in a manner that will enable IPT to qualify as a REIT (unless the IPT Board determines that it is no longer in the best interests of IPT to conduct business as a REIT), to avoid any Federal income or excise tax liability imposed under the Code and to ensure that IPLP will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.


     In addition to the administrative and operating costs and expenses incurred by IPLP, IPLP will reimburse IPT (as General Partner) for all administrative costs and expenses it incurs, and such expenses will be treated as expenses of IPLP. Such expenses generally include all expenses (i) relating to the formation and continuity of existence of IPT and subsidiaries thereof, (ii) relating to any offering or registration of securities by IPT, (iii) incurred in connection with the issuance, repurchase or redemption of securities by IPT or IPLP, (iv) associated with the preparation and filing of any periodic reports by IPT under Federal, state or local laws or regulations, (v) associated with compliance by IPT with laws, rules and regulations promulgated by any regulatory body, (vi) associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for trustees, officers or directors, and (vii) otherwise incurred by the General Partner in the ordinary course of business on behalf of IPLP.

DISTRIBUTIONS AND ALLOCATIONS

     The IPLP Partnership Agreement generally provides that IPLP will distribute cash from operations (including net sale and refinancing proceeds, but excluding net proceeds from the sale of IPLP's property in connection with the liquidation of IPLP) at such time and in such amounts as determined by the General Partner in its sole discretion (but in any event no less frequently than annually) to the partners in accordance with their respective percentage interests in IPLP. However, the General Partner is required to use its reasonable efforts to cause IPLP to distribute amounts sufficient to enable IPT to meet the REIT distribution requirements. Upon liquidation of IPLP, after payment of, or adequate provision for, its debts and obligations, including any loans from partners, any remaining assets of IPLP will be distributed to all partners with positive capital accounts in accordance with their respective capital account balances. If the General Partner has a negative balance in its capital account following a liquidation of IPLP, it will be obligated to contribute cash to IPLP equal to the negative balance in its capital account.

     Profit and loss of IPLP for each fiscal year will generally be allocated among the partners in accordance with their respective percentage interests in IPLP. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of sections 704(b) and 704(c) of the Code and the Treasury Regulations. The General Partner has the right to alter the method of allocation in any way that is not adverse to the interests of the limited partners.

PROPERTY MANAGEMENT AND CONTRACT LOSS FEE


     The IPLP Partnership Agreement requires IPT and IPLP to cause AIMCO (as successor to IFG) to be retained as property manager for all properties now and hereafter controlled by IPT pursuant to separate property management agreements. The property management services to be provided by AIMCO include (i) performing all accounting functions incidental to the properties, such as rent processing and collection, accounts payable (e.g., mortgages, taxes and insurance), payroll and financial reporting, (ii) acting as a rental agent for the properties, and
(iii) seeing the routine maintenance responsibilities relating to the properties. The property management agreements generally provide for the payment of fees to AIMCO based on a percentage of the rent collections from the managed properties. The percentage charged varies inversely with the rental rates and the size of the property, although the actual percentage is based on a variety of factors, including prevailing market rates and, in the case of the Controlled Partnerships, the terms of the underlying partnership agreements, and is not determined or fixed by any formula. In general, though, AIMCO is compensated:
(i) on the same terms that existed prior to the formation of IPT, with respect to properties controlled by IPT at the time of its formation; (ii) on the same terms that existed immediately prior to acquisition of control, with respect to properties of which IPT acquired control subsequent to its formation and which were managed by IFG immediately prior to such acquisition; or (iii) on terms comparable to those employed by other major, full service real estate management companies in light of the nature and geographic location of the properties, with respect to properties of which IPT acquired control subsequent to its formation but which were not managed by AIMCO immediately prior to such acquisition.


     The IPLP Partnership Agreement also provides that if, after taking into account certain equitable adjustments specified in the IPLP Partnership Agreement, (x) the total amount of property management fees paid to AIMCO in respect of all properties controlled by IPT during any rolling twelve-month period ending at the end of a calendar quarter is less than (y) 90% of the total annualized amount of property management fees paid to IFG and AIMCO for the year preceding IPT's acquisition of control of the Designated Properties (as hereinafter defined) (a "Triggering Event"), then IPLP is

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


required to pay AIMCO a fee (the "Contract Loss Fee") equal to the greater of
(i) the decrease in the market value of AIMCO resulting or reasonably expected to result by virtue of the Triggering Event and (ii) the increase in market value of IPT resulting or reasonably expected to result from such Triggering Event; provided, however, that a Contract Loss Fee shall not duplicate the payment of any previous Contract Loss Fee resulting from a prior Triggering Event. The calculation of a Contract Loss Fee shall be made, at the expense of IPLP, within 30 days following the end of the calendar quarter in which a Triggering Event occurs by one of the 15 largest investment banks in the United States (determined based on the aggregate dollar amount of equity offerings by each investment bank during the past year), and IPLP is required to pay AIMCO the Contract Loss Fee in cash no later than 45 days following the end of the calendar quarter in which the Triggering Event occurs. For this purpose, a "Designated Property" is any multifamily residential property (i) with respect to which IFG was providing property management services immediately prior to the acquisition of control thereof by IPT, (ii) the controlling interest in which was acquired by IPT from AIMCO, IFG, MAE or an affiliate of either of them or
(iii) with respect to which AIMCO or IFG paid some form of consideration to any entity or person (other than another affiliate of AIMCO or IFG) for the purpose of acquiring, or otherwise in respect of, the property management rights relating thereto. Pursuant to the Merger Agreement, the foregoing provision does not apply so long as AIMCO controls IPT.


     IPT's obligation to cause AIMCO, as successor to IFG, to be retained as property manager for all the properties controlled by IPT terminates, on a property by property basis, upon the earliest to occur of (i) the termination of the IPLP Partnership Agreement, (ii) the termination by AIMCO of the applicable property management agreement, (iii) the termination of the applicable property management agreement by the applicable property-owning entity for cause (but not for any other reason, notwithstanding that such termination may have been expressly permitted by the terms of such property management agreement), or (iv) such time as IPT or IPLP no longer controls such property.

PUT RIGHTS


     Upon the occurrence of or during the continuation of any material breach by IPT or IPLP of its obligations under the IPLP Partnership Agreement (including, without limitation, the failure to pay any Contract Loss Fee due), AIMCO, MAE and their respective affiliates (other than IPT and IPLP) (the "Put Holders") have the right to (i) demand an appraisal of (a) all IPLP OP Units (and any other interests in IPLP) held by the Put Holders (collectively, the "Put Right Units") and (b) the IPT Common Shares (and any other securities of IPT) held by the Put Holders, and (ii) to require (a) IPT to purchase all or any portion of such IPT Common Shares (and other IPT securities) and (b) IPLP to purchase all or any portion of such Put Right Units. The appraisals of the IPT Common Shares (and other IPT securities) and the Put Right Units will be performed by one of the 15 largest national investment banks in the United States (as measured by the aggregate dollar amount of equity offerings underwritten during the preceding year and selected in accordance with the procedures set forth in the IPLP Partnership Agreement) based on the greatest of (i) their value based on an independent going concern/continuing operations analysis, (ii) sale of the entire entity analysis and (iii) liquidation analysis. IPLP is required to bear the cost of the investment bank's


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

services. Pursuant to the Merger Agreement, the foregoing provision (insofar as it relates to AIMCO) does not apply so long as AIMCO controls IPT.

PARTNERSHIP ADMINISTRATION SERVICES

     AIMCO (as the successor to IFG) currently provides partnership administration services to each Controlled Partnership which was such at the time IPT was formed (the "Formation Partnerships"). Such services, for which AIMCO is typically paid on a reimbursement basis only, generally include asset management, accounting functions, investor relations and the preparation and filing of required reports under the Exchange Act. Under the terms of the IPLP Partnership Agreement, IPT (i) is obligated to cause each Formation Partnership to continue to engage AIMCO to provide partnership administration services on substantially the same terms, including compensation and reimbursement, as were in effect on January 1, 1997, and (ii) may, but is not obligated to, cause AIMCO to be retained to provide such services to any business entity which subsequently becomes controlled by IPT, provided that once AIMCO has been engaged to provide such services, IPT is obligated to cause such entity to continue to engage AIMCO (such additional entities, together with the Formation Partnerships, the "Administration Entities").

     In the event that IPT breaches its obligation to cause an Administration Entity to continue to engage AIMCO to provide partnership administration services (including as a result of the dissolution or ceasing to exist of such Administration Entity in connection with or as a result of a merger or other business combination transaction or the sale of all or substantially all of its assets in a single transaction or series of related transactions), then IPLP is required to pay AIMCO the aggregate allocated costs of AIMCO relating to such Administration Entity, including the costs of fixed assets, long-term obligations, insurance, utilities, employees (including severance and other termination payments) and other items related to the provision of administrative services to such Administration Entity.

     IPT's obligation to cause each Administration Entity to engage AIMCO to provide partnership administration services shall terminate, on an entity by entity basis, upon the earliest to occur of (i) the termination of the IPLP Partnership Agreement, (ii) the termination by AIMCO of the provision of such services to such Administration Entity, (iii) the termination of the engagement of AIMCO by such Administration Entity for cause (but not for any other reason), or (iv) such time as such Administration Entity is dissolved and its affairs wound up in connection with an orderly liquidation thereof.

TRANSFERS OF CONTROLLING INTERESTS IN IPT ENTITIES

     IPT and IPLP have agreed not to assign, or to permit or cause any of IPT, IPLP, and each business entity which owns a controlling interest in (i) any real property owned or otherwise controlled by a Controlled Partnership (as of January 1, 1997) as of January 1, 1997, or (ii) any real property in which IPT or IPLP, or either of them, acquires direct or indirect ownership of (a) such real property or (b) a controlling interest in a business entity that owns such real property (each, an "IPT Entity") to assign, any controlling interest in any IPT Entity except in accordance with the terms of the IPLP Partnership Agreement, which provides that IPT is required to deliver a written notice ("Sale

Notice") to AIMCO, as successor to IFG, at least 60 days prior to any transfer of any controlling interest in an IPT Entity. The Sale Notice must set forth in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of any proposed transfer. Within 30 days after receipt of the Sale Notice by AIMCO, AIMCO may, upon written notice to IPT, elect to purchase not less than all of the controlling interests in the IPT Entity described in the Sale Notice upon the same terms and conditions set forth in such notice. If AIMCO elects not to purchase the controlling interest in the IPT Entity described in the Sale Notice, the interest may be transferred at a price and on terms no more favorable to the transferee than those set forth in the Sale Notice. Upon the sale of any controlling interest in an IPT Entity other than to AIMCO (and assuming that AIMCO is not retained as the property manager for the properties controlled by such IPT Entity), any amount of the sale price which exceeds the fair market value of the assets attributable to such controlling interest (i.e., any management control premium) is required to be paid to AIMCO. A decision by AIMCO not to exercise its right to purchase the interests in an IPT Entity described in a Sale Notice does not affect any obligation of IPLP to pay to AIMCO any applicable Contract Loss Fee.

TERM

     IPLP will continue in existence until December 31, 2097, unless sooner dissolved upon the first to occur of (i) an election to dissolve the Partnership by the General Partner with the consent of the Special Limited Partner, (ii) the redemption of all IPLP OP Units held by limited partners of IPLP or (iii) the entry of a decree of judicial dissolution of IPLP pursuant to the provisions of the Delaware Revised Limited Partnership Act.

TAX MATTERS PARTNER


     Pursuant to the IPLP Partnership Agreement and the Code, the General Partner is the tax matters partner of IPLP and, as such, has the authority to handle tax audits and to make tax elections under the Code on behalf of IPLP.


                 ACQUISITION AND DISPOSITION SERVICES AGREEMENT

     The following summary of the Acquisition and Disposition Services Agreement, and the descriptions of certain provisions thereof set forth elsewhere herein, are qualified in their entirety by reference to the Acquisition and Disposition Services Agreement, a copy of which has been filed as an exhibit to IPT's reports under the Exchange Act.

ACQUISITION AND DISPOSITION SERVICES

     In connection with the termination of the Advisory Agreement, IPT, IPLP and IFG entered into the Acquisition and Disposition Services Agreement, which provides that IPT has the right, but not the obligation, to engage AIMCO, as successor to IFG, to provide services, on a transaction by transaction basis, in connection with acquisitions and disposition of whole real estate and real estate-related assets ("Real Estate Transactions") and acquisitions of equity or debt securities of, or other ownership interests in, entities which own real estate or real estate-related assets ("Securities Transactions") through December 31, 2000. Such services would include (i) consulting advice and financial

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

analysis; (ii) due diligence review and analysis of documentation and operations; (iii) negotiation, drafting and review of transaction documents;
(iv) brokerage and other disposition services; and (v) other services reasonably related or incidental to the foregoing. In addition, IPT and IPLP may engage AIMCO to provide financing, refinancing, insurance, foreclosure, legal and/or appraisal services.

     As compensation for such services, IPLP will pay to AIMCO the following fees: (i) for each Securities Transaction, an amount equal to 1.5% of the aggregate net asset value of the securities or other ownership interests acquired; and (ii) for each Real Estate Transaction involving an acquisition (but not a disposition), an amount equal to 0.75% of the aggregate purchase price (or IPT's pro rata portion thereof in the case of an acquisition with one or more partners) of the real estate or real estate-related assets acquired by IPT (including any debt incurred or assumed in connection therewith). IPLP is also obligated to reimburse AIMCO for (i) all out-of-pocket third-party costs and expenses incurred in connection with its provision of such services and (ii) for all employee costs (including commissions) incurred by AIMCO in connection with Real Estate Transactions involving dispositions of real properties, not to exceed 1.0% of the gross sales price.

AGREEMENTS REGARDING CERTAIN REAL ESTATE OPPORTUNITIES

     The Acquisition and Disposition Services Agreement contains certain provisions (each of which AIMCO has caused IPT to waive subsequent to the execution of the Merger Agreement) which provide that AIMCO, as successor to IFG, may not acquire or enter into a definitive agreement to acquire an IPT Opportunity (as defined below) unless AIMCO has provided notice of such IPT Opportunity to IPT and IPLP, and IPT and IPLP have elected not to invest in such IPT Opportunity. However, AIMCO is permitted to enter into a definitive agreement which provides AIMCO the contractual right to acquire an IPT Opportunity if such agreement expressly provides that the right to acquire such IPT Opportunity may be assigned by AIMCO to IPT or IPLP. AIMCO is required to notify IPT of an IPT Opportunity only if AIMCO plans to invest in the IPT Opportunity for its own account. Thus, AIMCO is not obligated to notify IPT of all IPT Opportunities of which it becomes aware. An "IPT Opportunity" means any opportunity to invest in or acquire (i) any multifamily residential property or properties located in the United States, (ii) indebtedness secured by multifamily residential property or properties located in the United States, and
(iii) equity or debt securities of, or other ownership interests in, an individual, corporation, partnership or other entity described in the Acquisition and Disposition Services Agreement (a "Person") which primarily owns or invests in multifamily residential properties in the United States. The definition of IPT Opportunity specifically excludes opportunities to invest in or acquire multifamily residential property in the United States, or an equity or other ownership interest in a Person which invests primarily in multifamily residential housing in the United States but is not controlled by IPT or IPLP, if AIMCO or its affiliates owned any equity, debt or other ownership interest in such multifamily residential property or business entity on January 1, 1998 or acquired an equity, debt or ownership interest in such multifamily residential property or Person in accordance with the Acquisition and Disposition Services Agreement.

     AIMCO's obligations under the Acquisition and Disposition Services Agreement with respect to IPT Opportunities will terminate upon the earliest to occur of (i) the termination of the Acquisition and Disposition Services Agreement or a material breach thereof by IPT or IPLP, (ii) the incurrence by IPLP of an obligation to pay a "Contract Loss Fee" pursuant to the IPLP Partnership Agreement, or (iii) the failure of IPT and/or IPLP to retain AIMCO to provide property management services to the properties controlled by IPT and/or IPLP as required by the IPLP Partnership Agreement.

     The Acquisition and Disposition Services Agreement reciprocally prohibits IPT and IPLP from acquiring an AIMCO Opportunity (as defined below) without the prior written consent of AIMCO. An "AIMCO Opportunity" means any opportunity to invest in or acquire equity or debt securities of or other ownership interests in a Person that (i) invests primarily in real property other than multifamily residential property in the United States, (ii) invests primarily in multifamily residential property in the United States if (x) such business entity is controlled by AIMCO or MAE or (y) AIMCO or its affiliates serve as property manager of the properties owned by such Person, or (iii) performs property management services (regardless of the type of property with respect to which such services are performed). The definition of AIMCO Opportunity specifically excludes opportunities to invest in or acquire equity or debt securities of, or other ownership interests in, a Person that invests primarily in multifamily residential property located in the United States if IPT owned an equity, debt or other ownership interest in such Person as of January 1, 1998 or acquired an equity, debt or other ownership interest in such Person pursuant to the Acquisition and Disposition Services Agreement.

     The obligations of IPT with respect to AIMCO Opportunities will terminate only upon the termination of the Acquisition and Disposition Services Agreement.

                             IPLP CREDIT AGREEMENT

     The following summary of the IPLP Credit Agreement and the descriptions of certain provisions thereof set forth elsewhere herein are qualified in their entirety by reference to the IPLP Credit Agreement, a copy of which has been filed as an exhibit to IPT's reports under the Exchange Act.


     IPLP has entered into the IPLP Credit Agreement with Lehman Commercial Paper, Inc., as syndication agent, First Union National Bank, as administrative agent (in such capacity, the "Administrative Agent") and the lenders from time to time parties thereto (the "Lenders"). Pursuant to the IPLP Credit Agreement, the Lenders have made available to IPLP a revolving credit facility of up to $50 million at any one time outstanding ("Line of Credit"). Loans under the Line of Credit (the "Loans") may be utilized to finance certain permitted investments and refinance certain investments made prior to the date of the IPLP Credit Agreement. The Line of Credit matures in a single installment on December 30, 2000.



     IPLP may borrow under the IPT Line of Credit at a rate based upon the LIBOR Rate (as defined in the IPLP Credit Agreement) plus 2.50% per annum (the "LIBOR Loans") or the Base Rate (as defined in the IPLP Credit Agreement) (the "Base Rate Loans"). As of December 1, 1998, IPT had $30 million of outstanding indebtedness under the Line of Credit.

     IPLP is obligated to pay a commitment fee at a rate of 0.25% per annum on the undrawn portion of the Line of Credit. Such commitment fee is payable quarterly in arrears and calculated based on the actual number of days elapsed over a 365-day year.



     The Loans are subject to mandatory repayment only to the extent that the aggregate outstanding principal amount of the Loans on any day exceeds the amount of the Line of Credit then in effect. Voluntary repayments of the Loans and voluntary reductions of the Line of Credit are permitted in whole or in part at the option of IPLP, in minimum principal amounts, without premium or penalty, subject to reimbursement of certain of the Lenders costs under certain conditions.



     IPLP's obligations under the Line of Credit have been guaranteed by IPT and such guaranty is secured by a pledge of the capital stock or other equity interests held by IPT in each of the subsidiaries of IPT which, directly or indirectly, owns or controls the general partner interest in any Real Estate Entity (as defined below) in which IPLP, directly or indirectly owns a limited partner interest. In addition, the Line of Credit is secured by a first priority security interest in all limited partnership interests from time to time owned by IPLP and the equity interests from time to time held by IPLP in any subsidiary of IPLP which itself owns limited partnership interests. The IPLP Credit Agreement defines a "Real Estate Entity" as any limited partnership, limited liability company, corporation or other entity which has as its principal business the ownership of real property or debt secured by real property. Thus, all of the Controlled Partnerships constitute Real Estate Entities for purposes of the IPLP Credit Agreement.



     The IPLP Credit Agreement contains customary covenants and restrictions on IPLP's ability to, among other things, incur debt or contingent obligations, grant liens, sell assets, make distributions or make investments. In addition, the IPLP Credit Agreement contains certain financial covenants which require that (a) the ratio of adjusted portfolio equity of IPLP to funded debt not be less than 5.00 to 1.00 at the end of any fiscal quarter, (b) the ratio of Adjusted DCFO (as defined below) for the period of four fiscal quarters then ended to the sum of interest expense and certain dividend accruals not be less than 1.10 to 1.00 at the end of any fiscal quarter and (c) the ratio of Adjusted DCFO for the period of four fiscal quarters then ended to interest expense for such period not be less than 6.00 to 1.00. For purposes of the IPLP Credit Agreement, the term "DCFO" means, for any period, the aggregate net operating income for such period of each Real Estate Entity in which IPLP owns an equity interest less with respect to each Real Estate Entity for such period the sum of
(i) cash interest expense, (ii) all principal payments (other than in connection with refinancings) on the debt of such Real Estate Entity, (iii) an amount equal to the greater of (x) the capital expenditures (exclusive of capital expenditures to restore newly acquired properties to their original condition in accordance with a budget provided by IPLP within 90 days after acquisition) less funded capital expenditures or (y) an amount equal to $500 for each apartment unit and $0.20 per square foot for each commercial property owned by such Real Estate Entity; and the term "Adjusted DCFO" means, as of any date, an amount equal to the aggregate of IPLP's pro rata portion of the DCFO of each Real Estate Entity in which IPLP owns an equity interest (after giving effect to any acquisition by IPLP of an equity interest in such Real Estate Entity during the quarterly period ending on the determination date) plus all fee and other income received by IPLP during such period (excluding extraordinary items) less all unreimbursed fees and expenses paid by IPLP or IPT during such period.

     Events of default under the IPLP Credit Agreement include: (i) nonpayment of principal with no period of grace and nonpayment of interest due under the Line of Credit within five days after the same become due; (ii) material breach of any representation or warranty; (iii) failure to observe any term, covenant or agreement contained in the Line of Credit beyond (in certain cases) an applicable period of grace; (iv) the failure by IPLP to pay amounts due on account of the termination of any interest hedge agreement within ten days of the date when due; (v) default by IPLP in the payment when due, or in the performance or observance, of any material obligation involving monetary liability in excess of $5,000,000 to the extent that such liability is not being contested by IPLP in good faith with adequate reserves having been established on its books in accordance with GAAP; (vi) certain events of bankruptcy or insolvency with respect to IPLP or, in some cases, material subsidiaries; (vii) the occurrence of certain events under the Employee Retirement Income Security Act of 1974, as amended; (viii) the failure of any material provision of the Credit Agreement or any agreement delivered pursuant thereto to continue to be a valid and binding obligation of IPLP; (ix) the failure of the relevant security documents to continue to be a valid first priority lien on any material portion of the collateral security pledged pursuant thereto; and (x) judgments against IPLP of $3,000,000 or greater that remain unsatisfied, unvacated or unstayed pending appeal for a period of 30 days after entry.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS OF IPT AND THE IPT PARTNERSHIPS

     This Information Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. IPT's actual results could differ materially from the results discussed in the forward-looking statements.

IPT

     The following is based on (i) the historical results of IPT for the nine months ended September 30, 1998 and the year ended December 31, 1997, and (ii) the historical results of IPT's predecessor entities for the years ended December 31, 1996 and 1995. IPT's predecessor entities began operations in 1994 with the acquisition of partnership interests in December 1994. IPT's most significant assets are its investments in real estate limited partnerships, which are principally comprised of general and limited partner interests in the IPT Partnerships. See Note 3 to the Combined Financial Statements of IPT for a summary of investments made for each year. This information should be read in conjunction with the accompanying combined financial statements and the related notes thereto.

  Financial Condition

     On September 17, 1998, AMIT was merged with and into IPT. In the AMIT Merger, each issued and outstanding Class A and B common share of AMIT was converted into a total of 4,018,778 IPT Common Shares valued at approximately $10.72 per share. As a result of the AMIT Merger, IPT acquired approximately $13.4 million in cash, 19 loans with an aggregate principal balance of approximately $21.1 million, nine investment properties valued at approximately $18.8 million, net current assets of approximately $0.3 million and mortgage notes payable with an aggregate principal balance of approximately $7.1 million. These account balances were recorded at their estimated fair values at the date of the AMIT Merger. Also in connection with the AMIT Merger, IPT reclassified previously capitalized merger costs of approximately $3.6 million in addition to the purchase price of AMIT. Net income before minority interest and extraordinary item resulting from the AMIT Merger, and reflected in the statements of income for the three and nine months ending September 30, 1998, was approximately $89,000 for each period.


     At September 30, 1998, IPT held assets of $322 million, an increase of 42% from December 31, 1997. IPT's assets consisted primarily of cash, investments in real estate limited partnerships, apartment properties and mortgage notes receivables. The increase in assets resulted primarily from increased investments in real estate limited partnerships and the AMIT Merger. Total liabilities increased 167% to $67.9 million at September 30, 1998, compared to $25.4 million at December 31, 1997. The increase in liabilities is due primarily to approximately $30 million drawn on the Line of Credit and an increase in liabilities of approximately $8.1 million as a result of the AMIT Merger. The apartment property balance constitutes the principal assets of The Village of Pennbrook in National Property Investors 4 ("NPI 4") (which is an IPT Partnership of which IPLP owns a majority of the limited partner interests), Raintree Apartments in Raintree Pensacola, L.P. (which is a wholly-owned subsidiary of IPT), and the nine investment properties acquired in the AMIT Merger, all of which are consolidated in IPT's financial statements. The non-recourse mortgage notes payable balance constitute the primary liabilities of NPI 4, Raintree Apartments and two of the nine investment properties acquired in the AMIT Merger.


     IPT's assets increased from the prior year end 53% to $226.1 million at December 31, 1997 and 171% to $147.8 million at December 31, 1996 for the years then ended, respectively. The asset growth was principally in cash and cash equivalents, investments in real estate limited partnerships, apartment properties and other assets, principally due to the NPI Transaction, the Private Offerings and the acquisition of units of limited partner interests in certain of the IPT Partnerships in both the transactions with High River and various tender offers.


     Cash and cash equivalents increased 50% to $56.1 million at September 30, 1998, compared to $37.4 million at December 31, 1997. The increase in cash and cash equivalents is due primarily to cash received as a result of the AMIT Merger of approximately $13.4 million, distributions received from partnerships of approximately $18.7 million and draws on the Line of Credit of approximately $30.0 million, offset by purchases of limited partner interests of approximately $29.3 million, combined distributions paid by IPT and IPLP of approximately $12.9 million and the purchase of Raintree Apartments, a 168-unit residential apartment complex located in Pensacola, Florida. The purchase of Raintree Apartments resulted in net cash outflow of approximately $1.1 million.


     Cash and cash equivalents increased from the prior year end 660% to $37.4 million at December 31, 1997 and 833% to $4.9 million at December 31, 1996 for the years then ended, respectively. The primary sources of the cash increases were the Private Offerings, for the year ended December 31, 1997, and the consolidation of NPI 4 (as result of the NPI Transaction) for the year ended December 31, 1996.


     Investments in real estate limited partnerships increased from $159.5 million at December 31, 1997, to $183.1 million at September 30, 1998, an increase of 15%. The increase was attributable to the purchase of limited partner interests during the first nine months of 1998 as noted above, the MAE GP Merger and related contribution of limited partner interests by IFG, partially offset by distributions of $30.1 million from the IPT Partnerships, of which approximately $11.1 million was accrued at September 30, 1998.



     Investments in real estate limited partnerships increased from the prior year end 34% to $159.5 million at December 31, 1997 and 120% to $118.7 million at December 31, 1996 for the years then ended, respectively. The increase for the year ended December 31, 1997 resulted primarily from the acquisitions of units of limited partner interests in the Shelter Properties Partnerships and acquisitions of units of limited partner interests in other IPT Partnerships in various tender offers. The increase for the year ended December 31, 1996 was primarily due to the acquisitions of units of limited partner interests in the NPI Partnerships.


  Realty Transaction

     In June 1998, the AIMCO Operating Partnership entered into seven separate Purchase and Sale Agreements with affiliates of Realty Investment Co. to acquire seven multifamily residential properties from an unaffiliated third party. On October 16, 1998, these properties were acquired by newly formed subsidiaries of the AIMCO Operating Partnership (the "Subsidiary Partnerships") for a purchase price of approximately $41.8 million (exclusive of certain transaction costs), consisting of approximately $17.1 million in cash and the assumption of approximately $25.0 million in mortgage indebtedness. IPLP provided approximately $17.1 million to the AIMCO Operating Partnership for the acquisition of the seven multifamily residential properties. In consideration for such amount, the AIMCO Operating Partnership assigned all of its rights, title and interest in and to the profits, distributions, losses, and all other economic rights and obligations arising out of the limited partnership interest in the Subsidiary Partnerships owned by the AIMCO Operating Partnership to IPLP. The seven garden-style apartment communities are located in three states, have an average age of 14 years and contain 1,353 apartment units. Five of the apartment communities are located in Florida, with 448 units in Jacksonville, 208 units in Daytona Beach, 120 units in Melbourne and 216 units in Palm Bay. One apartment community with 137 units is located in Hemet, California and one apartment community with 224 units is located in Stone Mountain, Georgia.


  IPLP Exchange


     On December 7, 1998, IPLP and the AIMCO Operating Partnership entered into the IPLP Assignment Agreement, which amended and restated a similar agreement dated as of October 1, 1998. Pursuant to the IPLP Assignment Agreement, effective October 1, 1998, IPLP transferred the economic rights to the Assets to the AIMCO Operating Partnership and the AIMCO Operating Partnership agreed to assume all obligations of IPLP related to the Assets in exchange for approximately 10.2 million OP Units. Immediately following the IPLP Exchange, the sole assets owned by IPLP consisted of (i) a 100% ownership interest in Cooper River (which in turn owns limited partner units in a number of publicly-traded limited partnerships), (ii) cash, (iii) IPLP's rights under the IPLP Credit Agreement, (iv) approximately 10.2 million OP Units and (v) all residual rights under the Assets (which have insignificant economic value).


     The number of OP Units issued by AIMCO Operating Partnership to IPLP in the IPLP Exchange was calculated based upon an OP Unit value of $37.75, the price of AIMCO Common Stock on September 30, 1998. The economic rights to the Assets were valued by IPLP and the AIMCO Operating Partnership at approximately $386.2 million, which resulted in the AIMCO Operating Partnership issuing approximately
10.2 million OP Units to IPLP in exchange for the economic rights to the Assets.

  AMIT Notes Repurchase


     On November 30, 1998, IPLP repurchased participations from the AIMCO Operating Partnership in certain AMIT notes for approximately $11 million.


  Liquidity and Capital Resources

     The initial capitalization of IPT and IPLP was primarily funded by IFG. IFG also initially provided IPLP a line of credit of $2.5 million for additional investments. The outstanding balance on that line of credit was paid and the line of credit canceled during July 1997.

     IPT's primary source of cash is the receipt of distributions from the IPT Partnerships. IPT expects distributions from the IPT Partnerships to be sufficient for it to maintain its current level of distributions on an annual basis as required by the Merger Agreement.

     During 1997, IPT raised approximately $62.3 million through the private placement of IPT Common Shares primarily with institutional investors. IPT invested approximately $29.3 million of those proceeds to acquire additional limited partner interests in IPT Partnerships during the first nine months of 1998, and through September 30, 1998 had invested a total of approximately $58 million of the offering proceeds to acquire additional interests in IPT Partnerships.


     IPT also has available through the Line of Credit, of $50 million to use for acquisitions. The Line of Credit is secured by a pledge and security interest in all of the limited partner interests owned by IPLP. IPT expects the Line of Credit to be sufficient for its acquisition requirements for the remainder of 1998. As of September 30, 1998, IPT has borrowed $30 million of the available credit facility to finance outstanding tender offers and future purchases.



     Cash distributions of approximately $8.6 million ($.45 per share) were paid during the first nine months of 1998. Additionally, cash distributions paid to IPT shareholders of approximately $8.7 million and approximately $2.2 million were paid in 1997 and 1996 respectively. IPT declared a distribution of approximately $3.8 million to IPT shareholders of record on September 30, 1998, and paid such distribution in October 1998. Cash distributions paid to IFG by IPLP of approximately $5.4 million, approximately $6.8 million and approximately $10.2 million were paid in 1997, 1996 and 1995 respectively. A cash distribution of approximately $4.2 million was paid to IFG by IPLP during the first nine months of 1998. The 1996 distribution was paid from the proceeds of a distribution from IPLP, which simultaneously paid a distribution of approximately $4.1 million to IFG (as the sole limited partner of IPLP).


  Results of Operations


     Because IPT's primary assets consist of general and limited partner interests in the IPT Partnerships, a substantial majority of IPT's FFO results from the pass through of IPT's share of FFO generated by the IPT Partnerships (including IPT's share of the FFO generated by NPI 4 and Raintree Pensacola, L.P., which are consolidated in IPT's combined financial statements). See Note 6 to IPT's Combined Financial Statements.


     Acquisitions of partnership interests began in December 1994 and have since then continued. Substantial operating results began in 1995, which produced net income of $2.2 million and $4.6 million of funds from operations. Net income of $2.4 million in 1996 was up slightly from the $2.2 million in 1995, primarily due to increased equity earnings resulting from acquisitions of interests in partnerships during 1996. Net income for the year ended December 31, 1997 was approximately $6.0 million, which was an increase of 148% from net income for the year ended December 31, 1996. Net income for the nine months ended September 30, 1998 was approximately $11.2 million compared to approximately $2.9 million for the same period in 1997. These increases were primarily due to increased equity earnings resulting from improved operations of the IPT Partnerships and from the acquisition of units of limited partner interest in various IPT Partnerships. IFG's minority interest resulted primarily from IFG and its affiliates transferring to IPLP their limited partner interests in the IPT Partnerships in exchange for IPLP OP Units in 1996 and 1997. Income before minority interest and extraordinary items increased from approximately $3.9 million for the year ended December 31, 1996 to approximately $10.5 million for the year ended December 31, 1997, and increased 206.8% to $18.1 million for the nine months ended September 30, 1998, compared to the same period in 1997. This increase was primarily attributable to an increase in equity earnings due to improved operations of the IPT Partnerships, to the acquisition of units of limited partner interests in various IPT Partnerships, and to an increase in other income resulting from increased distributions received from the Controlled Partnerships in which IPT has a nominal investment. Also contributing to the increase was a gain of approximately $5.9 million realized primarily on the sale of three properties during the nine months ended September 30, 1998. There were no gains from property sales during the comparable period of 1997.

     For the nine months ended September 30, 1998, FFO increased 73.2% to $24.6 million compared to $14.2 million for the nine months ended September 30, 1997. FFO increased 67% to $20.9 million for the year ended December 31, 1997 compared to $12.6 million for the year ended December 31, 1996. FFO increased 172% to $12.6 million for the year ended December 31, 1996 from $4.6 million for the year ended December 31, 1995. These increases were primarily the result of additional partnership interest acquisitions, and to a lesser extent from an increase in FFO from the IPT Partnerships. FFO is defined as income or loss from real estate operations, which is net income in accordance with GAAP excluding gains or losses for debt restructurings, sales of property and minority interests, plus depreciation and provision for impairment. See "Selected Consolidated and Combined Financial Data of IPT" for a reconciliation of net income to FFO.

  Year 2000 Compliance

     The "Year 2000 Issue" is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     IPT is dependent upon AIMCO for management and administrative services. AIMCO has determined that it will be required to modify or replace significant portions of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. AIMCO presently believes that with modifications or replacements of existing software and certain hardware, the Year 2000 Issue can be mitigated. However, if such modifications and replacements are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of AIMCO and IPT.

     AIMCO's plan to resolve the Year 2000 Issue involves the following four phases: assessment, remediation, testing and implementation. To date, AIMCO has fully completed its assessment of all systems that could be significantly affected by the Year 2000 Issue, and has begun the remediation, testing and implementation phase on both hardware and software systems. AIMCO anticipates having all phases complete by June 1, 1999.

     AIMCO believes that it has an effective program in place to resolve the Year 2000 Issue in a timely manner and has appropriate contingency plans in place for critical applications that could affect IPT's operations. To date, AIMCO is not aware of any external agent with a Year 2000 Issue that would materially impact IPT's results of operations, liquidity or capital resources. However, AIMCO has no means of ensuring that external agents will be Year 2000 compliant. AIMCO does not believe that the inability of external agents to complete their Year 2000 resolution process in a timely manner will have a material impact on the financial position or results of operations of IPT. However, the effect of non-compliance by external agents is not readily determinable.

  Funds from Operations (FFO)

     IPT believes that FFO is a significant indicator of the strength of its results. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of operation performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

  Inflation

     Substantially all of the leases at the properties of the IPT Partnerships are for a term of one year or less, which may enable IPT to seek increased rent upon renewal of existing leases and upon the commencement of new leases. The short-term nature of the leases generally serves to reduce the risk to IPT of the adverse effects of inflation.

  SOP 98-5

     In 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"), which is effective for financial statements for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application should be reported as the cumulative effect of a change in accounting principle and expensed in the first quarter in the year of adoption. At September 30, 1998, IPT had approximately $1 million (net of accumulated amortization) capitalized as organizational costs that would be affected by the requirements of SOP 98-5.

  EITF 97-11

     IPT has not capitalized any internal costs in connection with identifying and acquiring operating properties. Therefore, EITF 97-11 will have no effect on IPT's financial statements.

IPT PARTNERSHIPS

     The following discussion pertains to the combined financial condition and results of operations of those partnerships that constituted IPT Partnerships during the applicable

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


periods. Please note that since the IPLP Exchange, the AIMCO Operating Partnership is entitled to receive all of the economic rights and benefits in substantially all of these partnerships. While this discussion is directed to the IPT Partnerships in the aggregate, it is important to note that each IPT Partnership is limited to its own resources and must accordingly manage its capital resources.


  Financial Condition

     Each of the IPT Partnerships is governed by its specific partnership agreement, and pursuant to each of those partnership agreements the general partner of the applicable partnership has substantial authority over the operations and financial position of the particular partnership. Further, the partnership agreements generally render the issuance of additional equity interests impractical and in many instances limit the amount and nature of permitted mortgages or other indebtedness. Finally, certain changes of control of the general partners of the IPT Partnerships that occurred during the last three years have resulted in different philosophies with respect to operations, rent changes and debt structure.

     IPT believes that each IPT Partnership has sufficient capital to meet its operating and capital needs. At December 31, 1997, the IPT Partnerships held approximately $106 million in cash and other liquid investments, which included approximately $10 million held for distribution to partners, including IPT and affiliates, in the first quarter 1998. At September 30, 1998, the IPT Partnerships held approximately $146.1 million in cash and other liquid investments.

     A majority of the mortgage loan financings of the IPT Partnerships was obtained with the assistance of IFG over the last five years. Each mortgage loan is single asset, non-recourse, non-cross-collateralized, fixed rate debt. The aggregate outstanding balance of all such financings at September 30, 1998 and December 31, 1997 was approximately $934.9 million and $680.2 million, respectively.

     The mortgage loan financings completed by the IPT Partnerships can be substantially grouped into three principal categories:

- A series of whole loan financings specific to properties controlled by IFG completed in November 1992 with an affiliate of Lehman Brothers, Inc. ("Lehman Capital"). Each of the property loans bears interest at an annual rate of 7.6%, provides for monthly debt service based on a 23 year amortization and matures with a balloon payment due in November 2002. These loans comprised approximately 10% and 12% of the combined IPT Partnerships' outstanding debt at September 30, 1998 and December 31, 1997, respectively.

- A series of whole loan financings with Lehman Capital and Freddie Mac in December 1995 pursuant to which each loan bears interest at an annual rate of 6.95%. Payments are substantially interest only and the loans mature in December 2005. These loans comprised approximately 12% and 16% of the combined IPT Partnerships' outstanding debt at September 30, 1998 and December 31, 1997, respectively.

- A series of whole loan financings with Lehman Capital and Freddie Mac in September 1996 pursuant to which each loan bears interest at an annual rate of 7.33%. Payments are interest only and the loans mature in September 2003. These loans

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

  comprised approximately 22% and 24% of the combined IPT Partnerships' outstanding debt at September 30, 1998 and December 31, 1997, respectively.

     The IPT Partnerships require sufficient operating cash flows and capital resources to maintain their properties and service their debt. Excess cash flows are generally available for distribution to partners. Capital expenditures have been substantial with respect to the assets owned by the IPT Partnerships.


     Upon gaining control of the general partners, IFG undertook to implement property improvement programs intended to result in improving both the physical condition and the appearance of the properties. This has been the case particularly with respect to the properties owned by the Consolidated Capital Partnerships, which IFG commenced managing in 1995, and with respect to the properties owned by the National Property Partnerships and Century Properties Partnerships, which IFG commenced managing in 1996. Aggregate capital expenditures of the IPT Partnerships were approximately $44 million in 1996, and approximately $32.6 million in 1997. IPT believes that the IPT Partnerships will expend approximately $34.2 million on capital expenditures in 1998. As of September 30, 1998, the IPT Partnerships have expended approximately $30.1 million on capital expenditures.


     Certain properties owned by IPT Partnerships are encumbered by mortgages in amounts that constitute substantially all of the value of the properties. Furthermore, one IPT Partnership, Century Properties Fund XVI, does not currently generate cash flow after payment of debt services and required capital expenditures. However, IPT does not believe that any of these investments will be lost. Additionally, if these properties were lost, the combined loss of these investments would not have a material adverse effect on the combined IPT Partnerships or IPT.

  Results of Operations

     Each IPT Partnership is essentially a closed end investment vehicle. Accordingly, the primary factors affecting operating results are changes in rental income, changes in property operating expenses, changes in debt financing and dispositions of asset investments during the period. The following discussion summarizes certain operating statement data included in the Combined Financial Statements of IPT. The same data is also discussed for only those properties that were included in operating results for the full year in each period ("Comparable" property results).

 Nine Months Ended September 30, 1998 Compared to Nine Months ended September 30, 1997

     IPT's FFO growth is attributable to both acquisition activity and internal growth. Acquisitions at cost (excluding AMIT Merger activity) were an aggregate of approximately $74 million from July 1, 1997 to September 30, 1998. However, comparable operations of properties owned by IPT Partnerships during the first nine months of both 1998 and 1997 met or exceeded management's expectations.

     Comparable property revenues grew by 2.3% for the first nine months of 1998 compared to the corresponding period in 1997. The growth was primarily attributable to the average increase in rental rates year to year, increases in the average occupancy of approximately 0.5%, and the renovation and re-leasing of The Sterling in Philadelphia. Conversely, comparable property revenues decreased 1.75% for the three months ended September 30, 1998 as compared to the same period in 1997. Operating expenses declined approximately 8.3% for the three months and 5.3% for the nine months ended September 30, 1998, respectively. The reduction in expenses was primarily the result of above normal levels of maintenance incurred in 1997 as management implemented plans to improve the overall appearance of the properties. Recurring operating expenses remained relatively flat. Results from comparable partnerships resulting from the comparable revenue and expense changes accounted for FFO growth of 28.8% and 24.2% for the three and nine months ending September 30, 1998, respectively. The remaining FFO growth is attributable to acquisitions.


  Fiscal Year 1997 Compared to Fiscal Year 1996

     Property revenues for the year ended December 31, 1997 increased 14.4% from the year ended December 31, 1996. The property revenue growth was primarily due to increased ownership in a greater number of properties during the period as a result of tender offers extended during 1997. This growth was partially offset by the effects of one property foreclosed upon during 1996 and three properties sold during the last half of 1997. Comparable property revenues increased slightly by 1.6%. The property revenue growth is a function of the favorable market for rental rate increases and the improved conditions and appearance of the subject properties. Property operating expenses increased 9.3% for the year ended December 31, 1997 as a result of the 1997 tender offers, offset by 1997 property sales and the 1996 property foreclosure. Comparable property operating expenses decreased 2.9% for the year ended December 31, 1997 compared to the year ended December 31, 1996.


     Interest expense of the IPT Partnerships increased 8.4% for the year ended December 31, 1997 primarily as a result of owning an interest in a greater number of properties for the period as discussed above. Conversely, with respect to properties owned throughout both periods, interest expense decreased 1.6%. The decrease resulted primarily as a result of the aggregate mortgage balances decreasing as a result of the refinancings that occurred in the second half of 1996 and a reduction in the interest rates for the related mortgages. Administrative expenses decreased 11.3% for the year ended December 31, 1997 as compared to the same period in 1996 after adjusting for properties owned throughout both periods. The decrease in administrative expenses primarily resulted from IFG's economies of scale being applied to all of the IPT Partnerships by the second half of 1996. Depreciation expense increased 13.2% for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to owning an interest in more properties during the period as a result of the 1997 tender offers, slightly offset by property sales.


     As a result of the foregoing factors, funds from operations improved by 34.2% and the income from operations increased by $10 million for the year ended December 31, 1997 as compared to the same period in 1996. With respect to properties owned throughout both periods, funds from operations increased 19.6% and income from operations increased $10 million.

  Fiscal Year 1996 Compared to Fiscal Year 1995

     Property revenues for the year ended December 31, 1996 increased by 3.6% from the year ended December 31, 1995. This increase was a result of a 5.6% growth in comparable property revenues offset by the effects of three properties sold during 1996 and four properties sold during 1995.

     Average occupancy was approximately 94% in each period. The property revenue growth was a function of the favorable market for rental rate increases and the improved condition and appearance of the subject properties.

     Property operating expenses increased by 4.9% due to a 7.4% increase for the properties owned throughout the two periods reduced by the effect of the property dispositions during 1995 and 1996. Approximately $4 million (or 3.0%) of the increased expenses was directly attributable to the general improvement program for the properties and related to periodic major maintenance expenses, such as exterior painting and general landscaping changes. The remaining 4.4% increase in comparable property operating expenses is primarily attributable to increased costs of operations.


     Interest expense of the IPT Partnerships declined by 5.6%, with a decline of 3.4% attributable solely to properties owned at the end of 1996. This decline resulted primarily from the December 1995 refinancing which reduced the related interest rates to 6.95%, and to a lesser extent from the September 1996 refinancing which reduced related interest rates to 7.33%. These rates permitted a reduction in total interest expense notwithstanding that the aggregate mortgage balances increased by approximately $50 million in those refinancing transactions. The increase in administrative expenses from 1994 to 1995 was reversed and administrative expenses decreased further as a result of IFG's economies of scale being applied to all of the IPT Partnerships by the second half of 1996.


     Depreciation of the IPT Partnerships declined modestly because the effect of property sales was greater than the increase caused by capital expenditures, and the writedown of assets in 1995 resulting from IFG's analysis of property carrying values was not present in 1996.

     As a result of the foregoing factors, funds from operations improved by 19.0% and the net loss declined from $17.1 million to approximately $0.7 million. With respect to properties owned throughout both periods, funds from operations improved 20.0% and loss from operations improved $15.6 million.

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

                BOARD OF TRUSTEES AND EXECUTIVE OFFICERS OF IPT


     The following sets forth certain information with respect to the trustees and new executive officers of IPT.


IPT BOARD


     The current IPT Board consists of eleven members, six of whom also serve as officers of AIMCO (including two who are also directors of AIMCO). The trustees are classified, with respect to the terms for which they severally hold office, into separate classes in the manner prescribed in the IPT Declaration.


     All of the trustees and officers of IPT are citizens of the United States.

     The following table identifies the Continuing Trustees, together with their respective ages and positions with IPT. Each Continuing Trustee will serve until his term is completed, unless he is removed or resigns prior to completing his term. All Continuing Trustees will be removed from office upon consummation of the Merger.

  Continuing Trustees


                            NAME                              AGE   POSITION
                            ----                              ---   --------
Andrew L. Farkas............................................  37    Trustee
James A. Aston..............................................  45    Trustee
Frank M. Garrison...........................................  42    Trustee
Warren M. Eckstein..........................................  37    Trustee
Bryan L. Herrmann...........................................  62    Trustee


     The following is a biographical summary of the experience for the past five years or more of the Continuing Trustees.


     Andrew L. Farkas. Mr. Farkas has served as a trustee of IPT since December 1996 and served as the Chairman and the Chief Executive Officer of IPT from January 1997 until October 1, 1998. Mr. Farkas was Chairman and Chief Executive Officer of IFG from January 1991 until October 1998 and President from May 1995 until October 1998. Currently, Mr. Farkas serves as the Chairman and Chief Executive Officer of New Insignia. Mr. Farkas has been President of Metropolitan Asset Group, Ltd., a real estate investment banking firm, since 1983. Mr. Farkas is involved in IPT affairs only to the extent of strategic planning and capital formation. Mr. Farkas' term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2000.



     James A. Aston. Mr. Aston has served as a trustee since IPT's inception in May 1996. Mr. Aston also served as President of IPT from May 1996 until October 1, 1998. Mr. Aston's principal employment had been with IFG for more than the past five years. Mr. Aston currently serves as the Chief Financial Officer of New Insignia and is a member of the Office of Chairman of New Insignia. Mr. Aston's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 1999.


     Frank M. Garrison. Mr. Garrison has served as a trustee of IPT since December 1996. He also served in various other officer capacities with IPT between

December 1996 and October 1998. Mr. Garrison's principal employment had been with IFG for more than the past five years. He currently serves as a member of the Office of Chairman of New Insignia. Mr. Garrison's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2001.



     Warren M. Eckstein. Mr. Eckstein was appointed as a trustee of IPT in September 1998. Mr. Eckstein has been a Managing Director at Warburg Dillon Reed since the fall of 1998. Mr. Eckstein was a Managing Director -- Investment Banking of PaineWebber Incorporated from October 1996 until the fall of 1998. Prior to October 1996, Mr. Eckstein served as Senior Vice President, Investment Banking, of Dillon, Reed & Co., Inc. Mr. Eckstein's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 1999.


     Bryan L. Herrmann. Mr. Herrmann was appointed as a trustee of IPT in September 1998. Mr. Herrmann is an investment banker by background and currently is Chairman and Chief Executive Officer of Base Camp 9 Corp., a position he has held since 1990. Mr. Herrmann is also a member of the board of directors of Wynn's International, Inc., a public company. Mr. Herrmann's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2001.

     The following table identifies the AIMCO-nominated Trustees and the executive officers, together with their respective ages and positions with IPT. Each AIMCO-nominated Trustee will serve until his term is completed, unless he is removed or resigns prior to completing his term. Each executive officer will serve for one year and until his successor is appointed by the IPT Board and he or she qualifies.

  AIMCO-nominated Trustees and Executive Officers


NAME                        AGE                            POSITIONS
----                        ---                            ---------
Terry Considine...........  51    Trustee, Chairman and Chief Executive Officer
Peter K. Kompaniez........  53    Trustee, President
Joel F. Bonder............  50    Executive Vice President, General Counsel and Assistant
                                  Secretary
Patrick J. Foye...........  41    Trustee, Executive Vice President
Robert Ty Howard..........  40    Executive Vice President -- Ancillary Services
Steven D. Ira.............  47    Trustee, Executive Vice President
Thomas W. Toomey..........  37    Trustee, Executive Vice President -- Finance and
                                  Administration
David L. Williams.........  52    Executive Vice President -- Property Operations
Harry G. Alcock...........  34    Trustee, Senior Vice President -- Acquisitions
Troy D. Butts.............  34    Senior Vice President and Chief Financial Officer
Jeffrey P. Cohen..........  30    Secretary

     The following is a biographical summary of the experience for the past five years or more of the AIMCO-nominated Trustees and the executive officers of IPT.

     Terry Considine. Mr. Considine was elected as a trustee, Chairman of the IPT Board and Chief Executive Officer of IPT on October 1, 1998. He has served as Chairman of the Board of Directors and Chief Executive Officer of AIMCO since July 1994 and was President until July 1997. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of Property Asset Management, L.L.C., a limited liability company, a Colorado limited liability company, and its related entities (collectively, "PAM"), one of AIMCO's predecessors. On October 1, 1996, Mr. Considine was appointed Co-Chairman and director of Asset Investors Corp. and Commercial Asset Investors, Inc., two other public REITs, and appointed as a director of Financial Assets Management, LLC, a REIT manager. Mr. Considine has been involved as a principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and is admitted as a member of the Massachusetts Bar. Mr. Considine's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2001.

     Mr. Considine has had substantial multifamily real estate experience. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties. Six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine.

     Peter Kompaniez. Mr. Kompaniez was elected as a trustee and President of IPT on October 1, 1998. He has been Vice Chairman, President and a director of AIMCO since July 1994 and was appointed President in July 1997. Since September 1993, Mr. Kompaniez has owned 75% of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall). Mr. Kompaniez's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2001.

     The downturn in the real estate markets in the late 1980s and early 1990s adversely affected the United States real estate operations of Heron International N.V. and its subsidiaries and affiliates (the "Heron Group"). During this period from 1986 to 1993, Mr. Kompaniez served as President and Chief Executive Officer of HFC, and as a director or officer of certain other Heron Group entities. In 1993, HFC, its parent Heron International, and certain other members of the Heron Group voluntarily entered into restructuring agreements with separate groups of their United States and international creditors. The restructuring agreement for the United States members of the Heron Group generally provided for the joint assumption of certain liabilities and the pledge of unencumbered assets in support of such liabilities for the benefit of their United States creditors. As a result of the restructuring, the operations and assets of the United States members of the Heron Group were generally separated from those of Heron International and its non-United States subsidiaries. At the conclusion of the restructuring, Mr. Kompaniez commenced the operations of PDI, which was engaged to act as asset and corporate manager of the continuing United States operations of HFC and the other United States Heron Group members for the benefit of the United States creditors. In connection with certain transactions effected at the time of the initial public offering of AIMCO Common Stock, Mr. Kompaniez was appointed Vice Chairman of AIMCO and substantially all of the property management assets of PDI were transferred or assigned to AIMCO.

     Joel F. Bonder. Mr. Bonder was appointed as Executive Vice President, General Counsel and Secretary of IPT on October 1, 1998. He has served as Executive Vice President and General Counsel of AIMCO since December 1997. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as Vice President and Deputy General Counsel of NHP from June 1991 to March 1994 and as Associate General Counsel of NHP from 1986 to 1991. From 1983 to 1985, Mr. Bonder was with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the University of Rochester and a J.D. from Washington University School of Law.

     Patrick J. Foye. Mr. Foye was elected as a trustee of IPT on October 1, 1998. He has served as Executive Vice President of AIMCO since May 1998. Prior to joining AIMCO, Mr. Foye was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power authority and serves as a member of the New York State Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham University Law School. Mr. Foye's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2000.

     Robert Ty Howard. Mr. Howard was appointed Executive Vice
President -- Ancillary Services of IPT on October 1, 1998. He was appointed Executive Vice President -- Ancillary Services of AIMCO in February 1998. Prior to joining AIMCO, Mr. Howard served as an officer and/or director of four affiliated companies, Hecco Ventures, Craig Corporation, Reading Company and Decurion Corporation. Mr. Howard was responsible for financing, mergers and acquisitions activities, investments in commercial real estate, both nationally and internationally, cinema development and interest rate risk management. From 1983 to 1988, he was employed by Spieker Properties. Mr. Howard received a B.A. from Amherst College, a J.D. from Harvard Law School and an M.B.A. from Stanford University Graduate School of Business.

     Steven D. Ira. Mr. Ira was elected as a trustee and Executive Vice President of IPT on October 1, 1998. He is a Co-Founder of AIMCO and has served as Executive Vice President of AIMCO since July 1994. From 1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981, he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975. Mr. Ira's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2000.

     Thomas W. Toomey. Mr. Toomey was elected as a trustee and Executive Vice President -- Finance and Administration of IPT on October 1, 1998. He has served as Senior Vice President -- Finance and Administration of AIMCO since January 1996 and was promoted to Executive Vice President -- Finance and Administration of AIMCO in March 1997. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. From 1981 to 1983, Mr. Toomey was on the audit staff of Kenneth Leventhal & Company. Mr. Toomey received a B.S. in Business Administration/ Finance from Oregon State University and is a Certified Public Accountant. Mr. Toomey's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 1999.

     David L. Williams. Mr. Williams was appointed Executive Vice
President -- Property Operations of IPT on October 1, 1998. He has been Executive Vice President -- Operations of AIMCO since January 1997. Prior to joining AIMCO, Mr. Williams was Senior Vice President of Operations at Evans Withycombe Residential, Inc. from January 1996 to January 1997. Previously, he was Executive Vice President at Equity Residential Properties Trust from October 1989 to December 1995. He has served on National Multi-Housing Council Boards and NAREIT committees. Mr. Williams also served as Senior Vice President of Operations and Acquisitions of US Shelter Corporation from 1983 to 1989. Mr. Williams has been involved in the property management, development and acquisition of real estate properties since 1973. Mr. Williams received his B.A. in education and administration from the University of Washington in 1967.

     Harry G. Alcock. Mr. Alcock was elected as a trustee and Senior Vice President -- Acquisitions of IPT on October 1, 1998. He has served as a Vice President of AIMCO since July 1996, and was promoted to Senior Vice President -- Acquisitions of AIMCO in October 1997, with responsibility for acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University. Mr. Alcock's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 1999.

     Troy D. Butts. Mr. Butts was appointed Senior Vice President and Chief Financial Officer on October 1, 1998. He has served as Senior Vice President and Chief Financial Officer of AIMCO since November 1997. Prior to joining AIMCO, Mr. Butts served as a Senior Manager in the audit practice of the Real Estate Services Group for Arthur Andersen LLP in Dallas, Texas. Mr. Butts was employed by Arthur Andersen LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family REITs. Mr. Butts holds a Bachelor of Business Administration degree in Accounting from Angelo State University and is a Certified Public Accountant.


     Jeffrey P. Cohen. Mr. Cohen has served in various capacities with IPT since June 1997 and currently serves as Secretary of IPT. Between April 1997 and October 1998, Mr. Cohen's principal occupation was to serve as a Senior Vice President -- Investment Banking of IFG. Mr. Cohen currently serves as a Senior Vice President -- Investment Banking for New Insignia. Prior to April 1997, Mr. Cohen's principal occupation was as an attorney with the law firm of Rogers & Wells, New York, New York.

                         PRINCIPAL SHAREHOLDERS OF IPT

     The following table sets forth certain information regarding the beneficial ownership of IPT Common Shares by (i) each person who is known to be a beneficial owner of more than 5% of the outstanding IPT Common Shares, (ii) each current and former trustee of IPT, and (iii) the current and former trustees and executive officers of IPT as a group, in each case as of December 1, 1998. Unless otherwise indicated in the footnotes, all of such IPT Common Shares are owned directly, and the indicated person has sole voting and investment power with respect thereto.

     As of December 1, 1998, there were 23,482,538 IPT Common Shares outstanding and 9,934,475 IPLP OP Units outstanding not held by IPT. IPLP OP Units are exchangeable after a one year holding period to IPT Common Shares or cash, at IPT's option.


                                                          NUMBER OF
                                                            SHARES
                                                         BENEFICIALLY   % OF CLASS
NAME OF OWNER OR IDENTITY OF GROUP                          OWNED       OUTSTANDING
----------------------------------                       ------------   -----------
AIMCO(1)...............................................   21,968,031       65.7%
Andrew L. Farkas(2)....................................      982,662        4.2%
James A. Aston(3)(4)...................................      108,000        0.5%
Frank M. Garrison(3)(4)................................      105,400        0.5%
Ronald Uretta(3)(4)(5).................................      105,300        0.5%
Warren Eckstein(6).....................................        2,000       *
Ronald J. Consiglio(5).................................       22,360        0.1%
Bryan L. Herrmann(6)...................................        8,898       *
Terry Considine........................................           --       *
Peter K. Kompaniez.....................................           --       *
Patrick J. Foye........................................           --       *
Steven D. Ira..........................................           --       *
Thomas W. Toomey.......................................           --       *
Harry G. Alcock........................................           --       *
All trustees and executive officers as a group (17
  individuals)(7)......................................    1,386,866        5.9%


-------------------------

  *  Indicates less than 0.1%.


 (1) Includes the 9,934,475 IPLP OP Units held by the AIMCO Operating Partnership, a subsidiary of AIMCO, that are exchangeable at the AIMCO Operating Partnerships election for consideration consisting, at IPT's option, of cash or IPT Common Shares.



 (2) Includes 125,000 restricted IPT Common Shares owned by such person as well as 807,262 IPT Common Shares owned by a partnership controlled by such person.



 (3) Includes certain IPT Common Shares owned by such individual's immediate family.



 (4) Includes 83,330 restricted IPT Common Shares owned by such person.



 (5) Resigned from IPT Board as of October 1, 1998.

 (6) Includes 2,000 restricted IPT Common Shares owned by such person.



 (7) Includes former executive officers, Messrs. Cohen, Jarrard, Falls, and Vinson, and former IPT trustees, Messrs. Uretta and Consiglio, as well as the current trustees and executive officers of IPT.

                      DESCRIPTION OF COMMON STOCK OF AIMCO

GENERAL


     AIMCO's Charter authorizes the issuance of up to 510,750,000 shares of stock with a par value of $.01 per share, of which, as of November 30, 1998, 484,027,500 shares were classified as AIMCO Common Stock and 262,500 shares were classified as Class B Common Stock (together with the AIMCO Common Stock, the "Common Stock"). As of November 30, 1998, there were 48,154,960 shares of AIMCO Common Stock and 162,500 shares of Class B Common Stock issued and outstanding. See "-- Class B Common Stock." In addition, up to 150,000 shares of AIMCO Common Stock have been reserved for issuance under AIMCO's 1994 Stock Option Plan, up to 500,000 shares of AIMCO Common Stock have been reserved for issuance under AIMCO's 1996 Stock Award and Incentive Plan, up to 500,000 shares of AIMCO Common Stock have been reserved for issuance under AIMCO's Non-Qualified Stock Option Plan, and up to 20,000,000 shares of AIMCO Common Stock has been reserved under AIMCO's 1997 Stock Award and Incentive Plan. The AIMCO Common Stock is traded on the NYSE under the symbol "AIV." BankBoston, N.A. serves as transfer agent and registrar of the AIMCO Common Stock. As of November 30, 1998, AIMCO's Charter authorized 750,000 shares of Class B Preferred Stock, all of which were issued and outstanding; 2,760,000 shares of Class C Preferred Stock, of which 2,400,000 shares were issued and outstanding; 4,600,000 shares of Class D Preferred Stock, of which 4,200,000 shares were issued and outstanding; 10,000,000 shares of Class E Preferred Stock, of which up to 8,945,921 shares are issuable as consideration in the IFG Merger; 4,050,000 shares of Class G Preferred Stock, all of which shares were issued and outstanding; 2,300,000 shares of Class H Preferred Stock, of which 2,000,000 shares were issued and outstanding; 2,000,000 shares of Class J Cumulative Convertible Preferred Stock, par value $.01 per share of AIMCO ("Class J Preferred Stock") of which 1,250,000 shares were issued and outstanding, including 250,000 shares of Class J Preferred Stock to the AIMCO Operating Partnership.


RESTRICTIONS ON TRANSFER

     For AIMCO to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the Board of Directors of AIMCO believes that it is essential for AIMCO to continue to qualify as a REIT and to provide additional protection for AIMCO's stockholders in the event of certain transactions, the Board of Directors of AIMCO has adopted, and the stockholders have approved, provisions of AIMCO's Charter restricting the acquisition of shares of Common Stock.

     Subject to certain exceptions specified in AIMCO's Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of

Common Stock ("Ownership Limit"). For purposes of calculating the amount of stock owned by a given individual, the individual's Common Stock and OP Units are aggregated. The Board of Directors of AIMCO may waive the Ownership Limit if evidence satisfactory to the Board of Directors of AIMCO and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. However, in no event may such holder's, direct or indirect, ownership of Common Stock exceed 9.8% of the total outstanding shares of Common Stock. As a condition of such waiver, the Board of Directors of AIMCO may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors of AIMCO determines that it is no longer in the best interests of AIMCO to attempt to qualify, or to continue to qualify as a REIT and a resolution terminating AIMCO's status as a REIT and amending AIMCO's Charter to remove the foregoing restrictions is duly adopted by the Board of Directors of AIMCO and a majority of AIMCO's stockholders. If shares of Common Stock in excess of the Ownership Limit, or shares of Common Stock which would cause the REIT to be beneficially owned by fewer than 100 persons, or which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Common Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Common Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Common Stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the Board of Directors of AIMCO determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Common Stock, including the shares offered hereby, bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Common Stock must file a written statement or an affidavit with AIMCO containing the information specified in AIMCO's Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to AIMCO in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors of AIMCO deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The ownership limitations may have the effect of precluding acquisition of control of AIMCO by a third party unless the Board of Directors of AIMCO determines that maintenance of REIT status is no longer in the best interests of AIMCO.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate (as defined in the MGCL) of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and
(b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combination statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, or in respect of which that person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy) would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's charter or bylaws prior to the control share acquisition. No such exemption appears in AIMCO's Charter or in AIMCO's bylaws. The control share acquisition statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

AIMCO COMMON STOCK


     Holders of the AIMCO Common Stock are entitled to receive dividends, when and as authorized by the Board of Directors of AIMCO, out of funds legally available therefor. The holders of shares of AIMCO Common Stock, upon any liquidation, dissolution or winding-up of AIMCO, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIMCO and the liquidation preferences of preferred stock. The shares of AIMCO Common Stock possess voting rights for the election of directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of AIMCO Common Stock do not have cumulative voting rights in the election of directors. Holders of shares of AIMCO Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of AIMCO Common Stock that may be issued by AIMCO at a subsequent date.


CLASS B COMMON STOCK

     In connection with the initial formation of AIMCO, Terry Considine, Peter Kompaniez, Steven Ira and Robert P. Lacy (a former officer of AIMCO) acquired an aggregate of 650,000 shares of beneficial interest, par value $.01 per share of Class B

Common Stock of AIMCO ("Class B Common Stock"). AIMCO's Charter, which initially authorized 750,000 shares of Class B Common Stock, was amended in June 1998 to authorize 262,500 shares of Class B Common Stock, of which 162,500 shares are issued and outstanding. The Class B Common Stock does not have voting or dividend rights and, unless converted into shares of AIMCO Common Stock, as described below, is subject to repurchase by AIMCO as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of AIMCO Common Stock (subject to adjustment upon the occurrence of certain events in respect of the AIMCO Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once Class B Common Stock has been converted into shares of AIMCO Common Stock, holders of such shares of converted AIMCO Common Stock will have voting and dividend rights of shares of AIMCO Common Stock generally. Once converted or forfeited, the Class B Common Stock may not be reissued by AIMCO.

     The Eligible Class B Shares convert to shares of AIMCO Common Stock if (i) AIMCO's Funds from Operations Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of AIMCO Common Stock for a 90 calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "Funds from Operations Per Share" or "FFO Per Share" means, for any period, (i) net income (loss), computed in accordance with GAAP excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of AIMCO Common Stock outstanding on the last day of such period (excluding any shares of AIMCO Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of AIMCO Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

     Set forth below for each of the remaining Year-End Testing Dates is (i) the number of shares of Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:

                                          ANNUAL FFO
                              ELIGIBLE    PER SHARE     CUMULATIVE
                               CLASS B      GROWTH       SHARE PER     AVERAGE MARKET
   YEAR-END TESTING DATE      SHARES(1)     TARGET     GROWTH TARGET    PRICE TARGET
   ---------------------      ---------   ----------   -------------   --------------
December 31, 1998...........   162,500       8.5%         $2.760          $26.373

-------------------------

(1) Assumes that only the shares of Class B Common Stock outstanding as of December 31, 1997 remain outstanding until converted into shares of AIMCO Common Stock.

     Any Class B Common Stock that has not been converted into shares of AIMCO Common Stock following December 31, 1998 will be subject to repurchase by AIMCO at a price of $0.10 per share. Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in AIMCO's Charter). The Board of Directors of AIMCO may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may, under certain circumstances, accelerate the conversion of outstanding Class B Common Stock at such time and in such amount as it may determine appropriate.

     All of the 65,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1994 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1995 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of December 31, 1996 and all of the 162,500 shares of Class B Common Stock eligible for conversion as of December 31, 1997, have been converted into shares of AIMCO Common Stock.

     As of November 30, the outstanding Class B Common Stock was held as follows: 93,428 shares by Mr. Considine, 41,438 shares by Mr. Kompaniez, 13,821 shares by Mr. Ira and 13,813 shares by Mr. Lacy.

                    DESCRIPTION OF PREFERRED STOCK OF AIMCO

GENERAL

     AIMCO may issue, from time to time, shares of one or more series or classes of preferred stock. The following summary of certain provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of AIMCO's Charter relating to a specific series of the preferred stock.

     AIMCO's Charter authorizes the issuance of up to 510,750,000 shares of its stock. As of November 30, 1998, in addition to 484,290,000 shares of Common Stock, 750,000 shares were classified as Class B Preferred Stock, 2,760,000 shares were classified as Class C Preferred Stock, 4,600,000 shares were classified as Class D Preferred Stock, 10,000,000 shares were classified as Class E Preferred Stock, 4,050,000 shares were classified as Class G Preferred Stock, 2,300,000 shares were classified as Class H Preferred Stock and 2,000,000 shares were classified as Class J Preferred Stock. Under AIMCO's Charter, the Board of Directors of AIMCO has the authority to classify and reclassify any of its unissued capital stock into shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock including, but not limited to, ownership restrictions consistent with the Ownership Limit with respect to each series or class of capital stock, and the number of shares constituting each series or class, and to increase or decrease the number of shares of any such series or class, to the extent permitted by the MGCL.

     The Board of Directors of AIMCO is authorized to determine for each series of preferred stock: (1) the designation of such shares and the number of shares that constitute such series, (2) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of AIMCO, (3) the dividend periods (or the method of calculation thereof), (4) the voting rights of the shares, (5) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of AIMCO and any other rights of the shares of such series upon any liquidation or winding-up of AIMCO, (6) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of AIMCO, (7) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of AIMCO,
(8) whether the shares of such series of preferred stock will be listed on a securities exchange, (9) any special Federal income tax considerations applicable to such series, and (10) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with AIMCO's Charter and the MGCL.

CLASS B PREFERRED STOCK

     On August 4, 1997, AIMCO issued 750,000 shares of its Class B Preferred Stock to an institutional investor (the "Preferred Share Investor") in a private transaction. The Class B Preferred Stock (1) ranks prior to the Common Stock and the Class E Preferred Stock with respect to dividends, liquidation, dissolution and winding-up, and has an aggregate liquidation value of $75 million and (2) ranks on parity with the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and the Class J Preferred Stock. Holders of the Class B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of AIMCO, quarterly cash dividends per share equal to the greater of (a) $1.78125 (the "Base Rate") and
(b) the cash dividends declared on the number of shares of AIMCO Common Stock into which one share of Class B Preferred Stock is convertible. Each share of Class B Preferred Stock may be converted, at the option of the holder, into
3.28407 shares of AIMCO Common Stock, subject to certain anti-dilution adjustments. AIMCO may redeem any or all of the Class B Preferred Stock on or after August 4, 2002, at a redemption price of $100 per share, plus unpaid dividends accrued on the shares redeemed.

     Holders of Class B Preferred Stock, voting as a class with the holders of all AIMCO stock that ranks on a parity with the Class B Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding-up or otherwise ("Class B Parity Stock"), will be entitled to elect (1) two directors of AIMCO if six quarterly dividends (regardless of whether consecutive) on the Class B Preferred Stock or any Class B Parity Stock are in arrears, and (2) one director of AIMCO if for two consecutive quarterly dividend periods AIMCO fails to pay at least $0.4625 in dividends on the AIMCO Common Stock. The affirmative vote of the holders of two-thirds of the outstanding shares of Class B Preferred Stock will be required to amend AIMCO's Charter in any manner that would adversely affect the rights of the holders of Class B Preferred Stock and to approve the issuance of any stock that ranks senior to the Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding-up or otherwise. If the IRS were to make a final determination that AIMCO does not qualify as a REIT in accordance with Sections 856 through 860 of the Code, the Base Rate for the quarterly cash dividends on the Class B Preferred Stock would increase to $3.03125 per share.

     Holders of Class B Preferred Stock shall be entitled to receive a liquidation preference of $100 per share, plus an amount equal to all accumulated, accrued and unpaid dividends to the date of the final distribution to such holders, but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class B Parity Stock, then such proceeds shall be distributed among the holders of Class B Preferred Stock and any such other Class B Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class B Preferred Stock and any such other Class B Parity Stock if all amounts payable thereon were paid in full.

     The agreement pursuant to which AIMCO issued the Class B Preferred Stock (the "Preferred Share Purchase Agreement") provides that each preferred share investor may require AIMCO to repurchase such investor's Class B Preferred Stock in whole or in part at a price of 105% of the liquidation preference thereof, plus accrued and unpaid dividends on the purchased shares, if (1) AIMCO shall fail to continue to be taxed as a REIT pursuant to Sections 856 through 860 of the Code, or (2) upon the occurrence of a change of control (as defined in the Preferred Share Purchase Agreement). The Preferred Share Purchase Agreement also provides that, so long as the preferred share investor owns Class B Preferred Stock with an aggregate liquidation preference of at least $18.75 million, neither AIMCO, the AIMCO Operating Partnership nor any subsidiary of AIMCO may issue preferred securities or incur indebtedness for borrowed money if immediately following such issuance and after giving effect thereto and the application of the net proceeds therefrom, AIMCO's ratio of aggregate consolidated earnings before interest, taxes, depreciation and amortization to aggregate consolidated fixed charges for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.

     Subject to certain exceptions specified in the provisions of AIMCO's Charter establishing the terms of the Class B Preferred Stock, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, shares of Class B Preferred Stock with a value in excess of the amount by which (1) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of stock of AIMCO exceeds (2) the aggregate value of all shares of stock of AIMCO, other than Class B Preferred Stock, that are owned by such holder (the "Class B Preferred Ownership Limit"). The Board of Directors of AIMCO may waive such ownership limit if evidence satisfactory to the Board of Directors of AIMCO and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the Board of Directors of AIMCO may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class B Preferred Stock in excess of the Class B Preferred Ownership Limit, or shares of Class B Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class B Preferred Stock transferred in excess of the Class B Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class B Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (1) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (2) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the Board of Directors of AIMCO determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class B Preferred Stock bear a legend referring to the restrictions described above.

     The affirmative vote of the holders of two thirds of the outstanding shares of Class B Preferred Stock will be required to amend AIMCO's Charter in any manner that would adversely affect the rights of the holders of Class B Preferred Stock, and to approve the issuance of any stock that ranks senior to the Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding-up or otherwise.

CLASS C PREFERRED STOCK

     On December 23, 1997, AIMCO issued 2,400,000 shares of its Class C Preferred Stock in an underwritten public offering for net proceeds of approximately $57.9 million. The Class C Preferred Stock (a) ranks prior to the Common Stock, the Class E Preferred Stock and any other class or series of stock of AIMCO if the holders of the Class C Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class C Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and Class J Preferred Stock, and with any other class or series of stock of AIMCO if the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class C Parity Stock") and (c) ranks junior to any class or series of stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class C Preferred Stock ("Class C Senior Stock").

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

     Holders of Class C Preferred Stock are entitled to receive cash dividends at the rate of 9% per annum of the $25 liquidation preference (equivalent to $2.25 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding-up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class C Junior Stock, the holders of Class C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class C Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class C Parity Stock, then such proceeds shall be distributed among the holders of Class C Preferred Stock and any such other Class C Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class C Preferred Stock and any such other Class C Parity Stock if all amounts payable thereon were paid in full.

     On and after December 23, 2002, AIMCO may redeem shares of Class C Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class C Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class C Preferred Stock has no stated maturity and will not be subject to any sinking find or mandatory redemption provisions.

     Holders of shares of Class C Preferred Stock have no voting rights, except that if distributions on Class C Preferred Stock or any series or class of Class C Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the Board of Directors of AIMCO shall be increased by two and the holders of Class C Preferred Stock (voting together as a single class with all other shares of Class C Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class C Preferred Stock called for such purpose. The affirmative vote of the holders of two thirds of the outstanding shares of Class C Preferred Stock will be required to amend AIMCO's Charter in any manner that would adversely affect the rights of the holders of Class C Preferred Stock, and to approve the issuance of any stock that ranks senior to the Class C Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding-up or otherwise.

     There are ownership restrictions applicable to the Class C Preferred Stock that are similar to those for the Class B Preferred Stock.

CLASS D PREFERRED STOCK

     On February 19, 1998, AIMCO issued 4,200,000 shares of its Class D Preferred Stock, in an underwritten public offering, for net proceeds of approximately $101.5 million. The Class D Preferred Stock (1) ranks prior to the Common Stock, the Class E Preferred Stock, and any other class or series of stock of AIMCO if the holders of the Class D Preferred Stock are to be entitled to the receipt of dividends of or amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class D Junior Stock"), (2) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class G Preferred Stock, and the Class H Preferred Stock and the Class J Preferred Stock, and with any other class or series of stock of AIMCO if the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class D Parity Stock") and (3) ranks junior to any class or series of stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class D Preferred Stock ("Class D Senior Stock").

     Holders of Class D Preferred Stock are entitled to receive cash dividends at the rate of 8 3/4% per annum of the $25 liquidation preference (equivalent to $2.1875 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding-up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class D Junior Stock, the holders of Class D Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class D Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class D Parity Stock, then such proceeds shall be distributed among the holders of Class D Preferred Stock and any such other Class D Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class D Preferred Stock and any such other Class D Parity Stock if all amounts payable thereon were paid in full.

     On and after February 19, 2003, AIMCO may redeem shares of Class D Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class D Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class D Preferred Stock have no voting rights, except that if distributions on Class D Preferred Stock or any series or class of Class D Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the Board of Directors of AIMCO shall be increased by two and the holders of Class D Preferred Stock (voting together as a single class with all other shares of Class D Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class D Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class D Preferred Stock will be required to amend AIMCO's Charter in any manner that would adversely affect the rights of the holders of Class D Preferred Stock, and to approve the issuance of any stock that ranks senior to the Class D Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding-up or otherwise.

     There are ownership restrictions applicable to the Class D Preferred Stock that are similar to those for the Class B Preferred Stock.

CLASS E PREFERRED STOCK

     On October 1, 1998, IFG was merged into AIMCO. As merger consideration, AIMCO became obligated to issue to former IFG stockholders up to 8,945,921 shares of Class E Preferred Stock. The Class E Preferred Stock (1) ranks prior to Common Stock, and any other class or series of stock of AIMCO if holders of the Class E Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class E Junior Stock"), (2) ranks on a parity with any class or series of stock of AIMCO if the holders of such class or series of stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class E Parity Stock") and
(3) ranks junior to the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock, the Class J Preferred Stock and any other class or series of stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class E Preferred Stock ("Class E Senior Stock").

     On any date (each, a "Dividend Payment Date") on which cash dividends are paid on the AIMCO Common Stock prior to the Class E Conversion Date (as defined below), holders of Class E Preferred Stock are entitled to receive cash dividends payable in an amount per share of Class E Preferred Stock equal to the per share dividend payable on the shares of AIMCO Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the date of original issue. Upon any liquidation, dissolution or winding-up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class E Junior Stock, the holders of Class E Preferred Stock shall be entitled to receive a liquidation preference of $1 per share plus the one time dividend of $50 million, in cash (the "Special Dividend") if such dividend is unpaid on the date of the final distribution to such holders (collectively, the "Class E Liquidation Preference"), and thereafter each share of Class E Preferred Stock shall have the same rights with respect to assets of AIMCO as one share of AIMCO Common Stock.

     On or after the twentieth anniversary of the Effective Time, AIMCO may redeem shares of Class E Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (1) the greater of (a) the Current Market Price (as defined below) of the shares of AIMCO Common Stock on the date specified for redemption by AIMCO in a notice sent to holders of Class E Preferred Stock (the "Class E Call Date") or (b) the AIMCO Index Price, but determined without giving effect to the limitation of $38.00 per share, plus (2) all accrued and unpaid dividends to the Call Date. The Class E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     "Current Market Price" per share of AIMCO Common Stock on any date means the average of the daily market prices of a share of AIMCO Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the AIMCO Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the AIMCO Common Stock is listed or admitted to trading or, if the AIMCO Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ Market System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the AIMCO Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the AIMCO Common Stock selected by the Board of Directors of AIMCO.

     Holders of shares of Class E Preferred Stock are entitled to one-half of one vote with respect to all matters in which holders of shares of AIMCO Common Stock are entitled to vote thereon. In addition, if any portion of the Special Dividend has yet to be declared and paid to the holders of Class E Preferred Stock on January 15, 1999, or if distributions on Class E Preferred Stock or any series or class of Class E Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the Board of Directors of AIMCO shall be increased by two and the holders of Class E Preferred Stock (voting together as a single class with all other shares of Class E Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of such additional directors. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of preferred stock, including any shares of Class E Preferred Stock, have been paid or declared and set apart for payment.

     On any date which the Special Dividend, or any portion thereof, is paid (which may be declared by the Board of Directors of AIMCO in its sole discretion), the holders of Class E Preferred Stock shall be entitled to receive an amount per share of Class E Preferred Stock equal to the Special Dividend divided by the Series E Conversion Ratio (as defined in the IFG Merger Agreement). After January 15, 1999, if any portion of the Special Dividend or any other dividend has yet to be declared and paid to the holders of Class E Preferred Stock, no dividends may be declared or paid or set apart for payment by AIMCO on the AIMCO Common Stock.

     On the close of business on the day on which the Special Dividend (or any remaining unpaid portion thereof) is paid to the holders of the Class E Preferred Stock, each share of Class E Preferred Stock will be automatically converted into one share of AIMCO Common Stock without any action on the part of AIMCO or the holder of such share (the "Class E Conversion Date"). If AIMCO at any time following the Effective Time pays a dividend or makes a distribution, subdivides, combines, reclassifies, issues rights, options or warrants or makes any other distribution in securities in relation to the then outstanding shares of AIMCO Common Stock, then AIMCO will contemporaneously do the same with respect to the Class E Preferred Stock.

CLASS G PREFERRED STOCK

     On July 15, 1998, AIMCO issued 4,050,000 shares of its Class G Preferred Stock, in an underwritten public offering for net proceeds of approximately $98 million. The Class G Preferred Stock (1) ranks prior to the Common Stock, the Class E Preferred Stock and any other class or series of stock of AIMCO, if the holders of the Class G Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class G Junior Stock"), (2) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class H Preferred Stock and Class J Preferred Stock and with any other class or series of stock of AIMCO, if the holders of such class of stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class G Parity Stock") and (3) ranks junior to any class or series of stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class G Preferred Stock ("Class G Senior Stock").

     Holders of Class G Preferred Stock are entitled to receive cash dividends at the rate of 9 3/8% per annum of the $25 liquidation preference (equivalent to $2.34375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding-up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class G Junior Stock, the holders of Class G Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class G Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class G Parity Stock, then such proceeds shall be distributed among the holders of Class G Preferred Stock and any such other Class G Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class G Preferred Stock and any such other Class G Parity Stock if all amounts payable thereon were paid in full.

     On and after July 15, 2008, AIMCO may redeem shares of Class G Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class G Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class G Preferred Stock have no voting rights, except that if distributions on Class G Preferred Stock or any series or class of Class G Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the Board of Directors of AIMCO shall be increased by two and the holders of Class G Preferred Stock (voting together as a single class with all other shares of Class G Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class G Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class G Preferred Stock will be required to amend AIMCO's Charter in any manner that would adversely affect the rights of the holders of Class G Preferred Stock, and to approve the issuance of any stock that ranks senior to the Class G Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding-up or otherwise.

     There are ownership restrictions applicable to the Class G Preferred Stock that are similar to those for the Class B Preferred Stock.

CLASS H PREFERRED STOCK

     On August 11, 1998, AIMCO issued 2,000,000 shares of Class H Preferred Stock, in an underwritten public offering for net proceeds of approximately $48.1 million. The Class H Preferred Stock (1) ranks prior to the Common Stock, the Class E Preferred Stock and any other class or series of stock of AIMCO if the holders of the Class H Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class H Junior Stock"), (2) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class J Preferred Stock and with any other class or series of stock of AIMCO, if the holders of such class of stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class H Parity Stock") and (3) ranks junior to any class or series of stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class H Preferred Stock ("Class H Senior Stock").

     Holders of Class H Preferred Stock are entitled to receive cash dividends at the rate of 9 1/2% per annum of the $25 liquidation preference (equivalent to $2.375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding-up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class H Junior Stock, the holders of Class H Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class H Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class H Parity Stock, then such proceeds shall be distributed among the holders of Class H Preferred Stock and any such other Class H Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class H Preferred Stock and any such other Class H Parity Stock if all amounts payable thereon were paid in full.

     On and after August 14, 2003, AIMCO may redeem shares of Class H Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class H Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class H Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class H Preferred Stock have no voting rights, except that if distributions on Class H Preferred Stock or any series or class of Class H Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the Board of Directors of AIMCO shall be increased by two and the holders of Class H Preferred Stock (voting together as a single class with all other shares of Class H Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class H Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class H Preferred Stock will be required to amend AIMCO's Charter in any manner that would adversely affect the rights of the holders of Class H Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class H Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding-up or otherwise.

     There are ownership restrictions applicable to the Class H Preferred Stock that are similar to those for the Class B Preferred Stock.

CLASS J PREFERRED STOCK

     On November 6, 1998, AIMCO issued 1,250,000 shares of its Class J Preferred Stock in a private transaction, including 250,000 shares of Class J Preferred Stock to the AIMCO Operating Partnership. The Class J Preferred Stock (a) ranks prior to the Common Stock and the Class E Preferred Stock with respect to dividends, liquidation, dissolution and wind-ups, and has a liquidation value of $100 per share and (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock and the Class H Preferred Stock ("Class J Preferred Parity"). Holders of the Class J Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of AIMCO, quarterly cash dividends per share equal to (i) 7% per annum of the liquidation preference thereof for the period beginning on and including November 6, 1998 and lasting until November 15, 1998; (ii) 8% per annum of the per share liquidation preference for the period beginning on and including November 15, 1998 and lasting until November 15, 1999; (iii) 9% per annum of the per share liquidation preference for the period beginning on and including November 15, 1999 and lasting until November 15, 2000; and (iv) 9.5% per annum of the per share liquidation preference thereafter. Such dividends will be cumulative from November 6, 1998, whether or not in any quarterly dividend period(s) such dividends will be declared or there will be funds legally available for the payment of such dividends.


     Each share of Class J Preferred Stock may be converted into 2.5 shares of AIMCO Common Stock (subject to certain anti-dilution adjustments) on or after November 6, 1998, (a) at the option of the holder, and (b) at the option of AIMCO, if (i) after November 6, 2002, the market price of the AIMCO Common Stock in the five most recent trading days is equal to or greater than $40 or (ii) at any time on or prior to November 6, 2002, the internal rate of return associated with an outstanding share of Class J Preferred Stock exceeds 12.5%.


     Holders of Class J Preferred Stock, voting as a class with the holders of all Class J Parity Stock, will be entitled to elect two directors of AIMCO if six quarterly dividends

(regardless of whether consecutive) on the Class J Preferred Stock or any Class J Parity Stock are in arrears, whether or not earned or declared. The affirmative vote of the holders of two-thirds of the outstanding shares of Class J Preferred Stock will be required to amend AIMCO's Charter in any manner that would adversely affect the rights of the holders of Class J Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class J Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Subject to certain exceptions specified in the provisions of AIMCO's Charter establishing the terms of Class J Preferred Stock, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, shares of Class J Preferred Stock with a value in excess of the amount by which (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO exceeds (ii) the aggregate value of all shares of capital stock of AIMCO, other than Class J Preferred Stock, that are owned by such holder (the "Class J Preferred Ownership Limit"). The Board of Directors of AIMCO may waive such ownership limit if evidence satisfactory to the Board of Directors of AIMCO and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO.

     If shares of Class J Preferred Stock in excess of the Class J Preferred Ownership Limit, or shares of Class J Preferred Stock that would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or that would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, (a) such issuance or transfer will be null and void to the intended transferee, (b) the intended transferee would acquire no rights to the shares of Class J Preferred Stock transferred in excess of the Class J Preferred Ownership Limit or other applicable limitations and (c) such shares will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares to a person whose ownership of such shares does not violate the Class J Preferred Ownership Limit or other applicable limitations. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid first to the original intended transferee, to the extent of the lesser of (i) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (ii) the price received by the trustee. Any remaining proceeds from such sale will be paid to the charitable beneficiary. In addition, shares of the stock held in such trust are purchasable by AIMCO for a 90-day period commences on the date that AIMCO, or its designee, decides to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the Board of Directors of AIMCO determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class J Preferred Stock bear a legend referring to the restrictions described above.

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

                      FEDERAL INCOME TAXATION OF AIMCO AND
                               AIMCO STOCKHOLDERS

     The following is a summary of the material Federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of shares of AIMCO Common Stock. This summary is based upon the Code, the Treasury Regulations, rulings issued by the Internal Revenue Service ("IRS"), and judicial decisions, all in effect as of the date of this Information Statement/Prospectus and all of which are subject to change, possibly retroactively. This summary is also based on the assumptions that the operation of AIMCO, the AIMCO Operating Partnership and the limited liability companies and limited partnerships in which they own controlling interests (collectively, the "Subsidiary Partnerships") will be in accordance with their respective organizational documents and agreements. This summary is for general information only and does not discuss all aspects of Federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for Federal income tax purposes). This summary assumes that investors will hold their shares of AIMCO Common Stock as "capital assets" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Information Statement/Prospectus.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF SHARES OF AIMCO COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF THE SHARES OF AIMCO COMMON STOCK AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REIT.

GENERAL

     The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

     AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue such election. Although AIMCO believes, and it has received an opinion of Skadden, Arps, Slate, Meagher and Flom LLP ("Counsel") to the effect that, commencing with the AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT under the Code, no assurance can be given that AIMCO has been or will remain so qualified. It must be emphasized that Counsel's opinion is based and conditioned upon certain assumptions, representations and covenants made by AIMCO as to factual matters (including representations of AIMCO concerning its business and properties as set forth in this Information Statement/

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


Prospectus). In addition, Counsel's opinion assumes the qualification of IPT as a REIT and relies upon the opinion of Akin, Gump, Straus, Hauer & Feld L.L.P., which opinion is based on certain representations and covenants made by IPT as to factual matters, including representations and covenants regarding the nature of IPT's properties and the future conduct of its business in accordance with the requirements to qualify as a REIT which are described herein. In this regard. IPT's failure to qualify as a REIT would adversely affect AIMCO's qualification as a REIT. Counsel's opinion is expressed as of its date and Counsel has no obligation to advise AIMCO of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, AIMCO's qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy the requirements for qualification and taxation as a REIT under the Code. See "-- Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge AIMCO's qualification as a REIT.


     Provided AIMCO qualifies for taxation as a REIT, it will generally not be subject to Federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from an investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to Federal income tax as follows:
First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (2) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that AIMCO elects to retain and pay the tax thereon), and (3) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if AIMCO acquires assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in the hands of AIMCO is determined by reference to the adjusted tax basis of such assets in the hands of such corporation (such as the assets acquired from IFG in the IFG Merger), under Treasury Regulations not yet promulgated, such corporation would be required to recognize any net Built-In Gain (as defined below) that would have been realized if the corporation had liquidated on the day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate to the extent of the

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

excess, if any, of the fair market value over the adjusted basis of such assets ("Built-in Gain") during the ten-year period following the acquisition. AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if, and to the extent, such assets are sold within the specified ten-year period. It should be noted that AIMCO has acquired a significant amount of assets with Built-in Gain and a taxable disposition by AIMCO of any of these assets within ten years of their acquisition would subject AIMCO to tax under the foregoing rule. Seventh, AIMCO could be subject to foreign taxes on its investments and activities in foreign jurisdictions. In addition, AIMCO could also be subject to tax in certain situations and on certain transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons;
(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through
(4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The AIMCO Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income AIMCO dividends). A list of persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. Failure by AIMCO to comply with the foregoing record keeping requirements could subject it to monetary penalties, but would not, effective with respect to AIMCO's 1998 tax year and thereafter, affect its qualification as a REIT. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

  Ownership of Partnership Interests

     In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets

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

and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships) will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "-- Tax Aspects of AIMCO's Investments in Partnerships."

  Income Tests

     In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

     Certain subsidiaries of AIMCO that manage the Managed Properties (collectively, the "Management Subsidiaries") receive management fees and other income. A portion of such fees and other income accrue to AIMCO through distributions from the Management Subsidiaries that will be classified as dividend income to the extent of the earnings and profits of the Management Subsidiaries. Such distributions will generally qualify under the 95% gross income test but not under the 75% gross income test.

     If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) AIMCO's failure to satisfy such income tests was due to reasonable cause and not due

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

to willful neglect, (ii) AIMCO attaches a schedule of the sources of its income to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are not available, AIMCO will not maintain its qualification as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

  Asset Tests

     AIMCO, at the close of each quarter of its taxable year, must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), certain stock or debt instruments purchased by AIMCO with the proceeds of a stock offering or long-term (at least 5 years) public debt offering of AIMCO, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

     AIMCO indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT or the investment of more than 5% of the REIT's total assets in any one issuer's securities is prohibited by the asset tests. AIMCO believes that its indirect ownership interests in the Management Subsidiaries qualify under the asset tests set forth above. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO Operating Partnership's total assets and the value of the AIMCO Operating Partnership's interest in the Management Subsidiaries, and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the AIMCO Operating Partnership's ownership interests in the Management Subsidiaries disqualifies AIMCO from treatment as a REIT.

     AIMCO's indirect interests in the AIMCO Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore is not subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

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

  Annual Distribution Requirements

     AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and
(ii) 95% of the net income (after tax), if any, from foreclosure property, minus
(2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. AIMCO may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In such a case, AIMCO could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by AIMCO. AIMCO's stockholders would then increase the adjusted basis of their AIMCO shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If AIMCO should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year and
(2) 95% of its REIT capital gain net income for such year (excluding retained long-term capital gains), and (3) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (x) the actual receipt of cash (including receipt of distributions from the AIMCO Operating Partnership) and (y) the inclusion of certain items in income by AIMCO for Federal income tax purposes. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  Distribution of Acquired Earnings and Profits

     The Code provides that when a REIT acquires a corporation that is not a REIT (such as IFG or IPT, if IPT failed to qualify as a REIT), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such acquired corporation. In the IFG Merger, AIMCO succeeded to the earnings and profits of IFG and, therefore, AIMCO must distribute such earnings and profits effective on or before December 31, 1998. AIMCO retained independent certified public accountants to review the determination of IFG's earnings and profits for

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

purposes of this requirement. The determination of the independent certified public accountants will be based upon tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. Any adjustments to IFG's income for taxable years ending on or before the closing of the IFG Merger, including as a result of an examination of its returns by the IRS or the receipt of certain indemnity or other payments, could affect the calculation of IFG's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of IFG and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of IFG as open for review for purposes of determining the amount of such earnings and profits. AIMCO's failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998, would result in AIMCO's failure to qualify as a REIT.

FAILURE TO QUALIFY

     If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless AIMCO is entitled to relief under specific statutory provisions, AIMCO would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

  General

     Substantially all of AIMCO's investments are held indirectly through the AIMCO Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "Federal Income Taxation of AIMCO and AIMCO Stockholders-General."

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

  Entity Classification

     AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see
"-- Asset Tests" and "-- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "-- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

  Tax Allocations with Respect to the Properties

     Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The AIMCO Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the AIMCO Operating Partnership of the cash proceeds received in any offerings of its stock.

     In general, certain OP unitholders in the AIMCO Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the AIMCO Operating Partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the AIMCO Operating Partnership or other Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which

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

might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Annual Distribution Requirements."

     With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its cost and the special allocation provisions described above will not apply.

  Sale of the Properties

     AIMCO's share of any gain realized by the AIMCO Operating Partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The AIMCO Operating Partnership and the other Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Owned Properties and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by the Management Subsidiaries to the AIMCO Operating Partnership, and interest paid by the Management Subsidiaries on certain notes held by the AIMCO Operating Partnership. In general, the Management Subsidiaries pay Federal, state and local income taxes on their taxable income at regular corporate rates. Any Federal, state or local income taxes that the Management Subsidiaries are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

  Distributions

     Provided AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained long-term capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum Federal income tax rate to the extent of previously claimed real property depreciation.

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

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares in respect of which the distributions were made, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO.

  Dispositions of AIMCO Common Stock

     In general, under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1998, capital gains recognized by individuals and other non-corporate taxpayers upon the sale or disposition of shares of AIMCO Common Stock will be subject to a maximum Federal income tax rate of 20% if the shares of AIMCO Common Stock are held for more than 12 months and will be taxed at ordinary income rates if the AIMCO Common Stock is held for 12 months or less. Capital losses recognized by a stockholder upon the disposition of shares of AIMCO Common Stock held for more than 12 months at the time of disposition will be a long-term capital loss. In addition, any loss upon a sale or exchange of shares of AIMCO Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain anticipated Federal income and estate tax consequences of the ownership and disposition of shares of AIMCO Common Stock applicable to Non-U.S. Holders of shares of AIMCO Common Stock. A "Non-U.S. Holder" is any person other than (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or (4) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. This discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

  Ordinary Dividends

     The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of AIMCO Common Stock. In cases where the dividend income from a Non-U.S. Holder's investment in shares of AIMCO Common Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

  Non-Dividend Distributions

     Unless shares of AIMCO Common Stock constitute a United States Real Property Interest (a "USRPI"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to Federal income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If shares of AIMCO Common Stock constitute a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her shares of AIMCO Common Stock. See "-- Dispositions of AIMCO Common Stock."

  Capital Gain Dividends

     Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to Federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation.

  Dispositions of AIMCO Common Stock

     Unless shares of AIMCO Common Stock constitute a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to Federal taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of shares of AIMCO Common Stock should not be subject to taxation under FIRPTA. Because most shares of AIMCO Common Stock are publicly traded, however, no assurance can be given that AIMCO is or will continue to be a domestically controlled REIT.

     If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (1) the stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which the AIMCO Common Stock is listed) and (2) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. holder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of shares of AIMCO Common Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (1) if the Non-U.S. Holder's investment in the shares of AIMCO Common Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Estate Tax

     Shares of AIMCO Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to Federal estate tax on the property includable in the estate for Federal estate tax purposes.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from Federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While certain investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by AIMCO to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of AIMCO stock with debt, a portion of its income from AIMCO will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of AIMCO's stock only if (1) the UBTI Percentage is at least 5%, (2) AIMCO qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO stock in proportion to their actuarial interest in the pension trust, and
(3) either (A) one pension trust owns more than 25% of the value of shares of AIMCO Common Stock or (B) a group of pension trusts each individually holding more than 10% of the value of shares of AIMCO Common Stock collectively owns more that 50% of the value of shares of AIMCO Common Stock. The restrictions on ownership and transfer of shares of AIMCO Common Stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's Common Stock.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     AIMCO will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIMCO with such holder's correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AIMCO may be required to withhold a portion of capital gain distributions to any Non-U.S. Holders who fail to certify their foreign status to AIMCO. The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. These final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. IPT shareholders should consult their tax advisors regarding the application of these Treasury Regulations.

               COMPARISON RIGHTS OF SHAREHOLDERS OF AIMCO AND IPT



     Upon consummation of the Merger, IPT shareholders may become holders of AIMCO Common Stock. Accordingly, the rights of IPT shareholders following the Merger will be governed by the MGCL, the AIMCO Charter and the AIMCO Bylaws instead of the real estate investment trust provisions of the MCAA, certain provisions of the MGCL, the IPT Declaration and the IPT Bylaws.


     The following is a summary of material differences between the rights and privileges of IPT shareholders and those of holders of AIMCO Common Stock. This summary is not meant to be relied upon as an exhaustive description of such differences and is qualified in its entirety by reference to the AIMCO Charter, the AIMCO Bylaws, the IPT Declaration, the IPT Bylaws, the MCAA and the MGCL.

AUTHORIZED SHARES

  IPT

     As of November 30, 1998, the authorized shares of IPT consist of 400,000,000 IPT Common Shares and 100,000,000 preferred shares of beneficial interest, par value $.01 per share.

  AIMCO

     As of November 30, 1998, the authorized stock of AIMCO consists of 484,290,000 shares of common stock and 26,460,000 shares of preferred stock, par value $.01 per share. A description of the authorized stock of AIMCO is set forth under "Description of Common Stock of AIMCO" and "Description of Preferred Stock of AIMCO."

BOARD OF TRUSTEES/DIRECTORS

  IPT


     Pursuant to the IPT Bylaws, there are 11 trustees of IPT. The IPT Declaration divides the trustees of the IPT Board into 3 staggered classes. The trustees hold office for a term of 3 years and until their successors are elected and qualify. With respect to the election or removal of trustees, holders of IPT Common Shares are entitled to one vote per share. No other classes or series of shares of beneficial interest are outstanding which are entitled to vote on the election or removal of trustees.


     The IPT Bylaws provide for two designations of IPT trustees, a "Continuing Trustee" and an "AIMCO-nominated Trustee," each authorized and empowered with certain rights and duties. The IPT Bylaws provide that a majority of the Continuing Trustees must approve the following IPT actions:

(1) any amendments to the Merger Agreement;

(2) terminating the Merger Agreement due to a offer that the Continuing Trustees determine is superior under the terms of the Merger Agreement.

(3) the enforcement of any employment, consulting, retention or restricted share agreements with employes of or consultants to IPT that are in effect on October 1, 1998;

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

(4) any amendments to the IPLP Partnership Agreement;

(5) any amendments to the IPT Declaration or IPT Bylaws (other than in connection with additional exemptions from the Maryland control share acquisition statute);

(6) making loans or advances of money by IPT or its subsidiaries to AIMCO or its subsidiaries; and

(7) declaration of dividends in respect of IPT Common Shares.


     The Continuing Trustees may retain their own legal, financial and other advisors as they deem appropriate at IPT's expense. All rights granted to the Continuing Trustees under the IPT Bylaws terminate upon the earlier of January 1, 2002 and the date the Merger Agreement is terminated by IPT due to an anticipatory breach by AIMCO or Merger Sub.


  AIMCO


     The AIMCO Charter and the AIMCO Bylaws provide that AIMCO shall have at least 3 and not more than 9 directors, with the precise number to be fixed by, or in accordance with, the AIMCO Bylaws. Directors on the Board of Directors of AIMCO are not classified into classes and hold office for a term of one year and until their successors are elected and qualify. With respect to the election or removal of directors, holders of AIMCO Common Stock are entitled to one vote per share of AIMCO Common Stock, and holders of Class E Preferred Stock are entitled to one-half of one vote per share of Class E Preferred Stock. The holders of other classes or series of AIMCO stock are not entitled to vote on the election or removal of directors, subject to certain limited exceptions.


COMMITTEES OF THE BOARD

  IPT

     Pursuant to the IPT Declaration and IPT Bylaws, the IPT Board may designate committees of the IPT Board. The IPT Bylaws require that two standing committees, the Executive Committee and the AIMCO Committee, be maintained until January 1, 2002. The Executive Committee consists of four of the AIMCO-nominated Trustees and any vacancies on such committee may be filled only with the approval of a majority of the AIMCO-nominated Trustees. The current members of the Executive Committee are Terry Considine, Patrick Foye, Peter Kompaniez and Thomas Toomey. Subject to the IPT Declaration provision that no committee shall have the power (i) to authorize dividends, (ii) to issue shares except pursuant to a general authorization of the entire board on any stock option or similar plan adopted by the IPT Board, (iii) recommend any action to the IPT shareholders or (iv) amend the IPT Bylaws, the Executive Committee is authorized to act on all matters regarding the management of IPT, unless certain matters are reserved to other committees or trustees.

     The AIMCO Committee consists of all of the AIMCO-nominated Trustees and any vacancies on such committee may be filled only with the approval of a majority of the AIMCO-nominated Trustees. The AIMCO Committee is authorized and required to act on all matters regarding IPT relating to (i) all transactions between IPT or its subsidiaries and AIMCO and its subsidiaries other than those actions that may only be taken with the approval of the Continuing Trustees, (ii) any offer by AIMCO or its affiliates to purchase limited partner interests in limited partnerships controlled or affiliated with IPT or WFA and (iii) any public announcement or filing with a governmental authority.


     In addition, the IPT Board currently has an audit committee and a compensation committee.

  AIMCO

     Pursuant to the AIMCO Bylaws, the Board of Directors of AIMCO may appoint from among its members committees of the Board of Directors of AIMCO. The Board of Directors of AIMCO currently has an executive committee, an audit committee and a compensation committee.

CUMULATIVE VOTING

     Neither IPT nor AIMCO uses cumulative voting in the election of trustees or directors.

NEWLY CREATED POSITIONS OR VACANCIES

  IPT


     The IPT Declaration provides that any vacancy on the Board of Trustees, whether resulting from resignation, removal, termination or death or as a result of an increase in the number of trustees, may be filled by a majority of the trustees of the same class as the vacant trustee then in office, by the sole remaining trustee of the same class or, if there are not remaining trustees of that class, by the vote of a majority of the remaining trustees. In the event that, at any time, a Continuing Trustee ceases to be a trustee for any reason (including removal for cause), the vacancy created thereby shall be filled in accordance with the IPT Declaration but only with an individual nominated and approved by a majority of the Continuing Trustees. In the event that an AIMCO-nominated Trustee shall cease to be a trustee for any reason (including removal for cause), except one whose seat is vacated by acceptance of his or her resignation upon a termination of the Merger Agreement, the vacancy created thereby shall be filled in accordance with the IPT Declaration but only with an individual nominated and approved by the remaining AIMCO-nominated Trustees.


  AIMCO


     The AIMCO Charter provides that a majority of the remaining directors, even if less than a quorum or, if applicable, a sole remaining director, may appoint a director to fill a vacancy for any reason except an increase in the number of directors, and a majority of the entire board may fill a vacancy which results from an increase in the number of directors. Under the MGCL, the stockholders may also elect a successor to fill a vacancy which results from removal of a director. Any director elected to fill a vacancy may serve until the next annual meeting of stockholders, upon which a successor may be elected to serve the remaining term, if any.

REMOVAL OF TRUSTEES OR DIRECTORS

  IPT

     The IPT Declaration provides that a trustee may be removed only for cause by the vote of the holders of not less than two-thirds of the shares entitled to vote in the election of trustees.

  AIMCO


     The AIMCO Charter provides that a director may be removed only for cause and only by the vote of two-thirds of all the votes entitled to be cast in the election of directors.


SPECIAL MEETING

  IPT


     Special meetings of shareholders may be called by a majority of the IPT Board, the Chairman of the Board or the President of IPT and may be called by the secretary upon the written request of shareholders holding in the aggregate not less than 25% of the outstanding IPT Common Shares entitled to vote.


  AIMCO


     Special meetings of stockholders may be called by a majority of the Board of Directors of AIMCO, by the Chairman or Vice Chairman of the Board of Directors of AIMCO, or by the President of AIMCO, and may be called upon the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting.


SHAREHOLDER ACTION BY WRITTEN CONSENT

  IPT

     Pursuant to the IPT Declaration, any action required or permitted to be taken by shareholders may not be effected by written consent of the shareholders.

     AIMCO. Pursuant to the MGCL and the AIMCO Charter, any action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders by the unanimous written consent of all of the stockholders entitled to vote thereon.

RESTRICTIONS ON SHARE TRANSFERS

  IPT

     Subject to certain exceptions and conditions specified in the IPT Declaration, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code, more than 9.8% (other than in the case of certain holders described in the IPT Declaration) of the outstanding shares of beneficial interest of IPT.

  AIMCO

     Subject to certain exceptions and conditions specified in the AIMCO Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940, as amended, and Mr. Considine) of the outstanding shares of AIMCO Common Stock.

PREEMPTIVE RIGHTS

     Neither IPT shareholders nor AIMCO stockholders have preemptive rights with respect to issuances of shares of beneficial interest or stock.

BUSINESS COMBINATIONS


     The MGCL prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, share exchanges, sales or dispositions of assets and issuances of stock) between a Maryland corporation (defined to include a Maryland REIT) and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or certain affiliates of the corporation) for a period of five years after the most recent date such stockholder became an interested stockholder. After such five-year period, a business combination between a Maryland corporation and such interested stockholder is prohibited unless either certain "fair-price" provisions are complied with or the business combination is approved by certain supermajority stockholder votes. The MGCL restrictions do not apply to a business combination with an interested stockholder if such business combination is approved or exempted from the MGCL restrictions by a resolution of the board of directors adopted prior to the date on which the interested stockholder became an interested stockholder.


     A Maryland corporation also may adopt an amendment to its charter electing not to be subject to the business combination provisions of the MGCL in whole or in part. Any such amendment generally must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders, may not be effective until 18 months after the vote of stockholders and may not apply to an interested stockholder who became such on or before the date of the vote.

  IPT

     The IPT Declaration contains provisions exempting IFG, any successor to IFG (including AIMCO), any affiliate of IFG or successor thereto, Andrew L. Farkas and any affiliate of Mr. Farkas from the provisions of the business combination statute. In addition, the IPT Board passed a resolution on March 13, 1998 to exempt any business combination between IPT and AIMCO.

  AIMCO

     The Board of Directors of AIMCO has not adopted a resolution to exempt any AIMCO stockholder from the MGCL's business combination restrictions, and AIMCO has not amended its charter electing not to be subject to the business combination provisions of the MGCL.

CONTROL SHARE ACQUISITIONS

     Subtitle 7 of Title 3 of the MGCL provides that "control shares" of a Maryland corporation (defined to include a Maryland REIT) acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power in electing directors, fall within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval.

     A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders, to be held within 50 days of demand, to consider voting rights for the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation prior to the control share acquisition.

  IPT


     The IPT Bylaws contain a provision exempting the acquisition of IPT Common Shares by AIMCO occurring as a result of the IFG Merger from the control share acquisition statute.


  AIMCO

     The AIMCO Charter and Bylaws do not contain any exemption from the control share acquisition statute, which could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

APPRAISAL RIGHTS


     Under the MGCL, stockholders of a Maryland corporation generally have the right to demand and receive payment of the "fair value" of their stock in the event of (i) a merger or consolidation of the corporation, (ii) a share exchange involving their shares, (iii) a transfer of all or substantially all assets of the corporation not in the ordinary course of business, (iv) an amendment to the charter of the corporation which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and which substantially adversely affects the stockholder's rights, unless the right to do so is preserved by the charter, (v) certain business combinations of the corporation with interested stockholders or (vi) unless the charter or bylaws of the corporation otherwise provide, after an approval by the stockholders of voting rights for control shares which constitute a majority of the voting power of the corporation. However, except as otherwise provided by the provisions of the MGCL regarding business combinations with interested stockholders, stockholders do not have appraisal rights if, among other things, their stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the transaction. Under the MCAA, shareholders of a Maryland REIT objecting to a merger of the REIT have the same appraisal rights as an objecting stockholder to a merger of a Maryland corporation.



     As the IPT Common Shares are listed on a national securities exchange, holders of IPT Common Shares are not entitled to appraisal rights in connection with the Merger. Because AIMCO is not a party to the Merger, holders of AIMCO Common Stock are not entitled to appraisal rights in connection with the Merger.


INDEMNIFICATION

     Under the MGCL, a Maryland corporation may indemnify any director or officer made a party to any proceeding by reason of his or her service in that capacity unless it is established that (i) the director's or officer's act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or resulted from an act of deliberate dishonesty, (ii) the director or officer actually received an improper benefit in money, property or services or (iii) in the case of criminal proceedings, the director or officer had reasonable cause to believe the act or omission was unlawful.

     The MGCL provides that a determination must be made that a director or officer has met the standard of conduct set forth above before the director or officer may be indemnified. The determination may be made by a majority vote of disinterested directors, by special legal counsel (generally selected by the disinterested directors) or by the stockholders.

     The MGCL also establishes several mandatory rules for indemnification. In a stockholder derivative suit, a corporation may not indemnify a director or officer if he or she is adjudged to be liable to the corporation, except for expenses as ordered by a court. A corporation may not indemnify a director or officer in respect of any proceeding charging improper benefit to the director or officer, whether or not involving action in his or her official capacity, in which the director or officer is adjudged to be liable on the basis that personal benefit was improperly received, except for expenses as ordered by a court. Unless limited by the charter, a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding for which indemnification is permitted, must be indemnified by the corporation against reasonable expenses in connection with the proceeding (including attorneys' fees).

     The MGCL permits a corporation to advance reasonable expenses to directors and officers upon the director's or officer's written affirmation of his or her good faith belief that he or she has met the required standard of conduct and after a written undertaking by him or her on his or her behalf to repay the corporation if it is determined that the standard has not been met.

     The MGCL permits a corporation, unless limited by its charter, to indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent it may indemnify directors.

     The MCAA permits a Maryland REIT to indemnify and advance expenses to trustees, officers, employees or agents of the trust to the same extent as is permitted to a Maryland corporation under the MGCL.

  IPT

     The IPT Declaration and IPT Bylaws require IPT to indemnify all trustees, officers, employees or agents of IPT to the fullest extent permitted by Maryland law. The IPT Declaration and IPT Bylaws further provide that IPT is required to advance to any person who is eligible for indemnification reasonable expenses incurred by such person who is a party to a proceeding prior to the final disposition of the proceeding upon receipt by IPT of a notice in writing from such person stating (i) that in such person's good faith belief the standard of conduct necessary for indemnification has been met and (ii) that such person will repay the amount advanced if it is ultimately determined that such standard of conduct has not been met.

  AIMCO

     The AIMCO Charter provides that the corporation will indemnify its directors and its officers (and other individuals) to the fullest extent permitted by law. The AIMCO Charter further provides that AIMCO may indemnify any other persons permitted to be indemnified by the MGCL, including employees and agents, to the extent such indemnification is authorized and determined to be appropriate by the Board of Directors of AIMCO, the majority of stockholders entitled to vote on the matter or special legal counsel appointed by the Board of Directors of AIMCO.

                                 LEGAL MATTERS


     Ballard Spahr Andrews and Ingersoll, LLP, Baltimore, Maryland will pass upon the validity of the shares of AIMCO Common Stock offered hereby. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, has issued an opinion as to certain Federal income tax matters in connection with this Information Statement/Prospectus.


                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited (i) AIMCO's consolidated financial statements (and schedule) included in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997; (ii) Ambassador's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (as amended on April 3, 1998);
(iii) Ambassador's consolidated financial statements as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 and the period from August 31, 1994 through December 31, 1994 and the combined financial statements of Prime Properties' (Predecessor to Ambassador) for the period from January 1, 1994 through August 30, 1994 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K dated December 23, 1997 filed on February 6, 1998;
(iv) IFG's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998); (v) Cirque Apartment Communities combined historical summary of gross income and direct operating expenses for the year ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated November 2, 1998; (vi) Sun Lake Apartments' historical summary of gross income and direct operating expenses for the year ended December 31, 1997 included in Amendment No. 3 to AIMCO's Current Report on Form 8-K dated November 2, 1998; and (vii) Calhoun Beach Club Apartments' historical summary of gross income and direct operating expenses for the year ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated December 21, 1998; as set forth in their reports, which are incorporated in this prospectus by reference. Ernst & Young LLP, independent auditors, have audited (i) IPT's and the IPT Predecessor Entities' consolidated and combined financial statements (and schedule) as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in this Information Statement/Prospectus; and (ii) Shelter Properties Partnerships' combined financial statements (and schedule) as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in this Information Statement/ Prospectus; as set forth in their reports, appearing in this Information Statement/ Prospectus. These financial statements are incorporated by reference or included in this prospectus in reliance on their reports, given on their authority as experts in accounting and auditing.


     The combined financial statements of the NPI Partnerships and Century Properties Partnerships as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 and the related financial statement schedule appearing in this Information Statement/Prospectus and the related registration statement, have been audited by Imowitz Koenig & Co. LLP ("Imowitz Koenig") independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     As of December 8, 1997, Imowitz Koenig, the independent accountant previously engaged as the principal accountant to audit the financial statements of NPI 4, was dismissed. As of the same date, the firm of Ernst & Young, LLP was engaged to provide that service for NPI 4. The audit reports of Imowitz Koenig on the financial statements of NPI 4 as of and for the years ended December 31, 1996 and 1995, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the board of directors of the managing general partner of NPI 4 on December 8, 1997. During NPI 4's two most recent fiscal years and any subsequent interim period preceding the change, there were no disagreements with the former accountant an any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its report.


     As of November 10, 1998, Imowitz Koenig, the independent accountant previously engaged as the principal accountant to audit the financial statements of National Property Investors III ("NPI III"), National Property Investors 5 ("NPI 5"), National Property Investors 6 ("NPI 6"), National Property Investors 7 ("NPI 7"), National Property Investors 8 ("NPI 8"), Century Properties Fund XIV ("CPF XIV"), Century Properties Fund XV ("CPF XV"), Century Properties Fund XVI ("CPF XVI"), Century Properties Fund XVII ("CPF XVII"), Century Properties Fund XVIII ("CPF XVIII"), Century Properties Fund XIX ("CPF XIX"), Century Properties Growth Fund XXII ("CPGF XXII") was dismissed. As of November 24, 1998, the firm of Ernst & Young, LLP was engaged to provide that service for NPI III, NPI 5, NPI 6, NPI 7, NPI 8, CPF XIV, CPF XV, CPF XVI, CPF XVII, CPF XVIII, CPF XIX, and CPGF XXII.


     The audit reports of Imowitz, Koenig & Co., LLP on the financial statements of the NPI Partnerships and Century Properties Partnerships as of and for the years ended December 31, 1997 and 1996, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     The decision to change accountants was recommended by each of the Managing General Partners of the NPI Partnerships and Century Properties Partnerships.

     During the NPI Partnerships and Century Properties Partnerships' two most recent fiscal years and any subsequent interim period preceding the change, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its report. In addition, there have been no "reportable events" (as defined in paragraph (a)(1)(iv)(B) of Item 304 of regulation S-B) during the period noted above.

     The financial statements of AMIT at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related financial statement schedules, appearing in this Information
Statement/Prospectus and the related registration statement have been audited by BDO Seidman, LLP, independent Certified Public

Accountants, as set forth in their reports appearing elsewhere herein, are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Beers & Cutler PLLC, independent auditors, have audited (i) Realty Investment Apartment Communities I's combined historical summary of gross income and direct operating expenses for the year ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated November 2, 1998 and (ii) Realty Investment Apartment Communities II's combined historical summary of gross income and direct operating expenses for the year ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated November 2, 1998, as set forth in their reports, which are incorporated in this prospectus by reference. These financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     AIMCO filed a Rule 13E-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act soon after with the filing by AIMCO of a Registration Statement on Form S-4 (including any amendments thereto, the "Registration Statement") under the Securities Act. This Information Statement/ Prospectus forms a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, the Schedule 13E-3 or the exhibits to either of such documents.

     AIMCO and IPT file annual, quarterly and special reports, information statements and other information with the SEC. You may read and copy any such reports, statements or other information (including the Registration Statement and the Schedule 13E-3) filed by AIMCO or IPT at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AIMCO and IPT's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     The SEC allows AIMCO to "incorporate by reference" information into this Information Statement/Prospectus which means that AIMCO can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement/Prospectus, and later information filed with SEC will update and supersede the information in this Information Statement/Prospectus.

     AIMCO incorporates by reference each document it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement/Prospectus and prior to the date of the Special Meeting. AIMCO incorporates by reference herein the following documents filed by it with the SEC (File No. 1-13232) pursuant to the Exchange Act:

- Apartment Investment and Management Company's Annual Report on Form 10-K/A for the year ended December 31, 1997;

- Apartment Investment and Management Company's Quarterly Reports on Form 10-Q/A or Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;


- Apartment Investment and Management Company's Current Reports on Form 8-K, dated December 23, 1997 (and Amendment No. 1 thereto filed February 6, 1998 and Amendment No. 2 thereto filed May 22, 1998), January 31, 1998, March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998, Amendment No. 2 thereto filed June 22, 1998, Amendment No. 3 thereto filed July 2, 1998, Amendment No. 4 thereto filed August 6, 1998, Amendment No. 5 thereto filed September 4, 1998 and Amendment No. 6 thereto filed September 25, 1998), September 2, 1998, October 1, 1998 and November 2, 1998 (and Amendment No. 1 thereto filed November 24, 1998, Amendment No. 2 thereto filed December 7, 1998 and Amendment No. 3 thereto filed December 14, 1998); and December 21, 1998; and


- the description of Apartment Investment and Management Company's capital stock contained in its Registration Statement on Form 8-A (File No. 1-13232), filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

     IPT has supplied all information contained in this Information Statement/Prospectus relating to IPT, and AIMCO has supplied all information contained, or incorporated by reference, in this Information
Statement/Prospectus relating to AIMCO.

     Documents incorporated by reference are available from AIMCO without charge, excluding all exhibits, unless AIMCO has specifically incorporated by reference an exhibit in this Information Statement/Prospectus. You may obtain documents incorporated by reference in this Information Statement/Prospectus by requesting them in writing or by telephone as follows:

     Apartment Investment and Management Company
     1873 South Bellaire Street, 17th Floor
     Denver, Colorado 80222
     Telephone: (303) 757-8101
     Attn: Corporate Secretary


     If you would like to request documents from us, please do so by January 15, 1999 in order to ensure timely receipt before the special meeting.


     You should rely only on the information contained or incorporated by reference in this Information Statement/Prospectus with respect to the Merger. We have not authorized anyone to provide you with information that is different from what is contained, or incorporated by reference, in this Information Statement/Prospectus. You should not assume that the information contained in this Information Statement/Prospectus is accurate as of any date other than the date hereof, and the mailing of this Information Statement/Prospectus to IPT shareholders does not create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
INSIGNIA PROPERTIES TRUST:
Unaudited Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheets as of September 30,
     1998 and December 31, 1997.............................    F-2
  Condensed Consolidated Statements of Income for the Three
     Months Ended September 30, 1998 and 1997 and the Nine
     Months Ended September 30, 1998 and 1997...............    F-3
  Condensed Consolidated Statements of Shareholders'
     Equity.................................................    F-4
  Condensed Consolidated Statements of Cash Flow for the
     Nine Months Ended September 30, 1998 and 1997..........    F-5
  Notes to Condensed Consolidated Financial Statements......    F-6
INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES:
  Report of Ernst & Young LLP, Independent Auditors.........   F-17
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................   F-18
  Consolidated and Combined Statements of Income for the
     years ended December 31, 1997, 1996 and 1995...........   F-19
  Consolidated and Combined Statements of Shareholders'
     Equity and Insignia Equity in Predecessors.............   F-20
  Consolidated and Combined Statements of Cash Flows for the
     years ended December 31, 1997, 1996 and 1995...........   F-21
  Notes to Consolidated and Combined Financial Statements...   F-22
  Real Estate and Accumulated Depreciation Schedule.........   F-36
SHELTER PROPERTIES PARTNERSHIPS:
  Report of Ernst & Young LLP, Independent Auditors.........   F-38
  Combined Balance Sheets as of December 31, 1996 and
     1995...................................................   F-39
  Combined Statements of Operations for the years ended
     December 31, 1996, 1995 and 1994.......................   F-40
  Combined Statements of Changes in Partners' Capital.......   F-41
  Combined Statements of Cash Flows for years ended December
     31, 1996, 1995 and 1994................................   F-42
  Notes to Combined Financial Statements....................   F-43
  Real Estate and Accumulated Depreciation Schedule.........   F-49
NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES
  PARTNERSHIPS:
  Report of Imowitz Koenig & Co. LLP, Independent
     Auditors...............................................   F-52
  Combined Balance Sheets as of December 31, 1996 and
     1995...................................................   F-53
  Combined Statements of Operations for the years ended
     December 31, 1996, 1995 and 1994.......................   F-54
  Combined Statements of Changes in Partners' Capital.......   F-55
  Combined Statements of Cash Flows for the years ended
     December 31, 1996, 1995 and 1994.......................   F-56
  Notes to Combined Financial Statements....................   F-58
  Real Estate and Accumulated Depreciation Schedule.........   F-66
ANGELES MORTGAGE INVESTMENT TRUST:
  Balance Sheets as of June 30, 1998 (unaudited) and
     December 31, 1997......................................   F-71
  Statements of Operations for the three months ended June
     30, 1998 and 1997 and the six months ended June 30,
     1998 and 1997 (unaudited)..............................   F-72
  Statements of Changes in Shareholders' Equity for the six
     months ended June 30, 1998 and 1997 (unaudited)........   F-73
  Statements of Cash Flows for the six months ended June 30,
     1998 and 1997 (unaudited)..............................   F-74
  Notes to Financial Statements (unaudited).................   F-75
  Report of BDO Seidman, LLP, Independent Certified Public
     Accountants............................................   F-76
  Balance Sheets as of December 31, 1997 and 1996...........   F-77
  Statements of Operations for the years ended December 31,
     1997, 1996 and 1995....................................   F-78
  Statements of Changes in Shareholders' Equity for the
     years ended December 31, 1997, 1996 and 1995...........   F-79
  Statements of Cash Flows for the years ended December 31,
     1997, 1996 and 1995....................................   F-80
  Notes to Financial Statements.............................   F-81
  Real Estate and Accumulated Depreciation Schedule.........   F-94
  Mortgage Loans on Real Estate Schedule....................   F-95

                           INSIGNIA PROPERTIES TRUST

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
                                                               (UNAUDITED)        (NOTE)
Cash and cash equivalents...................................    $ 56,085         $ 37,432
Distributions receivable from real estate limited
  partnerships..............................................      11,135               --
Investments in real estate limited partnerships.............     183,072          159,469
Apartment property, net of depreciation.....................      44,488           22,357
Mortgage notes receivable...................................      20,916               --
Promissory notes receivable.................................         508               --
Other assets................................................       5,907            6,810
                                                                --------         --------
          Total assets......................................    $322,111         $226,068
                                                                ========         ========
                  LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable -- Due to IFG............................    $     94         $    841
  Distribution payable -- IFG...............................       1,590            1,260
  Distributions payable.....................................       3,751            2,786
  Accrued expenses..........................................       3,459            1,222
  Non-recourse mortgage notes payable.......................      29,002           19,300
  Note payable..............................................      30,000               --
                                                                --------         --------
          Total liabilities.................................      67,896           25,409

Minority interest in Operating Partnership..................      58,849           54,447

Shareholders' Equity:
  Common Shares -- authorized 400,000,000 shares, 23,446,538 issued and outstanding (1998) and 18,573,151 issued and
     outstanding (1997).....................................         235              186
  Additional paid-in capital................................     198,025          145,594
  Unearned compensation.....................................      (4,974)              --
  Accumulated earnings in excess of distributions...........       2,080              432
                                                                --------         --------
          Total shareholders' equity........................     195,366          146,212
                                                                --------         --------
          Total liabilities, minority interest and
            shareholders' equity............................    $322,111         $226,068
                                                                ========         ========

NOTE: The Balance Sheet at December 31, 1997 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

           See Notes to Condensed Consolidated Financial Statements.

                           INSIGNIA PROPERTIES TRUST

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                        --------------------------    --------------------------
                                           1998           1997           1998           1997
                                        -----------    -----------    -----------    -----------
Revenues
  Apartment rentals...................  $     1,997    $     1,712    $     5,624    $     4,941
  Equity earnings -- limited partner
     interest.........................        3,929          2,070         12,026          5,063
  Other...............................          689            647          1,942          1,140
                                        -----------    -----------    -----------    -----------
                                              6,615          4,429         19,592         11,144
                                        -----------    -----------    -----------    -----------
Costs and expenses
  Apartment property operating
     expenses.........................          849            819          2,585          2,336
  Apartment property interest.........          439            370          1,267          1,114
  Apartment property depreciation.....          304            245            904            725
  Administrative......................        1,188            368          1,763            921
  Amortization........................          111             96            387            148
  Other interest......................          226              5            432             47
                                        -----------    -----------    -----------    -----------
                                              3,117          1,903          7,338          5,291
                                        -----------    -----------    -----------    -----------
Operating income......................        3,498          2,526         12,254          5,853
Equity earnings -- gain on sale of
  properties..........................          116             --          5,888             --
                                        -----------    -----------    -----------    -----------
Income before minority interest and
  extraordinary item..................        3,614          2,526         18,142          5,853
Minority interest in consolidated
  Subsidiaries and the Operating
  Partnership.........................       (1,258)          (844)        (6,622)        (2,923)
                                        -----------    -----------    -----------    -----------
Income before extraordinary item......        2,356          1,682         11,520          2,930
Equity earnings -- extraordinary loss
  from property refinancings (net of
  minority interest)..................          (36)            --           (293)            --
                                        -----------    -----------    -----------    -----------
Net income............................  $     2,320    $     1,682    $    11,227    $     2,930
                                        ===========    ===========    ===========    ===========
Net income per share -- basic and
  diluted:
  Income before extraordinary item....  $      0.12    $      0.10    $      0.60    $      0.21
  Extraordinary item..................           --             --          (0.01)            --
                                        -----------    -----------    -----------    -----------
  Net income..........................  $      0.12    $      0.10    $      0.59    $      0.21
                                        ===========    ===========    ===========    ===========
  Distributions declared per Common
     Share............................  $      0.16    $        --    $      0.46    $        --
  Weighted average Common Shares
     outstanding -- basic.............   19,529,313     17,212,270     19,080,809     13,449,712
                                        ===========    ===========    ===========    ===========
  Weighted average Common Shares
     outstanding -- diluted...........   19,606,172     17,212,270     19,157,668     13,449,712
                                        ===========    ===========    ===========    ===========

           See Notes to Condensed Consolidated Financial Statements.

                           INSIGNIA PROPERTIES TRUST

           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                              ACCUMULATED
                                                 ADDITIONAL                    EARNINGS          TOTAL
                                        COMMON    PAID-IN       UNEARNED     IN EXCESS OF    SHAREHOLDERS'
                                        SHARES    CAPITAL     COMPENSATION   DISTRIBUTIONS      EQUITY
                                        ------   ----------   ------------   -------------   -------------
Balance at December 31, 1997..........   $186     $145,594      $    --         $   432        $146,212
  Issuance of 4,363,387 Common
     Shares...........................     44       46,666                                       46,710
  Issuance of 548,000 restricted
     Common Shares....................      5        5,765       (4,974)             --             796
  Distributions declared and paid.....     --           --           --          (5,828)         (5,828)
  Distributions declared..............     --           --           --          (3,751)         (3,751)
  Net income for 1998.................     --           --           --          11,227          11,227
                                         ----     --------      -------         -------        --------
Balance at September 30, 1998.........   $235     $198,025      $(4,974)        $ 2,080        $195,366
                                         ====     ========      =======         =======        ========

           See Notes to Condensed Consolidated Financial Statements.

                           INSIGNIA PROPERTIES TRUST

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1998      1997
                                                              --------   -------
Operating Activities
  Net income................................................  $ 11,227   $ 2,930
  Adjustments to reconcile net income to net cash provided
    by operations:
    Amortization of organization and formation costs........       387       148
    Amortization of loan costs..............................       268        --
    Apartment property depreciation.........................       904       725
    Equity earnings -- partnership investments..............   (12,026)   (5,063)
    Equity earnings -- gain on sale of properties...........    (5,888)       --
    Equity earnings -- extraordinary loss from property
     refinancings...........................................       293        --
    Non-cash compensation...................................       796        --
    Minority interests in the Operating Partnership and
     consolidated Subsidiaries..............................     6,622     2,923
    Changes in operating assets and liabilities:
      Other assets..........................................      (115)     (212)
      Accounts payable and accrued expenses.................        66      (224)
                                                              --------   -------
         Net cash provided by operating activities..........     2,534     1,227
                                                              --------   -------
Investing Activities
  Additions to apartment property...........................      (395)     (171)
  Organizational and formation costs........................        (5)   (1,737)
  Cash received in connection with AMIT Merger..............    13,423        --
  Purchase of real estate limited partnership interests.....   (29,292)   (2,171)
  Investment in apartment property, net of acquired cash....    (3,804)       --
  Funding of notes receivable...............................      (275)       --
  Distributions from partnerships...........................    18,656    12,219
  Merger costs..............................................    (1,402)   (1,011)
                                                              --------   -------
         Net cash (used in) provided by investing
          activities........................................    (3,094)    7,129
                                                              --------   -------
Financing Activities
  Proceeds from issuance of Common Shares...................        --    52,420
  Repayments of non-recourse mortgage notes.................       (16)       --
  Payments on note payable..................................        --    (1,080)
  Proceeds from note payable................................        --       650
  Borrowings on line of credit..............................    30,000        --
  Proceeds from refinancing of non-recourse mortgage note...     2,660        --
  Distributions made to minority investors of NPI 4.........      (494)   (1,420)
  Loan costs paid...........................................       (83)       --
  Distributions paid to IFG by Operating Partnership........    (4,240)   (4,077)
  Distributions paid to common shareholders.................    (8,614)   (5,880)
                                                              --------   -------
         Net cash provided by financing activities..........    19,213    40,613
                                                              --------   -------
Increase in cash and cash equivalents.......................    18,653    48,969
Cash and cash equivalents at beginning of period............    37,432     4,928
                                                              --------   -------
Cash and cash equivalents at end of period..................  $ 56,085   $53,897
                                                              ========   =======
Supplemental disclosure of non-cash financing and investing
  activities
  Issuance of Common Shares and Operating Partnership units
    in exchange for limited partner interests...............  $  6,656   $12,749
  Accrual of distributions to be received from investment
    real estate limited partnerships........................  $ 11,135        --
  Issuance of Common Shares in connection with the merger of
    AMIT*...................................................    43,081        --
  Application and reclassification of capitalized merger
    costs to the purchase price of AMIT.....................     3,573        --

* In connection with the AMIT merger, IPT received approximately $13,423 in cash. Therefore, the net non-cash adjustment to the cash flow statement is approximately $29,658. See Note 4 to the Condensed Consolidated Financial Statements for a more complete discussion of the AMIT Merger.

             See Notes Condensed Consolidated Financial Statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

     Insignia Properties Trust ("IPT" or the "Company") is a Maryland real estate investment trust formed in 1996 by Insignia Financial Group, Inc., a Delaware Corporation ("IFG"), for the purpose of acquiring and owning interests in multifamily residential properties, including limited and general partner interests in partnerships which hold such real estate properties. IPT has been organized and is operated in a manner that allows it to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. IPT is the sole general partner of Insignia Properties, L.P., a Delaware limited partnership ("IPLP"), which is IPT's operating partnership. IFG (now Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), following the merger of IFG with and into AIMCO -- See Note 6 to the Condensed Consolidated Financial Statements) is the designated special limited partner of IPLP, and Insignia Capital Corporation (now a wholly-owned subsidiary of AIMCO as a result of the merger of IFG with and into AIMCO) is the other limited partner of IPLP. IPT Common Shares are listed on the American Stock Exchange under the symbol "FFO."

     Substantially all of IPT's assets consist of (i) interests in entities which comprise or control the managing general partners of real estate limited partnerships (the "IPT Partnerships"), which interests are held by IPT directly or through wholly-owned subsidiaries, (ii) limited partner interests in the IPT Partnerships, which interests are held through IPLP, and (iii) the assets acquired in the AMIT Merger (See Note 4 to the Condensed Consolidated Financial Statements), including ten wholly-owned real estate assets, some of which are held by IPT directly and some of which are held through IPLP. At September 30, 1998, the IPT Partnerships owned, in the aggregate, 339 properties containing approximately 70,000 residential apartment units and approximately 5.9 million square feet of commercial space. IPT's ownership share of these assets is included in "Investments in real estate limited partnerships" on the Condensed Consolidated Balance Sheet.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Treasury Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and notes thereto included elsewhere herein this Registration Statement.

     Certain amounts from 1997 have been reclassified to conform with the 1998 presentation.

2. EARNINGS PER SHARE

     In 1997, the Financial Accounting Standard Board issued Statement No. 128, Earnings per Share ("Statement No. 128"). Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

                                  (UNAUDITED)

     Earnings per share is computed based on the weighted average number of outstanding common shares of beneficial interest of IPT, par value $.01 per share ("IPT Common Shares"). An IPLP partnership interest is not considered dilutive because the allocation of earnings to an IPLP partnership interest is equivalent to a IPT Common Share.

                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                      ------------------    ------------------
                                                       1998       1997       1998       1997
                                                      -------    -------    -------    -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator -- basic and diluted
  Income before extraordinary item..................  $ 2,356    $ 1,682    $11,520    $ 2,930
  Extraordinary loss................................      (36)        --       (293)        --
                                                      -------    -------    -------    -------
  Net income........................................  $ 2,320    $ 1,682    $11,227    $ 2,930
                                                      =======    =======    =======    =======
Denominator
  Denominator for basic earnings per
     share -- weighted average IPT Common Shares....   19,529     17,212     19,081     13,450
  Effect of dilutive securities -- Restricted shares
     and options....................................       77         --         77         --
                                                      -------    -------    -------    -------
  Denominator for diluted earnings per
     share -- Adjusted weighted average IPT Common
     Shares and assumed conversions.................   19,606     17,212     19,158     13,450
                                                      =======    =======    =======    =======
Earnings per IPT Common Share -- basic and diluted
  Income before extraordinary item..................  $  0.12    $  0.10    $  0.60    $  0.21
  Extraordinary loss................................       --         --       (.01)        --
                                                      -------    -------    -------    -------
  Net income........................................  $  0.12    $  0.10    $  0.59    $  0.21
                                                      =======    =======    =======    =======

3. 1998 ACQUISITIONS

  Tender Offers

     In December 1997, a wholly-owned subsidiary of IPLP commenced tender offers to purchase units of limited partner interest in the following IPT Partnerships:
Multi-Benefit Realty Fund '87-1, Century Properties Fund XIV, Century Properties Fund XV, Century Properties Fund XVIII, Consolidated Capital Growth Fund, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties V, Johnstown/Consolidated Income Partners and Shelter Properties VII. These tender offers expired in January and February 1998, with IPLP acquiring additional units of limited partner interest in these partnerships for a total cost, including acquisition costs, of approximately $11.4 million.

     In April 1998, a wholly-owned subsidiary of IPLP commenced tender offers to purchase units of limited partner interest in the following IPT Partnerships:
Angeles Income Properties, Ltd. II, Angeles Partners IX and Angeles Partners
XII. These tender offers expired in May 1998, with IPLP acquiring units of limited partner interest in these partnerships for a total cost, including acquisition costs, of approximately $6.6 million.

     As a result of the above tender offers, IPLP increased its stated ownership interest in these partnerships by a range of 4.52% to 24.39%, with total stated ownership interest in these partnerships ranging from 13.26% to 45.85% at September 30, 1998. IPLP accounts for these partnership interests under the equity method.

                                  (UNAUDITED)

     During the third quarter 1998, a wholly-owned subsidiary of IPLP commenced tender offers to purchase units of limited partner interest in the following IPT
Partnerships: Shelter Properties I, Shelter Properties II, Shelter Properties IV, Shelter Properties V, Shelter Properties VI and Shelter Properties VII. The tender offers for these partnerships expired in August 1998, with IPLP acquiring additional units of limited partner interest in these partnerships for a total cost, including acquisition costs, of approximately $7.5 million. As a result, IPLP increased its stated ownership interest in these partnerships by a range of 5.19% to 8.36%, with total stated ownership interest in these partnerships ranging from 23.07% to 46.96% as of September 30, 1998.

     During the third quarter of 1998, a wholly-owned subsidiary of IPLP commenced tender offers to purchase units of limited partner interest in the following IPT Partnerships: Consolidated Capital Institutional Properties, Consolidated Capital Institutional Properties/2, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties III, Consolidated Capital Properties V, Angeles Income Properties, Ltd. II, Angeles Income Properties, Ltd. III, Angeles Income Properties, Ltd. IV, Angeles Income Properties, Ltd. 6, Angeles Partners IX, Angeles Partners X, Angeles Partners XI, Angeles Partners XII, Angeles Opportunity Properties, Ltd., Davidson Diversified Real Estate I, LP, Davidson Diversified Real Estate II, LP, Davidson Diversified Real Estate III, LP, Davidson Income Real Estate, LP and Davidson Growth Plus, LP, Multi-Benefit Realty Fund 87-1 Class A and B, HCW Pension Real Estate Fund Limited Partnership, Century Pension Income Fund XXIV, VMS Investors First-Staged Equity LP II and Drexel Burnham Lambert Real Estate Associates III. Each of these tenders is currently scheduled to expire on December 14, 1998.

  Property Acquisition

     On January 28, 1998, a 99% owned subsidiary of IPLP (IPT owns the other 1% interest) acquired a 168-unit apartment complex located in Pensacola, Florida known as Raintree Apartments, which is one of the real estate assets currently directly wholly owned by IPLP. The aggregate purchase price paid for the Raintree Apartments complex was approximately $3.8 million, approximately $2.7 million of which was debt financed on a non-recourse basis.

  MAE GP Corporation Merger and Related Transactions

     Effective February 25, 1998, MAE GP Corporation, which until then was a wholly-owned subsidiary of Metropolitan Asset Enhancement, L.P. ("MAE"), was merged with and into IPT (the "MAE GP Merger"). MAE was at the time an affiliate of IPT and IFG. As consideration for the MAE GP Merger, IPT issued 344,609 IPT Common Shares to MAE, valued for purposes of the MAE GP Merger at $10.53 per share. MAE GP Corporation owned or controlled equity interests in entities which comprised or controlled the general partners of 29 public and 61 private real estate limited partnerships (collectively, the "MAE Partnerships"), which owned, in the aggregate, 167 properties containing approximately 31,000 residential apartment units and approximately 2.2 million square feet of commercial space.

     On February 17, 1998, IPLP purchased the following assets from MAE for approximately $596,000 in cash: (i) a 99% limited partner interest in Insignia Jacques Miller, L. P. ("IJM"), which in turn owned non-controlling equity interests in entities that comprise or control the general partners of 30 of the MAE Partnerships and various notes receivable (the 1% general partner interest in IJM was acquired by IPT from MAE GP in the MAE GP Merger); and (ii) a 6.557% limited partner

                                  (UNAUDITED)

interest in Buccaneer Trace Limited Partnership, which owns a 208-unit residential apartment complex located in Savannah, Georgia.

     On February 17, 1998, IFG contributed to IPLP all of the limited partner interests in the MAE Partnerships owned by IFG and its wholly-owned subsidiaries in exchange for additional limited partner interests in IPLP. The interests contributed were valued at approximately $5,460,000, in exchange for which IPLP issued to IFG 518,528 additional units of limited partner interest in IPLP (based on a value of $10.53 per interest). The interests in the MAE Partnerships were recorded at the historical cost of IFG.

4. ANGELES MORTGAGE INVESTMENT TRUST MERGER

     On September 17, 1998, AMIT, an unincorporated California business trust, was merged with and into IPT. In the AMIT Merger, each issued and outstanding Class A common share of AMIT was converted into 1.516 IPT Common Shares and each issued and outstanding Class B common share of AMIT was converted into 0.0309 IPT Common Shares. IPT issued approximately 4,018,778 IPT Common Shares to the AMIT shareholders in the AMIT Merger, including approximately 146,749 IPT Common Shares issued to a wholly-owned subsidiary of IFG as a result of its ownership of 96,800 Class A common shares of AMIT and approximately 51,826 IPT Common Shares issued to MAE as a result of its ownership of 1,675,113 Class B common shares of AMIT. In connection with the AMIT Merger, on September 16, 1998, IFG purchased senior participation interests in certain loans of AMIT for an aggregate purchase price of $11 million in cash. IPT acquired that cash in the AMIT Merger, but has no interest in the senior participation interests sold to IFG. On November 30, 1998, IPLP repurchased from AIMCO Operating Partnership the participation in certain AMIT notes for $11 million. The AMIT Merger was accounted for under the purchase method of accounting.

     Prior to the AMIT Merger, AMIT was in the business of making various types of intermediate term real estate loans. At the date of the AMIT Merger, AMIT had 19 loans outstanding with an aggregate principal balance of approximately $21.1 million, and AMIT owned, as a result of foreclosures or receipt of deeds in lieu of foreclosure on assets securing certain AMIT loans, approximately $14.4 million of real property, net of fair value adjustment of $1.5 million. IPT acquired these assets as a result of the AMIT Merger, as well as approximately $13.4 million of cash held by AMIT at the date of the AMIT Merger.

     Pro forma results of operations for the nine month periods ended September 30, 1998 and 1997, giving effect to the AMIT Merger as if effected at the beginning of each period, are as follows (in thousands, except share and per share data):

                                                                1998          1997
                                                             -----------   -----------
Revenues...................................................  $    25,488   $    15,226
  Income before extraordinary item.........................       16,693         6,052
  Net income...............................................       16,400         6,052
  Diluted earnings per IPT Common Share:
     Income before extraordinary item......................  $      0.73   $      0.35
     Net income............................................  $      0.72   $      0.35
  Weighed average IPT Common Shares
                                                             -----------   -----------
     diluted...............................................   22,899,721    17,468,270

                                  (UNAUDITED)

5. EQUITY EARNINGS -- GAIN ON SALE OF PROPERTIES

     On April 16, 1998, Consolidated Capital Institutional Properties ("CCIP"), which is one of the IPT Partnerships, sold Northlake Quadrangle (one of the properties controlled by CCIP) to an unrelated third party for $2.3 million. CCIP's net proceeds from this sale were $2.1 million. At the time of the sale, IPT owned approximately 41% of the equity interests in CCIP, and its share of the gain (included in IPT's equity earnings) was approximately $291,000.

     On June 30, 1998, National Property Investors 5 ("NPI 5") and National Property Investors 6 ("NPI 6"), each an IPT Partnership, sold the Village (an apartment property jointly owned by NPI 5 and NPI 6) to an unrelated third party for approximately $30.1 million. Aggregate net sales proceeds to NPI 5 and NPI 6 from this sale were approximately $18.1 million, after repayment of the mortgage note and closing expenses. IPT owned approximately 48% and 44% of the equity interests in NPI 5 and NPI 6, respectively, at the time of this sale, and its share of the gain (included in IPT's equity earnings) was approximately $5.5 million.

     On July 16, 1998, Angeles Income Properties, Ltd. 6 ("AIPL6"), which is one of the IPT Partnerships, sold Whispering Pines Mobile Home Park (one of the properties controlled by AIPL6) to an unrelated third party for approximately $7.0 million. Aggregate net sales proceeds to AIPL6 from this sale were approximately $1.9 million, after repayment of the first and second mortgage notes and payment of closing costs. IPT owned approximately 5% of the equity interests in AIPL6 at the time of the sale, and its share of the gain (included in IPT's equity earnings) was approximately $97,000.

6. APARTMENT INVESTMENT AND MANAGEMENT COMPANY MERGER

     On March 17, 1998, IFG entered into an agreement to merge its national residential property management operations, including its controlling interest in IPT, with AIMCO. On October 1, 1998, AIMCO completed the merger of IFG with and into AIMCO (the "IFG Merger"). As a result of the IFG Merger, AIMCO acquired approximately 51% of the outstanding Common Shares of IPT.

     Also on October 1, 1998, just prior to the completion of the IFG Merger, the IPT Board of Trustees, as constituted prior to the resignations and appointments of AIMCO nominees described below (the "IPT Board"), held a special meeting attended by all but one trustee to consider in detail with its legal and financial advisors the terms of an Agreement and Plan of Merger (the "Original Merger Agreement") proposed to be entered into between IPT and AIMCO, pursuant to which IPT would be merged with and into AIMCO or a subsidiary of AIMCO (the "Merger"). At the request of the IPT Board, representatives of Lehman Brothers, Inc., IPT's financial advisor, made a presentation concerning the analysis underlying their conclusions, and delivered a written opinion that the consideration to be paid in the Merger was fair from a financial point of view to the holders of IPT Common Shares, other than AIMCO and its subsidiaries. Following such discussions and based in part on the advice of Lehman Brothers, Inc., the IPT Board (prior to the election of any AIMCO affiliates) unanimously
(1) deemed the Merger advisable and in the best interests of IPT, (2) directed the Merger to be submitted to the IPT shareholders, (3) recommended the Merger to the IPT shareholders, and (4) approved the Original Merger Agreement and the transactions contemplated by the IPT Merger Agreement.

     As contemplated by the Original Merger Agreement, effective simultaneously with the execution and delivery of the Original Merger Agreement, (1) Messrs. Ronald Uretta and Ronald J. Consiglio

                                  (UNAUDITED)

resigned as trustees of IPT; (2) the size of the IPT Board was increased by four from seven to eleven members; and (3) Messrs. Terry Considine, Peter K. Kompaniez, Patrick J. Foye, Steven D. Ira, Thomas W. Toomey and Harry G. Alcock, each of whom is an officer of AIMCO, were appointed to fill the vacancies on the IPT Board.

     IPT's bylaws were also amended in the manner contemplated by the Original Merger Agreement. One of the bylaw amendments had the effect of exempting AIMCO's acquisition (through the IFG Merger) of IPT Common Shares from Maryland's control share acquisition statute. Maryland's control share acquisition statute generally provides that persons acquiring more than 20% of the outstanding shares of a Maryland real estate investment trust will have no voting rights unless the acquisition is approved by (1) the affirmative vote of 66 2/3% of all the votes entitled to be cast on the matter, excluding all interested shares, or (2) by a bylaw provision, as was the case in AIMCO's acquisition of the IPT Common Shares formerly held by IFG through the IFG Merger. As a result of such bylaw amendment, AIMCO will be permitted to vote the IPT Common Shares it owns for the Merger.

     In addition, another Maryland statute, the business combination statute, prohibits certain business combinations between a Maryland real estate investment trust and a 10% shareholder and certain other persons. AIMCO was exempted from the provisions of Maryland's business combination statute by the IPT Board prior to AIMCO's acquisition of the IPT Common Shares formerly owned by IFG, therefore the Merger is not restricted by Maryland's business combination statute.

     The Merger requires approval of the holders of a majority of the outstanding IPT Common Shares. AIMCO and its subsidiaries have agreed to cause all of the IPT Common Shares they own to be voted in favor of the Merger and the Original Merger Agreement, as amended. Accordingly, IPT shareholder approval is assured.

     On December 7, 1998, the merger agreement was amended and restated (such amended and restated agreement, the "Merger Agreement") to clarify certain ambiguities and inconsistencies in the Original Merger Agreement and to change the structure of the merger to the merger of a subsidiary of AIMCO with and into IPT from the merger of IPT with and into AIMCO.

     Upon completion of the Merger, IPT shareholders will receive the following merger consideration: (1) if the Merger is completed prior to March 1, 1999, $13.28 per IPT Share in shares of AIMCO Common Stock, or, at AIMCO's election, $13.25 ($13.28 to the extent that AIMCO uses its common stock) per IPT Common Share in cash or AIMCO common stock, subject to certain adjustments specified in the Merger Agreement; or (2) if the Merger is completed on or after March 1, 1999, $13.28 per IPT Common Share payable entirely in shares of AIMCO common stock, subject to certain adjustments specified in the Merger Agreement. IPT will issue a press release announcing whether AIMCO elects to pay the merger consideration in cash at least 12-trading days before completion of the Merger. Based on an assumed price per IPT Common Share of $13.25, using 23,446,538 fully diluted IPT Common Shares as of October 1, 1998, the aggregate value of all outstanding IPT Common Shares implied by the Original Merger Agreement would have been approximately $310.7 million.

     Also in connection with the execution of the Original Merger Agreement, IPT entered into consulting agreements with each of Messrs. James A. Aston, Andrew
L. Farkas, Frank M. Garrison and Ronald Uretta, each of whom was a member of the IPT Board at the time the Original Merger Agreement was approved, pursuant to which these individuals have become consultants to IPT for a

                                  (UNAUDITED)

fee of $1,000 per month. These consulting agreements will terminate on January 31, 2003. Additionally, all unvested restricted IPT Common Shares owned by these individuals at the effective time of the Merger will be converted into restricted shares of AIMCO Common Stock, regardless of whether AIMCO elects to pay the merger consideration in cash. As of September 30, 1998, such individuals held approximately 390,000 restricted IPT Common Shares.

     As compensation for its services in connection with the Merger and the rendering of its fairness opinion, IPT paid Lehman Brothers a fee of $750,000 plus expenses. This amount is reflected in administrative expenses for the three and nine months ended September 30, 1998. Lehman Brothers currently is a lender to IPT under a $50 million credit facility. At the time Lehman Brothers rendered its opinion to IPT, Lehman Brothers and an officer of Lehman Brothers owned an aggregate of 510,000 IPT Common Shares.

7. MORTGAGE NOTE RECEIVABLE

     In September 1998, IPT funded a new loan in the amount of $275,000 secured by a first deed of trust on a 6,000 square foot commercial building located in Indianapolis, Indiana. This new loan requires monthly principal and interest payments based on an annual interest rate of 7.3% and a principal amortization period of 20 years. The loan has a maturity date of September 2008.

8. COMMITMENTS AND CONTINGENCIES

  General Partners

     Qualified REIT subsidiaries of IPT either control or serve as managing general partner of the IPT Partnerships, and these subsidiaries may be liable for recourse obligations of the IPT Partnerships in the event that the IPT Partnerships are unable to satisfy those obligations. IPT believes that each IPT Partnership has more than adequate resources to discharge all recourse obligations and maintains adequate insurance.

  Loan Commitments

     Certain wholly-owned subsidiaries of IPT are obligated to loan up to $500,000 each to certain IPT Partnerships ($2,600,000 in aggregate) and $150,000 each to certain other IPT Partnerships ($6,000,000 in aggregate) at interest rates not to exceed the prime rate plus 2%. There were no amounts outstanding under these commitments at September 30, 1998.

  Obligations to Former General Partners

     Certain corporate general partners owned by IPT were acquired by IFG from unaffiliated prior owners. The acquisition agreements provided that IFG (now
IPT) would be indemnified from claims attributable to events or actions prior to IFG's ownership, and that IFG would indemnify the prior owners from claims or causes of action arising after the change in ownership. In addition, certain former owners of the general partners of seven IPT Partnerships retained 100% (and in some instances 75%) of the obligation to make capital contributions that may be required by the general partners upon windup of the applicable partnerships.

                                  (UNAUDITED)

  Environmental Liabilities

     Under various Federal and state environmental laws and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances or petroleum product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. There can be no assurance that IPT, any of its affiliates or any assets owned or controlled by IPT or any of its affiliates currently are in compliance with all of such laws and regulations, or that IPT or its affiliates will not become subject to liabilities that arise in whole or in part out of any such laws, rules or regulations. Management is not currently aware of any environmental liabilities that are expected to have a material adverse effect on the Company's operations or financial condition.

  Litigation

     In January and February 1998, a limited partner in several of the IPT Partnerships commenced arbitration proceedings and litigation against those partnerships and their general partners. The claims in both arbitration and in complaints filed in the Circuit Court of Jackson County, Missouri assert that the general partners controlled by IPT breached certain contractual and fiduciary duties allegedly owed to the claimant. IPT believes the claims asserted in these proceedings are without merit.

     On March 24, 1998, certain persons claiming to own limited partner interests in certain of the IPT Partnerships filed a purported class and derivative action in California Superior Court in the County of San Mateo against IPT, the general partners of the partnerships, certain persons and entities who purportedly formerly controlled the general partners, and additional entities affiliated with and individuals who are officers, directors and/or principals of several of the defendants. The complaint contains allegations that, among other things, (i) the defendants breached their fiduciary duties to the plaintiffs by selling or agreeing to sell their "fiduciary positions" as stockholders, officers and directors of the general partners for a profit and retaining said profit rather than distributing it to the plaintiffs; (ii) the defendants breached their fiduciary duties by mismanaging the partnerships and misappropriating the assets of the partnerships by (a) manipulating the operations of the partnerships to depress the trading price of units of limited partner interest in the partnerships, (b) coercing and fraudulently inducing unitholders to sell units to certain of the defendants at depressed prices and (c) using the voting control obtained by purchasing units at depressed prices to entrench certain of the defendants' positions of control over the partnerships; and (iii) the defendants breached their fiduciary duties to the plaintiffs by selling assets (such as mailing lists of unitholders) of the partnerships and causing the general partners to enter into exclusive arrangements with their affiliates to sell goods and services to the general partners, the unitholders and tenants of partnership properties. The complaint also alleges that the foregoing allegations constitute violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the general partners and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. In June 1998, the general partners filed a motion seeking dismissal of the action. In lieu of responding to that motion, the plaintiffs recently filed an amended complaint

                                  (UNAUDITED)

against which the general partners have again filed a motion seeking dismissal. IPT believes that the allegations contained in the amended complaint are without merit and intends to defend the action vigorously.

     On July 30, 1998, certain entities claiming to own limited partner interests in 44 of the IPT Partnerships filed a complaint in the Superior Court of the State of California, County of Los Angeles against IPT, IFG, the applicable IPT Partnerships, the general partners of those partnerships and additional entities affiliated with several of the defendants. Plaintiffs allege that they have requested from, but have been denied by each of the partnerships, lists of their respective limited partners for the purpose of making tender offers to purchase up to 4.9% of the units of limited partner interest in each of those partnerships. The complaint also alleges that certain of the defendants made tender offers to purchase units of limited partner interest in many of the partnerships, with the alleged result that plaintiffs have been deprived of the benefits they would have realized from ownership of the additional units. The plaintiffs assert eleven causes of action, including breach of contract, unfair business practices and violations of the partnership statutes of the states in which the partnerships are organized. Plaintiffs seek compensatory, punitive and treble damages. Defendants have answered the complaint. IPT believes the claims are without merit and intends to defend the action vigorously.

     An action was filed against AMIT, Katten Muchin Zavis and David M. Bass in Superior Court of the State of California by Jules P. Kirsch on December 26, 1996 alleging that the named defendants had maliciously prosecuted Mr. Kirsch in certain earlier litigation commenced by AMIT in 1995, which alleged that Mr. Kirsch and several other individuals and corporations purchased AMIT Class A Shares while in possession of "inside information" and that they violated Sections 13(d) and 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. In June 1996, AMIT settled the prior claims with the defendants other than Mr. Kirsch, and voluntarily dismissed the claims against Mr. Kirsch. The now pending action commenced by Mr. Kirsch seeks unspecified amounts for compensatory and punitive damages. On January 5, 1998, summary judgment was entered in favor of AMIT and against Mr. Kirsch on all claims in the malicious prosecution action. On January 30, 1998, Mr. Kirsch filed an appeal of the summary judgment ruling. No decision on that appeal has been rendered yet.

     In addition to the above, certain of the IPT Partnerships and other subsidiaries of IPT are defendants in lawsuits arising in the ordinary course of business. Such lawsuits are primarily insured claims arising from accidents at managed properties. Claims may demand substantial compensatory and punitive damages. Management believes that the litigation will be resolved without a material impact on the financial position or results of operations of the IPT.

9. OTHER MATTERS

  Winthrop Option

     On February 17, 1998, IFG (now AIMCO) granted IPLP an option (the "Winthrop Option") to acquire, at any time on or before December 31, 1998, all of IFG's interest in certain limited partner interests in two public and 11 private real estate limited partnerships which own, in the aggregate, 29 properties containing approximately 12,100 residential apartment units, together with the right to receive certain asset management, investor services and partnership management fees from ten of those partnerships. IFG acquired such interests from Winthrop Financial Associates and certain affiliates of Winthrop Financial Associates. The Winthrop Option is exercisable by IPLP for

                                  (UNAUDITED)

an aggregate cash amount of approximately $46 million, plus interest on approximately $40 million of that amount at a rate equal to IFG's cost of funds (based on the interest rate in effect from time to time under IFG's revolving credit facility) and a ratable portion of the transaction costs incurred by IFG in connection with the acquisitions of those interests.

  Cost of Start-up Activities

     In 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"), which is effective for financial statements for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application should be reported as the cumulative effect of a change in accounting principle and expensed in the first quarter in the year of adoption. At September 30, 1998, IPT had approximately $920,000 (net of accumulated amortization) capitalized as organizational costs that would be affected by the requirements of SOP 98-5.

  EITF 97-11

     IPT has not capitalized any internal costs in connection with identifying and acquiring operating properties. Therefore, EITF 97-11 will have no effect on IPT's financial statements.

  Comprehensive Income

     In 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("Statement No. 130"). Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components. IPT adopted Statement No. 130 as of January 1, 1998. Statement No. 130 had no effect on IPT as of September 30, 1998.

10. SUBSEQUENT EVENTS

  IPLP Transfer

     On December 7, 1998, IPLP entered into (the IPLP Assignment Agreement) with the AIMCO Operating Partnership. Pursuant to the IPLP Assignment Agreement, IPLP transferred the economic rights to the Assets to the AIMCO Operating Partnership in exchange for approximately 10.2 million OP Units.

  Realty Transaction

     In June 1998, the AIMCO Operating Partnership entered into seven separate Purchase and Sale Agreements with affiliates of Realty Investment Co. to acquire seven multifamily residential properties. On October 16, 1998, these properties were acquired by newly formed subsidiaries of the AIMCO Operating Partnership (the "Subsidiary Partnerships") for a purchase price of approximately $41.8 million (exclusive of certain transaction costs), consisting of approximately $16.8 million in cash and the assumption of approximately $25.0 million in mortgage indebtedness. IPLP provided approximately $17.1 million to the AIMCO Operating Partnership for the acquisition of certain multifamily residential properties. As consideration, the AIMCO Operating Partnership assigned all of its rights, title and interest in and to the profits, distributions, losses, and all other economic rights and obligations arising out of the it's limited partnership interest in the Subsidiary Partnerships to

                                  (UNAUDITED)

IPLP. The seven garden-style apartment communities are located in three states, have an average age of 14 years and contain 1,353 apartment units. Five of the apartment communities are located in Florida, with 448 units in Jacksonville, 208 units in Daytona Beach, 120 units in Melbourne and 216 units in Palm Bay. One apartment community with 137 units is located in Hemet, California and one apartment community with 224 units is located in Stone Mountain, Georgia.

  AMIT Notes Repurchase

     On November 30, 1998, IPLP repurchased participations in certain AMIT notes for $11 million.

  Retention Compensation Arrangements

     During October 1998, approximately $1.4 million was paid to former executives and other employees of IPT related to retention arrangements entered into with these employees. The retention agreements were entered into in order to encourage the executives and other employees to remain with IPT through the close of the Merger. As a result of the change in control of IPT, it was determined that the compensation would be awarded to these employees on October 15, 1998. Also on October 15, 1998, pursuant to the respective retention agreements, 26,000 restricted IPT Common Shares previously granted to certain former IPT executives vested, and options to purchase 25,000 IPT Common Shares held by two former IPT executives were retired by IPT at an aggregate cost of $81,250. In October 1998, $1 million was paid to Ronald Consiglio, a former officer and trustee of AMIT and IPT, as a result of the termination of his employment with IPT without cause. These amounts will be recorded as expense by IPT in the fourth quarter of 1998.

  Property Sale

     During November 1998, IPT sold an industrial warehouse acquired in connection with the AMIT Merger. The warehouse, which is approximately 89,000 square feet and is located in Solon, a suburb of Cleveland, Ohio, was sold for a price of $2,000,000. In connection with the sale, IPT provided a first mortgage loan to the buyer in the amount of $1,700,000, which requires monthly principal and interest payments based on an annual interest rate of 6.25% and a principal amortization period of 20 years. The loan has a maturity date of November 2008. In conjunction with the sale of the property, IPT recognized a gain of approximately $205,000 and received net cash proceeds in the amount of approximately $201,000.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Trustees
Insignia Properties Trust and Predecessor Entities

     We have audited the accompanying consolidated balance sheets of Insignia Properties Trust (a majority-owned subsidiary of Insignia Financial Group, Inc.) as of December 31, 1997 and 1996, and the related consolidated statement of income, shareholders' equity and cash flows for the year ended December 31, 1997, and the combined statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 of the Insignia Properties Trust Predecessor Entities. Our audits also included the financial statement schedule included on pages F-36 to F-37. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insignia Properties Trust at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997, and the combined results of the operations and the cash flows of the Insignia Properties Trust Predecessor Entities for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

February 13, 1998,
except for Note 10, as to which the date is March 17, 1998

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Cash and cash equivalents...................................  $ 37,432    $  4,928
Receivables.................................................         8          21
Investments in real estate limited partnerships.............   159,469     118,741
Apartment property, net.....................................    22,357      22,125
Other assets................................................     6,802       1,942
                                                              --------    --------
          Total assets......................................  $226,068    $147,757
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable -- Due to Insignia.......................  $    841    $    275
  Distribution payable -- Insignia..........................     1,260          --
  Distributions payable.....................................     2,786       5,880
  Accrued expenses..........................................     1,222         804
  Note payable..............................................        --         430
  Non-recourse mortgage note................................    19,300      19,300
                                                              --------    --------
          Total liabilities.................................    25,409      26,689
Minority interests in Operating Partnership.................    54,447      50,429
Shareholders' equity:
  Preferred shares, par value $.01 per share -- authorized
     100,000,000 shares, issued and outstanding -0- (1997
     and 1996)..............................................        --          --
  Common shares, par value $.01 per share -- authorized
     400,000,000 shares, issued and outstanding 18,573,151
     (1997) and 11,168,036 (1996)...........................       186         112
  Additional paid-in capital................................   145,594      70,527
  Accumulated earnings in excess of distributions...........       432          --
                                                              --------    --------
          Total shareholders' equity........................   146,212      70,639
                                                              --------    --------
          Total liabilities and shareholders' equity........  $226,068    $147,757
                                                              ========    ========

                            See accompanying notes.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 1997         1996       1995
                                                              -----------    -------    ------
Revenues
  Apartment rentals.........................................  $     6,646    $ 6,020    $   --
  Equity earnings -- limited partnership interests..........        8,062      3,587     2,455
  Other.....................................................        2,118         98         4
                                                              -----------    -------    ------
                                                                   16,826      9,705     2,459
Expenses
  Apartment property operating expenses.....................        3,258      3,034        --
  Apartment property interest...............................        1,486      1,812        --
  Apartment property depreciation...........................          966        901        --
  Administrative............................................        1,314         34       113
  Amortization..............................................          285         --        --
  Other interest............................................           47         11        --
                                                              -----------    -------    ------
                                                                    7,356      5,792       113
                                                              -----------    -------    ------
Income before gain on sale of properties, minority interest
  and extraordinary items...................................        9,470      3,913     2,346
Gain of sale of properties..................................        1,044         --        --
                                                              -----------    -------    ------
Income before minority interest and extraordinary items.....       10,514      3,913     2,346
Minority interests in consolidated subsidiaries and the
  Operating Partnership.....................................       (4,440)      (356)     (131)
                                                              -----------    -------    ------
Income before extraordinary item............................        6,074      3,557     2,215
Extraordinary loss -- property refinancings (net of minority
  interest).................................................          (70)    (1,132)       --
                                                              -----------    -------    ------
Net income..................................................  $     6,004    $ 2,425    $2,215
                                                              ===========    =======    ======
Net Income per share:
  Income before extraordinary item..........................  $       .41         --        --
  Extraordinary item........................................         (.01)        --        --
                                                              -----------    -------    ------
  Net income................................................  $       .40         --        --
                                                              ===========    =======    ======
Weighted average shares outstanding.........................   14,694,327         --        --
                                                              ===========    =======    ======

                            See accompanying notes.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

             CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS'
                   EQUITY AND INSIGNIA EQUITY IN PREDECESSORS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                            COMMON     ADDITIONAL       ACCUMULATED          INSIGNIA
                                             STOCK      PAID-IN      EARNINGS IN EXCESS     EQUITY IN
                                            CLASS A     CAPITAL       OF DISTRIBUTIONS     PREDECESSORS
                                            -------    ----------    ------------------    ------------
Balance at December 31, 1994..............   $ --       $     --           $   --            $ 38,346
  Capital contribution by Insignia........     --             --               --              21,522
  Distributions paid......................     --             --               --             (10,209)
  Net income for 1995.....................     --             --               --               2,215
                                             ----       --------           ------            --------
Balance at December 31, 1995..............     --             --               --              51,874
  Issuance of 11,168,036 common shares....    112         78,587               --                  --
  Capital contribution by Insignia........     --             --               --               2,942
  Distributions declared and paid.........     --         (2,180)              --              (6,812)
  Distributions declared..................     --         (5,880)              --                  --
  Net income for 1996.....................     --             --               --               2,425
  Issuance of IPLP units in exchange for
     Insignia limited partnership
     interests -- transferred to minority
     interest.............................     --             --               --             (50,429)
                                             ----       --------           ------            --------
Balance at December 31, 1996..............    112         70,527               --                  --
  Issuance of 7,405,115 common shares.....     74         75,067               --                  --
  Distributions declared and paid.........     --             --           (2,786)                 --
  Distributions declared..................     --             --           (2,786)                 --
  Net income for 1997.....................     --             --            6,004                  --
                                             ----       --------           ------            --------
Balance at December 31, 1997..............   $186       $145,594           $  432            $     --
                                             ====       ========           ======            ========

                            See accompanying notes.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   --------   --------
Operating activities
  Net income................................................  $  6,004   $  2,425   $  2,215
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Apartment property depreciation........................       966        901         --
     Amortization of organization and formation costs.......       285         --         --
     Equity earnings -- partnership investments.............    (8,062)    (3,587)    (2,455)
     Gain on sale of properties.............................    (1,044)        --         --
     Extraordinary loss -- property refinancings............        70      1,132         --
     Minority interests in the Operating Partnership and
       consolidated subsidiaries............................     4,440        356        131
     Changes in operating assets and liabilities:
       Accounts receivable..................................        13        (21)        --
       Other assets.........................................    (1,316)         6         --
       Accounts payable and accrued expenses................       982        208          9
                                                              --------   --------   --------
          Net cash provided by (used in) operating
            activities......................................     2,338      1,420       (100)
Investing activities
  Purchase of partnership interests.........................   (30,592)   (71,427)   (24,147)
  Investment in apartment property, net of acquired cash....        --     (8,005)        --
  Distributions from partnerships...........................    18,235      9,258     10,910
  Organizational and formation costs........................    (3,743)        --         --
  Additions to apartment property...........................      (381)      (733)        --
  Other.....................................................        --         73         --
                                                              --------   --------   --------
          Net cash (used in) investing activities...........   (16,481)   (70,834)   (13,237)
Financing activities
  Payments on note payable..................................    (1,080)      (310)        --
  Repayments of non-recourse mortgage note..................        --    (16,876)        --
  Proceeds from note payable................................       650         --         --
  Proceeds from refinancing of non-recourse mortgage note...        --     19,300         --
  Investments made by minority investors....................        --         --      2,652
  Distributions made to minority investors..................    (1,321)      (431)      (100)
  Debt issuance costs.......................................        --       (505)        --
  Debt extinguishment costs.................................        --       (333)        --
  Capital invested by Insignia..............................        --     81,961     21,522
  Loan costs paid...........................................       (19)        --         --
  Distributions paid to Insignia by IPLP....................    (5,337)    (6,812)   (10,209)
  Distributions paid to common shareholders.................    (8,666)    (2,180)        --
  Proceeds from issuance of common shares...................    62,420         --         --
                                                              --------   --------   --------
  Net cash provided by financing activities.................    46,647     73,814     13,865
                                                              --------   --------   --------
  Increase in cash and cash equivalents.....................    32,504      4,400        528
  Cash and cash equivalents at beginning of year............     4,928        528         --
                                                              --------   --------   --------
  Cash and cash equivalents at end of year..................  $ 37,432   $  4,928   $    528
                                                              ========   ========   ========
Supplemental disclosure of non-cash financing and investing
  activities
  Issuance of IPT shares and OP units for partnership
     interests..............................................  $ 20,379   $     --   $     --
                                                              ========   ========   ========

                            See accompanying notes.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Insignia Properties Trust ("IPT" or "the Company") was formed in 1996 by Insignia Financial Group, Inc. ("Insignia") for the purpose of acquiring and owning interests in multifamily residential properties, including limited and general partner interests in partnerships which hold such real estate properties. IPT has been organized in a manner that will allow it to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 beginning with the taxable year ended December 31, 1996. IPT was organized as a Maryland Business Trust. Insignia and its affiliates have transferred to IPT equity interests in entities comprising or controlling the general partners of certain public real estate limited partnerships in exchange for shares of beneficial interest of IPT. IPT has also issued common shares to Insignia and certain of its employees and affiliates in exchange for the payment of certain obligations of IPT. IPT began operations on December 31, 1996 as a result of such transfers. The transfers were recorded at the historical cost of Insignia.

     The Company is the sole general partner of Insignia Properties L.P. ("IPLP" or the "Operating Partnership"). Insignia and its subsidiaries, other than IPT, have transferred to IPLP certain limited partner interests in real estate limited partnerships (or equity interests in entities which own such interests) owned by Insignia and its subsidiaries in exchange for units of limited partner interest in IPLP, which units are exchangeable for common shares of IPT or are redeemable for cash. Because these units are held by Insignia, under the Limited Partnership Agreement, they are Class A units of limited partner interest having special rights with respect to matters concerning IPLP. As a result of these formation transactions, at December 31, 1997 and 1996, IPT was 75% and 98% owned by Insignia, with the remainder of its shares owned by Metropolitan Asset Enhancement L.P. ("MAE LP") (an affiliated company), certain Insignia employees and other non-affiliated investors. IPT's ownership of IPLP was 66% and 57% at December 31, 1997 and 1996, respectively. Insignia owns the remaining units in IPLP.

     The formation transactions represent a reorganization of entities under common control, and the accompanying financial statements represent the consolidated and combined financial statements applicable to those assets and entities contributed to IPT as a part of its formation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Combination

     The accompanying financial statements include the consolidated balance sheets of IPT as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1997, and the combined statements of income, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995 of Insignia Properties Trust Predecessor Entities. The financial statements include wholly-owned subsidiaries which comprise or control the general partners of the underlying partnerships, the majority-owned subsidiary IPLP, and certain investments in real estate limited partnerships which were owned by Insignia prior to contribution to IPLP ("Predecessor Entities"). Insignia's ownership in IPLP is shown as minority interest. See Notes 3 and 6 regarding consolidation of National Property Investors 4 ("NPI 4"), a majority-owned operating partnership.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Cash and Cash Equivalents

     The amount of cash on deposit in federally insured institutions at times exceeds the limit on insured deposits. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Investments in Real Estate Limited Partnerships

     Investments in real estate limited partnerships represent general partner interests (or interests in general partner interests) generally ranging from 0.2% to 3% in certain limited partnerships and limited partner interests in real estate limited partnerships ranging from less than 1% to 62%. Partnerships in which IPT has a general partner interest or limited partnership ownership (in excess of 2.5%) are accounted for by the equity method, unless IPT has a majority ownership and controls the partnership on a non-temporary basis, in which case the partnership is consolidated.

  Apartment Property

     Apartment property, consisting of land of approximately $1.5 million, buildings and personal property of approximately $22.7 million, is stated at cost, net of accumulated depreciation of approximately $1.9 million. Apartment property consists of buildings and improvements. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Buildings are being depreciated over the estimated life of 30 years and personal property over the estimated life of 5 years (see Note 7).

     In 1996, IPT adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" (FAS 121), which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of FAS 121 had no material effect on the accompanying financial statements.

  Revenue Recognition

     Rental income attributable to leases is recorded when due from tenants and is recognized monthly as it is earned, which is not materially different than on a straight-line basis. Interest income is recorded on an accrual basis.

  Lease Agreements

     The Company generally leases apartment units for twelve-month terms or less, renewable upon consent of both parties.

  Loan Costs

     Loan costs include fees and costs paid to third parties for obtaining or refinancing outstanding indebtedness. These costs are amortized over the term of the respective outstanding debt. Loan costs of approximately $524,000 and $505,000, net of accumulated amortization of approximately $81,000 and $9,000, at December 31, 1997 and 1996, respectively, are included in other assets.

  Advertising Expense

     IPT expenses the cost of advertising as incurred. The amounts incurred for 1997, 1996 and 1995 did not have a material effect on the financial statements.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Deferred Expenses

     Deferred expenses are included in other assets and primarily consist of organization costs which are being amortized using the straight-line method over five years.

  Distributions

     The Company intends to pay distributions of at least the amount required to maintain REIT status under the Internal Revenue Code. In August 1997, the IPT Board adopted a policy to pay a quarterly distribution of $0.15 per common share; however, the payment of any distribution will be dependent on the liquidity and cash flows of the Company, which are primarily dependent on distributions from the underlying partnerships.

  Earnings Per Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

     Earnings per share is computed based on the weighted average number of common shares outstanding. The conversion of an OP Unit to a Common Share is not considered a dilutive item since the allocation of earnings to an OP Unit is equivalent to a Common Share. Earnings per share was not calculated prior to 1997 because IPT shares were not issued until December 30, 1996. Diluted earnings per share is not presented because the Company has no dilutive items; thus, basic and diluted earnings per share are equal.

  Fair Value

     FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The fair values of the Company's financial instruments at December 31, 1997 and 1996 approximate their carrying values.

  Federal Income Taxes

     The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with its taxable year ending December 31, 1996. Generally, a REIT which complies with the provisions of the Code and distributes at least 95% of its taxable income to its shareholders does not pay federal income taxes on its distributed income. Since IPT distributed in excess of 100% of its taxable income, no provision has been made for federal income taxes. If the Company fails to qualify as a REIT in any year, its taxable income may be subject to income tax at regular corporate rates (including any applicable alternative minimum tax). Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes.

     Distributions declared of $0.53 per share to shareholders of record on December 30, 1996 and $0.15 per share to shareholders of record on October 31, 1997 were paid during the year ended December 31, 1997. Distributions paid to shareholders of $0.20 per share were made during the year ended December 31, 1996. For federal tax purposes, the portions of the 1997 distribution relating to return of capital and earnings and profits are 59% and 41%, respectively. The 1996 distribution consisted entirely of a return of capital. No REIT operating income was earned during 1996. Earnings and profits which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes due to differences for federal tax purposes in the estimated useful lives to compute depreciation and the carrying value (basis) of the investment in partnership interests.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Reclassifications

     Certain amounts from prior years have been reclassified to conform with the 1997 presentation.

3. INVESTMENTS IN REAL ESTATE LIMITED PARTNERSHIPS

     The Company has significant investments in 28 limited partnerships and nominal investments in 20 limited partnerships which own (or previously owned) real estate consisting primarily of apartments, and to a lesser extent commercial property, throughout the United States. The Company's capital ownership percentages (which are generally less than the operating percentages) of the significant investments in partnerships at December 31, 1997 and date acquired are as follows:

                                                           CAPITAL          INITIAL
            REAL ESTATE LIMITED PARTNERSHIP              OWNERSHIP %    ACQUISITION DATE
            -------------------------------              -----------    ----------------
Consolidated Capital Growth Fund.......................      39%         December 1994
Consolidated Capital Institutional Properties..........      26%         December 1994
Consolidated Capital Institutional Properties/3........      12%         December 1994
Consolidated Capital VI................................      22%         December 1994
Consolidated Capital III...............................      24%          January 1995
Consolidated Capital IV................................      27%          January 1995
Johnstown/Consolidated Income Partners.................      10%         December 1995
Davidson Growth Plus, L.P..............................      11%         December 1995
Shelter Properties I...................................      39%              May 1995
Shelter Properties II..................................      33%              May 1995
Shelter Properties III.................................      34%              May 1995
Shelter Properties V...................................      39%              May 1995
Shelter Properties VI..................................      28%              May 1995
National Property Investors III........................      45%          January 1996
National Property Investors 5..........................      47%          January 1996
National Property Investors 6..........................      44%          January 1996
National Property Investors 7..........................      43%          January 1996
National Property Investors 8..........................      38%          January 1996
Century Property Fund XIV..............................      41%          January 1996
Century Property Fund XV...............................      40%          January 1996
Century Property Fund XVI..............................      37%          January 1996
Century Property Fund XVII.............................      38%          January 1996
Century Property Fund XVIII............................      29%          January 1996
Century Property Fund XIX..............................      33%          January 1996
Century Property Fund XXII.............................      27%          January 1996
Fox Strategic Housing Income Partners..................      15%           August 1997
Consolidated Capital Institutional Properties/2........      20%         December 1997
Shelter Properties IV..................................      32%         December 1997

     The Company also owns 62% of National Property Investors 4 and therefore consolidates the financial statements of this partnership.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

     The acquisitions were accounted for as purchase transactions by the predecessor entities of IPT. A summary of the acquisitions follows:

  1994 to 1996 Acquisitions

     Limited partnership interests in four of the Consolidated Capital partnerships were purchased in December 1994 by Insignia. Limited partnership interests in two other Consolidated Capital partnerships were acquired by tender offer through consolidated 60% owned subsidiaries of Insignia in January of 1995. The 40% minority interest in these subsidiaries was purchased in 1996.

     The Shelter Properties limited partnership interests were acquired in May 1995 as a result of tender offers commenced by Insignia in April 1995. The partnership interests in the National Property partnerships and the Century partnerships were acquired in January 1996 in connection with the acquisition by Insignia, and certain of its affiliates, of substantially all of the assets of National Properties Investors, Inc. ("NPI Acquisition").

     Limited partner interests in Davidson Growth Plus, L.P. were purchased in December 1995 through a tender offer, and interests in Johnstown/Consolidated Income Partners were acquired in private purchases during 1995 and 1996.

  1997 Acquisitions

     In June 1997, Insignia acquired additional limited partnership interests in the Shelter Properties portfolio and Davidson Growth Plus, L.P. in a privately negotiated transaction ("High River Transaction"). Insignia contributed, at Insignia's cost, the interests acquired in the High River Transaction (with exception of the limited partner interests in Shelter Properties IV Limited Partnership) to IPT in exchange for 1,162,451 IPT Common Shares. IPT then contributed the interests to IPLP in exchange for 1,162,451 general partner units of IPLP.

     In October 1997, a wholly-owned subsidiary of IPLP, completed tender offers for limited partnership interest in six partnerships: Century Property Fund XVII, Century Property Fund XIX, Century Property Fund XXII, National Property Investors 4, Consolidated Capital Properties IV, and Fox Strategic Housing Income Partners (the "August Tender Partnerships").

     In December 1997, a wholly-owned subsidiary of IPLP, completed tender offers for limited partnership interest in two partnerships: Consolidated Capital Institutional Properties and Consolidated Capital Institutional Properties/2 (the "December Tender Partnerships").

     On December 31, 1997, IPLP exercised an option to acquire 16,010 limited partner interests in Shelter Properties IV Limited Partnership in exchange for a total of 1,016,448 units in IPLP to be issued to Insignia. The acquired limited partner interests were recorded at Insignia's historical cost.

  Equity in Earnings

     Equity in earnings of the aforementioned partnerships have been included in these financial statements from the date of their respective acquisition. Equity in earnings from these partnerships amounted to approximately $8,062,000, $3,587,000 and $2,455,000 for the years ended 1997, 1996 and 1995, respectively.
Equity in earnings excludes the Company's equity interest in extraordinary losses by the partnerships from early extinguishments of debt which are reflected separately in the income statement. The Company owns 62% of NPI 4 and, therefore, consolidates the accounts of this partnership.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Summary of Investments

     The following table presents a summary of investments made by IPT in limited partnerships and the carrying amounts. The investment in NPI 4, in which a 62% interest is held, is not included in the table below but rather is included as a consolidated subsidiary in the accompanying financial statements.

                                                               (IN THOUSANDS)
ConCap acquisition in December 1994.........................      $ 38,233
  Equity earnings for 1994..................................           113
                                                                  --------
Balance at December 31, 1994................................        38,346
  ConCap Tender Offers......................................         5,479
  Shelter Tender Offers.....................................        16,860
  Other purchases...........................................         1,807
  Equity earnings for 1995..................................         2,455
  Distributions received....................................       (10,910)
                                                                  --------
Balance at December 31, 1995................................        54,037
  NPI Acquisition in January 1996...........................        66,501
  Purchase of minority interest.............................         3,923
  Other purchases...........................................         1,083
  Equity earnings for 1996..................................         3,587
  Equity in extraordinary losses -- refinancings............        (1,132)
  Distributions received....................................        (9,258)
                                                                  --------
Balance at December 31, 1996................................       118,741
  Purchases.................................................        30,592
  Equity Earnings...........................................         8,062
  Equity in extraordinary losses -- refinancings............           (70)
  Issuance of IPT shares for partnership interests..........        20,379
  Distributions received....................................       (18,235)
                                                                  --------
Balance at December 31, 1997................................      $159,469
                                                                  ========

  Pro forma Information (Unaudited)

     Pro forma unaudited results of operations for the years ended December 31, 1997, 1996 and 1995 assuming consummation of the August Tender Partnerships, December Tender Partnerships, the High River Transaction, and the exercise of the Shelter Properties IV option at January 1, 1996, the NPI and other 1996 acquisitions at January 1, 1995, are as follows:

                                                           1997          1996          1995
                                                        ----------    ----------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..............................................   $19,848       $11,447       $10,720
Income before extraordinary items.....................     8,069         4,561         3,107
Net income............................................     7,999         3,429         2,140
Per share amounts:
  Income before extraordinary items...................       .53           .37           .25
  Net income..........................................       .53           .28           .17

     Minority interest for 1997, 1996 and 1995 has been adjusted for the aforementioned acquisitions. The pro forma information is not necessarily indicative of what the Company's results of operations would have been if the transactions had occurred at the beginning of each period presented. Additionally, the pro forma information does not purport to be an indication of the Company's results of operations for future periods.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

     The following summarized financial information represents the combined results as reported in the separate annual reports of the twenty-eight (1997) and twenty-five (1996) partnerships in which IPT has a significant investment. The information below excludes the financial information of NPI 4, which is consolidated by the Company.

  CONDENSED BALANCE SHEET INFORMATION

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Cash and investments........................................  $  102,994    $  111,733
Restricted escrows, deposits and receivables................      45,127        21,055
Other assets................................................      19,249        35,473
Real estate.................................................   1,424,835     1,251,952
Less accumulated depreciation...............................    (750,292)     (622,433)
                                                              ----------    ----------
          Net real estate...................................     674,543       629,519
                                                              ----------    ----------
          Total assets......................................  $  841,913    $  797,780
                                                              ==========    ==========
Mortgage notes payable......................................  $  660,919    $  618,176
Other liabilities...........................................      32,196        43,085
                                                              ----------    ----------
          Total liabilities.................................     693,115       661,261
Partners' capital...........................................     148,798       136,519
                                                              ----------    ----------
          Total liabilities and partners' capital...........  $  841,913    $  797,780
                                                              ==========    ==========

  CONDENSED STATEMENT OF EARNINGS INFORMATION

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Revenues...........................................  $282,375    $247,017    $237,946
Expenses:
  Property operations..............................   149,562     136,646     130,225
  Provision for possible losses....................        --          --       8,255
  Interest.........................................    56,307      51,823      54,939
  Depreciation and amortization....................    56,456      49,762      49,855
  General and administrative.......................    11,205      10,103      11,858
  Partnership management fees......................        --          --         626
                                                     --------    --------    --------
          Total expenses...........................   273,530     248,334     255,758
Gain on disposition of property....................     8,679       5,572      18,285
                                                     --------    --------    --------
Income before extraordinary item...................    17,524       4,255         473
Extraordinary items................................      (200)        371      (2,884)
                                                     --------    --------    --------
          Net income (loss)........................  $ 17,324    $  4,626    $ (2,411)
                                                     ========    ========    ========

     At December 31, 1997, the unamortized excess of the Company's investments over the respective partnerships' historical cost of their net assets was approximately $125 million, which has been attributed to the fair values of the investee's underlying properties and is being depreciated through equity earnings over their useful lives (30 years). The Company's investment has been recorded at the historical cost of the acquisitions by Insignia. The partnership interests were acquired over a three year period. The financial results of each individual partnership are reflected in equity earnings subsequent to the date of acquisition.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

4. LIABILITIES

  Accounts Payable -- Due to Insignia

     Accounts Payable -- Due to Insignia represent payments made by Insignia on behalf of IPT.

  Distributions Payable

     IPT's Board of Trustees declared a distribution of $2,786,000 and $5,880,000 to shareholders of record on December 23, 1997 and December 30, 1996, respectively. The distributions were paid during January 1998 and 1997, respectively.

  Accrued Expenses

                                                               DECEMBER 31,
                                                              --------------
                                                               1997     1996
                                                              ------    ----
                                                              (IN THOUSANDS)
Accrued professional fees...................................  $  485    $ --
Tenant security deposits....................................     405     409
Accrued interest............................................     118     118
Management fees.............................................      21     120
Other.......................................................     193     157
                                                              ------    ----
                                                              $1,222    $804
                                                              ======    ====

5. NOTES PAYABLE

  Note Payable

     A note payable was issued in connection with the acquisition of the stock of a corporate general partner and is payable as to principal and interest when proceeds are received by that corporate general partner from an investment in a limited partnership with a carrying amount of $430,020. The note payable is unsecured and bears simple interest at 6.5% per annum. During 1997, the note was paid in full.

  Non-recourse Mortgage Note

     The $19.3 million non-recourse mortgage note is a first mortgage encumbering the real estate of NPI 4. The note bears interest at 7.33%, with interest only payable in monthly installments, and matures in 2003. IPT paid interest of approximately $1,415,000 for 1997.

6. MINORITY INTEREST

  Operating Partnership

     Net income is allocated to the Minority Interests based upon their respective ownership percentage of the Operating Partnership. Ownership percentage is represented by dividing the number of OP Units held by the Minority Interests by the OP Units held by Minority Interest and Common Shares Outstanding. Such transactions and the proceeds therefrom are treated as capital transactions and result in an allocation between Shareholder's Equity and Minority Interest to account for the change in the respective percentage ownership of the underlying equity of the Operating Partnership.

     IPLP had 27,989,098 and 19,567,535 units outstanding, including and 9,415,947 and 8,399,499 units held by Insignia at December 31, 1997 and 1996, respectively. Pursuant to IPLP's partnership agreement, the limited partners have received redemption rights, defined in the partnership agreement, which will enable them to cause, subject to certain restrictions, IPLP to redeem each unit for cash equal to the value of a

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES common share of IPT (or, at the general partner's election, it may purchase each unit offered for redemption for one common share of IPT, subject to adjustment upon the occurrence of share splits, merger, consolidations or similar pro rata share transactions, which would have the effect of diluting the ownership interests of the limited partners of IPLP or the shareholders of IPT).

  NPI 4

     NPI 4, in which a subsidiary of IPT is the sole general partner and IPLP owns 62% of the limited partner interests (as of December 31, 1997), is consolidated in the accompanying financial statements. The 62% of the NPI 4 property effectively owned by IPLP is stated at IPLP's cost, while the remaining 38% of the property not owned by IPLP is stated at the historical depreciated cost of NPI 4. While Insignia paid approximately $9 million for a 62% interest in the partnership, the 38% minority interest is recorded at zero since the underlying partnership has a partners' deficit. Accordingly, assets of $25.6 million and liabilities of $17 million were recorded in connection with the acquisition of a majority ownership in NPI 4. The result is that the property is recorded on IPT's financial statements at below estimated fair value. The distribution of $1.3 million to minority partners made in January 1997 by NPI 4 was recognized as a loss to IPT for financial reporting purposes because generally accepted accounting principles do not allow a negative (debit) balance in minority interest. Additional losses will be recognized for NPI 4, or any other partnership which becomes a consolidated partnership, whenever distributions are made to minority partners in excess of the recognized minority interest in such partnership.

7. SHAREHOLDERS' EQUITY

     IPT's declaration of trust has authorized the issuance of up to 400,000,000 common shares and 100,000,000 preferred shares of beneficial interest. In 1996, the Company was initially capitalized by the issuance of 7,283,780 common shares in payment of debt of $72,837,800 owed by IPT to Insignia as a result of the acquisition of the NPI partnership interests. IPT issued 3,271,547 common shares to Insignia in respect of Insignia's 100% ownership interest in IPT. IPT subsequently issued an additional 612,709 common shares to Insignia and an affiliate of Insignia in exchange for the contribution to IPT of shares of stock of certain corporate general partners. During 1997, IPT also issued 6,300 common shares to Insignia and 4,700 shares to six accredited investors, who are executive officers of Insignia. In June 1997, the Company issued to Insignia 1,162,451 common shares of IPT in return for the contribution of limited partnership interests owned by Insignia.

     A private offering was completed in August 1997 with a total of 5,231,000 common shares issued at $10.00 per share. The Company also granted to certain potential investors an option to purchase for cash up to 1,000,000 in the aggregate, common shares of beneficial interest of IPT, at any time on or before October 10, 1997, at the price of $10 per share, provided that the purchaser is not in breach of certain covenants at the time of the purchase. This option was exercised during 1997. IPLP had 27,989,098 and 19,567,535 units outstanding at December 31, 1997 and 1996, respectively, which may be redeemed, subject to certain restrictions, for an equivalent number of common shares of IPT.

     At December 31, 1997 approximately $6.3 million of the Company's retained earnings is represented by undistributed earnings of the Company's underlying investments in real estate limited partnerships that are accounted for by the equity method.

  Share Incentive Plan

     In August 1997, IPT adopted the 1997 Share Incentive Plan (the "Plan") to provide for the granting of share options and restricted shares to certain key employees (including officers), directors, consultants and advisors of IPT, including certain employees of Insignia. The Plan will be administered by the Board of Trustees of IPT or a committee of the Board of Trustees. The Plan provides that options granted under the

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

Plan may be "incentive share options" (as defined in the Code), non-qualified options or restricted shares, which vest on the attainment of performance goals or subject to vesting requirements or other restrictions prescribed by the Board of Trustees. The maximum number of IPT common shares available for awards under the Plan is 1,200,000 shares, subject to adjustment under certain circumstances. The Plan may be terminated by the Board of Trustees of IPT at any time. As of December 31, 1997, the IPT Board of Trustees had approved the granting of 25,000 share options and 38,000 restricted shares.

     The exercise price of options granted under the Plan may not be less than 100% of the fair market value of an IPT common share on the date of grant. However, an incentive share option granted to the holder of more than 10% of the total combined voting power of all of the shares of beneficial interest of IPT or any subsidiary must have an exercise price of at least 110% of the fair market value of the shares on the date of grant and the option by its terms must not be exercisable after the expiration of five years from the date it is granted. Absent a public market for the IPT common shares, the Plan provides for the fair market value to be determined by the Board of Trustees (or a committee thereof if one has been appointed to administer the Plan).

     An option may not be granted with a term exceeding ten years (five years in the case of incentive stock options granted to a holder of more than 10% of the total voting power of all classes of IPT's capital stock on the date of the grant). Options may be exercised by paying the purchase price in cash or, if the option agreement permits, wholly or partly in IPT common shares already owned by the optionee.

     At or prior to the exercise of a nonqualified share option, the IPT Board will have the discretion to permit the optionee, in lieu of purchasing the entire number of shares subject to purchase under the option, to relinquish all or part of the unexercised portion of the option for cash in the amount of the difference between the aggregate value of the shares subject to the option and the aggregate exercise price of the option. In the discretion of the optionee, this amount may be paid in IPT common shares.

8. COMMITMENTS AND CONTINGENCIES

  General Partners

     The qualified REIT subsidiaries of IPT either control or serve as general partner in limited partnerships and these subsidiaries may be liable for recourse obligations of the limited partnerships if the limited partnerships were unable to satisfy those obligations. IPT believes that each limited partnership has more than adequate resources to discharge all recourse obligations and maintain adequate insurance.

  Loan Commitments

     IPT is obligated to loan up to $500,000 to certain partnerships ($2,600,000 in aggregate) and $150,000 to certain other partnerships ($6,000,000 in aggregate) at interest rates not to exceed the prime rate plus 2%. Subsidiaries of IPT serve as general partner in these partnerships. There were no amounts outstanding under these commitments at December 31, 1997 or 1996.

  Year 2000 (Unaudited)

     IPT is dependent upon Insignia for management and administrative services. Insignia has completed an assessment and has determined that is will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. Insignia believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed in a timely fashion, the year 2000 issue could have a material impact on the operations of IPT.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Obligations to Former General Partners

     Certain corporate general partners owned by IPT was acquired by Insignia from unaffiliated prior owners. The acquisition agreements provided that Insignia and IPT would be indemnified from claims attributable to events or actions prior to their ownership, and Insignia (now IPT) indemnify the prior owners from claims or causes of action arising after the change in ownership. In addition, certain former owners of the general partners of seven limited partners retained the obligation with respect to 100% (and in some instances 75%) for capital contributions that may be required by the general partners upon windup of the applicable partnerships.

  Environmental Liabilities

     Under various Federal and state environmental laws and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances or petroleum product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. There can be no assurance that the Company, any of its affiliates, or any assets owned or controlled by the Company or any of its affiliates currently are in compliance with all of such laws and regulations, or that the Company or its affiliates will not become subject to liabilities that arise in whole or in part out of any such laws, rules or regulations. Management is not currently aware of any environmental liabilities which are expected to have a material adverse effect on the Company's operations or financial condition.

  Litigation

     In January and February 1998, a limited partner in several partnerships in which the Company owns limited partner interests commenced arbitration proceedings and litigation against those partnerships and their corporate general partners. The claims in both the arbitration and in complaints filed in the Circuit Court of Jackson County, Missouri assert that the corporate general partners owned by IPT breached certain contractual and fiduciary duties allegedly owed to the claimant. The Company believes the claims asserted in these proceedings to be without merit and intends to vigorously defend the claims.

     Certain subsidiaries and partnerships in which the Company owns limited partner interests are defendants in lawsuits arising in the ordinary course of business. Such lawsuits are primarily insured claims arising from accidents at managed properties. Claims may demand substantial compensatory and punitive damages. Management believes that the litigation will be resolved without a material impact on the financial position or results of operations of the Company.

9. RELATED PARTY TRANSACTIONS

  Advisory Agreement

     The Company initially engaged Insignia to provide a broad range of services, including executive advisory, investment advisory, acquisition, administrative, financial and accounting services. In consideration for these services, the Company will pay Insignia an advisory fee as defined in the Advisory Agreement adjusted annually based upon certain performance factors. The initial fee for these services is $1.0 million divided equally between the two components. In addition to the advisory fee, the Company agreed to pay to Insignia an annual incentive fee on January 31 of each year beginning in 1998. The incentive fee will be equal to 3% of the amount by which IPT's Funds from Operations per share, as defined in the Advisory Agreement,

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES for the year then ending exceeds 105% of the greater of IPT's Funds from Operations per share for the preceding year or the highest level of Funds from Operations per share of IPT attained during any previous calendar year, multiplied by weighted average number of IPT common shares then outstanding (including, for this purpose, all OP Units not owned by IPT). Finally, the Company will reimburse Insignia for certain costs incurred in connection with acquisition services and additional services provided to the Company. During 1997, $1.7 million was paid to Insignia in connection with the advisory agreement, including $0.7 million for acquisition services which was capitalized by IPT. No such amounts were incurred during 1996 and 1995.

     Effective January 1, 1998, the Advisory Agreement between IPT, IPLP and Insignia was terminated without penalty to IPT, IPLP or Insignia, and certain provisions until then contained in the Advisory Agreement were incorporated into the Partnership Agreement effective as of the same date. Also effective upon the termination of the Advisory Agreement, IPT, IPLP and Insignia entered into the Acquisition and Disposition Services Agreement. As of January 1, 1998, the eleven employees of Insignia, who prior to that time had worked exclusively on matters concerning IPT, became employees of IPT. Also, effective on that date, certain executive officers of IPT, who are also employed as executive officers of Insignia, received 510,000 restricted IPT common shares, in the aggregate, which will vest ratably over a five-year period. The restricted shares received by such officers constitutes the sole compensation that they will receive from IPT for services rendered to IPT over such five-year period by such shared employees.

  Property Management

     The Partnership Agreement requires IPT and IPLP to cause Insignia to be retained as property manager for all properties now and hereafter controlled by IPT pursuant to separate property management agreements. The property management services to be provided by Insignia include (i) performing all accounting functions incidental to the properties, such as rent processing and collection, accounts payable (e.g., mortgages, taxes and insurance), payroll and financial reporting, (ii) acting as a rental agent for the properties, and (iii) overseeing the routine maintenance responsibilities relating to the properties. The property management agreements generally provide for the payment of fees to Insignia based on a percentage of rent collections from the managed properties.

     The Partnership agreement also provides that if, after taking into account certain equitable adjustments specified in the Partnership Agreement, IPLP may be required pay an additional fee to Insignia (the "Contract Loss Fee") if certain parameters are not met as specified in the Partnership Agreement.

     IPT's obligation to cause Insignia to be retained as property manager for all the properties controlled by IPT terminates, on a property by property basis, upon the earliest to occur of (i) the termination of the Partnership Agreement, (ii) the termination by Insignia of the applicable property management agreement, (iii) the termination of the applicable property management agreement by the applicable property-owning entity for cause (but not for any other reason, notwithstanding that such termination may have been expressly permitted by the terms of such property management agreement), or (iv) such time as IPT no longer controls such property.

  Partnership Administration Services

     Insignia currently provides partnership administration services to each Controlled Partnership. Such services, for which Insignia is typically paid on a reimbursement basis only, generally include accounting functions, investor relations and the preparation and filing of required reports under the Exchange Act.

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

10. SUBSEQUENT EVENTS

  Raintree Apartment Acquisition

     On January 28, 1998, Raintree Pensacola, L.P., a limited partnership controlled by IPLP, acquired a property in Pensacola, Florida referred to as the Raintree Apartments. The Raintree Apartments contain 168 residential apartment units. The aggregate purchase price paid for the Raintree Apartments was approximately $3.7 million.

  December Tender Offers

     On various dates in December 1997, a wholly-owned subsidiary of IPLP, commenced tender offers to purchase units of limited partner interest in Multi-Benefit Realty Fund 87-1, Century Properties Fund XIV, Century Properties Fund XV, Century Properties Fund XVIII, Consolidated Capital Growth Fund, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties V, Johnstown/Consolidated Income Partners and Shelter Properties VII Limited Partnership. These tender offers expired in January and February 1998 with IPLP acquiring additional limited partnership interest of approximately $11.0 million, including acquisition costs of approximately $0.6 million.

  MAE GP Corporation Merger

     Effective February 25, 1998, MAE GP Corporation, which until then was a wholly-owned subsidiary of MAE LP, was merged with and into IPT, with IPT surviving the merger (the "MAE GP Merger"). As consideration for the MAE GP Merger, IPT issued 332,300 IPT Common Shares to MAE LP valued for purposes of the MAE GP Merger at $10.53 per share. MAE GP Corporation owned or controlled equity interests in entities which comprised or controlled the general partners of 29 public and 61 private real estate limited partnerships (collectively, the "MAE Partnerships"), nine of which are included in the IPT Partnerships. The MAE Partnerships own, in the aggregate, 167 properties containing approximately 31,000 residential apartment units and approximately 2.2 million square feet of commercial space. In connection with the MAE GP Merger, all of the AMIT Class B Shares, which were until then owned by MAE GP Corporation, were transferred by dividend to MAE prior to the MAE GP Merger.

  MAE and Insignia Contributions to IPLP

     In connection with the MAE GP Merger, on February 17, 1998, IPLP purchased certain assets from MAE for approximately $596,000 cash. The assets purchased from MAE consisted of (i) a 99% limited partner interest in Insignia Jacques Miller, L.P. ("IJM"), which in turn owns non-controlling equity interests in entities that comprise or control the general partners of 30 of the MAE Partnerships and various notes receivable (the 1% general partner interest in IJM was acquired by IPT from MAE GP in the MAE GP Merger), and (ii) a 6.557% limited partner interest in Buccaneer Trace Limited Partnership, which owns a 208-unit residential apartment complex located in Savannah, Georgia.

     Also in connection with the MAE GP Merger, on February 17, 1998, Insignia contributed all of the limited partner interests it owned in the MAE Partnerships to IPLP in exchange for OP Units. The value of the interests contributed was approximately $5,460,000, for which Insignia received 518,528 OP Units, based on a value of $10.53 per unit. The interests will be recorded at the historical cost of Insignia.

  Winthrop Option

     On February 17, 1998, Insignia granted IPLP an option (the "Winthrop Option") to acquire all but not less than all of the Winthrop Interest (acquired by Insignia during 1997) at any time on or before December 31, 1998. The Winthrop Option is exercisable by IPLP for an aggregate cash amount of approximately $46 million, plus varying amounts of interest on approximately $40 million, of such amount at a

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES rate equal to Insignia's cost of funds (based on the interest rate in effect from time to time under Insignia's revolving credit agreement) and a ratable portion of the transaction costs incurred by Insignia in connection with the acquisition.

11. EVENTS (UNAUDITED) SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT

  Apartment Investment Management Company Merger

     On October 1, 1998 Insignia merged its national residential property management operations, and its controlling interest in Insignia Properties Trust, with Apartment Investment Management Company ("AIMCO"), a publicly traded real estate investment trust. In connection with the merger, AIMCO has committed to offer to acquire the equity of IPT not owned by Insignia for not less than $13.25 per share.

  Angeles Mortgage Investment Trust Merger

     On September 17, 1998, Angeles Mortgage Investment Trust ("AMIT"), an unincorporated California Business Trust, was merged with and into IPT. The merger provided that each AMIT Class A share was exchanged for 1.516 IPT common shares and each outstanding AMIT Class B share was exchanged for 0.0309 IPT common shares.

                                                                    SCHEDULE III
               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

                    REAL ESTATE AND ACCUMULATED DEPRECATION
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                                GROSS AMOUNT AT WHICH CARRIED AT
                                                                                        DECEMBER 31, 1997
                                         INITIAL COST                      -------------------------------------------
                                      ------------------       COST                 BUILDINGS
                                               BUILDINGS    CAPITALIZED                AND
                                                  AND        (REMOVED)               RELATED
                                               PERSONAL    SUBSEQUENT TO            PERSONAL              ACCUMULATED
                       ENCUMBRANCES    LAND    PROPERTY     ACQUISITION     LAND    PROPERTY     TOTAL    DEPRECIATION
                       ------------   ------   ---------   -------------   ------   ---------   -------   ------------
Village of Pennbrook
  Falls Township,
  Pennsylvania.......    $19,300      $1,529    $21,541       $1,154       $1,529    $22,695    $24,224      $1,867
                         =======      ======    =======       ======       ======    =======    =======      ======


                         DATE OF        DATE      DEPRECIABLE
                       CONSTRUCTION   ACQUIRED   LIFE -- YEARS
                       ------------   --------   -------------
Village of Pennbrook
  Falls Township,
  Pennsylvania.......      1973         1/96         5-30

                                                                    SCHEDULE III

               INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Reconciliation of Real Estate
  Balance at beginning of year..............................  $23,026    $    --
     Acquisition............................................      817     22,253
     Apartment property improvements........................      381        773
                                                              -------    -------
  Balance at end of year....................................  $24,224    $23,026
                                                              =======    =======
Reconciliation of Accumulated Depreciation
  Balance at beginning of year..............................  $   901    $    --
     Additions charged to expense...........................      966        901
                                                              -------    -------
  Balance at end of year....................................  $ 1,867    $   901
                                                              =======    =======

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Partners
Shelter Properties Partnerships

     We have audited the accompanying combined balance sheets of Shelter Properties Partnerships as of December 31, 1996 and 1995, and the related combined statements of operations, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule included on pages F-49 to F-51. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Shelter Properties Partnerships at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                  /s/ ERNST & YOUNG LLP

Greenville, South Carolina
February 5, 1997

                        SHELTER PROPERTIES PARTNERSHIPS

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              ---------   --------
Cash:
  Unrestricted..............................................  $  15,741   $ 11,607
  Restricted................................................        986        983
Accounts receivable.........................................        125        118
Escrow for taxes and insurance..............................      1,466      1,196
Restricted escrows..........................................      5,505      4,400
Other assets................................................      2,480      2,118
Investment properties:
  Land......................................................     13,715     13,714
  Buildings and related personal property...................    180,571    177,167
                                                              ---------   --------
                                                                194,286    190,881
  Less accumulated depreciation.............................   (101,529)   (94,084)
                                                                 92,757     96,797
                                                              ---------   --------
                                                              $ 119,060   $117,219
                                                              =========   ========

                   LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

Liabilities:
  Accounts payable..........................................  $     892   $  1,411
  Tenant security deposits..................................        986        972
  Accrued taxes.............................................      1,375        978
  Other liabilities.........................................      1,733      2,963
  Mortgage notes payable....................................     87,997     83,744
                                                              ---------   --------
                                                                 92,983     90,068
Partners' capital (deficit):
  General partners..........................................       (854)      (856)
  Limited partners..........................................     26,931     28,007
                                                              ---------   --------
                                                                 26,077     27,151
                                                              ---------   --------
                                                              $ 119,060   $117,219
                                                              =========   ========

                            See accompanying notes.

                        SHELTER PROPERTIES PARTNERSHIPS

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1995      1994
                                                              -------   -------   -------
Revenues
  Rental income.............................................  $36,287   $36,170   $34,667
  Other income..............................................    2,366     2,161     1,960
                                                              -------   -------   -------
          Total revenue.....................................   38,653    38,331    36,627
Expenses
  Operating.................................................   12,401    12,506    12,559
  General and administrative................................    1,148     2,045       986
  Maintenance...............................................    6,237     6,253     6,070
  Depreciation..............................................    7,658     7,776     7,448
  Interest..................................................    7,734     8,156     8,405
  Property taxes............................................    2,660     2,599     2,654
                                                              -------   -------   -------
          Total expenses....................................   37,838    39,335    38,122
Casualty gain...............................................       --       199         2
Gain (loss) on sale of property, net........................       --     1,296       (60)
                                                              -------   -------   -------
Income (loss) before extraordinary item.....................      815       491    (1,553)
Extraordinary item -- early extinguishment of debt..........     (633)       --       (87)
                                                              -------   -------   -------
Net income (loss)...........................................  $   182   $   491   $(1,640)
                                                              =======   =======   =======

                            See accompanying notes.

                        SHELTER PROPERTIES PARTNERSHIPS

         COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                        LIMITED
                                                      PARTNERSHIP   GENERAL    LIMITED
                                                         UNITS      PARTNERS   PARTNERS    TOTAL
                                                      -----------   --------   --------   --------
Net original capital contributions..................    192,362      $  10     $161,716   $161,726
                                                       ========      =====     ========   ========
Partners' (deficit) capital at December 31, 1993....    192,362      $(817)    $ 32,926   $ 32,109
  Distributions payable to partners.................         --        (15)      (1,492)    (1,507)
  Net (loss) for the year ended December 31, 1994...         --        (16)      (1,624)    (1,640)
                                                       --------      -----     --------   --------
  Partners' (deficit) capital at December 31,
     1994...........................................    192,362       (848)      29,810     28,962
  Distributions payable to partners.................         --        (13)      (2,289)    (2,302)
  Net income for the year ended December 31, 1995...         --          5          486        491
                                                       --------      -----     --------   --------
Partners' (deficit) capital at December 31, 1995....    192,362       (856)      28,007     27,151
  Distributions payable to partners.................         --         --       (1,256)    (1,256)
  Net income for the year ended December 31, 1996...         --          2          180        182
                                                       --------      -----     --------   --------
Partners' (deficit) capital at December 31, 1996....   $192,362      $(854)    $ 26,931   $ 26,077
                                                       ========      =====     ========   ========

                            See accompanying notes.

                        SHELTER PROPERTIES PARTNERSHIPS

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1996      1995      1994
                                                              --------   -------   -------
Operating activities
  Net income (loss).........................................  $    182   $   491   $(1,640)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................     7,658     7,776     7,448
     Amortization of discounts and loan costs...............       757       795       786
     Casualty (gain)........................................        --      (199)       (2)
     (Gain) loss on sale of property........................        --    (1,296)       60
     Extraordinary item -- early extinguishment of debt.....       633        --        87
     Change in accounts:
       Restricted cash......................................        (4)       24       (77)
       Accounts receivable..................................        (6)      (42)      118
       Escrows for taxes....................................      (271)      184       196
       Other assets.........................................      (168)       (3)       71
       Accounts payable.....................................      (608)      376      (214)
       Tenant security liability............................        16       (52)       95
       Accrued taxes........................................       396      (200)      (86)
       Other liabilities....................................      (230)       78        46
                                                              --------   -------   -------
Net cash provided by operating activities...................     8,355     7,932     6,888
Investing activities
  Property improvements and replacements....................    (3,594)   (4,392)   (3,670)
  Deposits to restricted escrows............................    (1,422)     (793)     (860)
  Receipts from restricted escrows..........................       318     1,095     1,487
  Proceeds from sale of property............................        --     2,412        --
  Insurance proceeds from property damage...................        59       296        89
  Condemnation proceeds.....................................        --        --        14
                                                              --------   -------   -------
Net cash used in investing activities.......................    (4,639)   (1,382)   (2,940)
Financing activities
  Payments on mortgage notes payable........................  $ (2,820)  $(2,294)  $(2,114)
  Repayment of mortgage notes payable.......................   (13,094)       --    (7,371)
  Proceeds from long-term borrowings........................    19,250        --     7,074
  Loan costs................................................      (597)       --       (91)
  Debt extinguishment costs.................................       (66)       --       (21)
  Distributions paid........................................    (2,255)   (1,309)   (1,505)
                                                              --------   -------   -------
  Net cash provided by (used in) financing activities.......       418    (3,603)   (4,028)
                                                              --------   -------   -------
  Net increase (decrease) in cash...........................     4,134     2,947       (80)
  Cash at beginning of year.................................    11,607     8,660     8,740
                                                              --------   -------   -------
  Cash at end of year.......................................  $ 15,741   $11,607   $ 8,660
                                                              ========   =======   =======
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $  6,989   $ 7,374   $ 7,621
                                                              ========   =======   =======

                            See accompanying notes.

                        SHELTER PROPERTIES PARTNERSHIPS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

  Organization

     Insignia Properties Trust ("IPT" or "the Company") was formed in 1996 by Insignia Financial Group, Inc. ("Insignia") for the purpose of acquiring and owning interests in multifamily residential properties, including limited and general partner interests in partnerships which hold such real estate properties. IPT has been organized in a manner that will allow it to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 beginning with the taxable year ended December 31, 1996. Insignia and its affiliates have transferred to IPT equity interests in entities comprising or controlling the general partners of 46 public real estate limited partnerships (the "Equity Partnerships") in exchange for shares of beneficial interest of IPT. IPT has also issued common shares to Insignia and certain of its employees and affiliates in exchange for the payment of certain obligations of IPT. Insignia also transferred its limited partnership interests in certain limited partnerships, including Shelter Properties Partnerships (defined below), to Insignia Properties L.P. ("IPLP") in exchange for units of IPLP.

     IPT is 98% owned by Insignia, with the remainder of its shares owned by Metropolitan Asset Enhancement L.P., an affiliated company or certain Insignia employees. As of December 31, 1996, IPLP is owned 57% by IPT with Insignia owning the remaining 43%.

     The accompanying financial statements represent the combined financial statements applicable to certain assets and entities contributed to IPT as a part of its formation.

  Basis of Presentation

     The accompanying combined financial statements include the assets, liabilities and results of operations of 5 partnerships that Insignia acquired limited partnership interests in during May 1995 as a result of tender offers. Insignia subsequently transferred such partnership interests to IPT. Such combined group is herein referred to as the Shelter Properties Partnerships (the "Partnerships"). These Partnerships are part of the Equity Partnerships mentioned above. The Partnerships operate apartment properties located in the south and southwest.

     The Partnerships included in these combined financial statements and IPT's ownership interest in each are as follows:

                                                              OWNERSHIP
                        PARTNERSHIP                           PERCENTAGE
                        -----------                           ----------
Shelter Properties I........................................     27%
Shelter Properties II.......................................     23%
Shelter Properties III......................................     24%
Shelter Properties V........................................     26%
Shelter Properties VI.......................................     20%

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The combined financial statements include all of the accounts of the Partnerships and their majority owned partnerships. All significant interpartnership balances have been eliminated.

                        SHELTER PROPERTIES PARTNERSHIPS

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Escrows for Taxes and Insurance

     Currently, these funds are held by the Partnerships for the Partnerships' properties. All tax escrow funds are designated for the payment of real estate taxes.

  Restricted Escrows

     The Partnerships' maintain a capital improvement and a repair and maintenance escrow account in which the funds deposited into these accounts are designated for capital improvements or repairs and maintenance. Certain of these accounts require the properties to maintain a per apartment unit balance in reserve to cover necessary repairs and maintenance.

  Depreciation

     Depreciation is provided by the straight-line method over the estimated lives of the apartment properties and related personal property. The estimated lives of the apartment properties are from 15 to 37 years and the estimated lives of the related personal property is from 5 to 7 years.

  Loan Costs

     Loan costs are included in other assets and are being amortized on a straight-line basis over the life of the loans.

  Unrestricted Cash

     Unrestricted cash includes cash on hand and in banks, demand deposits, money market investments, and certificates of deposit with original maturities less than 90 days. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnerships require security deposits from lessees for the duration of the lease and such deposits are considered restricted cash. Deposits are refunded when the tenant vacates, provided the tenant has not damaged the unit and is current on rental payments.

  General and Limited Partner Allocations

     Profits, gains, losses and cash distributions are allocated between general and limited partners in accordance with the provisions of the respective partnership agreements. In accordance with the partnership agreements, the general partners of the partnerships may designate a portion of cash generated from operations as "other reserves" in determining net cash from operations available for distributions. At December 31, 1996, approximately $2 million has been designated as other reserves.

  Leases

     The Partnerships generally lease apartment units for twelve-month terms or less. The Partnerships recognize income as earned on its leases. In addition, the Corporate General Partner's policy is to offer rental

                        SHELTER PROPERTIES PARTNERSHIPS
concessions during particularly slow months or in response to heavy competition from other similar complexes in the area. Concessions are charged to expense as incurred.

  Investment Properties

     The Partnerships have adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. For the years ended December 31, 1996, 1995 and 1994, no adjustments for impairment of value were recorded. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material.

  Advertising

     The Partnerships expense the costs of advertising as incurred. Advertising expense, included in operating expenses, was approximately $433,000 (1996), $411,000 (1995) and $445,000 (1994), respectively.

  Fair Value

     The Partnerships have implemented FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnerships' cash and investments approximates fair value due to short-term maturities. The Partnerships estimate the fair value of its fixed rate mortgages by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership.

3. MORTGAGES PAYABLE

     Mortgages payable, which are collateralized by substantially all investment properties are summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
First mortgages with fixed interest rates ranging from 7.33%
  to 7.5%, due at various dates through 2003................  $24,042   $ 4,866
First and second mortgages with fixed interest rates of
  7.6%, maturing on November 15, 2002.......................   58,533    60,042
First and second mortgages with fixed interest rates at
  7.83%, due on October 15, 2003............................    1,727     1,746
Primarily first mortgages with fixed interest rates ranging
  from 8.00%-9.5%, due at various dates through 2006........       --    12,621
First mortgage with fixed interest rate at 10.375%, due on
  December 10, 2016.........................................    6,629     6,722
First mortgage with a variable interest rate due on June 10,
  2001......................................................       --     1,600
                                                              -------   -------
                                                               90,931    87,597
Less unamortized discounts..................................   (2,934)   (3,853)
                                                              -------   -------
          Total mortgage payable............................  $87,997   $83,744
                                                              =======   =======

                        SHELTER PROPERTIES PARTNERSHIPS

     The estimated fair values of the Partnerships' aggregate debt approximates its carrying value. This estimate is not necessarily indicative of the amounts the Partnerships may pay in actual market transactions.

     The Partnerships exercised an interest rate buy-down option for some of the refinanced mortgage notes reducing the stated rate from 8.76% to 7.6% and 8.13% to 7.83%. The fee for the interest rate reduction amounted to approximately $4,731,000 and is being amortized as a loan discount by the interest method over the life of the loan. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76% and 8.13%.

     During 1996 and 1994, Shelter I and Shelter V refinanced various properties. As a result of the refinancings, the Partnerships recorded extraordinary losses of approximately $633,000 (1996) and $87,000 (1994).

     Annual principal payments and maturities in all mortgages payable are as follows (in thousands):

  1997.....................................................  $ 1,836
  1998.....................................................    1,985
  1999.....................................................    6,653
  2000.....................................................    2,208
  2001.....................................................    2,385
Thereafter.................................................   75,864
                                                             -------
                                                             $90,931
                                                             =======

     The mortgages payable are nonrecourse and are secured by pledge of the respective apartment properties and by pledge of revenues from the respective apartment properties. Also, all of the mortgages require prepayment penalties if repaid prior to maturity and prohibit resale of the properties subject to existing indebtedness.

4. INCOME TAX

     The Partnerships have each received rulings from the Internal Revenue Service that they will be classified as partnerships for Federal income tax purposes. Accordingly, no provision for income taxes has been made in the financial statements of the Partnerships. Taxable income or loss is reported in the income tax returns of its partners.

     The following is a reconciliation between the Partnerships' reported amounts and Federal tax basis of net assets and liabilities (in thousands):

Net assets as reported......................................   $26,077
Land and buildings..........................................    18,244
Accumulated depreciation....................................   (60,460)
Syndication fees............................................    20,272
Other.......................................................       688
                                                               -------
Net assets -- tax basis.....................................   $ 4,821
                                                               =======

     The aggregate cost of the Real Estate for Federal income tax purposes for 1996 and 1995, respectively, is approximately $213 million and $209 million. The accumulated depreciation taken for Federal income tax purposes for 1996 and 1995, respectively, is approximately $162 million and $152 million.

                        SHELTER PROPERTIES PARTNERSHIPS

5. TRANSACTIONS WITH AFFILIATES

     The Partnerships have no employees and are dependent on the Corporate General Partner and its affiliates for the management and administration of all partnership activities. The partnership agreement provides for payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnerships. Balances and other transactions with Insignia Financial Group, Inc. and affiliates in 1996, 1995 and 1994 are as follows (in thousands):

                                                                   DECEMBER 31,
                                                             ------------------------
                                                              1996     1995     1994
                                                             ------   ------   ------
Property management fees...................................  $1,901   $1,894   $1,804
Reimbursement for services of affiliates...................     779      630      568
Due to General Partners....................................     344      344      344
Due from General Partners..................................      10       10       10
Property insurance commissions.............................      --       --       86
Included in reimbursements for services of affiliates for
  construction oversight costs.............................      18       --       --
Legal fees.................................................      72       --       --

     The Partnerships insure their properties under a master policy through an agency and insurer unaffiliated with the Corporate General Partner. An affiliate of the Corporate General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the Corporate General Partner who receives payment on these obligations from the agent. The amount of the Partnerships' insurance premiums accruing to the benefit of the affiliate of the Corporate General Partner by virtue of the agent's obligations is not significant.

     A director of Insignia Financial Group, Inc. is affiliated with a professional legal association that received fees in connection with the 1996 refinancings. These fees totaled $36,000 and have been capitalized as loan costs.

6. SALE OF PROPERTY

     On September 29, 1995, Shelter V sold Marble Hills Apartments to an unaffiliated party. The buyer assumed the related mortgage notes payable. The total outstanding balance on the mortgage notes payable was approximately $3,344,000. The carrying amount of the property was approximately $2,412,000 after payment of closing costs. This disposition resulted in a gain of approximately $1,296,000. Operating revenues and expenses from Marble Hills were approximately $1,214,000 and $1,206,000 for 1995 and approximately $1,242,000 and $1,365,000 for 1994, respectively.

7. CASUALTIES AND CONDEMNATIONS

     The partnerships at times have casualty events which result in gains and losses. During 1995 and 1994, the partnerships recorded $199,000 and $2,000 in gains resulting from casualty events, respectively. In addition, the partnerships recorded a gain of $14,000 in 1994 from the condemnation of land for a road widening project.

8. CONTINGENCIES

  Tender Offer Litigation

     On or about April 26 and 27, 1995, six entities ("Affiliated Purchaser") affiliated with the Partnerships commenced tender offers for limited partner interests in six limited partnerships. On May 27, 1995, the Affiliated Purchaser acquired 12,616 Units of the Partnerships pursuant to the tender offer. On or about May 12, 1995, in the United States District Court for the District of South Carolina, certain limited partners

                        SHELTER PROPERTIES PARTNERSHIPS
of the Shelter Properties Partnerships commenced a lawsuit, on behalf of themselves, on behalf of a putative class of plaintiffs, and derivatively on behalf of the Partnerships, challenging the actions taken by defendants (including Insignia, the acquiring entities and certain officers of Insignia) in the management of the Shelter Properties Partnerships and in connection with the tender offers and certain other matters.

     The plaintiffs alleged that, among other things: (i) the defendants intentionally mismanaged the Partnerships and acted contrary to the limited partners' best interests by prolonging the existence of the Partnerships in order to perpetuate the revenues derived by Insignia (an affiliate of the Corporate General Partner) and its affiliates from the Partnerships, (ii) the defendants' actions reduced the demand for the Partnerships' limited partner interests in the limited resale market by artificially depressing the trading prices for limited partners' interests in order to create a favorable environment for the tender offers; (iii) through the tender offers, the acquiring entities sought to acquire effective voting control over the Partnerships while paying highly inadequate prices; and (iv) the documents disseminated to the class in connection with the tender offers contained false and misleading statements and omissions of material facts concerning such issues as the advantages to limited partners of tendering pursuant to the tender offers, the true value of the interest, the true financial condition of the Partnerships, the factors affecting the likelihood that properties owned by the Partnerships will be sold or liquidated in the near future, the liquidity and true value of the limited partner interests, the reasons for the limited secondary market for limited partner interests, and the true nature of the market for the underlying real estate assets owned by the Shelter Properties Partnerships, all in violation of the Federal securities laws.

     On September 27, 1995, the parties entered into a stipulation to settle the matter. The principal terms of the stipulation require supplemental payments to tendering limited partners aggregating approximately $6 million to be paid by the Affiliated Purchaser, waiver by the Shelter Properties Partnerships' general partners of any right to certain proceeds from a sale or refinancing of the Partnerships' properties; some restrictions on Insignia's ability to vote the limited partner interests it acquired; payment of $1.25 million (which amount is divided among the various partnerships and acquiring entities) for plaintiffs' attorney fees and expenses in the litigation; and general releases of all the defendants. Approximately $975,000 was paid by the Partnerships and was expensed in 1995.

     On June 24, 1996, after notice to the class and a hearing on the fairness and adequacy of the notice and the terms of settlement, the court orally approved the settlement. The court signed the formal order on July 30, 1996. No appeal was filed within thirty days after the court entered the formal order, and the settlement became effective on August 30, 1996. The Affiliated Purchaser made the payments to investors in accordance with the settlement in early September 1996.

  General Contingencies

     Certain of the partnerships are subject to various legal proceedings and claims arising in the ordinary course of business, some of which are covered by insurance. Management of the partnerships believes the ultimate resolution of these matters is not likely to have a material adverse effect on the combined financial statements.

9. EVENT (UNAUDITED) SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT

  Apartment Investment Management Company Merger

     On October 1, 1998 Insignia merged its national residential property management operations, and its controlling interest in Insignia Properties Trust, with Apartment Investment Management Company ("AIMCO"), a publicly traded real estate investment trust. AIMCO now controls the General Partners of the Shelter Properties Partnerships.

                                                                    SCHEDULE III
                        SHELTER PROPERTIES PARTNERSHIPS

                    REAL ESTATE AND ACCUMULATED DEPRECATION
                               DECEMBER 31, 1996

                                                      INITIAL COST
                                                   -------------------       COST
                                                             BUILDINGS    CAPITALIZED
                                                                AND        (REMOVED)
                                                             PERSONAL    SUBSEQUENT TO
                                    ENCUMBRANCES    LAND     PROPERTY     ACQUISITION
                                    ------------   -------   ---------   -------------
                                                  (DOLLARS IN THOUSANDS)
       Carriage House
         Gastonia, North
         Carolina.................    $ 2,090      $   166   $  3,038       $   592
       Colony House Apartments
         Murfreesboro,
         Tennessee................      2,474          183      4,408         1,069
       Essex Park Apartments
         Columbia, South
         Carolina.................      3,318          473      7,406         1,820
       Foxfire Apartments
         Atlanta, Georgia.........      4,792          830      9,122           301
       Foxfire/Barcelona..........      5,916        1,191      9,998            86
         Durham, North Carolina...         --           --         --            --
       Heritage Pointe Apartments
         Rome, Georgia............      1,400          239      2,410           637
       Lake Johnson Mews
         Apartments
         Raleigh, North
         Carolina.................      4,350          338      6,725         1,031
       Milhopper Village
         Apartments
         Gainesville, Florida.....      2,700          239      4,305           949
       North River Village
         Apartments
         Atlanta, Georgia.........      1,727          336      4,085         1,187
       Nottingham Square
         Des Moines, Iowa.........      8,185        1,133      9,980         2,274
       Old Salem Apartments
         Charlottesville,
         Virginia.................      6,629          654     12,664         2,306
       Parktown Townhouses
         Deer Park, Texas.........      3,318        1,095      5,329         2,972
       Quail Hollow Apartments
         West Columbia, South
         Carolina.................      2,850          459      3,754         1,022

                                          GROSS AMOUNTS AT WHICH CARRIED AT
                                                  DECEMBER 31, 1996
                                    ---------------------------------------------
                                              BUILDINGS
                                                 AND
                                               RELATED
                                              PERSONAL               ACCUMULATED      DATE OF        DATE     DEPRECIABLE
                                     LAND     PROPERTY     TOTAL     DEPRECIATION   CONSTRUCTION   ACQUIRED   LIFE-YEARS
                                    -------   ---------   --------   ------------   ------------   --------   -----------
                                                                   (DOLLARS IN THOUSANDS)
       Carriage House
         Gastonia, North
         Carolina.................  $   166   $  3,630    $  3,796     $  1,906      1970-71       6/29/84     5-27
       Colony House Apartments
         Murfreesboro,
         Tennessee................      183      5,477       5,660        2,989      1970-72       10/30/81    5-36
       Essex Park Apartments
         Columbia, South
         Carolina.................      473      9,226       9,699        5,074       1973         10/29/81    5-36
       Foxfire Apartments
         Atlanta, Georgia.........      830      9,423      10,253        5,630      1969-71       7/19/83     5-29
       Foxfire/Barcelona..........    1,191     10,084      11,275        5,225       1973         3/28/85     5-29
         Durham, North Carolina...       --         --          --           --       1975         9/30/84     5-31
       Heritage Pointe Apartments
         Rome, Georgia............      239      3,047       3,286        2,218      1967-70       9/15/80     5-35
       Lake Johnson Mews
         Apartments
         Raleigh, North
         Carolina.................      338      7,756       8,094        3,907      1972-73       9/30/83     5-30
       Milhopper Village
         Apartments
         Gainesville, Florida.....      239      5,254       5,493        2,820      1970-76       11/22/83    5-29
       North River Village
         Apartments
         Atlanta, Georgia.........      336      5,272       5,608        2,909       1969         4/21/82     5-32
       Nottingham Square
         Des Moines, Iowa.........    1,133     12,254      13,387        6,083       1972         8/31/84     5-29
       Old Salem Apartments
         Charlottesville,
         Virginia.................      654     14,970      15,624        8,018      1969-71       8/25/83     5-28
       Parktown Townhouses
         Deer Park, Texas.........    1,095      8,301       9,396        5,725       1969          3/1/81     5-35
       Quail Hollow Apartments
         West Columbia, South
         Carolina.................      459      4,776       5,235        3,421       1973          9/1/80     5-34

                                                                    SCHEDULE III

                        SHELTER PROPERTIES PARTNERSHIPS

             REAL ESTATE AND ACCUMULATED DEPRECATION -- (CONTINUED)
                               DECEMBER 31, 1996

                                                      INITIAL COST
                                                   -------------------       COST
                                                             BUILDINGS    CAPITALIZED
                                                                AND        (REMOVED)
                                                             PERSONAL    SUBSEQUENT TO
                                    ENCUMBRANCES    LAND     PROPERTY     ACQUISITION
                                    ------------   -------   ---------   -------------
                                                  (DOLLARS IN THOUSANDS)
       Raintree Apartments
         Anderson, South
         Carolina.................    $ 1,472      $   184   $  3,184       $   620
       River Reach
         Jacksonville, Florida....      7,693        1,872     10,854         1,418
       Rocky Creek
         Augusta, Georgia.........      2,268          168      3,821           486
       Signal Pointe Apartments
         Winter Park, Florida.....      4,399          535      8,062         2,515
       Stone Mountain West
         Apartments
         Stone Mountain,
         Georgia..................      3,000          210      3,408           988
       Tar River Estates
         Greenville, North
         Carolina.................      5,165          474      9,985         2,593
       The Lexington Apartments
         Sarasota, Florida........      3,740        1,102      6,620         1,965
       Village Garden
         Fort Collins, Colorado...      2,663          420      3,050           472
       Willowick Apartments
         Greenville, South
         Carolina.................      1,296          289      3,563           587
       Windsor Hills Apartments
         Blacksburg, Virginia.....      4,536          520      4,575         1,082
       Woodland Village Apartments
         Columbia, South
         Carolina.................      4,950          605      9,135         2,118
                                      -------      -------   --------       -------
                                      $90,931      $13,715   $149,481       $31,090
                                      =======      =======   ========       =======

                                          GROSS AMOUNTS AT WHICH CARRIED AT
                                                  DECEMBER 31, 1996
                                    ---------------------------------------------
                                              BUILDINGS
                                                 AND
                                               RELATED
                                              PERSONAL               ACCUMULATED      DATE OF        DATE     DEPRECIABLE
                                     LAND     PROPERTY     TOTAL     DEPRECIATION   CONSTRUCTION   ACQUIRED   LIFE-YEARS
                                    -------   ---------   --------   ------------   ------------   --------   -----------
                                                                   (DOLLARS IN THOUSANDS)
       Raintree Apartments
         Anderson, South
         Carolina.................  $   184   $  3,804    $  3,988     $  2,486      1972-74       4/30/81     5-38
       River Reach
         Jacksonville, Florida....    1,872     12,272      14,144        6,033       1971         1/30/85     5-27
       Rocky Creek
         Augusta, Georgia.........      168      4,307       4,475        1,946       1979         6/29/84     5-35
       Signal Pointe Apartments
         Winter Park, Florida.....      535     10,577      11,112        6,832       1970         6/30/81     5-37
       Stone Mountain West
         Apartments
         Stone Mountain,
         Georgia..................      210      4,396       4,606        3,076       1972         12/31/80    5-37
       Tar River Estates
         Greenville, North
         Carolina.................      474     12,578      13,052        6,861      1969-72       1/18/84     5-27
       The Lexington Apartments
         Sarasota, Florida........    1,102      8,585       9,687        4,247      1973-82       10/31/83    5-34
       Village Garden
         Fort Collins, Colorado...      420      3,522       3,942        1,607       1974          3/1/85     5-30
       Willowick Apartments
         Greenville, South
         Carolina.................      289      4,150       4,439        2,316       1974         6/30/82     5-32
       Windsor Hills Apartments
         Blacksburg, Virginia.....      520      5,657       6,177        4,237       1973          9/1/80     5-30
       Woodland Village Apartments
         Columbia, South
         Carolina.................      605     11,253      11,858        5,963       1974          9/1/83     5-30
                                    -------   --------    --------     --------
                                    $13,715   $180,571    $194,286     $101,529
                                    =======   ========    ========     ========

                                                                    SCHEDULE III

                        SHELTER PROPERTIES PARTNERSHIPS

             REAL ESTATE AND ACCUMULATED DEPRECATION -- (CONTINUED)

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Reconciliation of Real Estate
  Balance at beginning of year..............................  $190,881   $194,997   $191,886
     Property improvements..................................     3,594      4,392      3,670
     Disposal of property...................................      (189)      (655)      (559)
     Sale of apartment property.............................        --     (7,853)        --
                                                              --------   --------   --------
  Balance at end of year....................................  $194,286   $190,881   $194,997
                                                              ========   ========   ========
Reconciliation of Accumulated Depreciation
  Balance at beginning of year..............................  $ 94,084   $ 90,437   $ 83,428
     Additions charged to expense...........................     7,658      7,776      7,448
     Sale of apartment property.............................        --     (3,661)        --
     Disposal of property...................................      (213)      (468)      (439)
                                                              --------   --------   --------
  Balance at end of year....................................  $101,529   $ 94,084   $ 90,437
                                                              ========   ========   ========

                          INDEPENDENT AUDITORS' REPORT

To the National Property Investors and
Century Properties Partnerships
Greenville, South Carolina

     We have audited the accompanying combined balance sheets of National Property Investors and Century Properties Partnerships as of December 31, 1996 and December 31, 1995, and the related combined statements of operations, statements of changes in partners' capital and statements of cash flows for each of the three years in the period ended December 31, 1996, (see Note 1). Our audit also included the supplemental schedule as of December 31, 1996. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the combined financial position of National Property Investors and Century Properties Partnerships as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related supplemental schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                            IMOWITZ KOENIG & CO. LLP
                                            Certified Public Accountants

New York, N.Y.
February 18, 1997

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  44,080    $  34,735
Other assets................................................     24,757       17,956
Investment properties:
  Land......................................................     70,634       74,215
  Buildings and related personal property...................    590,209      595,812
                                                              ---------    ---------
                                                                660,843      670,027
  Less accumulated depreciation.............................   (312,410)    (298,586)
                                                              ---------    ---------
Net real estate.............................................    348,433      371,441
                                                              ---------    ---------
          Total assets......................................  $ 417,270    $ 424,132
                                                              =========    =========

                          LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
  Accounts payable and other liabilities....................  $  13,947    $  10,305
  Distribution payable......................................     12,581           --
  Mortgage notes payable....................................    363,385      354,935
                                                              ---------    ---------
          Total liabilities.................................    389,913      365,240
Partners' capital (deficit):
  General partners..........................................    (37,669)     (36,877)
  Limited partners..........................................     65,026       95,769
                                                              ---------    ---------
          Total partners' capital...........................     27,357       58,892
                                                              ---------    ---------
          Total liabilities and partners' capital...........  $ 417,270    $ 424,132
                                                              =========    =========

                  See accompanying notes and auditors' report.

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Revenue:
  Rental income.............................................  $111,867   $115,759   $112,563
  Other and interest income.................................     6,703      5,787      2,551
                                                              --------   --------   --------
          Total revenue.....................................   118,570    121,546    115,114
Expenses:
  Operating.................................................    63,107     63,802     61,615
  General and administrative................................     4,014      3,466      4,069
  Depreciation..............................................    22,464     23,551     24,382
  Interest..................................................    31,711     34,740     36,032
                                                              --------   --------   --------
          Total expenses....................................   121,296    125,559    126,098
Gain on sale of property....................................     3,638     13,756      1,580
Loss on sale of property....................................        --       (592)      (149)
Minority interest in joint venture..........................        --       (868)      (145)
Impairment loss.............................................        --         --       (500)
                                                              --------   --------   --------
Income (loss) before extraordinary item.....................       912      8,283    (10,198)
Extraordinary item -- early extinguishment of debt..........    (2,704)    (3,158)      (361)
                                                              --------   --------   --------
          Net (loss) income.................................  $ (1,792)  $  5,125   $(10,559)
                                                              ========   ========   ========

                  See accompanying notes and auditors' report.

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                      LIMITED
                                                    PARTNERSHIP   GENERAL    LIMITED
                                                       UNITS      PARTNERS   PARTNERS    TOTAL
                                                    -----------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
Partners' (deficit) capital at December 31,
  1993............................................   1,012,492    $(35,774)  $109,589   $ 73,815
Net (loss) for the year ended December 31, 1994...          --        (835)    (9,724)   (10,559)
                                                     ---------    --------   --------   --------
Partners' (deficit) capital at December 31,
  1994............................................   1,012,492     (36,609)    99,865     63,256
Distributions payable to partners.................          --        (189)    (9,300)    (9,489)
Net (loss) income for the year ended December 31,
  1995............................................          --         (79)     5,204      5,125
                                                     ---------    --------   --------   --------
Partners' (deficit) capital at December 31,
  1995............................................   1,012,492     (36,877)    95,769     58,892
Distributions payable to partners.................          --        (595)   (29,148)   (29,743)
Net (loss) for the year ended December 31, 1996...          --        (197)    (1,595)    (1,792)
                                                     ---------    --------   --------   --------
Partners' (deficit) capital at December 31,
  1996............................................   1,012,492    $(37,669)  $ 65,026   $ 27,357
                                                     =========    ========   ========   ========

                  See accompanying notes and auditors' report.

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996        1995       1994
                                                              ---------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Operating activities
  Net (loss) income.........................................  $  (1,792)  $  5,125   $(10,559)
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation...........................................     22,464     23,551     24,382
     Amortization of discounts and loan costs...............      2,457      2,910      2,731
     Loss on disposal of property...........................         --        592        149
     Gain on disposal of property...........................     (3,638)   (13,756)    (1,580)
     Provision for doubtful receivables.....................         --         10         --
     Impairment loss........................................         --         --        500
     Minority interest in joint venture.....................         --        868        145
     Accrued interest added to note principal...............         --         81         29
     Deferred interest expense..............................         --         --         21
     Extraordinary item -- early extinguishment of debt.....      2,704      3,158        361
     Change in accounts:
       Other assets.........................................       (787)      (894)    (1,930)
       Accounts payable and other liabilities...............      4,621       (942)    (1,153)
                                                              ---------   --------   --------
          Net cash provided by operating activities.........     26,029     20,703     13,096
Investing activities
  Property improvements and replacements....................    (10,853)    (6,215)    (7,570)
  Restricted cash (increase) decrease.......................     (3,346)     1,563      1,343
  Net proceeds from sale of property........................     12,312     27,825      3,537
  Proceeds for cash investments.............................         --         --      1,879
  Proceeds from note receivable.............................         --         --         50
                                                              ---------   --------   --------
          Net cash (used in) provided by investing
            activities......................................     (1,887)    23,173       (761)
Financing activities
  Payments on mortgage notes payable........................     (5,898)    (5,748)    (7,857)
  Repayment of mortgage notes payable.......................   (133,054)   (82,470)   (79,491)
  Proceeds from long-term borrowings........................    147,032     79,643     74,100
  Loan costs................................................     (4,520)    (1,568)    (1,887)
  Debt extinguishment costs.................................     (1,195)    (1,766)        --
  Joint venture partner distributions.......................         --     (1,640)      (143)
  Payment of deferred interest payable......................         --       (456)        --
  Due to affiliate..........................................         --         --       (103)
  Repayment of note payable to affiliate of general
     partner................................................         --         --       (978)
  Distributions paid........................................    (17,162)    (9,489)        --
                                                              ---------   --------   --------
          Net cash used in financing activities.............    (14,797)   (23,494)   (16,359)
                                                              ---------   --------   --------
          Net increase (decrease) in cash and cash
            equivalents.....................................      9,345     20,382     (4,024)
Cash and cash equivalents at beginning of year..............     34,735     14,353     18,377
                                                              ---------   --------   --------
Cash and cash equivalents at end of year....................  $  44,080   $ 34,735   $ 14,353
                                                              =========   ========   ========

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

                COMBINED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996        1995       1994
                                                              ---------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $  28,270   $ 32,842   $ 33,956
                                                              =========   ========   ========
Property improvements and replacements in notes payable.....  $      --   $     39   $     --
                                                              =========   ========   ========
Supplemental disclosure of non-cash investing and financing
  activities
Accrued interest added to note principal....................  $      --   $     --   $  2,139
                                                              =========   ========   ========
Replacement reserve holdback from proceeds of mortgage
  refinancing...............................................  $      --   $     --   $    225
                                                              =========   ========   ========
Property sales expenses accrued.............................  $      --   $     91   $     --
                                                              =========   ========   ========
Accrued interest assumed by purchaser of disposed
  property..................................................  $     667   $     --   $     --
                                                              =========   ========   ========
Mortgage note assumed by purchaser of disposed property.....  $   2,173   $     --   $     --
                                                              =========   ========   ========
Mortgage assumed on property sale...........................  $      --   $  7,359   $     --
                                                              =========   ========   ========
Accrued distribution to partners............................  $  12,581   $     --   $     --
                                                              =========   ========   ========

                  See accompanying notes and auditors' report.

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

  Organization of Insignia Properties Trust

     Insignia Properties Trust ("IPT" or the "Company") was formed in 1996 by Insignia Financial Group, Inc. ("Insignia") for the purpose of acquiring and owning interests in multifamily residential properties located throughout the United States, including limited and general partner interests in partnerships which hold such real estate properties. IPT has been organized in a manner that will allow it to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 beginning with the taxable year ended December 31, 1996. Insignia and its affiliates have transferred to IPT equity interests in entities comprising or controlling the general partners of 46 public real estate limited partnerships (the "Equity Partnerships") in exchange for shares of beneficial interest of IPT. IPT has also issued common shares to Insignia and certain of its employees and affiliates in exchange for the payment of certain obligations of IPT. Insignia also transferred its limited partnership interests in certain limited partnerships, including National Property Investors and Century Properties Partnerships (defined below), to Insignia Properties L.P. ("IPLP") in exchange for units in IPLP.

     IPT is 98% owned by Insignia, with the remainder of its shares owned by Metropolitan Asset Enhancement L.P. (an affiliated company) or certain Insignia employees. As of December 31, 1996, IPLP is owned 57% by IPT with Insignia owning the remaining 43%.

  Basis of Presentation

     The accompanying combined financial statements include the assets, liabilities and results of operations of 13 partnerships that Insignia acquired limited (and general) partnership interests in January 1996 as a result of an acquisition. Such combined group is herein referred to as the National Property Investors ("NPI") and Century Properties Partnerships ("CP") (the
"Partnerships"). These Partnerships are part of the Equity Partnerships mentioned above.

     The Partnerships included in these combined financial statements and IPLP's limited partnership ownership interest in each, as of December 31, 1996, are as follows:

                                                               APPROXIMATE
                                                                OWNERSHIP
                        PARTNERSHIP                            PERCENTAGE
                        -----------                            -----------
National Property Investors III ("NPI III").................       45%
National Property Investors 4 ("NPI 4").....................       54%
National Property Investors 5 ("NPI 5").....................       46%
National Property Investors 6 ("NPI 6").....................       44%
National Property Investors 7 ("NPI 7").....................       42%
National Property Investors 8 ("NPI 8").....................       37%
Century Properties Fund XIV ("CPF XIV").....................       41%
Century Properties Fund XV ("CPF XV").......................       40%
Century Properties Fund XVI ("CPF XVI").....................       37%
Century Properties Fund XVII ("CPF XVII")...................       34%
Century Properties Fund XVIII ("CPF XVIII").................       29%
Century Properties Fund XIX ("CPF XIX").....................       27%
Century Properties Growth Fund XXII ("CPGF XXII")...........       20%

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The ownership interests in CPF XIV and CPF XV do not include commercial properties. IPLP did not acquire an economic interest in those properties.

     The condensed, combined balance sheets of the commercial properties in CPF XIV and CPF XV at December 31, 1996 and 1995; and the condensed, combined statements of operations of the commercial properties in CPF XIV and CPF XV for the years ended December 31, 1996, 1995 and 1994 are summarized as follows (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                              ------   -------
Total assets, primarily real estate at December 31, 1996 and
  1995......................................................  $6,733   $18,575
                                                              ======   =======
Liabilities, primarily mortgages payable....................  $4,176   $11,257
Equity......................................................   2,557     7,318
                                                              ------   -------
          Total liabilities and equity......................  $6,733   $18,575
                                                              ======   =======

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              1996     1995     1994
                                                             ------   ------   ------
Total revenue..............................................  $1,889   $6,355   $5,960
Operating and other expenses...............................     715    2,476    2,452
Depreciation...............................................     549    1,483    1,437
Mortgage interest..........................................     543    1,770    1,967
                                                             ------   ------   ------
          Total expenses...................................   1,807    5,729    5,856
Gain on sale of property...................................   3,638    3,857       --
Loss on sale of property...................................      --     (592)      --
                                                             ------   ------   ------
Income before extraordinary item...........................   3,720    3,891      104
Extraordinary item:
  Loss on early extinguishment of debt.....................    (411)    (189)      --
                                                             ------   ------   ------
          Net income.......................................  $3,309   $3,702   $  104
                                                             ======   ======   ======

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The combined financial statements include all of the accounts of the Partnerships and all majority owned partnerships. All significant interpartnership balances have been eliminated.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Depreciation

     Depreciation is provided by the straight-line method over the estimated lives of the rental properties and related personal property ranging from 5 to 39 years.

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Costs

     Deferred costs represent deferred financing costs and deferred leasing commissions and are included in other assets. Deferred financing costs are amortized as interest expense over the lives of the related loans, or expensed, if financing is not obtained. Deferred leasing commissions are amortized over the life of the applicable lease. Such amortization is charged to operating expenses. As of December 31, 1996 and 1995, accumulated amortization of deferred costs totaled approximately $2,548,000 and $3,933,000, respectively.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit of insured deposits.

  Leases

     The Partnerships generally lease apartment units for twelve-month terms or less and lease commercial units with remaining lease terms of up to five years. The Partnership recognized income as earned on its leases.

  Investment Properties

     The Partnerships have adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. For the year ended December 31, 1994, an adjustment for impairment of value of $500,000 was recorded. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material.

  Discounts on Notes Payable

     Discounts on notes payable are amortized using the straight-line method over the remaining terms of the related notes.

  Income Taxes

     Taxable income or loss of the Partnerships is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnerships.

     The tax basis of the Partnerships' assets and liabilities is approximately $27.6 million less than the assets and liabilities as reported in the financial statements.

     The aggregate cost of the Real Estate for Federal income tax purposes at December 31, 1996 and 1995, respectively, is approximately $662.2 million and $675.7 million. The accumulated depreciation taken for Federal income tax purposes at December 31, 1996 and 1995, respectively, is approximately $453.1 million and $445.8 million.

  Advertising

     The Partnerships expense the costs of advertising as incurred.

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value

     The Partnerships have implemented FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnerships' financial instruments (except for long term debt) approximates fair value due to short-term maturities. The fair value of the Partnerships long term debt after discounting the scheduled loan payments to maturity, approximates its carrying balance.

  General and Limited Partner Allocations

     Profits, gains, losses and cash distributions are allocated between general and limited partners in accordance with the provisions of the respective partnership agreements. Upon sale of all properties and termination of a Partnership, the general partners may be required to contribute certain funds to the Partnership in accordance with the partnership agreement.

3.  MORTGAGES PAYABLE

     Mortgages payable, which are collateralized by substantially all investment properties are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
First mortgages with fixed interest rates ranging from 7.00%
  to 7.33%, due at various dates through June 2021..........   $103,685     $  6,963
First mortgages with fixed interest rates ranging from 7.50%
  to 8.00%, maturing at various dates through September
  2021......................................................    112,011       87,237
First and second mortgages with fixed interest rates ranging from 8.25% to 8.50%, due at various dates through July
  2005......................................................     54,538       72,346
First mortgages with fixed interest rates ranging from 8.56%
  to 9.00%, due at various dates through December 2008......     26,092       46,080
First mortgages with fixed interest rates ranging from 9.38%
  to 10.64%, due at various dates through February 2002.....     41,202       59,762
First and second mortgages with fixed and variable interest
  rates, due at various dates...............................     30,465       88,394
                                                               --------     --------
                                                                367,993      360,782
Less: unamortized discounts.................................     (4,608)      (5,847)
                                                               --------     --------
          Total mortgages payable...........................   $363,385     $354,935
                                                               ========     ========

     The estimated fair value of the Partnerships' aggregate debt approximates its carrying value. This estimate is not necessarily indicative of the amounts the Partnerships may pay in actual market transactions.

     During 1996, 1995 and 1994, various properties were either sold or refinanced, which resulted in the Partnerships' recording extraordinary losses of approximately $2,704,000 (1996), $3,158,000 (1995) and $361,000 (1994). The
extraordinary losses were incurred as a result of writing off unamortized loan costs and prepayment premiums related to the old mortgages.

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Annual principal payments and maturities for all mortgages payable as of December 31, 1996 are as follows (in thousands):

1997......................................................  $ 22,201
1998......................................................     2,770
1999......................................................    24,317
2000......................................................    44,652
2001......................................................    45,368
Thereafter................................................   228,685
                                                            --------
                                                            $367,993
                                                            ========

     The mortgages payable are nonrecourse and are secured by pledge of the respective rental properties and by pledge of revenues from the respective properties. Also, substantially all of the mortgages require prepayment penalties if repaid prior to maturity and prohibit resale of the properties subject to existing indebtedness.

     As of December 31, 1996, one partnership was in default of a mortgage of approximately $4,557,000 and in January 1997 two mortgages amounting to approximately $12,510,000 on the same property were in default. The combined carrying value of these properties at December 31, 1996 was approximately $11,230,000.

4. TRANSACTIONS WITH AFFILIATES

     The Partnerships have no employees and are dependent on the Corporate General Partner and its affiliates for the management and administration of all partnership activities. The partnership agreement provides for payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnerships.

     Transactions with Insignia, NPI, and affiliates of Insignia and NPI in 1996, 1995 and 1994 are as follows (in thousands):

                                                                   DECEMBER 31,
                                                             ------------------------
                                                              1996     1995     1994
                                                             ------   ------   ------
Property management fees...................................  $5,687   $5,552   $4,758
Reimbursement for services of affiliates...................   2,326    2,701    2,658
Property insurance premiums................................      --    3,218    1,054
Included in reimbursements for services of affiliates for       146       --       --
  construction oversight costs.............................
Brokerage fees.............................................   1,057      181       --
Included in reimbursements for services of affiliates for        83       --       --
  loan costs...............................................
Partnership management fees................................       7       --       --
Management and operation fees paid to joint venture              --       --      104
  partners.................................................
Fees for real estate tax appeals...........................      --      135       14
Administrative fees........................................     185       --       --

     For the period of January 19, 1996 to December 31, 1996, the Partnerships insured their properties under a master policy through an agency and insurer unaffiliated with the Corporate General Partner. An affiliate of the Corporate General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the Corporate General Partner who receives payment on these obligations from the agent. The amount of the Partnerships' insurance premiums accruing

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

to the benefit of the affiliate of the Corporate General Partner by virtue of the agent's obligations is not significant.

     Prior to January 19, 1996, the Partnerships paid insurance premiums to the Corporate General Partner under a master insurance policy arranged for by the Corporate General Partner.

     An affiliate of the Corporate General Partner has established a revolving credit facility (the "Partnership Revolver"), with each NPI Partnership, to be used to fund deferred maintenance and working capital needs of the NPI Partnerships. The maximum draw available to the NPI Partnerships under the Partnership Revolver is $2,800,000. In addition, an affiliate of the Corporate General Partner has established a working capital line of credit for the CP Partnerships of $150,000 per property. The maximum draw available to the CP Partnerships under this credit facility was $5,100,000 at December 31, 1996. There has been no loan activity or outstanding balances under these credit facilities during the three year period ended December 31, 1996.

5. SALE OR DISPOSITION OF REAL ESTATE

     On January 5, 1997, CPF XV sold Phoenix Business Park to an unrelated third party for a contract price of $5,600,000. After payment of the mortgage payable, closing costs and related expenses, CPF XV received proceeds of approximately $2,314,000. A gain of approximately $1,000 will be recognized in 1997 on disposition of the property. A loss on early extinguishment of debt of approximately $233,000 will be recognized in 1997.

     On April 26, 1996, CPF XIV sold The Oaks Shopping Center, located in Beaumont, Texas. The buyer of the property assumed the outstanding debt on the property, and CPF XIV received net proceeds of $1,000. As a result of the sale, CPF XIV paid a disposition fee of approximately $16,000. For financial statement purposes, the sale resulted in a gain of $65,000. The Partnership had recorded an $883,000 provision for impairment in 1992.

     On March 7, 1996, CPF XIV sold Broadway Trade Center located in San Antonio, Texas, to an unaffiliated third party for $3,825,000. After repayment of the first, second and third mortgages totaling $1,591,000 and closing expenses of $244,000, the net proceeds received by CPF XIV were $1,990,000. As a result of the loans being paid in full, an extraordinary loss representing the remaining unamortized mortgage discount of $315,000 was recorded. For financial statement purposes, the sale resulted in a gain of $1,531,000. CPF XIV had previously recorded a $1,421,000 provision for impairment of value for the property.

     On February 12, 1996, CPF XIV sold University Square, located in Bozeman, Montana, to an unaffiliated third party for $4,850,000. After closing expenses of $231,000, the net proceeds received by CPF XIV were $4,619,000. For financial statement purposes, the sale resulted in a gain of $1,416,000.

     On February 1, 1996, CPF XV sold Northbank Office Complex, located in Eugene, Oregon, to an unaffiliated third party for $4,605,000. After payment of the mortgage totaling approximately $2,443,000 and closing expenses, the net proceeds received by CPF XV were approximately $1,992,000. For financial statement purposes, the sale resulted in a gain on disposal of property of approximately $881,000 and an extraordinary loss on early extinguishment of debt of approximately $96,000.

     On December 29, 1995, CPF XV sold Farmers Lane Plaza, located in Santa Rosa, California, to an unaffiliated third party for $8,750,000. Net proceeds to CPF XV after payment of closing costs and existing debt were approximately $3,995,000. The sale resulted in a gain of $3,618,000. Subsequent to the closing, CPF XV paid $255,000 in additional costs in connection with the sale.

     On November 9, 1995, CPF XIV sold Wingren Plaza, located in Dallas, Texas, for $1,000,000. After closing expenses of $68,000, the net proceeds received by CPF XIV were $932,000. For financial statement

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

purposes, the sale resulted in a gain of $239,000. CPF XIV had previously recorded a $1,901,000 provision for impairment of value in 1991.

     On October 6, 1995, CPF XIV sold Duck Creek Shopping Center, located in Garland, Texas, for $2,250,000. After closing expenses of $138,000, the net proceeds received by CPF XIV were $2,112,000. For financial statement purposes, the sale resulted in a loss of $36,000.

     On September 12, 1995, CPF XIV sold Greenbriar Plaza Shopping Center, located in Duncanville, Texas, for $1,050,000. After closing expenses of $70,000, the net proceeds received by CPF XIV were $980,000. For financial statement purposes, the sale resulted in a loss of $556,000.

     On April 12, 1995, an affiliate of CPF XV's joint venture partner in Plumtree Apartments acquired, pursuant to a right of first refusal, Plumtree Apartments for $12,500,000. After repayment of existing loans of $4,595,000, a prepayment premium of $42,000 and closing expenses of $113,000, net proceeds received by the joint venture were $7,750,000. CPF XV retained $6,229,000 of the $7,750,000 proceeds in accordance with the joint venture agreement. For financial statement purposes, the sale resulted in a gain of $7,866,000.

     On August 18, 1995, CPGF XXII sold Monterey Village Apartments to an unaffiliated third party for $10,609,000. After assumption of the mortgage balance of $7,359,000 and closing costs, CPGF XXII received net proceeds of $2,926,000. For financial reporting purposes, the sale resulted in a gain on disposition of $2,033,000. CPGF XXII also recognized an extraordinary loss on extinguishment of debt of $217,000 in 1995 due to the write-off of unamortized loan costs.

     On January 28, 1994, NPI 7 sold its California property to an unaffiliated third party, subject to the first and second mortgages. NPI 7's share of the proceeds after closing expenses was $2,866,000. The sale resulted in a gain of approximately $105,000. NPI 7 had recorded a $525,000 provision for loss on disposition of this property during 1992. Net cash proceeds to NPI 7, after closing expenses and $239,000 to purchase the third mortgage, at a discount were approximately $277,000.

     On January 28, 1994, NPI 8 sold its California property to an unaffiliated third party, subject to the first and second mortgages. NPI 8's share of the proceeds after closing expenses was $5,819,000. The sale resulted in a gain of approximately $229,000. NPI 8 had recorded a $1,063,000 provision for loss on disposition of this property during 1992. Net cash proceeds to NPI 8, after deducting closing expenses and $486,000 to purchase the third mortgage at a discount, were approximately $563,000.

     In February 1994, CPF XIX sold Plantation Forest Apartments, located in Atlanta, Georgia for $2,450,000. After assumption of the existing loan of $1,965,000 and costs of sale of $3,000, the proceeds to CPF XIX were $482,000. The net loss on the sale was $149,000.

     In February 1994, CPF XVIII sold Plantation Ridge Apartments, located in Marietta, Georgia for $15,353,000. The existing loans of $13,653,000 were assumed by the buyer at the time of sale. After assumption of the existing loans and costs of the sale of $210,000, proceeds to CPF XVIII were $1,490,000. For financial statement purposes, CPF XVIII recorded a $1,246,000 gain on sale of property.

6. OPERATING LEASES

     The Partnerships lease their residential properties under short-term operating leases. Lease terms are generally one year or less in duration. The Partnership expects that in the normal course of business, these leases will be renewed or replaced by other leases. Commercial office property leases vary from periods ranging up to five years. The future minimum rental payments to be received under operating leases that have initial or

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

remaining noncancelable lease terms in excess of one year as of December 31, 1996, are as follows (in thousands):

1997........................................................   $279
1998........................................................    230
1999........................................................    110
2000........................................................     73
2001........................................................     45
Thereafter..................................................     --
                                                               ----
                                                               $737
                                                               ====

     For commercial leases with scheduled rental increases, rental income is recognized on a straight-line basis over the life of the applicable leases. There is no assurance that this income will continue at the same level when the leases expire.

7. DISTRIBUTION PAYABLE

     NPI 6 declared a distribution of approximately $10,621,000 in 1996 payable to its partners. The distribution was paid in January 1997, with approximately $10,515,000 being paid to the limited partners and approximately $106,000 being paid to the Corporate General Partner. The distribution was from net proceeds from mortgage refinancings and cash from operations.

     NPI 7 declared a distribution of approximately $1,960,000 in 1996 payable to its partners. The distribution was paid in January 1997, with approximately $1,940,000 being paid to the limited partners and $20,000 being paid to the Corporate General Partner.

                                                                    SCHEDULE III
        NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES PARTNERSHIPS

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

                                                                                 GROSS AMOUNTS AT WHICH CARRIED AT
                                                                                         DECEMBER 31, 1996
                                        INITIAL COST                       ---------------------------------------------
                                     -------------------       COST                  BUILDINGS
                                               BUILDINGS    CAPITALIZED                 AND
                                                  AND        (REMOVED)                RELATED
                                               PERSONAL    SUBSEQUENT TO             PERSONAL               ACCUMULATED
                      ENCUMBRANCES    LAND     PROPERTY     ACQUISITION     LAND     PROPERTY     TOTAL     DEPRECIATION
                      ------------   -------   ---------   -------------   -------   ---------   --------   ------------
                                                            (DOLLARS IN THOUSANDS)
Alpine Village
  Birmingham, AL....    $  2,100     $   359   $  3,515       $ 1,096      $   366   $  4,604    $  4,970     $  3,003
Autumn Run Apts.
  Naperville, IL....       9,100       1,462     14,957         1,003        1,458     15,964      17,422        6,080
Cherry Creek Gardens
  Apts. Englewood,
  CA................       7,766       1,320     11,879         1,448        1,320     13,327      14,647        6,419
Colony at Kenilworth
  Towson, MA........       7,985       1,306     13,187         4,881        1,366     18,008      19,374       12,291
Cooper's Pointe
  Apts. Charleston,
  SC................       4,217         513      6,696           191          510      6,890       7,400        2,954
Cooper's Pond Apts.
  Tampa, FL.........       7,771       1,476     12,505           216        1,315     12,882      14,197        6,593
Copper Mill Apts.
  Richmond, VA......       6,052         933      8,061           333          929      8,398       9,327        3,156
Creekside Apts.
  Denver, CO........       5,249       1,366      7,307         1,475        1,366      8,782      10,148        4,159
Fairview View I
  Apts. Baton Rouge,
  LA................       4,000         762      7,048         1,115          767      8,158       8,925        5,592
Fairway II Apts.
  Baton Rouge, LA...       4,200       1,086      8,788           474        1,094      9,254      10,348        4,642
Four Winds Apts.
  Overland, KA......       9,607       1,363     14,288           531        1,357     14,825      16,182        5,494
Gateway Park Dublin,
  CA................       1,518         484      1,135           176          487      1,308       1,795          684
Greenspoint Apts.
  Phoenix, AZ.......       8,900       2,165     11,199           426        2,141     11,649      13,790        5,007
Hampton Green Apts.
  Dallas, TX........       5,755       2,086      9,474           568        2,086     10,042      12,128        4,375


                        DATE OF        DATE     DEPRECIABLE
                      CONSTRUCTION   ACQUIRED   LIFE-YEARS
                      ------------   --------   -----------
                             (DOLLARS IN THOUSANDS)
Alpine Village
  Birmingham, AL....    1972         10/16/84    5-27.5
Autumn Run Apts.
  Naperville, IL....    1987          6/1/86      5-30
Cherry Creek Gardens
  Apts. Englewood,
  CA................    1979          9/1/82      5-30
Colony at Kenilworth
  Towson, MA........    1967         3/15/84     5-27.5
Cooper's Pointe
  Apts. Charleston,
  SC................    1986         11/1/85      5-30
Cooper's Pond Apts.
  Tampa, FL.........   1979-81        3/1/83      5-30
Copper Mill Apts.
  Richmond, VA......    1987          9/1/86      5-30
Creekside Apts.
  Denver, CO........    1974         10/1/82      5-30
Fairview View I
  Apts. Baton Rouge,
  LA................    1974         5/31/84     5-27.5
Fairway II Apts.
  Baton Rouge, LA...    1981         11/1/84     5-27.5
Four Winds Apts.
  Overland, KA......    1987          9/1/85      5-30
Gateway Park Dublin,
  CA................    1977         10/1/80      5-39
Greenspoint Apts.
  Phoenix, AZ.......    1986          2/1/84      6-30
Hampton Green Apts.
  Dallas, TX........    1986         12/1/85      5-30

                                                                    SCHEDULE III
        NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION -- (CONTINUED)
                               DECEMBER 31, 1996

                                                                                 GROSS AMOUNTS AT WHICH CARRIED AT
                                                                                         DECEMBER 31, 1996
                                        INITIAL COST                       ---------------------------------------------
                                     -------------------       COST                  BUILDINGS
                                               BUILDINGS    CAPITALIZED                 AND
                                                  AND        (REMOVED)                RELATED
                                               PERSONAL    SUBSEQUENT TO             PERSONAL               ACCUMULATED
                      ENCUMBRANCES    LAND     PROPERTY     ACQUISITION     LAND     PROPERTY     TOTAL     DEPRECIATION
                      ------------   -------   ---------   -------------   -------   ---------   --------   ------------
                                                            (DOLLARS IN THOUSANDS)
Huntington Apts.
  Morrisville, NC...    $  3,583     $ 1,368   $  9,233       $   715      $ 1,376   $  9,940    $ 11,316     $  3,741
Lakeside Apts.
  Lisle, IL.........      17,200       2,087     15,363         3,378        2,093     18,735      20,828       13,439
Lakeside Place Apts.
  Houston, TX.......      14,636       3,659     21,481         5,025        3,659     26,506      30,165       13,811
The Landings Apts.
  Tampa, FL.........       2,282         504      4,702           519          504      5,221       5,725        2,706
The Lodge Apts.
  Denver, CO........       5,775       1,575      8,580         1,808        1,577     10,386      11,963        4,886
McMillan Place Apts.
  Dallas, TX........      12,510       2,399     10,826           548        2,427     11,346      13,773        5,072
Misty Woods Apts.
  Charlotte, NC.....       5,407         429      6,846           277          434      7,118       7,552        3,061
Northwood I & II
  Apts. Pensacola,
  FL................       5,000         478      7,919           991          483      8,905       9,388        4,616
Oak Run Apts.
  Dallas, TX........      10,626       6,218      8,713         1,762        6,218     10,475      16,693        5,037
Oakwood Village
  Orlando, FL.......       4,012         589      7,181         1,626          595      8,801       9,396        6,501
Overlook Apts. Salt
  Lake City, UT.....       8,049       1,082      8,225           701        1,078      8,930      10,008        4,053
Palisades Apts.
  Montgomery, AL....       4,899         970      8,448         2,444          976     10,886      11,862        8,515
Patchen Place Apts.
  Lexington, KY.....       3,000         706      6,409         1,286          714      7,687       8,401        4,765
Phoenix Business
  Park Atlanta, GA..       2,578         746      5,176         2,412          746      7,588       8,334        3,286


                        DATE OF        DATE     DEPRECIABLE
                      CONSTRUCTION   ACQUIRED   LIFE-YEARS
                      ------------   --------   -----------
                             (DOLLARS IN THOUSANDS)
Huntington Apts.
  Morrisville, NC...    1986          2/1/88      5-29
Lakeside Apts.
  Lisle, IL.........   1973-75       12/18/80    5-27.5
Lakeside Place Apts.
  Houston, TX.......   1976-78       12/1/80      5-30
The Landings Apts.
  Tampa, FL.........    1979          6/1/82      5-30
The Lodge Apts.
  Denver, CO........    1974         10/1/82      5-30
McMillan Place Apts.
  Dallas, TX........    1985          6/1/85      6-30
Misty Woods Apts.
  Charlotte, NC.....    1986          6/1/85      6-30
Northwood I & II
  Apts. Pensacola,
  FL................    1981          7/1/85     5-27.5
Oak Run Apts.
  Dallas, TX........    1979         11/1/83      5-30
Oakwood Village
  Orlando, FL.......    1973          8/3/82     5-27.5
Overlook Apts. Salt
  Lake City, UT.....    1984          7/1/83      5-30
Palisades Apts.
  Montgomery, AL....   1968-72       6/22/83     5-27.5
Patchen Place Apts.
  Lexington, KY.....    1971          7/1/85     5-27.5
Phoenix Business
  Park Atlanta, GA..    1980          5/1/82      5-39

                                                                    SCHEDULE III
        NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION -- (CONTINUED)
                               DECEMBER 31, 1996

                                                                                 GROSS AMOUNTS AT WHICH CARRIED AT
                                                                                         DECEMBER 31, 1996
                                        INITIAL COST                       ---------------------------------------------
                                     -------------------       COST                  BUILDINGS
                                               BUILDINGS    CAPITALIZED                 AND
                                                  AND        (REMOVED)                RELATED
                                               PERSONAL    SUBSEQUENT TO             PERSONAL               ACCUMULATED
                      ENCUMBRANCES    LAND     PROPERTY     ACQUISITION     LAND     PROPERTY     TOTAL     DEPRECIATION
                      ------------   -------   ---------   -------------   -------   ---------   --------   ------------
                                                            (DOLLARS IN THOUSANDS)
The Pines Apts.
  Roanoke, VA.......    $  3,517     $   579   $  6,521       $   671      $   584   $  7,187    $  7,771     $  4,152
Pinetree Apts.
  Charlotte, NC.....       2,241         493      3,873         1,726          499      5,593       6,092        3,979
Place du Plantier
  Apts. Baton Rouge,
  LA................       3,800         840      7,773         1,197          844      8,966       9,810        6,204
Plantation Creek
  Apts. Atlanta,
  GA................      15,788       2,653     20,827         1,990        2,655     22,815      25,470       10,025
Preston Creek Apts.
  Dallas, TX........       4,500       2,118      5,793         1,211        2,107      7,015       9,122        3,466
Promontory Point
  Austin, TX........       2,840       1,690     10,129          (180)       1,595     10,044      11,639        4,294
Rocky Ridge
  Birmingham, AL....       1,450         323      2,972           966          330      3,931       4,261        2,670
Sandspoint Apts.
  Phoenix, AZ.......       9,887       2,124     13,158           761        2,146     13,897      16,043        6,058
Ski Lodge Apts.
  Montgomery, AL....       6,800         672     11,587         2,627          676     14,210      14,886        9,403
South Point Apts.
  Durham, NC........       4,600         859      7,686           570          863      8,252       9,115        4,197
St. Charleston
  Village Apts. Las
  Vegas, NV.........       6,210         751      7,322         1,423          743      8,753       9,496        4,920
Stoney Creek Apts.
  Dallas, TX........       6,995       1,803     12,509          (260)       1,689     12,363      14,052        5,461
Summerhill Apts.
  Dallas, TX........       2,930       1,003      6,069           830          999      6,903       7,902        3,600
Summerwalk Apts.
  Winter Park, FL...       4,557         427      6,347           561          431      6,904       7,335        4,806


                        DATE OF        DATE     DEPRECIABLE
                      CONSTRUCTION   ACQUIRED   LIFE-YEARS
                      ------------   --------   -----------
                             (DOLLARS IN THOUSANDS)
The Pines Apts.
  Roanoke, VA.......    1978          4/1/85     5-27.5
Pinetree Apts.
  Charlotte, NC.....    1974           7/80      5-27.5
Place du Plantier
  Apts. Baton Rouge,
  LA................    1974          5/1/84     5-27.5
Plantation Creek
  Apts. Atlanta,
  GA................   1977-78        6/1/84      5-30
Preston Creek Apts.
  Dallas, TX........    1979          8/1/81      5-30
Promontory Point
  Austin, TX........    1984         10/1/85      5-30
Rocky Ridge
  Birmingham, AL....    1973         10/16/84    5-27.5
Sandspoint Apts.
  Phoenix, AZ.......    1986          2/1/84      6-30
Ski Lodge Apts.
  Montgomery, AL....    1977         7/19/84     5-27.5
South Point Apts.
  Durham, NC........    1980          3/1/86     5-27.5
St. Charleston
  Village Apts. Las
  Vegas, NV.........    1980          9/1/79      5-30
Stoney Creek Apts.
  Dallas, TX........    1983          6/1/85      5-30
Summerhill Apts.
  Dallas, TX........    1979          8/1/81      5-30
Summerwalk Apts.
  Winter Park, FL...    1974         12/24/80    5-27.5

                                                                    SCHEDULE III
        NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION -- (CONTINUED)
                               DECEMBER 31, 1996

                                                                                 GROSS AMOUNTS AT WHICH CARRIED AT
                                                                                         DECEMBER 31, 1996
                                        INITIAL COST                       ---------------------------------------------
                                     -------------------       COST                  BUILDINGS
                                               BUILDINGS    CAPITALIZED                 AND
                                                  AND        (REMOVED)                RELATED
                                               PERSONAL    SUBSEQUENT TO             PERSONAL               ACCUMULATED
                      ENCUMBRANCES    LAND     PROPERTY     ACQUISITION     LAND     PROPERTY     TOTAL     DEPRECIATION
                      ------------   -------   ---------   -------------   -------   ---------   --------   ------------
                                                            (DOLLARS IN THOUSANDS)
Sun River Apts.
  Tempe, AZ.........    $  6,278     $ 1,102   $  8,770       $   784      $ 1,090   $  9,566    $ 10,656     $  5,169
Sunrunner Apts. St.
  Petersburg, FL....       3,250         634      6,485           145          587      6,677       7,264        3,160
Torrey Pines Village
  Apts. Las Vegas,
  NV................       3,697         460      4,595         1,020          455      5,620       6,075        3,095
The Village Apts.
  Voorhees Township,
  NJ................      11,058       1,307     17,121         2,632        1,329     19,731      21,060       10,703
The Village in the
  Woods Apts.
  Cypress, TX.......       9,813       2,852     20,915        (9,497)       1,500     12,770      14,270        6,083
Village of Pennbrook
  Falls Township,
  PA................      19,300       1,972     18,245         5,505        1,980     23,742      25,722       17,026
Williamsburg on the
  Lake Indianapolis,
  IN................       7,400         590     14,822         2,808          594     17,626      18,220       10,174
Willow Park
  Altamonte Springs,
  FL................       2,968         567      5,218         1,073          574      6,284       6,858        4,533
Wood Creek Apts.
  Mesa, AZ..........      12,810       2,130     13,440           535        2,117     13,988      16,105        6,339
Wood Lake Apts.
  Atlanta, GA.......       7,649       1,206     10,980           612        1,206     11,592      12,798        5,299
Wood Ridge Apts.
  Atlanta, GA.......       8,883       1,632     12,321           781        1,632     13,102      14,734        5,875
Woods of Inverness
  Apts. Houston,
  TX................       5,205       1,292     10,305        (2,622)         905      8,070       8,975        4,167
Plantation Crossing
  Apts. Atlanta,
  GA................       5,182       1,062      7,576           417        1,062      7,993       9,055        3,614
                        --------     -------   --------       -------      -------   --------    --------     --------
                        $363,385     $72,632   $532,500       $55,711      $70,634   $590,209    $660,843     $312,410
                        ========     =======   ========       =======      =======   ========    ========     ========


                        DATE OF        DATE     DEPRECIABLE
                      CONSTRUCTION   ACQUIRED   LIFE-YEARS
                      ------------   --------   -----------
                             (DOLLARS IN THOUSANDS)
Sun River Apts.
  Tempe, AZ.........    1981         11/1/80      5-30
Sunrunner Apts. St.
  Petersburg, FL....    1981          7/1/84      6-30
Torrey Pines Village
  Apts. Las Vegas,
  NV................    1980          9/1/79      5-30
The Village Apts.
  Voorhees Township,
  NJ................   1979-80        1/5/84     5-27.5
The Village in the
  Woods Apts.
  Cypress, TX.......    1983         10/1/82      5-30
Village of Pennbrook
  Falls Township,
  PA................    1973         12/15/81    5-27.5
Williamsburg on the
  Lake Indianapolis,
  IN................   1974-76        3/1/86      5-27
Willow Park
  Altamonte Springs,
  FL................    1973         12/13/82    5-27.5
Wood Creek Apts.
  Mesa, AZ..........    1985          5/1/84      5-30
Wood Lake Apts.
  Atlanta, GA.......    1983         12/1/83      5-30
Wood Ridge Apts.
  Atlanta, GA.......    1982          4/1/84      6-30
Woods of Inverness
  Apts. Houston,
  TX................    1981          7/1/82      5-30
Plantation Crossing
  Apts. Atlanta,
  GA................    1980           6/84       6-30

                        NATIONAL PROPERTY INVESTORS AND
                        CENTURY PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION -- (CONTINUED)
                               DECEMBER 31, 1996

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Reconciliation of Real Estate
  Balance at beginning of year..............................  $670,026   $700,437   $730,969
     Property improvements..................................    10,853      6,215      7,570
     Revaluation allowance on rental property sold..........        --         --     (3,073)
     Cost of rental property disposed of....................        --         --    (20,288)
     Disposal of properties.................................   (20,036)   (36,625)   (14,741)
                                                              --------   --------   --------
  Balance at end of year....................................  $660,843   $670,027   $700,437
                                                              ========   ========   ========
Reconciliation of Accumulated Depreciation
  Balance at beginning of year..............................  $298,584   $289,734   $278,090
     Additions charged to expense...........................    22,464     23,551     24,382
     Allowance for impairment of rental properties sold or
       disposed of..........................................        --         --     (7,445)
     Disposal of properties.................................    (8,638)   (14,699)    (5,293)
                                                              --------   --------   --------
  Balance at end of year....................................  $312,410   $298,586   $289,734
                                                              ========   ========   ========

                       ANGELES MORTGAGE INVESTMENT TRUST

                                 BALANCE SHEETS

                                     ASSETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
Notes Receivable:
Mortgage notes receivable...................................  $37,353,000   $39,347,000
Promissory notes receivable (primarily due from
  affiliates)...............................................    6,110,000     6,789,000
                                                              -----------   -----------
                                                               43,463,000    46,136,000
Less: Allowances for estimated losses.......................   (8,147,000)   (8,826,000)
                                                              -----------   -----------
                                                               35,316,000    37,310,000
Foreclosed real estate held for sale........................    8,755,000     4,521,000
Cash and cash equivalents...................................    6,248,000     3,947,000
Restricted cash.............................................      812,000            --
Accrued interest receivable.................................      604,000       654,000
Prepaid expenses and other assets...........................      130,000        98,000
                                                              -----------   -----------
          Total assets......................................  $51,865,000   $46,530,000
                                                              ===========   ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable and accrued expenses.......................  $   429,000   $   588,000
Mortgage note payable.......................................    4,525,000            --
                                                              -----------   -----------
          Total liabilities.................................    4,954,000       588,000
                                                              -----------   -----------
Shareholders' equity:
Class A Shares (2,617,000 issued and outstanding, $1.00 par
  value, unlimited shares authorized).......................    2,617,000     2,617,000
Class B Shares (1,675,113 issued and outstanding, $.01
  value, unlimited shares authorized).......................       14,000        14,000
Additional paid-in capital..................................   50,199,000    50,199,000
Accumulated distributions in excess of cumulative net
  income....................................................   (5,919,000)   (6,888,000)
                                                              -----------   -----------
          Total shareholders' equity........................   46,911,000    45,942,000
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $51,865,000   $46,530,000
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                       ANGELES MORTGAGE INVESTMENT TRUST

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                 THREE MONTHS ENDED         SIX MONTHS ENDED
                                                      JUNE 30,                  JUNE 30,
                                               -----------------------   -----------------------
                                                  1998         1997         1998         1997
                                               ----------   ----------   ----------   ----------
REVENUE:
Interest income..............................  $  967,000   $1,357,000   $1,939,000   $2,525,000
Rental income, net...........................     275,000       32,000      361,000       99,000
Gain from sale of real property..............          --       28,000           --       28,000
Recovery of bad debts........................     679,000      341,000      679,000      341,000
                                               ----------   ----------   ----------   ----------
          Total revenue......................   1,921,000    1,758,000    2,979,000    2,993,000
                                               ----------   ----------   ----------   ----------
COSTS AND EXPENSES:
General and administrative...................     247,000      283,000      302,000      618,000
Amortization.................................      13,000       13,000       33,000       31,000
                                               ----------   ----------   ----------   ----------
          Total costs and expenses...........     260,000      296,000      335,000      649,000
                                               ----------   ----------   ----------   ----------
NET INCOME...................................  $1,661,000   $1,462,000   $2,644,000   $2,344,000
                                               ==========   ==========   ==========   ==========
NET INCOME PER CLASS A SHARE.................  $     0.63   $     0.55   $     1.00   $     0.89
                                               ==========   ==========   ==========   ==========
CASH DISTRIBUTIONS PER CLASS A SHARE.........  $     0.32   $     0.24   $     0.64   $     0.46
                                               ==========   ==========   ==========   ==========
WEIGHTED AVERAGE CLASS A SHARES
  OUTSTANDING................................   2,617,000    2,617,000    2,617,000    2,617,000
                                               ==========   ==========   ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                       ANGELES MORTGAGE INVESTMENT TRUST

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                        ACCUMULATED
                                                                       DISTRIBUTIONS
                                                                            IN
                                                                         EXCESS OF
                                                         ADDITIONAL     CUMULATIVE
                                   CLASS A     CLASS B     PAID-IN          NET
                                    SHARES     SHARES      CAPITAL        INCOME          TOTAL
                                  ----------   -------   -----------   -------------   -----------
Balance at December 31, 1997....  $2,617,000   $14,000   $50,199,000    $(6,888,000)   $45,942,000
Distributions paid to Class A
  Shareholders..................          --        --            --     (1,675,000)    (1,675,000)
Net income......................          --        --            --      2,644,000      2,644,000
                                  ----------   -------   -----------    -----------    -----------
Balance at June 30, 1998........  $2,617,000   $14,000   $50,199,000    $(5,919,000)   $46,911,000
                                  ==========   =======   ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                       ANGELES MORTGAGE INVESTMENT TRUST

                            STATEMENTS OF CASH FLOW
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                  1998          1997
                                                              ------------   -----------
Cash flows from operating activities:
Net income..................................................  $  2,644,000   $ 2,344,000
  Adjustments to reconcile net income to cash flows from
     operating activities:
     Gain from sale of real estate..........................            --       (28,000)
     Recovery of bad debt...................................      (679,000)     (341,000)
     Interest income in exchange for notes receivable.......            --      (864,000)
     Amortization of loan fees..............................        33,000        31,000
     Decrease (increase) in interest receivable.............        50,000      (135,000)
     Decrease (increase) in prepaid expenses and other
      assets................................................       (40,000)       24,000
     Decrease in accounts payable and accrued expenses......      (459,000)     (120,000)
     Increase (decrease) in unearned loan fee income........       (16,000)       66,000
                                                              ------------   -----------
          Cash flows from operating activities..............     1,533,000       977,000
                                                              ------------   -----------
Cash flows from investing activities:
     Funding of notes receivable............................   (10,365,000)   (9,850,000)
     Principal collections of notes receivable..............    12,672,000     2,604,000
     Proceeds from sale of real property....................            --       613,000
     Improvements and replacements to real property held for
      sale..................................................       (25,000)           --
     Proceeds from foreclosure of real estate...............       161,000            --
                                                              ------------   -----------
          Cash flows from investing activities..............     2,443,000    (6,633,000)
                                                              ------------   -----------
Cash flows from financing activities:
     Distributions to Class A Shareholders..................    (1,675,000)   (1,204,000)
                                                              ------------   -----------
          Cash flows used in financing activities...........    (1,675,000)   (1,204,000)
                                                              ------------   -----------
Increase (decrease) in cash and cash equivalents............     2,301,000    (6,860,000)
Cash and cash equivalents
     At beginning of period.................................     3,947,000     9,789,000
                                                              ------------   -----------
     At end of period.......................................  $  6,248,000   $ 2,929,000
                                                              ============   ===========
Schedule of noncash financing and investing activities:
  Assumption of first mortgage loan payable.................  $  4,525,000   $        --
  Conversion of second mortgage receivable to real
     property...............................................       380,000            --
  Deed-in-lieu of foreclosure, real property................     4,369,000            --

    The accompanying notes are an integral part of the financial statements.

                       ANGELES MORTGAGE INVESTMENT TRUST

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

     NOTE 1 -- The accompanying financial statements have not been audited by independent certified accountants, but in the opinion of management, all of the adjustments necessary to present fairly the financial position of Angeles Mortgage Investment Trust (the "Trust") and the results of its operations and its cash flows at the dates and for the periods indicated have been included. Certain prior year amounts have been reclassified to conform to current year classifications.

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Treasury Regulation S-X. Accordingly they do not include all the information and footnotes required by generally accepted accounting principals for complete financial statements.

     Operating results for the three and six month periods ended June 30, 1998 are not indicative of the results that may be expected for the year ending December 31, 1998.

     For further information, refer to the financial statements and notes thereto included in the Trust's annual report on Form 10-K for the year ended December 31, 1997.

     NOTE 2 -- The net income per Class A Share was based on 2,617,000 weighted average Class A Shares outstanding during the three and six months ended June 30, 1998 and 1997, after deduction of the 1% interest for Class B Shares.

     NOTE 3 -- In May 1998 the Trust's $5 million line of credit was renewed through October 1998 with the ability to extend the line of credit through April 1999 at the Trust's option. The line of credit requires monthly interest only payments based upon prime plus 1/2% and a $12,500 commitment fee paid quarterly. During the three and six months ended June 30, 1998, the Trust did not draw on the line of credit.

     NOTE 4 -- During the second quarter ended June 30, 1998 the Trust received cash proceeds of approximately $842,000, from the loan referred to by the Trust as "Northprior." In June, the Trust recorded a recovery of bad debt in the amount of $679,000 for which an allowance for estimated loss had been previously established and recorded $163,000 in interest income. The Trust may receive a minimal amount of additional proceeds from the Northprior loan from excess amounts, if any, held in an escrow account to remediate environmental problems at the property.

     NOTE 5 -- In December 1997, the Trust purchased a second mortgage loan for $380,000 on a 186-unit apartment complex, Silver Ridge Apartments, located in Maplewood, Minnesota. The Silver Ridge second mortgage has an interest rate of 10% and default rate of 12% and matured December 31, 1997. In addition, during 1997 the Trust obtained judgement liens against the Silver Ridge Apartments property based upon recourse provisions on other Trust loans. Through a judgement lien, the Trust foreclosed on the property in October 1997 subject to a twelve-month redemption period. On January 30, 1998, the Trust received title to Silver Ridge Apartments through deed-in-lieu of foreclosure as a result of provisions in the second mortgage held by the Trust. In connection with taking title to Silver Ridge Apartments the Trust assumed a first trust deed mortgage from a third party in the amount of $4,525,000. This first mortgage provides for a variable interest rate not to exceed 12%, interest only paid monthly, with a current interest rate of 4% per annum. The loan matures in July 2023.

     In addition, the Trust assumed control of restricted cash relating to Silver Ridge Apartments with a balance of $812,000 as of June 30, 1998. The restricted cash balance is comprised of approximately $457,000, held by the first mortgage lender in escrow for: principal $310,000; interest of $62,000; real estate taxes and insurance $60,000; and processing and other fees of $25,000. The remaining $355,000 relates to funds for capital improvements and tenant security deposits.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Trustees of
Angeles Mortgage Investment Trust

     We have audited the accompanying balance sheets of Angeles Mortgage Investment Trust (the "Trust") as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. We have also audited schedules III and IV. These financial statements and schedules are the responsibility of the Trust's management. Our responsibility is to express an opinion on the financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedules. An audit also includes assessing the accounting principles used and significant estimates made by the Trust's management, as well as evaluating the overall presentation of the financial statements and schedules. We believe that our audits provide a reasonable basis for our opinion.

     At December 31, 1997, 50 percent of the Trust's notes receivable are due from partnerships which affiliates of Insignia Financial Group, Inc. ("Insignia") are the general partner. As discussed in Note 10, the Trust and an Insignia affiliate (Insignia Properties Trust) have executed a merger agreement subject to the approval of the Trust shareholders. If the merger is approved, the Trust's business activities as it relates to these related party notes receivable may be impacted due to overlapping management.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Trust at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     Also, in our opinion the schedules present fairly, in all material respects, the information set forth therein.

BDO Seidman, LLP

Dallas, Texas
January 15, 1998

                       ANGELES MORTGAGE INVESTMENT TRUST

                                 BALANCE SHEETS

                                     ASSETS

                                                                             DECEMBER 31,
                                                                      --------------------------
                                                          NOTES          1997           1996
                                                       ------------   -----------   ------------
Notes receivable.....................................       2,3,5,6
  Mortgage notes receivable, (including $16,344,000
     and $16,791,000 due from affiliates in 1997 and
     1996)...........................................                 $39,347,000   $ 26,043,000
  Promissory notes receivable, (including $6,714,000
     and $10,650,000 due from affiliates in 1997 and
     1996)...........................................                   6,789,000     14,175,000
                                                                      -----------   ------------
                                                                       46,136,000     40,218,000
  Allowance for estimated losses.....................                  (8,826,000)   (12,100,000)
                                                                      -----------   ------------
                                                                       37,310,000     28,118,000
Foreclosed real estate held for sale.................             4     4,521,000      5,070,000
Cash and cash equivalents............................                   3,947,000      9,789,000
Accrued interest receivable..........................                     654,000        174,000
Prepaid expenses and other...........................                      98,000        224,000
                                                                      -----------   ------------
          Total assets...............................                 $46,530,000   $ 43,375,000
                                                                      ===========   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Accounts payable and accrued expenses..............                 $   588,000   $    287,000
                                                                      -----------   ------------
          Total liabilities..........................                     588,000        287,000
                                                                      -----------   ------------
Commitments and contingencies........................  1,2,3,4,6,10            --             --
Shareholders' equity:................................           8,9
  Class A Shares (2,617,000 in 1997 and 1996, issued
     and outstanding, $1.00 par value, unlimited
     shares authorized)..............................                   2,617,000      2,617,000
  Class B Shares (1,675,113 issued and outstanding,
     $.01 value, unlimited shares authorized)........                      14,000         14,000
  Additional paid-in capital.........................                  50,199,000     50,199,000
  Accumulated distributions in excess of cumulative
     net income......................................                  (6,888,000)    (9,742,000)
                                                                      -----------   ------------
          Total shareholders' equity.................                  45,942,000     43,088,000
                                                                      -----------   ------------
          Total liabilities and shareholders'
            equity...................................                 $46,530,000   $ 43,375,000
                                                                      ===========   ============

    The accompanying notes are an integral part of the financial statements.

                       ANGELES MORTGAGE INVESTMENT TRUST

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                          -------------------------------------
                                                             1997         1996         1995
                                                          ----------   ----------   -----------
REVENUE:
Interest income (including $2,954,000, $2,405,000, and
  $1,710,000 from affiliates in 1997, 1996 and 1995,
  respectively).........................................  $5,109,000   $6,419,000   $ 3,017,000
Rental income...........................................     266,000      321,000        96,000
Gain from sale of real property.........................      80,000      184,000       435,000
Recovery of bad debt from Angeles Corporation
  settlement............................................          --           --    12,844,000
Recovery of other bad debts.............................   1,744,000    3,126,000     3,110,000
                                                          ----------   ----------   -----------
          Total revenue.................................   7,199,000   10,050,000    19,502,000
                                                          ----------   ----------   -----------
COSTS AND EXPENSES:
Property operating expenses.............................      56,000      180,000       262,000
Loss from sale of real property.........................          --           --         3,000
Interest expense to bank................................          --           --       227,000
Legal expenses..........................................     393,000     (257,000)      851,000
General and administrative..............................     958,000      858,000       835,000
Amortization............................................      63,000       44,000        35,000
Income taxes............................................     180,000      139,000            --
                                                          ----------   ----------   -----------
          Total costs and expenses......................   1,650,000      964,000     2,213,000
                                                          ----------   ----------   -----------
INCOME BEFORE EXTRAORDINARY ITEM........................   5,549,000    9,086,000    17,289,000
EXTRAORDINARY ITEM -- Debt forgiveness..................          --           --     1,844,000
                                                          ----------   ----------   -----------
NET INCOME..............................................  $5,549,000   $9,086,000   $19,133,000
                                                          ==========   ==========   ===========
PER CLASS A SHARE:
Net income before extraordinary.........................  $     2.10   $     3.33   $      5.77
Extraordinary item......................................          --           --          0.61
                                                          ----------   ----------   -----------
Net income..............................................  $     2.10   $     3.33   $      6.38
                                                          ==========   ==========   ===========
Cash distributions......................................  $     1.03   $     0.52   $        --
                                                          ==========   ==========   ===========
Weighted average Class A Shares.........................   2,617,000    2,704,375     2,968,532
                                                          ==========   ==========   ===========

    The accompanying notes are an integral part of the financial statements.

                       ANGELES MORTGAGE INVESTMENT TRUST

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                       ACCUMULATED
                                                                      DISTRIBUTIONS
                                                                            IN
                                                        ADDITIONAL      EXCESS OF
                                  CLASS A     CLASS B     PAID-IN     CUMULATIVE NET
                                   SHARES     SHARES      CAPITAL         INCOME          TOTAL
                                 ----------   -------   -----------   --------------   -----------
Balance at January 1, 1995.....  $3,394,000   $14,000   $55,656,000    $(36,554,000)   $22,510,000
Class A Shares received from
  Angeles Corporation
  settlement...................    (567,000)       --    (3,687,000)             --     (4,254,000)
Purchase of Class B Share
  Option.......................          --        --      (250,000)             --       (250,000)
Net income.....................          --        --            --      19,133,000     19,133,000
                                 ----------   -------   -----------    ------------    -----------
Balance at December 31, 1995...   2,827,000    14,000    51,719,000     (17,421,000)    37,139,000
Purchase of Class A Shares.....    (210,000)       --    (1,520,000)             --     (1,730,000)
Net income.....................          --        --            --       9,086,000      9,086,000
Cash distributions.............          --        --            --      (1,407,000)    (1,407,000)
                                 ----------   -------   -----------    ------------    -----------
Balance at December 31, 1996...   2,617,000    14,000    50,199,000      (9,742,000)    43,088,000
Net income.....................          --        --            --       5,549,000      5,549,000
Cash distributions.............          --        --            --      (2,695,000)    (2,695,000)
                                 ----------   -------   -----------    ------------    -----------
Balance at December 31, 1997...  $2,617,000   $14,000   $50,199,000    $ (6,888,000)   $45,942,000
                                 ==========   =======   ===========    ============    ===========

    The accompanying notes are an integral part of the financial statements.

                       ANGELES MORTGAGE INVESTMENT TRUST

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                          1997          1996           1995
                                                      ------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..........................................  $  5,549,000   $ 9,086,000     19,133,000
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH FLOWS
  FROM OPERATING ACTIVITIES:
Net gain from sale of real property.................       (80,000)     (184,000)      (432,000)
Amortization........................................        63,000        44,000         35,000
Recovery of bad debt................................    (1,744,000)   (3,126,000)   (15,954,000)
Interest income in exchange of notes receivable or
  real property.....................................      (864,000)   (3,708,000)      (501,000)
Extraordinary gain..................................            --            --     (1,844,000)
Decrease (increase) in interest receivable..........      (480,000)       87,000       (108,000)
Decrease (increase) in prepaid expenses and other...        64,000       215,000       (326,000)
(Decrease) increase in accounts payable and accrued
  expenses..........................................       301,000        94,000        (61,000)
Increase (decrease) in unearned loan fee income.....       115,000        56,000        (38,000)
                                                      ------------   -----------   ------------
Cash flows from (used in) operating activities......     2,924,000     2,564,000        (96,000)
                                                      ------------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of foreclosed real estate......................       (37,000)           --       (355,000)
Funding of notes receivable.........................   (14,251,000)   (2,968,000)            --
Principal collections of notes receivable...........     7,552,000    10,256,000      9,056,000
Proceeds from sale of real estate...................       665,000     1,845,000      1,952,000
Investment in securities............................            --      (979,000)            --
Principal collections of investment in securities...            --       979,000             --
                                                      ------------   -----------   ------------
Cash flows from (used in) investing activities......    (6,071,000)    9,133,000     10,653,000
                                                      ------------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Draw on bank line of credit.........................            --       430,000             --
Repayment of bank line of credit....................            --      (430,000)    (3,500,000)
Repayment of cash advances from affiliate
  partnerships......................................            --            --     (6,682,000)
Purchase of Class B share option....................            --            --       (250,000)
Distributions to shareholders.......................    (2,695,000)   (1,407,000)            --
Purchase of Class A shares..........................            --    (1,730,000)            --
                                                      ------------   -----------   ------------
Cash flows used in financing activities.............    (2,695,000)   (3,137,000)   (10,432,000)
                                                      ------------   -----------   ------------
Increase (decrease) in cash and cash equivalents....    (5,842,000)    8,560,000        125,000
Cash and cash equivalents:
  At beginning of period............................     9,789,000     1,229,000      1,104,000
                                                      ------------   -----------   ------------
  At end of period..................................  $  3,947,000   $ 9,789,000   $  1,229,000
                                                      ============   ===========   ============
Supplemental operating cash flow disclosure:
          Cash received for interest................  $  3,765,000   $ 2,798,000   $  2,213,000
          Cash paid for interest....................            --            --        312,000
Schedule of noncash financing and investing
  activities:
  Carrying value of real estate in satisfaction of
     notes receivable with carrying values of
     $2,622,000 in 1996 and $3,580,000 in 1995......  $         --   $ 2,019,000   $  3,969,000
  Mortgage notes receivable from sale of real
     estate.........................................            --            --        700,000
  Restructuring of past due interest into notes
     receivable.....................................            --     2,625,000      1,914,000
  Notes receivable from lawsuit settlement..........            --        75,000             --
  Recovery of Class A stock in connection with
     Angeles Settlement.............................            --            --      4,254,000
  Write-off of fully reserved note receivable.......     1,530,000            --             --

    The accompanying notes are an integral part of the financial statements.

                       ANGELES MORTGAGE INVESTMENT TRUST

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION, BUSINESS ACTIVITIES AND SIGNIFICANT EVENTS

     Angeles Mortgage Investment Trust ("AMIT" or the "Trust") is an unincorporated California business trust, which was organized to qualify as a REIT for federal income tax purposes. AMIT was originally organized as a publicly held limited partnership that began offering limited partnership units on August 18, 1986 and commenced operations on July 9, 1987. In January 1989, the holders of a majority of the limited partnership units elected to transfer all of the partnership's assets to AMIT. Presently AMIT's capital structure consists of 2,617,000 outstanding AMIT Class A Shares and 1,675,113 outstanding AMIT Class B Shares. The AMIT Class A Shares are registered under the Exchange Act and listed on the American Stock Exchange under the symbol "ANM." Each AMIT Class A Share and each AMIT Class B Share is entitled to one vote with respect to all matters put before AMIT's shareholders.

     Angeles Funding Corporation ("AFC"), a wholly owned subsidiary of Angeles Corporation ("Angeles") served as advisor to AMIT until February 1993. Through AFC, AMIT had invested in various types of intermediate-term real estate loans (the "AMIT Loans"). Prior to December 1996, the majority of the AMIT Loans were made to partnerships that were once controlled by Angeles and are now controlled by Insignia Financial Group, Inc., a Delaware corporation, which through MAE GP, its affiliate, holds the Trust's Class B Shares, (Insignia Financial Group, Inc. and its affiliates are collectively referred to as "Insignia" in this document). These partnerships include private and public real estate limited partnerships which were formed to acquire, own and operate income-producing real properties. As of December 31, 1997, there were 23 AMIT Loans outstanding, with an aggregate portfolio balance of approximately $37 million, net of loan loss reserves, and AMIT owned as a result of foreclosures or receipt of deeds in lieu of foreclosure on certain assets securing certain AMIT Loans approximately $4.5 million of real property.

     By virtue of its ownership of the Class B Shares, Insignia owns a 1% interest in the profits, losses, credits and distributions of the Trust and 39% of the Trust's total voting shares. As discussed in Note 7, "Notes to Financial Statements," the Trust and MAE GP entered into an agreement, effective April 1995, pursuant to which MAE GP granted to the Trust the option to purchase all the Class B Shares currently owned by MAE GP. The option is exercisable by the Trust in 2005 for approximately $94,000. During the 10 year period that the option is outstanding, all of the Class B Shares are required to vote, pursuant to an irrevocable proxy, with the majority of Class A Shares in connection with any proposal involving the Trust and Insignia or the election of any Trustee nominated by MAE GP which is an insider affiliate of MAE GP including Insignia. Such majority will be determined without consideration of the votes of "Excess Class A Shares," as defined in the Trust's Declaration of Trust. With respect to all other matters, MAE GP can vote the Class B Shares without restriction.

     Beginning in February 1993, AMIT faced significant liquidity problems caused by (i) the failure of a significant number of the obligors of the AMIT Loans (primarily partnerships controlled by MAE) to fully service outstanding debt obligations under their respective AMIT Loans, and (ii) Angeles' inability to fully service its debt obligations under its promissory note payable to AMIT or perform its other obligations to AMIT under its third party loan guarantees and shareholder distribution guarantees. As of February 1993, approximately 75% of the AMIT Loans were in payment default. In February 1993, Angeles informed AMIT that it was unable to perform its obligations under its guarantees because of liquidity problems caused by its inability to complete sales or refinancings of real estate assets, its inability to fully realize asset values in a continuing sluggish and depressed real estate market and the failure of the obligors of the AMIT Loans to service fully, if at all, their debt obligations to Angeles. On May 3, 1993, Angeles filed for protection under Chapter 11 of the federal bankruptcy code. Angeles' failure to perform under its guarantees, together with the defaults on AMIT Loans, resulted in AMIT's suspension of cash distributions to the holders of AMIT Class A Shares starting in February 1993 and resuming in February 1996. AMIT filed various claims against Angeles and eventually reached agreement with Angeles and the Committee of Creditors Holding Unsecured Claims of Angeles to settle all claims between AMIT and Angeles. The settlement agreement was approved by the

                       ANGELES MORTGAGE INVESTMENT TRUST

Bankruptcy Court in March 1995. Under the agreement, AMIT received over $15 million in cash, notes and AMIT Class A Shares.

     Since February 1993 (when AMIT terminated its advisory agreement with AFC), AMIT has restructured its loan portfolio and has paid in full its then outstanding bank loan of $20 million. However, certain AMIT Loans, which in the aggregate have a carrying value (net of loan loss reserves) of approximately $1.3 million (constituting approximately 3% of AMIT's net investments), are currently in default with respect to debt service obligations. AMIT's lending is primarily concentrated in secured and, to a lesser extent, unsecured real estate loans. The realizable value of real estate collateralizing notes receivable or acquired in loan foreclosure proceedings can only be determined based upon a sales negotiation between independent third parties in an arm's length transaction. In addition, considering that, in most cases, it is the proceeds of sale and/or refinancing which will enable AMIT to receive funds, the actual proceeds may be significantly impacted by the condition of the real estate industry at the time the principal amounts become due or properties sold.

     AMIT will terminate December 31, 2003, unless extended to no later than December 31, 2015 by vote of the shareholders of AMIT, or by the AMIT Board to no later than December 31, 2020 without a vote of the shareholders of AMIT if the AMIT Board believes that termination at such time would result in material under-realization of the value of AMIT's assets. Upon liquidation of AMIT, disposition proceeds will be distributed to the shareholders.

     An entity will qualify for taxation as a REIT if it satisfies certain income and asset tests. Among these tests is a requirement that a certain percentage of assets constitute "real estate assets" and a certain percentage of income be derived from such assets. AMIT's loan assets are collateralized in a variety of ways, and some loans have not been collateralized. AMIT has not requested nor obtained an IRS determination that any of its assets qualify as a "real estate asset," and has not obtained an opinion of counsel that it currently qualifies as a REIT. If AMIT were to fail to qualify as a REIT in any taxable year, AMIT would not be allowed a deduction for dividend distributions in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. AMIT believes that it has operated in a manner designed to qualify as a REIT. However, if the Internal Revenue Service were successfully to challenge the qualification of AMIT's REIT assets, AMIT would be subject to federal income tax only after the utilization of AMIT's net operating losses.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting -- The financial statements of the Trust are prepared on the accrual basis and therefore, revenue is recorded as earned and costs and expenses are recorded as incurred. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates. Certain prior years amounts have been reclassified to conform to current year classifications.

     Cash and Cash Equivalents -- For financial reporting purposes, the Trust considers cash and cash equivalents to include cash on deposit and amounts invested in money market funds with original maturity terms of less than 90 days.

     Interest Recognition on Notes Receivable -- Interest income is recorded as earned in accordance with the terms of the loans. Interest income is not recorded on individual loans if the carrying value of the receivable exceeds the realizable value of the underlying collateral or if payments are in default in excess of two months.

                       ANGELES MORTGAGE INVESTMENT TRUST

     Foreclosed Real Estate Held for Sale -- Foreclosed real estate is initially recorded at new cost, defined as the lower of original cost or fair value minus estimated costs of sale. After foreclosure, the excess of new cost, if any, over fair value minus estimated costs of sale is recognized in a valuation allowance. Subsequent changes in fair value either increases or decreases such valuation allowance. See "Allowance for Estimated Losses" below.

     Allowance for Estimated Losses -- Valuation allowances are established by the Trust for estimated losses on notes receivable and properties held for sale to the extent that the investment in notes or properties exceeds the Trust's estimate of net realizable values of the property or collateral securing each note, or fair value if foreclosure is probable. The provision for losses is based on estimates using the direct capitalization of net operating income for the underlying properties. Capitalization rates have been determined by using micro and macro economic factors. Actual losses may vary from current estimates. Such estimates are reviewed periodically and any additional provision determined to be necessary is charged against earnings in the period in which it becomes reasonably estimated.

     Revenue Recognition on Sale of Real Estate -- Sales of real estate are recognized when and to the extent permitted by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate."

     Income Taxes -- The Trust has elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code for each taxable year of operations. As a qualified REIT, the Trust is subject to income taxation at corporate rates on its REIT taxable income. However, the Trust is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Trust to taxation at the shareholder level only. As of December 31, 1997 the Trust had no tax loss carryforwards.

     Net Income Per Class A Share -- The net income per Class A Share was based on 2,617,000, 2,704,375, and 2,968,532 weighted average Class A Shares outstanding during the years ended December 31, 1997, 1996 and 1995, respectively, after deduction of the Class B Shares' 1% interest. The Trust adopted Statement of Financial Accounting Standards No. 128 during 1997 and it had no effect on the financial statements.

     Amortization -- The Trust amortizes loan fees to interest income over the lives of the related Trust Loans. Loan fees and refinancing expenses paid by the Trust are amortized over the life of the relevant loans. The Trust amortizes leasing commissions to leasing commission expense over the term of the related leases.

     Concentration of Credit Risk -- Financial instruments which potentially expose the Trust to concentrations of credit risk are primarily temporary cash investments and mortgage and promissory notes receivable. The Trust places its temporary cash investments with major financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Of all notes receivable, 50% are with partnerships who have previously defaulted on their obligations (see Note 3).

     Investment in Joint Venture -- The Trust's investment in joint venture is accounted for using the equity method since it is the Trust's intention to dispose of the joint venture interest.

     Market Value of Financial Instruments -- The Trust used the following assumptions in estimating the fair value of its notes receivable. For performing notes receivable, the fair value was estimated by discounting future cash flows using current interest rates for similar loans. For nonperforming notes receivable, the estimated fair value of the Trust's interest in the collateral property was used. The market value of notes receivable can only be determined based upon a sales negotiation between independent third parties in an arm's length transaction. Actual proceeds may be significantly impacted by the condition of the real estate industry at the time the principal amounts become due.

                       ANGELES MORTGAGE INVESTMENT TRUST

NOTE 3 -- NOTES AND INTEREST RECEIVABLE

     Notes receivable are collateralized by real property owned by the borrowers of such Trust Loans, or by an assignment of the limited partnership interest in the limited partnership that owns the property (but not the specific underlying property) or by a general obligation of the limited partnership that owns the property. All of the Trust's notes receivable collateralize the Trust's line of credit with a third party lender (see Note 6).

     Activity in the allowance for estimated loan losses was as follows:

                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Balance at beginning of period........................  $12,100,000   $13,598,000   $26,595,000
Provisions for losses.................................           --     4,334,000     2,350,000
Deductions............................................   (3,274,000)   (5,832,000)  (15,347,000)
                                                        -----------   -----------   -----------
Balance at end of period..............................  $ 8,826,000   $12,100,000   $13,598,000
                                                        ===========   ===========   ===========

     The provisions for losses for 1996 and 1995 relate to debt modifications whereby unrecorded past due interest receivable was restructured as principal (see below).

     The deductions to the estimated loan losses relate primarily to the full or partial repayment of Trust loans and foreclosure of properties by either the Trust or the first lien holder, where the Trust is in a second position. During 1995 the Trust modified the Fox Run loans and capitalized approximately $1,914,000 of past due interest and default interest into the principal of the loans. The Trust reversed $1,800,000 of allowance for estimated loss relating to the Fox Run loans, based upon improved property performance, the commencement of modified debt service in the fourth quarter of 1995 and an anticipated refinancing of the mortgages on the property. In 1996 approximately $660,000 of deductions were due to the significant improvement of property performance underlying certain of the Trust loans.

     Included in the Trust's allowances for estimated losses on notes receivable is approximately $4.8 million relating to one loan, -- a promissory note on a Waukegan, Illinois apartment complex, referred to as Fox Crest. The property has continued to improve in operations since February 1993, which may lead to some future recovery of some portion of this promissory note. The property still needs maintenance and capital improvements and has not provided the Trust with any debt service since February 1993 and no debt service is anticipated in the near future. The Trust has not reduced the allowance. There can be no assurances that the value in this property will exceed the first mortgage debt.

     During the quarter ended March 31, 1997 the Trust restructured a first mortgage referred to as LaSalle, on which the Trust had began foreclosure proceedings in 1996. In connection with the related loan modification, the Trust capitalized and recognized as interest income, approximately $409,000 of past due interest, late fees, default interest along with approximately $14,000 of out-of-pocket costs incurred by the Trust during the foreclosure process. The restructured loan required monthly interest only payments based upon the stated note rate of 11.5% on the reconstituted loan balance. In October 1997 this loan was paid in full.

     During the year ended December 31, 1997, four AMIT loans prepaid the total outstanding principal balances of approximately, $6,800,000 and another loan, referred to by the Trust as Northprior, made a substantial repayment in the amount of $340,000. The four loans, which made full repayments, are referred to by AMIT as Angeles Partners X ($614,000), Angeles Corporation ($3,450,000), Carriage Hills ($1,404,000) and LaSalle ($1,334,000). The Northprior and Carriage Hill loans had been previously fully reserved for loan loss and as a result of the principal repayments AMIT realized recovery of bad debt in the amounts of $340,000 and $1,404,000, respectively. In addition, the Carriage Hills loan repaid all past due interest in the amount of $237,000 which the Trust recognized as interest income in November 1997.

                       ANGELES MORTGAGE INVESTMENT TRUST

     During 1997 the Trust began receiving debt service on two loans which had been previously restructured in 1996, the Angeles Partners XIV and Brittany Point loans. The Angeles Partners XIV loan in October 1997 paid all past due interest in the amount of $82,000 and made a partial principal repayment of $48,000. During the first six months of 1997 the Brittany Point loan began making cash flow interest payments to the Trust and effective July 1997 began making monthly interest only payments at the stated interest rate of 12 1/2%. As a result of the commencement of monthly debt service and significant improvement of the property operations for the Brittany Point loan, the Trust in December 1997 realized as interest income $337,000 of past due interest.

     In December 1997 the Trust wrote-off a promissory note, with a principal outstanding balance of $1,530,000 referred to by the Trust as Vista Hills. Based upon the Trust's evaluation of the property operations and discussions with the borrower regarding the likelihood of foreclosure by the first lien holder in 1998 the Trust believed there would be no recovery in the future. The Borrower had indicated to the Trust that the property would most likely be foreclosed upon the first lien holder during 1998. The Trust had previously fully provided for loan loss reserves for this loan and did not realize any loss or gain from the sale.

     In February 1997, AMIT made its first new loan since January 1993, in the amount of $5,000,000, secured by first deeds of trust on three manufactured home parks located in Texas. This new loan requires interest only payments at 8.9% and matures in December 2003. In April 1997, AMIT made a second new loan in the amount of $2,950,000 secured by a first deed of trust on a 628,000 square foot industrial warehouse located in Martinsville, Virginia. This loan requires interest only payments at 11% and matures in April 1998. In June 1997 AMIT made a new first mortgage loan in the amount of $1,900,000 secured by four manufactured home parks located in Wyoming. The new loan requires interest only payments of 9.07% and matures in December 2003. In December 1997 AMIT made three first mortgage loans in the amounts and terms as follows: $1,300,500 on a 144,000 square foot office/warehouse facility located in Houston, Texas with an 8% interest rate, interest only payable monthly; $531,250 on a 56,080 square foot industrial/warehouse located in Aiken, South Carolina with an 8% interest rate, principal and interest payable monthly, with principal amortized over 20 years; and $2,185,000 on a 335,000 square foot industrial facility located in Jackson, Tennessee, initially monthly interest only payable at a rate of 10 1/2 %, with the interest rated reduced to 230 basis points over ten-year Treasuries upon the debt coverage ratio increasing to a stipulated level. All three of these December 1997 first mortgage loans mature in December 2007.

     In December 1997 the Trust purchased a second mortgage loan for $384,000. This second mortgage loan is on a 186-unit apartment complex, Silver Ridge Apartments, located in Maplewood, Minnesota. The Silver Ridge second mortgage has a contract interest rate of 10% and a default rate of 12% and matured December 31, 1997. In addition, during 1997 the Trust obtained judgement liens against the Silver Ridge Apartments property based upon recourse provisions on other Trust loans. Through one of these judgement liens the Trust successfully foreclosed on the property in October 1997 and will be the owner of the property after a twelve-month redemption period which ends in October 1998. Silver Ridge Apartments is also encumbered by a $4.5 million first mortgage held by an independent third party.

     As of December 31, 1997, the Trust has signed and proposed commitments to fund approximately $1 million of new loans.

     During 1996, the Trust began foreclosure proceedings on three industrial properties in Cleveland, Ohio that represent additional collateral available to the Trust through recourse provisions of a failed loan referred to as Marina Plaza. Although the properties are heavily indebted and in need of maintenance and capital improvements, the Trust has received early indications of sales value from potential purchasers that may provide recovery of approximately $300,000 which would be recognized as income after foreclosure and sale of these properties.

                       ANGELES MORTGAGE INVESTMENT TRUST

     As reported by the Trust in 1995, the Trust loan referred to as North Prior defaulted on its obligation to the Trust as well as to the senior lender on the property. The property was sold just prior to foreclosure with proceeds sufficient to pay the senior lender the full amount of the senior obligation. Proceeds above the senior obligation were escrowed for potential use in an environmental remediation that occurred prior to the foreclosure and sale. Approximately $870,000 remains in the escrow and in January 1998 a site closure letter was received from the state environmental government authority. The Trust will recognize income for amounts, when and if, received from escrow, which is anticipated to occur in 1998.

     During 1996 the Trust modified five loans referred to as Brittany Point, Fox Crest, Carriage Hills, Vista Hills and Angeles Partners XIV-Waterford. In connection, with the modifications, the Trust extended the maturity dates on all of the loans except for Angeles Partners XIV-Waterford, to December 31, 2000, March 1, 2003, September 1, 2000 and September 1, 2002, respectively, and capitalized approximately $320,000, $1,765,000, $204,000, $230,000 and $134,000,
respectively, of past due interest into principal. The modified notes require payments only out of cash flows provided by the properties. The Trust did not recognize any interest income in connection with these loan modifications.

     During the last quarter of 1996 the Trust modified and received a significant repayment on two of the Trust's largest loans. In October 1996, the Arrowhead Joint Venture $6 million loan (which was previously secured only by a partnership interest), along with a related $1.2 million unsecured preferred partnership distribution interest ("Preferred Interest"), was restructured to a $9 million first trust deed mortgage, with a current effective interest rate of 10.20% reducing to a 9.8% rate upon repayment of $1.5 million which is scheduled to occur in late 1998. The restructuring has resulted in the Trust significantly strengthening the collateral on this loan along with increasing the annual debt service on this loan by approximately $400,000. The $1.2 million Preferred Interest was originally acquired in the settlement with Angeles (see Note 9 of Notes to Financial Statements) and was previously valued at zero as it had an indeterminable value when it was acquired. In addition, the Trust capitalized approximately $1.7 million in deferred interest that was not previously recognized in income, as full recovery of such interest was until the modification, considered doubtful.

     In December 1996, the Trust received approximately $7 million from its three Fox Run mortgages as a result of the borrower refinancing the property. The $7 million of cash proceeds represented the full repayment of approximately $6.7 million of principal on these three loans with the remainder representing a portion of the accrued interest associated with the loans. In addition to this repayment, the Trust took back a new third mortgage on the Fox Run property in the amount of $875,000. The $875,000 is comprised of approximately $425,000 of the remaining accrued interest from the three Fox Run loans and approximately $450,000 of accrued interest and principal on the Angeles Partners XI-Harbour Landing promissory note. The Trust recognized $2 million of bad debt recovery on this transaction, and approximately $900,000 of interest income from accrued interest not previously recognized, as full recovery of such interest was not reasonably assured until the repayment.

     In addition, in December 1996 the Trust acquired, at par, three first mortgage loans from an unaffiliated third party for approximately $2.9 million. These mortgages are on three properties known as Hospitality Inns (three separate properties and locations) on which the Trust held three second mortgages. All of these six mortgages matured in October 1996. The Trust restructured the first and second mortgage loans on these three properties effective April 30, 1997. The loan modifications for each property provided that the first and second mortgages be combined into one first mortgage loan. In addition to combining the first and second mortgages on each property, the Trust also capitalized and recognized as interest income, a total of approximately $440,000 of accrued interest and late fees for all three loans. Each restructured loan requires monthly principal and interest based upon the stated note rate of 11% for two of the loans and 11.25% for the third loan on the reconstituted loan balance, with principal paid based on a 30-year amortization. The current

                       ANGELES MORTGAGE INVESTMENT TRUST
monthly debt service the Trust receives from this restructuring is $50,000. The Trust also received a one-point loan fee in conjunction with the loan restructuring totaling approximately $52,000.

     Notes receivable are summarized as follows:

                                                               DECEMBER 31,
                                           -----------------------------------------------------
                                                     1997                        1996
                                           -------------------------   -------------------------
                                            ESTIMATED                   ESTIMATED
                                           FAIR VALUE    BOOK VALUE    FAIR VALUE    BOOK VALUE
                                           -----------   -----------   -----------   -----------
MORTGAGE NOTES RECEIVABLE:
First trust deeds, primarily requiring
  monthly interest only payments ranging
  from 8% to 12.5%, maturing through
  December 2007..........................  $34,510,000   $33,038,000   $18,385,000   $17,868,000
Second trust deeds, requiring monthly
  interest only payments ranging from 10%
  to 12.5%, maturing through December
  2000...................................    4,113,000     5,680,000     4,790,000     7,427,000
Third trust deed, requiring monthly
  interest and principal payments of
  11.25%, maturing January 2002..........      872,000       872,000       875,000       875,000
                                           -----------   -----------   -----------   -----------
                                            39,495,000    39,590,000    24,050,000    26,170,000
Less: Unearned loan fees.................                   (243,000)                   (127,000)
                                                         -----------                 -----------
          Net mortgage notes
            receivable...................                 39,347,000                  26,043,000
PROMISSORY NOTES RECEIVABLE:
Promissory notes receivable, requiring
  monthly interest payments ranging from
  8% to 12.5%, maturing through March
  2003 (See Note 5)......................    2,697,000     6,789,000     7,314,000    14,175,000
                                           -----------   -----------   -----------   -----------
          NOTES RECEIVABLE...............  $42,192,000   $46,136,000   $31,364,000   $40,218,000
                                           ===========   ===========   ===========   ===========

     At December 31, 1997 mortgage notes receivable of $3,735,000 and promissory notes receivable of $1,539,000, all of which are due from affiliates, are in default.

     With respect to the promissory notes receivable as of December 31, 1997, $4,764,000 is secured by partnership interests and other loans and $2,024,000 are general obligations of partnerships or individuals. The underlying properties are not collateral for such loans.

     During year ended December 31, 1995, debt holders senior to the debts of the Trust foreclosed upon two Trust Loans referred to as Marina Plaza and Burnhamthorpe, respectively. Both loans had been fully reserved for loss. However, due to recourse provisions on the Marina Plaza loan, the Trust was able to obtain title to a property having an estimated value of $300,000.

     Scheduled maturities of notes receivable due subsequent to December 31, 1997 are, $5,236,000 in 1998, $7,504,000 in 1999, $1,645,000 in 2000, $1,567,000
in 2001, $6,081,000 in 2002 and $19,072,000 thereafter. It is likely that the scheduled maturity dates, for certain of the notes, will be extended.

NOTE 4 -- REAL ESTATE HELD FOR SALE

     In August 1993, the Trust foreclosed on a parcel of land located in Houston, Texas, referred to by the Trust as "Martinique," for which it held a first trust deed mortgage. The Trust did not recognize a loss on foreclosure in 1993 in excess of the reserve of $600,000 previously provided. The property was sold in December 1995, for $1.5 million and the Trust received net cash proceeds of approximately $1,371,000. The Trust realized a $3,000 loss on the sale.

                       ANGELES MORTGAGE INVESTMENT TRUST

     In 1994, the Trust began a foreclosure action on a $1,500,000 first trust deed mortgage held on a property referred to as 4851 Van Epps, an industrial warehouse located in Cleveland, Ohio. The Trust had previously provided a loss reserve of $600,000 on this loan. In September 1995 the Trust obtained title to the property through a deed-in-lieu of foreclosure. In October 1995 the Trust sold the property for $1,370,000, taking back a $700,000 first trust deed mortgage on the property and received net cash proceeds of approximately $580,000. The Trust realized income of $435,000 from the sale.

     In January 1994, the Trust acquired, through a foreclosure on its loan of $3,600,000, a 220-unit apartment complex located in Decatur, Georgia. The foreclosure resulted in no loss in 1994 as the reserve of $430,000 had been previously provided. See Note 3. In April 1994, the Trust sold the property and received net cash proceeds of approximately $3.3 million. The Trust recognized income of $2,000 from the sale.

     The Trust obtained title to the 4705 Van Epps property through a deed-in-lieu of foreclosure in August 1995. The Trust had obtained a judgment lien of approximately $2.7 million on this property as a result of recourse provisions in the $2 million note referred to as Marina Plaza. In consideration of the deed-in-lieu of foreclosure, the Trust agreed to reduce the judgment lien by $500,000 and a payment of $5,000. The 4705 Van Epps property had a $343,000 delinquent first mortgage from an independent financial institution which the Trust was required to pay upon transfer of title to the Trust. The Trust recorded this property at $500,000 and recognized approximately $151,000 as recovery of bad debt. The property was sold in February 1996 for $752,000, received net cash proceeds of approximately $677,000 and realized a $184,000 gain on the sale.

     In August 1996, the Trust foreclosed on a 443 unit mobile home park located in Belton, Missouri, referred to by the Trust as Springdale Lake Estates MHP ("Springdale"), for which it held a second trust deed mortgage in the amount of $1,720,000 and had capitalized foreclosure costs of approximately $2,000. Upon taking title to Springdale, the Trust assumed a first mortgage on the property in the amount of approximately $2,800,000. The Trust did not recognize any loss from the foreclosure as a reserve of $531,000 had been previously provided. In October 1996, the Trust sold Springdale for $4,000,000 and received net cash proceeds of approximately $1,112,000 with no gain or loss recognized on the sale.

     As of December 31, 1997, the Trust owned three real estate properties held for sale, referred to as University Center Phase IV a 56,000 square foot retail center and University Center Phase I & II, a 51,200 square foot warehouse office space, both of these properties are located in Fridley, Minnesota, and a 240-acre parcel of raw land referred to as Colony Cove located in Ellenton, Florida.

     The Trust foreclosed on University Center Phase IV in December 1995, on which it held a $1,800,00 first trust deed mortgage. This note contained recourse provisions, accordingly, the Trust received as a function of the foreclosure action, a judgment lien in the amount of $464,000 on a property called University Center Phase I & II. As the Trust had two additional loans with the same borrower, the borrower agreed to deed-in-lieu of foreclosure the University Center Phase I & II property in consideration of reducing the principal loan balance by $880,000 on a second trust deed mortgage held by the Trust in the original amount of $2,600,000, known as Springdale Lake Estates. The Trust recorded the University Center Phase I and II property at $1,100,000, its estimated fair market value.

     In October 1997 and previously in April 1996, the Trust foreclosed on a 40 and an adjacent 200 acre parcel of land, respectively, located in Ellenton, Florida, referred to by the Trust as "Colony Cove", for which it held a first trust deed mortgage in the amount of $1,572,000 on the 200-acres and had recourse, through provisions on the mortgage note, allowing the foreclosure on the adjacent 40-acres. In conjunction with the foreclosures, the Trust incurred approximately $178,000 in expenses, which have been capitalized into the cost of the property. The Trust did not recognize any income or loss from the foreclosure. During 1997 the Trust entered into a contract to sell approximately 224 acres of this property zoned residential for $8,500 per acre. The contract requires the sale to close in the latter part of 1998, although there can be no assurances that this

                       ANGELES MORTGAGE INVESTMENT TRUST
transaction will occur. Subsequent to 1997, in January 1998 the Trust garnished cash of approximately $160,000 held by the borrower based upon the recourse provisions of the mortgage note. The $160,000 reduced the capitalized cost of the property.

     In June 1996, the Trust obtained through foreclosure a 57% joint venture interest in a 160-acre parcel of land in Ocala, Florida. This property was collateral for a Trust loan in the amount of $1,050,000, referred to as "Rolling Greens." The Trust did not recognize any loss on the foreclosure as a reserve of $465,000 had been previously provided. This property was sold in 1997 and the Trust received approximately $665,000 and realized a gain of $80,000 on the sale.

NOTE 5 -- ANGELES PROMISSORY NOTE RECEIVABLE

     The Trust had provided Angeles with a $10,000,000 promissory note receivable secured by real estate, expiring May 31, 1993. At December 31, 1994, outstanding borrowings on the note were $9,255,000. As a result of the Angeles settlement as discussed in Note 9 the Trust received over $15 million in cash, notes and stock to settle this note along with other matters. The new note in the amount of $6,100,000 received from Angeles in the settlement was fully repaid during 1997.

NOTE 6 -- NOTE PAYABLE TO BANK

     The Trust's line of credit with the Bank, in the amount of $5 million requires monthly interest only payments based upon prime plus 1/2% and matures April 30, 1998. The line of credit with the Bank allows the Trust to draw on such line to facilitate the foreclosure process on Trust Loans. In August 1995 the Trust drew down on such line of credit in the amount of $343,000 in order to pay-off the first trust deed on a property obtained through a deed-in-lieu of foreclosure (see Note 4). As of December 5, 1995, the Trust paid off the remaining outstanding balance on the line of credit. In June 1996, the Trust drew down for a three day period of time $480,000. During 1997 the Trust did not draw on the line of credit and as of December 31, 1997 the Trust has no outstanding borrowings with the Bank.

     The Trust's average month-end borrowings on the working capital line of credit were $0 in 1997 and 1996. In conjunction with the financing, the Trust paid loan fees of $25,000, $19,000, and $43,000 in 1997, 1996 and 1995,
respectively.

NOTE 7 -- RECORDED CASH ADVANCES FROM AFFILIATED PARTNERSHIPS AND PROPOSED SETTLEMENT WITH INSIGNIA

     In July 1993, the Trust had filed a lawsuit challenging the Trust's indebtedness and any liability for principal and interest relating to funds allegedly loaned to the Trust by eight partnerships. The balance outstanding on these alleged loans, as of December 31, 1994, was $7,585,000 along with accrued interest of approximately $941,000. Cross complaints were filed against the Trust by certain of the lending partnerships in this same lawsuit seeking, among other things, repayment in full of the alleged loans. Effective March 31, 1995, the following settlement was consummated between the Trust and seven partnerships, Insignia and affiliates of Insignia. Funds were paid to such entities on April 14, 1995 as follows:

     - the Trust paid approximately, $5,752,000 in cash;

     - the Trust purchased, for $250,000, an option from MAE GP Corporation, an affiliate of Insignia, to purchase all the Class B Shares of the Trust currently owned by the affiliate. Such holdings represent 100% of the Trust's outstanding Class B Shares. The option is exercisable by the Trust in 10 years for approximately $94,000. During the 10 year period the option is outstanding all of the Class B Shares will be voted, pursuant to an irrevocable proxy, with the majority of Class A Shares in connection with any proposal involving the Trust and Insignia or any affiliate thereof or election of any Trustee

                       ANGELES MORTGAGE INVESTMENT TRUST
       nominated by or affiliated with Insignia. Such majority will be determined without consideration of the votes of "Excess Class A Shares," as defined in the Trust's Declaration of Trust. With respect to all other matters the affiliate of Insignia can vote the Class B Shares without restriction.

     In addition, one partnership, not affiliated with Insignia, having an alleged loan to the Trust of $1,150,000 along with accrued interest of approximately $145,000 as of March 31, 1995, reached an agreement with the Trust for a settlement of all claims between the Trust and the partnership. Pursuant to this agreement the Trust paid a total of $930,000 of cash on May 9, 1995, upon execution of the settlement agreement.

     As a result of this settlement the Trust recognized an extraordinary gain of $1,844,000 summarized as follows:

Recorded cash advances from affiliated partnerships.........  $ 7,585,000
Accrued interest on recorded cash advances through
  12/31/94..................................................      941,000
                                                              -----------
          Total recorded liabilities relating to recorded
           cash advances....................................    8,526,000
Less:
  Settlement of principal and interest on Insignia related
     partnerships...........................................   (5,686,000)
  Additional interest due on settlement of Insignia related
     partnerships...........................................      (66,000)
  Settlement of principal on non-Insignia related
     partnership............................................     (930,000)
                                                              -----------
          Extraordinary gain................................  $ 1,844,000
                                                              ===========

NOTE 8 -- SHAREHOLDERS' EQUITY

     The Shares of the Trust are of two classes: Class A Shares (par value $1.00 per share) and Class B Shares (par value $.01 per share). There is no limit on the number of either Class A or Class B Shares which the Trust is authorized to issue. Class A and Class B Shares are each entitled to one vote per share with respect to the election of Trustees and other matters.

     In 1995, the Trust purchased, for $250,000, an option from MAE GP Corporation, an affiliate of Insignia to purchase all the Class B Shares of the Trust currently owned by the affiliate. Such holdings represent 100% of the Trust's outstanding Class B Shares. The option is exercisable by the Trust in 10 years for approximately $94,000. During the 10 year period the option is outstanding, all of the Class B Shares will be voted, pursuant to an irrevocable proxy, with majority of Class A Shares in connection with any proposal involving the Trust and Insignia or any affiliate thereof or election of any Trustee nominated by or affiliated with Insignia. The majority will be determined without consideration of the votes of "Excess Class A Shares," as defined in the Trust's Declaration of Trust. With respect to all other matters, the affiliate of Insignia can vote the Class B Shares without restriction.

     In November 1996, the Trust's Board of Trustees adopted a Shareholders Rights Plan and declared a dividend of one Right on each outstanding share of the Trust's Class A Shares to stockholders of record on November 18, 1996. The Rights are exercisable if a person or group acquires 20% or more of the Trust's Class A Shares or announces or commences a tender offer for 20% or more of the such shares. When a person or group acquires such 20%, each exercisable Right will entitle its holder (other than such person or group) to purchase, at the Right's then-current exercise price, a number of the Trust's Class A Shares having a market value of twice such price. In addition, if the Trust is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the Trust's outstanding Class A Shares, each right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Trust's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Trustees. The Board of Trustees is also authorized, under certain

                       ANGELES MORTGAGE INVESTMENT TRUST
circumstances, to reduce the 20% threshold referred to above to not less than 10%. The Rights will expire on December 31, 2003 unless otherwise extended by the Board of Trustees.

     The Board of Trustees of the Trust has authorized the Trust to repurchase, in open market transactions, up to 10% of its Class A Shares. The Trust has repurchased 43,800 shares under this program. There were no purchases in the open market in 1997, 1996 and 1995 however the Trust acquired 209,700 Class A Shares for $1,730,000 less $764,000 in expenses, in settlement of actions it had brought against certain third parties.

     In February 1993, the Trust's policy of distributing monthly the net cash from operations to its Class A shareholders was temporarily suspended as a result of the failure of the Insignia Partnerships and partnerships affiliated with Angeles to fully service their Trust Loan obligations and Angeles' inability to perform its guarantee of a minimum annual distribution of $2.00 per Class A Share through May 1994 or meet its obligations under its promissory note receivable with the Trust because of its own liquidity problems. The Trust made shareholder distributions aggregating $1.03 and $0.52 per share in 1997 and 1996, respectively, and made no distributions in 1995. In December 1997, the Board of Trustees of the Trust declared a $.32 per share dividend payable on February 11, 1998, to shareholders of record on January 13, 1998.

NOTE 9 -- SETTLEMENT WITH ANGELES CORPORATION

     Angeles had been unable to service its debt obligations under its promissory note receivable with the Trust or perform its obligations under its guarantees of the Trust's Loans. In May 1993 Angeles filed for protection under Chapter 11 of the federal bankruptcy code. Angeles's failure to perform under its debt obligations and guarantees with the Trust together with other matters, resulted in the March 1994 filing by the Trustees, on behalf of the Trust, of substantial claims against Angeles in a proof of claim in the Angeles bankruptcy.

     The Trust reached agreement with Angeles and the Committee of Creditors Holding Unsecured Claims of Angeles to settlement of all claims between the Trust and Angeles. The settlement agreement was approved by the Bankruptcy Court under a plan of reorganization and the Trust received on April 14, 1995, after the effective date of Court approval (March 31, 1995), the following:

     - cash of $6.0 million;

     - collateralized note payable of $6,100,000 due December 31, 1998, interest paid quarterly at prime plus 1% not to exceed 8.5%;

     - 567,326 Class A Shares of the Trust, owned by Angeles, representing 16% of the then total outstanding Class A Shares of the Trust;

     - payment of $1 million on a third party claim;

     - assignment of a third party preferred interest with a face value of $1.2 million; and

     - a release of all claims on behalf of Angeles against the Trust.

     The $6.1 million note is collateralized with a pledge of Angeles's limited partnership interest in a limited partnership whose assets are comprised of notes and receivables from various real estate investment partnerships. This note was paid in full during 1997.

     The third party $1.2 million preferred interest received in the settlement had an indeterminable value when acquired and therefore was recorded at zero.

                       ANGELES MORTGAGE INVESTMENT TRUST

     The settlement transaction with Angeles resulted in the Trust recording $12,844,000 as recovery of bad debt, summarized as follows:

Consideration received in settlement:
  Cash......................................................   $ 6,000,000
  Collateralized note.......................................     6,100,000
  Third party subordinated note.............................     1,200,000
  Reimbursement for third party claim.......................     1,000,000
  567,326 Class A Trust Shares (valued as of effective date
     of settlement, $7.50/ Class A share)...................     4,254,000
  Other.....................................................       745,000
                                                               -----------
          Total.............................................    19,299,000
Less:
  Repayment of Angeles note receivable, net of reserve......    (4,255,000)
  Reserve for third party subordinated note.................    (1,200,000)
  Payment of third party claim..............................    (1,000,000)
                                                               -----------
          Recovery of bad debt from Angeles Settlement......   $12,844,000
                                                               ===========

NOTE 10 -- PROPOSED MERGER

     On July 18, 1997, AMIT, IPT, Insignia and MAE GP entered into the Merger Agreement which, provides for, among other things, the Merger of AMIT with and into IPT, with IPT surviving the Merger. Upon consummation of the Merger the separate existence of AMIT will cease. A Special Meeting of AMIT shareholders will be called to consider and vote, a proposal, to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the merger of AMIT with and into IPT, with IPT being the surviving entity (the "Merger"), and approve the amendment of AMIT's Declaration of Trust (the "Trust Amendment") to permit AMIT to merge and consolidate with other entities subject to the required vote of the AMIT Board and AMIT's shareholders (collectively, the "Merger Proposal"). It is currently expected that the Special Meeting of Shareholders will convene in mid 1998. A proxy statement will be circulated to all AMIT shareholders in advance of the meeting, containing information on the proposed merger.

     Pursuant to the Merger Agreement, each outstanding AMIT Class A Share will be converted into IPT Common shares (the "Class A Exchange Ratio"). The Class A Exchange Ratio is determined by adjusting the base exchange values set in the Merger Agreement of $16.25 per AMIT Class A Share and $10.00 per IPT Common Share to account for dividends paid by AMIT since December 31, 1996 and by IPT since January 31, 1997. The Class A Exchange Ratio is subject to further adjustment should either AMIT or IPT declare any additional dividends prior to the Merger. No fractional IPT Common Shares will be issued. In lieu of any fractional shares, an AMIT shareholder otherwise entitled to a fractional IPT Common Share will receive cash from IPT in an amount determined by multiplying such fractional share amount by the IPT Share Value.

     During the year ending December 31, 1997, Insignia paid approximately $1 million for professional and legal fees on behalf of the Trust with regard to the proposed merger.

                       ANGELES MORTGAGE INVESTMENT TRUST

NOTE 11 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth the selected quarterly financial data for the Trust (in thousands except for per share amounts).

                                                             QUARTER ENDING
                                                -----------------------------------------
                     1997                       12/31/97    9/30/97    6/30/97    3/31/97
                     ----                       --------    -------    -------    -------
Revenue.......................................   $3,118     $1,088     $1,758     $1,235
Net income....................................   $2,427     $  778     $1,462     $  882
PER CLASS A SHARE:
Net income....................................   $ 0.92     $ 0.29     $ 0.55     $ 0.33
Weighted average Class A Shares outstanding...    2,617      2,617      2,617      2,617

                                                             QUARTER ENDING
                                                -----------------------------------------
                     1996                       12/31/96    9/30/96    6/30/96    3/31/96
                     ----                       --------    -------    -------    -------
Revenue.......................................   $7,387     $  878     $  631     $1,154
Net income....................................   $6,780     $  562     $1,033     $  711
PER CLASS A SHARE:
Net income....................................   $ 2.56     $ 0.21     $ 0.37     $ 0.25
Weighted average Class A Shares outstanding...    2,617      2,617      2,757      2,827

                       ANGELES MORTGAGE INVESTMENT TRUST

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1997

                                       INITIAL COST
                                         TO TRUST        COST CAPITALIZED
                                       ------------        SUBSEQUENT TO
                                                            ACQUISITION         GROSS AMOUNT AT
                                         BUILDING     -----------------------    WHICH CARRIED
                                         AND LAND                    CARRYING     AT CLOSE OF     ACCUMULATED      DATE OF
DESCRIPTION             ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS    COSTS      PERIOD(1)(2)     DEPRECIATION   CONSTRUCTION
-----------             ------------   ------------   ------------   --------   ---------------   ------------   ------------
University Center
 Phase IV.............                  $1,800,000         --           --        $1,671,000            0            1975
Retail Shopping
Friedly, Minnesota
University Center
 Phase I & II.........                   1,100,000         --           --         1,100,000            0            1975
Warehouse Office
Friedly, Minnesota
Colony Cove...........                   1,714,000         --           --         1,750,000            0             N/A
Raw Land
                             --         ----------         --           --        ----------           --
Ellenton, Florida
       Total..........       $0         $4,614,000         $0           $0        $4,521,000           $0
                             ==         ==========         ==           ==        ==========           ==

                                       LIFE ON
                                        WHICH
                                     DEPRECIATION
                                      IN LATEST
                                        INCOME
                           DATE       STATEMENTS
DESCRIPTION              ACQUIRED    IS COMPUTED
-----------             ----------   ------------
University Center
 Phase IV.............    Dec.-'95       N/A
Retail Shopping
Friedly, Minnesota
University Center
 Phase I & II.........    Nov.-'95       N/A
Warehouse Office
Friedly, Minnesota
Colony Cove...........    Apr.-'96       N/A
Raw Land                & Oct.-'97
Ellenton, Florida
       Total..........

FOOTNOTES TO SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

(1) Reconciliation of real property investment:

Balance at January 1, 1995..................................   $ 1,400,000
  Additions during period:
  Acquisition through foreclosure...........................     4,312,000
  Deductions during period..................................    (2,312,000)
                                                               -----------
Balance at December 31, 1995................................   $ 3,400,000
                                                               -----------
  Additions during period:
  Acquisition through foreclosure...........................     3,490,000
  Deductions during period..................................    (1,820,000)
                                                               -----------
Balance at December 31, 1996................................   $ 5,070,000
                                                               -----------
  Additions during period:
  Acquisition through foreclosure...........................        36,000
  Deductions during period..................................      (585,000)
                                                               -----------
Balance at December 31, 1997................................   $ 4,521,000
                                                               ===========

(2) The carrying value for federal income tax purposes is $4,521,000.

                       ANGELES MORTGAGE INVESTMENT TRUST

                  SCHEDULE IV -- MORTGAGE LOANS ON REAL ESTATE
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                        FACE
                                                    FINANCIAL   PERIODIC               AMOUNT        CARRYING
                                       INTEREST     MATURITY     PAYMENT     PRIOR       OF          AMOUNT OF
            DESCRIPTION                  RATE         DATE        TERMS      LIENS    MORTGAGES   MORTGAGES(2)(3)
            -----------               -----------   ---------   ---------   -------   ---------   ---------------
FIRST TRUST DEEDS
Lake Arrowhead Resort Hotel
Lake Arrowhead, California..........     10.20%      Nov-99      (1)(9)     $    --    $ 9,004        $ 9,004
*Mesa Dunes, Wakonda, Town & Country
Retail Stores, Cedar Rapids/Des
  Moines, Iowa......................      9.00%      Dec-03         (4)          --      5,000          3,390
*Princeton Meadows Joint Venture
Golf Course, Princeton Meadows, New
  Jersey............................     12.50%      Sep-01         (1)          --      1,280          1,567
Virginia Industrial Capital, LLC
  Warehouse,
Martinsville, Virginia..............     11.00%      Apr-98         (1)          --      2,950          2,950
*Hospitality Inn Hotel,
Pensacola, Florida..................     11.25%      Nov-02         (4)          --      1,652          1,648
*Hospitality Inn Hotel,
Pensacola, Florida..................     11.00%      Nov-02         (4)          --      1,297          1,294
*Hospitality Inn Hotel,
Jacksonville, Florida...............     11.00%      Nov-02         (4)          --      2,274          2,268
Affordable Residential Communities,
  LP I
Three manufactured home parks
Denton and Tyler, Texas.............      8.90%      Dec-03         (1)          --      5,000          5,000
JJ & T Enterprises, Inc.
Four manufactured home parks
Cheyenne, Wyoming...................      9.07%      Dec-03         (1)          --      1,900          1,900
American Industrial Capital, LLC
Office/warehouse
Houston, Texas......................      8.00%      Dec-07         (1)          --      1,301          1,301
American Industrial Capital, LLC
Industrial warehouse
Aiken, South Carolina...............      8.00%      Dec-07         (4)          --        531            531
American Industrial Capital, LLC
Industrial warehouse
Jackson, Tennessee..................     10.50%      Dec-07         (1)          --      2,185          2,185
                                                                            -------    -------        -------
TOTAL FIRST TRUST DEEDS.............                                        $     0    $34,374        $33,038
                                                                            =======    =======        =======


                                      PRINCIPAL AMOUNT OF LOANS
                                        SUBJECT TO DELINQUENT
            DESCRIPTION                 PRINCIPAL OR INTEREST
            -----------               -------------------------
FIRST TRUST DEEDS
Lake Arrowhead Resort Hotel
Lake Arrowhead, California..........           $   --
*Mesa Dunes, Wakonda, Town & Country
Retail Stores, Cedar Rapids/Des
  Moines, Iowa......................               --
*Princeton Meadows Joint Venture
Golf Course, Princeton Meadows, New
  Jersey............................               --
Virginia Industrial Capital, LLC
  Warehouse,
Martinsville, Virginia..............               --
*Hospitality Inn Hotel,
Pensacola, Florida..................               --
*Hospitality Inn Hotel,
Pensacola, Florida..................               --
*Hospitality Inn Hotel,
Jacksonville, Florida...............               --
Affordable Residential Communities,
  LP I
Three manufactured home parks
Denton and Tyler, Texas.............               --
JJ & T Enterprises, Inc.
Four manufactured home parks
Cheyenne, Wyoming...................               --
American Industrial Capital, LLC
Office/warehouse
Houston, Texas......................               --
American Industrial Capital, LLC
Industrial warehouse
Aiken, South Carolina...............               --
American Industrial Capital, LLC
Industrial warehouse
Jackson, Tennessee..................               --
                                               ------
TOTAL FIRST TRUST DEEDS.............           $    0
                                               ======

                       ANGELES MORTGAGE INVESTMENT TRUST

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                        FACE
                                                    FINANCIAL   PERIODIC               AMOUNT        CARRYING
                                       INTEREST     MATURITY     PAYMENT     PRIOR       OF          AMOUNT OF
            DESCRIPTION                  RATE         DATE        TERMS      LIENS    MORTGAGES   MORTGAGES(2)(3)
            -----------               -----------   ---------   ---------   -------   ---------   ---------------
SECOND TRUST DEEDS
*Silver Ridge Apartments
Maplewood, Minnesota................     10.00%      Dec-97         (1)     $ 4,525    $   375        $   385
*Bercado Shores Apartments,
South Bend, Indiana.................     12.50%      Jun-95         (1)       4,307      1,350          1,350
*Brittany Point Apartments,
Huntsville, Alabama.................     12.50%      Dec-00         (1)       9,536      1,570          1,570
Nolana Apartments, Inc.
Los Angeles, California.............     12.00%      Sep-98         (1)       1,873        455            375
*Southgate Apartments,
Bedford Heights, Ohio...............     11.50%      Mar-95         (1)       2,723      2,000          2,000
                                                                            -------    -------        -------
TOTAL SECOND TRUST DEEDS............                                        $22,964    $ 5,750        $ 5,680
                                                                            =======    =======        =======
THIRD TRUST DEEDS
*Fox Run(A).........................     11.25%      Jan-02         (4)     $30,400    $   875        $   872
Apartments, Plainsboro, New Jersey
                                                                            -------    -------        -------
TOTAL THIRD TRUST DEEDS.............                                        $30,400    $   875        $   872
                                                                            =======    =======        =======
PROMISSORY NOTES RECEIVABLE.........
*North Prior Warehouse Complex,
St. Paul, Minnesota.................     12.25%      Jun-96         (1)     $    --    $ 2,000        $   679
J. Schultz
An Individual.......................      8.00%      May-00         (1)          --         75             75
*Angeles Partners 16................     12.50%      Jun-97         (1)          --        860            860
California Limited Partnership
*Angeles Partners XIV
California Limited Partnership......     12.00%      Feb-98         (1)          --        459            411
*Fox Crest
Apartments, Waukegan, Illinois......     12.50%      Mar-03         (1)       6,682      4,764          4,764
                                                                            -------    -------        -------
TOTAL PROMISSORY NOTES RECEIVABLE...                                        $ 6,682    $ 8,158        $ 6,789
                                                                            =======    =======        =======


                                      PRINCIPAL AMOUNT OF LOANS
                                        SUBJECT TO DELINQUENT
            DESCRIPTION                 PRINCIPAL OR INTEREST
            -----------               -------------------------
SECOND TRUST DEEDS
*Silver Ridge Apartments
Maplewood, Minnesota................           $  385
*Bercado Shores Apartments,
South Bend, Indiana.................            1,350
*Brittany Point Apartments,
Huntsville, Alabama.................               --
Nolana Apartments, Inc.
Los Angeles, California.............               --
*Southgate Apartments,
Bedford Heights, Ohio...............            2,000
                                               ------
TOTAL SECOND TRUST DEEDS............           $3,735
                                               ======
THIRD TRUST DEEDS
*Fox Run(A).........................               --
Apartments, Plainsboro, New Jersey
                                               ------
TOTAL THIRD TRUST DEEDS.............                0
                                               ======
PROMISSORY NOTES RECEIVABLE.........
*North Prior Warehouse Complex,
St. Paul, Minnesota.................           $  679
J. Schultz
An Individual.......................               --
*Angeles Partners 16................              860
California Limited Partnership
*Angeles Partners XIV
California Limited Partnership......               --
*Fox Crest
Apartments, Waukegan, Illinois......               --
                                               ------
TOTAL PROMISSORY NOTES RECEIVABLE...           $1,539
                                               ======

                       ANGELES MORTGAGE INVESTMENT TRUST

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                           FACE
                                                          AMOUNT         CARRYING        PRINCIPAL AMOUNT OF LOANS
                                               PRIOR        OF           AMOUNT OF         SUBJECT TO DELINQUENT
                DESCRIPTION                    LIENS     MORTGAGES    MORTGAGES(2)(3)      PRINCIPAL OR INTEREST
                -----------                   -------    ---------    ---------------    -------------------------
SUMMARY
TOTAL FIRST TRUST DEEDS.....................  $     0     $34,374         $33,038                 $    0
TOTAL SECOND TRUST DEEDS....................   22,964       5,750           5,680                  3,735
TOTAL THIRD TRUST DEEDS.....................   30,400         875             872                      0
TOTAL PROMISSORY NOTES RECEIVABLE...........    6,682       8,158           6,789                  1,539
                                              -------     -------         -------                 ------
TOTAL.......................................  $60,046     $49,157          46,379                 $5,274
                                              =======     =======                                 ======
UNEARNED LOAN FEES..........................                                 (243)
                                                                          -------
                                                                           46,136
ALLOWANCE FOR ESTIMATED LOSSES..............                               (8,826)
                                                                          -------
                                                                          $37,310
                                                                          =======

                       ANGELES MORTGAGE INVESTMENT TRUST

           FOOTNOTES TO SCHEDULE IV -- MORTGAGE LOANS ON REAL ESTATE
                               DECEMBER 31, 1997

(1) Note requires periodic interest only payments through maturity, when the principal balance is due.

(2) Reconciliation of notes receivable:

Balance at January 1, 1996..................................  $ 45,369,000
Additions:
  New mortgage loans(5).....................................    15,574,000
Deductions:
  Principal collections(6)..................................   (16,256,000)
  Foreclosures..............................................    (4,342,000)
                                                              ------------
Balance at December 31, 1996................................  $ 40,345,000
Additions:
  New mortgage loans(7).....................................    15,116,000
Deductions:
  Principal collections.....................................    (7,552,000)
  Write-off of loan(8)......................................    (1,530,000)
                                                              ------------
Balance at December 31, 1997................................  $ 46,379,000
                                                              ============

(3) The carrying amount for Federal income tax purposes is approximately $42,245,000.

(4) Note requires monthly interest and principal payments through maturity, when the principal balance is due.

(5) Amount includes modified loans in which accrued but unrecorded interest income was recast as principal for the following loans; Lake
    Arrowhead -- $9,004,000, Fox Run -- $875,000, Fox Crest -- $1,764,000,
    Brittany -- $291,000 and Angeles Partners XIV -- $134,000.

(6) Amount includes the refinancing of the Lake Arrowhead promissory note of $6 million.

(7) Amount includes modified loans in which accrued but unrecorded interest income was recast as principal for the following loans; Hospitality Inns Pensacola I -- $237,000, Hospitality Inns Pensacola II -- $97,000, Hospitality Inns Jacksonville -- $106,000 and LaSalle -- $423,000.

(8) Amount represents write-off of Vista Hills promissory note of $1,530,000.

(9) Requires a principal repayment of $1,500,000 in November 1998 with the remaining outstanding principal balance due in 1999.

 *  Indicates a transaction with a partnership now controlled by IPT.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                              AMENDED AND RESTATED



                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG


                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

                           INSIGNIA PROPERTIES TRUST

                                      AND

                             TPI ACQUISITION TRUST

                          DATED AS OF DECEMBER 7, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                               Page
                                                                               ----
                                     ARTICLE I
THE MERGER...................................................................   A-2
  SECTION 1.1    The Merger..................................................   A-2
  SECTION 1.2    Effects of the Merger.......................................   A-3
  SECTION 1.3    Effective Time of the Merger................................   A-3

                                    ARTICLE II
TREATMENT OF SHARES..........................................................   A-3
  SECTION 2.1    Effect of the Merger on Outstanding Shares..................   A-3
  SECTION 2.2    Surrender of Certificates...................................   A-6
  SECTION 2.3    Closing of Transfer Books; Etc..............................   A-7
  SECTION 2.4    No Fractional Shares........................................   A-7
  SECTION 2.5    No Other Rights.............................................   A-8

                                    ARTICLE III
THE CLOSING..................................................................   A-8
  SECTION 3.1    Closing.....................................................   A-8

                                    ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF IPT........................................   A-9
  SECTION 4.1    Organization and Qualification of IPT.......................   A-9
  SECTION 4.2    Organization and Qualification of IPLP......................   A-9
  SECTION 4.3    Capitalization..............................................   A-9
  SECTION 4.4    Authority; Non-Contravention................................   A-9
  SECTION 4.5    Tax Matters.................................................  A-10
  SECTION 4.6    Vote Required...............................................  A-10
  SECTION 4.7    AMIT Merger.................................................  A-10
  SECTION 4.8    Opinion of Financial Advisor................................  A-10
  SECTION 4.9    Brokers.....................................................  A-10
  SECTION 4.10   Absence of Inducement.......................................  A-10
  SECTION 4.11   Restricted IPT Common Shares................................  A-11

                                     ARTICLE V
REPRESENTATIONS AND WARRANTIES OF AIMCO AND MERGER SUB.......................  A-11
  SECTION 5.1    Organization and Qualification..............................  A-11
  SECTION 5.2    Capitalization..............................................  A-11
  SECTION 5.3    Authority; Non-Contravention; Required Filings..............  A-12
  SECTION 5.4    Reports and Financial Statements............................  A-13
  SECTION 5.5    Absence of Certain Changes or Events........................  A-14
  SECTION 5.6    Registration Statement, Information Statement/Prospectus and
                 Schedule 13E-3..............................................  A-14
  SECTION 5.7    No Vote Required............................................  A-14
  SECTION 5.8    Tax Matters.................................................  A-14
  SECTION 5.9    Brokers.....................................................  A-15
  SECTION 5.10   Absence of Inducement.......................................  A-15
  SECTION 5.11   Conduct of IPT's Business...................................  A-15

                                                                               Page
                                                                               ----
                                    ARTICLE VI
ADDITIONAL AGREEMENTS........................................................  A-15
  SECTION 6.1    IPT and IPLP Distributions..................................  A-15
  SECTION 6.2    Registration Statement, Information Statement/Prospectus and
                 Schedule 13E-3..............................................  A-17
  SECTION 6.3    Regulatory Matters..........................................  A-17
  SECTION 6.4    Shareholder Approval........................................  A-18
  SECTION 6.5    Vote of IPT Common Shares Owned by AIMCO....................  A-18
  SECTION 6.6    Public Announcements........................................  A-18
  SECTION 6.7    Expenses....................................................  A-19
  SECTION 6.8    Further Assurances..........................................  A-19
  SECTION 6.9    Transfer Taxes..............................................  A-19
  SECTION 6.10   IPT Trustees and Officers...................................  A-19
  SECTION 6.11   Modification of Form of Transaction.........................  A-20
  SECTION 6.12   Indemnification.............................................  A-20
  SECTION 6.13   Insurance...................................................  A-22
  SECTION 6.14   Conduct of IPT's Business Pending the Effective Time........  A-22
  SECTION 6.15   AIMCO's Guarantee of Merger Sub's Obligations...............  A-23

                                    ARTICLE VII
CONDITIONS...................................................................  A-23
  SECTION 7.1    Conditions to Each Party's Obligation to Effect the
                 Merger......................................................  A-23
  SECTION 7.2    Additional Conditions to Obligation of IPT to Effect the
                 Merger......................................................  A-24
  SECTION 7.3    Additional Conditions to Obligation of AIMCO and Merger Sub
                 to Effect the Merger........................................  A-25

                                   ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER............................................  A-25
  SECTION 8.1    Termination.................................................  A-25
  SECTION 8.2    Effect of Termination.......................................  A-26
  SECTION 8.3    Amendment...................................................  A-28
  SECTION 8.4    Waiver......................................................  A-29

                                    ARTICLE IX
GENERAL PROVISIONS...........................................................  A-29
  SECTION 9.1    Survival of Representations, Warranties, Covenants and
                 Agreements..................................................  A-29
  SECTION 9.2    Notices.....................................................  A-29
  SECTION 9.3    Adjustment for Dilution.....................................  A-30
  SECTION 9.4    Entire Agreement............................................  A-30
  SECTION 9.5    Assignment..................................................  A-30
  SECTION 9.6    GOVERNING LAW...............................................  A-30
  SECTION 9.7    Interpretation..............................................  A-30
  SECTION 9.8    Counterparts; Effect........................................  A-31
  SECTION 9.9    Parties' Interest...........................................  A-31
  SECTION 9.10   Enforcement.................................................  A-31
  SECTION 9.11   Severability................................................  A-31
  SECTION 9.12   Letter Agreement............................................  A-31
  SECTION 9.13   Knowledge...................................................  A-31
  SECTION 9.14   Breaches....................................................  A-32

                             INDEX OF DEFINED TERMS


                                                               PAGE
                                                               ----
Agreement...................................................    A-1
AIMCO.......................................................    A-1
AIMCO Benefit Plans.........................................   A-16
AIMCO Board.................................................    A-2
AIMCO Class B Common Stock..................................   A-15
AIMCO Collar Price..........................................    A-4
AIMCO Committee.............................................    A-2
AIMCO Common Stock..........................................    A-4
AIMCO Exchange Value........................................    A-5
AIMCO Material Adverse Effect...............................   A-15
AIMCO OP....................................................    A-1
AIMCO Preferred Stock.......................................   A-15
AIMCO Reference Period......................................    A-5
AIMCO Reference Price.......................................    A-5
AIMCO Reorganization Opinion................................   A-34
AIMCO Required Filings......................................   A-18
AIMCO Restricted Shares.....................................    A-7
AIMCO SEC Reports...........................................   A-18
AIMCO Termination Reference Price...........................   A-37
AIMCO Termination Share Value...............................   A-37
AIMCO-nominated Trustees....................................    A-2
Alternative Proposal........................................   A-36
AMIT........................................................    A-1
AMIT Merger.................................................    A-1
Cash Amount.................................................    A-5
Cash Election Notice........................................    A-5
Certificate.................................................    A-6
Closing.....................................................   A-11
Closing Date................................................   A-11
Code........................................................    A-2
Common Partnership Unit.....................................   A-37
Common Shares Trust.........................................   A-10
Continuing Trusteeship......................................   A-25
Control.....................................................   A-37
Controlled AIMCO Entity.....................................   A-37
Controlled IPT Entity.......................................   A-37
Conversion Ratio............................................    A-5
Covered IPT Assets..........................................   A-37
Covered Third-Party Assets..................................   A-38
Effective Time..............................................    A-4
Excess Distribution Amount..................................   A-23
Exchange Act................................................   A-18
Exchange Fund...............................................    A-8
Financial Institution.......................................   A-25
GAAP........................................................   A-18
Governmental Authority......................................   A-18
HUD.........................................................   A-18
IFG.........................................................    A-1
IFG Agreement...............................................    A-1

                                                               PAGE
                                                               ----
Indemnitee..................................................   A-28
Information Statement/Prospectus............................   A-19
IPLP........................................................   A-12
IPLP Limited Partnership Agreement..........................   A-12
IPT.........................................................    A-1
IPT Board...................................................    A-2
IPT Common Shares...........................................    A-2
IPT Declaration.............................................   A-12
IPT Exchange Value..........................................    A-5
IPT Meeting.................................................   A-13
IPT Meeting Date............................................   A-24
IPT Preferred Shares........................................   A-12
IPT Share Plan..............................................    A-7
IPT Shareholders............................................    A-2
IPT Shareholders' Approval..................................   A-13
IPT Special Distribution....................................   A-21
IPT Termination Share Value.................................   A-38
IPT Unwind Consideration....................................   A-38
Law.........................................................   A-17
Losses......................................................   A-28
MCAA........................................................    A-4
Merger Consideration........................................    A-6
Merger Sub..................................................    A-1
Merger Sub Charter..........................................    A-3
NYSE........................................................    A-4
Original Agreement..........................................    A-1
Outstanding IPT Shares......................................    A-6
Paying Agent................................................    A-7
Person......................................................    A-5
Proxyholders................................................   A-25
Registration Statement......................................   A-19
REIT........................................................    A-2
Restricted Share............................................    A-7
Schedule 13E-3..............................................   A-19
SEC.........................................................   A-18
Securities Act..............................................   A-18
Special AIMCO Distribution..................................   A-21
Status Requirements.........................................   A-13
Subsidiary..................................................    A-5
Superior Proposal...........................................   A-36
Surviving Entity............................................    A-3
Tax Return..................................................   A-13
Taxes.......................................................   A-13
Termination Date............................................   A-38
Third-Party Unwind Consideration............................   A-38
Third-Party Unwind Price....................................   A-39
Transfer Taxes..............................................   A-26
Violation...................................................   A-17
Voting Debt.................................................   A-12

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 7, 1998, by and among Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), Insignia Properties Trust, a Maryland real estate investment trust ("IPT"), and TPI Acquisition Trust, a Maryland real estate investment trust ("Merger Sub").

WHEREAS, AIMCO and IPT have previously entered into an Agreement and Plan of Merger, dated as of October 1, 1998 (the "Original Agreement"), and now wish to amend and restate the Original Agreement in its entirety, with the effect of superseding and extinguishing any obligations under the Original Agreement;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 18, 1997, by and among Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), IPT, Insignia Financial Group, Inc., a Delaware corporation ("IFG"), and MAE GP Corporation, a Delaware corporation, AMIT merged with and into IPT on September 17, 1998, with IPT being the surviving entity (the "AMIT Merger");

WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "IFG Agreement"), by and among AIMCO, AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO OP"), IFG and Insignia/ESG Holdings, Inc., a Delaware corporation, IFG merged with and into AIMCO on October 1, 1998, with AIMCO being the surviving entity (the "IFG Merger");

WHEREAS, the IFG Agreement requires AIMCO to propose to acquire IPT by merger and to use its reasonable best efforts to consummate such merger within three months following the effective time of the IFG Merger, and the performance of AIMCO's obligations under this Agreement, if it uses its reasonable best efforts to consummate such merger within such period, will constitute AIMCO's performance of such obligations under the IFG Agreement;

WHEREAS, it is the intention of the parties that Merger Sub merge with and into IPT, with IPT being the surviving entity (the "Merger"), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Trustees of IPT (the "IPT Board") received the written opinion of Lehman Brothers Inc., dated October 1, 1998 (the "Lehman Opinion"), that the amount of the Merger Consideration (as defined in Section 2.1(b)) is fair from a financial point of view to the holders (the "IPT Shareholders") of common shares of beneficial interest, par value $.01 per share, of IPT ("IPT Common Shares"), other than IFG and AIMCO and their respective Subsidiaries (as defined in Section 2.1(a));

WHEREAS, the Board of Directors of AIMCO (the "AIMCO Board") and the IPT Board approved the Merger, upon the terms and subject to the conditions set forth in the Original Agreement;

WHEREAS, (i) Ronald Uretta and Ronald J. Consiglio resigned from the IPT Board,
(ii) the size of the IPT Board was increased to eleven and each of the trustee candidates designated by AIMCO listed on Schedule 6.10-1 hereto (together with their successors, the "AIMCO-nominated Trustees") was elected as a trustee of IPT, (iii) the officer candidates designated by AIMCO and listed on Schedule 6.10-2 hereto were appointed to the respective positions indicated on such Schedule, (iv) a committee of the IPT Board, consisting solely of

AIMCO-nominated Trustees (the "AIMCO Committee"), was formed and then authorized and empowered to act to the extent set forth in the Third Amended and Restated Bylaws of IPT (the "IPT Bylaws"), (v) the Continuing Trustees (as defined in the IPT Bylaws) were authorized and empowered to act to the extent set forth in the IPT Bylaws (the names of the persons who currently are Continuing Trustees are set forth on Schedule 6.10-3) and (vi) an executive committee of the IPT Board, consisting of the AIMCO-nominated Trustees listed on Schedule 6.10-4 (the "Executive Committee"), was formed and then authorized and empowered to act to the extent set forth in the IPT Bylaws; and

WHEREAS, the IPT Board (including all of the Continuing Trustees and with the AIMCO-nominated trustees abstaining) and the AIMCO Board have approved this Agreement, as an amendment and restatement of the Original Agreement, and the board of trustees of Merger Sub has approved this Agreement; and

WHEREAS, AIMCO intends that, following the Merger, the surviving entity shall continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1  The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into IPT in accordance with the laws of the State of Maryland, and the separate existence of Merger Sub shall cease. IPT shall be the surviving entity in the Merger (hereinafter sometimes referred to herein as the "Surviving Entity") and shall continue its corporate existence under the laws of the State of Maryland.


(b) AIMCO shall notify IPT, on or prior to the date that a Cash Election Notice is required to be delivered, whether it has elected to modify the Merger such that at the Effective Time (as defined in Section 1.4) IPT shall be merged with and into AIMCO, with AIMCO being the surviving entity. If AIMCO elects to cause the Merger to occur in the manner contemplated by the preceding sentence, then this Agreement shall be amended to (i) revise Articles I and II to reflect such change, (ii) make such other additional incidental amendment to this Agreement and the forms of legal opinions to be delivered at the Closing as are needed to provide for a direct merger, as agreed by IPT and AIMCO and their respective counsel and (iii) provide AIMCO the option, which must be exercised no later than the date the Cash Election Notice is required to be given, of paying the Merger Consideration in a specified combination of cash and shares of AIMCO Common Stock. Notwithstanding the foregoing provisions of this Section 1.1(b), AIMCO shall not be permitted to so modify the Merger if it would result in any postponement or adjournment of the originally set IPT Meeting Date.

SECTION 1.2  Effects of the Merger.

(a) At the Effective Time, (i) the declaration of trust of IPT, as in effect immediately prior to the Effective Time (the "Effective Time Declaration"), shall be the declaration of trust of the Surviving Entity until thereafter amended as provided by law and the Effective Time Declaration, (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Entity until thereafter amended as provided by law, the Effective Time Declaration and such by-laws and (iii) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Entity.

(b) Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 8-501.1(n) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "MCAA"). At the Effective Time, all the properties, rights, privileges, powers and franchises of IPT and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of IPT and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

SECTION 1.3  Effective Time of the Merger. On the Closing Date (as defined in
Section 3.1), articles of merger shall be executed and filed by Merger Sub and IPT with the State Department of Assessments and Taxation of Maryland pursuant to the MCAA. The Merger shall become effective as of the date and at such time as the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland (the date and time the Merger becomes effective pursuant to MCAA being referred to as the "Effective Time").

                                   ARTICLE II

                              TREATMENT OF SHARES

SECTION 2.1  Effect of the Merger on Outstanding Shares.

(a) Capital Stock of Merger Sub. Each common share of beneficial interest, par value $.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one full paid and nonassessable common share of beneficial interest, par value $.01 per share, of the Surviving Entity.

(b) Certain Definitions. As used in this Agreement, the following terms have the following meanings:

"AIMCO Collar Price" means the average price (computed based on the sum of the daily high and low sales prices of AIMCO Common Stock (as reported in The Wall Street Journal under the caption New York Stock Exchange ("NYSE") Composite Transactions or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the ten consecutive NYSE trading day period ending on and including December 31, 1998.

"AIMCO Common Stock" means the Class A Common Stock, par value $.01 per share, of AIMCO.

"AIMCO Exchange Value" means the lesser of the AIMCO Collar Price or the AIMCO Reference Price.

"AIMCO Reference Period" means the ten consecutive NYSE-trading day period ending on and including the NYSE trading day immediately preceding the IPT Meeting Date (as defined in Section 6.4).

"AIMCO Reference Price" means the average price (computed based on the sum of the daily high and low sales prices of AIMCO Common Stock (as reported in The Wall Street Journal under the caption NYSE Composite Transactions, or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the AIMCO Reference Period.

"Cash Amount" means an amount equal to: (a) $13.25; plus (b) either (i) if the Effective Time occurs on or after January 1 and on or before January 31, 1999, $.0018 multiplied by the number of days that have elapsed from and including January 1, 1999 through and including the day immediately preceding the Effective Time, or (ii) if the Effective Time occurs on or after February 1 and on or before February 28, 1999, $.0036 multiplied by the number of days that have elapsed from and including January 1, 1999 through and including the day immediately preceding the Effective Time; minus (c) the Excess Distribution Amount.

"Cash Election Notice" is defined in Section 2.1(d).

"Conversion Ratio" means the IPT Exchange Value divided by the AIMCO Exchange Value.

"Excess Distribution Amount" is defined in Section 6.1(e).

"IPT Exchange Value" means (i) $13.28 minus (ii) the Excess Distribution Amount.

"Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and governmental entity or any department, agency or political subdivision thereof.

"Subsidiary" means, as to any Person, any other Person of which at least a majority of the voting power represented by the outstanding shares of capital stock or other voting securities or interests (including, without limitation, general partner interests) having voting power under ordinary circumstances to elect directors or similar members of the governing body of such other Person shall at the time be held, directly or indirectly, by such first Person, except that IPT shall not be considered, for purposes of this Agreement, to be a Subsidiary of AIMCO.

(c) Merger Consideration. Subject to Section 2.1(e), as of the Effective Time, by virtue of the Merger and without any action on the part of any IPT
Shareholder:


     (i) Each IPT Common Share issued and outstanding immediately prior to the Effective Time, other than IPT Common Shares to be cancelled according to
     Section 2.1(c)(ii) ("Outstanding IPT Common Shares"), shall be converted into and become the right to receive either (x) the number of shares of AIMCO Common Stock equal to the Conversion Ratio or (y) at the election of AIMCO made as contemplated by Section 2.2(d), an amount in cash equal to the Cash Amount (either (x) together with the right to receive the proceeds of the sale of fractional interests pursuant to Section 2.4 or (y), the "Merger Consideration").


     (ii) Each IPT Common Share owned, directly or indirectly, by AIMCO, Merger Sub, IPT or any of their respective subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

     (iii) All the Outstanding IPT Common Shares, when so converted in accordance with this Section 2.1, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") which, immediately prior to the Effective Time, represented Outstanding IPT Common Shares shall cease to have any rights with respect thereto, except (i) the right to receive any dividend or other distribution on IPT Common Shares with a record date prior to the Effective Time and (ii) upon surrender of such Certificate,
     (x) the right to receive the Merger Consideration and (y) if the Merger Consideration consists of AIMCO Common Stock, any dividend or other distribution on the AIMCO Common Stock with a record date on or after the date on which the Effective Time occurs and paid prior to the time such Certificate is surrendered.

(d) Cash Election. Not later than the close of business on the second NYSE trading day immediately preceding the first day of the AIMCO Reference Period, AIMCO shall deliver to the Secretary of IPT an irrevocable written notice (the "Cash Election Notice") in which AIMCO specifies that the Merger Consideration shall be paid in cash pursuant to clause (y) of Section 2(c)(i), subject to the proviso in Section 7.2(e). IPT shall, and AIMCO shall use its best efforts to cause IPT to, issue, on the date the Cash Election Notice is required to be delivered, via the Dow Jones News Service and PR Newswire, a press release announcing whether the Merger Consideration is to be paid in shares of AIMCO Common Stock or cash. Notwithstanding the foregoing, if (x) AIMCO fails to timely deliver the Cash Election Notice or (y) the Effective Time is on or after March 1, 1999, then the Merger Consideration shall consist solely of shares of AIMCO Common Stock to be issued pursuant to clause (x) of Section 2(c)(i), regardless of whether a Cash Election Notice had been previously properly delivered.

(e) Restricted IPT Common Shares.

     (i) Treatment. Each of the restricted IPT Common Shares awarded under the Insignia Properties Trust 1997 share Incentive Plan (the "IPT Share Plan") which is outstanding and unvested at the Effective Time (each a "Restricted Share"), shall, by virtue of this Agreement and without any further action of IPT, AIMCO, Merger Sub or the holder of such Restricted Share, be converted at the Effective Time into a number of restricted shares of AIMCO Common Stock ("AIMCO Restricted Shares") equal to the Conversion Ratio. Each such AIMCO Restricted Share shall continue to have, and be subject to, the same terms and conditions (including rights to Dividend Equivalents (as defined in the IPT Share Plan)) set forth in the IPT Share Plan and the applicable restricted share agreement, each as in effect immediately prior to the Effective Time.

     (ii) Registration. AIMCO shall (A) cause the AIMCO Restricted Shares issued pursuant to Section 2.1(e)(i) to be covered by an effective registration statement on Form S-8 (or any successor or other appropriate forms) and (B) use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as the AIMCO Restricted Shares remain outstanding.

SECTION 2.2  Surrender of Certificates.

(a) AIMCO shall deposit, or shall cause to be deposited, at the Effective Time with the paying agent selected by AIMCO (the "Paying Agent") either (i) certificates representing shares of AIMCO Common Stock or (ii) funds as necessary to make issuances or payments of the Merger Consideration (excluding the proceeds of sales of fractional interests pursuant to Section 2.4). If the Merger Consideration consists of AIMCO Common Stock, and any dividend or other distribution on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time any Certificate is surrendered (such certificates and funds being hereinafter referred to as the "Exchange Fund"), AIMCO will deposit such amounts in the Exchange Fund until six months after the Effective Time. Out of the Exchange Fund, the Paying Agent shall make, pursuant to irrevocable instructions from AIMCO, the issuances and payments referred to in Sections 2.1(c) and 2.4, and the Exchange Fund shall not be used for any other purpose. The Paying Agent may invest portions of the Exchange Fund as AIMCO may direct, provided that such investments be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service or Standard & Poor's Corporation or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $100,000,000. Any net profit resulting from, or interest or income produced by, such investments shall be payable to AIMCO. AIMCO shall replace any monies lost through any investment made pursuant to this Section 2.2(a) upon request therefor by the Paying Agent.

(b) As soon as practicable after the Effective Time, AIMCO shall cause the Paying Agent to mail to each holder of record of an Outstanding IPT Common
Share: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for exchange (or to such other agent or agents as may be appointed by AIMCO), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive, in exchange therefor: either (A) a certificate or certificates representing that number of whole shares of AIMCO Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(c), and the proceeds of the sale of fractional interests pursuant to Section 2.4; or (B) the amount of cash which such holder has the right to receive pursuant to the provisions of Section 2.1(c). If payment is to be made to a Person other than the one in whose name a surrendered Certificate is registered, it shall be a condition of receipt of the Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, after the Effective Time, each Certificate shall represent for all purposes only the right to receive the portion of the Exchange Fund that corresponds to the amount in cash or number of IPT Common Shares such Certificate represents.

(c) Any portion of the Exchange Fund that remains unclaimed after six months after the Effective Time shall be returned to AIMCO upon its request made to the Paying Agent, after which time the holder of any unsurrendered Certificate shall look only to AIMCO for payment of (i) the Merger Consideration and (ii) if the Merger Consideration consists of AIMCO Common Stock, any dividends and other distributions on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time such Certificate is surrendered. AIMCO shall not be liable to any Person for any funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.3 Closing of Transfer Books; Etc. From and after the Effective Time, the share transfer books of IPT shall be closed, and no registration of any transfer of any Outstanding IPT Common Shares shall thereafter be made on the records of IPT. If, after the Effective Time, any Certificate is presented to AIMCO for any reason, it shall be canceled, and each Outstanding IPT Common Share represented thereby shall be exchanged for (i) the Merger Consideration and (ii) if the Merger Consideration consists of AIMCO Common Stock, any dividend or other distribution on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time the Certificate is surrendered. Shares of AIMCO Common Stock issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. AIMCO shall cause all such shares of AIMCO Common Stock issued pursuant to the Merger to be duly authorized, validly issued, full paid and nonassessable and not subject to preemptive rights. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the IPT Shareholder claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by AIMCO or the Paying Agent, upon the posting by such IPT Shareholder of a bond in such amount as reasonably determined as indemnity against any claim that may be made against either of them with respect to such Certificate(s), the Paying Agent shall issue the Merger Consideration in respect of each Outstanding IPT Common Share represented by such lost, stolen or destroyed Certificate(s). If the Merger Consideration consists of AIMCO Common Stock, appropriate procedures shall be established by AIMCO and the Paying Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of AIMCO Common Stock with a record date on or after the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of the immediately preceding sentence, AIMCO may rely conclusively on the shareholder records of IPT in determining the identity of, and the number of Outstanding IPT Common Shares held by, each holder of a Certificate at the Effective Time.

SECTION 2.4 No Fractional Shares. (a) No scrip or fractional share certificate for AIMCO Common Stock will be issued upon the surrender for exchange of Certificates, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of AIMCO or of the Surviving Corporation with respect to such fractional share interest.

(b) If the Merger Consideration consists of AIMCO Common Stock, as promptly as practicable following the Effective Time, the Paying Agent shall determine the excess of (i) the number of full shares of AIMCO Common Stock to be issued and delivered to the Paying Agent pursuant to Section 2.2 hereof over (ii) the aggregate number of full shares of AIMCO Common Stock to be distributed to holder of Outstanding IPT Common Shares pursuant to Section 2.2 hereof (such excess being herein called the "Excess Shares"). Following the Effective Time, the Paying Agent, as agent for the holders of Outstanding IPT Common Shares, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in subsection (c) of this Section 2.4.

(c) The sale of the Excess Shares by the Paying Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in roundlots to the extent practicable. The Paying Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Paying Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Outstanding IPT Common Shares, the Paying Agent will hold such proceeds in trust for the holders Outstanding IPT Common Shares (the "Common Shares Trust"). AIMCO shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Paying Agent, incurred in connection with such sale of the Excess Shares. The Paying Agent shall determine the portion of the Common Shares Trust to which each holder of Outstanding IPT Common Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of fractional share interests to which such holder of Outstanding IPT Common Shares is entitled (after taking into account all Outstanding IPT Common Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Outstanding IPT Common Shares are entitled.

SECTION 2.5 No Other Rights. Upon consummation of the Merger, the holder of a Certificate at and after the Effective Time shall have no rights under this Agreement with respect to the Outstanding IPT Common Shares represented thereby other than the right to receive (a) the Merger Consideration, (b) if the Merger Consideration consists of AIMCO Common Stock, any dividend or other distribution on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time such Certificate is surrendered and (c) any unpaid dividend or other distribution on IPT Common Shares with a record date prior to the Effective Time. Nothing in this Agreement supersedes the right of the IPT Shareholders to enforce Section 5.6 for the period provided in Section 9.1.

                                  ARTICLE III

                                  THE CLOSING

SECTION 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 A.M., local time, on the business day on which all of the conditions set forth in Article VII hereof are first fulfilled or have been waived, provided that all of the conditions set forth in Article VII hereof continue to be so satisfied or waived on such day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent day on which all such conditions are again so satisfied or waived, subject, however, to Article VIII hereof, or shall take place at such other time, date and place as AIMCO and IPT shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF IPT

IPT represents and warrants to AIMCO and Merger Sub as follows:

SECTION 4.1 Organization and Qualification of IPT. As of October 1, 1998, IPT was a real estate investment trust which had been duly formed and was validly existing and in good standing under the laws of the State of Maryland. IPT has furnished to AIMCO true and complete copies of IPT's Declaration of Trust (the "IPT Declaration") and the IPT Bylaws, each as is in effect on the date of the Original Agreement.

SECTION 4.2 Organization and Qualification of IPLP. As of October 1, 1998, Insignia Properties, L.P. ("IPLP") was a limited partnership which had been duly formed and was validly existing and in good standing under the laws of the State of Delaware on such date. IPT has furnished to AIMCO true and complete copies of the Fourth Amended and Restated Agreement of Limited Partnership of IPLP as in effect on the date of the Original Agreement (the "IPLP Limited Partnership Agreement"). As of October 1, 1998 and prior to the effective time of the IFG Merger, the sole general partner of IPLP was IPT, and the limited partners of IPLP were IFG and Insignia Capital Corporation, a Delaware corporation (which was a wholly-owned Subsidiary of IFG).

SECTION 4.3 Capitalization. At the date hereof, the authorized shares of beneficial interest of IPT consist of 400,000,000 IPT Common Shares and 100,000,000 preferred shares of beneficial interest, par value $.01 per share, of IPT ("IPT Preferred Shares"). At the date hereof, 23,482,538 IPT Common Shares are issued and outstanding, and (a) no IPT Common Shares are held by IPT's Subsidiaries, (b) no IPT Preferred Shares are issued and (c) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of IPT may vote ("Voting Debt") were issued or outstanding. At the date hereof, all outstanding IPT Common Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights. On the date hereof, there are no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating IPT or IPLP to issue, deliver or sell, or cause to be issued, delivered or sold, additional IPT Common Shares, IPT Preferred Shares or other ownership interests in IPT or IPLP or any Voting Debt of IPT or IPLP or obligating IPT or IPLP to grant, extend or enter into any such agreement or commitment.

SECTION 4.4  Authority; Non-Contravention.

(a) Authority. IPT had, as of October 1, 1998, and has, as of the date hereof, all requisite trust power and authority to enter into the Original Agreement and this Agreement, respectively, and, subject to obtaining the affirmative vote of a majority of the IPT Common Shares outstanding on the record date for the meeting of IPT Shareholders for the purpose of voting on this Agreement, the Merger and the other transactions contemplated hereby, including adjournments and postponements thereof (the "IPT Meeting"), at which such vote is taken (the "IPT Shareholders' Approval"), to consummate the transactions contemplated thereby and hereby. The execution and delivery of the Original Agreement and the consummation by IPT of the transactions contemplated thereby have been duly authorized by the IPT Board. The execution and delivery of this Agreement and the consummation by IPT of the transactions contemplated hereby have been duly authorized by the IPT Board

(including all of the Continuing Trustees and with the AIMCO-nominated Trustees abstaining), which constitutes all necessary trust action on the part of IPT, subject to obtaining the IPT Shareholders' Approval. The Original Agreement and this Agreement each have been duly and validly executed and delivered by IPT and, assuming the due authorization, execution and delivery hereof by AIMCO and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of IPT enforceable against IPT in accordance with its terms.

(b) Non-Contravention. As of October 1, 1998, the execution and delivery of the Original Agreement by IPT did not, and as of the date hereof, the execution and delivery of this Agreement, will not, in any respect, violate, conflict with or result in a breach of any provision of the IPT Declaration or the IPT Bylaws. Subject to obtaining the IPT Shareholders' Approval, the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a breach of any provision of the IPT Declaration or the IPT Bylaws.

SECTION 4.5 Tax Matters. "Taxes," as used in this Agreement, unless otherwise stated, means any and all Federal, state, local and foreign taxes, including, without limitation, income, sales and use, withholding, transfer, franchise, real and personal property, employment and payroll taxes, together with any interest, penalties and additions thereto. "Tax Return," as used in this Agreement, means any report, return or other information required to be supplied to any person with respect to Taxes.

(a) REIT Classification. At all times from the date of its organization to and including October 1, 1998, IPT has been organized and operated in conformity with Sections 856-860 of the Code (the "Status Requirements"), and its method of operation during such period satisfied the Status Requirements. The consummation by IPT of the transactions contemplated by the Original Agreement and the compliance with or fulfillment of the terms and provisions thereof by IPT would not have adversely affected the qualification of IPT as a REIT for its taxable year ending at the Effective Time.

(b) Subchapter C Earnings and Profits. As of October 1, 1998, IPT did not have any earnings and profits in excess of $1 million accumulated in any non-REIT year within the meaning of Section 857 of the Code, including as a result of the AMIT Merger.

SECTION 4.6 Vote Required. The IPT Shareholders' Approval is the only vote of the holders of any class of any outstanding shares of beneficial interest of IPT that is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.7  AMIT Merger. AMIT was merged with and into IPT on September 17,
1998.

SECTION 4.8 Opinion of Financial Advisor. On October 1, 1998, the IPT Board received the Lehman Opinion, which opines that the Merger Consideration is fair from a financial point of view to the holders of IPT Common Shares other than IFG and AIMCO and their respective Subsidiaries.

SECTION 4.9 Brokers. As of October 1, 1998, except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any broker's, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IPT.

SECTION 4.10 Absence of Inducement. In entering into this Agreement, IPT has not been induced by, or relied upon, any representations, warranties, or statements by AIMCO or

Merger Sub not set forth or referred to in this Agreement, the schedules hereto or the other documents required to be delivered hereby, whether or not such representations, warranties, or statements have actually been made, in writing or orally; and IPT acknowledges that, in entering into this Agreement, AIMCO and Merger Sub have been induced by and relied upon the representations and warranties of IPT herein set forth and in the other documents required to be delivered hereby. IPT made its own investigation of AIMCO and Merger Sub prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above or in the AIMCO SEC Reports (as defined in Section 5.4).

SECTION 4.11 Restricted IPT Common Shares. There will not be more than 450,000 Restricted Shares outstanding at the Effective Time.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF AIMCO AND MERGER SUB

AIMCO and Merger Sub, jointly and severally, represent and warrant to IPT as follows:

SECTION 5.1 Organization and Qualification. As of October 1, 1998, AIMCO was, and as of the date hereof AIMCO is, a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. As of the date hereof, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. As of October 1, 1998 AIMCO was, and as of the date hereof AIMCO, is duly qualified and in good standing to do business in each jurisdiction where such qualification is required, other than in such jurisdictions where the failure to so qualify would not have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition, results of operations or prospects of AIMCO and its Subsidiaries taken as a whole (an "AIMCO Material Adverse Effect"). As of the date hereof, Merger Sub is not required to be qualified in any jurisdiction other than the State of Maryland. As of October 1, 1998, AIMCO had and, as of the date hereof AIMCO has, all requisite corporate power and authority, and, as of October 1, 1998, had and, as of the date hereof, AIMCO has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on it business as it was then being conducted. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any other business activities or conducted any operations other than in connection with the transactions contemplated hereby.

SECTION 5.2  Capitalization.

(a) As of October 1, 1998, the authorized stock of AIMCO consisted of 486,027,500 shares of AIMCO Common Stock, 262,500 shares of Class B Common Stock, par value $.01 per share ("AIMCO Class B Common Stock"), and 24,460,000 shares of Preferred Stock, par value $.01 per share ("AIMCO Preferred Stock"). As of October 1, 1998, (i) 47,982,057 shares of AIMCO Common Stock were issued and outstanding, (ii) 162,500 shares of AIMCO Class B Common Stock were issued and outstanding, (iii) 22,345,921 shares of AIMCO Preferred Stock were issued and outstanding (including 750,000 shares of AIMCO Class B Cumulative Convertible Preferred Stock, par value $.01 per share; 2,400,000 shares of AIMCO 9% Class C Cumulative Preferred Stock, par value $.01 per share; 4,200,000 shares of AIMCO 8.75% Class D Cumulative Preferred Stock, par value $.01 per share;

8,945,921 shares of AIMCO Class E Cumulative Convertible Preferred Stock, par value $.01 per share; 4,050,000 shares of AIMCO Class G Preferred Stock, par value $.01 per share; and 2,000,000 shares of AIMCO Class H Preferred Stock, par value $.01 per share), (iv) 5,362,879 shares of AIMCO Common Stock were reserved for issuance upon the exchange of units of limited partnership in AIMCO OP, (v) 5,115,246 shares of AIMCO Common Stock were reserved for issuance pursuant to the AIMCO benefit plans (the "AIMCO Benefit Plans") listed on Schedule 5.2 hereof and outstanding warrants, (vi) 11,408,973 shares of AIMCO Common Stock were reserved for issuance upon conversion of AIMCO Preferred Stock, (vii) 162,500 shares of AIMCO Common Stock were reserved for issuance upon conversion of AIMCO Class B Common Stock and (viii) no Voting Debt of AIMCO was issued or outstanding.

(b) As of October 1, 1998, all outstanding shares of AIMCO Common Stock and AIMCO Preferred Stock were validly issued, fully paid and nonassessable and are not subject to preemptive rights.

(c) Upon consummation of the Merger and issuance, if applicable, of shares of AIMCO Common Stock which comprise the Merger Consideration, all such shares will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

(d) As of October 1, 1998, except as set forth on Schedule 5.2 hereof or pursuant to the Original Agreement, there were no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating AIMCO or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interest or any Voting Debt of AIMCO or any of its Subsidiaries or obligating AIMCO or any Subsidiary of AIMCO to grant, extend or enter into any such agreement or commitment. Except as set forth on Schedule 5.2 hereof, after the Effective Time, there will be no agreement or commitment of any character obligating AIMCO or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other ownership interest or any Voting Debt of AIMCO or any of its Subsidiaries, or obligating AIMCO or any Subsidiary of AIMCO to grant, extend or enter into any such agreement or commitment.

(e) The authorized capital stock of Merger Sub consists of 100 common shares of beneficial interest, par value $.01 per share, all of which are validly issued, full paid and nonassessable and are owned by AIMCO.

SECTION 5.3  Authority; Non-Contravention; Required Filings.

(a) Authority. AIMCO had on October 1, 1998, and AIMCO has on the date hereof, all requisite corporate power and authority to enter into the Original Agreement and this Agreement, respectively, and to consummate the transactions contemplated hereby. As of the date hereof, Merger Sub has all requisite trust power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of the Original Agreement and this Agreement and the consummation by AIMCO of the transactions contemplated thereby and hereby have each been duly authorized by the AIMCO Board, which constitutes all necessary corporate action on the part of AIMCO. The execution and delivery of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have each been duly authorized by the board of trustees of Merger Sub and approved by AIMCO, as the sole shareholder of Merger Sub, which constitutes all necessary trust action on the part of Merger Sub. Each of the Original Agreement and this Agreement have been duly and validly executed and delivered by AIMCO and this Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery thereof and hereof by IPT, this Agreement constitutes the legal, valid and binding obligation of each of AIMCO and Merger Sub enforceable against AIMCO and Merger Sub in accordance with its terms.

(b) Non-Contravention. The execution and delivery of the Original Agreement did not, the execution and delivery of this Agreement by each of AIMCO and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of (any such violation, conflict or breach is referred to herein as a "Violation") any provision of (i) the charter of AIMCO, as in effect on October 1, 1998 and on the date hereof, or the by-laws of AIMCO, as in effect on October 1, 1998 and on the date hereof,
(ii) the declaration of trust of Merger Sub, as in effect on the date hereof or the by-laws of Merger Sub as in effect on the date hereof, (iii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental authority (a "Law") applicable to AIMCO, Merger Sub or any other Subsidiary of AIMCO or any of their respective properties or assets or (iv) any note, bond, mortgage, indenture, credit enhancement agreement, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which AIMCO, Merger Sub or any other Subsidiary of AIMCO is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (iii) or (iv) for any such Violation which would not have, individually or in the aggregate, an AIMCO Material Adverse Effect.

(c) Required Filings. As of the date hereof, except as required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules of the NYSE (the "AIMCO Required Filings"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any court, federal, state, local or foreign government or regulatory body (including the United States Department of Housing and Urban Development and/or applicable state housing agencies (collectively, "HUD"), a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of the this Agreement by AIMCO or Merger Sub or the consummation by AIMCO or Merger Sub of the transactions contemplated hereby, except as would not result, individually or in the aggregate, in an AIMCO Material Adverse Effect.

SECTION 5.4 Reports and Financial Statements. As of October 1, 1998, all filings required to be made by AIMCO since December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (the "AIMCO SEC Reports") had been filed with the Securities and Exchange Commission (the "SEC"). The AIMCO SEC Reports, as of their respective dates, complied in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. As of their respective dates, the AIMCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of AIMCO included in the AIMCO SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or, with respect to unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the financial position of

AIMCO as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit and year-end adjustments.

SECTION 5.5 Absence of Certain Changes or Events. As of October 1, 1998, except as set forth in the AIMCO SEC Reports, since December 31, 1997, (a) each of AIMCO and its Subsidiaries had conducted its business in the ordinary course of business consistent with past practice, and (b) there had not been any AIMCO Material Adverse Effect.

SECTION 5.6  Registration Statement, Information Statement/Prospectus and
Schedule 13E-3. The information supplied or to be supplied by or on behalf of AIMCO or Merger Sub for inclusion or incorporation by reference in (a) a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the proposed issuance of shares of AIMCO Common Stock as Merger Consideration, in which the Information Statement/Prospectus (as defined below) shall be included as a prospectus at the time it is filed with the SEC, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, and at the Effective Time will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (b) a combined information statement and prospectus to be distributed in connection with the Merger and the transactions contemplated hereby (as amended or supplemented, the "Information Statement/Prospectus"), at the time it is filed with the SEC, at the time it is mailed to the IPT Shareholders and at the time of the IPT Meeting, and the transaction statement on Schedule 13E-3 (the "Schedule 13E-3"), at the time such statement is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, the Information Statement/Prospectus and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

SECTION 5.7 No Vote Required. The approval of the Original Agreement, this Agreement, the Merger and the other transactions contemplated thereby and hereby, including, without limitation, the issuance and listing on the NYSE of the shares of AIMCO Common Stock to be issued in the Merger, did not and does not require the vote of the holders of any class or series of stock of AIMCO or any of its Subsidiaries (other than the approval by AIMCO as the sole shareholder of Merger Sub, which has been obtained).

SECTION 5.8  Tax Matters.

(a) Filing of Timely Tax Returns. As of October 1, 1998, AIMCO and each of its Subsidiaries had filed (or there had been filed on their respective behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

(b) Payment of Taxes. As of October 1, 1998, AIMCO and each of its Subsidiaries had, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable for all periods through and including the Closing Date, except for those contested in good faith and for which adequate reserves have been taken.

(c) Tax Reserves. As of October 1, 1998, AIMCO and its Subsidiaries had established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income Taxes in accordance with GAAP.

(d) Tax Liens. As of October 1, 1998, there were no Tax liens upon the material assets of AIMCO or any of its Subsidiaries except liens for Taxes not yet delinquent.

(e) REIT Classification. At all times since the initial public offering of AIMCO, AIMCO has been organized and operated in conformity with the Status Requirements, and its proposed method of operation will enable it to continue to meet the Status Requirements and otherwise qualify as a REIT.

(f) Continuation as REIT. The consummation by AIMCO and Merger Sub of the transactions contemplated hereby and the compliance with or fulfillment of terms and provisions hereof by AIMCO and Merger Sub, will not adversely affect the qualification of AIMCO as a REIT for each taxable year ending on or after the date on which the Effective Time occurs.

(g) Deficiencies. As of October 1, 1998, no deficiencies for any Taxes had been proposed, asserted or assessed against AIMCO, and there was no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of AIMCO.

(h) Domestic Control. As of October 1, 1998, AIMCO believed that it was a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

SECTION 5.9 Brokers. As of October 1, 1998, no broker, finder or investment banker was entitled to any broker's, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, AIMCO.

SECTION 5.10 Absence of Inducement. In entering into this Agreement, neither AIMCO nor Merger Sub has been induced by, or relied upon, any representations, warranties, or statements by IPT not set forth or referred to in this Agreement or the other documents required to be delivered hereby, whether or not such representations, warranties, or statements have actually been made, in writing or orally, and each of AIMCO and Merger Sub acknowledges that, in entering into this Agreement, IPT has been induced by and relied upon the representations and warranties of AIMCO and Merger Sub herein set forth, the information set forth in the AIMCO SEC Reports and in the other documents required to be delivered hereby. AIMCO and Merger Sub have made their own investigation of IPT prior to the execution of this Agreement and have not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.

SECTION 5.11 Conduct of IPT's Business. AIMCO has complied, and has caused IPT to comply, with Section 6.14(a)-(j) from October 1, 1998 to the date hereof.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

SECTION 6.1  IPT and IPLP Distributions.

(a) Definitions.

     (i) "Special AIMCO Distribution" means any distribution, other than a regular quarterly distribution, on a share of AIMCO Common Stock with a record date prior to the Effective Time.

     (ii) "IPT Special Distribution Amount" means an amount (rounded up to the next whole cent) equal to (a) $0.16; plus (b) either (i) if the IPT Meeting Date occurs on or before February 28, 1999, $0.001758 multiplied by the number of days between December 24, 1998 (inclusive) and the day immediately preceding the IPT Meeting Date (inclusive), or (ii) if the IPT Meeting Date occurs on or after March 1, 1998, $0.117786 plus the product of (A) the number of days between March 1, 1998 (inclusive) and the day immediately preceding the IPT Meeting Date (inclusive) multiplied by (B) the greater of (x) $0.001758 or (y) the quotient of (i) the product of (I) the quotient obtained by dividing $13.28 by the AIMCO Collar Price multiplied by (II) the per share amount of the most recent distribution declared, as of the date of determination, by the AIMCO Board, in respect of the AIMCO Common Stock (other than a Special AIMCO Distribution); divided by (ii) 91.


(b) Regular Quarterly Distributions. IPT shall not, from and after the date hereof, declare or pay distributions on the IPT Common Shares except as set forth in Sections 6.1(c), (d) and (e); provided, however, that if the Effective Time shall not have occurred by June 1, 1999, IPT may thereafter, at the election of a majority of the Continuing Trustees, declare and pay a distribution in an amount in cash per IPT Common Share equal to the IPT Special Distribution Amount (assuming that for purposes of determining the IPT Special Distribution Amount, the IPT Meeting Date were the date prior to the record date for such distribution) and regular quarterly distributions thereafter, each in an amount in cash per IPT Common Share equal to the greater of (x) $0.16 or (y) the product of (i) the quotient obtained by dividing $13.28 by the AIMCO Collar Price multiplied by (ii) the per share amount of the most recent distribution declared, as of the date of determination, by the AIMCO Board in respect of the AIMCO Common Stock (other than a Special AIMCO Distribution).

(c) Final IPT Distribution.

     (i) On a date prior to the IPT Meeting, IPT shall declare a special cash distribution with a record date which is the date immediately preceding the IPT Meeting Date in an amount per IPT Common Share equal to the IPT Special Distribution Amount.


     (ii) Before the Closing Date, IPT shall set aside the monies necessary to pay the distribution pursuant to this Section 6.1(c), and such distribution shall be paid fifteen calendar days after such record date.


(d) Special AIMCO Distribution. In the event that the Effective Time has not occurred on or before February 28, 1999, if at any time thereafter AIMCO declares a Special AIMCO Distribution, then IPT shall promptly declare and pay a corresponding distribution on each IPT Common Share with the same record date in an amount equal to the amount of such Special AIMCO Distribution, multiplied by $13.28, divided by the AIMCO Collar Price.

(e) Excess Distribution. If and to the extent that IPT reasonably determines that the distributions required to be paid by IPT pursuant to the foregoing subsections (c) and (d) of this Section 6.1 are not sufficient for IPT to meet the distribution requirements applicable to REITs for IPT's taxable year ended on the date on which the Effective Time occurs, including as a result of the AMIT Merger, then IPT shall, prior to the date on which the Effective Time occurs, declare, with a record date prior to the Effective Time, one or more special distributions in respect of the IPT Common Shares in an aggregate amount equal to the amount of such shortfall (the aggregate of all such distributions per IPT Common Share, if any, is referred to herein as the "Excess Distribution Amount").

(f) Covenant of AIMCO. AIMCO covenants and agrees that AIMCO will cause IPT to timely declare and pay the distributions required to be made pursuant to this
Section 6.1.

SECTION 6.2  Registration Statement, Information Statement/Prospectus and
Schedule 13E-3.

(a) As soon as reasonably practicable after October 1, 1998, (i) AIMCO shall prepare and file with the SEC the Registration Statement and (ii) the parties shall prepare and file with the SEC the Information Statement/Prospectus and
Schedule 13E-3.


(b) The parties shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act by the SEC as soon as practicable after such filing and to cause the Information Statement/Prospectus to be mailed to IPT Shareholders as soon as practicable after the Registration Statement is declared effective by the SEC. None of the parties shall take any action or omit to take any action which could reasonably be expected to result in a postponement or adjournment of the IPT Meeting; provided, however, that any party may take any such action or omit to take any such action which counsel has advised is required to be taken or omitted if it does not result in the postponement or adjournment of the IPT Meeting by more than 10 NYSE trading days.


(c) Each party shall furnish all information concerning itself which is required or customary for inclusion in the Registration Statement, the Information Statement/Prospectus or the Schedule 13E-3. The information provided by any party for use in (i) the Registration Statement will not, either at the time the Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (ii) the Information Statement/Prospectus will not, either at the date mailed to the IPT Shareholders or at the time of the IPT Meeting, and the Schedule 13E-3 will not, at the time it is filed with the SEC or at the time any amendment thereof or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation, covenant or agreement is made by any party with respect to information supplied by the other party for inclusion in the Registration Statement, the Information Statement/Prospectus or the Schedule 13E-3.

(d) Each party shall also take such action as may be reasonably required to cause the shares of AIMCO Common Stock covered by the Registration Statement to be approved for listing on the NYSE as of the Effective Time, upon official notice of issuance. Each party shall also take such action as may be reasonably required to cause the shares of AIMCO Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where the Surviving Entity will not be, following the Merger, so subject.

SECTION 6.3 Regulatory Matters. Each party shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all necessary applications, notices, petitions, filings and other documents, including, without limitation, the AIMCO Required Filings.

SECTION 6.4 Shareholder Approval. IPT shall, as soon as practicable after October 1, 1998, (a) take all steps necessary to duly call, give notice of, convene and hold the IPT Meeting, which meeting shall be held on a date (including the date on which action is taken at such meeting as it may be postponed or adjourned, the "IPT Meeting Date") which is a NYSE trading day, provided that the day immediately preceding such date must also be a NYSE trading day, and (b) timely distribute to IPT Shareholders the Information Statement/Prospectus. The IPT Board, acting upon the recommendation of a majority of the Continuing Trustees, unless otherwise required in accordance with its fiduciary duties to IPT Shareholders, shall recommend to such shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and cooperate and consult with AIMCO with respect to each of the foregoing matters. Notwithstanding the foregoing, IPT and the Continuing Trustees may take and disclose to IPT Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act if required to do so by the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law.

SECTION 6.5 Vote of IPT Common Shares Owned by AIMCO. AIMCO agrees to vote all IPT Common Shares owned of record by it, and to cause all IPT Common Shares owned of record by its Subsidiaries to be voted, for approval of this Agreement and the transactions contemplated hereby and has executed a proxy in favor of Messrs. Aston, Farkas and Garrison (the "Proxyholders") to vote all such IPT Common Shares held by AIMCO, directly or indirectly, in favor of the Merger, the adoption of this Agreement and the transactions contemplated hereby. AIMCO further agrees that, through the Effective Time, it shall not (a) sell, transfer or otherwise dispose of any IPT Common Shares owned by it or permit any of its Subsidiaries to sell, transfer or otherwise dispose of any IPT Common Shares owned by it, (b) cause or permit IPT to issue additional IPT equity securities to any other Person or take any other action which could have the effect of reducing the proportion of IPT Common Shares owned by AIMCO and its Subsidiaries that are entitled to vote on the Merger, this Agreement and the transactions contemplated hereby, or (c) grant any other proxies with respect to such shares; provided, however, that AIMCO may (i) transfer IPT Common Shares owned by it to its Subsidiaries so long as such Subsidiary agrees in writing to be bound by the terms of this Agreement and executes and delivers to the Proxyholders a proxy to vote such IPT Common Shares in favor of the Merger, the adoption of this Agreement and the transactions contemplated hereby, or (ii) pledge such IPT Common Shares to a commercial bank or other bona fide financial institution with capital exceeding $100,000,000 (a "Financial Institution") so long as such Financial Institution agrees in writing to (A) honor the proxy given by AIMCO to the Proxyholders with respect to such pledged IPT Common Shares, (B) execute and deliver to the Proxyholders a proxy in favor of the Proxyholders or their successors once the Financial Institution obtains the right to vote such pledged IPT Common Shares and (C) cause any transferee of such IPT Common Shares from the Financial Institution to execute and deliver a proxy in favor of the Proxyholders or their successors and to agree to cause any subsequent transferee of the IPT Common Shares to also agree to the obligations in this clause (C).

SECTION 6.6 Public Announcements. Subject to each party's disclosure obligations imposed by law and the rules of any national securities exchange or inter-dealer quotation system on or in which the shares of stock, beneficial interest or other ownership interests of IPT or AIMCO are now or may later be listed or authorized to be quoted, IPT and AIMCO shall cooperate with each other in the development and distribution of all news releases and other public announcements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

SECTION 6.7 Expenses. All costs and expenses incurred in connection with the Original Agreement and this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 6.8 Further Assurances. Each of AIMCO and Merger Sub covenants and agrees to use its reasonable best efforts to consummate the Merger as soon as possible. Each party shall, and shall cause its Subsidiaries to, execute such further documents and instruments and take such further action, including, without limitation, obtaining any consents, authorizations, exemptions and approvals, as may be necessary to perform the obligations and satisfy the conditions to be performed or satisfied by either party pursuant to this Agreement or as may reasonably be requested by the other party in order to consummate the Merger in accordance with the terms hereof.

SECTION 6.9 Transfer Taxes. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding the real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes ("Transfer Taxes") which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Effective Time.

SECTION 6.10  IPT Trustees and Officers.

(a) IPT shall recognize that the Continuing Trustees are authorized and empowered to act to the extent set forth in the IPT Bylaws. The AIMCO Committee and the Executive Committee shall not be dissolved prior to the earlier of the Effective Time or the termination of this Agreement.

(b) The powers of the Continuing Trustees shall not be modified, without the consent of a majority of the Continuing Trustees, prior to the earlier of the Effective Time or the termination of this Agreement.

(c) If, after October 1, 1998 and prior to the Effective Time, any IPT Shareholder vote is taken for the election of a trustee to a trusteeship on the IPT Board currently occupied by a Continuing Trustee or by any successor duly elected hereunder (a "Continuing Trusteeship"), AIMCO shall vote its IPT Common Shares for the reelection of each such Continuing Trustee or for the election of such Continuing Trustee's successor as may be designated by a majority of the remaining Continuing Trustees. If, after October 1, 1998 and prior to the Effective Time, any vacancy on the IPT Board arises with respect to a Continuing Trusteeship, AIMCO shall cause the AIMCO-nominated Trustees to vote to fill such vacancy by electing a person nominated by a majority of the remaining Continuing Trustees.

(d) After October 1, 1998 and prior to the earlier of the Effective Time or the termination of this Agreement, without the prior written consent of a majority of the Continuing Trustees, which shall not be unreasonably withheld, IPT shall not terminate (i) Ernst & Young LLP from serving as its independent auditors,
(ii) Lehman Brothers Inc. from serving as its financial advisor with respect to the Merger, or (iii) Proskauer Rose LLP, Miles & Stockbridge P.C., Rogers & Wells or Akin, Gump, Strauss, Hauer & Feld, L.L.P. from serving as its legal counsel with respect to the Merger.

(e) The parties agree that Jeffrey P. Cohen shall remain as Secretary of IPT and, in such capacity, shall be invited and entitled to attend all meetings of the IPT Board and each committee thereof. In the event that Jeffrey P. Cohen shall cease to serve as Secretary of IPT for any reason, another individual nominated by a majority of the Continuing Trustees shall be appointed to such position and be so invited and entitled to attend such meetings.

(f) Without the approval of a majority of the Continuing Trustees, AIMCO shall not, and shall not permit any AIMCO-nominated Trustee to, remove a Continuing Trustee from the IPT Board or amend the IPT Declaration (unless such amendment shall have been approved by a majority of the Continuing Trustees).

SECTION 6.11  Modification of Form of Transaction. Upon the earlier to occur of
(a) December 31, 2000 or (b) such time (if ever) as any Law is adopted or promulgated after October 1, 1998 which has the effect, as supported by the written opinion of outside counsel for AIMCO, of prohibiting the Merger, or any court of competent jurisdiction in the United States shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, which order, judgment or decree has become final and nonappealable, IPT, acting upon the recommendation of a majority of the Continuing Trustees, Merger Sub and AIMCO shall each use its best efforts to restructure the form of the transaction to one which has a materially improved chance of completion and can be accomplished without materially changing either the consideration to be received by IPT Shareholders or the tax or other economic consequences of the transaction to AIMCO, Merger Sub and its other Subsidiaries. Any restructuring of the transaction as contemplated by this Section 6.11 shall not relieve AIMCO, Merger Sub or IPT of their respective obligations under Section 6.8 of this Agreement.

SECTION 6.12  Indemnification.

(a) Certain Definitions.

     (i) "Taxes," as used in this Section 6.12, means any Federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

     (ii) "Indemnitee" shall mean each person who was, is or hereafter may become a trustee, officer or employee of IPT, and their respective successors, heirs and personal representatives.

     (iii) "Losses" shall mean any and all actual costs or expenses (including, without limitation, attorneys' fees billed at standard hourly rates and expenses, as and when incurred, in connection with any action, claim or proceeding relating thereto, investigation costs and remediation costs, interest, penalties and fines and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), judgments, amounts paid in settlement, fines, penalties, assessments, Taxes (excluding Taxes arising from amounts paid to an Indemnitee), losses, actions or causes of action, claims, demands, damages, liabilities, obligations, awards, disbursements or assessments of every kind, nature and description. Notwithstanding the foregoing, Losses shall be reduced to reflect any insurance proceeds actually recovered by the Indemnitee relating to such claim, provided that this reduction shall not be applied if to do so would excuse any insurer from any obligation to cover any loss. If the Indemnitee receives insurance proceeds after it receives indemnity hereunder, then the Indemnitee, within ten days of receipt of such proceeds, shall pay to AIMCO or Merger Sub, as applicable, the amount by which AIMCO's or Merger Sub's payment would have been reduced if the insurance proceeds had been received before AIMCO or Merger Sub, as applicable, paid the Indemnitee.

(b) AIMCO and Merger Sub shall, jointly and severally, save, defend, indemnify and hold harmless each Indemnitee to the fullest extent permitted by applicable law from and against all Losses, as and when incurred, whether or not involving a third party, that arise out of or are the result of the fact that he is, was, or is to be, either prior to or after the execution of the Original Agreement, a trustee, officer or employee of IPT, except that no Indemnitee shall be entitled to be indemnified hereunder with respect to any Loss determined to have been incurred (i) by reason of such Indemnitee's wilful misconduct or (ii) with respect to attorney's fees and expenses which are not reasonable, in each case in a written factual finding issued in a court proceeding or other adjudication not subject to further appeal or issued in an arbitration (as to (ii) only). Each Indemnitee shall promptly return to AIMCO or Merger Sub, as applicable, any funds advanced to such Indemnitee pursuant to Section 6.12(c) if and to the extent such Indemnitee is found not to be entitled to be indemnified in the situations described in clauses (i) and (ii) above. AIMCO or Merger Sub, as applicable, shall make payments under this Section 6.12 within 30 days from the date that an Indemnitee has requested an indemnification payment hereunder.

(c) If any action, suit, proceeding or investigation is commenced as to which an Indemnitee desires to receive indemnification, such Indemnitee shall notify AIMCO with reasonable promptness; provided, however, that failure to give reasonably prompt notice to AIMCO shall not affect the indemnification obligations of AIMCO and Merger Sub hereunder except to the extent that the failure to so notify has prejudiced AIMCO or Merger Sub, as applicable, in such action, suit, proceeding or investigation. The Indemnitee shall have the right to retain counsel of such Indemnitee's own choice to represent such Indemnitee; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with AIMCO and any counsel designated by AIMCO or Merger Sub, as applicable. Subject to the penultimate sentence of Section 6.12(b), from time to time as requested by the Indemnitee, AIMCO or Merger Sub, as applicable, will advance the Indemnitee funds sufficient to satisfy all attorneys' fees at standard hourly rates and expenses of such counsel as and when incurred and invoiced. AIMCO and Merger Sub shall be liable only for any settlement of any claim against an Indemnitee made with AIMCO's or Merger Sub's, as applicable, written consent, which consent shall not be unreasonably withheld. Neither AIMCO nor Merger Sub shall, without the prior written consent of an Indemnitee, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnitee of an unconditional release from all liability in respect of such claim.

(d) Before enforcing rights under this Section 6.12, an Indemnitee must first demand indemnification from IPT pursuant to the indemnification provisions set forth in the IPT Declaration, IPT Bylaws or any contractual arrangement between such Indemnitee and IPT. If, after ten business days from the date that such Indemnitee had requested indemnification from IPT pursuant to the indemnification provisions of the IPT Declaration, IPT Bylaws or any contractual arrangement between such Indemnitee and IPT, IPT has not paid the Indemnitee's claim or satisfactorily responded to such Indemnitee's request, as reasonably determined by the Indemnitee, the Indemnitee shall be free to assert a claim for indemnification pursuant to Section 6.12(c).

(e) Notwithstanding any other provision of this Agreement to the contrary, this
Section 6.12 and Section 6.13 shall survive the consummation of the Merger and termination of this Agreement.

SECTION 6.13 Insurance. AIMCO, Merger Sub and IPT agree that after October 1, 1998 and until the Effective Time, IPT shall maintain in full force and effect, and AIMCO shall use its best efforts to cause IPT to maintain in full force and effect, directors', trustees' and officers' liability insurance covering the existing and Continuing Trustees, directors and officers of IPT and its Subsidiaries which is no less favorable than the insurance coverage which is in effect and covering such trustees, directors and officers on October 1, 1998. Each of AIMCO and Merger Sub further agrees that, following the Effective Time, the Surviving Entity will maintain such insurance covering such persons, and each such person covered by such insurance immediately prior to the Effective Time shall be named as additional insureds.

SECTION 6.14 Conduct of IPT's Business Pending the Effective Time. Each of IPT and AIMCO covenants and agrees that from October 1, 1998 until the Effective
Time:

(a) IPT shall use its best efforts to maintain its listing on the American Stock Exchange;

(b) none of IPT, IPLP or any Controlled IPT Entity (as defined in Section 8.2) shall loan money to AIMCO or any Controlled AIMCO Entity (as defined in Section 8.2);

(c) neither IPT nor IPLP shall reclassify any of their respective equity securities or other interests or issue or authorize or propose the issuance of any other securities or interests in respect of, in lieu or, or in substitution for, their respective equity securities or other interests;

(d) neither IPT nor AIMCO shall cause the IPLP Limited Partnership Agreement to be amended, except with the prior consent of a majority of the Continuing Trustees, provided that IPLP may admit Additional Limited Partners (as defined the IPLP Limited Partnership Agreement) other than AIMCO or its affiliates to IPLP in accordance with the terms of the IPLP Limited Partnership Agreement without such consent;

(e) during such time as AIMCO controls (as such term is defined in the rules and regulations promulgated under Rule 12b-2 of the Exchange Act) IPT, IPT shall not, and AIMCO shall cause IPT not to, make termination fee payments to AIMCO or any of its Subsidiaries under sections 7.1(c), 7.2(c) or 7.2(d) of the IPLP Limited Partnership Agreement or permit AIMCO to benefit from the rights provided in section 9.6 thereof;

(f) IPT shall duly and timely file all reports and other documents required to be filed pursuant to the Securities Act, the Exchange Act and the rules and regulations thereunder;

(g) IPT shall follow the same general policy as AIMCO in releasing and drafting its future press releases and, after December 31, 1998, such releases will include the AIMCO Collar Price (if determinable), the IPT Exchange Value and, if applicable, the future date through which AIMCO may elect to pay the Merger Consideration in cash;

(h) AIMCO shall not, nor shall AIMCO permit Merger Sub or any of AIMCO's other Subsidiaries to, willfully take any action that would result in a state of facts which would make the Merger impossible to be consummated or would result in a material breach of any provision of this Agreement or in any of its material representations and warranties set forth in this Agreement being untrue on and as of the Effective Time; provided, however,that AIMCO and its Subsidiaries may issue securities, acquire securities or assets and otherwise act in the ordinary course of their business;

(i) all transactions between IPT, IPLP or any Controlled IPT Entity, on the one hand, and AIMCO or any Controlled AIMCO Entity, on the other hand, shall be on arms' length terms;

(j) IPT shall not increase its annual general and administrative expenses in excess of an annual increase based on the Consumer Price Index (with the amortization of restricted stock outstanding as of October 1, 1998 being excluded from the definition of general and administrative expenses); and


(k) neither AIMCO nor any of its affiliates (as defined in Rule 12b-2 of the Exchange Act), directly or indirectly, shall bid for, purchase or attempt to induce any Person to bid for or purchase AIMCO Common Stock except in compliance with Regulation M and, treating the purchasing entity as the "issuer," Rule 10b-18 under the Exchange Act (i) from the fifth business day prior to the first day of the period in which the AIMCO Collar Price is determined until the last day of the period in which the AIMCO Collar Price is determined and (ii) from the fifth business day prior to the first day of the period in which the AIMCO Reference Price is determined until the last day of the period on which the AIMCO Reference Price is determined. AIMCO shall report the volume, dates and prices of such purchases to IPT's Secretary weekly.


SECTION 6.15 AIMCO's Guarantee of Merger Sub's Obligations. AIMCO hereby unconditionally and irrevocably guarantees to IPT the timely performance by Merger Sub of each and every obligation of Merger Sub under this Agreement.

                                  ARTICLE VII

                                   CONDITIONS

SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The IPT Shareholders' Approval shall have been obtained.

(b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect.

(c) No Change in Law. The Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable Federal or state law or regulation adopted or amended after October 1, 1998.

(d) Effectiveness of Registration Statement. If the Merger Consideration to be issued pursuant to Section 2.1 includes shares of AIMCO Common Stock, (i) the Registration Statement shall continue to be effective under the Securities Act at the Effective Time, and no stop order suspending such effectiveness shall be in effect and (ii) all applicable time periods required under the Exchange Act and the American Stock Exchange rules following the mailing of the Information Statement/Prospectus to IPT Shareholders shall have elapsed.

SECTION 7.2  Additional Conditions to Obligation of IPT to Effect the
Merger. The obligation of IPT to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, unless waived by a majority of the Continuing Trustees in writing:

(a) Fairness Opinion. The Lehman Opinion shall not have been withdrawn.

(b) Representations and Warranties. If the Merger Consideration is comprised of shares of AIMCO Common Stock, the representations and warranties of AIMCO and Merger Sub contained in Article V which are qualified as to materiality shall be true and correct, and all other representations and warranties of AIMCO and Merger Sub contained in this Agreement shall be true and correct, in all material respects, in each case (i) on and as of October 1, 1998 and/or the date hereof, as applicable, and (ii) at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time (other than October 1, 1998 and/or the date hereof) which need only be true and correct as of such date or time); provided that this condition to the obligation of IPT to consummate the Merger shall be deemed satisfied if the aggregate losses, costs, damages and expenses to IPT due to breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties), when aggregated with failures to comply with covenants by AIMCO or Merger Sub and AIMCO Material Adverse Effects, does not exceed $50 million.

(c) Performance of Obligations of AIMCO. If the Merger Consideration is to be comprised of shares of AIMCO Common Stock, each of AIMCO, Merger Sub and AIMCO's other Subsidiaries shall have performed or complied with, in all respects, all of their respective obligations set forth in Sections 6.1, 6.2, 6.3, 6.6, 6.8, 6.9, 6.10, 6.12, 6.13 and 6.14. If the Merger Consideration is to be comprised only of cash, AIMCO shall have performed or complied with, in all respects, all of its obligations set forth in Section 6.1, 6.3, 6.6, 6.8, 6.12 and 6.13.

(d) AIMCO Officer's Certificate. If the Merger Consideration is to be comprised of shares of AIMCO Common Stock, IPT shall have received a certificate signed by the President of each of AIMCO and Merger Sub, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 7.2(b) and (c) have been satisfied.


(e) AIMCO Opinions. If the Merger Consideration is to be comprised of shares of AIMCO Common Stock, IPT shall have received (i) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to AIMCO, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(e)-1 (an "AIMCO REIT Opinion"), and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to AIMCO, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(e)-2 (an "AIMCO Reorganization Opinion"); provided, however, that if all other conditions in this Section 7.2 have been satisfied or waived and if AIMCO is unable to deliver either of such opinions after having exercised its reasonable best efforts to do so, (A) the Merger Consideration shall be paid solely in cash pursuant to clause (y) of Section 2.1(c)(i) and (B) neither the receipt of an AIMCO REIT Opinion nor the receipt of an AIMCO Reorganization Opinion by IPT shall be a condition to effecting the Merger.

(f) AIMCO Corporate Law Opinion. IPT shall have received an opinion of Ballard, Spahr, Andrews & Ingersoll, LLP, special Maryland counsel to AIMCO, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(f).

(g) IPT Distributions. All distributions required to be declared prior to the Effective Time pursuant to Section 6.1 shall have been declared and any such distributions required to be paid prior to the Effective Time pursuant Section
6.1 shall have been paid; provided, however, that any waiver of this condition shall not be deemed a waiver of any of IPT's or AIMCO's obligations under
Section 6.1.

SECTION 7.3 Additional Conditions to Obligation of AIMCO and Merger Sub to Effect the Merger. The obligation of AIMCO and Merger Sub to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, unless waived by AIMCO in writing:

(a) Representations and Warranties. The representations and warranties of IPT contained in Article IV which are qualified as to materiality shall be true and correct and all other representations and warranties of IPT contained in this Agreement shall be true and correct, in all material respects, in each case, on and as of October 1, 1998 and/or the date hereof, as applicable; provided that this condition to the obligation of AIMCO to consummate the Merger shall be deemed satisfied if the aggregate loss, cost, damage or expense to AIMCO due to breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties) does not exceed $50 million.

(b) REIT Opinion. The opinion of Akin, Gump, Strauss, Hauer and Feld, L.L.P., counsel to IPT, dated and delivered to AIMCO on October 1, 1998, receipt of which is hereby acknowledged by AIMCO, shall not have been withdrawn on the basis solely of facts existing as of October 1, 1998.

(c) Opinion of IPT's Counsel. The opinion of Miles & Stockbridge P.C., counsel to IPT, dated and delivered to AIMCO on October 2, 1998, receipt of which is hereby acknowledged by AIMCO, shall not have been withdrawn on the basis solely of facts existing as of October 2, 1998.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the IPT Shareholders' Approval contemplated by this Agreement:

(a) by mutual written consent of a majority of the Continuing Trustees, on behalf of IPT, and the AIMCO Board; or


(b) by AIMCO by written notice to each of the Continuing Trustees, if the Effective Time shall not have occurred on or before December 31, 2001; or

(c) by a majority of the Continuing Trustees, on behalf of IPT, by written notice to AIMCO, if:

     (i) the Effective Time shall not have occurred on or before December 31, 2001;

     (ii) a majority of the Continuing Trustees shall have determined in good faith that a proposal by or offer from any Person relating to any (A) acquisition of a substantial amount of assets of IPT or IPLP or any of the outstanding IPT Common Shares or IPLP partnership interests, (B) offer to purchase outstanding IPT Common Shares or IPLP partnership interests or (C) merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation or similar transaction involving IPT or IPLP, other than the transactions contemplated by this Agreement (an "Alternative Proposal"), constitutes a proposal that is reasonably likely to be consummated and would, if consummated, result in a transaction which is more favorable, from a financial point of view, to IPT Shareholders than the transactions contemplated by this Agreement (a "Superior Proposal"); provided, however, that the Continuing Trustees may not terminate this Agreement pursuant to this Section 8.1(c)(ii) unless (1) five days shall have elapsed after delivery to AIMCO of a written notice of such determination by the Continuing Trustees and at all reasonable times during such five-day period the Continuing Trustees shall have cooperated with AIMCO in informing AIMCO of the terms and conditions of such Alternative Proposal and the identity of the person or group making such Alternative Proposal, with the objective of providing AIMCO a reasonable opportunity, during such five-day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between IPT and AIMCO may be effected, (2) during such five-day period, the Continuing Trustees negotiate in good faith with AIMCO with respect to such proposed modifications and (3) at the end of such five-day period, a majority of the Continuing Trustees continues to believe in good faith that such Alternative Proposal constitutes a Superior Proposal; or

     (iii) AIMCO or Merger Sub takes any action that constitutes an anticipatory repudiation of this Agreement and fails to cure such action within ten days from receipt of notice (whether written or oral) from a majority of the Continuing Trustees.

SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by IPT or AIMCO pursuant to Section 8.1, the effects and consequences of such termination, and relative rights and obligations of the parties as a result thereof, shall be as set forth in this Section 8.2 and in the IPT Bylaws.

(a) Certain Definitions. As used in this Agreement, the following terms have the following meanings:

     "AIMCO Termination Reference Price" means the average price (computed based on the sum of the high and low sales prices of AIMCO Common Stock (as reported in the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the ten consecutive NYSE trading day period ending on and including the Termination Date.

     "AIMCO Termination Share Value" means (i) the AIMCO Termination Reference Price, if the Termination Date is on or prior to December 31, 1998, or (ii) the lesser of the AIMCO Collar Price or the AIMCO Termination Reference Price, if the Termination Date is on or after January 1, 1999.

     "Common Partnership Unit" means a fractional, undivided share of common ownership interest in IPLP, with economic rights and preferences substantially the same as an IPT Common Share.

     "Control" has the meaning specified in Rule 12b-2 of the Exchange Act.

     "Controlled AIMCO Entity" means AIMCO and each Person which, as of or after October 1, 1998, is or becomes, directly or indirectly, Controlled by AIMCO.

     "Controlled IPT Entity" means any Person which, as of or after October 1, 1998, is or becomes, directly or indirectly, Controlled by IPT, other than IPLP and each wholly-owned Subsidiary of IPT or IPLP.


     "Covered IPT Assets" means any and all (i) securities, assets (whether real or personal, tangible or intangible) and other things of value acquired by any Controlled AIMCO Entity from any of IPT, IPLP or any wholly-owned Subsidiary of IPT or IPLP at any time on or prior to the Termination Date (including prior to the IFG Merger) and (ii) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, compounded annually, from the date of receipt thereof through the Termination Date; provided, that to the extent any item which would have otherwise constituted a Covered IPT Asset has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.


     "Covered Third-Party Assets" means any and all of the following acquired by any Controlled AIMCO Entity from any Person other than IPT, IPLP or a wholly-owned Subsidiary of IPT or IPLP at any time on or prior to the Termination Date (including prior to the IFG Merger): (i) equity securities or debt securities of, or other ownership interests in or indebtedness of, any Controlled IPT Entity; (ii) assets, whether real or personal, tangible or intangible, of any Controlled IPT Entity; (iii) any other thing of value acquired from a Controlled IPT Entity; and (iv) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, compounded annually, from the date of receipt thereof through the Termination Date; provided that to the extent any item which would have otherwise constituted a Covered Third-Party Asset has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.

     "IPT Termination Share Value" means an amount equal to the IPT Exchange Value, divided by the AIMCO Termination Share Value, multiplied by the AIMCO Termination Reference Price.

     "IPT Unwind Consideration" means any and all (i) consideration delivered to IPT, IPLP and wholly-owned Subsidiaries of IPT and IPLP in exchange for the Covered IPT Assets and (ii) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, compounded annually, from the date of receipt thereof through the Termination Date; provided that to the extent any item which would have otherwise constituted IPT Unwind Consideration has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.

     "Termination Date" means the date on which this Agreement is terminated pursuant to Section 8.1.

     "Third-Party Unwind Consideration" means, at the option of the recipient, the number of fully paid, validly issued and non-assessable IPT Common Shares or duly issued Common Partnership Units equal to the Third-Party Unwind Price divided by the IPT Termination Share Value.

     "Third-Party Unwind Price" means the aggregate fair value of the consideration originally paid or delivered by the applicable Controlled AIMCO Entity in exchange for the Covered Third-Party Assets, plus interest thereon at an annual rate of 10%, compounded annually, from the date of acquisition through the Termination Date, minus the aggregate fair value of all cash and non-cash distributions received in respect of the Covered Third-Party Assets, minus interest on the amount of cash distributions at an annual rate of 10%, compounded annually, from the date of receipt through the Termination Date; provided, however, that to the extent any such consideration has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such consideration.

     (b) Third-Party Unwind. As soon as practicable after the Termination Date, AIMCO shall transfer and assign, or cause to be transferred or assigned, to IPT or IPLP, as determined by IPT, all of the Covered Third-Party Assets, in exchange for which IPT or IPLP, as determined by IPT, shall issue to AIMCO (or its designee) the Third-Party Unwind Consideration; provided, however, that cash amounts due from each party may be netted out.

     (c) IPT Unwind. As soon as practicable after the Termination Date, AIMCO shall assign and transfer, or cause to be assigned or transferred, to IPT, IPLP or one of the wholly-owned Subsidiaries of IPT or IPLP, as applicable, all of the Covered IPT Assets, in exchange for which IPT, IPLP or one of the wholly-owned Subsidiaries of IPT or IPLP, as applicable, shall return to the applicable Controlled AIMCO Entity the applicable IPT Unwind Consideration; provided, however, that cash amounts due from each party may be netted out.

     (d) Limitation on Liability. Except as otherwise provided in this Section
     8.2 (including the other provisions of this Agreement set forth in Section 8.2(e)), there shall be no liability or obligation on the part of IPT, Merger Sub or AIMCO or their respective officers, trustees or directors hereunder after a termination; provided, however, the foregoing limitation on liability shall not apply with respect to any party whose breach of any representation, warranty, covenant or agreement is the basis for such termination.

     (e) Survival. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the termination hereof except
     (i) to the extent a breach of any such representation, warranty, covenant or agreement is the basis for such termination and (ii) Section 6.1 (with respect to the period prior to Termination of this Agreement), 6.7, 6.12,
     6.13 and 6.14(a)(v) shall survive such termination until the expiration of the applicable statutes of limitation and Sections 6.10(b), 6.10(c), 6.10(e) and 6.10(f) shall survive such termination for two years.

SECTION 8.3 Amendment. This Agreement may be amended, modified and supplemented in any and all respects, at any time before or after the IPT Shareholders' Approval has been obtained and prior to the Effective Time, only by a written instrument signed by AIMCO,

Merger Sub and a majority of the Continuing Trustees, on behalf of IPT; provided, however, that after the IPT Shareholders' Approval has been obtained, no such amendment, modification or supplement shall, without the further approval of the IPT Shareholders, (a) alter or change the amount or type of Merger Consideration or any proceedings relating to the treatment of Outstanding IPT Common Shares under Article II hereof or (b) alter or change any of the other terms and conditions of this Agreement if such alterations or changes, individually or in the aggregate, would adversely affect the rights of IPT Shareholders.

SECTION 8.4 Waiver. At any time prior to the Closing Date, AIMCO or IPT may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable law. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party; provided, however, that in order for any such extension or waiver by IPT to be valid and effective, such instrument must be signed by a majority of the Continuing Trustees.

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.1  Survival of Representations, Warranties, Covenants and
Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Effective Time, except for Section 5.6 (which shall remain in effect until one year after the Effective Time) and Sections 5.2(c), 5.8(e), 5.8(f), 6.1, 6.2(c), 6.7, 6.12 and 6.13 (which shall survive the Effective Time until the expiration of the applicable statutes of limitation).

SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) one business day after delivered to a reputable overnight courier service or (c) when sent via facsimile (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i) If to IPT, to:

            Insignia Properties Trust
            375 Park Avenue, Suite 3401
            New York, New York 10152
            Attn: Jeffrey P. Cohen
            Facsimile: (212) 980-8544
            Telephone: (212) 750-6070
            with a copy (which shall not constitute notice) to:

            Proskauer Rose LLP
            1585 Broadway
            New York, New York 10036
            Attn: Arnold S. Jacobs
            Facsimile: (212) 969-2900
            Telephone: (212) 969-3210

        (ii) If to AIMCO or Merger Sub, to:

             Apartment Investment and Management Company
             1873 South Bellaire Street, 17th Floor
             Denver, Colorado 80222
             Attn: Peter K. Kompaniez
             Facsimile: (303) 757-8735
             Telephone: (303) 757-8101

             with a copy (which shall not constitute notice) to:

             Skadden, Arps, Slate, Meagher & Flom, LLP
             300 South Grand Avenue, Suite 3400
             Los Angeles, California 90071
             Attn: Michael V. Gisser
             Facsimile: (213) 687-5600
             Telephone: (213) 687-5000

SECTION 9.3 Adjustment for Dilution. All references in this Agreement to per share amounts and prices shall be equitably adjusted to take into account any splits, combinations, equity dividends, reclassifications and similar transactions, such that no party or IPT Shareholder is any better or worse off than they would have been had such transaction not occurred.


SECTION 9.4 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.



SECTION 9.5 Assignment. This Agreement may not be assigned by any party and any attempted assignment shall be void and of no effect.


SECTION 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND SECTION 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES, EXCEPT TO THE EXTENT THAT SECTIONS 1.1, 1.2, 1.3, 1.4 AND 2.1(c) AND (d) ARE EXPRESSLY GOVERNED BY OR DERIVE THEIR AUTHORITY FROM THE MCAA.

SECTION 9.7 Interpretation. When reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

SECTION 9.8 Counterparts; Effect. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 9.9 Parties' Interest. This Agreement shall be binding upon each party hereto and shall inure solely to the benefit of each party hereto and the IPT Shareholders. Except as provided in Sections 6.12 and 6.13, nothing in this Agreement, express or implied, is intended to confer upon any third party, other than the IPT Shareholders, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions, in addition to any other remedy to which they are entitled at law or in equity, to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any Federal or state court located in the County of New York, State of New York. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the County of New York, State of New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the County of New York, State of New York.

SECTION 9.11 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


SECTION 9.12 Letter Agreement. The letter agreement, dated October 14, 1997, as amended by the letter dated March 2, 1998, between AIMCO and IFG, shall be deemed applicable (insofar as such agreement, as amended, applies to Controlled IPT Entities) for a period of two years following a breach by AIMCO of Section
6.12 of this Agreement.


SECTION 9.13 Knowledge. As used herein, the "knowledge" of IPT or any Subsidiary of IPT shall mean the actual knowledge of any of Andrew L. Farkas, James A. Aston, Frank M. Garrison, Ronald Uretta or Jeffrey P. Cohen, and the "knowledge" of AIMCO, Merger Sub or any other Subsidiary of AIMCO shall mean the actual knowledge of any of Terry Considine, Peter Kompaniez, Patrick Foye, Thomas M. Toomey or (with respect to property-related matters only) Harry G. Alcock.

SECTION 9.14 Breaches. Notwithstanding any other provision herein, if at the time of execution of the Original Agreement or this Agreement, AIMCO or Merger Sub had or has actual knowledge of a breach of any representation or warranty by IPT therein or herein, or IPT had or has actual knowledge of a breach of any representation or warranty by AIMCO or Merger Sub therein or herein, such party shall be deemed to have waived such breach to the extent of its actual knowledge of such breach at such time.

IN WITNESS WHEREOF, AIMCO, Merger Sub and IPT have caused this Agreement to be signed on their behalf as of the date first written above.

                                       APARTMENT INVESTMENT AND MANAGEMENT
                                       COMPANY

                                       By:        /s/ PATRICK J. FOYE
                                          --------------------------------------
                                                     Patrick J. Foye
                                                 Executive Vice President

                                       TPI ACQUISITION TRUST

                                       By:        /s/ PATRICK J. FOYE
                                          --------------------------------------
                                                     Patrick J. Foye
                                                 Executive Vice President

                                       INSIGNIA PROPERTIES TRUST

                                       By:       /s/ ANDREW L. FARKAS
                                          --------------------------------------
                                                     Andrew L. Farkas
                                                    Continuing Trustee

                                       By:        /s/ JAMES A. ASTON
                                          --------------------------------------
                                                      James A. Aston
                                                    Continuing Trustee

                                       By:      /s/ WARREN M. ECKSTEIN
                                          --------------------------------------
                                                    Warren M. Eckstein
                                                    Continuing Trustee

                                       By:       /s/ FRANK M. GARRISON
                                          --------------------------------------
                                                    Frank M. Garrison
                                                    Continuing Trustee

                                       By:       /s/ BRYAN L. HERRMANN
                                           -------------------------------------
                                                    Bryan L. Herrmann
                                                    Continuing Trustee

                                       By:       /s/ JEFFREY P. COHEN
                                          --------------------------------------
                                                     Jeffrey P. Cohen
                                                        Secretary

                                                                         ANNEX B

                                LEHMAN BROTHERS

                                                                 October 1, 1998

Board of Trustees
Insignia Properties Trust
One Insignia Financial Plaza
P.O. Box 1089
Greenville, SC 29602

Members of the Board:

We understand that Insignia Financial Group, Inc. ("Insignia") and Apartment Investment and Management Company ("AIMCO") have entered into an Agreement and Plan of Merger between AIMCO and Insignia (the "IFS Agreement"), pursuant to which Insignia will merge with and into AIMCO (the "IFS Merger") and each share of Class A common stock, par value $.01 per share, of Insignia ("Insignia Common Stock") shall be converted into the right to receive such number of shares of Cumulative Convertible Class E Preferred Stock of AIMCO (the "Class E Preferred Stock") as is determined by dividing $303,000,000 by the AIMCO Index Price (as defined in the IFS Agreement) (the "IFS Consideration"), subject to the right of AIMCO to substitute up to $15,000,000 in cash for such shares under certain circumstances as provided in the IFS Agreement, which shares of Class E Preferred Stock will entitle the holders of Insignia Common Stock to receive a special dividend in the aggregate amount of $50,000,000 (subject to adjustment, as determined in the IFS Agreement) and, after payment thereof, will be automatically converted into shares of common stock of AIMCO ("AIMCO Common Stock"). We further understand that AIMCO has proposed to enter into a merger with Insignia Properties Trust ("IPT" or the "Company"), the terms and conditions of which will be set forth in more detail in the Agreement and Plan of Merger between AIMCO and IPT (the "IPT Agreement"), pursuant to which IPT will merge with and into AIMCO (the "IPT Merger") and each common share of beneficial interest, par value $.01 per share, of IPT (the "IPT Shares") shall be converted into the right to receive (i) an amount in cash equal to $13.25, subject to adjustment in certain circumstances as provided in the IPT Agreement, multiplied by the percentage between zero and 100 (the "Cash Factor") that AIMCO shall have given by notice in writing by AIMCO to IPT prior to the beginning of the period over which the AIMCO Index Price (as defined in the IPT Agreement) is calculated and (ii) that number of shares of the Class A common stock of AIMCO (the "AIMCO Common Stock") as is determined by dividing $13.28 by the AIMCO Index Price multiplied by one hundred percent minus the Cash Factor, provided that if the closing date shall occur at any time after February 28, 1999, the Cash Factor shall be deemed to be zero (the "IPT Consideration" and, together with the IFS Consideration, the "Consideration").

We have been requested by the Board of Trustees of the Company to render our opinion with respect to the fairness to the holders of IPT Shares (other than AIMCO, Insignia and their respective Subsidiaries, as defined in the IPT Agreement), from a financial point of view, of the IPT Consideration to be received by such holders. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company's underlying business decision to proceed with or effect the IPT Merger or (ii) the fairness of the allocation of the Consideration between the IFS Consideration to be received by the holders of Insignia Common Stock and the IPT Consideration to be received by the holders of IPT Shares. Pursuant to our letter dated March 17, 1998, we have previously opined to the reasonableness of the allocation of the Consideration between the IFS Consideration to be received by the holders of Insignia Common Stock and the IPT Consideration to be received by the holders of IPT Shares.

In arriving at our opinion, we reviewed and analyzed: (1) a draft dated September 29, 1998 of the IPT Agreement and the proposed terms of the IPT Merger, (2) publicly available information concerning the Company and AIMCO that we believe to be relevant to our analysis, including, without limitation, the Joint Proxy Statement/Prospectus relating to the IFS Merger, (3) financial and operating information with respect to the business, operations and prospects of the Company and AIMCO furnished to us by the Company and AIMCO, respectively,
(4) a trading history of the AIMCO Common Stock from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of AIMCO with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the IPT Merger with the financial terms of certain other recent transactions that we deemed relevant, and (8) liquidation values of the Company's properties furnished to us by the Company. In addition, we have had discussions with the managements of the Company and AIMCO concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and AIMCO that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company and AIMCO, upon advice of the Company and AIMCO we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and AIMCO, as the case may be, as to the future financial performance of the Company and AIMCO, and that the Company and AIMCO will perform substantially in accordance with such forecasts. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or AIMCO and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or AIMCO. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the IPT Consideration to be received by the holders of IPT Shares (other than AIMCO, Insignia and their respective Subsidiaries, as defined in the IPT Agreement) is fair to such holders.

We have acted as financial advisor to the Company in connection with the IPT Merger and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Lehman Brothers is currently a lender under the Company's and Insignia's credit facilities, and has committed to provide an interim credit facility to AIMCO, the proceeds of which are intended to refinance certain liabilities being assumed by AIMCO in the IFS Merger. We also have performed various investment banking services for the Company, Insignia and AIMCO in the past and have received customary fees for such services. In addition, Lehman Brothers and certain officers thereof own an aggregate of 510,000 IPT Shares and will receive their respective pro rata portions of the IPT Consideration upon consummation of the IPT Merger. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company, Insignia and AIMCO for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Trustees of the Company and is rendered to such Board of Trustees in connection with its consideration of the IPT Merger. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the IPT Merger.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The AIMCO Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AIMCO or its stockholders to obtain other relief, such as an injunction or rescission.

     The AIMCO Charter and AIMCO Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS


          2.1**            -- Agreement and Plan of Merger, dated as of October 1,
                              1998, by and between AIMCO and IPT.
          2.2              -- Amended and Restated Agreement and Plan of Merger, dated as of December 7, 1998, by and among AIMCO, TPI
                              Acquisition Trust and IPT(1)
          3.1              -- Charter of AIMCO(2)
          3.2              -- Bylaws of AIMCO(3)
          4.1              -- Specimen certificate for shares of AIMCO Common Stock(4)
          5.1              -- Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP
                              regarding the validity of the offered shares of AIMCO
                              Common Stock
          8.1              -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                              regarding tax matters
         12.1              -- Computation of ratio of earnings to fixed charges
         12.2              -- Calculation of ratio of earnings to combined fixed
                              charges and preferred stock dividends
         16.1              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 4(5)
         16.2              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI III(6)
         16.3              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 5(7)
         16.4              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 6(8)
         16.5              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 7(9)
         16.6              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 8(10)
         16.7              -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XIV(11)
         16.8              -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XV(12)
         16.9              -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XVI(13)
         16.10             -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XVII(14)
         16.11             -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XVIII(15)
         16.12             -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XIX(16)
         16.13             -- Letter of Imowitz Koenig regarding change in certifying accountants for CPGF XXII(17)
         23.1              -- Consent of Ballard, Spahr, Andrews & Ingersoll, LLP
                              (included in Exhibit 5.1)

         23.2              -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                              (included in Exhibit 8.1)
         23.3**            -- Consent of Lehman Brothers
         23.4              -- Consent of Ernst & Young LLP, Dallas, Texas
         23.5              -- Consent of Ernst & Young LLP, Greenville, South Carolina
         23.6              -- Consent of Ernst & Young LLP, Greenville, South Carolina
         23.7              -- Consent of Ernst & Young LLP, Greenville, South Carolina
         23.8              -- Consent of Ernst & Young LLP, Chicago, Illinois
         23.9              -- Consent of Imowitz Koenig
         23.10             -- Consent of BDO Seidman, LLP
         23.11             -- Consent of Ernst & Young LLP, Denver, Colorado
         23.12             -- Consent of Beers & Cutler PLLC
         23.13             -- Consent of Ernst & Young LLP, Indianapolis, Indiana
         24.1**            -- Power of Attorney


-------------------------


 ** Previously filed


 (1) Included in Annex A to the Information Statement/Prospectus.

 (2) Incorporated by reference from AIMCO's Quarterly Report on Form 10-Q filed on November 16, 1998 (File No. 1-13232).

 (3) Incorporated by reference from AIMCO's Current Report on Form 8-K filed on July 2, 1998 (File No. 1-13232).

 (4) Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994 (File No. 1-13232).

 (5) Incorporated by reference from NPI 4's Current Report on Form 8-K filed December 8, 1997 (File No. 0-10412).

 (6) Incorporated by reference from the NPI III's Current Report on Form 8-K filed November 17, 1998 (File No. 0-9567).

 (7) Incorporated by reference from the NPI 5's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11095).

 (8) Incorporated by reference from the NPI 6's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11864).

 (9) Incorporated by reference from the NPI 7's Current Report on Form 8-K filed November 17, 1998 (File No. 0-13454).

(10) Incorporated by reference from the NPI 8's Current Report on Form 8-K filed November 17, 1998 (File No. 0-14554).

(11) Incorporated by reference from the CPF XIV's Current Report on Form 8-K filed November 17, 1998 (File No. 0-9242).

(12) Incorporated by reference from the CPF XV's Current Report on Form 8-K filed November 17, 1998 (File No. 0-9680).

(13) Incorporated by reference from the CPF XVI's Current Report on Form 8-K filed November 17, 1998 (File No. 0-10435).

(14) Incorporated by reference from the CPF XVII's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11137).

(15) Incorporated by reference from the CPF XVIII's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11934).

(16) Incorporated by reference from the CPF XIX's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11935).

(17) Incorporated by reference from the CPGF XXII's Current Report on Form 8-K filed November 17, 1998 (File No. 0-13418).

(b) FINANCIAL STATEMENT SCHEDULES

     Included in the financial statements included, or incorporated by reference, in the Information Statement/Prospectus.

(c) REPORT, OPINION OR APPRAISAL

     The opinion of Lehman Brothers is included as Annex B to the Information Statement/ Prospectus.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered. The registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Information Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, Apartment Investment and Management Company has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on the 28th day of December, 1998.


                                          APARTMENT INVESTMENT AND
                                          MANAGEMENT COMPANY

                                          By:      /s/ TERRY CONSIDINE
                                             -----------------------------------
                                                      Terry Considine,
                                                Chairman and Chief Executive
                                                           Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                       TITLE
                   ---------                                       -----
              /s/ TERRY CONSIDINE                 Chairman and Chief Executive Officer and
------------------------------------------------    Director and Principal Executive
                Terry Considine                     Officer

            /s/ PETER K. KOMPANIEZ*               Vice Chairman and President and Director
------------------------------------------------
               Peter K. Kompaniez

               /s/ TROY D. BUTTS*                 Senior Vice President and Chief
------------------------------------------------    Financial Officer and Principal
                 Troy D. Butts                      Accounting Officer

            /s/ RICHARD S. ELLWOOD*               Director
------------------------------------------------
               Richard S. Ellwood

             /s/ J. LANDIS MARTIN*                Director
------------------------------------------------
                J. Landis Martin

             /s/ THOMAS L. RHODES*                Director
------------------------------------------------
                Thomas L. Rhodes

               /s/ JOHN D. SMITH*                 Director
------------------------------------------------
                 John D. Smith

            *By: /s/ TERRY CONSIDINE
   ------------------------------------------
                Terry Considine
                Attorney-in-Fact

                               INDEX TO EXHIBITS



          2.1**            -- Agreement and Plan of Merger, dated as of October 1,
                              1998, by and between AIMCO and IPT.
          2.2              -- Amended and Restated Agreement and Plan of Merger, dated as of December 7, 1998, by and among AIMCO, TPI
                              Acquisition Trust and IPT(1)
          3.1              -- Charter of AIMCO(2)
          3.2              -- Bylaws of AIMCO(3)
          4.1              -- Specimen certificate for shares of AIMCO Common Stock(4)
          5.1              -- Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP
                              regarding the validity of the offered shares of AIMCO
                              Common Stock
          8.1              -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                              regarding tax matters
         12.1              -- Computation of ratio of earnings to fixed charges
         12.2              -- Calculation of ratio of earnings to combined fixed
                              charges and preferred stock dividends
         16.1              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 4(5)
         16.2              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI III(6)
         16.3              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 5(7)
         16.4              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 6(8)
         16.5              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 7(9)
         16.6              -- Letter of Imowitz Koenig regarding change in certifying accountants for NPI 8(10)
         16.7              -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XIV(11)
         16.8              -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XV(12)
         16.9              -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XVI(13)
         16.10             -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XVII(14)
         16.11             -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XVIII(15)
         16.12             -- Letter of Imowitz Koenig regarding change in certifying accountants for CPF XIX(16)
         16.13             -- Letter of Imowitz Koenig regarding change in certifying accountants for CPGF XXII(17)
         23.1              -- Consent of Ballard, Spahr, Andrews & Ingersoll, LLP
                              (included in Exhibit 5.1)
         23.2              -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                              (included in Exhibit 8.1)
         23.3**            -- Consent of Lehman Brothers

         23.4              -- Consent of Ernst & Young LLP, Dallas, Texas
         23.5              -- Consent of Ernst & Young LLP, Greenville, South Carolina
         23.6              -- Consent of Ernst & Young LLP, Greenville, South Carolina
         23.7              -- Consent of Ernst & Young LLP, Greenville, South Carolina
         23.8              -- Consent of Ernst & Young LLP, Chicago, Illinois
         23.9              -- Consent of Imowitz Koenig
         23.10             -- Consent of BDO Seidman, LLP
         23.11             -- Consent of Ernst & Young LLP, Denver, Colorado
         23.12             -- Consent of Beers & Cutler PLLC
         23.13             -- Consent of Ernst & Young LLP, Indianapolis, Indiana
         24.1**            -- Power of Attorney


-------------------------


 ** Previously filed


 (1) Included in Annex A to the Information Statement/Prospectus.

 (2) Incorporated by reference from AIMCO's Quarterly Report on Form 10-Q filed on November 16, 1998 (File No. 1-13232).

 (3) Incorporated by reference from AIMCO's Current Report on Form 8-K filed on July 2, 1998 (File No. 1-13232).

 (4) Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994 (File No. 1-13232).

 (5) Incorporated by reference from NPI 4's Current Report on Form 8-K filed December 8, 1997 (File No. 0-10412).

 (6) Incorporated by reference from the NPI III's Current Report on Form 8-K filed November 17, 1998 (File No. 0-9567).

 (7) Incorporated by reference from the NPI 5's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11095).

 (8) Incorporated by reference from the NPI 6's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11864).

 (9) Incorporated by reference from the NPI 7's Current Report on Form 8-K filed November 17, 1998 (File No. 0-13454).

(10) Incorporated by reference from the NPI 8's Current Report on Form 8-K filed November 17, 1998 (File No. 0-14554).

(11) Incorporated by reference from the CPF XIV's Current Report on Form 8-K filed November 17, 1998 (File No. 0-9242).

(12) Incorporated by reference from the CPF XV's Current Report on Form 8-K filed November 17, 1998 (File No. 0-9680).

(13) Incorporated by reference from the CPF XVI's Current Report on Form 8-K filed November 17, 1998 (File No. 0-10435).

(14) Incorporated by reference from the CPF XVII's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11137).

(15) Incorporated by reference from the CPF XVIII's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11934).

(16) Incorporated by reference from the CPF XIX's Current Report on Form 8-K filed November 17, 1998 (File No. 0-11935).

(17) Incorporated by reference from the CPGF XXII's Current Report on Form 8-K filed November 17, 1998 (File No. 0-13418).